     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 24, 1996

                                                       REGISTRATION NO. 333-3774

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.
                   CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS
                              CAPITAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                                                        43-1728405
           DELAWARE                         4841                        43-1740264
 (STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
      OF INCORPORATION OR        CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)
          ORGANIZATION)

                       12444 POWERSCOURT DRIVE, SUITE 400
                           ST. LOUIS, MISSOURI 63131
                                 (314) 965-0555
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                                 JERALD L. KENT

                       12444 POWERSCOURT DRIVE, SUITE 400
                           ST. LOUIS, MISSOURI 63131
                                 (314) 965-0555
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                              NEIL A. TORPEY, ESQ.
                       PAUL, HASTINGS, JANOFSKY & WALKER
                                399 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 318-6000
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------
                               PRINCIPAL AMOUNT                  PROPOSED MAXIMUM
TITLE OF EACH CLASS OF          AT MATURITY TO  PROPOSED MAXIMUM    AGGREGATE
  SECURITIES                          BE         OFFERING PRICE  PRINCIPAL AMOUNT    AMOUNT OF
TO BE REGISTERED                  REGISTERED        PER UNIT       AT MATURITY    REGISTRATION FEE
- --------------------------------------------------------------------------------------------------
Series B Senior Secured
  Discount Debentures due
  2007........................   $146,820,000       51.083%        $146,820,000      $50,628(1)
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------

(1) Previously paid.

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

         CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS CAPITAL CORPORATION

                             CROSS-REFERENCE SHEET

           PURSUANT TO ITEM 501(b) OF REGULATION S-K AND RULE 404(a)
                       SHOWING LOCATION IN PROSPECTUS OF
                      INFORMATION REQUIRED BY ITEMS IN S-4

         REGISTRATION STATEMENT ITEM AND HEADING                       PROSPECTUS CAPTION
     ------------------------------------------------  --------------------------------------------------
  1. Forepart of Registration Statement and Outside
       Front Cover Page of Prospectus................  Forepart of the Registration Statement; Outside
                                                       Front Cover Page
  2. Inside Front and Outside Back Cover Pages of
       Prospectus....................................  Inside Front and Outside Back Cover Pages of
                                                         Prospectus
  3. Risk Factors, Ratio of Earnings to Fixed Charges
       and Other Information.........................  Prospectus Summary; Risk Factors; Summary
                                                       Historical and Pro Forma Combined Financial Data;
                                                         Selected Historical and Pro Forma Combined
                                                         Financial Data
  4. Terms of the Transaction........................  Prospectus Summary; The Exchange Offer; Certain
                                                         Federal Income Tax Consequences; Description of
                                                         Debentures; Risk Factors
  5. Pro Forma Financial Information.................  Summary Historical and Pro Forma Combined
                                                       Financial Data; Selected Historical and Pro Forma
                                                         Combined Financial Statements
  6. Material Contracts with Company Being
       Acquired......................................  Not Applicable
  7. Additional Information Required for Reoffering
       by Persons and Parties Deemed to be
       Underwriters..................................  Not Applicable
  8. Interests of Named Experts and Counsel..........  Not Applicable
  9. Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities...................................  Not Applicable
 10. Information With Respect to S-3 Registrants.....  Not Applicable
 11. Incorporation of Certain Information by
       Reference.....................................  Not Applicable
 12. Information with Respect to S-2 or S-3
       Registrants...................................  Not Applicable
 13. Incorporation of Certain Information by
       Reference.....................................  Not Applicable
 14. Information with Respect to Registrants Other
       than S-2 or S-3 Registrants...................  Prospectus Summary; Summary Historical and Pro
                                                         Forma Combined Financial Data; Risks Factors;
                                                         The Company; Selected Historical and Pro Forma
                                                         Combined Financial Data; Management's Discussion
                                                         and Analysis of Financial Condition and Results
                                                         of Operations; Business
 15. Information with Respect to S-3 Companies.......  Not Applicable
 16. Information with Respect to S-2 or S-3
       Companies.....................................  Not Applicable
 17. Information with Respect to Companies Other than
       S-2 or S-3 Companies..........................  Not Applicable
 18. Information if Proxies, Consents or
       Authorizations are to be Solicited............  Not Applicable
 19. Information if Proxies, Consents or
       Authorizations are not to be Solicited or in
       an Exchange Offer.............................  Management; Principal Security Holders; Certain
                                                         Relationships and Related Transactions; The
                                                         Exchange Offer

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.


                      SUBJECT TO COMPLETION, JULY 24, 1996

PRELIMINARY PROSPECTUS

                                                                            LOGO

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

                        CHARTER COMMUNICATIONS SOUTHEAST
                          HOLDINGS CAPITAL CORPORATION
                             OFFER TO EXCHANGE ITS
              SERIES B SENIOR SECURED DISCOUNT DEBENTURES DUE 2007
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT
                       FOR ANY AND ALL OF ITS OUTSTANDING
                  SENIOR SECURED DISCOUNT DEBENTURES DUE 2007


     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST , 1996, UNLESS EXTENDED (THE "EXPIRATION DATE").

                            ------------------------

    Charter Communications Southeast Holdings, L.P., a Delaware limited partnership ("Charter Holdings"), and Charter Communications Southeast Holdings Capital Corporation, a Delaware corporation and a wholly-owned subsidiary of Charter Holdings ("Holdings Capital" and, together with Charter Holdings, the "Issuers"), hereby offer, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal, as the same may be amended or supplemented from time to time (which together constitute the "Exchange Offer"), to issue an aggregate of up to $146,820,000 principal amount at maturity of their Series B Senior Secured Discount Debentures due 2007 (the "New Debentures") in exchange for an identical principal amount at maturity of outstanding Senior Secured Discount Debentures due 2007 (the "Old Debentures" and, together with the New Debentures, the "Debentures"). The terms of the New Debentures are identical in all material respects to the terms of the Old Debentures except that the registration and other rights relating to the exchange of Old Debentures for New Debentures and the restrictions on transfer set forth on the face of the Old Debentures will not apply to or appear on the New Debentures. See "The Exchange Offer." The New Debentures are being offered hereunder in order to satisfy certain obligations of the Issuers under a Registration Rights Agreement dated as of March 28, 1996 . Based on an interpretation by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties unrelated to the Issuers, New Debentures issued pursuant to the Exchange Offer in exchange for Old Debentures may be offered for resale, resold, and otherwise transferred by a holder thereof (other than a holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")), without compliance with the registration and (except as provided in the second following paragraph) the prospectus delivery provisions of the Securities Act, provided that such New Debentures are acquired in the ordinary course of such holder's business and such holder has no arrangement with any person to participate in and is not engaged in and is not planning to be engaged in the distribution of such New Debentures. The Debentures are the joint and several obligations of the Issuers, which are the sole obligors with respect to the Debentures.

    The Debentures are senior obligations of the Issuers secured by Charter Holdings' direct and indirect partnership interests in Charter Southeast and rank pari passu in right and priority of payment to all existing and future indebtedness of the Issuers, other than indebtedness that by its terms is expressly subordinated in right and priority of payment to the Debentures. Charter Holdings is a holding company that conducts substantially all of its business through its subsidiaries, and the Debentures are therefore effectively subordinated to the claims of creditors of such subsidiaries. As of March 31, 1996, on a pro forma basis, after giving effect to the applicable Pro Forma Adjustments (as defined herein), the aggregate consolidated indebtedness of Charter Holdings and its subsidiaries (including trade payables) would have been approximately $630.5 million, all of which, except for the Debentures, would have been obligations of Charter Holdings' subsidiaries. The Issuers do not have, and, upon consummation of the Exchange Offer, will not have any indebtedness expressly subordinated by its terms in right and priority of payment to the Debentures.

    Each broker-dealer that receives New Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Debentures received in exchange for Old Debentures where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period of 180 days after the effective date hereof, it will make the Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer."

    The Issuers will not receive any proceeds from the Exchange Offer and will pay all the expenses incident to the Exchange Offer. Tenders of Old Debentures pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date. If the Issuers terminate the Exchange Offer and do not accept for exchange any Old Debentures, they will promptly return the Old Debentures to the holders thereof. See "The Exchange Offer."

    Prior to this Exchange Offer, there has been no public market for the Old Debentures or the New Debentures. To the extent that Old Debentures are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Debentures could be adversely affected. If a market for the New Debentures should develop, the New Debentures could trade at a discount from their principal amount. The Issuers do not currently intend to list the New Debentures on any securities exchange or on any automated quotation system; however, the Notes have been designated for trading in the PORTAL market. There can be no assurance that an active public market for the New Debentures will develop.

    The Exchange Agent for the Exchange Offer is Boatmen's Trust Company.

     SEE "RISK FACTORS" ON PAGE 16 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.


                 The date of this Prospectus is July   , 1996.

                                      LOGO

                       STATEMENT OF AVAILABLE INFORMATION

     The Issuers have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 with respect to the New Debentures being offered hereby (including all exhibits and amendments thereto, the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Issuers and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed therewith. Statements made in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and where applicable reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement is qualified by such reference.

     As a result of the filing of the Registration Statement, the Company will become subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file reports and other information with the Commission. Such reports, the Registration Statement and other information may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048, and at 500 West Madison Street, Suite 1400 Northwestern Atrium Center, Chicago, Illinois 60611. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     In the event the Issuers are not subject to the reporting requirements of the Exchange Act at any time following the consummation of the Exchange Offer, the Company will be required under the Indenture, dated as of March 15, 1996 (the "Indenture"), among the Issuers and Boatmen's Trust Company, as trustee (the "Trustee"), pursuant to which the Old Debentures were, and the New Debentures will be, issued, to continue to file with the Commission to the extent permitted, and furnish to holders of the Debentures and the Trustee, the annual reports, quarterly reports and other documents that the Issuers would have been required to file with the Commission pursuant to Sections 13(a) and 15(d) of the Exchange Act if the Issuers were subject to such Sections. In addition, so long as the Issuers are subject to the reporting requirements of
Section 13 or 15 of the Exchange Act and any of the Old Debentures are outstanding, the Issuers have agreed to make available to any prospective purchaser of the Old Debentures or beneficial owner of the Old Debentures in connection with a sale thereof the information required by Rule 144A(d)(4) under the Securities Act upon request. Any such request should be directed to the Secretary of the Company at 12444 Powerscourt Drive, Suite 400, St. Louis, Missouri 63131 (telephone number: (314) 965-0555).

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, the term (i) "Issuers" refers, collectively, to Charter Communications Southeast Holdings, L.P. ("Charter Holdings") and Charter Communications Southeast Holdings Capital Corporation, a wholly-owned subsidiary of Charter Holdings ("Holdings Capital") and (ii) "Company" refers to Charter Holdings and its direct and indirect subsidiaries, including Charter Communications Southeast, L.P. ("Charter Southeast"), Charter Communications, L.P. ("CC-I") and Charter Communications II, L.P. and its direct and indirect subsidiaries (collectively, "CC-II"). See "Business -- Company's Background and Ownership Structure." Since the cable television systems comprising the Company's operations were acquired, from time to time, during the period 1994 through 1996, the financial information contained herein with respect to periods prior to such acquisitions does not reflect any changes in the operation or management of such systems that the Company has made since the date of acquisition or that it intends to make in the future; thus, this financial information is not necessarily indicative of the results of operation that would have been achieved had the systems been operated by the Company during all of the periods with respect to which financial information is presented herein or which may be achieved in the future. A glossary of certain terms appearing herein has been included in this Prospectus. See "Glossary."

                                  THE COMPANY

     The Company owns, operates and develops cable television systems in the southeastern region of the United States, primarily in suburban communities which have experienced higher than average rates of population growth. These communities have generally experienced a rate of population growth, in the aggregate, which exceeded the national average by approximately 55% during the period from 1980 to 1994. See "Business -- Description of Southeast
Systems -- Demographic Profile". As of March 31, 1996, the Company owned and operated cable television systems in Alabama, Georgia, Kentucky, Louisiana, North Carolina, South Carolina and Tennessee passing approximately 460,000 homes and serving approximately 310,000 basic subscribers. Through strategic acquisitions and internal growth, the Company seeks to own and operate cable television systems serving, in the aggregate, at least 400,000 to 500,000 basic subscribers in the southeastern region of the United States within the next five years.

     The Company's operations are managed under the direction of Charter Communications, Inc. ("Charter"), a privately-held owner and manager of cable television systems. Charter, which has an indirect equity investment in the Company (see "Principal Security Holders"), currently manages cable television systems which serve approximately 900,000 basic subscribers (including the Company's subscribers). Assuming completion of all publicly announced cable television industry transactions, management believes that Charter would be the 13th largest multiple system operator ("MSO") in the United States based on number of basic subscribers.


     The eight individuals principally responsible for the Company's operations (including Barry L. Babcock, Jerald L. Kent and Howard L. Wood, the co-founders of Charter) have more than 80 years of collective experience in the cable television industry. Messrs. Babcock, Kent and Wood formerly served as members of the senior management team of Cencom Cable Associates, Inc. ("Cencom"), which during the nine year period prior to its sale in 1991, purchased and developed a group of cable television systems serving approximately 550,000 basic subscribers and realized average annual growth in basic subscribers and EBITDA of approximately 34% and 39%, respectively. See "Business -- Business
Strategy -- Maximize Benefits Provided by Relationship with Charter." In addition, Charterhouse Group International, Inc., a privately-owned investment firm (together with its affiliates, "Charterhouse"), has invested, through its affiliates, over $77.5 million (of the total equity of approximately $126.9 million invested) in the Company. As a result of such investment, Charterhouse owns directly or indirectly approximately 60% of the outstanding preferred and common equity interests in the Company. Charterhouse's association with senior management of Charter began in 1983, with Charterhouse's initial investment in Cencom. See "Risk Factors -- Control of the Issuers and the Company by Charterhouse; Possible Control of Issuers by Preferred Limited Partners of CharterComm Holdings."

     The Company owns and operates systems which lie principally within five clusters in the southeastern region of the United States: the Greenville-Spartanburg/Asheville areas of South Carolina and North Carolina (the "Greenville-Spartanburg/Asheville Cluster"); the suburban corridor south of Atlanta (the "Atlanta Cluster"); northern Alabama near Huntsville and Birmingham (the "Northern Alabama Cluster"); the suburban areas north of New Orleans (the "New Orleans Cluster"); and the suburban areas northwest of Nashville (the "Nashville Cluster" and, collectively with the Greenville-Spartanburg/Asheville Cluster, the Atlanta Cluster, the Northern Alabama Cluster and the New Orleans Cluster, the "Southeast Clusters"). The Company has sought to "cluster" its cable systems in concentrated geographic areas because management believes that such clustering offers significant opportunities to increase operating efficiencies and to improve operating margins and cash flow by spreading the Company's fixed costs over an expanding subscriber base. By establishing such clusters, the Company is typically able to create regional customer service centers and establish centralized administration and technological support for local management, which enables the Company to eliminate duplicative management personnel and operations. See "Business -- Business Strategy -- Realize Operating Efficiencies", "The Company" and "Business."

     As part of its commitment to customer service, the Company emphasizes high technical standards in all of its cable television systems. As of March 31, 1996, the Company's cable systems had an average channel capacity of approximately 52 channels, and approximately 88% of the Company's subscribers were served by systems that offered addressable technology. Addressable technology enables the Company, from its office or at the headend (which processes and combines signals for distribution within the cable network), to change the premium channels being delivered to subscribers or to activate pay-per-view services. The Company's systems are selectively upgraded to increase channel capacity and to improve picture quality and reliability for the delivery of additional programming and new services. The Company is currently installing fiber optic technology (which is capable of carrying significantly more video, data and voice channels than co-axial technology) in certain of its systems. The Company believes that the use of fiber optic technology improves system reliability and lowers operational costs, provides a platform for the further development and diversification of revenues from existing video services (such as pay-per-view and home shopping) and advertising sales, and also provides the potential to develop new and additional services, such as competitive access, interactive services and data services, such as Internet access. The Company expects to continue selectively upgrading its systems with fiber optic cable so that, by the year 2000, average channel capacity in the Company's systems will increase to 78 channels and approximately 95% of the Company's customers will be served by systems that offer addressable technology.

                               BUSINESS STRATEGY

     Management believes the southeastern region of the United States offers significant growth opportunities, with its principal objective being to increase the Company's operating cash flow by capitalizing upon such opportunities. To achieve its objective, the Company has pursued the following business strategies:

     Target Clusters in Southeast Suburban Markets. The Company has developed clusters of cable television systems located in the southeastern region of the United States primarily in suburban markets that have experienced, in the aggregate, higher than average population growth rates. Management believes that the population growth, new housing construction and continuing outward expansion of the metropolitan areas located near the Southeast Clusters will enable the Company to achieve favorable growth in its subscriber base. See
"Business -- Description of the Southeast Systems."

     By concentrating on suburban markets, the Company believes that (i) it will be, for the foreseeable future, better positioned to avoid direct competition with certain of its larger competitors and potential competitors which management believes are generally concentrating their acquisition and expansion efforts on major urban markets, (ii) its subscribers will have available to them fewer competing entertainment alternatives than may exist in larger urban markets and (iii) its operating and plant costs per subscriber

(including real estate and labor costs) will continue to be generally lower than those that exist in major markets.

     Grow Through Strategic Acquisitions. The Company has grown rapidly through acquisitions and continues to seek acquisitions in high-growth areas in the southeastern region of the United States either by direct purchase or through strategic swaps of cable systems. In determining whether to acquire a particular system, the Company evaluates, among other things, the (i) location, size and strategic fit of the system with the Company's existing operations, (ii) technical quality of the system and anticipated capital expenditures which may be necessary to comply with franchising requirements or to upgrade systems to satisfy the Company's operating standards, (iii) demographic trends of the market, (iv) existing and potential competition in the market, (v) price of the system relative to other characteristics of the system and (vi) number of years remaining until the system's franchises must be renewed, along with the seller's relationship with the relevant franchising authorities. By virtue of the Company's growth and its relationship with Charter, management believes that the Company has greater acquisition opportunities than would otherwise be available to the Company. Except as described below under "Pending Acquisitions", the Company is not currently a party to any letter of intent or definitive agreement with respect to any acquisitions. The Company regularly reviews and analyzes potential acquisitions, which may include the acquisition of other cable systems managed by Charter or as to which Charter has secured purchase rights. The Company anticipates that future acquisitions would be financed with additional debt, or, depending on the size and circumstances of the acquisition, possibly with additional equity.

     Realize Operating Efficiencies. After consummating an acquisition, the Company centralizes operational and organizational functions to reduce the operating costs of the systems it acquires; such centralization also permits the Company to spread its fixed costs over an expanded subscriber base and thereby improve operating cash flow and margins. In making any operational or organizational changes, the Company attempts to ensure that customer service and strong community relations will be maintained and enhanced. As part of the Company's ongoing consolidation efforts, the Company plans to eliminate five duplicative office locations and to eliminate 11 of its 36 headends through headend consolidation during the next two years. Management believes that headend consolidation will reduce maintenance costs, improve system reliability, enable the Company to expand the number of channels it can offer its subscribers and increase average revenue per subscriber.

     Focus on the Customer. The Company continually seeks to improve its understanding of, and relationships with, its customers. Management believes this focus will, over time, increase both subscriber penetration and revenue per subscriber. The Company seeks to provide a high level of customer service by employing a well-trained staff of customer service representatives and experienced field technicians. Upon acquisition of a new system, the Company implements a 24-hour customer service hotline, provides completed repair service in 24 hours (with in excess of 90% of "no picture" problems solved on the same day as reported) and also offers an installation and service guarantee. Management believes that the level of customer service provided by the Company to subscribers gained through acquisitions is generally better than that provided by previous owners. The Company's programming packages offer different pricing options, including special value packages and add-on services. From a technological standpoint, the Company focuses on its customers through its emphasis on service reliability, improved picture quality and expanded channel capacity. The Company is also working with Charter to develop a database that will assist management with its evaluation of the potential demand by existing and prospective customers for home entertainment, educational services and data transmission.

     Maximize Benefits Provided by Relationship with Charter. The Company receives significant benefits from its relationship with Charter. The Company benefits from Charter's principals (including Messrs. Babcock, Kent and Wood, who are former members of the senior management team of Cencom) and their familiarity with those of the Company's systems which were previously owned by Cencom. As of March 31, 1996, approximately 39% of the Company's subscribers were served by systems formerly owned and operated by Cencom. The Company also benefits from Charter's access to more varied programming, as well as Charter's financial and operational expertise. The Company believes it will benefit from Charter's membership in the TeleSynergy programming cooperative, which Charter joined in October 1995 and which offers its members certain programming benefits. The Company's relationship with Charter has also increased the Company's acquisition opportunities and its ability to access debt financing and equity capital, as well as its ability to obtain marketing, accounting and regulatory support and discounts on cable system equipment. See "Risk Factors -- Potential Conflicts of Interest."

                               RECENT ACQUISITION


     On March 29, 1996, the Company, through CC-II, acquired five additional cable television systems (the "CCIP Systems") from Cencom Cable Income Partners, L.P., a Delaware limited partnership ("CCIP"), for an aggregate purchase price of approximately $115.0 million, including related acquisition fees and expenses (the "CCIP Acquisition"). As of March 31, 1996, the CCIP Systems served approximately 41,600 basic subscribers in Tennessee and Kentucky (which established the Nashville Cluster); approximately 4,100 basic subscribers in Fort Gordon, Georgia; approximately 6,100 basic subscribers in Camp LeJeune, North Carolina and approximately 2,100 basic subscribers in Tryon, North Carolina. The purchase price for the CCIP Acquisition was determined within the context of two independent appraisals of all of CCIP's cable assets (which included systems other than the CCIP Systems) conducted in accordance with the terms of the agreement of limited partnership of CCIP. A purported class action lawsuit on behalf of the CCIP limited partners was filed in 1995 (the "Action"). The plaintiff's claims for an unspecified amount of money damages remain pending. Based upon (among other things) the advice of counsel, each of the defendants in the Action, including Charter and CC-II, believes the Action to be without merit and is contesting it vigorously. There can be no assurance, however, that the plaintiffs will not be awarded damages in connection with the Action, some or all of which may be payable by CC-II. See
"Business -- Description of the Southeast Systems -- CCIP Systems Acquisition" and "Business -- Legal Proceedings."


                              PENDING ACQUISITIONS

     In February 1996, in connection with the liquidation of Cencom Cable Income Partners II, L.P. ("CCIP II"), Charter submitted a successful bid to acquire, for a purchase price of 36.7 million, CCIP II's cable television system located in Anderson County, South Carolina (the "Anderson System"). The Anderson System serves approximately 20,600 subscribers. Charter has assigned its purchase rights to the Anderson System to CC-II. CC-II's acquisition of the Anderson System from CCIP II is subject to the prior approval of the holders of a majority of the outstanding limited partnership interests of CCIP II. Subject to the receipt of such approval and to the satisfaction of certain other terms and conditions, the acquisition of the Anderson System is expected to be consummated in 1997.

     On May 29, 1996, an affiliate of Charter entered into an asset purchase agreement with Masada Cable Partners, L.P. to acquire multiple systems, including a system serving both Alabama and Tennessee with approximately 13,300 subscribers (the "Masada III System"). On June 18, 1996, the purchase rights to the Masada III System, for which the purchase price is $22.0 million, were assigned to CC-I. Subject to the satisfaction of certain terms and conditions, the acquisition of the Masada III System is expected to be consummated in late 1996.

     On May 30, 1996, CC-I entered into separate asset purchase agreements with Cencom Partners, L.P. ("CPLP") to acquire the assets of certain cable television systems located in Lincolnton and Sanford, North Carolina, for a purchase price of $27.5 million and $20.8 million, respectively (the 'Lincolnton Systems"). The Lincolnton and Sanford systems serve approximately 14,600 and 12,700 subscribers, respectively. CPLP, the general partner of which is an affiliate of Charter, is currently in liquidation. Subject to the satisfaction of certain terms and conditions, the acquisition of the Lincolnton Systems is expected to be consummated in late 1996.

     In May 1996, Charter entered into a letter of intent to acquire certain cable television systems, serving approximately 34,800 subscribers, located in Hickory, North Carolina (the "Hickory Systems"). The letter of intent provides for a purchase price of $68.0 million. Under the terms of such letter of intent, Charter is permitted to assign its rights thereunder to an affiliate. Charter and CC-I are negotiating the terms of an assignment with respect to this transaction. Subject to the satisfaction of certain terms and conditions, the acquisition of the Hickory Systems is expected to be consummated in late 1996 (the pending acquisitions of the Anderson System, Masada III System, Lincolnton System and the Hickory Systems are, collectively, referred to as the "Pending Acquisitions").

                CERTAIN REGULATORY AND LEGISLATIVE DEVELOPMENTS

     The cable television industry is subject to extensive regulation by Federal, local and, in some instances, state government agencies. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") significantly expanded the scope of cable television regulation on an industry-wide basis by imposing rate regulation, requirements related to the carriage of local broadcast stations, customer service obligations and other requirements. Under the FCC's initial rate regulations pursuant to the 1992 Cable Act, regulated cable systems (i.e., those systems not subject to effective competition) were required to apply a benchmark formula to determine their maximum permitted rates. Those systems whose rates were above the benchmark on September 30, 1992, were required to reduce their rates to the benchmark or by 10%, whichever was less. Under revised rate regulations adopted in February 1994, regulated cable systems were required to set their rates so that regulated revenues per subscriber did not exceed September 30, 1992 levels, reduced by 17% (taking into account the previous 10% reduction).

     On June 5, 1995, the FCC released new rules to reduce the substantive and procedural burdens of rate regulation applicable to small cable systems (i.e., cable systems serving 15,000 or fewer subscribers that are owned by or affiliated with a cable company which served, in the aggregate, 400,000 or fewer subscribers at the time such rules went into effect). Cable companies falling outside of this definition may petition the FCC for small company treatment if they can demonstrate similar circumstances. The FCC's new small cable systems rules amended the FCC's previous definitions of small cable entities to encompass a broader range of cable systems that are eligible for special rate and administrative treatment. Specifically, the new rules create a new cost-of-service approach for the purpose of determining the rate applicable to a small cable system that involves a five-element calculation based on a system's costs. The Company believes that some of the systems owned by the Company and Charter may qualify as "small cable systems" under these rules. The Company has applied, or is in the process of applying, to the FCC for small cable system rate relief with regard to approximately 80% of the Company's franchises. Such systems' status as small cable systems may be challenged by other parties and could be denied by the FCC. As of the date of this Prospectus, the FCC has not ruled on whether any of such systems qualify as small cable systems, although management believes that the failure to obtain such qualification would not be reasonably likely to have a material adverse effect on the Company. Furthermore, as described below, new Federal telecommunications legislation was recently enacted which exempts from certain rate regulation a certain defined class of "small cable operators." See "Risk Factors -- Regulation in the Cable Television Industry" and "Business -- Regulation in the Cable Television Industry."

     On February 1, 1996, Congress passed the Telecommunications Act of 1996 (the "Telecommunications Act"), which substantially amends the Communications Act of 1934 (the "Communications Act") (including the re-regulation of subscriber rates under the 1992 Cable Act). The Telecommunications Act alters Federal, state and local laws and regulations pertaining to cable television, telecommunications and other services.

     Certain provisions of the Telecommunications Act could materially affect the growth and operation of the cable television industry and the cable services provided by the Company. Although the new legislation is expected to substantially lessen regulatory burdens, the cable television industry may be subject to additional competition as a result thereof. There are numerous rulemakings to be undertaken by the FCC which will interpret and implement the Telecommunications Act's provisions. In addition, certain provisions of the Act (such as the deregulation of cable programming rates) generally are not immediately effective. In addition, certain of the Telecommunications Act's provisions have been, and are likely to continue to be, judicially challenged. The Company is unable at this time to predict the outcome of such rulemakings or litigation or the substantive effect (financial or otherwise) of the new legislation and the rulemakings on the Company. See

"Risk Factors -- Regulation in the Cable Television Industry" and
"Business -- Regulation in the Cable Television Industry."

                                REFINANCING PLAN

     In connection with the Offering of the Old Debentures, Charter Communications Southeast, L.P. ("Charter Southeast"), a Delaware limited partnership which is a wholly-owned subsidiary of Charter Holdings, and Charter Southeast's wholly-owned subsidiary Charter Communications Southeast Capital Corporation, a Delaware corporation ("Southeast Capital"), issued $125.0 million aggregate principal amount of Senior Notes due 2006 (the "Notes"). The net proceeds from the issuance of the Notes (the "Notes Offering" and, together with the Offering, the "Offerings") were $120.5 million.

     In connection with the Offerings, the Company amended and restated the credit facility of CC-I and amended and restated the credit facility of CC-II (the "Old CC-I Credit Facility" and the "Old CC-II Credit Facility", respectively, and, collectively, the "Old Credit Facilities"). The Offerings and the concurrent amendment of the Old Credit Facilities were the final steps of a refinancing plan intended to increase the borrowing availability under, and improve the terms and interest rates of, the Old Credit Facilities and to extend the maturity of the Company's outstanding indebtedness, thereby enhancing the Company's liquidity and operational flexibility. Each of CC-I and CC-II, Charter Communications III, L.P., a Delaware limited partnership ("CC-III"), and Peachtree Cable TV, Inc., a Nevada corporation which is a wholly-owned subsidiary of CC-III ("Peachtree" and, together with CC-II and CC-III, the "CC-II Borrowers") amended and restated the Old CC-I Credit Facility and the Old CC-II Credit Facility, respectively (as so amended, the "New CC-I Credit Facility" and the "New CC-II Credit Facility", and, collectively, the "New Credit Facilities") pursuant to agreements with the financial institutions party to the Old CC-I Credit Facility (the "CC-I Bank Group") and the Old CC-II Credit Facility (the "CC-II Bank Group"), respectively. See "Description of Other Indebtedness -- The New Credit Facilities."

                               THE EXCHANGE OFFER

Registration Rights
Agreement.....................   The Old Debentures were sold by the Issuers on
                                 March 28, 1996. In connection therewith, the
                                 Issuers executed and delivered for the benefit of the holders of the Old Debentures a Registration Rights Agreement dated as of March
                                 28, 1996 (the "Registration Rights Agreement") which provided, among other things, for the Exchange Offer.

The Exchange Offer............   New Debentures are being offered in exchange
                                 for a like principal amount of Old Debentures.
                                 As of the date hereof, $146,820,000 principal amount at maturity of Old Debentures are outstanding. The Issuers will issue the New
                                 Debentures to holders promptly following the Expiration Date. See "Risk
                                 Factors -- Consequences of Failure to
                                 Exchange."

                                 Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties unrelated to the Issuers, the Issuers believe that New Debentures issued pursuant to the Exchange Offer in exchange for Old Debentures may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Debentures are acquired in the ordinary course of such holder's business and that such holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, the distribution of such New Debentures. Each broker or dealer that receives New Debentures for its own account in exchange for Old Debentures, where such Old Debentures were acquired by such broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. See "Plan of Distribution."

                                 The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Debentures being tendered for exchange.

Tax Consequences..............   Neither the substitution of Old Debentures for
                                 New Debentures, nor the filing of a
                                 registration statement with respect to the New
                                 Debentures, should result in a taxable event for the holders of Debentures for Federal income tax purposes. A holder's basis and holding period should not change upon the substitution. Holders, however, are strongly urged to consult their own tax advisors.


Expiration Date...............   5:00 p.m., New York City Time, on August   ,
                                 1996, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange
                                 Offer is extended.


Conditions to the Exchange
Offer.........................   The Exchange Offer is subject to certain
                                 conditions, which may be waived by the Company.
                                 See "The Exchange Offer -- Conditions."

Procedures for Tendering Old
  Debentures..................   Each holder of Old Debentures wishing to accept
                                 the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of

                                 Transmittal, or such facsimile, together with the Old Debentures and any other required documentation to the exchange agent (the "Exchange Agent") at the address set forth herein. Old Debentures may be physically delivered, but physical delivery is not required if a confirmation of a book-entry of such Old Debentures to the Exchange Agent's account at The Depository Trust Company ("DTC" or the "Depositary") is delivered in a timely fashion. By executing the Letter of Transmittal, each holder will make certain representations to the Issuer. See "The Exchange Offer -- Procedures for Tendering" and "Plan of Distribution."

Special Procedures for
Beneficial Owners.............   Any beneficial owner whose Old Debentures are
                                 registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering the Old Debentures, either make appropriate arrangements to register ownership of the Old
                                 Debentures in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The
                                 Exchange Offer -- Procedures for Tendering."

Guaranteed Delivery
Procedures....................   Holders of Old Debentures who wish to tender
                                 their Old Debentures and whose Old Debentures are not entirely available or who cannot deliver their Old Debentures, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Old Debentures according to the guaranteed delivery procedures set forth in "The Exchange
                                 Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights.............   Tenders may be withdrawn at any time prior to
                                 5:00 p.m., New York City time, on the
                                 Expiration Date. See "The Exchange
                                 Offer -- Withdrawal of Tenders."

Acceptance of Old Debentures
and Delivery of New
  Debentures..................   The Issuers will accept for exchange any and
                                 all Old Debentures which are properly tendered in the Exchange Offer prior to 5:00 p.m., New
                                 York City time, on the Expiration Date. The New
                                 Debentures issued pursuant to the Exchange
                                 Offer will be delivered promptly following the Expiration Date. See "The Exchange
                                 Offer -- Terms of the Exchange Offer."

Exchange Agent................   Boatmen's Trust Company is serving as Exchange
                                 Agent in connection with the Exchange Offer.
                                 See "The Exchange Offer -- Exchange Agent."

                               THE NEW DEBENTURES

     The Exchange Offer applies to the $146,820,000 principal amount at maturity of the Old Debentures outstanding as of the date hereof. The form and the terms of the New Debentures will be identical in all material respects to the form and the terms of the Old Debentures except that the New Debentures will have been registered under the Securities Act and, therefore, will not contain legends restricting the transfer thereof. The New Debentures evidence the same debt as the Old Debentures exchanged for the New Debentures and will be entitled to the benefits of the same Indenture under which the Old Debentures were issued. See "Description of the Debentures." Certain capitalized terms listed below are defined under the caption "Description of the Debentures -- Certain Definitions."

Debentures Offered............   $146,820,000 principal amount at maturity of
                                 Series B Senior Secured Discount Debentures due
                                 2007.

Issuers.......................   The Debentures are joint and several
                                 obligations of Charter Holdings and Holdings
                                 Capital, who are the sole obligors with respect to the Debentures.

Maturity Date.................   March 15, 2007.

Yield and Interest............   14% per annum (computed on a semi-annual bond
                                 equivalent basis) calculated from March 28, 1996. Cash interest will not accrue on the Debentures prior to March 15, 2001. Thereafter, cash interest on the Debentures will be payable in arrears on March 15 and September 15 of each year at a rate of 14% per annum, commencing
                                 September 15, 2001. For U.S. Federal income tax purposes, purchasers of the Debentures will be required to include amounts in gross income in advance of the receipt of the cash payments to which the income is attributable. See "Certain
                                 Federal Income Tax Consequences."

Optional Redemption...........   The Debentures are redeemable at the Issuers'
                                 option, in whole or in part, at any time on or after March 15, 2001 at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption, provided that the Debentures may be earlier redeemed in whole but not in part, at any time from January 1, 2000 through and including March 14, 2001, at the Issuers' option, at a redemption price equal to the Applicable Premium (as defined herein). In addition, at any time prior to March 15, 1999, the Issuers may redeem up to 35.0% of the aggregate principal amount at maturity of Debentures with the net proceeds of one or more
                                 Public Equity Offerings (as defined herein), at a price equal to 114% of the Accreted Value thereof; provided that not less than 65% of the aggregate principal amount at maturity of Debentures are outstanding immediately after giving effect to any such redemption.

Change of Control.............   Upon the occurrence of a Change of Control (as
                                 defined herein), the Issuers are required to make an offer to purchase all of the Debentures at a purchase price equal to 101% of the Accreted Value thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of
                                 Debentures -- Change of Control" and "Risk
                                 Factors -- Purchase of Debentures Upon a Change of Control."

Ranking.......................   The Debentures are be senior, secured
                                 obligations of the Issuers and rank pari passu in right and priority of payment to all existing and future indebtedness of the Issuers, other than indebtedness that by its terms is expressly subordinated in right and priority of payment to the Debentures. Charter
                                 Holdings is a holding company that conducts substantially all of its business through its subsidiaries, and the Debentures are be effectively subordinated to the claims of such subsidiaries' creditors. As of March 31, 1996, after giving effect to the applicable Pro Forma
                                 Adjustments, the aggregate consolidated
                                 indebtedness (including trade payables) of

                                 Charter Holdings and its subsidiaries would have been approximately $630.5 million. All of such indebtedness, other than the Debentures would have been indebtedness incurred by Charter Holdings' subsidiaries. The Issuers do not have, and, upon consummation of this Offering and the application of the net proceeds therefrom, will not have, any indebtedness expressly subordinated by its terms in right and priority of payment to the Debentures.

Security......................   Charter Holdings pledged to the Trustee for the
                                 benefit of the holders of the Debentures all of its partnership interests in Charter Southeast which are directly or indirectly owned by it.
                                 Such pledge secures the payment and performance when due of all the obligations of the Issuers under the Indenture and the Debentures.

Original Issue Discount.......   The Debentures were offered at an original
                                 issue discount ("OID") for U.S. Federal income tax purposes. Thus, although cash interest will not be payable on the Debentures prior to September 15, 2001 (cash interest will accrue from March 15, 2001), the holders of the Debentures (including cash basis holders) are required to include such OID in income on a constant yield to maturity method basis, possibly in advance of the receipt of the cash payments to which such income is attributable.
                                 See "Certain Federal Income Tax Consequences."

Certain Covenants.............   The indenture governing the Debentures (the
                                 "Indenture") contains certain covenants, including, but not limited to, covenants with respect to the following matters: (i) limitations on the incurrence of additional
                                 Indebtedness and Disqualified Equity Interests;
                                 (ii) limitations on Restricted Payments; (iii) limitations on transactions with Affiliates;
                                 (iv) application of the proceeds of certain
                                 Asset Sales; (v) limitations on the incurrence of Liens to secure Indebtedness; (vi) limitations on the creation of restrictions on the ability of certain subsidiaries to make certain distributions and payments to Charter
                                 Holdings; (vii) limitations on the designation of Unrestricted Subsidiaries; (viii) limitations on the ability of Charter Holdings to sell or issue stock of its Subsidiaries and
                                 (ix) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of the Issuers to another person.
                                 These covenants are subject to important exceptions and qualifications. Each of the foregoing capitalized terms has the meaning assigned to it in the Indenture. See
                                 "Description of the Debentures -- Certain
                                 Covenants."

                                  RISK FACTORS

     The information set forth under "Risk Factors", as well as other information set forth in this Prospectus, should be carefully considered in evaluating the Debentures and the Company.

            SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

    The Summary Historical and Pro Forma Combined Financial Data set forth below presents (i) summary historical financial and operating data for the McDonald Systems (as defined) (the Company's predecessor) through April 30, 1994 (which was the date on which the McDonald Systems were acquired by the Company), (ii) summary historical financial and operating data for the Company since May 1, 1994 (the date on which the Company commenced operations), and (iii) pro forma financial and operating data assuming certain transactions described in Note (a) below. The financial data set forth below has been derived from the audited and unaudited historical financial statements of the Company and its predecessor, and the Selected Historical and Pro Forma Financial Data appearing elsewhere in this Prospectus, and should be read in conjunction with the historical financial statements and the notes thereto, and reports of independent auditors. The pro forma financial and operating data include data derived from certain cable systems owned by entities other than the Company prior to their acquisition by the Company. Accordingly, the financial information contained herein with respect to periods prior to such acquisition does not reflect any changes in the operations or management of such systems that the Company has made since the date of acquisition or that it intends to make in the future; thus, this financial information is not necessarily indicative of the results of operations that would have been achieved had the systems been operated by the Company during all the periods with respect to which financial information is presented herein or that may be achieved in the future. The unaudited financial data for the three month periods ended March 31, 1995 and 1996, respectively, include all adjustments, consisting of normal recurring adjustments, which management considers necessary for the fair presentation of the financial position and the results of operations of the Company for such periods. The results for the three month periods are not necessarily indicative of the results to be expected for the full year. Holdings Capital, a wholly-owned subsidiary of Charter Holdings, was formed solely for the purpose of serving as a co-issuer of the Debentures and has no operations or assets from which it will be able to repay the Debentures.

                                                                          UNAUDITED
                              -------------------------------------------------------------------------------------------------
                                                   PREDECESSOR                                       THE COMPANY
                              -----------------------------------------------------   -----------------------------------------
                                                                      PERIOD FROM       PERIOD FROM     YEAR ENDED DECEMBER 31,
                                   YEAR ENDED DECEMBER 31,          JANUARY 1, 1994     MAY 1, 1994     -----------------------
                              ----------------------------------     TO APRIL 30,     TO DECEMBER 31,              PRO FORMA(A)
                                1991         1992         1993           1994              1994           1995         1995
                              --------     --------     --------    ---------------   ---------------   --------   ------------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)
STATEMENT OF OPERATIONS DATA:
Revenues..................... $ 22,650     $ 26,135     $ 28,488       $  10,587         $  21,561      $ 72,831     $146,902
Operating expenses:
 Operating, general and
   administrative............   11,648       12,053       13,981           6,184            11,152        37,248       74,434
 Management fees.............      655(b)       620(b)       760(b)          273(b)          1,078         3,642        7,345(c)
 Depreciation and
   amortization..............    8,382        7,336        6,851           2,476            14,320        40,148       67,457
                              --------     --------     --------        --------          --------      --------     --------
   Total operating
     expenses................   20,685       20,009       21,592           8,933            26,550        81,038      149,236
                              --------     --------     --------        --------          --------      --------     --------
Operating income (loss):.....    1,965        6,126        6,896           1,654            (4,989)       (8,207)      (2,334)
 Interest expense............   (5,570)      (2,827)      (3,049)         (1,220)           (4,655)      (18,721)     (56,820)
 Interest income.............       54          744          793             169                35           198          515
 Other income................        1         (220)        (286)           (329)               --          (856)         874
                              --------     --------     --------        --------          --------      --------     --------
   Net income (loss)......... $ (3,550)    $  3,823     $  4,354       $     274         $  (9,609)     $(27,586)    $(57,765)
                              ========     ========     ========        ========          ========      ========     ========
Ratio of earnings to fixed
 charges.....................       --(d)      2.35         2.43            1.22                --(d)         --(d)
BALANCE SHEET DATA (AT END OF
 PERIOD):
Total assets.................                                                                           $425,561
Total debt (including current
 maturities).................                                                                            274,125
Special limited partners and
 preferred limited
 partners....................                                                                             98,080
Partners' capital............                                                                             31,598
FINANCIAL RATIOS AND OTHER
 DATA:
EBITDA(e).................... $ 11,002     $ 14,082     $ 14,507       $   4,403         $  10,409      $ 35,583     $ 72,468
EBITDA margin................     48.6%        53.9%        50.9%           41.6%             48.3%         48.9%        49.3%
Capital expenditures(f)...... $  4,626     $  4,626     $ 13,577       $   5,376         $   4,996      $ 20,011     $ 31,545
Annualized EBITDA(g).........                                                                             42,268       75,224
Total debt to annualized
 EBITDA......................                                                                               6.49x
Annualized EBITDA to interest
 expense.....................                                                                               2.26x        1.32x
OPERATING STATISTICAL DATA
 (AT END OF PERIOD, EXCEPT
 AVERAGES):
Homes passed.................  129,040      133,547      145,079         149,477           147,792       377,857      603,256
Basic subscribers............   80,996       85,592       92,983         100,236            99,012       249,106      398,740
Basic penetration............     62.8%        64.1%        64.1%           67.1%             67.0%         65.9%        66.1%
Premium service units........   28,514       28,108       30,535          36,176            49,023       128,900      206,747
Premium penetration..........     35.2%        32.8%        32.8%           36.1%             49.5%         51.7%        51.9%
Average monthly revenue per
 basic subscriber(h)......... $  23.30     $  25.45     $  25.53       $   26.41         $   27.06      $  29.64     $  30.70


                                   THREE MONTHS ENDED MARCH 31,
                               ------------------------------------
                                                       PRO FORMA(A)
                                 1995         1996         1996
                               --------     --------   ------------
                              <

STATEMENT OF OPERATIONS DATA:
Revenues.....................  $ 14,323     $ 23,844     $ 39,128
Operating expenses:
 Operating, general and
   administrative............     7,137       11,889       19,667
 Management fees.............       716        1,192        1,957(c)
 Depreciation and
   amortization..............     7,886       10,924       16,305
                               --------     --------     --------
   Total operating
     expenses................    15,739       24,005       37,929
                               --------     --------     --------
Operating income (loss):.....    (1,416)        (161)       1,199
 Interest expense............    (3,713)      (6,779)     (14,232)
 Interest income.............        18           47          102
 Other income................         4            2          (19)
                               --------     --------     --------
   Net income (loss).........  $ (5,107)    $ (6,891)    $(12,950)
                               ========     ========     ========
Ratio of earnings to fixed
 charges.....................        --(d)        --(d)
BALANCE SHEET DATA (AT END OF
 PERIOD):
Total assets.................               $553,386     $735,090
Total debt (including current
 maturities).................                450,921      603,998
Special limited partners and
 preferred limited
 partners....................                     --           --
Partners' capital............                 79,545      104,545
FINANCIAL RATIOS AND OTHER
 DATA:
EBITDA(e)....................  $  7,186     $ 11,955     $ 19,461
EBITDA margin................      50.2%        50.1%        49.7%
Capital expenditures(f)......  $  2,003     $  5,242     $  7,390
Annualized EBITDA(g).........                 47,820       77,844
Total debt to annualized
 EBITDA......................      9.43x        7.76x
Annualized EBITDA to interest
 expense.....................                   1.76x        1.37x
OPERATING STATISTICAL DATA
 (AT END OF PERIOD, EXCEPT
 AVERAGES):
Homes passed.................   241,130      386,549      612,869
Basic subscribers............   163,699      256,440      408,430
Basic penetration............      67.9%        66.3%        66.6%
Premium service units........    77,433      125,621      203,631
Premium penetration..........      47.3%        49.0%        49.9%
Average monthly revenue per
 basic subscriber(h).........  $  29.17     $  30.99     $  31.93


                                                   (Footnotes on following page)

- ---------------

(a) The pro forma information assumes the (i) consummation of the acquisitions described under "Business -- Historical Acquisitions", the CCIP Acquisition and the Pending Acquisitions, (ii) sale of $125.0 million aggregate principal amount of Old Notes in the Notes Offering and the gross proceeds of $75.0 million from the sale of the Old Debentures by Charter Holdings and the application of the net proceeds therefrom in the manner described under "Use of Proceeds" and (iii) effectiveness of the New Credit Facilities (collectively, the "Pro Forma Adjustments"), as if the applicable Pro Forma Adjustments had occurred on January 1 of the respective period for the operating data and on March 31, 1996, for the balance sheet data.


(b) Represents combined management fees for the Southeast Systems (as defined herein) during periods prior to their acquisition by the Company, for those systems which paid management fees. These fees are not necessarily indicative of the management fees that would have been charged had the Southeast Systems been operated by the Company or that may be expected for any future periods.

(c) Management fees payable to Charter are based on 5.0% of the Company's annual revenues. The Indenture prohibits the payment of 40.0% of such management fee until repayment in full of the Debentures. See "Certain Relationships and Related Transactions" and "Description of the Debentures."


(d) The combined earnings of the Predecessor were inadequate to cover fixed charges by $3.6 million for the year ended December 31, 1991. The combined earnings of the Company's systems were inadequate to cover fixed charges by $9.6 million and $27.5 million for the periods ended December 31, 1994 and 1995, respectively, and $5.1 million and $6.9 million for the three months ended March 31, 1995 and 1996, respectively.


(e) EBITDA represents income (loss) before interest expense, income taxes, depreciation and amortization, management fees and other income (expense). EBITDA is calculated before payment of management fees so as to be consistent with certain financial terms contained in the New Credit Facilities and the Indenture. Management believes that EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. EBITDA is not presented in accordance with generally accepted accounting principles and should not be considered an alternative to, or more meaningful than, operating income or operating cash flows as an indicator of the Company's operating performance. EBITDA does not include the Company's debt obligations or other significant commitments.

(f) Capital expenditures exclude cash consideration paid in connection with the acquisition of cable systems.

(g) EBITDA of the respective three month period multiplied by four.

(h) Revenues divided by basic subscribers divided by the number of months in the period.

                                  RISK FACTORS

     In addition to the other information set forth in this Prospectus, the following risk factors should be carefully considered in connection with the Exchange Offer and an investment in the New Debentures.

HIGH DEGREE OF LEVERAGE

     The Company is, and will continue to be, highly leveraged as a result of the substantial indebtedness it has incurred, and intends to incur, to finance acquisitions and expand its operations. As of March 31, 1996, the Company's aggregate consolidated indebtedness was approximately $450.9 million. See "Unaudited Pro Forma Financial Statements." As of March 31, 1996, on a pro forma basis, after giving effect to the applicable Pro Forma Adjustments, the aggregate consolidated indebtedness of Charter Holdings and its subsidiaries (including trade payables) would have been approximately $630.5 million, and the aggregate consolidated Indebtedness (as such term is defined in the Indenture governing the Debentures) of Charter Holdings and its subsidiaries would have been approximately $604.0 million. All of the Company's indebtedness, other than the Debentures, represents indebtedness incurred by Charter Holdings' subsidiaries. The Issuers do not have any indebtedness expressly subordinated by its terms in right and priority of payment to the Debentures.

     The Company anticipates that, in light of the amount of its existing indebtedness, it will continue to be highly leveraged for the foreseeable future. The Company's highly leveraged capital structure could adversely affect the Issuers' ability to service the Debentures and could significantly limit the Company's ability to finance its operations and fund its capital expenditure requirements (which the Company currently anticipates will be within the range of approximately $20.0 to $50.0 million per year in the period from 1996 to
2000), to compete effectively, to expand its business, to comply with its obligations under its franchise agreements, or to operate under adverse economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

DEFICIENCY OF EARNINGS AVAILABLE TO COVER FIXED CHARGES; HOLDING COMPANY
STRUCTURE


     The combined historical earnings of the Company's systems were inadequate to cover its fixed charges by $9.6 million and $27.5 million for the periods ended December 31, 1994 and December 31, 1995, respectively, and $5.1 million and $6.9 million for the three months ended March 31, 1995 and 1996, respectively.


     Charter Holdings is a holding company which has no significant assets other than its direct and indirect investments in Charter Southeast, CC-I and CC-II and its right to receive certain payments under its management agreement with Charter Southeast. Holdings Capital, a wholly-owned subsidiary of Charter Holdings, was formed solely for the purpose of serving as a co-issuer of the Debentures and has no operations or assets from which it will be able to repay the Debentures. Accordingly, the Issuers must rely entirely upon distributions and the payment of management fees from (i) CC-I and the CC-II Borrowers to Charter Southeast, and (ii) Charter Southeast to Charter Holdings, to generate the funds necessary to meet their obligations, including the payment of principal and interest on the Debentures. The Issuers expect to make interest payments on the Debentures from funds distributed and management fees paid to them by Charter Southeast, subject to the terms of the Notes, and Charter Southeast expects to make interest payments on the Notes from funds distributed and management fees paid to Charter Southeast by CC-I and the CC-II Borrowers, to the extent permitted under the terms of the New Credit Facilities. Under the terms of the New CC-I Credit Facility, to the extent that a default has not occurred thereunder, CC-I will be permitted to make distributions to Charter Southeast of not more than $3.0 million in 1996, $5.5 million annually during the period from 1997 to 2000, $6.5 million in 2001, $8.5 million in 2002 and 2003 and $11.0 million in 2004, subject to increase after April 30, 1999 based upon excess cash flow. Under the terms of the New CC-II Credit Facility, to the extent that a default has not occurred, the CC-II Borrowers will be permitted to make distributions to Charter Southeast of not more than $5.0 million in 1996, $10.0 million annually during the period from 1997 to 2000, $20.5 million in 2001 and $27.5 million annually thereafter, subject to increase after April 30, 1999 based upon excess cash flow. Annual interest payments on the Notes are expected to be $14.1 million. Annual cash interest payments on the Debentures are estimated to be $20.6 million beginning in September, 2001. To the extent that the Issuers are dependent upon the receipt of distributions and payment of management fees from Charter Southeast to provide them with funds to make interest payments on the Debentures, and Charter Southeast is dependent upon distributions and payment of management fees from

CC-I and the CC-II Borrowers to provide Charter Southeast with funds to make interest payment on the Notes, the Issuers will not have sufficient funds available to make such interest payments in the event that either Charter Southeast, CC-I or the CC-II Borrowers, as the case may be, is prevented for any reason from making such distributions or paying such management fees. It is possible that CC-I may default under the terms of the New CC-I Credit Facility or its management agreement with Charter Southeast without a concurrent default by the CC-II Borrowers under the terms of the New CC-II Credit Facility or its management agreement with Charter Southeast; similarly, it is possible that the CC-II Borrowers may default under the terms of the New CC-II Credit Facility or its management agreement with Charter Southeast without a concurrent default by CC-I under the terms of the New CC-I Credit Facility or its management agreement with Charter Southeast. It is also possible that Charter Southeast may default under the terms of its management agreement with Charter Holdings without a concurrent default by CC-I and/or the CC-II Borrowers under the terms of the New Credit Facilities or their respective management agreements with Charter Southeast. Any such default by any of Charter Southeast, CC-I or the CC-II Borrowers would adversely affect the Issuers' ability to service the Debentures. See "Description of Other Indebtedness."

     In addition, the Company expects to service its other indebtedness and to fund general working capital needs and capital expenditure requirements with cash generated by Charter Southeast, CC-I and CC-II and borrowings from other sources. In the event that the Company were unable to meet its working capital needs and capital expenditure requirements with cash generated from operations or borrowings from other sources, the Company would have to consider various options, such as selling certain assets, refinancing outstanding indebtedness or obtaining additional equity capital. There can be no assurance that the Company will be able to raise new equity capital, refinance its outstanding indebtedness, or obtain new financing in the future, or that, if the Company is able to do so, the terms available will be favorable to the Company.

STRUCTURAL SUBORDINATION

     The Debentures are senior secured obligations of the Issuers and rank pari passu in right and priority of payment to all existing and future indebtedness of the Issuers, other than indebtedness that by its terms is expressly subordinated in right and priority of payment to the Debentures. The Debentures are effectively subordinated to claims of creditors of Charter Holdings' subsidiaries, including the lenders under the New Credit Facilities and the holders of the Notes. The lenders under the New Credit Facilities, who have a security interest in the partnership interests of CC-I and the CC-II Borrowers held by Charter Southeast, have available to them all of the remedies available to a secured creditor under applicable law. See "-- High Degree of Leverage" and "Description of Other Indebtedness." The rights of the Issuers and their creditors, including the holders of the Debentures, to realize upon the assets of any of the Company's subsidiaries upon any such subsidiary's liquidation or reorganization (and the consequent rights of the holders of the Debentures to participate in the realization of those assets) will be subject to the prior claims of such subsidiary's respective creditors, including the lenders under the New Credit Facilities. In such event, there may not be sufficient assets remaining to pay amounts due on any or all of the Debentures then outstanding. See "Description of the Debentures -- Ranking" and "Description of Other Indebtedness." The Indenture permits the Company's subsidiaries to incur additional indebtedness under certain circumstances. See "Description of the Debentures."

     Approximately $72.0 million of net proceeds from the Offering was used by the Issuers to make a capital contribution to Charter Southeast. Approximately $176.4 million (including approximately $120.5 million of net proceeds from the Notes Offering) was used by Charter Southeast to make capital contributions to CC- I and CC-II. Because these investments were in the form of "equity" contributions rather than "loans" to CC-I and CC-II, the Issuers do not have any claim as creditors against the assets of Charter Southeast (and Charter Southeast will not have any claim as a creditor against the assets of CC-I or CC-II), CC-I or CC-II arising from such investments, and the interest of the Issuers in the assets of Charter Southeast (and the interest of Charter Southeast in the assets of CC-I and CC-II), CC-I and CC-II are subject to the prior satisfaction of any claims that creditors of such subsidiary entities may have. In the event of a default upon the Debentures by the Issuers, the amount that holders of the Debentures can expect to recover will be limited to the aggregate equity interest of the Issuers in Charter Southeast (and to the aggregate interest of Charter Southeast in CC-I and CC-II), if any, at the time of recovery.

SECURITY FOR THE DEBENTURES; VALUE OF THE COLLATERAL

     The Debentures are secured by a pledge of all of Charter Holdings' direct and indirect partnership interests in Charter Southeast. Since neither Charter Southeast nor any of its subsidiaries, including CC-I and CC-II, has publicly traded securities, the value of such partnership interests is not readily ascertainable and depends upon the market value of the assets and business of Charter Southeast and its subsidiaries. There can be no assurance that the proceeds from the sale or sales of such collateral would be sufficient to satisfy the amounts due on the Debentures.

     As discussed below under "Limitation on Ability to Foreclose on Security," the rights of the Trustee to foreclose upon and dispose of the pledged collateral are likely to be significantly impaired by applicable bankruptcy law.

     If there was an Event of Default under the Indenture which resulted in a foreclosure upon the collateral, such foreclosure would likely constitute a change of control under the Indenture relating to the Notes (the "Note Indenture") (which change of control could result in an event of default if Charter Southeast did not have sufficient funds to repurchase all of the outstanding Notes pursuant to a Change of Control Offer (as defined in the Note Indenture)) and an event of default under the New Credit Facilities, which will be secured by a pledge of the partnership interests of CC-I and the CC-II Borrowers. Upon an event of default under the Note Indenture or the New Credit Facilities (which event of default would also result in an event of default under the Indenture), the holders of such debt would be permitted to accelerate such debt and, in the case of holders of indebtedness under the New Credit Facilities, to enforce their security interest in the partnership interests of CC-I and the CC-II Borrowers. There can be no assurance that such collateral would be sufficient to repay in full borrowings under the New Credit Facilities, if they become due, thereby diminishing or eliminating the value of the collateral securing the Debentures. Any enforcement (including foreclosure) of the security interests securing the New Credit Facilities or the acceleration of any other indebtedness of Charter Holdings or its subsidiaries (including the Notes) would have a material adverse effect on the market price of the collateral securing the Debentures and on the ability of the Trustee to realize value through sales of the collateral pledged to secure the Debentures.

RESTRICTIONS IMPOSED BY LENDERS

     The Indenture and the New Credit Facilities impose restrictions that, among other things, limit the amount of additional indebtedness that may be incurred by Charter Holdings and its subsidiaries, and impose limitations on, among other things, investments, loans and other payments, certain transactions with affiliates and certain mergers and acquisitions. The New Credit Facilities require each of CC-I and the CC-II Borrowers to maintain specified financial ratios and meet certain financial tests and provide for scheduled principal amortization beginning in March 1998. The ability of each of Charter Southeast, CC-I and the CC-II Borrowers to comply with the applicable covenants and restrictions contained in the Note Indenture and the New Credit Facilities to which it is a party can be affected by events beyond its respective control, and there can be no assurance that Charter Southeast, CC-I or the CC-II Borrowers will achieve operating results that would permit compliance with such provisions. The breach of any of the provisions of the Note Indenture or the New Credit Facilities would, under certain circumstances, result in defaults thereunder, permitting the lenders thereunder to prevent distributions to Charter Holdings and Charter Southeast and to accelerate the indebtedness thereunder. If Charter Southeast, CC-I or the CC-II Borrowers were unable to pay the amounts due in respect of the Note Indenture, or the New CC-I Credit Facility or New CC-II Credit Facility, as the case may be, the lenders thereunder could foreclose upon any assets pledged to secure such payment or otherwise prevent the distribution of funds to Charter Holdings and Charter Southeast. In such event, the holders of the Debentures might not be able to receive any payments, if ever, until the payment default was cured or waived, any such acceleration was rescinded, or the indebtedness under either the Note Indenture, the New CC-I Credit Facility or New CC-II Credit Facility, as the case may be, was discharged or paid in full. Any of such events would adversely affect the Issuers' ability to service the Debentures, including but not limited to the Issuers' ability to pay cash interest on the Debentures beginning in September 2001.

LIMITATION ON ABILITY TO FORECLOSE ON SECURITY

     Charter Holdings pledged to the Trustee for the benefit of the holders of the Debentures all the partnership interests in Charter Southeast directly or indirectly owned by it. Such pledge secures the payment and performance when due of all of the obligations of the Issuers under the Indenture and the Debentures. The rights of the Trustee to foreclose upon and dispose of the pledged collateral are likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against Charter Holdings prior to the Trustee's having disposed of the pledged collateral. Under Title XI of the United States Code (the "Bankruptcy Code"), a secured creditor such as the Trustee is prohibited from disposing of security upon foreclosure in a bankruptcy case, even though the debtor is in default under the applicable debt instruments, without bankruptcy court approval. Moreover, in general, the Bankruptcy Code prohibits the bankruptcy court from giving such approval if the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of disposition during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Debentures could be delayed following commencement of a bankruptcy case, whether or when the Trustee could dispose of the pledged collateral or whether or to what extent holders of the Debentures would be compensated for any delay in payment or loss of value of the pledged collateral through the requirement of "adequate protection." The claim of a holder of Debentures may also be limited as a result of the issuance of such Debentures at a substantial discount from their principal amount. See "-- Original Issue Discount Consequences of the Debentures."

CONTROL OF THE ISSUERS AND THE COMPANY BY CHARTERHOUSE; POSSIBLE CONTROL OF ISSUERS BY PREFERRED LIMITED PARTNERS OF CHARTERCOMM HOLDINGS

     Charter Southeast is a holding company which has no significant assets or contractual rights other than its direct and indirect investments in CC-I and CC-II and its right to receive certain payments under management agreements with CC-I and CC-II. Charter Holdings owns a 99.0% limited partnership interest in, and, through a wholly-owned subsidiary, a 1.0% general partnership interest in, Charter Southeast. Like Charter Southeast, Charter Holdings is a holding company which has no significant assets other than its direct and indirect investments in, and its management agreement with, Charter Southeast.

     CharterComm Holdings, L.P., a Delaware limited partnership ("CharterComm Holdings"), holds a 99.0% limited partnership interest in, and, through a wholly-owned subsidiary, a 1.0% general partnership interest in Charter Holdings. CharterComm Holdings is capitalized with three classes of partnership interests: preferred limited partner interests, common limited partner interests and general partner interests. Because Charterhouse indirectly controls both general partners of CharterComm Holdings, Charterhouse can, subject to applicable law, exercise effective control over the management and affairs of the Issuers and the Company.

     The prior consent of a majority of the preferred limited partner interests of CharterComm Holdings is required for certain significant partnership transactions, including, among others, the dissolution of CharterComm Holdings, certain sales or transfers of the assets of CharterComm Holdings or its subsidiaries, and certain acquisitions of assets by CharterComm Holdings or its subsidiaries. In addition, each of the limited partners of CharterComm Holdings has certain rights to require CharterComm Holdings to purchase all or any portion of its limited partnership interests upon the earliest to occur of (x) January 18, 2000 or (y) the occurrence of a Change of Control (as defined in the agreement of limited partnership of CharterComm Holdings (the "CharterComm Holdings L.P. Agreement")) or (z) the occurrence of an Event of Default (as defined in the CharterComm Holdings L.P. Agreement), at a redemption price calculated in accordance with the CharterComm Holdings L.P. Agreement. The redemption price for CharterComm Holdings' (i) preferred interests is equal to the accreted value of such interests at the time of redemption and (ii) common interests is equal to the fair market value of such interests at the time of redemption. Under the terms of the CharterComm Holdings L.P. Agreement, a "Change of Control" is deemed to occur in the event of, among other things, the voluntary departure of all of Messrs. Babcock, Kent and Wood from active engagement in the management of CharterComm Holdings.

     The CharterComm Holdings L.P. Agreement includes certain events of default, including, without limitation, events relating to the bankruptcy of either general partner of CharterComm Holdings or CharterComm Holdings itself, the failure of CharterComm Holdings to make any payment of principal or interest under the terms of any Senior Securities (as defined in the CharterComm Holdings L.P. Agreement), the failure of CharterComm Holdings to comply with material provisions of the CharterComm Holdings L.P. Agreement and certain other agreements, the failure to redeem partnership interests of CharterComm Holdings when required. Following the occurrence of an event of default (x) subject to the prior consent of a majority of the preferred limited partners of CharterComm Holdings, such preferred limited partners have the right to (i) replace the general partners of CharterComm Holdings, (ii) replace the management of CharterComm Holdings (other than during a certain specified period following the occurrence of an event of default, during which the unanimous prior consent of preferred limited partners is required), or (iii) require the liquidation of CharterComm Holdings (subject to the consent of the common limited partners), and (y) as discussed in the preceding paragraph, each of the preferred limited partners has the right to require CharterComm Holdings to purchase all or any portion of its partnership units. An event of default under the terms of the CharterComm Holdings L.P. Agreement could therefore result in a change of management of Charter Holdings, and, as result thereof, Charter Southeast. Any of such events could adversely affect the Issuers' ability to service the Debentures and may constitute a Change of Control under the Indenture and each of the New Credit Facilities. See "-- Purchase of Debentures Upon a Change of Control" and "The Partnership Agreements."

NONRECOURSE NATURE OF THE DEBENTURES AS TO THE GENERAL PARTNERS, CHARTER AND OTHERS

     The Old Debentures were, and the New Debentures will be, issued solely by the Issuers, which are the sole obligors thereunder. None of the general partners of Charter Holdings, Charter Southeast or of CC-I or CC-II (collectively, the "General Partners"), the direct and indirect investors in Charter Holdings (including Charter and Charterhouse), or any of their respective directors, officers, partners, stockholders, employees or affiliates is or will be an obligor under the Debentures, and the Indenture expressly provides that the General Partners, the investors in Charter Holdings (including Charter and Charterhouse), together with their respective directors, officers, partners, stockholders, employees or affiliates shall not have any liability for any obligations of the Issuers under the Debentures or such Indenture or any claim based on, in respect of, or by reason of, such obligations, and that by accepting the Debentures, each holder of Debentures waives and releases all such liability, which waiver and release are part of the consideration for issuance of the Debentures. There should be no expectation that the General Partners, the direct and indirect investors in Charter Holdings (including Charter and Charterhouse), or any person other than the Issuers, will, in the future, fund the operations or deficits of the Issuers or any of their subsidiaries. See "Description of Debentures."

DEPENDENCE ON CHARTER AND KEY PERSONNEL OF CHARTER

     The Company's success depends on the management of its cable systems by Charter and, therefore, on Charter's ability to attract, motivate and retain highly qualified management, sales and technical personnel. In the event Charter is unable to continue to do so, the operations and growth prospects of the Company could be adversely affected. Charter is dependent upon the services of certain key personnel, including Messrs. Babcock, Kent and Wood. In the event Charter were to lose the services of any of Messrs. Babcock, Kent or Wood, or certain other key personnel, its ability to conduct its business, which includes management of the Company's systems, as well as management of other cable systems, could be adversely affected. In addition, Charter's management of cable systems other than the Company's systems may limit the availability and accessibility of certain Charter personnel, including the personnel who service the Company's systems as well as other Charter-managed systems in the area, which could adversely affect Charter's ability to manage the Company's systems.

     In the event the Company's relationship with Charter were to terminate for any reason, the Company would no longer benefit from, among other things, advantageous programming opportunities, acquisition opportunities and financial relationships which are made available to the Company through Charter. See "Business -- Business Strategy -- Maximize Benefits Provided by Relationship with Charter." In such event, the Company's operating expenses and access to capital could be adversely affected.

LIMITED OPERATING HISTORY

     Charter Holdings was formed in January 1995 to act as a holding company for CC-I, which commenced its cable television operations in April 1994 after completing an acquisition, and for CC-II, which commenced its cable television operations in January 1995 after completing its first acquisition. The Company has grown principally through acquisitions. See "Business -- Description of the Southeast Systems." Investors, therefore, have limited historical financial information about the Company, and about the results that can be achieved by Charter in managing the Southeast Systems not previously managed by Charter, upon which to base an evaluation of its performance. In addition, as a result of the Company's rapid growth through acquisitions, past operating history is not necessarily indicative of future results. Further, there can be no assurance that the Company will be able to successfully implement its business strategy.

POTENTIAL CONFLICTS OF INTEREST

     In addition to managing the Company's systems, Charter also manages numerous cable systems owned by certain affiliated entities which are located principally in California, Connecticut, Illinois, Massachusetts, Missouri, North Carolina, South Carolina and Texas, including systems within or near the Southeast Clusters but not owned by the Company. Although the Company's acquisition strategy calls for the acquisition of additional cable systems in the southeastern region of the United States, such systems may become available for sale in tandem with systems located in other portions of the country, for aggregate amounts which exceed the Company's purchasing ability, or which otherwise do not fit the Company's business strategy. It is possible, therefore, that systems identified for sale in the southeastern region of the United States may be acquired by Charter itself or other Charter-affiliated entities. There can be no assurance that such systems, if acquired by Charter or a Charter-affiliated entity, would ultimately be sold or otherwise transferred to the Company, or that the Company will be able to take advantage of any other opportunity which becomes available to Charter or any of its affiliates. It is also possible that the Company may acquire other cable systems which are being managed by Charter. See "Recent Developments."

RISKS RELATING TO ACQUISITION STRATEGY

     A significant element of the Company's acquisition strategy is to expand in the southeastern region of the United States by acquiring cable television systems located in reasonable proximity to existing systems or of a sufficient size to enable the acquired system to serve as the basis for a new local cluster. There can be no assurance that the Company will be able to identify and acquire such systems or that it will be able to finance such acquisitions in the future. Furthermore, any acquisition, including any of the Pending Acquisitions, may have an adverse effect upon the Company's operating results or cash flow, particularly for acquisitions of new systems which must be integrated with the Company's existing operations. There can be no assurance that the Company will be able to integrate successfully any acquired business with its existing operations or realize any efficiencies therefrom. There can also be no assurance that any such acquisitions (including any of the Pending Acquisitions), if consummated, will be profitable or that the Company will be able to obtain any required financing to acquire additional systems in the future. See
"Business -- Description of the Southeast Systems -- CCIP Acquisition." See "Summary -- Recent Acquisition" and "Business -- Business Strategy."

PURCHASE OF DEBENTURES UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control (as defined herein), the Issuers are required to make an offer to purchase all outstanding Debentures at a purchase price equal to 101% of the Accreted Value, together with accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that the Issuers will have available funds sufficient to purchase the Debentures upon a Change of Control. In addition, any Change of Control, and any repurchase of the Debentures required under the Indenture upon a Change of Control, would constitute an event of default under the New Credit Facilities, with the result that the obligations of the borrowers thereunder could be declared due and payable by the lenders. Any acceleration of the obligations under the Note Indenture or the New Credit Facilities would make it unlikely that CC-I and CC-II could make adequate distributions to Charter Southeast in order to service the Notes and, accordingly, that Charter Southeast could make adequate distributions to the Issuers so as to permit the Issuers to effect a purchase of the Debentures upon a Change of Control. See "Description of Other Indebtedness." In addition, in the event Charterhouse were to replace management of the Issuers, or the preferred limited partners of CharterComm Holdings were to replace management of CharterComm Holdings or require the liquidation of CharterComm Holdings as described above, a Change of Control will be deemed to have occurred under the New Credit Facilities. See "The Partnership Agreements."

REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation by Federal, local and, in some instances, state governmental agencies. The Cable Communications Policy Act of 1984 (the "1984 Cable Act") and the 1992 Cable Act (together with the 1984 Cable Act, the "Cable Acts"), both of which amended the Communications Act, established a national policy to guide the development and regulation of cable television systems. The Communications Act was recently substantially amended by the Telecommunications Act. Principal responsibility for implementing the policies of the Cable Acts has been allocated between the FCC and state or local franchising authorities. The 1992 Cable Act significantly expanded the scope of cable television regulation on an industry-wide basis by imposing rate regulation, carriage requirements for local broadcast stations, customer service obligations and other requirements. The Cable Acts and implementing FCC rules have established, among other things, (i) rate regulations, (ii) "must carry" and "retransmission consent" requirements that may require a cable system to carry a local station or obtain consent to carry a distant or local station, (iii) rules for franchise renewals and transfers and
(iv) other regulations covering a variety of operational areas such as equal employment, public inspection files, technical standards and customer service. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Regulation in the Cable Television Industry."

     The 1992 Cable Act and the FCC's rules implementing that Act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The 1992 Cable Act and FCC regulations have imposed rate requirements for basic services and equipment, including rate roll-backs. Under the 1992 Cable Act, a local franchising authority in a community not subject to "effective competition" may become authorized to regulate basic cable service rates by certifying with the FCC. Upon certification, the franchising authority obtains the right to approve the basic rates charged by the cable system operator. Certified local franchise authorities may also order a rate refund of previously paid rates determined to be in excess of the permitted reasonable rates. At this time, approximately 17% of the franchise authorities which oversee the franchises under which the Company's systems operate are certified to regulate basic tier rates. However, because the 1992 Cable Act permits communities to certify at any time, it is possible that additional localities served by the Company's systems may choose to certify and regulate rates in the future. Additionally, the FCC has the authority to rule on complaints regarding rates for tiers of service above the basic tier ("cable programming services"). The FCC's review of cable programming rates is circumscribed under the Telecommunications Act. See
"Business -- Regulation in the Cable Television Industry -- Recent Telecommunications Legislation." If the FCC were to determine that the Company's cable programming service tier rates are unreasonable, it would have the authority to order the Company to reduce such rates and to refund to customers any overcharges occurring from the date of filing of the rate complaint with the FCC.

     Under the FCC's initial rate regulations pursuant to the 1992 Cable Act, regulated cable systems were required to apply a benchmark formula to determine their maximum permitted rates. Those systems whose rates were above the benchmark on September 30, 1992 were required to reduce their rates to the benchmark or by 10%, whichever was less. Under revised rate regulations adopted in February 1994, regulated cable systems were required to set their rates so that regulated revenues per subscriber did not exceed September 30, 1992 levels, reduced by 17% (taking into account the previous 10% reduction).

     The FCC has implemented rules to reduce the substantive and procedural burdens of rate regulation applicable to small cable systems (i.e., cable systems serving 15,000 or fewer subscribers that are owned by or affiliated with a cable company which served, in the aggregate, 400,000 or fewer subscribers at the time such rules went into effect). Cable companies falling outside of this definition may petition the FCC for small company treatment if they can demonstrate similar circumstances. Under these new rules, the regulatory benefits accruing to such small cable systems remain effective even if such small cable systems are later acquired by cable companies which serve in excess of 400,000 subscribers. The Company believes that some of the systems owned by the Company and Charter may qualify as "small cable systems" under these rules. The Company has applied, or is in the process of applying, to the FCC for small cable system rate relief with regard to approximately 80% of the Company's franchises. Such systems' status as small cable systems may be challenged by other parties and could be denied by the FCC. As of the date of this Prospectus, the FCC has not ruled on whether any of such systems qualify as small cable systems, although management believes that the failure to obtain such qualification would not be reasonably likely to have a material adverse effect on the Company. See "Business -- Regulation in the Cable Television Industry."

     Recent Telecommunications Legislation. On February 1, 1996, Congress passed the Telecommunications Act, which substantially amends the Communications Act. The Telecommunications Act alters Federal, state and local laws and regulations pertaining to cable television, telecommunications and other services.

     Telephone Company Provision of Video Programming. Under the Telecommunications Act, telephone companies can compete directly with cable operators in the provision of video programming. The new legislation recognizes several multiple entry options for telephone companies to provide competitive video programming, including over their telephone facilities, through either common carrier transport or an "open video system," by radio communications, or as a regular cable system. Local exchange carriers ("LECs"), including the Regional Bell Operating Companies ("RBOCs"), will be allowed to compete with cable operators both inside and outside the LECs' telephone service areas. The Telecommunications Act repeals the statutory ban on telephone company provision of video programming services in the telephone company's service areas. The FCC's video dialtone regulations have also been repealed, but such repeal does not affect the status of any video dialtone service offered before certain FCC regulations on "open video systems" become effective.

     Buyouts. The Telecommunications Act generally prohibits LEC buyouts of cable systems (which includes any ownership interest exceeding 10 percent) within the LEC's telephone service area, cable operator buyouts of LEC systems within the cable operator's franchise area, and joint ventures between cable operators and LECs in the same markets. There are some statutory exceptions, including a rural exemption which permits buyouts where the purchased system serves an area with fewer than 35,000 inhabitants outside an urban area. Also, the FCC may grant waivers of the buyout provisions in cases where (1) the cable operator or LEC would be subject to undue economic distress; (2) the system or facilities would not be economically viable; or (3) the anticompetitive effects of the proposed transaction are clearly outweighed by the effect of the transaction in meeting community needs. The respective local franchising authority must approve any such waiver.

     Public Utility Competition. The Telecommunications Act also authorizes another potential competitor, registered utility holding companies and their subsidiaries, to provide video programming services, notwithstanding the Public Utility Holding Company Act. Utilities must establish separate subsidiaries and must apply to the FCC for operating authority.

     Pole Attachments. The Telecommunications Act also alters the scheme pertaining to pole attachment rates (rates charged by telephone and utility companies for delivery of cable and non-cable services). The current method for determining rates will continue for five years. The FCC will establish a new formula for poles used by cable operators for telecommunications services, which could result in higher pole rental rates for cable operators. Any increases pursuant to this new formula may not begin until February 2001, and will be phased in by equal increments from February 2001 through February 2006. However, this new FCC formula does not apply in states which certify that they regulate pole rates.

     Miscellaneous Requirements and Provisions. The Telecommunications Act also imposes other miscellaneous requirements on cable operators, including an obligation to fully scramble or block at no charge the audio and video portion of any channel not specifically subscribed to by a household. In addition, sexually explicit programming must be scrambled or blocked, although this requirement is currently enjoined by a Federal court. If the cable operator is unable to scramble or block its signal completely, it must restrict transmission to those hours of the day when children are unlikely to view the programming, as determined by the FCC. The Telecommunications Act amends the definition of "cable system" so that a broader class of entitles (including some entities which may compete with the Company) providing video programming will be exempt from regulation as a cable system under the Communications Act.

COMPETITION IN THE CABLE TELEVISION BUSINESS

     Cable television companies generally operate under non-exclusive franchises granted by local authorities that are subject to renewal and renegotiation from time to time. The 1992 Cable Act prohibits franchising authorities from granting exclusive cable television franchises and from unreasonably refusing to award additional competitive franchises. Cable system operators may therefore experience competition from other operators building a cable television system in a franchise area in which such a system had previously been constructed (i.e., an "overbuild"). The 1992 Cable Act also permits municipal authorities to operate cable television systems in their communities without franchises.

     Cable television systems also face competition from alternative methods of receiving and distributing television signals and from other sources of home entertainment. Within the home video programming market, the Company competes primarily with home satellite and wireless cable providers and, when existing franchises become available for renewal (or new franchises become available in the southeastern region of the United States), with other cable operators. In addition, the Telecommunications Act allows LECs to provide a wide variety of video services competitive with services provided by cable systems and to provide cable services directly to customers in the telephone companies' service areas, with some regulatory safeguards. Some video programming services provided by telephone companies (e.g., "open video systems") do not require local franchises and are to be subject to less stringent regulatory requirements than those imposed on the Company. Management cannot predict the extent to which competition will materialize from other cable television operators, telephone companies, other distribution systems for delivering video programming to the home, or other potential competitors, including those from technologies not yet available in the marketplace, and, if such competition materializes, the extent of its effect on the Company. Many of the Company's competitors or potential competitors have greater technical, financial and other resources than the Company. See "Business -- Competition."

ORIGINAL ISSUE DISCOUNT CONSEQUENCES OF THE DEBENTURES

     The Debentures were issued at a substantial discount from their principal amount. Consequently, the purchasers of the Debentures generally are required to include amounts in gross income for Federal income tax purposes in advance of receipt of the cash payments to which such income is attributable. See "Certain Federal Income Tax Consequences" for a more detailed discussion of the U.S. Federal income tax consequences to the holders of the Debentures of the purchase, ownership and disposition of the Debentures.

     If a bankruptcy case were commenced by or against the Issuers under the U.S. Bankruptcy Code, the claim of a holder of Debentures with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON RESALE

     There is currently no established public market for the Debentures. There can be no assurance as to (i) the liquidity of any market that may develop, (ii) the ability of the holders of Debentures to sell their

Debentures or (iii) the price at which the holders of Debentures would be able to sell their Debentures. If such a market were to exist, the Debentures could trade at prices that may be higher or lower than their Accreted Value or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and the financial performance of the Issuers. The Issuers do not presently intend to apply for the listing of the Debentures on any national securities exchange or on the National Association of Securities Dealers Automated Quotation System; however, the Debentures have been designated for trading in the PORTAL market. Accordingly, no assurance can be given as to the development or liquidity of any market for the Debentures.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Debentures who do not exchange their Old Debentures for New Debentures pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Debentures as set forth in the legend thereon as a consequence of the issuance of the Old Debentures pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Debentures may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuers do not currently anticipate that they will register the Old Debentures under the Securities Act. New Debentures issued pursuant to the Exchange Offer in exchange for Old Debentures may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such holder which is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Debentures are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Debentures. Each broker-dealer that receives New Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Debentures received in exchange for Old Debentures where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period of 180 days after the effective date of this Prospectus, they will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the New Debentures may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. To the extent that Old Debentures are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Debentures will be adversely affected.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Debentures were sold by the Issuers on March 28, 1996 to certain initial purchasers (the "Initial Purchasers"), who resold the Old Debentures to "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act) and other institutional "accredited investors" (as defined in Rule 501(a) under the Securities Act). In connection with the sale of the Old Debentures, the Issuers and the Initial Purchasers entered into a Registration Rights Agreement dated as of March 28, 1996 (the "Registration Rights Agreement") pursuant to which the Issuers agreed to file with the Commission a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Old Debentures for New Debentures. In addition, the Issuers agreed to use their reasonable best efforts to cause the Exchange Offer Registration Statement to become effective under the Securities Act and to issue the New Debentures pursuant to the Exchange Offer.

     The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Issuer's obligations thereunder. The term "Holder," with respect to the Exchange Offer, means any person in whose name Old Debentures are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered Holder, or any person whose Old Debentures are held of record by The Depository Trust Company (the "Depositary"). The Issuers are not required to file any registration statement to register any outstanding Old Debentures. Holders of Old Debentures who do not tender their Old Debentures or whose Old Debentures are tendered but not accepted would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their Old Debentures.

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties unrelated to the Issuers, New Debentures issued pursuant to the Exchange Offer in exchange for Old Debentures may be offered for resale, resold and otherwise transferred by any holder of such New Debentures (other than a person that is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act and except as set forth in the next paragraph) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Debentures are acquired in the ordinary course of such Holder's business and such Holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of such New Debentures.

     If any person were to be participating in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the staff's interpretation (i) the position of the staff of the Commission enunciated in interpretive letters would be inapplicable to such person and (ii) such person would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Debentures for its own account in exchange for Old Debentures, where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. See "Plan of Distribution."

     Except as aforesaid, this Prospectus may not be used for any offer to resell, resale or other transfer of New Debentures.

     The Exchange Offer is not being made to, nor will the Exchange Agent accept surrenders for exchange from, Holders of Old Debentures in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or Blue Sky laws of such jurisdiction. Prior to the Exchange Offer, however, the Issuers will use their reasonable best efforts to register or qualify the New Debentures for offer and sale under the securities or Blue Sky laws of such jurisdictions as any such Holder requests in writing and do any and all other acts or things necessary or advisable to enable the offer and sale in such jurisdictions of the New Debentures.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept any and all Old Debentures validly tendered prior to 5:00 p.m., New

York time, on the Expiration Date (as defined below). The Issuers will issue up to $125,000,000 aggregate principal amount of New Debentures in exchange for a like principal amount of outstanding Old Debentures which are validly tendered and accepted in the Exchange Offer. Subject to the conditions of the Exchange Offer described below, the Issuers will accept any and all Old Debentures which are so tendered. Holders may tender some or all of their Old Debentures pursuant to the Exchange Offer.

     The form and terms of the New Debentures will be the same in all material respects as the form and terms of the Old Debentures, except that the New Debentures will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof.

     Holders of Old Debentures do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. The Issuers intend to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement. Old Debentures which are not tendered for exchange or are tendered but not accepted in the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any registration rights under the Registration Rights Agreement.

     The Issuers shall be deemed to have accepted validly tendered Old Debentures when, as and if the Issuers have given oral or written notice thereof to Boatmen's Trust Company acting in its capacity as the exchange agent (the "Exchange Agent") for the Exchange Offer. The Exchange Agent will act as agent for the tendering Holders for the purposes of receiving the New Debentures from the Issuers.

     If any tendered Old Debentures are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Debentures will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Debentures in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Debentures pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."


EXPIRATION DATE; EXTENSIONS



     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
August   , 1996, unless the Issuers, in their sole discretion, extend the
Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.


     In order to extend the Exchange Offer, the Issuers will notify the Exchange Agent of any extension by oral or written notice and will announce such extension on the next business day after the previously scheduled Expiration Date. Such announcement will state that the Issuers are extending the Exchange Offer for a specified period of time. Without limiting the manner in which the Issuers may choose to make a public announcement of any extension of the Exchange Offer, the Issuers shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.


CONDITIONS


     Notwithstanding any other term of the Exchange Offer, the Issuers will not be required to accept for exchange, or exchange, any New Debentures for any Old Debentures, and may terminate or amend the Exchange Offer before the acceptance of any Old Debentures for exchange, if the Exchange Offer violates any applicable law or interpretation by the staff of the Commission.

     If the Issuers determine in their sole discretion that the foregoing condition exists, the Issuers may (i) refuse to accept any Old Debentures and return all tendered Old Debentures to the tendering Holders,

(ii) extend the Exchange Offer and retain all Old Debentures tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders who tendered such Old Debentures to withdraw their tendered Old Debentures, or
(iii) waive such condition, if permissible, with respect to the Exchange Offer and accept all properly tendered Old Debentures which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Issuers will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the Holders, and the Issuers will extend the Exchange Offer as required by applicable law.

PROCEDURES FOR TENDERING

     Only a Holder of Old Debentures may tender such Old Debentures in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Debentures (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

     Any financial institution that is a participant in the Depositary's Book-Entry Transfer Facility system may make book-entry delivery of the Old Debentures by causing the Depositary to transfer such Old Debentures into the Exchange Agent's account in accordance with the Depositary's procedure for such transfer. Although delivery of Old Debentures may be effected through book-entry transfer into the Exchange Agent's account at the Depositary, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth in "Exchange Agent" below prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE DEPOSITARY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by a Holder of Old Debentures will constitute an agreement between such Holder and the Issuers in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     The method of delivery of Old Debentures and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holders. Instead of delivery by mail it is recommended that Holders use an overnight or hand delivery service. In all cases sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal or Old Debentures should be sent to the Issuers. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such Holders.

     Signatures on a Letter of Transmittal or a notice of withdrawal as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Debentures tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal as the case may be, are required to be guaranteed, such guarantee must be by a member of a signature guarantee program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal or any Old Debentures or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, owners of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Issuers, evidence satisfactory to the Issuers of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Old Debentures will be determined by the Issuers in their sole discretion, which determination will be final and binding. The Issuers reserve the absolute right to reject any and all Old Debentures not properly tendered or any Old Debentures the Issuer's acceptance of which would, in the opinion of counsel for the Issuers, be unlawful. The Issuers also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Debentures. The Issuers' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Debentures must be cured within such times as the Issuers shall determine. Although the Issuers intend to request the Exchange Agent to notify Holders of defects or irregularities with respect to tenders of Old Debentures, neither the Issuers, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Debentures will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Debentures received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Issuers reserve the right in their sole discretion (subject to limitations contained in the Indenture) (i) to purchase or make offers for any Old Debentures that remain outstanding subsequent to the Expiration Date and (ii) to the extent permitted by applicable law, purchase Old Debentures in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each Holder will represent to the Issuers that, among other things, the New Debentures acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Debentures, whether or not such person is the Holder, and that neither the Holder nor any such other person (i) has an arrangement or understanding with any person to participate in the distribution of such New Debentures, (ii) is an "affiliate", as defined in Rule 405 under the Securities Act, of the Issuers or
(iii) is engaged in, or intends to engage in, a distribution of the New Debentures. If the Holder is a broker-dealer that will receive New Debentures for its own account in exchange for Old Debentures that were acquired as a result of market-making activities or other trading activities, such Holder by tendering will acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. See "Plan of Distribution."

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Debentures and (i) whose Old Debentures are not immediately available or (ii) who cannot deliver their Old Debentures and other required documents to the Exchange Agent, or cannot complete the procedure for book-entry transfer prior to the Expiration Date, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old Debentures (if available) and the principal amount of Old Debentures tendered together with a duly executed Letter of Transmittal (or a facsimile thereof), stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the certificate(s) representing the Old Debentures to be tendered in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Old Debentures delivered electronically) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such certificate(s) representing all tendered Old Debentures in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Old Debentures delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Debentures according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

     To withdraw a tender of Old Debentures in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date, and prior to acceptance for exchange thereof by the Issuers. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Debentures to be withdrawn (the "Depositor"), (ii) identify the Old Debentures to be withdrawn (including the certificate number or numbers and principal amount of such Old Debentures), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Debentures were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Debentures register the transfer of such Old Debentures into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Debentures are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Issuers, whose determination shall be final and binding on all parties. Any Old Debentures so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Debentures will be issued with respect thereto unless the Old Debentures so withdrawn are validly re-tendered. Any Old Debentures which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Debentures may be re-tendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

EXCHANGE AGENT

     Boatmen's Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

          By Registered or Certified Mail:


                            Boatmen's Trust Company


                                   2nd Floor


                               510 Locust Street


                              St. Louis, MO 63101


                            Attn: Kerry A. McFarland



          Facsimile Transmission Number:



                                 (314) 466-2468



          By Hand/Overnight Delivery:



                            Boatmen's Trust Company


                                   2nd Floor


                               510 Locust Street


                              St. Louis, MO 63101


                            Attn: Kerry A. McFarland


FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Issuers. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by officers and regular employees of the Issuers and their affiliates.

     The Issuers have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Issuers, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Issuers may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Debentures and in handling or forwarding tenders for exchange. The Issuers will pay the other expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Trustee, accounting and legal fees and printing costs.

     The Issuers will pay all transfer taxes, if any, applicable to the exchange of Old Debentures pursuant to the Exchange Offer. If, however, certificates representing New Debentures or Old Debentures for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Debentures tendered, or if tendered Old Debentures are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Debentures pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD DEBENTURES

     Generally, a Holder (other than any Holder who is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act) who exchanges Old Debentures for New Debentures pursuant to the Exchange Offer may offer such New Debentures for resale, resell such New Debentures, and otherwise transfer such New Debentures without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Debentures are acquired in the ordinary course of the Holders' business, and such Holder has no arrangement with any person to participate in and is not engaged in and is not planning to be engaged in the distribution of such New Debentures. Each broker-dealer that receives New Debentures for its own account in exchange for Old Debentures, where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Debentures prior to offering or selling such New Debentures. Upon request by Holders prior to the Exchange Offer, the Issuers will register or qualify the New Debentures in certain jurisdictions subject to the conditions in the Registration Rights Agreement. If a Holder does not exchange such Old Debentures for New Debentures pursuant to the Exchange Offer, such Old Debentures will continue to be subject to the restrictions on transfer contained in the legend thereon and will not have the benefit of any covenant regarding registration under the Securities Act. In general the Old Debentures may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. To the extent that Old Debentures are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered Old Debentures could be adversely affected.

ACCOUNTING TREATMENT

     The New Debentures will be recorded at the same carrying value as the Old Debentures, as reflected in the Issuers' accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Issuers upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Issuers over the term of the New Debentures under generally accepted accounting principles.

                                  THE COMPANY

     The Company owns, operates and develops cable television systems in the southeastern region of the United States, primarily in suburban communities which have experienced higher than average rates of population growth. These communities generally experienced a rate of population growth, in the aggregate, which exceeded the national average by approximately 55% during the period from 1980 to 1994. As of March 31, 1996, the Company owned and operated cable television systems in Alabama, Georgia, Kentucky, Louisiana, North Carolina, South Carolina and Tennessee passing approximately 460,000 homes and serving approximately 310,000 basic subscribers. Through strategic acquisitions and internal growth, the Company seeks to own and operate cable television systems serving, in the aggregate, at least 400,000 to 500,000 basic subscribers in the southeastern region of the United States within the next five years.

     The Company's operations are managed under the direction of Charter, a privately-held manager of cable television systems. Charter, which has an indirect common equity investment in the Company (see "Principal Security Holders"), currently manages cable television systems which serve approximately 900,000 basic subscribers (including the Company's subscribers). Assuming completion of all publicly-announced cable television industry transactions, management believes that Charter would be the 13th largest MSO in the United States based on number of basic subscribers.


     The eight individuals principally responsible for the Company's day-to-day operations (including Barry L. Babcock, Jerald L. Kent and Howard L. Wood, the co-founders of Charter) have more than 80 years of collective experience in the cable television industry. Messrs. Babcock, Kent and Wood formerly served as the senior management team of Cencom, which during the nine-year period prior to its sale in 1991, purchased and developed a group of cable television systems serving approximately 550,000 basic subscribers and realized average annual growth in basic subscribers and EBITDA of approximately 34% and 39%, respectively. See "Business -- Business Strategy -- Maximize Benefits Provided by Relationship with Charter." In addition, Charterhouse has invested over $77.5 million (of the total equity of approximately $126.9 million invested in the Company). As a result of such investment, Charterhouse owns directly or indirectly approximately 60% of the outstanding preferred and common equity interests in the Company. Charterhouse's association with senior management of Charter began in 1983, with Charterhouse's initial investment in Cencom. See "Risk Factors -- Control of the Issuers and the Company by Charterhouse; Possible Control of Issuers by Preferred Limited Partners of CharterComm Holdings."


     The Company owns and operates systems which lie principally within five clusters in the southeastern region of the United States: the Greenville-Spartanburg/Asheville Cluster, the Atlanta Cluster, the Northern Alabama Cluster, the New Orleans Cluster and the Nashville Cluster. Of the Company's 310,000 total subscribers, approximately 84% are in the Southeast Clusters. Management believes that the Company is well-positioned to enhance the concentration of its systems within the southeastern region of the United States (both through the expansion of its existing clusters and the acquisition of new clusters) and to realize internal subscriber growth through population increases in the areas served by its systems.

     The principal executive offices of the Issuers are located at 12444 Powerscourt Drive, Suite 400, St. Louis, Missouri 63131. Their telephone number is (314) 965-0555.

     A summary of the organizational structure of the Company is set forth below.

                          ORGANIZATIONAL STRUCTURE OF
                     CHARTER HOLDINGS AND HOLDINGS CAPITAL

                                USE OF PROCEEDS

     The net proceeds to the Issuers from the Offerings, after deducting estimated expenses, were approximately $192.5 million, substantially all of which will be available to the Company. Of this amount, approximately $72.0 million, being all of the net proceeds from the Offering, were contributed to Charter Southeast as additional equity capital by Charter Holdings. The balance, approximately $120.5 million, represented net proceeds from the Notes Offering.

     The following table sets forth, as of June 1, 1996, the uses of the net proceeds of the Offerings, including funds contributed as equity capital to CC-I and CC-II and then applied by those entities for use as set forth below.

                                                                               (IN MILLIONS)
                                                                               -------------
    SOURCES OF FUNDS:
      Senior Secured Discount Debentures due 2007............................     $  75.0
      11 1/4% Senior Notes of Charter Southeast due 2006.....................       125.0
                                                                                   ------
              Total sources of funds.........................................     $ 200.0
                                                                                   ======
    USES OF FUNDS:
      Repayment of short-term intercompany note to CC-I(a)...................     $   1.1
      Repayment of Charterhouse Bridge Note (b)..............................        15.0
                                                                                   ------
              Total repayment of debt at Charter Southeast...................        16.1
                                                                                   ------
      Capital contribution to CC-I, applied as follows:
         Repayment of Old CC-I Credit Facility(c)............................        17.5
         Redemption of CC-I special limited partnership interests(d).........        43.3
                                                                                   ------
              Total capital contribution to CC-I.............................        60.8
                                                                                   ------
      Capital contribution to CC-II, applied as follows:
         CCIP Acquisition(e).................................................       115.0
         Repayment of Old CC-II Credit Facility(f)...........................         0.6
                                                                                   ------
              Total capital contribution to CC-II............................       115.6
                                                                                   ------
      Estimated fees and expenses relating to the Offerings..................         7.5
                                                                                   ------
              Total uses of funds............................................     $ 200.0
                                                                                   ======

- ---------------
(a) The short-term intercompany note was made by CharterComm, Inc., a Delaware corporation which is affiliated with Charterhouse and Charter ("CharterComm"), in connection with the acquisition of shares of common stock of CCP One, Inc. (formerly known as LEB Communications, Inc.), the general partner of CC-I, by CharterComm. Upon the closing of the Offering, CharterComm contributed to Charter Holdings all of the issued and outstanding shares of common stock of CCP One, Inc., along with its obligations under such note; upon such contribution, Charter Holdings contributed such shares and obligations to Charter Southeast. As a result of such transactions, CCP One, Inc. became a wholly-owned subsidiary of Charter Southeast.

(b) In November 1995, Charter Holdings issued the Charterhouse Bridge Notes to an affiliate of Charterhouse. In connection with its organization, Charter Southeast assumed the Charterhouse Bridge Notes from Charter Holdings. The Charterhouse Bridge Notes, which were due November 29, 1996, were repaid using proceeds from the Offering. See "Certain Relationships and Affiliated Transactions -- Charterhouse Bridge Notes."

(c) Prior to payment of bank amendment and related transaction fees of $0.2 million.

(d) Represents redemption of interests issued to sellers of the McDonald Systems (as defined herein) as partial consideration for the sale of such systems to CC-I in April 1994. See "Business -- Description of the Southeast
    Systems -- Historical Acquisitions."

(e) The Company used the capital contribution to consummate the CCIP Acquisition. However, these proceeds were temporarily used to repay outstanding borrowings under the Old CC-II Credit Facility in the approximate amount of $115.3 million, of which approximately $115.0 million was reborrowed to consummate the CCIP Acquisition and pay related transaction costs.

(f) Prior to payment of bank amendment and related transaction fees of $0.3 million.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of Charter Holdings as of March 31, 1996, and as adjusted to give effect to the applicable Pro Forma Adjustments. This table should be read in conjunction with the Financial Statements of Charter Holdings, the related Notes thereto included elsewhere in this Prospectus and the unaudited Pro Forma Financial Statements.

                                                                             UNAUDITED
                                                                      ------------------------
                                                                         AT MARCH 31, 1996
                                                                      ------------------------
                                                                                       AS
                                                                       ACTUAL      ADJUSTED(a)
                                                                      --------     -----------
                                                                           (IN THOUSANDS)
DEBT:
  New CC-I Credit Facility..........................................  $ 76,900(b)   $ 168,277
  New CC-II Credit Facility.........................................   173,900(c)     235,600
  11 1/4% Senior Notes of Charter Southeast.........................   125,000        125,000
  Senior Secured Discount Debentures................................    75,121         75,121
                                                                      --------       --------
     Total debt.....................................................   450,921        603,998
  Total Partnership Capital.........................................    79,545        104,545
                                                                      --------       --------
  Total Capitalization..............................................  $530,466      $ 708,543
                                                                      ========       ========

- ---------------
(a) The Pro Forma Adjustments assume that the Pending Acquisitions were consummated.

(b) As of May 31, 1996, $76.9 million was outstanding, and $28.1 million was unused and available for borrowing, under the New CC-I Credit Facility.

(c) As of May 31, 1996, $173.9 million was outstanding, and $31.1 million was unused and available for borrowing, under the New CC-II Credit Facility.

           SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

     The unaudited combined statement of operations, balance sheet, and financial ratios and other data for the years ended December 31, 1991, 1992, 1993, and for the period from January 1, 1994 through April 30, 1994 set forth below have been derived from the unaudited financial statements of the cable television systems acquired from Citation Cablevision, Inc. (Citation), Subscriber Cablevision, Ltd., LaGrange Cablevision, Inc. (LaGrange) and the Jefferson Trust Partnership (collectively, the "McDonald Systems," which represent the Company's predecessor) and the unaudited financial statements of Chattahoochee Cablevision, Inc. (which was the predecessor of Citation and LaGrange). The unaudited consolidated statement of operations, balance sheet, and financial ratios and other data for the period from May 1, 1994 through December 31, 1994, and for the year ended December 31, 1995 set forth below have been derived from the consolidated financial statements of Charter Southeast, which have been audited by Arthur Andersen LLP.

     The unaudited financial data for the three month periods ended March 31, 1995 and 1996, include all adjustments, consisting of normal recurring adjustments, which management considers necessary for the fair presentation of the financial position and the results of operations of the Company for such periods. The results for the three month periods are not necessarily indicative of the results to be expected for the full year. The data set forth below should be read in conjunction with the historical financial statements, reports of the independent auditors, the notes related thereto and the other financial information included elsewhere in the Prospectus.

     The unaudited pro forma financial statements are based upon the historical consolidated financial statements of the Company, the Southeast Systems (prior to their acquisition by the Company) and the Pending Acquisitions. The unaudited pro forma consolidated statements of operations data and balance sheets have been derived from the audited and unaudited financial statements of operations and balance sheets included elsewhere in this Prospectus.


     The following unaudited pro forma statements of operations for the year ended December 31, 1995 and for the three months ended March 31, 1996 give effect to the applicable Pro Forma Adjustments, as if such Pro Forma Adjustments had occurred on January 1, 1995 and 1996, respectively. The following unaudited pro forma balance sheet as of March 31, 1996 gives effect to the Pending Acquisitions as if such Pending Acquisitions had occurred on March 31, 1996. The acquisitions of the Southeast Systems have been, and the Pending Acquisitions will be, accounted for under the purchase method of accounting. The terms of the Pending Acquisitions have not been finalized, and actual adjustments that reflect other evaluations of the purchased assets and assumed liabilities may, therefore, differ from the Pro Forma Adjustments presented herein. The unaudited pro forma financial information may therefore not be indicative of the actual results of operations of the Company had the transactions been completed on the dates assumed, nor are such financial statements necessarily indicative of the results of operations of the Company that may exist in the future. The unaudited pro forma financial information should be read in conjunction with the Unaudited Pro Forma Financial Statements and the Notes thereto and with the historical financial statements and the related Notes thereto appearing elsewhere in this Prospectus.

                                                                   UNAUDITED
               ------------------------------------------------------------------------------------------------------------------
                                                                                          THE COMPANY YEAR ENDED DECEMBER
                               PREDECESSOR                    -------------------------------------------------------------------
               --------------------------------------------
                                                PERIOD FROM                          31,            THREE MONTHS ENDED MARCH 31,
                                                JANUARY 1,    PERIOD FROM    -------------------   ------------------------------
                  YEAR ENDED DECEMBER 31,          1994       MAY 1, 1994                 PRO                              PRO
               ------------------------------    TO APRIL     TO DECEMBER                FORMA                            FORMA
                 1991       1992       1993      30, 1994       31, 1994       1995     1995(A)      1995       1996     1996(A)
               --------   --------   --------   -----------   ------------   --------   --------   --------   --------   --------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)
STATEMENT OF
 OPERATIONS
 DATA:
 Revenues....  $ 22,650   $ 26,135   $ 28,488    $  10,587      $ 21,561     $ 72,831   $146,902   $ 14,323   $ 23,844   $ 39,128
 Operating
   expenses:
   Operating,
     general
     and
     administrative...   11,648   12,053   13,981      6,184      11,152       37,248     74,434      7,137     11,889     19,667
   Management
     fees....       655(b)      620(b)      760(b)        273(b)      1,078     3,642      7,345(c)      716     1,192      1,957(c)
 Depreciation
     and
     amortization...    8,382    7,336    6,851      2,476        14,320       40,148     67,457      7,886     10,924     16,305
               --------   --------   --------     --------      --------     --------   --------   --------   --------   --------
       Total
    operating
  expenses...    20,685     20,009     21,592        8,933        26,550       81,038    149,236     15,739     24,005     37,929
               --------   --------   --------     --------      --------     --------   --------   --------   --------   --------
 Operating
   income
   (loss)....     1,965      6,126      6,896        1,654        (4,989)      (8,207)    (2,334)    (1,416)      (161)     1,199
   Interest
   expense...    (5,570)    (2,827)    (3,049)      (1,220)       (4,655)     (18,721)   (56,820)    (3,713)    (6,779)   (14,232)
   Interest
    income...        54        744        793          169            35          198        515         18         47        102
   Other
    income...         1       (220)      (286)        (329)           --         (856)       874          4          2        (19)
               --------   --------   --------     --------      --------     --------   --------   --------   --------   --------
Net income
 (loss)......  $ (3,550)  $  3,823   $  4,354    $     274      $ (9,609)    $(27,586)  $(57,765)  $ (5,107)  $ (6,891)  $(12,950)
               ========   ========   ========     ========      ========     ========   ========   ========   ========   ========
Ratio of
 earnings to
 fixed
 charges.....        --(d)     2.35      2.43         1.22            --(d)        --(d)                 --(d)       --(d)
BALANCE SHEET
 DATA (AT END
 OF PERIOD):
Total
 assets......                                                                $425,561                         $553,386   $735,090
Total debt
 (including
 current
 maturities)...                                                               274,125                          450,921    603,998
Special
 limited
 partners and
 preferred
 limited
 partners....                                                                  98,080                               --         --
Partners'
 capital.....                                                                  31,598                           79,545    104,545
FINANCIAL
 RATIOS AND
 OTHER DATA:
EBITDA(e)....  $ 11,002   $ 14,082   $ 14,507    $   4,403      $ 10,409     $ 35,583   $ 72,468   $  7,186   $ 11,955   $ 19,461
EBITDA
 margin......     48.6%      53.9%      50.9%        41.6%         48.3%        48.9%      49.3%      50.2%      50.1%      49.7%
Capital
expenditures(f)... $  4,626 $  4,626 $ 13,577    $   5,376      $  4,996     $ 20,011   $ 31,545   $  2,003   $  5,242   $  7,390
Annualized
 EBITDA(g)...                                                                  42,268     75,224                47,820     77,844
Total debt to
 annualized
 EBITDA......                                                                   6.49x                            9.43x      7.76x
Annualized
 EBITDA to
 interest
 expense.....                                                                   2.26x      1.32x                 1.76x      1.37x
OPERATING
  STATISTICAL
DATA
(AT END OF
PERIOD,
EXCEPT
AVERAGES):
Homes
 passed......   129,040    133,547    145,079      149,477       147,792      377,857    603,256    241,130    386,549    612,869
Basic
subscribers...   80,996     85,592     92,983      100,236        99,012      249,106    398,740    163,699    256,440    408,430
Basic
penetration...    62.8%      64.1%      64.1%        67.1%         67.0%        65.9%      66.1%      67.9%      66.3%      66.6%
Premium
 service
 units.......    28,514     28,108     30,535       36,176        49,023      128,900    206,747     77,433    125,621    203,631
Premium
penetration...    35.2%      32.8%      32.8%        36.1%         49.5%        51.7%      51.9%      47.3%      49.0%      49.9%
Average
 monthly
 revenue per
 basic
 subscriber(h)... $  23.30 $  25.45  $  25.53    $   26.41      $  27.06     $  29.64   $  30.70   $  29.17   $  30.99   $  31.93


- ---------------

(a) The pro forma information assumes the (i) consummation of the acquisitions described under "Business -- Historical Acquisitions", the CCIP Acquisition and the Pending Acquisitions, (ii) sale of $125.0 million aggregate principal amount of Old Notes in the Notes Offering and the gross proceeds of $75.0 million from the sale of the Old Debentures by Charter Holdings and the application of the net proceeds therefrom in the manner described under "Use of Proceeds" and (iii) effectiveness of the New Credit Facilities (collectively, the "Pro Forma Adjustments"), as if the applicable Pro Forma Adjustments had occurred on January 1 of the respective period for the operating data and on March 31, 1996, for the balance sheet data.


(b) Represents combined management fees for the Southeast Systems during periods prior to their acquisition by the Company, for those systems which paid management fees. These fees are not necessarily indicative of the management fees that would have been charged had the Southeast Systems been operated by the Company or that may be expected for any future periods.

(c) Management fees payable to Charter are based on 5.0% of the Company's annual revenues. The Indenture prohibits the payment of 40.0% of such management fees until repayment in full of the Debentures. See "Certain Relationships and Related Transactions," "Description of Debentures" and "Description of Other Indebtedness."

                                          (Footnotes continue on following page)

(d) The combined earnings of the Predecessor were inadequate to cover fixed charges by $3.6 million for the year ended December 31, 1991. The combined earnings of the Company's systems were inadequate to cover fixed charges by $9.6 million and $27.5 million for the periods ended December 31, 1994 and 1995, respectively, and $5.1 million and $6.9 million for the three months ended March 31, 1995 and 1996, respectively.


(e) EBITDA represents income (loss) before interest expense, income taxes, depreciation and amortization, management fees and other income (expense). EBITDA is calculated before payment of management fees so as to be consistent with certain financial terms contained in the New Credit Facilities and the Indenture. Management believes EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. EBITDA is not presented in accordance with generally accepted accounting principles and should not be considered an alternative to, or more meaningful than, operating income or operating cash flows as an indicator of the Company's operating performance. EBITDA does not include the Company's debt obligations or other significant commitments.

(f) Capital expenditures exclude cash consideration paid in connection with the acquisition of cable systems.

(g) EBITDA of the respective three month period multiplied by four.

(h) Revenues divided by basic subscribers divided by the number of months in the period.

             THE FOLLOWING DATA HAS NOT BEEN PREPARED IN ACCORDANCE
           WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND DOES NOT
                    COMPLY WITH ARTICLE 11 OF REGULATION S-X

                        SUPPLEMENTAL SELECTED HISTORICAL
                     AND PRO FORMA COMBINED FINANCIAL DATA

     The supplemental table set forth below has not been prepared in accordance with generally accepted accounting principles or Article 11 of Regulation S-X and is included for the purpose of providing supplemental information to assist investors in comparing the historical financial performance of the Company.

     CC-I had no operations prior to its acquisition of the McDonald Systems in April 1994. CC-II had no operations prior to its acquisition of the Crown Systems (as defined below) in January 1995. The combined historical results of operations, selected financial ratios and operating statistical data set forth below (which have been derived by combining historical results of operations of systems acquired by the Company during 1994 through March 1996, and which therefore reflect results of periods prior to the Company's management of such systems) do not purport to represent what the Company's actual results of operations would have been had the systems been owned by the Company throughout the periods indicated. The combined historical results include the operations of the Southeast Systems prior to their acquisition by the Company.

     The unaudited combined statement of operations data for the year ended December 31, 1992 set forth below have been derived from the unaudited financial statements of the McDonald Systems, the CCIP Systems, and cable television systems acquired from Crown Media, Inc. (the "Crown Systems"), CableSouth, Inc. (the "CableSouth Systems"), Peachtree (the "Peachtree Systems"), Masada Cable Partners, L.P. (the "Masada I Systems"), and Masada Cable Partners II, L.P. (the "Masada II Systems" and together with the Masada I Systems, the "Masada Systems"). The unaudited combined statement of operations data for the year ended December 31, 1993 set forth below have been derived from the unaudited financial statements of the McDonald Systems, the Crown Systems, the CCIP Systems, the CableSouth Systems, the Peachtree Systems and the Masada Systems for the year ended December 31, 1993. The unaudited combined statement of operations data for the year ended December 31, 1994 have been derived from the unaudited financial statements of CC-I, the McDonald Systems, Crown Systems, the CCIP Systems, the CableSouth Systems, the Peachtree Systems and the Masada Systems for the year ended December 31, 1994. The unaudited combined statement of operations data for the year ended December 31, 1995 has been derived from the unaudited financial statements of Charter Holdings and CCIP Systems for the year ended December 31, 1995, the unaudited financial statements of the CableSouth Systems for the period ended May 31, 1995, the unaudited financial statements of the Peachtree Systems for the period ended April 30, 1995, the unaudited financial statements of the Masada I Systems for the period ended July 31, 1995 and the unaudited financial statements of the Masada II Systems for the period ended November 30, 1995.

     The unaudited financial data for the three month periods ended March 31, 1995 and 1996, respectively, include all adjustments, consisting of normal recurring adjustments, which management considers necessary for the fair presentation of the financial position and the results of operations of the Company for such periods. The results for the three month periods are not necessarily indicative of the results to be expected for the full year. The data should be read in conjunction with the historical financial statements, the reports of independent auditors, the Notes related thereto and the other financial information included elsewhere in the Prospectus.


     The following unaudited pro forma financial statements are based upon the historical consolidated financial statements of the Company, the Southeast Systems (prior to their acquisition by the Company) and the Pending Acquisitions. The unaudited pro forma consolidated statements of operations data and balance sheets have been derived from the audited and unaudited financial statements of operations and balance sheets included elsewhere in this Prospectus.

     The following unaudited pro forma statements of operations for the year ended December 31, 1995 and for the three months ended March 31, 1996 give effect to the applicable Pro Forma Adjustments, as if such Pro Forma Adjustments had occurred on January 1, 1995 and 1996, respectively. The following unaudited pro forma balance sheet as of March 31, 1996 gives effect to the Pending Acquisitions as if such Pending Acquisitions had occurred on March 31, 1996. The acquisitions of the Southeast Systems have been, and the Pending Acquisitions will be, accounted for under the purchase method of accounting. The terms of the Pending Acquisitions have not been finalized, and actual adjustments that reflect other evaluations of the purchased assets and assumed liabilities may, therefore, differ from the Pro Forma Adjustments presented herein. The unaudited pro forma financial information may therefore not be indicative of the actual results of operations of the Company had the transactions been completed on the dates assumed, nor are such financial statements necessarily indicative of the results of operations of the Company that may exist in the future. The unaudited pro forma financial information should be read in conjunction with the Unaudited Pro Forma Financial Statements and the Notes thereto and with the historical financial statements and the related Notes thereto appearing elsewhere in this Prospectus.


                                                                            UNAUDITED
                                  ---------------------------------------------------------------------------------------------
                                                  YEAR ENDED DECEMBER 31,                       THREE MONTHS ENDED MARCH 31,
                                  --------------------------------------------------------   ----------------------------------
                                             COMBINED HISTORICAL              PRO FORMA(A)   COMBINED HISTORICAL   PRO FORMA(A)
                                  -----------------------------------------   ------------   -------------------   ------------
                                    1992       1993       1994       1995         1995         1995       1996         1996
                                  --------   --------   --------   --------   ------------   --------   --------   ------------
STATEMENT OF OPERATIONS DATA:
  Revenues......................  $ 87,914   $ 96,874   $103,795   $111,816     $146,902     $ 26,868   $ 30,013     $ 39,128
  Operating expenses:
    Operating, general and
      administrative............    42,257     46,332     52,999     56,545       74,434       13,604     14,896       19,667
    Management fees.............     3,115(b)   3,618(b)   4,292(b)   5,527(b)     7,345(c)     1,234(b)   1,500(b)     1,957(c)
    Depreciation and
      amortization..............    44,894     39,850     47,775     53,352       67,457       12,284     12,315       16,305
                                  --------   --------   --------   --------   ------------   --------   --------   ------------
      Total operating
        expenses................    90,266     89,800    105,066    115,424      149,236       27,122     28,711       37,929
                                  --------   --------   --------   --------   ------------   --------   --------   ------------
  Operating income (loss).......    (2,352)     7,074     (1,271)    (3,608)      (2,334)        (254)     1,302        1,199
    Interest expense............   (14,315)   (10,713)   (14,696)   (23,794)     (56,820)      (5,210)    (7,399)     (14,232)
    Interest income.............       789        895        325        351          515           59         63          102
    Other income (expense)......    (1,659)    (1,468)        72     (1,409)         874         (484)        (9)         (19)
                                  --------   --------   --------   --------   ------------   --------   --------   ------------
  Net loss......................  $(17,537)  $ (4,212)  $(15,570)  $(28,460)    $(57,765)    $ (5,889)  $ (6,043)    $(12,950)
                                  ========   ========   ========   ========   ===========    ========   ========   ===========
  Ratio of earnings to fixed
    charges(d)..................        --         --         --         --                        --         --
BALANCE SHEET DATA (AT END OF
  PERIOD):
  Total assets..................                                   $541,582                             $553,386     $735,090
  Total debt (including current
    maturities).................                                    388,540                              450,921      603,998
  Special Limited Partners and
    Preferred Limited
    Partners....................                                     98,080                                   --           --
  Partners' equity..............                                     31,598                               79,545      104,545
FINANCIAL RATIOS AND OTHER DATA:
  EBITDA(e).....................  $ 45,657   $ 50,542   $ 50,796   $ 55,271     $ 72,468     $ 13,264   $ 15,117     $ 19,461
  EBITDA margin.................     51.9%      52.2%      48.9%      49.4%        49.3%        49.4%      50.4%        49.7%
  Capital expenditures(f).......  $ 20,627   $ 30,647   $ 25,581   $ 26,047     $ 31,545     $  3,584   $  6,078     $  7,390
  Annualized EBITDA.............                                     57,216       75,224                  60,468       77,844
  Total debt to annualized
    EBITDA......................                                       6.79x                                7.46x        7.76x
  Annualized EBITDA to interest
    expense.....................                                       2.40x        1.32x                   2.04x        1.37x
OPERATING STATISTICAL DATA (AT
  END OF PERIOD, EXCEPT
  AVERAGES):
  Homes passed..................   408,984    418,678    437,425    451,199      603,256      439,316    460,454      612,869
  Basic subscribers.............   259,430    273,631    292,214    301,820      398,740      296,558    310,320      408,430
  Basic penetration.............     63.4%      65.4%      66.8%      66.9%        66.1%        67.5%      67.4%        66.6%
  Premium service units.........   117,862    124,936    149,599    159,619      206,747      150,468    158,632      203,631
  Premium penetration...........     45.4%      45.7%      51.2%      52.9%        51.9%        50.7%      51.1%        49.9%
  Monthly revenue per basic
    subscriber(g)...............  $  28.24   $  29.50   $  29.60   $  30.87     $  30.70     $  30.20   $  32.24     $  31.93


- ---------------
(a) The pro forma information assumes the (i) consummation of the acquisitions described under "Business -- Historical Acquisitions", the CCIP Acquisition and the Pending Acquisitions, (ii) sale of the Old

    Notes and the contribution of $72.0 million from Charter Holdings and the application of the combined net proceeds therefrom in the manner described under "Use of Proceeds" and (iii) effectiveness of the New Credit Facilities (collectively, the "Pro Forma Adjustments"), as if the applicable Pro Forma Adjustments had occurred on January 1 of the respective period for the operating data and on March 31, 1996, for the balance sheet data.


(b) Represents combined management fees for the Southeast Systems during periods prior to their acquisition by the Company, for those systems which paid management fees. These fees are not necessarily indicative of the management fees that would have been charged had the Southeast Systems been operated by the Company or that may be expected for any future periods.

(c) Management fees payable to Charter are based on 5.0% of the Company's annual revenues. The Indenture prohibits the payment of 40% of such management fees until repayment in full of the Notes. See "Certain Relationships and Related Transactions" and "Description of Notes."


(d) The combined earnings of the Company's systems were inadequate to cover fixed charges by $17.5 million, $4.2 million, $15.6 million and $28.5 million for the years ended December 31, 1992, 1993, 1994 and 1995, respectively, and $5.9 million and $6.0 million for the three months ended March 31, 1995 and 1996, respectively.


(e) EBITDA represents income (loss) before interest expense, income taxes, depreciation and amortization, management fees and other income (expense). EBITDA is calculated before payment of management fees so as to be consistent with certain financial terms contained in the new Credit Facilities and the Indenture. Management believes EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. EBITDA is not presented in accordance with generally accepted accounting principles and should not be considered an alternative to, or more meaningful than, operating income or operating cash flows as an indicator of the Company's operating performance. EBITDA does not include the Company's debt obligations or other significant commitments.

(f) Capital expenditures exclude cash consideration paid in connection with the acquisition of cable systems.

(g) EBITDA of the respective three month period multiplied by four.

(h) Revenues divided by basic subscribers divided by the number of months in the period.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The Company has operated cable television systems for a limited period of time and had no operations prior to April 30, 1994. The Company acquired the (i) McDonald Systems on April 30, 1994 for aggregate consideration of approximately $174.7 million, (ii) Crown Systems as of January 1, 1995 for aggregate consideration of approximately $108.0 million, (iii) capital stock of Peachtree, which owns the Peachtree Systems, on May 1, 1995 for approximately $22.0 million, (iv) CableSouth Systems on May 31, 1995 for approximately $48.0 million, (v) Masada I Systems on July 31, 1995 for approximately $34.7 million,
(vi) Masada II Systems on November 30, 1995 for approximately $35.0 million and
(vii) CCIP Sysems on March 29, 1996 for approximately $112.0 million (the McDonald Systems, the Crown Systems, the Peachtree Systems, the CableSouth Systems, the Masada Systems and the CCIP Systems, collectively, the "Southeast Systems"). The following discussion of results of operations for the three months ended March 31, 1996, and for the years ended December 31, 1993, 1994 and 1995 is based on the combined historical results of operations of the Southeast Systems. Since the cable television systems comprising the Company's operations were acquired, from time to time, during the period 1994 through 1996, the financial information contained herein with respect to periods prior to such acquisitions does not reflect any changes in the operation or management of such systems that the Company has made since the date of such acquisitions or that it intends to make in the future; thus, this financial information is not necessarily indicative of the results of operation that would have been achieved had the systems been operated by the Company during all of the periods with respect to which financial information is presented herein or which may be achieved in the future. Information relating to the payment of management fees, programming costs and other similar matters for years prior to the acquisition by the Company of the systems discussed herein is not comparable to the discussion of such matters after such systems have been fully integrated with the Company's systems. See "Business -- Description of the Southeast Systems" for a description of the Southeast Systems.

     As a result of the Company's limited operating history and the consummation of the CCIP Acquisition, the Company believes that its results of operations for the three months ended March 31, 1996, and for the year ended December 31, 1995 may not necessarily be indicative of the Company's future results of operations. As part of its business strategy, the Company continuously evaluates opportunities to acquire additional cable systems, which may include the acquisition of other cable systems managed by Charter. Accordingly, as the Company continues to grow through acquisitions, period-to-period comparisons of the Company's results of operations may not be meaningful.

     OVERVIEW

     In each of the past three years, the Southeast Systems have generated substantially all of their revenues from monthly customer fees for basic, premium and other services (such as the rental of converters and remote control devices and installation charges). Additional revenues were generated from pay-per-view programming and the sale of advertising and commissions from home shopping networks.

     The Southeast Systems have generated increases in revenues in each of the past three fiscal years. This growth was accomplished primarily through internal subscriber growth, which offset the adverse effects of FCC-required rate rollbacks in certain systems, which became effective in September 1993, and rate freezes instituted to prevent cable companies from raising their rates prior to the effectiveness of the rate rollbacks. Systems operating and general and administrative expenses have increased during such period due to increased customer growth and expenses related to implementing rate regulation. In particular, programming costs, which comprise a substantial portion of systems operating expenses, have increased both in dollars and as a percentage of revenues for the past three years due to subscriber growth, the provision of additional channels to customers and industry-wide increases in costs to purchase cable programming. While the Company's retention of Charter as manager of the Southeast Systems is expected to result in better control over programming costs, there can be no assurance that this result will be achieved. In addition, the Company believes it will benefit from Charter's membership in the TeleSynergy programming cooperative, which Charter joined in October 1995 and which offers its members certain programming benefits. Furthermore, management believes it will be able, under the FCC's existing cable rate regulations, to increase its rates for cable services to offset increases in the costs of programming. The high level of depreciation and amortization associated with the acquisitions and capital expenditures related to continued construction, upgrade and expansion of the Southeast Systems, together with interest costs related to the Company's financing activities, have caused the Southeast Systems to report net losses. The Company believes that such net losses are common for cable television companies and that such net losses will continue for the foreseeable future. EBITDA, which is a common industry measure of performance, has been positive.

     Management fees payable to Charter are based on 5.0% of the Company's annual revenues. The Indenture prohibits the payment of 40.0% of such management fees until repayment in full of the Debentures. See "Certain Relationships and Related Transactions," "Description of the Debentures" and "Description of Other Indebtedness."

     The following table sets forth for the periods indicated certain unaudited combined statements of operations items expressed in dollar amounts (in thousands) and as a percentage of total revenues from continuing operations on a combined historical pro forma basis (which have been derived from the combined historical results of operations of systems acquired by the Company from time to time during the period 1994 through 1996). The financial information contained herein with respect to periods prior to acquisition of the Southeast Systems by the Company does not reflect any changes in the operation or management of such systems that the Company has made or intends to make and is not necessarily indicative of the results that would have been achieved had the Southeast Systems been operated by the Company during all of the periods with respect to which financial information is presented herein. The following table does not reflect any estimates of the effect of management by Charter on the historical results of any systems prior to the date such systems were acquired by the Company and became subject to Charter's management. The following table should be read in conjunction with the Supplemental Selected Historical and Pro Forma Combined Financial Data and Charter Holdings' Consolidated Financial Statements, the Notes thereto, and the other financial information included elsewhere in this Prospectus.

                                          YEAR ENDED DECEMBER 31,(a)                          THREE MONTHS ENDED MARCH 31,(a)
                        ---------------------------------------------------------------   ---------------------------------------
                               1993                  1994                  1995                  1995                 1996
                        -------------------   -------------------   -------------------   ------------------   ------------------
                                     % OF                  % OF                  % OF                 % OF                 % OF
                         AMOUNT    REVENUES    AMOUNT    REVENUES    AMOUNT    REVENUES   AMOUNT    REVENUES   AMOUNT    REVENUES
                        --------   --------   --------   --------   --------   --------   -------   --------   -------   --------
                                                                 (DOLLARS IN THOUSANDS)
Statement of
  Operations Data:
  Revenues............  $ 96,874     100.0%   $103,795     100.0%   $111,816     100.0%   $26,868     100.0%   $30,013     100.0%
  Operating expenses:
    Systems'
      operations......    36,318      37.5%     41,735      40.2%     45,885      41.0%    10,983      40.9%    12,513      41.7%
    General and
      administative...    10,014      10.3%     11,264      10.9%     10,660       9.5%     2,621       9.8%     2,383       7.9%
    Management
      fees(b).........     3,618       3.7%      4,292       4.1%      5,527       4.9%     1,234       4.6%     1,500       5.0%
    Depreciation and
      amortization....    39,850      41.1%     47,775      46.0%     53,352      47.7%    12,284      45.7%    12,315      41.0%
        Total
          operating
          expenses....    89,800      92.6%    105,066     101.2%    115,424     103.1%    27,122     101.0%    28,711      95.6%
  Operating income
    (loss)............     7,074       7.4%     (1,271)     (1.2%)    (3,608)     (3.1%)     (254)     (1.0%)    1,302       4.4%
    Interest
      expense.........   (10,713)    (11.1%)   (14,696)    (14.2%)   (23,794)    (21.3%)   (5,210)    (19.4%)   (7,399)    (24.7%)
    Interest income...       895       0.9%        325       0.3%        351       0.3%        59       0.2%        63       0.2%
    Other income
      (expense).......    (1,468)     (1.5%)        72       0.1%     (1,409)     (1.3%)     (484)     (1.8%)       (9)     0 .0%
                        --------              --------              --------              -------              -------
  Net loss............  $ (4,212)     (4.3%)  $(15,570)    (15.0%)  $(28,460)    (25.4%)  $(5,889)    (22.0%)  $(6,043)    (20.1%)
                        ========              ========              ========              =======              =======
EBITDA(c).............  $ 50,542      52.2%   $ 50,796      48.9%   $ 55,271      49.4%   $13,264      49.4%   $15,117      50.4%

                                                   (Footnotes on following page)
- ---------------
(a) The unaudited historical combined results of operations have been derived from the historical results of operations of systems acquired by the Company during the period 1994 through 1996 and therefore reflect results of periods prior to the Company's management of such systems.

(b) Represents combined management fees for the Southeast Systems during periods prior to their acquisition by the Company for those systems which paid management fees. These fees are not necessarily indicative of the management fees that would have been charged had the Southeast Systems been operated by the Company and that may be expected for any future periods. Management fees payable to Charter are based on 5.0% of the Company's annual revenues. The Indenture prohibits the payment of 40.0% of such management fees until repayment in full of the Debentures. See "Certain Relationships and Related Transactions," "Description of Debentures" and "Description of Other Indebtedness."

(c) EBITDA represents income (loss) before interest expense, income taxes, depreciation and amortization, management fees and other income (expense). EBITDA is calculated before payment of management fees so as to be consistent with certain financial terms contained in the New Credit Facilities and the Indenture. Management believes EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. EBITDA is not presented in accordance with generally accepted accounting principles and should not be considered an alternative to, or more meaningful than, operating income or operating cash flows as an indicator of the Company's operating performance. EBITDA does not include the Company's debt obligations or other significant commitments.

     FIRST QUARTER 1996 COMPARED TO FIRST QUARTER 1995

     Revenues. Revenues increased by $3.1 million, or approximately 11.5%, from $26.9 million in the first quarter of 1995 to $30.0 million in the first quarter of 1996. Average monthly revenue per basic subscriber increased from $30.20 in the first quarter of 1995 to $32.24, or 6.8%, in the first quarter of 1996. Homes passed increased 4.8%, from 439,316 at March 31, 1995 to 460,454 at March 31, 1996. Basic service subscribers increased 4.6% from 296,558 at March 31, 1995 to 310,320 at March 31, 1996. The basic penetration rate decreased from 67.5% in the first quarter of 1995 to 67.4% in the first quarter of 1996, as a result of an increase in the number of homes passed without an equivalent increase in the number of basic subscribers.

     Operating expenses. Operating expenses increased by $1.5 million, or approximately 13.6%, from $11.0 million in the first quarter of 1995 to $12.5 million in the first quarter of 1996. As a percentage of revenues, operating expenses increased from 40.9% to 41.7%. Programming costs for the first quarter of 1996 increased by $0.8 million, or 22.0%, from the first quarter of 1995. These increases were due to a combination of factors, including a 4.6% increase in basic subscribers from March 31, 1995 to March 31, 1996, additional costs associated with the purchase of programming on the new channels offered to customers, and industry-wide increases in programming rates charged by certain vendors. As a result, the Company's programming costs per basic subscriber increased by 10.0%

     Operating, general and administrative expenses. Operating, general and administrative expenses decreased by $0.2 million, or approximately 7.7%, from $2.6 million in the first quarter of 1995 to $2.4 million in the first quarter of 1996.

     Management fees. Management fees increased by $0.3 million, or approximately 25%, from $1.2 million in the first quarter of 1995 to $1.5 million in the first quarter of 1996, representing an increase, as a percentage of revenues, from 4.6% in the first quarter of 1995 to 5.0% in the first quarter of 1996. Once a system is acquired by the Company, management fees to Charter are recorded based on 5.0% of such system's revenues, although only 3.0% of such amount is payable currently and the balance is deferred. Prior to their acquisition by the Company, certain systems did not pay management fees to a third party.

     Depreciation and amortization. Depreciation and amortization expense remained consistent at $12.3 million during the first quarters of 1995 and 1996.

     Interest expense. Interest expense increased by $2.2 million, or approximately 42.3%, from $5.2 million in the first quarter of 1995 to $7.4 million in the first quarter of 1996. This increase resulted primarily from the additional indebtedness incurred in connection with the acquisition of the Crown Systems, the CableSouth Systems, the Peachtree Systems and the Masada Systems in fiscal 1995.

     Other expense. The Company incurred other expenses of approximately $0.5 million in the first quarter of 1995 as compared to $9,000 in the first quarter of 1996.

     Net loss. Net loss increased by $0.1 million, or approximately 1.7%, from $5.9 million in the first quarter 1995 to $6.0 million in the first quarter of 1996. The increase in revenues that resulted from subscriber growth was not sufficient to offset the significant costs related to the acquisitions of the Crown Systems, the CableSouth Systems, the Peachtree Systems and the Masada Systems in fiscal 1995, as such acquisitions caused a substantial increase in interest expense due to increased borrowing.

     EBIDTA. EBITDA increased by $1.8 million, or approximately 13.5%, from $13.3 million in the first quarter of 1995 to $15.1 million in the first quarter of 1996, due to an increase in revenues which was partially offset by an increase in systems operation expenses. EBITDA, as a percentage of revenues, increased slightly from 49.4% in the first quarter of 1995 to 50.4% in the first quarter of 1996. Management believes that EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity.

     FISCAL 1995 COMPARED TO FISCAL 1994

     Revenues. Revenues increased by $8.0 million, or approximately 7.7%, from $103.8 million in fiscal 1994 to $111.8 million in fiscal 1995, as a result of an increase of $3.3 million during such period in revenues from unregulated services (including premium cable services, pay-per-view, advertising and other services) and an increase of $4.7 million related primarily to subscriber growth. Average monthly revenue per basic subscriber increased from $29.60 in fiscal 1994 to $30.87, or 4.3%, in fiscal 1995. Homes passed increased 3.1%, from 437,425 at December 31, 1994 to 451,199 at December 31, 1995. Basic service subscribers increased 3.3%, from 292,214 at December 31, 1994 to 301,820 at December 31, 1995. The basic penetration rate increased by 0.1% from fiscal 1994 to fiscal 1995 from 66.8% to 69.9%. Revenue growth during 1994 and 1995 was limited by rate rollbacks of up to 7.0% beginning in July 1994 experienced by certain of the Southeast Systems (such rate rollbacks have remained in effect throughout 1995, and have therefore had a more significant effect on revenue growth in 1995 than 1994). In fiscal 1994 and 1995, however, there were limited instances of rate increases representing a pass-through of certain external costs (such as copyright, programming and franchise fees).

     Operating expenses. Operating expenses increased by $4.2 million, or approximately 10.1%, from $41.7 million in fiscal 1994 to $45.9 million in fiscal 1995. These expenses, as a percentage of revenues increased from 40.2% to 41.0%. Programming costs for fiscal 1995 increased by $2.2 million, or 11.1%, from fiscal 1994. These increases were due to a combination of factors, including a 3.3% increase in basic subscribers from December 31, 1994 to December 31, 1995, additional costs associated with the purchase of programming on the new channels offered to customers, and industry-wide increases in programming rates charged by certain vendors. As a result, the Company's programming costs per basic subscriber increased by 7.4%.

     Operating, general and administrative expenses. Operating, general and administrative expenses decreased by $0.6 million, or approximately 5.3%, from $11.3 million in fiscal 1994 to $10.7 million in fiscal 1995, and these expenses, as a percentage of revenues, decreased from 10.9% in fiscal 1994 to 9.5% in fiscal 1995.

     Management fees. Management fees increased by $1.2 million, or approximately 27.9%, from $4.3 million in fiscal 1994 to $5.5 million in fiscal 1995, representing an increase, as a percentage of revenues, from 4.1% in fiscal 1994 to 4.9% for fiscal 1995. Once a system is acquired by the Company, management fees to Charter are recorded based on 5.0% of such system's revenues, although only 3.0% of such amount is payable currently and the balance is deferred. Prior to their acquisition by the Company, certain systems did not pay management fees to a third party.

     Depreciation and amortization. Depreciation and amortization expense increased by $5.6 million, or approximately 11.7%, from $47.8 million in fiscal 1994 to $53.4 million in fiscal 1995. There was a significant increase in amortization resulting from the acquisition of the Crown Systems, the CableSouth Systems, the Peachtree Systems and the Masada Systems in fiscal 1995. In connection with such acquisitions, the acquired franchises were recorded at fair market value which resulted in a stepped-up basis upon acquisition. In addition, the increase in depreciation and amortization expense occurred as a result of the amortization of certain acquisition-related costs such as legal, accounting and due diligence expenses and deferred debt costs.

     Interest expense. Interest expense increased by $9.1 million, or approximately 61.9%, from $14.7 million in fiscal 1994 to $23.8 million in fiscal 1995. This increase resulted primarily from the additional indebtedness incurred in connection with the acquisition of the Crown Systems, the CableSouth Systems, the Peachtree Systems and the Masada Systems in fiscal 1995.

     Other income (expense). The Company generated other income of approximately $0.1 million in fiscal 1994 as compared to other expense of $1.4 million in fiscal 1995. A loss of $0.8 million was recorded in 1995 as a result of damages from Hurricane Opal.

     Net loss. Net loss increased by $12.9 million, or approximately 82.7%, from $15.6 million in fiscal 1994 to $28.5 million in fiscal 1995. The increase in revenues that resulted from subscriber growth was not sufficient to offset the significant costs related to the acquisitions of the Crown Systems, the CableSouth Systems, the Peachtree Systems and the Masada Systems in fiscal 1995, as such acquisitions caused a substantial increase in interest expense due to increased borrowing.

     EBITDA. EBITDA increased by $4.5 million, or approximately 8.9%, from $50.8 million in fiscal 1994 to $42.8 million in fiscal 1995, due to an increase in revenues which was partially offset by an increase in systems operating expenses. EBITDA, as a percentage of revenues, increased slightly from 48.9% in fiscal 1994 to 49.4% in fiscal 1995. Management believes that EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity.

     FISCAL 1994 COMPARED TO FISCAL 1993

     Revenues. Revenues increased by $6.9 million, or approximately 7.1%, from $96.9 million in fiscal 1993 to $103.8 million in fiscal 1994, primarily due to subscriber growth. In fiscal 1994, reduced or frozen rates were in effect in each of the Southeast Systems, and certain of the Southeast Systems experienced additional rate rollbacks of up to 7.0% as a result of FCC rate regulation implemented in July 1994. In fiscal 1994, there were limited instances of rate increases representing a pass-through of certain external costs (such as copyright, programming and franchise fees). Thus, average monthly revenue per basic subscriber increased slightly from $29.50 in fiscal 1993 to $29.60 in fiscal 1994, or 0.3%. Premium service revenue increased by $2.0 million, or approximately 15.5%, from $12.9 million in fiscal 1993 to $14.9 million in fiscal 1994. Homes passed increased 4.5%, from 418,678 at December 31, 1993 to 437,425 at December 31, 1994. Basic service subscribers increased 6.8%, from 273,631 at December 31, 1993 to 292,214 at December 31, 1994. The basic penetration rate increased 1.4% from fiscal 1993 to fiscal 1994. In addition, in fiscal 1994 the Company recorded a small increase in revenues from unregulated services such as pay-per-view, advertising and other ancillary revenues. An additional factor affecting revenue growth in fiscal 1994 involved the Crown Systems' change in accounting practice to properly report "pass-throughs" of franchise fee expenses as subscriber revenues. Prior to fiscal 1994, for the Southeast Systems, revenues associated with the "pass-through" of franchise fee expenses were netted against franchise expense for reporting purposes.

     Operating expenses. Operating expenses increased by $5.4 million, or approximately 14.9%, from $36.3 million in fiscal 1993 to $41.7 million in fiscal 1994. These expenses, as a percentage of revenues, increased from 37.5% in fiscal 1993 to 40.2% in fiscal 1994. These increases in systems operating expenses were due to a combination of factors, including a 13.6% increase in programming costs and a 7.1% increase in basic subscribers. As a result, the Company's programming costs per subscriber increased by 16.4%.

     Operating, general and administrative expenses. Operating, general and administrative expenses increased by $1.3 million, or approximately 13.0%, from $10.0 million in fiscal 1993 to $11.3 million in fiscal 1994. These expenses, as a percentage of revenues, increased from 10.3% in fiscal 1993 to 10.9% in fiscal 1994, as a result of growth of the Company's subscriber base which required increased staffing. In addition, the systems experienced added costs for implementing the new FCC rate regulations, as well as costs incidental to launching new channels. Channel line-up changes, whether resulting from "must carry" regulation or voluntary changes to improve product line, resulted in administrative costs and indirect costs such as marketing and customer mailings. Bad debt expense remained approximately the same from fiscal 1993 to fiscal 1994.

     Management fees. Management fees increased by $0.7 million, or approximately 19.4%, from $3.6 million in fiscal 1993 to $4.3 million in fiscal 1994. These fees were 4.1% of revenues in fiscal 1994 and 3.7% in fiscal 1993. Once a system is acquired by the Company, management fees to Charter are recorded based on 5.0% of such systems revenues. However, prior to their acquisition by the Company, certain systems did not pay management fees to a third party.

     Depreciation and amortization. Depreciation and amortization expense increased by $7.9 million, or approximately 19.8%, from $39.9 million in fiscal 1993 to $47.8 million in fiscal 1994. This increase was primarily due to increased depreciation and amortization in connection with the acquisition of the McDonald Systems in fiscal 1994. In connection with such acquisition, the acquired franchises were recorded at fair market value resulting in a stepped-up basis upon acquisition.

     Interest expense. Interest expense increased by $4.0 million, or approximately 37.4%, from $10.7 million in fiscal 1993 to $14.7 million in fiscal 1994. The increase resulted primarily from the additional indebtedness incurred in connection with the acquisition of the McDonald Systems in fiscal 1994. Also, there were higher overall effective interest rates in fiscal 1994 compared to fiscal 1993.

     Other income (expense). The Company generated other income of approximately $0.1 million in fiscal 1994 as compared to other expense of $1.5 million in fiscal 1993.

     Net loss. Net loss increased by $11.4 million, or approximately 271.4%, from $4.2 million in fiscal 1993 to $15.6 million in fiscal 1994. The increase in revenues that resulted from subscriber growth was not sufficient to offset the significant costs of the acquisition of the McDonald Systems in fiscal 1994, as such acquisition caused both a substantial increase in amortization expense due to the stepped-up basis of the McDonald Systems' assets and interest expense due to increased borrowing.

     EBITDA. EBITDA increased by $0.3 million, or approximately 0.6%, from $50.5 million in fiscal 1993 to $50.8 million in fiscal 1994, due to an increase in revenues which was partially offset by rate rollbacks and related increases in systems operating expenses. EBITDA, as a percentage of revenues, decreased from 52.2% in fiscal 1993 to 48.9% in fiscal 1994. Despite increases in the subscriber base, the effects of rate regulation limited revenue growth, with no comparable reduction of expenses. Management believes that EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. EBITDA does not include the Company's debt obligations or other significant commitments.

LIQUIDITY AND CAPITAL RESOURCES

     The cable television business requires substantial financing for construction, expansion and maintenance of plant. In addition, the Company intends to continue the pursuit of a business strategy which includes selective strategic acquisitions. In April 1994, in connection with the McDonald Systems acquisition, the Company received aggregate equity contributions of approximately $84.5 million consisting of an aggregate of $14.4 million in preferred equity from two institutional investors and from certain senior managers of Charter, $40.0 million in special limited partnership interests from the sellers of the McDonald Systems and $30.1 million in common equity from Charterhouse and Charter. In 1995, in connection with the acquisitions of the other Southeast Systems, the Company received aggregate equity contributions of approximately $82.4 million from two institutional investors, Charter and Charterhouse. On March 28, 1996, the net proceeds from the Offerings, of approximately $192.5 million, were utilized for the acquisition of the CCIP Systems by CC-II for $115.0 million (this portion of the proceeds were temporarily used to repay outstanding borrowings under the Old CC-II Credit Facility, and then reborrowed to consummate the CCIP Acquisition), repayment of the Charterhouse Bridge Notes for $15.0 million, repayment of the short-term intercompany note to CC-I for approximately $1.1 million, redemption of CC-I Special Limited Partnership interests for approximately $43.3 million, and repayment of $17.5 million and $0.6 million in borrowings under the Old CC-I Credit Facility and Old CC-II Credit Facility, respectively. As of March 31, 1996, the Company had an aggregate of approximately $76.9 million of indebtedness outstanding (and $28.1 million unused and available for borrowing) under the New CC-I Credit Facility, and an aggregate of approximately $173.9 million of indebtedness outstanding (and $31.1 million unused and available for borrowing) under the New CC-II Credit Facility. See "Description of Other Indebtedness." The Old Credit Facilities were utilized, together with the equity contributions noted above, principally in the acquisition of the Southeast Systems.

     The historical combined cash flows provided by operating activities for the Southeast Systems totaled approximately $37.0 million, $34.0 million and $25.0 million for the years ended December 31, 1993, 1994 and 1995, respectively, and $11.4 million and $2.5 million for the three months ended March 31, 1995 and 1996, respectively.

     Cash flows provided by operating activities together with third party borrowings have been historically sufficient to fund the Company's debt service, capital expenditures and working capital requirements. In addition, as previously discussed, the Company has funded portions of certain acquisitions through the issuance of equity securities. Future cash flows provided by operating activities and availability for borrowings under the New Credit Facilities are anticipated to be sufficient, during the next 12 months, for the Company's ongoing debt service, capital expenditures and working capital needs. The Company anticipates that future acquisitions could be financed through borrowings, either presently available under the New Credit Facilities or as a result of amending the New Credit Facilities to allow for expanded borrowing capacity. Although to date the Company has been able to obtain financing on satisfactory terms, there can be no assurance that this will continue to be the case in the future. In addition, the Company could supplement the financing required for acquisitions through the sale of additional Special Limited Partner units.

     The Company manages risk arising from fluctuations in interest rates through the use of interest rate swap and cap agreements required under the terms of the New Credit Facilities. Interest rate swap and cap agreements are accounted for by the Company as a hedge of the debt obligation. As a result, the net settlement amount of any such swap or cap is recorded as an adjustment to interest expense in the period incurred. The affects of the Company's hedging practices on its weighted average borrowing rate and on reported interest expense were not material for either the three month period ended March 31, 1996 or for the year ended December 31, 1995.

     Charter Holdings is a holding company which has no significant assets other than its direct and indirect investments in CC-I and CC-II and its right to receive certain payments under its management agreements with CC-I and CC-II. Holdings Capital, a wholly-owned subsidiary of Charter Holdings, was formed solely for the purpose of serving as a co-issuer of the Debentures and has no operations or assets from which it will be able to repay the Debentures. Accordingly, the Issuers must rely entirely upon distributions and the payment of management fees from CC-I and the CC-II Borrowers to generate the funds necessary to meet their obligations, including the payment of principal and interest on the Debentures. See "Risk Factors -- Deficiency of Earnings Available to Cover Fixed Charges; Holding Company Structure."

     The Company has insurance covering risks incurred in the ordinary course of business, including general liability, property and business interruption coverage. As is typical in the cable television industry, the Company does not maintain insurance covering its underground plant, the cost of which management believes is currently prohibitive. Management believes that the Company's insurance coverage is adequate, and intends to monitor the insurance markets to attempt to obtain coverage for the Company's underground plants at reasonable and cost-effective rates.

     CAPITAL EXPENDITURES

     The capital expenditures for the Company and the prior owners of the Southeast Systems (excluding acquisition costs of systems) totaled approximately $30.6 million, $25.6 million and $26.0 million for the years ended December 31, 1993, 1994 and 1995, respectively, and $3.6 million and $6.1 million for the three months ended March 31, 1995 and 1996, respectively. These expenditures were primarily for expansion and rebuild of cable plant and rewiring of associated headend equipment, office expansion and relocation, upgrade and replacement of service vehicles and routine maintenance and replacement of cable plant and related equipment. These capital expenditures were financed through a variety of sources which included (i) amounts available under credit facilities,
(ii) equity infusions and (iii) cash flows from operations. The Company expects capital expenditures (excluding acquisition costs of systems) over the next two years to total approximately $50.0 million in 1996 and approximately $30.0 million in 1997, respectively, of which approximately $11.0 million per year represents anticipated maintenance capital expenditures. The additional capital expenditures will consist primarily of installation of fiber optic cable and microwave links which the Company expects to allow it to eliminate 11 of the Company's 36 headends through headend consolidation. Capital expenditures will also include expansion and replacement of headend buildings, rewiring of associated electronic equipment, new vehicles, test equipment and computer equipment. The remaining capital items include the expenses and capital expenditures required to add new subscribers and to expand and upgrade plant. The Company expects to finance the anticipated capital expenditures described above with cash flows generated from operations and additional borrowings under the New Credit Facilities.

     THE CREDIT FACILITIES

     As of March 31, 1996, the Company had an aggregate of approximately $76.9 million of indebtedness outstanding (and $28.1 unused and available for borrowing) under the New CC-I Credit Facility, and an aggregate of approximately $173.9 million of indebtedness outstanding (and $31.1 million unused and available for borrowing) under the New CC-II Credit Facility. The New Credit Facilities require the Company to purchase and maintain interest rate protection on at least 50% of the outstanding principal under the New Credit Facilities, so that the weighted average term of all interest rate protection is not less than 18 months at all dates of determination. The Company may enter into interest cap agreements to satisfy this requirement, provided that the interest rate related thereto shall not exceed by 2% per annum the United States Treasury rate in effect on the date of the agreement for the applicable hedge period. The Old Credit Facilities contained substantially similar requirements. For additional information on the terms of the New Credit Facilities, see the historical financial statements and the notes thereto included elsewhere herein.

     The Offerings and the concurrent amendment and restatement of each of the Old Credit Facilities were the final steps of a refinancing plan intended to increase the borrowing availability under, and improve the terms and interest rates of, the Old Credit Facilities and to extend the maturity of the Company's outstanding indebtedness, thereby enhancing the Company's liquidity and operational flexibility. The Company amended and restated each of the Old CC-I Credit Facility and the Old CC-II Credit Facility. The maturity dates of the Old CC-I Credit Facility and the Old CC-II Credit Facility were extended by the New Credit Facilities to 2004, and the interest rate spreads available to each of CC-I and the CC-II Borrowers were improved. Borrowings and reborrowings under the New Credit Facilities will be available to fund acquisitions and working capital and capital expenditure requirements. See "Description of Other Indebtedness -- The New Credit Facilities."

     The Issuers expect to make interest payments on the Debentures from funds distributed (which may include funds from the payment of management fees) to them by Charter Southeast (which will have been distributed to Charter Southeast by CC-I and the CC-II Borrowers) to the extent permitted under the terms of the
Note Indenture and the New Credit Facilities, as applicable. See "Risk
Factors -- Deficiency of Earnings Available to Cover Fixed Charges; Holding Company Structure."

     The Company presently intends to utilize the New Credit Facilities to fund capital expenditures, acquire additional cable systems and for general corporate purposes. See "Business -- Business Strategy." The Company expects that it will be able, during the next 12 months, to meet its debt service, working capital and capital expenditure requirements through its operating cash flows and borrowings under the New Credit Facilities.

PENDING LITIGATION


     On October 20, 1995, the Action was filed in the Chancery Court of New Castle County, Delaware. See "Business -- Legal Proceedings." On February 15, 1996, the Court of Chancery of the State of Delaware in and for New Castle County dismissed all of the plaintiff's claims for injunctive relief (including that which sought to prevent the consummation of the CCIP Acquisition), and the CCIP Acquisition was consummated on March 29, 1996. The plaintiff's claims for an unspecified amount of money damages remain pending. Based upon (among other things) the advice of counsel, each of the defendants in the Action, including Charter and CC-II, believes the Action to be without merit and is contesting it vigorously. There can be no assurance that the plaintiffs will not be awarded damages in connection with the Action, some or all of which may be payable by CC-II. Management does not believe, however, that an adverse determination in the Action (if it occurred) would have a material adverse effect on the financial condition or results of operations of the Company.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS


     The following unaudited pro forma financial statements are based upon the historical combined financial statements of the Company, the Southeast Systems (prior to their acquisition by the Company), and the Pending Acquisitions. The unaudited pro forma combined statement of operations for the year ended December 31, 1995 has been derived from the audited statement of operations and balance sheets included elsewhere in this Prospectus. The unaudited pro forma combined statement of operations for the three months ended March 31, 1996 and balance sheet as of March 31, 1996 have been derived from the unaudited statements of operations and balance sheet included elsewhere in this Prospectus.



     The following unaudited pro forma statements of operations for the year ended December 31, 1995 and for the three months ended March 31, 1996 give effect to the applicable Pro Forma Adjustments, as if such Pro Forma Adjustments had occurred on January 1, 1995. The following unaudited pro forma balance sheet as of March 31, 1996 gives effect to the applicable Pro Forma Adjustments, as if such Pro Forma Adjustments had occurred on March 31, 1996. The acquisitions of the Southeast Systems have been, and the Pending Acquisitions will be, accounted for under the purchase method of accounting. The Company has not completed all evaluations necessary to finalize the purchase price allocations for the Pending Acquisitions and, accordingly, actual adjustments that reflect other evaluations of the purchased assets and assumed liabilities may differ from the Pro Forma Adjustments presented herein. The unaudited pro forma financial statements may not be indicative of what the results of the Company would have been had the transactions been completed on the dates assumed, nor are such financial statements necessarily indicative of the results of operations of the Company that may exist in the future. The unaudited pro forma financial statements should be read in conjunction with the Notes thereto and with the historical combined financial statements and the related Notes thereto appearing elsewhere in this Prospectus.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                (FOR THE YEAR ENDED AND AS OF DECEMBER 31, 1995)
      (NUMBERS IN THOUSANDS, EXCEPT FINANCIAL RATIOS AND SUBSCRIBER DATA)


                                                                                                        PRO FORMA      PRO FORMA
                            HISTORICAL                   PRO FORMA                     HISTORICAL      ADJUSTMENTS     FOR NOTES
                             PRO FORMA      HISTORICAL  ADJUSTMENTS       PRO FORMA     PENDING        FOR PENDING    AND PENDING
               COMPANY      ADJUSTMENTS     PRO FORMA    FOR NOTES        FOR NOTES   ACQUISITIONS     ACQUISITIONS   ACQUISITION
               --------  (A)-----------(B)  ---------   -----------       ---------   ------------(C)  -----------    -----------
STATEMENT OF
 OPERATIONS:
Revenues.....  $ 72,831      $  38,985      $111,816     $      --        $111,816      $ 35,086        $      --      $ 146,902
Operating
  expenses:
  Systems'
operations...    31,056         14,829        45,885            --          45,885        15,016               --         60,901
  General and
  administrative...    6,192      4,468       10,660            --          10,660         2,873               --         13,533
  Management
    fees.....     3,642          1,885         5,527            64(d)        5,591         2,244             (490)(l)      7,345
 Depreciation
    and
    amortization...   40,148     13,204       53,352           937(e)       54,289        17,322           (4,154)(m)     67,457
               --------        -------      --------      --------        --------      --------         --------       --------
    Total
    operating
  expenses...  $ 81,038      $  34,386      $115,424     $   1,001        $116,425      $ 37,455        $  (4,644)       149,236
               --------        -------      --------      --------        --------      --------         --------       --------
Operating
  income
  (loss).....    (8,207)         4,599        (3,608 )      (1,001)         (4,609 )      (2,369)           4,644         (2,334)
Interest
  expense....   (18,721)        (5,073)      (23,794 )     (20,946)(f)(g)  (44,740 )      (7,847)          (4,233)(n)    (56,820)
Interest
  income.....       198            153           351            --             351           164               --            515
Other income
(expenses)...      (856)          (553)(b)    (1,409 )       2,426(h)        1,017          (143)              --            874
               --------        -------      --------      --------        --------      --------         --------       --------
Net loss.....  $(27,586)     $    (874)     $(28,460 )   $ (19,521)       $(47,981 )    $(10,195)       $     411        (57,765)
               ========        =======      ========      ========        ========      ========         ========       ========
FINANCIAL
  RATIOS AND
  OTHER DATA
EBITDA(i)....    35,583      $  19,688      $ 55,271                      $ 55,271      $ 17,197                       $  72,468
EBITDA
  margin.....      48.9%          50.5%         49.4 %                        49.4 %        49.0%                           49.3%
Pro forma
  EBITDA to
  interest
  expense....       1.9x           3.9x          2.3 x                         1.2 x         2.2x                            1.3x
Capital
expenditures(t)... $ 20,011  $   6,036      $ 26,047                      $ 26,047      $  5,498                       $  31,545
Annualized
 EBITDA(o)...                                 57,216                                                                      75,224
Annualized
  EBITDA to
  interest
  expense....                                   2.40 x                                                                      1.32x
OPERATING
  STATISTICAL
  DATA (AT
  END OF
  PERIOD
  EXCEPT
  AVERAGES):
Homes
  passed.....   377,857         73,342       451,199                                     152,057                         603,256
Basic
subscribers...  249,106         52,714       301,820                                      96,920                         398,740
Basic
penetration...     65.9%          71.9%         66.9 %                                      63.7%                           66.1%
Premium
  units......   128,900         30,719       159,619                                      47,128                         206,747
Premium
penetration...     51.7%          58.3%         52.9 %                                      48.6%                           51.9%
Monthly
  revenue per
  basic
  subscriber(k)... $  29.64  $   36.66      $  30.87                                    $  30.17                       $   30.70

             NOTES TO THE UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                (FOR THE YEAR ENDED AND AS OF DECEMBER 31, 1995)
                             (NUMBERS IN THOUSANDS)

 (a) Amounts reflect the historical combined operations of CC-I and CC-II.

 (b) Amounts reflect the historical 1995 preacquisition results for the following systems which were acquired during 1995 and the first quarter of 1996. Certain reclassifications have been made between Systems' Operations and General and Administrative Expenses to conform the presentation to that of the Company.

                                   PEACHTREE        CABLESOUTH        MASADA I         MASADA II           CCIP
                                    SYSTEMS          SYSTEMS          SYSTEMS           SYSTEMS           SYSTEM
                                 1/1/95-4/30/95   1/1/95-5/31/95   1/1/95-7/31/95   1/1/95-11/30/95   1/1/95/12/31/95    TOTAL
                                 --------------   --------------   --------------   ---------------   ---------------   -------
Revenues........................     $1,578           $4,457          $  3,508          $ 6,250           $23,192       $38,985
Operating Expenses:
  Systems' operations...........        551            1,699             1,410            2,411             8,758        14,829
  General and administrative....        384              718               527              834             2,005         4,468
  Management fees...............         26               --               217              482             1,160         1,885
Depreciation and amortization...        325              905             2,001            4,411             5,562        13,204
                                 --------------   ------- -------  -------- ------  -------- ------   -------- -------  --------
                                                                                                                        -------
    Total operating expenses....      1,286            3,322             4,155            8,138            17,485        34,386
                                 --------------   ------- -------  -------- ------  -------- ------   -------- -------  --------
                                                                                                                        -------
Operating income (loss).........        292            1,135              (647)          (1,888)            5,707         4,599
Interest expense................       (112)              --              (755)          (1,612)           (2,594)       (5,073)
Interest income.................          6               --                20               40                87           153
Other income (expense)..........         20             (511)               (8)             (54)               --          (553)
                                 --------------   ------- -------  -------- ------  -------- ------   -------- -------  --------
                                                                                                                        -------
Net income (loss)...............     $  206           $  624          $ (1,390)         $(3,514)          $ 3,200       $  (874)
                                 ==============   ==============   ==============   ==============    ===============   ==========

 (c) Amounts reflect the historical 1995 results for the following systems which the Company plans to acquire during 1996. Certain reclassifications have been made between Systems' Operations and General and Administrative Expenses to conform the presentation to that of the Company.


                                   ANDERSON        LINCOLNTON        STANFORD        MASADA III          HICKORY
                                    SYSTEM           SYSTEM           SYSTEM           SYSTEM            SYSTEMS        TOTAL
                                --------------   --------------   --------------   ---------------   ---------------   --------
Statement of Operations Data:
Revenues.......................    $  7,771         $  5,222         $  4,523          $ 4,855           $12,715       $ 35,086
Operating expenses:
  Systems' operations..........       3,567            2,291            2,052            1,743             5,363         15,016
  General and administrative...         562              332              299              575             1,105          2,873
  Management fees..............         389              261              226              298             1,070          2,244
  Depreciation and
    amortization...............       3,833            4,188            2,993            2,154             4,154         17,322
                                --------------   -------- ------  -------- ------  ------- -------   -------- -------  ----------
                                                                                                                          -----
    Total operating expenses...       8,351            7,072            5,570            4,770            11,692         37,455
                                --------------   -------- ------  -------- ------  ------- -------   -------- -------  ----------
                                                                                                                          -----
Operating income (loss)........        (580)          (1,850)          (1,047)              85             1,023         (2,369)
  Interest expense.............      (1,551)          (1,138)            (996)            (709)           (3,453)        (7,847)
  Interest income..............          53               12                8               47                44            164
  Other income (expense).......          --               --               --             (143)               --           (143)
                                --------------   -------- ------  -------- ------  ------- -------   -------- -------  ----------
                                                                                                                          -----
Net income (loss)..............    $ (2,078)        $ (2,976)        $ (2,035)         $  (720)          $(2,386)      $(10,195)
                                ==============   ==============   ==============   ==============    ===============   =========

 (d) To eliminate the Southeast Systems historical pro forma management fees expense totaling $5,527 and to record for the year ended December 31, 1995 management fee expense of $5,591, based upon 5% of revenues pursuant to the Company's Subsidiary Management Agreements.

 (e) To eliminate the Southeast Systems historical pro forma depreciation and amortization expense totaling $53,357 and to record for the year ended December 31, 1995 depreciation and amortization expense of $54,289 based upon the allocation of purchase price to various categories of systems, equipment and intangibles depreciated using methods and terms consistent with those utilized by the Company. The franchise costs are generally being amortized over 5 to 15 years.

 (f) To eliminate Southeast Systems historical pro forma interest expense totaling $23,744 and to record for the year ended December 31, 1995 interest expense of $18,608 based upon the Company's pro forma borrowings under its New Credit Facilities assuming an average interest rate of 7.625% and interest expense of $14,063 on the Notes Offering of $125,000 assuming a 11.25% interest rate. Also includes amortization of all deferred debt issuance costs of $901.

 (g) To record additional interest expense of $11,168 related to the Debentures of $75,000 assuming a 14% interest rate compounded semi-annually and amortization of additional deferred debt issuance costs.

 (h) To eliminate income tax expense and other items not expected to be incurred by the Company.

 (i) EBITDA represents income (loss) before interest expense, income taxes, depreciation and amortization, management fees and other income (expense). EBITDA is calculated before payment of management fees so as to be consistent with certain financial terms contained in the New Credit Facilities and the Indenture. Management believes that EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. EBITDA is not presented in accordance with generally accepted accounting principles and should not be considered an alternative to, or more meaningful than, operating income or operating cash flows as an indicator of the Company's operating performance. EBITDA does not include the Company's debt obligations or other significant commitments.

 (j) Capital expenditures exclude cash consideration paid in connection with the acquisition of cable systems.

 (k) Revenues divided by basic subscribers divided by 12 months.


 (l) To record for the year ended December 31, 1995, the Pending Acquisitions pro forma management fee expense, based upon 5.0% of revenues pursuant to the Company's Subsidiary Management Agreements.



(m) To record for the year ended December 31, 1995, the Pending Acquisitions pro forma depreciation and amortization expense based upon the allocation of purchase price to various categories of systems, equipment and intangibles depreciated using methods and terms consistent with those utilized by the Company. The intangibles are generally being amortized over 5 to 15 years.



 (n) To record the year ended December 31, 1995, the Pending Acquisitions pro forma interest expense based upon the Company's pro forma borrowings under its New Credit Facilities (increased for the Pending Acquisitions), assuming an average interest rate of 7.625%. Also, includes amortization of all deferred debt issuance costs.



 (o) Fourth quarter EBITDA multiplied by four.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                (FOR THE QUARTER ENDED AND AS OF MARCH 31, 1996)
    (NUMBERS IN THOUSANDS, EXCEPT FOR FINANCIAL RATIOS AND SUBSCRIBER DATA)

                                                                                                        PRO FORMA      PRO FORMA
                               HISTORICAL                   PRO FORMA                  HISTORICAL      ADJUSTMENTS     FOR NOTES
                                PRO FORMA      HISTORICAL  ADJUSTMENTS    PRO FORMA     PENDING        FOR PENDING    AND PENDING
                  COMPANY      ADJUSTMENTS     PRO FORMA    FOR NOTES     FOR NOTES   ACQUISITIONS     ACQUISITIONS   ACQUISITION
                  --------  (A)-----------(B)  ---------   -----------    ---------   ------------(C)  -----------    -----------
STATEMENT OF
  OPERATIONS:
Revenues........  $ 23,844      $   6,169      $ 30,013     $      --     $ 30,013      $  9,115        $      --         39,128
Operating
  expenses:
  Systems'
   operations...     9,985          2,528        12,513            --       12,513         4,012               --         16,525
  General and
  administrative...    1,904          479         2,383            --        2,383           759               --          3,142
  Management
    fees........     1,192            308         1,500             2(d)     1,502           585             (130)(j)      1,957
  Depreciation
    and
 amortization...    10,924          1,391        12,315           708(e)    13,023         4,095             (813)(k)     16,305
                  --------     -----------     ---------   -----------    ---------   ------------     -----------    -----------
    Total
      operating
     expenses...    24,005          4,706        28,711           710       29,421         9,451             (943)        37,929
                  ========     ==========      ========    ==========     ========     =========       ==========     ==========
Operating income
  (loss)........      (161)         1,463         1,302          (710)         592          (336)             943          1,199
  Interest
    expense.....    (6,779)          (620)       (7,399 )      (3,844)(f)  (11,243 )      (1,731)          (1,258)(l)    (14,232)
  Interest
    income......        47             16            63            --           63            39               --            102
  Other income
    (expense)...         2            (11)           (9 )          --           (9 )         (10)              --            (19)
                  --------     -----------     ---------   -----------    ---------   ------------     -----------    -----------
Net loss........  $ (6,891)     $     848      $ (6,043 )   $  (4,554)    $(10,597 )    $ (2,038)       $    (315)     $ (12,950)
                  ========     ==========      ========    ==========     ========     =========       ==========     ==========
BALANCE SHEET
  (AT END OF
  PERIOD)
Cash and cash
  equivalents...  $  1,018      $      --      $  1,018     $      --     $  1,018      $  1,443        $      --      $   2,461
Receivables,
  net...........     7,017             --         7,017            --        7,017           597               --          7,614
Systems and
  equipment,
  net...........   133,893             --       133,893            --      133,893        39,620               --        173,513
  Franchise
    cost, net...   396,376             --       396,376            --      396,376         7,579          129,937(m)     533,892
Prepaids and
  other.........    15,082             --        15,082            --       15,082         2,692             (164)(n)     17,610
                  --------     -----------     ---------   -----------    ---------   ------------     -----------    -----------
    Total
      assets....  $553,386      $      --      $553,386     $      --     $553,386      $ 51,931        $ 129,773      $ 735,090
                  ========     ==========      ========    ==========     ========     =========       ==========     ==========
Accounts payable
  and accrued
  expenses......  $ 16,484      $      --      $ 16,484     $      --     $ 16,484      $  3,113        $      --      $  19,597
Subscriber
  deposits and
  other deferred
  revenue.......     1,376             --         1,376            --        1,376           514               --          1,890
Deferred
  taxes.........     5,060             --         5,060            --        5,060            --               --          5,060
Total debt......   450,921             --       450,921            --      450,921        42,352          110,725(o)     603,998
                  --------     -----------     ---------   -----------    ---------   ------------     -----------    -----------
    Total
  liabilities...   473,841             --       473,841            --      473,841        45,979          110,725        630,545
Partner's
  capital.......    79,545             --        79,545            --       79,545         5,952           19,048(p)     104,545
                  --------     -----------     ---------   -----------    ---------   ------------     -----------    -----------
Total
  liabilities
  and partner's
  capital.......  $553,386      $      --      $553,386     $      --     $553,386      $ 51,931        $ 129,773      $ 735,090
FINANCIAL RATIOS
  AND OTHER
  DATA:
EBITDA (g)......  $ 11,955      $   3,162      $ 15,117                   $ 15,117      $  4,344                       $  19,461
EBITDA margin...      50.1%          51.3%         50.4 %                     50.4 %        47.7%                           49.7%
Pro forma EBITDA
  to interest
  expense.......       1.8x           5.1x          2.0 x                      1.3 x         2.5x                            1.4
Capital
  Expenditures
  (h)...........  $  5,242      $     836      $  6,078                   $  6,078      $  1,312                       $   7,390
Annualized
  EBITDA (q)....
Total debt to
  annualized
  EBITDA........                                 60,468                                                                   77,844
Annualized
  EBITDA to
  interest
  expense.......                                   7.46 x                                                                   7.76
 ................                                   2.04 x                                                                   1.37
OPERATING
  STATISTICAL
  DATA (AT END
  OF PERIOD,
  EXCEPT
  AVERAGES):
Homes passed....   386,549         73,905       460,454                                  152,415                         612,869
Basic
  subscribers...   256,440         53,880       310,320                                   98,110                         408,430
Basic
  penetration...      66.3%          72.9%         67.4 %                                   64.4%                           66.6%
Premium units...   125,621         33,011       158,632                                   44,999                         203,631
Premium
  penetration...      49.0%          61.3%         51.1 %                                   45.9%                           49.9%
Monthly revenue
  per basic
subscriber(i)...  $  30.99      $   38.17      $  32.24                                 $  30.97                       $   31.93

             NOTES TO THE UNAUDITED PRO FORMA FINANCIAL STATEMENTS

             (FOR THE THREE MONTHS ENDED AND AS OF MARCH 31, 1996)
                             (NUMBERS IN THOUSANDS)

(a)  Amounts reflect the historical consolidated operations of CC-I and CC-II.

(b) Reflects historical results for CCIP Systems for the period ended March 29, 1996.

(c) Amounts reflect the historical 1996 first quarter results and the March 31, 1996 balance sheet for the following systems which the Company plans to acquire during 1996. Certain reclassifications have been made between Systems' Operations and General and Administrative Expenses to conform the presentation to that of the Company.

                                      ANDERSON   LINCOLNTON   SANFORD   MASADA III   HICKORY
                                       SYSTEM      SYSTEM     SYSTEM      SYSTEM     SYSTEMS      TOTAL
                                      --------   ----------   -------   ----------   -------     -------
     STATEMENT OF OPERATIONS DATA:
     Revenues.......................  $  2,009    $  1,357    $ 1,168     $1,257     $ 3,324     $ 9,115
     Operating expenses:
          Systems' operations.......       947         595        476        475       1,519       4,012
          General and
            administrative..........       122          84         89        151         313         759
          Management fees...........       100          68         58         77         282         585
          Depreciation and
            amortization............       864       1,038        771        403       1,019       4,095
                                      --------   ----------   -------   ----------   -------     -------
               Total operating
                 expenses...........     2,033       1,785      1,394      1,106       3,133       9,451
                                       =======    ========    =======   ========     =======     =======
     Operating income (loss)........       (24)       (428)      (226)       151         191        (336)
          Interest expense..........      (317)       (271)      (237)       (78)       (828)     (1,731)
          Interest income...........         3           2          2         16          16          39
          Other income (expense)....     --             (5)     --            (5)      --            (10)
                                      --------   ----------   -------   ----------   -------     -------
     Net income (loss)..............  $   (338)   $   (702)   $  (461)    $   84     $  (621)    $(2,038)
                                       =======    ========    =======   ========     =======     =======
     BALANCE SHEET (AT END OF
       PERIOD):
     Cash and cash equivalents.......  $  --       $ --        $ --        $    7     $ 1,436     $ 1,443
     Receivables, net................       118          67         55         10         347         597
     Systems and equipment, net......    14,846       8,519      5,714      1,900       8,641      39,620
     Franchise Costs, net............       539       4,118      1,180        443       1,299       7,579
     Prepaids and other..............        69         706        619        121       1,177       2,692
                                       --------   ----------   -------   ----------   -------     -------
               Total Assets..........  $ 15,572    $ 13,410    $ 7,568     $2,481     $12,900     $51,931
                                        =======    ========     ======   ========     =======     =======
     Accounts payable and accrued
       expenses......................       404         169        166        321       2,053       3,113
     Subscriber deposits and deferred
       revenue.......................         2          52        119         26         315         514
     Deferred taxe:..................     --         --          --         --          --          --
     Total debt......................     --         --          --         3,514      38,838      42,352
                                       --------   ----------   -------   ----------   -------     -------
               Total liabilities.....       406         221        285      3,861      41,206      45,979
                                       --------   ----------   -------   ----------   -------     -------
     System's equity.................    15,166      13,189      7,283     (1,380)    (28,306)      5,952
                                       --------   ----------   -------   ----------   -------     -------
     Total liabilities and systems'
       equity........................  $ 15,572    $ 13,410    $ 7,568     $2,481     $12,900     $51,931
                                        =======    ========     ======   ========     =======     =======

(d) To record for the three months ended March 31, 1996, the CCIP Systems' management fee expense; based upon 5% of revenues pursuant to the Company's Subsidiary Management Agreements.

             (FOR THE THREE MONTHS ENDED AND AS OF MARCH 31, 1996)

(e) To record for the three months ended March 31, 1996, the CCIP Systems' depreciation and amortization expense based upon the allocation of purchase price to various categories of systems, equipment and intangibles depreciated using methods and terms consistent with those utilized by the Company. The franchise costs are generally being amortized over 5 to 15 years.

(f) To record for the three months ended March 31, 1996, CCIP Systems' pro forma interest expense, based upon the Company's pro forma borrowings under the New Credit Facilities (increased by $114,415 for the CCIP Acquisition), assuming an average interest rate of 7.625%. Also, includes amortization of deferred debt issuance costs of $214.

(g) EBITDA represents income (loss) before interest expense, income taxed, depreciation and amortization, management fees and other income (expense). EBITDA is calculated before payment of management fees so as to be consistent with certain financial terms contained in the New Credit Facilities and the Indenture. Management believes EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. EBITDA is not presented in accordance with generally accepted accounting principles and should not be considered an alternative to, or more meaningful than, operating income or operating cash flows as an indicator of the Company's operating performance. EBITDA does not include the Company's debt obligations or significant commitments.

(h) Capital expenditures exclude cash consideration paid in connection with the acquisition of cable systems.

(i)   Revenues divided by basic subscribers divided by three months.

(j) To record for the three months ended March 31, 1996, the pro forma management fee expense for the Pending Acquisitions based upon 5% of revenues pursuant to the Company's Subsidiary Management Agreement.

(k) To record for the three months ended March 31, 1996, the pro forma depreciation and amortization expense for the Pending Acquisitions, based upon the allocation of purchase price to various categories of systems, equipment and intangibles depreciated using methods and terms consistent with those utilized by the Company. The intangibles are generally being amortized over 5 to 15 years.

(l) To record for the three months ended March 31, 1996 the pro forma interest expense for the Pending Acquisitions, based upon the Company's pro forma borrowings under the New Credit Facilities (increased for the Pending Acquisitions), assuming an average interest rate of 7.625%. Also, includes amortization of deferred debt issuance costs.

(m) To record the step-up in franchises for the Pending Acquisitions, resulting from purchase accounting.

(n) To eliminate the historical other assets which would not be recorded as a result of purchase accounting and to record additional debt issuance costs associated with the additional bank debt.

(o) To eliminate the historical debt and record the bank debt associated with the Pending Acquisitions.

(p) To eliminate historical equity and record $25,000 of additional capital which may be required to be contributed to the Company in connection with the Hickory Acquisition.

(q)  First quarter EBITDA multiplied by four.

                                    BUSINESS

GENERAL

     The Company owns, operates and develops cable television systems in the southeastern region of the United States, primarily in suburban communities which have experienced higher than average rates of population growth. These communities generally experienced a rate of population growth, in the aggregate, which exceeded the national average by approximately 55% during the period from 1980 to 1994. See "-- Description of Southeast Systems -- Demographic Profiles." As of March 31, 1996, the Company owned and operated cable television systems in Alabama, Georgia, Kentucky, Louisiana, North Carolina, South Carolina and Tennessee passing approximately 460,000 homes and serving approximately 310,000 basic subscribers. Through strategic acquisitions and internal growth, the Company seeks to own and operate cable television systems serving, in the aggregate, at least 400,000 to 500,000 basic subscribers in the southeastern region of the United States within the next five years.

     The Company owns and operates systems which lie within five clusters in the southeastern region of the United States: the Greenville-Spartanburg/Asheville Cluster, the Atlanta Cluster, the Northern Alabama Cluster, the New Orleans Cluster and the Nashville Cluster. The Company has sought to "cluster" its cable systems in concentrated geographic areas because management believes that such clustering offers significant opportunities to enhance operating efficiencies and to improve operating margins and cash flow by spreading its fixed costs over an expanding subscriber base. The Company's clustered operations typically reduce costs by eliminating duplicative management personnel and operations, creating regional customer service centers and establishing centralized administration and technological support for local management. See "The Company" and "-- Business Strategy -- Realize Operating Efficiencies."

BUSINESS STRATEGY

     Management believes the southeastern region of the United States offers significant growth opportunities, with its principal objective being to increase the Company's operating cash flow by capitalizing upon such opportunities. To achieve its objective, the Company has pursued the following business strategies:

     Target Clusters in Southeast Suburban Markets. The Company has developed clusters of cable television systems located in suburban markets in the southeastern region of the United States in suburban markets that have experienced, in the aggregate, higher than average population growth rates. Management believes that the population growth, new housing construction and continuing outward expansion of the metropolitan areas located near the Southeast Clusters will enable the Company to achieve growth in its subscriber base. See "-- Description of the Southeast Systems."

     By concentrating on suburban markets, the Company believes that (i) it will be, for the foreseeable future, better positioned to avoid direct competition with certain of its larger competitors and potential competitors which management believes are generally concentrating their acquisition and expansion efforts on major urban markets, (ii) its subscribers will have available to them fewer competing entertainment alternatives than may exist in larger urban markets and (iii) its operating and plant costs per subscriber (including real estate and labor costs) will continue to be generally lower than those that exist in major urban markets.

     Grow Through Strategic Acquisitions. The Company has grown rapidly through acquisitions and continues to seek acquisitions in high-growth areas in the southeast region of the United States either by direct purchase or through strategic swaps of cable systems. In determining whether to acquire a particular system, the Company evaluates, among other things, the (i) location, size and strategic fit of the system with the Company's existing operations, (ii) technical quality of the system and anticipated capital expenditure requirements which may be necessary to comply with franchising requirements or to upgrade systems to satisfy the Company's operating standards, (iii) demographic trends of the market, (iv) existing and potential competition in the market, (v) price of the system relative to other characteristics of the system and (vi) the number of years remaining until the system's franchises must be renewed, along with the seller's relationship with the relevant franchising authorities. By virtue of the Company's growth and its relationship with Charter, management believes that the Company has greater acquisition opportunities than would otherwise be available to the Company. Except as described under "Summary-Pending Acquisitions", the Company is not currently a party to any letter of intent or definitive agreement with respect to any acquisitions. The Company regularly reviews and analyzes potential acquisitions, which may include the acquisition of other cable systems managed by Charter or as to which Charter has secured purchase rights. The Company anticipates that future acquisitions would be financed with additional debt, or, depending on the size and circumstances of the acquisition, possibly with additional equity.

     Realize Operating Efficiencies. After consummating an acquisition, the Company centralizes operational and organizational functions to reduce the operating costs of the system it acquires; such centralization also permits the Company to spread its fixed costs over an expanded subscriber base and thereby improve operating cash flow and margins. In making any operational or organizational changes, the Company attempts to ensure that customer service and strong community relations will be maintained and enhanced. As part of the Company's ongoing consolidation efforts, the Company plans to eliminate five duplicative office locations and to eliminate 11 of its 36 headends through headend consolidation during the next two years. Management believes that headend consolidations will reduce maintenance costs, increase system reliability, enable the Company to expand the number of channels it can offer its subscribers and increase average revenue per subscriber.

     Focus on the Customer. The Company continually seeks to improve its understanding of, and relationship with, its customers. Management believes this focus will, over time, increase both subscriber penetration and revenue per subscriber. The Company's emphasis on customer satisfaction is evident in its customer service policies, marketing and programming and technological plans. The Company seeks to provide a high level of customer service by employing a well-trained staff of customer service representatives and experienced field technicians. Upon acquisition of the new system, the Company implements a 24-hour customer service hotline, provides completed repair service in 24 hours (with in excess of 90% of "no picture" problems solved on the same day as reported) and also offers an installation and service guarantee. Management believes that the level of customer service provided by the Company to subscribers gained through acquisitions is generally better than that provided by previous owners. The Company's programming packages offer different pricing options, including special value packages and add-on services. From a technological standpoint, the Company focuses on its customers through its emphasis on service reliability, improved picture quality and expanded channel capacity. The Company is also working with Charter to develop a database that will assist management with its evaluation of the potential demand by existing and prospective customers for home entertainment, educational services and data transmission.

     Maximize Benefits Provided by Relationship with Charter. The Company receives significant benefits from its relationship with Charter. The Company benefits from Charter's principals (Messrs. Babcock, Kent and Wood, formerly part of the senior management team of Cencom) and their familiarity with those of the Company's systems previously owned by Cencom. As of March 31, 1996, 39% of the Company's subscribers were served by systems formerly owned and operated by Cencom. The Company also benefits from Charter's access to lower cost and more varied programming, as well as Charter's financial and operational expertise. The Company believes it will benefit from Charter's membership in the TeleSynergy programming cooperative, which Charter joined in October 1995 and which offers its members certain programming benefits. The Company's relationship with Charter has also increased the Company's acquisition opportunities, its ability to access debt financing and equity capital and to obtain marketing support and discounts on cable system equipment. See "Risk Factors -- Potential Conflicts of Interest."

THE CABLE TELEVISION INDUSTRY

     Cable television was introduced in the early 1950s to provide television signals to small or rural towns with little or no available off-air television signals and to communities with reception difficulties caused by terrain problems. Since that time, the cable television industry has added non-broadcast programming, utilized improved technology to increase channel capacity and expanded its service markets to include more densely populated areas and those communities in which off-air reception is not problematic. Enhanced channel capacity has increased the potential number of programming offerings available to the subscriber and, consequently, increased the potential revenue available per subscriber. State-of-the-art cable television systems are currently capable of providing approximately 36 to 108 channels of programming.

     Cable television systems offer customers various levels (or "tiers") of basic cable service consisting of off-air television signals of local networks, independent and educational stations, a limited number of television signals from "superstations" originating from distant cities, various satellite-delivered, non-broadcast channels and certain programming originated locally by the cable systems. For an extra monthly charge, cable systems also typically offer premium television services to their customers, consisting of satellite-delivered channels generally providing feature films, live sports events, concerts and other special entertainment features. See "-- Marketing, Programming and Rates."

     A cable television system consists of two principal operating components: one or more signal origination points called "headends," which receive television, radio and data signals that are transmitted by means of off-air antennas, microwave relay systems and satellite earth stations, and a signal distribution system. Each headend includes a tower, antennae or other receiving equipment at a location favorable for receiving broadcast signals and one or more earth stations that receives signals transmitted by satellite. The headend facility also houses the electronic equipment which amplifies, modifies and modulates the signals, preparing them for passage over the system's network of cables. Cable television systems may also originate their own programming and other information services for distribution through the systems.

     The signal distribution system consists of amplifiers and trunk lines which originate at the headend and carry the signal to various parts of the system, smaller distribution cables and distribution amplifiers which carry the signal to the immediate vicinity of the subscriber and drop lines which carry the signal into the subscriber's home. In the past several years, many cable operators have utilized fiber optic (in place of co-axial cable) technology to transmit signals through the primary trunk lines.

DESCRIPTION OF THE SOUTHEAST SYSTEMS

     GENERAL

     The Company acquired the Southeast Systems in a series of transactions commencing in April 1994. The Southeast Systems generally lie within five clusters in the southeastern region of the United States: the Greenville-Spartanburg/Asheville Cluster in western North Carolina and South Carolina; the Atlanta Cluster in the suburban corridor south of Atlanta; the northern Alabama Cluster near Huntsville and Birmingham; the New Orleans Cluster in the suburban areas north of New Orleans; and the Nashville Cluster in the suburban areas northwest of Nashville. Approximately 84% of the Southeast Systems' basic subscribers are located within the Southeast Clusters. As of December 31, 1995, on a pro forma basis, the Southeast Systems, after giving effect to the CCIP Acquisition, would have passed approximately 451,000 homes and provided service to approximately 302,000 subscribers.

     DEMOGRAPHIC PROFILE

     The following table sets forth a demographic profile of the Southeast Clusters.

                                                                                         1980 - 1994
                                                                                         ESTIMATED
                                                                BASIC                    POPULATION
             SOUTHEAST CLUSTERS                HOMES PASSED     SUBS.     PENETRATION      GROWTH
- ---------------------------------------------  ------------    -------    -----------    ----------
Greenville-Spartanburg/Asheville Cluster.....     114,189       76,557       67.0%          15.2%
Atlanta Cluster..............................      87,514       59,225       67.7%          40.6%
New Orleans Cluster..........................      52,088       35,402       68.0%          24.2%
Nashville Cluster............................      53,843       41,616       77.3%          22.8%
Northern Alabama Cluster.....................      74,854       47,742       63.8%          10.9%
                                                                                           ------
                                                                                            -----
                                               ------------    -------    ------ -
          Total Southeast Clusters...........     382,488      260,542       68.1%          22.6%(a)
National Average.............................          --           --          --          14.6%

- ---------------
Source: The 1993 and 1995 Rand McNally Commercial Atlas & Marketing Guide and Company estimates. (a) Average weighted by homes passed in each of the Southeast Clusters.

     The City of Atlanta and its surrounding area is the tenth largest Designated Market Area ("DMA") and the eighth largest Metropolitan Statistical Area ("MSA") in the United States. The Atlanta Cluster represents one of the fastest growing regions in the United States, with population growth experienced in this region from 1980 to 1994 equal to 161.3% for Fayette County, 97.7% for Henry County and 71.7% for Rockdale County.

     The Greenville-Spartanburg, South Carolina/Asheville, North Carolina area is the 35th largest DMA and the 67th largest MSA in the United States. Counties in the Greenville-Spartanburg/Asheville Cluster have also experienced rapid growth, including population growth from 1980 to 1994 of 32.2% for York County and 25.5% for Oconee County.

     The City of New Orleans and its surrounding area is the 41st largest DMA and the 41st largest MSA in the United States. Parishes within the New Orleans Cluster also experienced higher than average population growth from 1980 to 1994, including 44.1% for St. Tammany Parish and 26.3% for Livingston Parish, as compared with the national average of 14.6%.

     The City of Nashville and its surrounding area is the 33rd largest DMA and the 52nd largest MSA in the United States. The two counties comprising the Nashville Cluster experienced high rates of population growth from 1980 to 1994, consisting of 39.2% for Cheatham County and 33.8% for Montgomery County.

     The term "DMA" is as defined by the A.C. Nielsen Company and reflects rankings based on population. The DMA rankings have been obtained from BIA Publications, Inc. (1995). The term "MSA" is as defined by the Office of Management and Budget on December 31, 1922 and as revised through July 1, 1994. The MSA rankings have been obtained from the Rand McNally 1995 Commercial Atlas & Marketing Guide.

     HISTORICAL ACQUISITIONS

     The information set forth below briefly describes the acquisition of each of the Company's existing systems.

     McDonald Systems Acquisition. In April 1994, the Company completed the acquisition of the McDonald Systems for an aggregate purchase price of approximately $174.7 million. As of December 31, 1995, the McDonald Systems passed approximately 149,500 homes and provided service to approximately 102,400 basic subscribers in Georgia, Alabama and Louisiana.

     Crown Systems Acquisition. In January 1995, the Company completed the acquisition of the Crown Systems from Crown Media, Inc. ("Crown Media"), a subsidiary of Hallmark Cards Incorporated, for an aggregate purchase price of approximately $108.0 million. As of December 31, 1995, the Crown Systems passed approximately 95,500 homes and provided service to approximately 66,100 basic subscribers located in Kentucky, North Carolina and South Carolina.

     The acquisition of the Crown Systems was part of a larger transaction in which Crown Media sold its cable television systems to a group of investors, including Charter, CC-II and certain other affiliates of Charter, for a total purchase price of approximately $900.0 million. As a result of this transaction, Charter-affiliated entities acquired the Crown Systems and certain other cable television systems owned by Crown Media, serving approximately 260,000 basic subscribers in Connecticut, Kentucky, Missouri, North Carolina and South Carolina, adding to Charter's then-existing subscriber base of approximately 280,000. The Crown Systems were managed by members of Charter's management who were previously associated with Cencom.

     CableSouth Systems Acquisition. In May 1995, the Company purchased the CableSouth Systems for an aggregate purchase price of approximately $48.0 million. As of December 31, 1995, the CableSouth Systems passed approximately 44,500 homes and served approximately 30,100 basic subscribers in Alabama.

     Peachtree Systems Acquisition. In May 1995, the Company purchased the Peachtree Systems for an aggregate purchase price of approximately $22.0 million. As of December 31, 1995, the Peachtree Systems passed approximately 19,400 homes and served approximately 12,300 subscribers in Georgia.

     Masada I Systems Acquisition. In July 1995, the Company acquired the Masada I Systems for an aggregate purchase price of approximately $34.7 million. As of March 31, 1996, the Masada I Systems passed approximately 31,000 homes and served approximately 18,500 basic subscribers located in the southern suburbs of Atlanta, Georgia.

     Masada II Systems Acquisition. In November 1995, the Company acquired the Masada II Systems for an aggregate purchase price of approximately $35.0 million. As of March 31, 1996, the Masada II Systems passed approximately 37,800 homes and served approximately 21,400 basic subscribers located in Greenville-Spartanburg, South Carolina.

     CCIP Systems Acquisition. In March 1996, the Company acquired the CCIP Systems for an aggregate purchase price of approximately $112.0 million. As of March 31, 1996, the CCIP Systems passed approximately 73,900 homes and served approximately 53,900 basic subscribers in Tennessee, Kentucky, Georgia and North Carolina. See "Business -- Legal Proceedings."

     PENDING ACQUISITIONS

     In February 1996, in connection with the liquidation of CCIP II, Charter submitted a successful bid to acquire, for a purchase price of $36.7 million, CCIP II's cable television systems located in Anderson County, South Carolina. The Anderson system serves approximately 20,600 subscribers. Charter has assigned its purchase rights to the Anderson System to CC-II. CC-II's acquisition of the Anderson System from CCIP II is subject to the prior approval of the holders of a majority of the outstanding limited partnership interests of CCIP II. Subject to the receipt of such approval and to the satisfaction of certain other terms and conditions, the acquisition of the Anderson System is expected to be consummated in 1997.

     On May 29, 1996, an affiliate of Charter entered into an asset purchase agreement with Masada Cable Partners, L.P. to acquire multiple systems, including a system serving both Alabama and Tennessee with approximately 13,300 subscribers. On June 18, 1996, the purchase rights to the Masada III System, for which the purchase price is $22.0 million, were assigned to CC-I. Subject to the satisfaction of certain terms and conditions, the acquisition of the Masada III System is expected to be consummated in late 1996.

     On May 30, 1996, CC-I entered into separate asset purchase agreements with CPLP to acquire the assets of certain cable television systems located in Lincolnton and Sanford, North Carolina, for a purchase price of $27.5 million and $20.8 million, respectively. The Lincolnton and Sanford systems serve approximately 14,600 and 12,700 subscribers, respectively. CPLP, the general partner of which is an affiliate of Charter, is currently in liquidation. Subject to the satisfaction of certain terms and conditions, the acquisition of the Lincolnton Systems is expected to be consummated in late 1996.

     In May 1996, Charter entered into a letter of intent to acquire certain cable television systems, serving approximately 34,800 subscribers, located in Hickory, North Carolina. The letter of intent provides for a purchase price of $68.0 million. Under the terms of such letter of intent, Charter is permitted to assign its rights thereunder to an affiliate. Charter and CC-I are negotiating the terms of an assignment with respect to this transaction. Subject to the satisfaction of certain terms and conditions, the acquisition of the Hickory Systems is expected to be consummated in late 1996.

OPERATIONS AND MANAGEMENT BY CHARTER

     Charter manages the Company's operations under a decentralized management structure that is intended to maximize the Company's presence in each of its clusters and thereby enhance customer service and strengthen community relations. Each of the Company's clusters has a general manager responsible for overseeing the day-to-day operations of the systems in such manager's cluster, including systems not owned by the Company. See "Risk Factors -- Dependence on Charter and Key Personnel of Charter" and "-- Potential Conflicts of Interest." Regional management also provides full marketing support and has established a 24-hour customer service hotline. Regional costs, including personnel and other operating expenses, are allocated to the Company's systems and to certain other systems owned by affiliates of Charter, pro rata based on the number of subscribers. By spreading such costs over a broader base of subscribers, the Company experiences lower operating costs per subscriber than it would without its affiliation with Charter.

     The Company relies on Charter for all of its strategic and managerial advice, as well as administrative support, including accounts payable, accounts receivable, billing, payroll and human resources. Charter is dependent upon the services of certain key personnel, including Messrs. Babcock, Kent and Wood. Charter also coordinates and provides advice with respect to all programming arrangements, capital expenditure requirements, engineering planning, and acquisitions and financing of cable televisions systems. In the event the Company's relationship with Charter were to terminate for any reason, the Company would no longer benefit from, among other things, the cost savings on programming and access to acquisition opportunities and financing relationships that are made available to the Company through Charter. As a multi-system operator, Charter is able to negotiate agreements covering systems owned by its numerous affiliated operating companies, including CC-I and CC-II, which results in reduced costs for all covered entities. Charter's long-term experience and expertise in the cable industry enables it to access and accomplish acquisition opportunities that might not be available to a local or regional operator. Charter also provides in-house legal support. See "Certain Relationships and Related Transactions."

MARKETING, PROGRAMMING AND RATES

     The Company's marketing programs are based upon offering various packages of cable services designed to appeal to different market segments. Charter, in its capacity as manager of the Company's systems, performs and utilizes market research on selected systems, compares the data to national research and tailors a marketing program for each individual market. The Company uses a coordinated array of marketing techniques to attract and retain subscribers, including door-to-door solicitation, telemarketing, media advertising and direct mail solicitations. The Company regularly implements these marketing efforts in order to gain new subscribers and to increase basic and premium service penetration in the communities served by its systems. The Company is in the process of developing an in-depth customer profile data base which will result in more targeted direct marketing efforts and is intended to increase sales per customer. For example, the customer profile data base is expected to be able to identify those customers that have children under a specified age who are not currently subscribed to The Disney Channel. Such information would then allow the Company to tailor its marketing efforts with respect to The Disney Channel.

     Charter has entered into various contracts to obtain basic and premium programming with a number of suppliers. This programming is made available to the Company for a fixed fee per subscriber. Charter's programming contracts generally continue for a fixed period of time and are subject to negotiated renewal. Some program suppliers offer marketing and pricing support. In particular, Charter has negotiated programming agreements with premium service suppliers that offer cost incentives under which premium service unit prices decline as certain premium service growth thresholds are met. In October 1995, Charter joined the TeleSynergy programming cooperative, which consists of midsize MSOs, and which is expected to offer its members certain programming benefits.

     The Company's aggregate programming costs are expected to increase in the future due to additional programming being provided to customers, increased costs to produce or purchase cable programming, inflationary increases and other factors affecting the cable television industry. Under FCC rate regulation, opportunities exist for program suppliers to increase their rates, subject to certain limitations. See "-- Regulation in the Cable Television
Industry -- Cable Acts and FCC Regulation." Management believes that the increases in the Company's programming costs which it expects to incur will be less than the possible increases the Company would otherwise expect to incur without the benefit of Charter's membership in TeleSynergy. Subject to the foregoing, management believes the Company will be able to pass-through expected increases in its programming costs to subscribers, although there can be no assurance that it will be able to do so. Management believes that the Company's systems will continue to have access to programming services at competitive prices, although there can be no assurance that it will continue to do so.

     Although services vary from system to system due to differences in channel capacity, viewer interests and community demographics, each of the Southeast Systems offers a "basic service tier," consisting of local television channels (network and independent stations) available over-the-air, local public channels, governmental, home-shopping and leased access channels. Each of the Southeast Systems offers, for a monthly fee, an expanded basic tier of "superstations" originating from distant cities (such as WTBS, WGN and WWOR), various satellite-delivered, non-broadcast channels (such as Cable News Network ("CNN"), MTV, Music Television, the USA Network, Entertainment and Sports Programming Network ("ESPN") and Turner Network Television ("TNT")) and certain programming originated locally by the cable system (such as public, governmental and educational access programs) providing information with respect to news, time, weather and the stock market. In addition to these services, the Company's systems typically provide one or more premium services purchased from independent suppliers and combined in different formats to appeal to the various segments of the viewing audience, such as Home Box Office ("HBO"), Cinemax, Showtime, The Movie Channel and The Disney Channel. These services are satellite-delivered channels consisting principally of feature films, original programming, live sports events, concerts and other special entertainment features, usually presented without commercial interruption. Such premium programming services are offered by the Company's systems both on an a la carte basis and as part of premium service packages designed to enhance customer value and to enable the Company's systems to take advantage of programming agreements offering cost incentives based on premium service unit growth. A "premium service unit" is a single premium service for which a subscriber must pay an additional monthly fee in order to receive the service. Subscribers may subscribe for one or more premium service units. Additionally, the Company plans to upgrade certain of its systems with fiber optic cable, which will allow the Company to expand its ability to use "tiered" packaging strategies for marketing premium services and promoting niche programming services. Management believes that this ability will increase basic and premium service penetration as well as revenue per subscriber.

     Rates to subscribers vary from market to market and in accordance with the type of service selected. As of December 31, 1995, the monthly basic fees for the Southeast Systems ranged from $6.24 to $9.25 for the basic service tier and $13.06 to $17.43 for the expanded basic service tier. These rates reflect reductions effected in response to the 1992 Cable Act's re-regulation of cable television industry rates, and in particular, the FCC's rate regulations implementing the 1992 Cable Act, which became effective in 1993. A one-time installation fee, which may be waived in part during certain promotional periods, is charged to new subscribers. Management believes that the Company's rate practices are generally consistent with the current practices in the industry. See "-- Regulation in the Cable Television Industry."

TECHNOLOGICAL DEVELOPMENTS AND STRATEGY

     As part of its commitment to customer service, the Company endeavors to maintain high technical performance standards in all of its cable systems. All acquired and existing systems are selectively upgraded to increase channel capacity and improve picture quality and reliability for the delivery of additional programming and new services. As part of its evaluation process, management considers a number of factors before initiating a system upgrade. Such factors include management's assessment of the (i) upgrades that may be required by a franchising authority in connection with the renewal of one of the Company's franchises, (ii) programming alternatives offered by competitors located near the Company's systems and (iii) cost-effectiveness of any such upgrades.

     The following table sets forth certain information regarding the channel capacities, miles of plant and basic subscribers for the Company's existing owned and operated systems and the CCIP Systems as of December 31, 1995.

                                    UP TO 36     37 TO 42     43 TO 54     55 TO 62     63 TO 78
                                    CHANNELS     CHANNELS     CHANNELS     CHANNELS     CHANNELS      TOTAL
                                    --------     --------     --------     --------     --------     -------
OWNED SYSTEMS:
  Number of Systems...............         8           16           10            5            2          41
  Miles of Plant..................     1,171        3,201        4,581        1,216          302      10,471
  Basic Subscribers...............    29,127       78,985      100,277       29,948       10,769     249,106
  % of Total Basic Subscribers....      11.7%        31.7%        40.3%        12.0%         4.3%      100.0%
  Basic Subscribers/Plant Mile....     24.87        24.68        21.89        24.63        35.66       23.79
CCIP SYSTEMS:
  Number of Systems...............         0            0            3            2            1           6
  Miles of Plant..................         0            0          466          834          106       1,406
  Basic Subscribers...............         0            0       16,856       30,067        5,791      52,714
  % of Total Basic Subscribers....       0.0%         0.0%        32.0%        57.0%        11.0%      100.0%
  Basic Subscribers/Plant Mile....      0.00         0.00        36.17        36.05        54.63       37.49
TOTAL:
  Number of Systems...............         8           16           13            7            3          47
  Miles of Plant..................     1,171        3,201        5,047        2,050          408      11,877
  Basic Subscribers...............    29,127       78,985      117,133       60,015       16,560     301,820
  % of Total Basic Subscribers....       9.7%        26.2%        38.8%        19.9%         5.4%      100.0%
  Basic Subscribers/Plant Mile....     24.87        24.68        23.21        29.28        40.59       25.41

     The Company's systems have an average capacity of approximately 52 channels and approximately 88% of the Company's subscribers are currently served by systems that offer addressable technology. Addressable technology enables the Company, from the office or headend, to change the premium channels being delivered to each subscriber or to activate pay-per-view services. These service level changes can be effectuated without the delay or expense associated with dispatching a technician to the subscriber's home. Addressable technology also reduces premium service theft and allows Charter automatically to disconnect delinquent accounts.

     The use of fiber optic technology in concert with coaxial cable has significantly enhanced cable system performance. Fiber optic strands are capable of carrying hundreds of video, data and voice channels over extended distances without the extensive signal amplification typically required for coaxial cable. To date, Charter has used fiber to interconnect headends, to eliminate headends by installing fiber backbones and to reduce amplifier cascades, thereby improving both picture quality and system reliability.

     Digital compression and high capacity data modems may become commercially viable within the next few years. These developments may enable an increase in system channel capacity and may allow the introduction of alternative communications delivery systems for data and voice. Management does not currently plan to deploy digital technology, as it believes such technologies will not become cost-effective for the Company's systems in the near term. However, the Company will continue to monitor the development of such technology and its utilization by other cable operators, and the cost-effectiveness of such technology.

CUSTOMER SERVICE AND COMMUNITY RELATIONS

     The Company is dedicated to providing superior customer service to customers. As part of this effort, the Company emphasizes improving system reliability, which includes enhancing technology of the systems, increasing the level of engineering resources and providing the highest level of customer service. The Company has also emphasized the availability of customer service and technical support response time by implementing a 24-hour customer service hotline and offering installation and service guarantees that provide free installation if the Company's installer is late for a scheduled appointment and a $20 credit if the Company's service technician is late for a service call. As a result of the Company's clustering of its cable systems, the Company's technicians from each of the local clusters are able to assist each other as and when necessary. In October 1995, 27 technicians from several of the Company's systems were temporarily relocated to the Atlanta Cluster to assist with the repair of physical damages suffered as a result of Hurricane Opal. See " -- Properties."

     Charter and the Company are also dedicated to fostering strong community relations in the towns and cities served by the Company's systems. The Company supports local charities and community causes through marketing promotions. As part of the Company's fall 1995 marketing campaign, for each new installation the Company donated $5 to a local school in the community in which such installation was made. In addition, the Company installs and provides free basic cable service to public schools, government buildings and not-for-profit hospitals in the communities in which it operates. Management believes that its relations with the communities in which the Company operates are generally good.

FRANCHISES

     The Company operates pursuant to an aggregate of 217 non-exclusive franchises, permits or similar authorizations issued by governmental authorities. Franchises or permits are awarded by a governmental authority and generally are not transferable without the consent of the authority. Most of the franchises pursuant to which the Company's systems operate may be terminated prior to their stated expiration by the granting authority, after due process, following a breach of a material provision of such franchise. Under the terms of most of the franchises, a franchise fee of up to 5.0% of the gross revenues derived by a cable system from the provision of cable television services (the maximum amount that may be charged by a franchising authority under the 1984 Cable Act) is payable to the franchising authority.

     The table below illustrates the grouping of the franchises of the Company's systems, on a pro forma basis, after giving effect to the CCIP Acquisition, by date of expiration and sets forth the approximate number and percentage of basic service customers for each group of franchises as of December 31, 1995.

                                                                                            PERCENTAGE OF
                                              NUMBER OF     PERCENTAGE OF      NUMBER OF        TOTAL
        YEAR OF FRANCHISE EXPIRATION          FRANCHISES   TOTAL FRANCHISES   SUBSCRIBERS    SUBSCRIBERS
- --------------------------------------------  ----------   ----------------   -----------   -------------
1996-1998...................................       48             22.1%          48,500          16.1%
1999-2001...................................       25             11.5           63,000          20.9
After 2001..................................      144             66.4          190,500          63.0
                                                           ------ ------                    ------ ------
                                                                  ----                              -
                                              ----------                      -------- ---
          Total.............................      217            100.0%         302,000         100.0%
                                              ==========   ================   ===========   =============

     The Cable Acts provide for an orderly franchise renewal process in which franchise renewal may not be unreasonably withheld. If a renewal is withheld and the franchising authority acquires ownership of the cable system or effects a transfer of ownership to another party, the franchise authority must pay the cable operator the "fair market value" for the system covered by such franchise. The Cable Acts also establish comprehensive renewal procedures requiring that an incumbent franchisee's renewal application be asserted on its own merit and not as part of a comparative process with competing applications. In connection with the franchise renewal process, many governmental authorities require the cable operator to commit to making certain technological upgrades to the system, which may require substantial capital expenditures.

     Management believes that the Company generally has good relationships with the franchising authorities. All of the material franchises relating to the Company's systems eligible for renewal have been renewed or extended at or prior to their stated expirations. No material franchise authority has ever refused to consent to a franchise transfer to the Company, although there can be no assurance that all franchise authorities will consent to franchise transfers to the Company in the future, or that the terms and conditions of any such transfers will be acceptable to the Company.

COMPETITION IN THE CABLE TELEVISION BUSINESS

     Cable television companies generally operate under non-exclusive franchises granted by local authorities that are subject to renewal and renegotiation from time to time. The 1992 Cable Act prohibits franchising authorities from granting exclusive cable television franchises and from unreasonably refusing to award additional competitive franchises. Cable system operators may therefore experience competition from other operators building a system in an existing franchise area (i.e., an "overbuild"). The 1992 Cable Act also permits municipal authorities to operate cable television systems in their communities without franchises. There are virtually no overbuilds in the areas in which the Company's systems are located, although other cable operators may operate systems in the vicinity of the Company's systems. Cable systems operators also compete for the right to construct systems in new housing developments adjoining or otherwise located in proximity to such operator's existing systems. Management believes that the selection of a cable operator to construct a system in a new housing development (which may be located near the cable systems of several different operators) is typically based upon an evaluation by the real estate developer of the programming and pricing offered by the different cable operators conducting business in proximity to such housing development.

     Cable television systems also face competition from alternative methods of receiving and distributing television signals and from other sources of home entertainment. Within the home video programming market, the Company competes primarily with other cable franchise holders and with home satellite and wireless cable providers, and, when existing franchises become available for renewal (or new franchises become available in the southeastern region of the United States), with other cable franchise holders. Management believes that direct broadcast satellite ("DBS"), a service by which packages of television programming are transmitted to individual homes which are serviced by a single satellite dish, is currently the most significant competitive threat to the Company's systems. Based upon an analysis of the disconnects experienced by the Company during 1995, management believes that approximately 35 to 40 of such disconnects (or less than 1.0% of the Company's disconnects) per month resulted from customers switching to DBS. The Company does not expect DBS to become a more significant threat to the Company in the foreseeable future because of certain disadvantages associated with DBS technology (e.g., high upfront capital costs, lack of local programming and topographical limitations which limit reception in hilly areas).

     Cable television systems also compete with wireless program distribution services such as multichannel multipoint distribution service ("MMDS"), which uses low power microwave frequencies to transmit video programming over-the-air to customers. The FCC has amended its regulations to enable MMDS systems to compete more effectively with cable systems by making available additional channels to the MMDS industry and by refining the procedures by which MMDS licenses are granted. The 1992 Cable Act generally prohibits a cable operator from holding an FCC MMDS license in its franchised cable service area. However, the Telecommunications Act allows such common ownership if the cable operator is subject to "effective competition." Although the Company faces some actual or potential competition from MMDS operators, such competition is not yet significant. Additionally, the FCC recently initiated a new rulemaking proceeding in which it proposed to allocate frequencies in the 28 GHz band for a new multichannel wireless video service similar to MMDS. The Company is unable to predict the economic viability of wireless video services, such as MMDS, or whether such services will present a competitive threat to the Company.

     Additional forms of competition for cable systems are master antenna television ("MATV") and satellite master antenna television systems ("SMATV"). These systems are essentially small, closed cable systems which operate within specific hotels, apartment or condominium complexes and individual residences. Due to the widespread availability of earth stations, such private cable television systems can offer both improved reception of local television stations and many of the same satellite-delivered program services which are offered by franchised cable television systems. MATV and SMATV systems currently benefit from operating advantages not available to franchised cable television systems, including fewer regulatory burdens and no requirement to service low density or economically depressed communities. The Telecommunications Act, which to some extent deregulates or lessens the regulatory burden on the cable industry, may reduce some of the advantages of SMATV and MATV systems. However, since SMATV and MATV systems generally do not fall within the Cable Acts' definition of a "cable system," notwithstanding the enactment of such legislation, they could still be exempt from other requirements of the Cable Acts which were not amended. Furthermore, the Telecommunications Act broadens an exemption from regulation as a "cable system," which may exempt additional SMATV and MATV systems from regulation under the Cable Acts.

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

     In addition, the Telecommunications Act authorizes LECs to provide a wide variety of video services competitive with services provided by cable systems and to provide cable services directly to customers in the telephone companies' service areas, with some regulatory safeguards. See "Regulation in the Cable Television Industry." Some video programming services provided by telephone companies (e.g., "open video systems") do not require local franchises. Further, certain of the RBOCs have already entered the cable television business outside their service areas. For example, US West has purchased cable television systems serving approximately 500,000 subscribers in and around Atlanta, Georgia (an area in which the Company has cable operations) and has announced an agreement to acquire Continental Cablevision, Inc., the nation's third-largest MSO serving over 4.2 million subscribers. Management believes that telephone companies will generally focus their efforts on cable acquisitions in larger metropolitan areas, although there can be no assurance that this will be the case.

     Other new technologies may become competitive with non-entertainment services that cable television systems can offer. Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. Management cannot predict the effect that ongoing or future developments might have on the cable television industry generally or the Company specifically.

REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the Federal, local and, in some instances, state levels. In addition, recent legislative and regulatory changes and additional regulatory proposals under consideration may materially affect the cable television industry. The Cable Acts, both of which amended the Communications Act, establish a national policy to guide the development and regulation of cable television systems. The Communications Act was recently substantially amended by the Telecommunications Act, which alters Federal, state and local laws pertaining to cable television, telecommunications and other services. Principal responsibility for implementing the policies of the Cable Acts is allocated between the FCC and state or local franchising authorities.

     CABLE ACTS AND FCC REGULATION

     The Cable Acts and the FCC's implementing rules establish, among other things, (i) rate regulations, (ii) "anti-buy through" provisions, (iii) "must carry" and "retransmission consent" requirements, (iv) rules for franchise renewals and transfer and (v) other regulations covering a variety of operational areas.

     The 1992 Cable Act and the FCC's rules implementing the 1992 Cable Act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local franchise authorities. Management is unable to predict the ultimate effect of the 1992 Cable Act or the ultimate outcome of various FCC rulemaking proceedings or the litigation challenging various aspects of the 1992 Cable Act and the FCC's regulations implementing the 1992 Cable Act.

     Rate Regulation. The Cable Acts and FCC regulations have imposed rate requirements for basic services and equipment. Under the 1992 Cable Act, a local franchising authority in a community not subject to "effective competition" (as defined in the 1992 Cable Act) generally is authorized to regulate basic cable service rates after certifying to the FCC that, among other things, it will adopt and administer rate regulations consistent with FCC rules, and in a manner that will provide a reasonable opportunity to consider the views of interested parties. The Telecommunications Act expands the definition of "effective competition" to include any franchise area where a local exchange carrier (or its affiliate) (or any multichannel video programming distributor using the facilities of such carrier or its affiliate) provides video programming services to subscribers by any means, other than through DBS. The local exchange carrier must provide "comparable" programming services in the franchise area. In regulating the basic service rates, certified local franchise authorities have the authority to order a rate refund of previously paid rates determined to be in excess of the maximum permitted reasonable rates. With respect to any of the Southeast Systems regulated by local authorities that have already been certified, during the year ended December 31, 1994, the Company paid total cumulative rate refunds of less than $20,000 to subscribers as a result of rate orders issued by certain franchise authorities.

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

     Rate regulation of the basic service tier remains subject to regulation by local franchising authorities under the Telecommunications Act, except in certain circumstances for certain small cable operators. For a defined class of "small cable operators," the Telecommunications Act immediately eliminates regulation of cable programming rates. Rates for the basic tier of small cable operators are deregulated if the system offered only a single tier of services as of December 31, 1994. To qualify as a "small cable operator," the operator must serve in the aggregate fewer than one percent of all U.S. subscribers and have affiliate gross revenues not exceeding $250 million. The exception applies in any franchise area in which the operator serves 50,000 or fewer subscribers.

     Under the 1992 Cable Act, rates for cable programming services not carried on the basic tier ("non-basic services") could be regulated by the FCC upon the filing of a complaint by franchise authorities or subscribers that indicates the cable operator's rates for these services are unreasonable. Rate complaints have been filed with the FCC with respect to certain of the Company's cable programming service tiers; none of such complaints has been resolved by the FCC as of the date of this Prospectus. The Telecommunications Act eliminates regulation of the cable programming service tier (non-basic programming) as of March 31, 1999. In the interim, rate regulation of the cable programming tier can only be triggered by a franchising authority complaint to the FCC. A franchising authority complaint must be based on more than one subscriber complaint, which must be filed within 90 days after a rate increase. If the FCC determines that the Company's cable programming service tier rates are unreasonable, the FCC has the authority to order the Company to reduce cable programming service tier rates and to refund to customers any overcharges occurring from the filing date of the rate complaint at the FCC. While management believes that the Company has complied in all material respects with the rate provisions of the 1992 Cable Act, in jurisdictions that have not yet chosen to certify, refunds covering a one-year period on basic service may be ordered upon future certification if the Company is unable to justify its rates through a benchmark or cost-of-service filing or small system cost-of-service filing pursuant to FCC rules. Management is unable to estimate at this time the amount of refunds that may be payable by the Company in the event the Southeast Systems' rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC, although management does not believe that the amount of any such refunds would have a material adverse effect on the Company. Notwithstanding mandated rate reductions, cable operators currently may adjust their regulated rates to reflect inflation and what the FCC has deemed to be external costs (such as increases in franchise fees).

     In November 1994, the FCC adopted the so-called "going-forward rules" which, among other things, allow cable operators to raise rates over the next three years by adding channels to the expanded basic tier. Under the revised rules, cable operators were allowed to take a per channel mark-up of up to 20 cents for each channel added to the expanded basic tier, with an aggregate cap of $1.20 per subscriber per month. Accordingly, the Company was permitted to adjust rates on January 1, 1995 for channel additions occurring after May 14, 1994. In addition to rate adjustments permitted for additional channels, the "going-forward rules" allow cable operators to recover an additional amount of 30 cents in the aggregate per subscriber per month for license fees associated with adding new channels through 1996. (During the third year, license fees are subject to the general rate rules.) Thus, absent a change to these rules or a change in the regulatory environment in the interim, through 1996 the allowable rate increases for channel adjustments and license fees could total up to $1.50 per subscriber per month. Under the "going-forward rules," in 1997, cable operators may make an additional flat fee increase of 20 cents per channel per month for channels added during that year, provided that the rate increases made by cable operators over the three-year period (exclusive of license fees) do not exceed $1.40 in the aggregate. For channels added after May 14, 1994, operators electing to take advantage of the 20 cents per channel adjustment may not take a 7.5% mark-up on programming cost increases that are otherwise currently permissible under the rate rules. The "going-forward rules" are scheduled to expire on December 31, 1997. The Company is currently in the process of evaluating its rates in light of the revised rules.

     The "going-forward rules" also allow cable operators to place channels that were not offered on the cable system prior to October 1, 1994 on a new separate unregulated tier as long as the regulated basic and expanded basic tiers remain intact. Cable operators may offer the same new channels simultaneously on both an expanded basic tier and a new unregulated tier, and may at any time move them to the new tier. Thus, operators may build up a following for new channels by putting them in the expanded basic tier before moving

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

them to the new unregulated tier. Channels that were in the basic tier or the expanded basic tier prior to September 30, 1994 may not be moved to the new tier, nor may such channels be dropped from the basic or expanded basic tiers and then added to a new tier within the two-year period after the date upon which any such channel is dropped.

     In September 1995, the FCC developed an abbreviated cost-of-service form that permits cable operators to recover the costs of significant upgrades that provide benefits to subscribers of regulated cable services. Cable operators seeking to raise rates to cover the costs of an upgrade would submit only the costs of the upgrade instead of all current costs. In December 1995, the FCC revised its cost-of-service rules. At this time, the Company is unable to predict the effect of these revised rules on the Company's business.

     In another action in September 1995, the FCC established a new optional rate adjustment methodology that encourages operators to limit their rate increases to once per year to reflect inflation and changes in external costs and in the number of channels. The rules permit cable operators to "project reasonably" changes in their costs for the 12 months following the rate change (in an effort to eliminate delays in recovering costs). The order also allows operators to recover increases in additional types of franchise-requirement costs. Permitted pass-through increases include increases in the costs of providing institutional networks, video services, data services to or from governmental and educational institutions, and certain other cost increases. The Company is unable to predict the effect of these new rate rules on the Company's business.

     In November 1995, the FCC proposed to provide cable operators with the option of establishing uniform rates for similar service packages offered in multiple franchise areas located in the same region. Under the FCC's current rules, cable operators subject to rate regulation must establish rates on a franchise-specific basis. The proposed rules could lower cable operators' marketing costs and may also allow operators to better respond to competition from alternative providers. The Company is unable to predict if these proposed rules will ultimately be promulgated by the FCC and if they are promulgated, their effect on the Company.

     The uniform rate requirements in the 1992 Cable Act are relaxed by the Telecommunications Act. Specifically, the Telecommunications Act clarifies that the uniform rate provision does not apply where a cable operator faces "effective competition." In addition, bulk discounts to multiple dwelling units are exempted from the uniform rate requirements. However, complaints concerning "predatory" pricing (including with respect to bulk discounts to multiple dwelling units) may be made to the FCC. The Telecommunications Act also permits cable operators to aggregate, on a franchise system, regional or company level, its equipment costs in broad categories. The Telecommunications Act should facilitate the rationalization of equipment rates across jurisdictional boundaries. However, these cost-aggregation rules do not apply to the limited equipment used by subscribers who only receive basic programming.

     "Anti-Buy Through" Provisions. The 1992 Cable Act and corresponding FCC regulations have established requirements for customers to be able to purchase video programming on a per channel or per program basis without having to subscribe to any tier of service (other than the basic tier), subject to available technology. The available technology exception sunsets on October 5, 2002. Although approximately 88% of the Company's subscribers are served by systems that offer addressable technology, most of the Company's subscribers do not currently have the requisite equipment in their home to utilize such technology. As a result, most of the Company's cable television systems are currently exempt from complying with the requirements of the 1992 Cable Act. Management cannot predict the extent to which this provision of the 1992 Cable Act and the corresponding FCC rules may cause customers to discontinue optional non-basic service tiers in favor of the less expensive basic cable service.

     "Must Carry" Requirements/"Retransmission Consents." Under the 1992 Cable Act, cable television operators are subject to mandatory broadcast signal carriage requirements that allow local commercial and non-commercial television broadcast stations to elect to require a cable system to carry the station, subject to certain exceptions, or, in the case of commercial stations, to negotiate for "retransmission consent" to carry the station. In addition, there are requirements for cable systems to obtain retransmission consent for all "distant" commercial television stations (except for commercial/satellite-delivered independent "superstations" such as WTBS), commercial radio stations and certain low power television stations carried by such systems after October 6, 1993. The validity of mandatory signal carriage requirements continues to be litigated in the courts; however, the carriage requirements will remain in effect pending the outcome of such

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

proceedings. As a result of the mandatory carriage rules, some of the Company's systems have been required to carry television broadcast stations that otherwise would not have been carried, thereby causing displacement of possibly more attractive programming. The retransmission consent rules have resulted in the deletion of certain local and distant television broadcast stations which various systems were carrying. To the extent retransmission consent fees were paid for the continued carriage of certain television stations, such costs were not recoverable. Any future amounts paid in exchange for retransmission consent, however, may be passed along to subscribers as additional programming costs.

     Franchise Matters. The 1984 Cable Act contains franchise renewal procedures designed to protect against arbitrary denials of renewal. The 1992 Cable Act made several changes to the renewal process that could make it easier for a franchising authority to deny renewal. Moreover, even if a franchise is renewed, a franchising authority may seek to impose new and more onerous requirements, including requiring significant upgrades in facilities and services or increased franchise fees. If a franchising authority's consent is required for the purchase or sale of a cable television system, the franchising authority may also seek to impose new and more onerous requirements as a condition to the transfer. The acceptance of these new requirements, however, may not be made a condition of the transfer. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of their franchises. Although management believes that the Company has generally met the terms of its franchise agreements and has provided quality levels of service, and anticipates that the Company's future franchise renewal prospects generally will be favorable, there can be no assurance that any such franchises will be renewed or, if renewed, that the franchising authority will not impose more onerous requirements on the Company than previously existed.

     Other FCC Regulations. The Company is subject to a variety of other FCC rules, covering such diverse areas as equal employment opportunity, programming, maintenance of records and public inspection of files, technical standards and customer service. The FCC has authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations. Although management believes the Company is in compliance in all material respects with all applicable FCC requirements, there can be no assurance that the FCC would not find a violation and impose sanctions that could adversely affect the Company's operations.

     Small Cable Systems Operators. The FCC has implemented rules to reduce the substantive and procedural burdens of rate regulation applicable to small cable systems (i.e., cable systems serving 15,000 or fewer subscribers that are owned by or affiliated with a cable company which served, in the aggregate, 400,000 or fewer subscribers at the time such rules went into effect). Cable companies falling outside of this definition may petition the FCC for small company treatment if they can demonstrate similar circumstances. The FCC's small cable systems rules amended the FCC's previous definitions of small cable entities to encompass a broader range of cable systems that are eligible for special rate and administrative treatment. In addition, these new rules made available to this expanded category a new regulatory scheme which the FCC expects to provide both rate relief and reduced administrative burdens. Specifically, the new rules created a new cost-of-service approach involving a five element calculation based on a system's costs. The calculation will produce a per channel rate for regulated services that will be presumed reasonable if it is no higher than $1.24 per channel. If the formula generates a higher rate, the operator may still charge that rate if not challenged by the franchising authority, or if, upon being challenged, it meets its burden of proving that the rate is reasonable. Under these new rules, the regulatory benefits accruing to such small cable systems remain effective even if such small cable systems are later acquired by cable companies which serve in excess of 400,000 subscribers. The Company believes that some of the systems owned by the Company and Charter may qualify as "small cable systems" under these rules. The Company has applied for small cable system rate relief with regard to approximately 80% of the Company's franchises. Such systems' status as small cable systems may be challenged by other parties and could be denied by the FCC. As of the date of this Prospectus, the FCC has not ruled on whether any of such systems qualify as small cable systems although management believes that the failure to obtain such qualification would not be reasonably likely to have a material adverse effect on the Company.

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

     RECENT TELECOMMUNICATIONS LEGISLATION

     On February 1, 1996, Congress passed the Telecommunications Act. The Telecommunications Act was signed into law by the President on February 8, 1996, and substantially amends the Communications Act (including the re-regulation of subscriber rates under the 1992 Cable Act). The Telecommunications Act alters Federal, state and local laws and regulations pertaining to cable television, telecommunications, and other services. In addition to the amendments previously discussed in this section, the legislation also allows additional competition in video programming by telephone companies, and makes other revisions to the Communications Act and the Cable Acts.

     Telephone Company Provision of Video Programming. Under the Telecommunications Act, telephone companies can compete directly with cable operators in the provision of video programming. The new legislation recognizes several multiple entry options for telephone companies to provide competitive video programming, including over their telephone facilities, through either common carrier transport or an "open video system," by radio communications, or as a regular cable system. LECs, including RBOCs, will be allowed to compete with cable operators both inside and outside the LECs' telephone service areas. The Telecommunications Act repeals the statutory ban on telephone company provision of video programming services in the telephone company's service areas. The FCC's video dialtone regulations have also been repealed, but such repeal does not affect the status of any video dialtone service offered before certain FCC regulations on "open video systems" become effective.

     In particular, if a telephone company provides video via radio communications, it will be regulated under title III of the Communications Act (the general sections governing use of the airwaves), rather than cable regulation under title VI. If a telephone company provides common carriage transport of video programming, it will be subject to the requirements of title II of the Communications Act (the general common carrier provisions), rather than title VI cable regulation. Telephone companies providing video programming through any other means (other than as an "open video system," as described below) will be regulated under title VI cable regulation.

     The Telecommunications Act replaces the FCC's video dialtone rules with an "open video system" plan by which telephone companies can provide video programming service in their telephone service areas. Telephone companies that comply with the FCC's open video system regulations (which must be prescribed within six months from enactment) will be subject to a relaxed regulatory scheme. The open video system requirements are in lieu of title II common carrier regulation.

     The FCC is directed to prescribe rules that prohibit open video systems from discriminating among video programming providers with regard to carriage, and that ensure that open video system rates, terms and conditions for service are reasonable and non-discriminatory. The FCC must also adopt regulations prohibiting an open video system operator and its affiliates from occupying more than one-third of the system's activated channels when demand for channels exceeds supply. The Telecommunications Act also mandates other open video system regulations, including channel sharing and sports exclusivity. Open video systems will be subject to the authority of local governments to manage public rights-of-way. Local franchising authorities may require open video system operators to pay franchise-type fees, which may not exceed the rate at which franchise fees are imposed on any cable operator in the corresponding franchise area. The FCC adopted open video system rules in June 1996.

     Buyouts. The Telecommunications Act generally prohibits LEC buyouts of cable systems (which includes any ownership interest exceeding 10%) within the LEC's telephone service area, cable operator buyouts of LEC systems within the cable operator's franchise area, and joint ventures between cable operators and LECs in the same markets. There are some statutory exceptions, including a rural exemption which permits buyouts where the purchased system serves an area with fewer than 35,000 inhabitants outside an urban area. Also, the FCC may grant waivers of the buyout provisions in cases where (1) the cable operator or LEC would be subject to undue economic distress; (2) the system or facilities would not be economically viable; or (3) the anticompetitive effects of the proposed transaction are clearly outweighed by the effect of transaction in meeting community needs. The respective local franchising authority must approve any such waiver.

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     Public Utility Competition.  The Telecommunications Act also authorizes another potential competitor, registered utility holding companies and subsidiaries, to provide video programming services, notwithstanding the Public Utility Holding Company Act. Utilities must establish separate subsidiaries and must apply to the FCC for operating authority.

     Cross-Ownership; Reduced Regulations. The Telecommunications Act makes several other changes to relax ownership restrictions and regulation of cable systems. It repeals the 1992 Cable Act's three-year holding requirement pertaining to sales of cable systems. The broadcast/cable cross-ownership restrictions are eliminated, although the FCC's regulations prohibiting broadcast/cable common ownership currently remain. The SMATV cable cross-ownership and the MMDS cable cross-ownership restrictions have been eliminated for cable operators subject to effective competition.

     The Telecommunications Act amends the definition of "cable system" so that a broader class of entities (including some entities which may compete with the Company) providing video programming will be exempt from regulation as a cable system under the Communications Act.

     Pole Attachments. The Telecommunications Act also alters the scheme pertaining to pole attachment rates (rates charged by telephone and utility companies for delivery of cable and non-cable services). The current method for determining rates will continue for five years. The FCC will establish a new formula for poles used by cable operators for telecommunications services, which could result in higher pole rental rates for cable operators that offer non-cable services. Any increases pursuant to this new formula may not begin for five years, and will be phased in by equal increments over years five through ten. However, this new FCC formula does not apply in states which certify that they regulate pole rates.

     Miscellaneous Requirements and Provisions. The Telecommunications Act also imposes other miscellaneous requirements on cable operators, including an obligation to fully scramble or block at no charge the audio and video portion of any channel not specifically subscribed to by a household. In addition, sexually explicit programming must be scrambled or blocked, although this provision is currently enjoined by a Federal court. If the cable operator is unable to scramble or block its signal completely, it must restrict transmission to those hours of the day when children are unlikely to view the programming, as determined by the FCC. A Federal court has temporarily stayed enforcement of this provision pending further consideration of a constitutional challenge. If the provision is held to be constitutional, it could increase operating expenses for operators of cable television systems, including the Company, and provide a competitive advantage to less regulated providers of video programming services. The Telecommunications Act also directs the FCC to adopt regulations to ensure, with certain exceptions, that video programming is fully accessible through close captioning. The FCC is presently in a proceeding to establish regulations to implement the close captioning requirement.

     Certain provisions of the Telecommunications Act could materially affect the growth and operation of the cable television industry and the cable services provided by the Company. Although the new legislation may substantially lessen regulatory burdens, the cable television industry may be subject to additional competition as a result thereof. There are numerous rulemakings which have been, and which will be, undertaken by the FCC which will interpret and implement the Telecommunications Act's provisions. In addition, certain provisions of the Act (such as the deregulation of cable programming rates) are not immediately effective. Further, certain of the Telecommunications Act's provisions have been, and are likely to continue to be subject to judicial challenges. The Company is unable at this time to predict the outcome of such rulemakings or litigation or the substantive effect (financial or otherwise) of the new legislation and the rulemakings on the Company.

     COPYRIGHT

     Cable television systems are subject to Federal copyright licensing covering carriage of television and radio broadcast signals. In exchange for filing certain reports and contributing a percentage of their revenues to a Federal copyright royalty pool, cable operators can obtain blanket permission to retransmit broadcast signals. The nature and amount of future copyright payments for broadcast signal carriage cannot be predicted. The possible simplification, modification or elimination of the compulsory copyright license is the subject of continuing legislative review. The elimination or substantial modification of the cable compulsory license

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

could adversely affect the Company's ability to obtain suitable programming and could substantially increase the cost of programming that remained available for distribution to the Company's customers. Management cannot predict the result of such legislative activity or the effect of such activity on the Company's condition (financial or otherwise). See "-- Regulation in the Cable Television Industry."

     STATE AND LOCAL REGULATION

     Cable television systems generally are operated pursuant to non-exclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchisee fails to comply with material provisions of its franchise agreement. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction. A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. Attempts in other states to regulate cable television systems are continuing and can be expected to increase. Management cannot predict whether any of the states in which the Company currently operates, or in which it expects to operate after consummating the CCIP Acquisition, will engage in such regulation in the future. State and local franchising jurisdiction is not unlimited, however, and must be exercised consistently with Federal law. The 1992 Cable Act immunizes franchising authorities from monetary damage awards arising from regulation of cable television systems or decisions made on franchise grants, renewals, transfers and amendments.

     FCC IMPLEMENTATION OF THE TELECOMMUNICATIONS ACT

     The FCC is presently, and will be engaged, in numerous proceedings to implement various provisions of the Telecommunications Act. In two recent proceedings, the FCC adopted cable television equipment cost aggregation rules and adopted open video system rules. In addition to the proceedings previously discussed herein, the FCC has recently initiated a proceeding to implement most of the Cable Act reform provisions of the Telecommunications Act.

     In this proceeding, the FCC has set forth certain interim rules to govern while the FCC completes its implementation of the Telecommunications Act. Among other things, the FCC is requiring on an interim basis that for a LEC to be deemed to be offering "comparable" programming, such programming must include the signals of local broadcasters. Cable systems that meet all of the relevant criteria in the new effective competition test are exempt from rate regulation as of February 8, 1996 (the date the Telecommunications Act was signed into law by President Clinton). Cable systems may file a petition with the FCC at any time for a determination of effective competition.

     The FCC has also established interim rules governing the filing of rate complaints by local franchising authorities. Local franchising authorities may file rate complaints with the FCC when the local franchising authorities receive more than one subscriber complaint concerning an operator's rate increase. If the local franchising authority receives more than one subscriber complaint within the 90-day period and decides to file its own complaint with the FCC, it must do so within 180 days after the rate increase became effective. Before filing a complaint with the FCC, the local franchising authority must first provide the cable operator written notice of its intent to do so and must give the operator a minimum of 30 days to file with the local franchising authority the relevant FCC forms used to justify a rate increase. The local franchising authority must then forward its complaint and the operator's response to the FCC within the 180 day deadline. The FCC must issue a final order within 90 days after it receives a local franchising authority complaint.

     For interim purposes, the FCC has established that an operator serving fewer than 617,000 subscribers is a "small cable operator" if its annual revenues, when combined with the total annual revenues of all of its affiliates, do not exceed $250 million in the aggregate. For interim purposes, "affiliate" will be defined as a 20% or greater equity interest.

     In addition to the interim rules discussed above and other miscellaneous interim rules, the FCC is also engaged in a rulemaking proceeding to create and implement final rules relating to the cable reform provisions of the Telecommunications Act. Among other issues, the FCC is considering whether to establish a LEC market share that must be satisfied before a LEC will be deemed to constitute "effective competition" to an

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

incumbent cable operator (which would free the cable operator from rate regulation). The Company cannot predict the outcome of this FCC proceeding or its ultimate effect on the Company.

     The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the cable television industry. Other existing federal regulations, copyright licensing and, in many jurisdictions, state and local franchise requirements, currently are the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals which could change, in varying degrees, the manner in which cable television systems operate. Neither the outcome of these proceedings nor their short or long-term impact upon the cable television industry can be predicted at this time.

COMPANY'S BACKGROUND AND OWNERSHIP STRUCTURE

     Charter Holdings was formed as a holding company, and its sole business activity consists of its ownership of Charter Southeast, Southeast Properties (as defined below) and Holdings Capital. Ownership interests in Charter Holdings are held by CharterComm Holdings and Charter Communications Holdings Properties, Inc., a Delaware corporation and wholly-owned subsidiary of CharterComm Holdings ("Holdings Properties"). Holdings Properties and CharterComm Holdings maintain a 1.0% general partnership interest and 99.0% limited partnership interest in Charter Holdings, respectively. The general partners of CharterComm Holdings are CharterComm and CharterComm II, L.L.C., a Delaware limited liability company ("CharterComm II" and, together with CharterComm, the "CharterComm Entities"). Charterhouse and Charter directly and/or indirectly own 93.0% and 7.0% interests, respectively, in each of the CharterComm Entities. CharterComm and CharterComm II, respectively, own a 36.3% and a 56.7% general partnership interest in CharterComm Holdings; preferred equity investors own an aggregate of 7.0% of limited partnership interests in CharterComm Holdings. Charterhouse is a privately-owned investment firm active in making private equity investments in a broad range of industrial and service companies. Charter's management has been associated with Charterhouse for more than a decade, commencing with Charterhouse's initial investment in Cencom in 1983. Charterhouse has arranged for the investment of approximately $77.5 million in equity in the Company. As a result of its investment, Charterhouse can exercise effective control over the management and affairs of the Issuers and the Company.

     Charter Southeast was organized in October 1995 as a Delaware limited partnership. Ownership interests in Charter Southeast are held by Charter Holdings and Charter Communications Southeast Properties, Inc., a Delaware corporation and wholly-owned subsidiary of Charter Holdings ("Southeast Properties"). Charter Holdings and Southeast Properties maintain a 99.0% limited partnership interest and 1.0% general partnership interest in Charter Southeast, respectively. Charter Southeast is a holding company which has direct and indirect interests in CC-I and CC-II, which were formed to acquire and operate certain cable television systems in the southeastern region of the United States. The sole business activities engaged in by CC-I and CC-II are the ownership, development and operation of cable television systems.

     The general partner of CC-I is CCP One, Inc. (formerly known as LEB Communications, Inc.), which is a wholly-owned subsidiary of Charter Southeast, and which holds a 21.0% general partnership interest therein. The general partner of CC-II is CCP II, Inc., a Delaware corporation ("CCP II") and wholly-owned subsidiary of Charter Southeast which holds a 1.0% general partnership interest therein. The sole business activities of CCP One, Inc. and CCP II are serving as the general partners of CC-I and CC-II, respectively.

     CC-II directly and indirectly owns 100% of two subsidiary entities, Charter Communications III, L.P., a Delaware limited partnership, and Peachtree Cable TV, Inc., a Nevada corporation, which operate cable systems in Alabama and Georgia, respectively.

EMPLOYEES

     The Issuers have no employees. As of March 31, 1996, CC-I and CC-II employed an aggregate of 463 full-time equivalent employees. None of such employees was covered by a collective bargaining arrangement. The Company considers its relationships with its employees to be good.

     Charter acts as the management company for each of the Southeast Systems pursuant to the management agreements. See "Certain Relationships and Related Transactions -- Management Agreements." For a discussion of the directors and executive officers of Charter, see "Management."

PROPERTIES

     The principal physical assets of the Company consist of, among other things, the components of each of its cable systems, which include a headend, distribution cables and a local business office. The receiving apparatus is comprised of a tower and antennas for reception of over-the-air broadcast television signals and one or more earth stations for reception of satellite signals. Located near these receiving devices is a building that houses associated electronic gear and processing equipment. The Company owns the receiving and distribution equipment of its systems and owns or leases small parcels of real property for the receiving sites.

     Cable is either buried in trenches or is attached to utility poles pursuant to license agreements with the owners of the poles. The Company owns or leases the local business office of each system from which it dispatches service employees, monitors the technical quality of the system, handles customer service and billing inquiries and administers marketing programs. The office facilities of some systems include studios for local access program production, as required under the Company's franchises.

     Management believes that the Company's properties are generally in good condition. The physical components of the Company's cable systems, however, require maintenance and periodic upgrades to keep pace with technological advances and to comply with the requirements of certain franchising authorities. For a discussion of historical and planned 1996 capital expenditures, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

INSURANCE

     The Company has insurance covering risks incurred in the ordinary course of business, including general liability, property coverage and business interruption insurance. As is typical in the cable television industry, the Company does not maintain insurance covering its underground plant. Management believes its insurance coverage is adequate.

LEGAL PROCEEDINGS

     The Company is involved from time to time in routine legal matters incidental to its business. Management believes that the resolution of such matters will not have a material adverse effect on the Company's financial position or results of operations.


     On October 20, 1995, a purported class action lawsuit was filed in the Chancery Court of New Castle County, Delaware. The Action was purportedly filed by the plaintiff on his own behalf and on behalf of the limited partners of CCIP. The Action names as defendants the general partner of CCIP, the purchasers of all of the systems owned by CCIP (which included CC-II and certain other affiliates of Charter), Charter, which is the indirect parent of the general partner of CCIP, and certain individuals, including the directors and executive officers of the general partner of CCIP. The plaintiff alleged that the general partner of CCIP provided misleading and incomplete disclosure to the limited partners of CCIP, breached its fiduciary duties to the limited partners of CCIP and breached the partnership agreement of CCIP in connection with the solicitation of the consent of the limited partners of CCIP to the CCIP Acquisition. The Action sought, among other things, to enjoin permanently the solicitation of consents undertaken in connection with the transaction and to enjoin the CCIP Acquisition, as well as to require CCIP to explore alternatives to the CCIP Acquisition in order to maximize limited partnership values, and to compensate the plaintiff and other CCIP limited partners for damages related to the alleged wrongdoing, which included allegations of breach of fiduciary duties. On February 15, 1996, the Court of Chancery of the State of Delaware in and for New Castle County dismissed all of the plaintiff's claims for injunctive relief (including that which sought to prevent the consummation of the CCIP Acquisition), and the CCIP Acquisition was consummated on March 29, 1996. The plaintiff's claims for an unspecified amount of money damages remain pending. See "Business -- Description of the Southeast Systems -- CCIP Systems Acquisition."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth certain information, as of July 15, 1996 with respect to the executive officers and directors of Holdings Properties, the general partner of Charter Holdings, the executive officers and directors of Holdings Capital, and the directors and executive officers of Charter, which, as the manager of the Southeast Systems, is responsible for providing advice with respect to the overall management and operations of the Company:



                 NAME                   AGE                 POSITIONS AND OFFICES
- --------------------------------------  ---   --------------------------------------------------
Jerald L. Kent........................  38    President, Chief Financial Officer and Director of
                                              Holdings Properties, Holdings Capital and Charter
Howard L. Wood........................  57    Chairman of the Management Committee and Director
                                              of Holdings Properties, Holdings Capital and
                                              Charter
Barry L. Babcock......................  49    Chairman and Director of Holdings Properties,
                                              Holdings Capital and Charter
Ralph G. Kelly........................  39    Senior Vice President -- Treasurer of Holdings
                                              Properties, Holdings Capital and Charter
Glenn M. Stinchcomb...................  69    Director of Charter
Thomas C. Dircks......................  38    Director of Holdings Properties
Robert C. Bailey......................  60    Senior Vice President -- Operations of Charter
Thomas R. Jokerst.....................  47    Senior Vice President -- Engineering of Charter
David L. McCall.......................  41    Senior Vice President -- Southeastern Operations
                                              of Charter
Mary Pat Blake........................  41    Senior Vice President -- Marketing of Charter


     The following sets forth certain biographical information with respect to the directors and executive officers of Holdings Properties, Holdings Capital and Charter.


     JERALD L. KENT is a co-founder, President, Chief Financial Officer (since July 1996) and a member of the Management Committee of Charter. Prior to founding Charter, Mr. Kent was associated with Cencom Cable Associates, Inc. ("Cencom"), where he served as Executive Vice President and Chief Financial Officer. Mr. Kent also served Cencom as Senior Vice President of Finance from May 1987, Senior Vice President of Acquisitions and Finance from July 1988, and Senior Vice President and Chief Financial Officer from January 1989. Prior to that time, Mr. Kent was employed by Arthur Andersen & Co., certified public accountants, where he attained the position of tax manager. Mr. Kent, a certified public accountant, received his undergraduate and M.B.A. degrees with honors from Washington University (St. Louis).


     HOWARD L. WOOD is a co-founder and Chairman of the Management Committee of Charter. Prior to founding Charter, Mr. Wood was associated with Cencom. Mr. Wood joined Cencom in July 1987 as President, Chief Financial Officer and Director and assumed the additional position of Chief Executive Officer effective January 1, 1989. Prior to that time, Mr. Wood was employed by Arthur Andersen & Co., certified public accountants, where he served as Partner-in-Charge of the St. Louis Tax Division from 1973 until joining Cencom. Mr. Wood has been involved in the cable industry since 1976 when he assisted Robert A. Brooks in financing the building of the cable television systems of T.C. Industries, Inc. Mr. Wood is a certified public accountant and a member of the American Institute of Certified Public Accountants and serves as a director of Charter, VanLiner Group, Inc., First State Bank and St. Louis Regional Commerce and Growth Association. He is also a past Chairman of the Board and former director of the St. Louis College of Pharmacy. Mr. Wood graduated with honors from Washington University (St. Louis) School of Business.

     BARRY L. BABCOCK is a co-founder and Chairman of Charter, and a member of its Management Committee. Prior to founding Charter, Mr. Babcock was associated with Cencom, where he served as the Executive Vice President from February 1986 to September 1991, and was named Chief Operating Officer in May of 1986. Mr. Babcock was one of Cencom's founders and, prior to the duties he assumed in early 1986, was responsible for all of Cencom's in-house legal work, contracts and governmental relations. Mr. Babcock serves as a director of Charter. He also serves as a director of Community Telecommunications Association (CATA), Cable in the Classroom and the St. Louis Civic Entrepreneur's Organization. Mr. Babcock, an attorney, received his undergraduate and J.D. degrees from the University of Oklahoma. He also served four years as a line officer in the United States Navy.


     RALPH G. KELLY joined Charter in 1993 as Vice President -- Finance, a position he held until early 1994 when he became Chief Financial Officer of CableMaxx, Inc., a wireless cable television operator. Mr. Kelly returned as Senior Vice President -- Treasurer of Holdings Properties, Holdings Capital and Charter in February 1996 and has responsibility for treasury operations and investor and financial reporting. Mr. Kelly has worked in the cable industry since 1984 when he joined Cencom as Controller. Mr. Kelly was promoted to Treasurer of Cencom in 1989, and was responsible for treasury management, loan compliance, budget administration, supervision of internal audit and SEC reporting. He has served on the Accounting Committee of the Board of Directors for National Cable. Mr. Kelly is a certified public accountant and was in the audit division of Arthur Andersen & Co. from 1979 to 1984. Mr. Kelly received his undergraduate degree in accounting from the University of Missouri -- Columbia and his M.B.A from Saint Louis University.


     GLENN M. STINCHCOMB has been affiliated with the Oklahoma Publishing Company ("OPUBCO"), an investor in Charter, since 1958, and served as director, Vice President and Treasurer until 1995. He remains a director of OPUBCO and also serves as director of Gaylord Entertainment Company and Western Pacific Airlines, Inc. Mr. Stinchcomb was elected a director of Charter in March 1993.

     THOMAS C. DIRCKS has been a director of Southeast Properties since January 1996. Mr. Dircks has been a Vice President of Charterhouse since August 1988. Charterhouse is a private investment firm specializing in buy-out acquisitions. Mr. Dircks is a certified public accountant. Mr. Dircks received his undergraduate and M.B.A. degrees from Fordham University.

     ROBERT C. BAILEY is Senior Vice President of Operations of Charter. Mr. Bailey joined Charter in January 1993. Prior to joining Charter, Mr. Bailey was associated with Cencom, serving as Group Vice President of Operations from August 1987 and as of September 1988 as Senior Vice President/Operations. From 1984 to 1987, Mr. Bailey served as Vice President of Construction for Group W Cable (Chicago office), where he managed all construction projects and related field service operations in the Chicago area. From 1981 to 1984, Mr. Bailey served as Vice President of Construction for Group W Cable (corporate office), with responsibility for all capital projects. Mr. Bailey is a Graduate of Capital Radio Engineering Institute of Washington, D.C. and Commercial Radio Institute of Baltimore, Maryland.

     THOMAS R. JOKERST is Senior Vice President -- Engineering of Charter. Mr. Jokerst joined Charter in December 1993. Mr. Jokerst is responsible for all aspects of engineering and technology assessment for Charter. Prior to joining Charter, from March 1991 to March 1993, Mr. Jokerst served as Vice President, Office of Science & Technology for Cable Television Laboratories in Boulder, Colorado. From 1979 to March 1993, Mr. Jokerst was employed by Continental Cablevision of Illinois, Inc., where his responsibilities included the creation of a Regional Hub and Headend Interconnect for the St. Louis Region of Continental Cablevision's systems. Mr. Jokerst is a graduate of Ranken Technical Institute in St. Louis with a degree in Communications Electronics and Computer Technology and of Southern Illinois University in Carbondale, Illinois with a degree in Electronics Technology.

     DAVID L. MCCALL is Senior Vice President, Southeastern Operations of Charter. Mr. McCall joined Charter in January 1994 as Regional Operations Manager and he has primary responsibility for all cable system operations managed by Charter in the southeastern region of the United States. Prior to joining Charter, Mr. McCall was associated with Crown Cable and its predecessor company, Cencom, from 1983 to 1993. As a Regional Manager of Cencom, Mr. McCall's responsibilities included supervising all aspects of operations for systems located in North Carolina, South Carolina and Georgia, consisting of over 142,000 subscribers. From 1977 to 1982, Mr. McCall was System Manager of Coaxial Cable Developers (DBA Teleview Cablevision) in Simpsonville, South Carolina. Mr. McCall has served as a director for the South Carolina Cable Television Association for the past ten years.

     MARY PAT BLAKE is Senior Vice President -- Marketing of Charter. Ms. Blake joined Charter in August 1995 and is responsible for all aspects of marketing and sales. Prior to joining Charter, Ms. Blake was active in the emerging business sector, and formed Blake Investments, Inc. in September 1993, which created, operated and sold a branded coffeehouse and bakery. From September 1990 to August 1993, Ms. Blake served as Director -- Marketing for Brown Shoe Company. Ms. Blake has 18 years of experience with senior management responsibilities in marketing, sales, finance, systems, and general management with companies such as The West Coast Group, Pepsico Inc.-Taco Bell Division, General Mills, Inc. and ADP Network Services, Inc.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     Holdings Properties, the general partner of Charter Holdings, was formed in December 1994. None of the officers of Holdings Properties has received any compensation in his capacity as an officer or director of Holdings Properties, and none of such individuals expects to receive any compensation in such capacity at any time in the future. No employee of any of the Southeast Systems received in excess of $100,000 of compensation in any fiscal year.

     In 1994 and 1995, Charter performed management services for the Company pursuant to the terms of the old management agreements. See "Certain Relationships and Related Transactions -- Management Agreements." Under the terms of the Old Management Agreements, the management fees paid and accrued to Charter by the Company were $2.2 million in 1995 and $0.6 million in 1994, respectively; no management fees were paid to Charter in 1993 and 1992. Charter expects to continue to perform management services for the Company pursuant to the terms of a new management agreement. See "Certain Relationships and Related Transactions."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT AGREEMENTS

     Pursuant to certain management agreements entered into between each of CC-I and CC-II (including its wholly-owned subsidiaries, CC-III and Peachtree), on the one hand, and Charter, on the other hand (the "Old Management Agreements"), management fees paid and accrued to Charter by CC-I were $0.6 million in 1994. Management fees paid and accrued to Charter by CC-I and CC-II (including its wholly-owned subsidiaries, CC-III and Peachtree) were $1.0 million and $1.2 million in 1995, respectively.

     In connection with the Offerings, the Old Management Agreements were replaced. Charter Holdings entered into a management agreement, dated as of the closing date of the Offerings (the "Charter Management Agreement"), with Charter pursuant to which Charter Holdings assigned and delegated to Charter its management rights and obligations under the Subsidiary Management Agreements (as defined below). Charter Holdings entered into a management agreement, dated as of the closing date of the Offerings, with Charter Southeast pursuant to which Charter Southeast assigned and delegated to Charter Holdings its management rights and obligations under the Subsidiary Management Agreements. Charter Southeast entered into separate management agreements, dated as of the closing date of the Offerings, with each of CC-I and CC-II (collectively, the "Subsidiary Management Agreements"). Pursuant to the Subsidiary Management Agreements, Charter Southeast has the exclusive right, authorization and responsibility to manage the day-to-day business and affairs of the cable systems owned by CC-I, CC-II, CC-III and Peachtree and is entitled to receive consulting/management fees equal to an aggregate of five percent of the gross subscriber revenues of such systems for its services.

     Management fees payable to Charter are based on 5.0% of the Company's annual revenues. The Indenture prohibits the payment of 40.0% of such management fee until repayment in full of the Debentures. See "Certain Relationships and Related Transactions" and "Description of the Debentures."

CCIP ACQUISITION

     The Company, through CC-II, acquired the CCIP Systems from CCIP on March 29, 1996 for an aggregate purchase price of approximately $115.0 million, including related acquisition fees and expenses. As of March 31, 1996, the CCIP Systems served approximately 53,900 basic subscribers in Tennessee, Kentucky, Georgia and North Carolina. The Action related to the CCIP Acquisition remains pending. There can be no assurance that the plaintiffs in the Action will not be awarded money damages, some or all of which may be payable by CC-II, in connection with the Action. See "Business -- Description of Southeast Systems -- CCIP Systems Acquisition" and "Business -- Legal Proceedings."

PENDING ACQUISITIONS

     In February 1996, in connection with the liquidation of CCIP II, Charter submitted a successful bid to acquire, for a purchase price of $36.7 million, CCIP II's cable television systems located in Anderson County, South Carolina. The Anderson system serves approximately 20,600 subscribers. Charter has assigned its purchase rights to the Anderson System to CC-II. CC-II's acquisition of the Anderson System from CCIP II is subject to the prior approval of the holders of a majority of the outstanding limited partnership interests of CCIP II. Subject to the receipt of such approval and to the satisfaction of certain other terms and conditions, the acquisition of the Anderson System is expected to be consummated in 1997.

     On May 29, 1996, an affiliate of Charter entered into an asset purchase agreement with Masada Cable Partners, L.P. to acquire multiple systems, including a system serving both Alabama and Tennessee with approximately 13,300 subscribers. On June 18, 1996, the purchase rights to the Masada III System, for which the purchase price is $22.0 million, were assigned to CC-I. Subject to the satisfaction of certain terms and conditions, the acquisition of the Masada III System is expected to be consummated in late 1996.

     On May 30, 1996, CC-I entered into separate asset purchase agreements with CPLP to acquire the assets of certain cable television systems located in Lincolnton and Sanford, North Carolina, for a purchase price of

$27.5 million and $20.8 million, respectively. The Lincolnton and Sanford systems serve approximately 14,600 and 12,700 subscribers, respectively. CPLP, the general partner of which is an affiliate of Charter, is currently in liquidation. Subject to the satisfaction of certain terms and conditions, the acquisition of the Lincolnton Systems is expected to be consummated in late 1996.

     In May 1996, Charter entered into a letter of intent to acquire certain cable television systems, serving approximately 34,800 subscribers, located in Hickory, North Carolina. The letter of intent provides for a purchase price of $68.0 million. Under the terms of such letter of intent, Charter is permitted to assign its rights thereunder to an affiliate. Charter and CC-I are negotiating the terms of an assignment with respect to this transaction. Subject to the satisfaction of certain terms and conditions, the acquisition of the Hickory Systems is expected to be consummated in late 1996.

TRANSACTION FEES

     In connection with acquisitions and financing transactions by Charter Holdings, Charter Southeast and its subsidiaries, Charter and Charterhouse are typically each paid financial advisory and investment banking fees. Such fees are calculated as a percentage of the transaction, based upon the size of the transaction; the smaller the transaction, the higher the percentage (up to a maximum of approximately 1.5% for each, respectively). Typically, the fee is approximately 1.0% of the transaction. In connection with acquisitions into which Charter and Charterhouse are contributing equity, such fees may be taken in the form of equity interests in the purchasing entity. In 1995, Charter received $450,000 and Charterhouse received $100,000 in fees from Charter Holdings and its subsidiaries. In 1996, Charterhouse has received a $1,050,000 fee from CC-II in connection with the issuance of the Charterhouse Bridge Notes (as defined) and related consulting services, and Charter has received $100,000 in transaction fees from CC-II. The Indenture and the Note Indenture limit the payment of such transaction fees.

RELATIONSHIP WITH CHARTERHOUSE; RIGHTS OF PREFERRED LIMITED PARTNERS OF CHARTERCOMM HOLDINGS

     CharterComm Holdings holds a 99.0% limited partnership interest in, and, through a wholly-owned subsidiary, a 1.0% general partnership interest in Charter Holdings. CharterComm Holdings is capitalized with three classes of partnership interests: preferred limited partner interests, common limited partner interests, and general partner interests. Because Charterhouse indirectly controls both general partners of CharterComm Holdings, Charterhouse can, subject to applicable law, exercise effective control over the management and affairs of the Issuers and the Company.

     The prior consent of a majority of the preferred limited partner interests of CharterComm Holdings is required for certain significant corporate transactions, including, among others, the dissolution of CharterComm Holdings, certain sales or transfers of the assets of CharterComm Holdings or its subsidiaries, and certain acquisitions of assets by CharterComm Holdings or its subsidiaries. In addition, each of the limited partners of CharterComm Holdings has certain rights to require CharterComm Holdings to purchase all or any portion of its limited partnership interests upon the earlier to occur of (x) January 18, 2000 or (y) the occurrence of a Change of Control (as defined in the CharterComm Holdings L.P. Agreement), at a redemption price calculated in accordance with the CharterComm Holdings L.P. Agreement. The redemption price for CharterComm Holdings' (i) preferred interests equals the accreted value of such interests at the time of redemption and (ii) common interests equals the fair market value of such interests at the time of redemption. Under the terms of the CharterComm Holdings L.P. Agreement, a "Change of Control" is deemed to occur in the event of, among other things, the voluntary departure of all of Messrs. Babcock, Kent and Wood from active engagement in the management of CharterComm Holdings.

     The CharterComm Holdings L.P. Agreement includes customary events of default ("Events of Default"), including, without limitation, events relating to the bankruptcy of either general partner of CharterComm Holdings or CharterComm Holdings itself, the failure of CharterComm Holdings to comply with material provisions of the CharterComm Holdings L.P. Agreement and certain other agreements, the failure to redeem partnership interests of CharterComm Holdings when required. Upon the occurrence of an Event of Default and subject to the prior consent of a majority of the preferred limited partners, each of the preferred limited partners of CharterComm Holdings has the right to (i) replace the management of CharterComm Holdings, (ii) require the liquidation of CharterComm Holdings (with the consent of the common partners), or (iii) require CharterComm Holdings to purchase all or any portion of its partnership units. An Event of Default under the terms of the CharterComm Holdings L.P. Agreement could therefore result in a change of management of CharterComm Holdings, and, as result thereof, Charter Southeast. Any of such events could adversely affect the Issuers' ability to service the Debentures and may constitute a Change of Control under the Indenture and each of the New Credit Facilities. See "Risk Factors -- Purchase of Debentures Upon a Change of Control" and "The Partnership Agreements."

     REDEMPTION OF SPECIAL LIMITED PARTNERSHIP INTERESTS

     Approximately $43.3 million of the net proceeds from the Offerings were used to redeem outstanding special limited partnership interests in CC-I, which were issued to certain of the sellers of the McDonald Systems as partial consideration in connection with the acquisition of the McDonald Systems by CC-I. As a result of the redemption of such special limited partnership interests, Charter Holdings beneficially owns all of the outstanding partnership interests in CC-I.

     CHARTERHOUSE BRIDGE NOTES

     Charter Holdings and Charterhouse Equity Partners II, L.P., a Delaware limited partnership controlled by Charterhouse ("CEP"), executed a Note Purchase Agreement dated as of November 30, 1995 (the "Note Purchase Agreement"). By the terms of the Note Purchase Agreement, Charter Holdings issued bridge notes (the "Charterhouse Bridge Notes") due November 29, 1996 in the aggregate principal amount of $15.0 million in favor of CEP. In connection with its organization, Charter Southeast assumed the Charterhouse Bridge Notes from Charter Holdings. The proceeds from the Charterhouse Bridge Notes were used by Charter Southeast to consummate the acquisition of the Masada Systems; such Bridge Notes were repaid using proceeds of the Offerings. See "Use of Proceeds."

     SHORT-TERM INTERCOMPANY NOTE

     In February 1996, CharterComm, now a general partner of CharterComm Holdings, exercised an option to acquire the balance (60.0%) of the outstanding shares of CCP One, Inc. (formerly known as LEB Communications, Inc.) which it did not otherwise own for a purchase price of $1.1 million. To exercise this option, CharterComm borrowed such amount from CC-I. Upon the closing of the Offerings, CCP One, Inc. became an indirect wholly-owned subsidiary of Charter Holdings. Charter Holdings indirectly assumed from CharterComm the liability for the short-term intercompany note from CC-I and caused Charter Southeast to repay it in full from the proceeds of the Offerings.

                           PRINCIPAL SECURITY HOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     The following table sets forth, as of July 1, 1996, the ownership of Charter Southeast, Charter Holdings and CharterComm Holdings. Charter Southeast owns all of the outstanding capital stock of Southeast Capital. Charter Holdings owns all of the outstanding capital stock of Holdings Capital and Southeast Properties. CharterComm Holdings owns all of the capital stock of Holdings Properties. For a more detailed discussion of certain ownership interests of Charter Southeast, see "Business -- Company's Background and Ownership Structure" and "Certain Relationships and Related Transactions."


                NAME AND ADDRESS
              OF BENEFICIAL OWNERS                           TYPE OF INTEREST             % OF UNITS
- ------------------------------------------------   -------------------------------------  ----------
CHARTER SOUTHEAST
Charter Holdings................................         Limited Partnership Units            99.0%
12444 Powerscourt Drive
Suite 400
St. Louis, Missouri 63131
Southeast Properties............................         General Partnership Units             1.0%
12444 Powerscourt Drive
Suite 400
St. Louis, Missouri 63131
CHARTER HOLDINGS
CharterComm Holdings............................         Limited Partnership Units            99.0%
12444 Powerscourt Drive
Suite 400
St. Louis, Missouri 63131
Holdings Properties.............................         General Partnership Units             1.0%
12444 Powerscourt Drive
Suite 400
St. Louis, Missouri 63131
CHARTERCOMM HOLDINGS
CharterComm II, L.L.C.(a).......................         General Partnership Units           56.67%
c/o Charterhouse Group International, Inc.
535 Madison Avenue
New York, New York 10036
CharterComm, Inc.(b)............................         General Partnership Units           36.36%
c/o Charterhouse Group International, Inc.
535 Madison Avenue
New York, New York 10036
Certain institutional investors.................    Preferred Limited Partnership Units      99.26%
                                                     Common Limited Partnership Units         6.92%
Senior managers of Charter......................    Preferred Limited Partnership Units       0.74%
                                                     Common Limited Partnership Units         0.05%

- ---------------
(a) Charter, which owns 7% of the issued and outstanding stock of CharterComm and CharterComm II, may be deemed to beneficially own general partnership units of CharterComm Holdings.

(b) Charterhouse, which beneficially owns 93% of the issued and outstanding stock of CharterComm and CharterComm II, may be deemed to beneficially own general partnership units of CharterComm Holdings.

                           THE PARTNERSHIP AGREEMENTS

     The following is a summary of certain material terms of the Amended and Restated Agreement of Limited Partnership of Charter Holdings (the "Charter Holdings L.P. Agreement"); the Amended and Restated Agreement of Limited Partnership of Charter Southeast (the "Charter Southeast L.P. Agreement") and the Amended and Restated Agreement of Limited Partnership of CharterComm Holdings L.P. (the "CharterComm Holdings L.P. Agreement") and certain material agreements relating thereto. Complete copies of the partnership agreements referred to in the preceding sentence (and the partnership agreements for each of CC-I and CC-II) are available in the manner described in "Available Information."

CHARTER HOLDINGS L.P. AGREEMENT

     Organization and Duration. Charter Holdings was formed as a limited partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, as amended (the "Act"), and a certificate of limited partnership of Charter Holdings was filed with the Secretary of State of Delaware on January 13, 1995. The purposes of Charter Holdings, as set forth in the Charter Holdings L.P. Agreement, are to acquire franchises to operate, and to own, design, construct, maintain, manage and operate cable television systems or properties used to receive and transmit television signals including the ownership and operation of any other business relating to or servicing the operations of such cable television systems and to do all other things reasonably incident thereto.

     Charter Holdings will be dissolved upon the earliest to occur of (i) December 31, 2014; (ii) an election to dissolve Charter Holdings made by its general partner with the consent of the holder(s) of a majority of the limited partnership units; (iii) the sale, exchange or other disposition of all or substantially all of the property of Charter Holdings; (iv) the bankruptcy, dissolution, liquidation, death, disability, legal incapacity, removal or withdrawal of a Partner or the sale, transfer or assignment by a partner of its limited partnership units of general partner interest, as the case may be; or
(v) any other event causing dissolution of Charter Holdings under the Act.

     Control of Operations. The general partner of Charter Holdings has the full, exclusive and complete authority, discretion, obligation and responsibility to manage and control Charter Holdings and to make all decisions affecting the business and affairs of Charter Holdings.

CHARTER SOUTHEAST L.P. AGREEMENT

     Organization and Duration. Charter Southeast was formed as a limited partnership pursuant to the provisions of the Act, and a certificate of limited partnership of Charter Southeast was filed with the Secretary of State of Delaware on October 25, 1995. The purposes of Charter Southeast, as set forth in the Charter Southeast L.P. Agreement, are to acquire franchises to operate, and to own, design, construct, maintain, manage, and operate cable television systems or properties used to receive and transmit television signals including the ownership and operation of any other business relating to or servicing the operations of such cable television systems and to do all other things reasonably incident thereto.

     Charter Southeast will be dissolved upon the earliest to occur of (i) December 31, 2014; (ii) an election to dissolve Charter Southeast made by its general partner with the consent of the holder(s) of a majority of the limited partnership units; (iii) the sale, exchange or other disposition of all or substantially all of the property of Charter Southeast; (iv) the bankruptcy, dissolution, liquidation, death, disability, legal incapacity, removal or withdrawal of a partner or the sale, transfer or assignment by a partner of its limited partnership Units of general partner interest, as the case may be; or
(v) any other event causing dissolution of Charter Southeast under the Act.

     Control of Operations. The general partner of Charter Southeast has the full, exclusive and complete authority, discretion, obligation and responsibility to manage and control Charter Southeast and to make all decisions affecting the business and affairs of Charter Southeast.

CHARTERCOMM HOLDINGS L.P. AGREEMENT, AND THE CONTRIBUTION AGREEMENTS, THE CO-SALE AGREEMENT AND THE SUBSCRIPTION AGREEMENTS RELATING THERETO

     Organization and Duration. CharterComm Holdings was formed as a limited partnership pursuant to the provisions of the Act, and a certificate of limited partnership of CharterComm Holdings was filed with the Secretary of State of Delaware in March 1996. The purposes of CharterComm Holdings, as set forth in the CharterComm Holdings L.P. Agreement, are to acquire franchises to operate, and to own, design, construct, maintain, manage, and operate cable television systems or properties used to receive and transmit television signals including the ownership and operation of any other business relating to or servicing the operations of such cable television systems and to do all other things reasonably incident thereto.

     CharterComm Holdings will be dissolved upon the earliest to occur of (i) December 31, 2014; (ii) an election to dissolve CharterComm Holdings made by either of its general partners with the consent of the holders of a specified portion of the preferred limited partnership units; (iii) the sale, exchange or other disposition of all or substantially all of the property of CharterComm Holdings; (iv) the bankruptcy, dissolution, liquidation, death, disability, legal incapacity, removal or withdrawal of either general partner of CharterComm Holdings or the sale, transfer or assignment by the sole remaining general partner of its interest in CharterComm Holdings; or (v) any other event causing dissolution of CharterComm Holdings under the Act.

     Control of Operations. The general partners of CharterComm Holdings have the full, exclusive and complete authority, discretion, obligation and responsibility to manage and control CharterComm Holdings and to make all decisions affecting the business and affairs of CharterComm Holdings.

     Consent Rights. Unless all preferred limited partnership units are simultaneously redeemed or repurchased, the limited partners of CharterComm Holdings, in accordance with the terms of the CharterComm Holdings L.P. Agreement and related Subscription Agreements, have the right to consent to certain actions taken by CharterComm Holdings, including, without limitation,
(i) amendments of the CharterComm Holdings L.P. Agreement; (ii) the dissolution and winding up of CharterComm Holdings; (iii) loans by CharterComm Holdings or any of its subsidiaries, other than (a) loans to CharterComm Holdings or any of its subsidiaries or (b) loans to employees in the ordinary course of business up to a maximum amount of $1,250,000 aggregate principal amount outstanding at any time; (iv) a material change in the nature of the business of CharterComm Holdings (other than that occurring as a result of any acquisition or disposition of assets permitted by the CharterComm Holdings L.P. Agreement); (v) other than as contemplated by the Management Agreements (as defined in the CharterComm Holdings L.P. Agreement), (a) transactions between the general partners of CharterComm Holdings (or any of their affiliates) and CharterComm Holdings or any of its subsidiaries, (b) the entering into of any management agreement by CharterComm Holdings or any of its subsidiaries following termination of any Management Agreement or (c) the granting of any required consent to the assignment by the manager of its rights under any Management Agreement; (vi) any increase or change to the capital contributions required by a partner or any change to (a) the rights and interest of a partner in the taxable income, loss or distributions of CharterComm Holdings, (b) the voting or consent rights of a partner or (c) the rights of a partner respecting reconstitution or liquidation of CharterComm Holdings; (vii) any action directly or indirectly affecting or jeopardizing the status of CharterComm Holdings as a partnership for Federal income tax purposes; and (vi) any other action requiring the approval or consent of the limited partners under the Act. Unless any preferred limited partnership units are simultaneously redeemed or repurchased, the limited partners of CharterComm Holdings, in accordance with the terms of the CharterComm Holdings L.P. Agreement and related Subscription Agreements, have the right to consent to the appointment of the appraiser in connection with the appraisal process set forth in the CharterComm Holdings L.P. Agreement.

     In addition, without the consent of the preferred limited partners, CharterComm Holdings may not permit any of the following to occur, unless all preferred limited partnership units are simultaneously redeemed or repurchased:
(i) the ratio at any time during a fiscal quarter of the Outstanding Amount of Senior Securities (as defined in the CharterComm Holdings L.P. Agreement) at such time to EBITDA (as defined in the CharterComm Holdings L.P. Agreement) for the immediately preceding fiscal quarter, to exceed 7.75 to 1 up to and including June 30, 1997 and thereafter 7.5 to 1; (ii) the sale, lease, mortgage, pledge or other transfer of the assets of CharterComm Holdings or its subsidiaries (other than in connection with the financing thereof and the related incurrence of indebtedness) which together with all such other sales, leases, mortgages, pledges or other transfers (to the extent not offset by Permitted Swaps (as defined in the CharterComm Holdings L.P. Agreement)) represent in excess of 20.0% of EBITDA for the four quarters ended on the last day of the most recent fiscal quarter prior to the consummation of the last of any such transactions; (iii) the acquisition of assets by CharterComm Holdings or its subsidiaries (other than inventory and similar property and the CCIP Acquisition) which, together with all other acquisitions (to the extent not offset by Permitted Swaps) represent in excess of 20.0% of EBITDA for the four quarters ended on the last day of the most recent fiscal quarter prior to the consummation of the last of any such transactions; (iv) the issuance of Senior Equity Securities (as defined in the CharterComm Holdings L.P. Agreement); or (v) any amendment of any Management Agreement.

     For purposes of the CharterComm Holdings L.P. Agreement and related Subscription Agreements, the term "Senior Equity Securities" means any equity security which ranks senior in right and priority of payment to, or pari passu with, the preferred limited partnership interests upon any liquidation or dissolution of CharterComm Holdings and any equity security (including any partnership interest) issued by any subsidiary of CharterComm Holdings to any Person other than CharterComm Holdings; provided, that for purposes of the definition of Senior Equity Securities no preferred limited partnership interests shall constitute Senior Equity Securities.

     For purposes of the CharterComm Holdings L.P. Agreement and related Subscription Agreements, the term "Senior Securities" means, with respect to CharterComm Holdings or any Subsidiary, all Indebtedness of CharterComm Holdings or any Subsidiary on a consolidated basis and all outstanding Senior Equity Securities.

     For purposes of the CharterComm Holdings L.P. Agreement and related Subscription Agreements, the term "EBITDA" means for any specified period, (A) four multiplied by (B) the consolidated net income of CharterComm Holdings and its Subsidiaries for the last fiscal quarter of such period, plus, in each case to the extent deducted in determining such consolidated net income, without duplication, (i) all income and corporate and other franchise taxes (but not franchise fees or other similar amounts payable in exchange for the right to own or operate cable television systems), (ii) any management fees paid or payable to Charter (or its successor), (iii) any interest expense (net of any interest income) of CharterComm Holdings or any Subsidiaries (including, without limitation, interest attributable to capital leases, capitalized interest, amortization of debt discount and debt issuance costs, non-cash interest payments and the interest portion of deferred payment obligations), (iv) amortization and depreciation and (v) other non-cash charges and capital losses (other than accruals in the ordinary course of business), and minus, to the extent included in determining such consolidated net income, any non-cash items or capital gains (other than such items arising in the ordinary course of business), in each case determined and calculated in accordance with generally accepted accounting principles as in effect from time to time after giving appropriate effect to outside minority interests in CharterComm Holdings' Subsidiaries; provided, however, that in determining EBITDA there shall be excluded (1) the net income of any Person (other than a Subsidiary of CharterComm Holdings) in which CharterComm Holdings or any Subsidiary has an ownership interest, except to the extent that any such net income has been actually received by CharterComm Holdings or such Subsidiary in the form of cash dividends or similar distributions and (2) any undistributed net income of a Subsidiary of CharterComm Holdings which for any reason is unavailable for distribution to CharterComm Holdings.

     Put Rights With Respect to Preferred Limited Partnership Units and Common Limited Partnership Units. One limited partner has the right, on three separate occasions, and each of the other limited partners has the right, on one occasion, to require CharterComm Holdings to purchase all or any portion of their preferred limited partnership units and proportionate amounts of their common limited partnership units (based on the amount of the preferred limited partnership units to be so purchased), if any, at any time after January 18, 2000. The price payable by CharterComm Holdings upon the exercise of such put right is an amount equal to (A) the accretive value with respect to such preferred limited partnership units and (B) the fair market value of such common limited partnership units (determined in accordance with the appraisal process set forth in the CharterComm Holdings L.P. Agreement). Such holders also have such right to require CharterComm Holdings to purchase all or any portion of their preferred limited partnership units and a proportionate amount of their common limited partnership units (based on the amount of the preferred limited partnership units to be so purchased), if any, upon the occurrence of a Change of Control Event (as hereinafter defined) or immediately following and during the continuation of an Event of Default (as defined in the CharterComm Holdings L.P. Agreement) for a price equal to (A) with respect to the preferred limited partnership units, the greater of (x) an amount which would be required to be paid to the holder of a preferred limited partnership unit in order for such holder to have received a return of the holder's capital contribution and a 17% per annum return thereon compounded semiannually and (y) the value of the relevant preferred limited partnership units determined by the CharterComm Holdings general partners in accordance with the CharterComm Holdings L.P. Agreement with respect to such preferred limited partnership units and (B) with respect to the common limited partnership units, the fair market value of such common limited partnership units (determined in accordance with the appraisal process set forth in the CharterComm Holdings L.P. Agreement). A "Change of Control Event" occurs under the CharterComm Holdings L.P. Agreement in the event of the voluntary departure of Messrs. Barry L. Babcock, Jerald L. Kent and Howard L. Wood from their active engagement in the management of CharterComm Holdings.

     Redemption of Preferred Limited Partnership Units. At any time on or after January 18, 2000, CharterComm Holdings may, on three occasions, redeem all or any portion of the outstanding preferred limited partnership units and a proportionate amount of their common limited partnership units (based on the amount of the preferred limited partnership units to be purchased), if any, at a price equal to (A) with respect to the preferred limited partnership units, the greater of (x) an amount which would be required to be paid to the holder of a preferred limited partnership unit in order for such holder to have received a return of the holder's capital contribution (as defined in the CharterComm Holdings L.P. Agreement) and a 17% per annum return thereon compounded semiannually and (y) the value of the relevant preferred limited partnership units determined by the CharterComm Holdings general partners in accordance with the CharterComm Holdings L.P. Agreement with respect to such preferred limited partnership units and (B) with respect to the common limited partnership units, an amount equal to the fair market value of such common limited partnership units (determined in accordance with the appraisal process set forth in the CharterComm Holdings L.P. Agreement). CharterComm Holdings is required to redeem the preferred limited partnership units on January 18, 2005 at a price equal to the accretive value with respect to such preferred limited partnership units.

     Events of Default. An Event of Default occurs under the CharterComm Holdings L.P. Agreement upon, among other things, (i) the failure of CharterComm Holdings to redeem the applicable partnership units within six months of the exercise of a put, (ii) the failure by CharterComm Holdings to maintain a required ratio of Senior Securities to EBITDA, (iii) the failure by CharterComm Holdings to pay any amounts when due to the holders of the preferred partnership units, (iv) the acceleration of any payment of any Senior Security (as defined in the CharterComm Holdings L.P. Agreement), (v) certain events of bankruptcy and insolvency and (vi) the breach of a material term of the CharterComm Holdings L.P. Agreement or any Subscription Agreement. Upon the occurrence of an Event of Default, the holders of the preferred limited partnership units have the right to (i) replace the management of CharterComm Holdings, (ii) replace the general partners of CharterComm Holdings, (iii) require the liquidation of CharterComm Holdings, or (iv) require CharterComm Holdings to purchase their partnership units.

     Tag Along/Drag Along Rights With Respect to Limited Partnership
Units. Neither of the general partners is permitted to sell or otherwise transfer any of their partnership interests in CharterComm Holdings to a third party unless such sale or transfer includes an offer by such third party to purchase the limited partnership units held by each of the limited partners. In the event that both of the general partners desire to sell or otherwise transfer all of their partnership interests in CharterComm Holdings to a third party, the general partners have the right to require the limited partners to sell or otherwise transfer to such third party all, but not less than all, of their limited partnership units.

     Capital Contributions. Under the CharterComm Holdings L.P. Agreement, the partners have made certain capital contributions to CharterComm Holdings as described under "Certain Relationships and

Related Transactions." The general partners may at any time request that the preferred and/or common limited partners make pro rata subsequent capital contributions in the event that they determine that CharterComm Holdings requires additional equity capital for any reason. If CharterComm Holdings receives less than the aggregate amount of subsequent capital contributions requested by the general partners, the general partners may obtain capital contributions from persons other than the partners in accordance with the terms of the CharterComm Holdings L.P. Agreement. Any subsequent capital contribution by any partner which consists of property (other than cash) having a fair market value of more than $1.0 million (as determined in good faith by the general partners) requires the consent of the preferred limited partners.

     Issuance and Sale of Units. The general partners of CharterComm Holdings have the right, without the consent of the limited partners and in accordance with the terms of the CharterComm Holdings L.P. Agreement and related Subscription Agreements, to admit additional limited partners who have purchased
(i) senior equity securities which rank senior in right and priority of payment to, or pari passu with, the preferred limited partnership units upon any liquidation or dissolution of CharterComm Holdings including any equity security (including any partnership interest) issued by any subsidiary of CharterComm Holdings to any person other than CharterComm Holdings or (ii) junior equity securities which rank junior in right and priority to the preferred limited partnership units upon any liquidation or dissolution of CharterComm Holdings.

                         DESCRIPTION OF THE DEBENTURES

     The Old Debentures were issued pursuant to the Indenture dated as of March 15, 1996 among the Issuers and Boatmen's Trust Company, as trustee (the "Trustee"). The terms of the Debentures include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") and in effect on the Closing Date. The Debentures are subject to all such terms, and holders of the Debentures are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "Certain Definitions." The Indenture and Registration Rights Agreement are exhibits to the Registration Statement of which this Prospectus is a part.

     On March 28, 1996, the Issuers issued $146,820,000 principal amount at maturity of Old Debentures under the Indenture. The terms of the New Debentures are identical in all materials respects to the Old Debentures, except for certain transfer restrictions and registration and other rights relating to the exchange of the Old Debentures for New Debentures. The Trustee will authenticate and deliver New Debentures for original issue only in exchange for a like principal amount of Old Debentures. Any Old Debentures that remain outstanding after the consummation of the Exchange Offer, together with the New Debentures, will be treated as a single class of securities under the Indenture.

GENERAL

     The Debentures are joint and several obligations of Charter Holdings and Holdings Capital which are the sole obligors with respect to the Debentures. The Debentures are senior secured obligations of the Issuers (as described below under "Ranking") limited to $146,820,000 aggregate principal amount at maturity. The Debentures were issued at a discount to their aggregate principal amount at maturity such that the gross proceeds from the issuance of the Debentures were approximately $75.0 million. Based on the issue price thereof, the yield to maturity of the Debentures is 14% per annum (computed on a semi-annual bond equivalent basis). The Debentures have been issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, and interest on the Debentures are payable, and the Debentures are transferable, at the corporate trust office or agency of the Trustee maintained for such purposes in New York, New York. In addition, interest may be paid at the option of the Issuers by check mailed to the person entitled thereto as shown on the security register. No service charge will be made for any transfer, exchange or redemption of Debentures, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

SECURITY

     Charter Holdings pledged to the Trustee for the benefit of the holders of the Debentures all the partnership interests in Charter Southeast owned directly or indirectly by it on the Issue Date or so acquired by it thereafter. Such pledge secures the payment and performance when due of all of the obligations of the Issuers under the Indenture and the Debentures.

     So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Indenture, Charter Holdings is entitled to receive all cash dividends, interest and other payments made upon or with respect to the collateral pledged by it and to exercise any voting and other consensual rights pertaining to the collateral pledged by it. Upon the occurrence and during the continuance of an Event of Default, (a) all rights of Charter Holdings to exercise such voting or other consensual rights will cease, and all such rights will become vested in the Trustee, which shall have the sole right to exercise such voting and other consensual rights, and (b) all rights of Charter Holdings to receive all dividends made upon or with respect to the pledged collateral will cease and such dividends shall be paid to the Trustee.

     Upon the occurrence and during the continuance of an Event of Default, the Trustee shall foreclose upon the pledged collateral in accordance with instructions received from holders of a majority of the aggregate principal amount of outstanding Debentures, or in the absence of such instructions, in such manner as the Trustee deems appropriate, in each case, as provided in the Indenture. All funds received by the Trustee upon any foreclosure shall be distributed by the Trustee in accordance with the provisions of the Indenture. Upon the full and final payment and performance of all obligations of the Issuers under the Indenture and the Debentures, the pledged collateral shall be released.

     The rights of the Trustee to foreclose upon and dispose of the pledged collateral are likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against Charter Holdings prior to the Trustee's having disposed of the pledged collateral. Under Title XI of the United States Code (the "Bankruptcy Code"), a secured creditor such as the Trustee is prohibited from disposing of security upon foreclosure in a bankruptcy case, even though the debtor is in default under the applicable debt instruments, without bankruptcy court approval. Moreover, in general, the Bankruptcy Code prohibits the bankruptcy court from giving such approval if the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of disposition during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Debentures could be delayed following commencement of a bankruptcy case, whether or when the Trustee could dispose of the pledged collateral or whether or to what extent holders of the Debentures would be compensated for any delay in payment or loss of value of the pledged collateral through the requirement of "adequate protection."

MATURITY, INTEREST AND PRINCIPAL

     The Debentures mature on March 15, 2007. Cash interest will not accrue or be payable on the Debentures prior to March 15, 2001. Thereafter, cash interest on the Debentures accrues at the rate of 14% per annum and is payable semiannually on each March 15 and September 15, commencing September 15, 2001, to the holders of record of Debentures at the close of business on the March 1 and September 1 immediately preceding such interest payment date. Cash interest on the Debentures accrues from the most recent date to which interest has been paid or, if no interest has been paid, from March 28, 2001. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

     Pursuant to the Registration Rights Agreement, the Issuers agreed, at their expense, for the benefit of the holders of the Debentures, either (i) to effect a registered Exchange Offer under the Securities Act to exchange the Old Debentures for New Debentures, which have terms identical in all material respects to the Old Debentures (except that the New Debentures do not contain terms with respect to transfer restrictions) or (ii) in the event that any changes in law or applicable interpretations of the staff of the Commission do not permit the Issuers to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 150 days of the Issue Date, or under certain other circumstances, to register the Old Debentures for resale under the Securities Act through a shelf registration statement (a "Shelf Registration Statement"). In the event that either (a) this Exchange Offer Registration Statement has not been declared effective on or prior to the 120th day following the Issue Date, (b) this Exchange Offer is not consummated on or prior to the 150th day following the Issue Date or (c) a Shelf Registration Statement is not declared effective on or prior to the 150th day following the Issue Date, the Issuers shall pay as liquidated damages to each holder of the Debentures an amount (the "Damage Amount") equal to 0.25% per annum of the Accreted Value of the Debentures following such 120-day period in the case of
(a) above or such 150-day period in the case of (b) or (c) above, and the Damage Amount will be increased by an additional 0.25% per annum of the Accreted Value of the Debentures for each 90-day period that any such additional interest continues to accrue; provided that in no event shall the Damage Amount be increased by more than 1.0% of the Accreted Value of the Debentures. Upon (w) the effectiveness of the Exchange Offer Registration Statement in the case of clause (a) above, (x) the consummation of the Exchange Offer in the case of clause (b) above or (y) the effectiveness of a Shelf Registration Statement in the case of clause (c) above, the Damage Amount will cease to accrue from the date of such effectiveness or consummation, as the case may be.

     Old Debentures that remain outstanding after the consummation of the Exchange Offer and New Debentures issued in connection with the Exchange Offer will be treated as a single class of securities under the Indenture.

REDEMPTION

     Optional Redemption. The Debentures will be redeemable at the option of the Issuers, in whole or in part, at any time on or after March 15, 2001, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning March 15 of the years indicated below:

                                    YEAR                               REDEMPTION PRICE
        -------------------------------------------------------------  ----------------
        2001.........................................................       107.00%
        2002.........................................................       105.25%
        2003.........................................................       103.50%
        2004.........................................................       101.75%
        2005 and thereafter..........................................       100.00%

     In addition, prior to March 15, 1999, the Issuers may redeem in the aggregate up to a maximum of 35% of the aggregate principal amount at maturity of Debentures with the net proceeds of one or more Public Equity Offerings at a redemption price equal to 114% of the Accreted Value thereof; provided, that not less than $95,433,000 aggregate principal amount at maturity of Debentures (representing 65% of the aggregate principal amount at maturity of the Debentures) is outstanding immediately after any such redemption.

     At any time from January 1, 2000 through and including March 14, 2001, the Issuers may redeem all, but not less than all, of the Debentures at a price (the "Applicable Premium") equal to the greater of (i) the Accreted Value plus the "Applicable Premium Amount" or (ii) the first optional redemption price. Applicable Premium Amount means, with respect to any Debenture, the excess of
(a) the present value of the remaining interest, premium and principal amounts due on such Debenture as if such Debenture were redeemed on the first optional redemption date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the Accreted Value of such Debenture.

     "Treasury Rate" is defined as the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date of calculation or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining maturity of the Debentures assuming redemption of the Debentures on the first optional redemption date, provided, however, that if the Average Life of the Debentures is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Average Life of the Debentures is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. "Average Life" means the number of years (calculated to the nearest one-twelfth) between the date of such redemption of the Debentures and March 15, 2001.

     Mandatory Redemption. There are no mandatory sinking fund payments for the Debentures. However, as described below, the Issuers may be obligated, under certain circumstances, (a) to make an offer to purchase all outstanding Debentures at a purchase price of 101% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the date of purchase, upon a Change of Control and (b) to make an offer to purchase Debentures with a portion of the Net Cash Proceeds of Asset Sales at a purchase price of 100% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Change of Control" and "Certain Covenants -- Disposition of Proceeds of Asset Sales," respectively.

     Selection and Notice. In the event that less than all of the Debentures are to be redeemed at any time, selection of such Debentures for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Debentures are listed or, if the Debentures are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Debentures of a principal amount of $1,000 shall be redeemed in part; provided, further, that any redemption pursuant to the provisions relating to one or more Public Equity Offerings by the Issuers shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to any procedures of The Depository Trust Company). Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Debentures to be redeemed at its registered address. If any Debenture is to be redeemed in part only, the notice of redemption that relates to such Debenture shall state the portion of the principal amount thereof to be redeemed. A new Debenture in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Debenture. On and after the redemption date, if the Issuers do not default in the payment of the redemption price, interest will cease to accrue on Debentures or portions thereof called for redemption.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Issuers shall be obligated to make an offer to purchase (a "Change of Control Offer"), and shall, subject to the provisions described below, purchase, on a business day (the "Change of Control Purchase Date") not more than 60 nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding Debentures at a purchase price (the "Change of Control Purchase Price") equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Issuers shall be required to purchase all Debentures properly tendered into the Change of Control Offer and not withdrawn. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Purchase Date.

     In order to effect such Change of Control Offer, the Issuers shall, not later than the 30th day after the Change of Control, mail to each holder of Debentures notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that holders of Debentures must follow to accept the Change of Control Offer.

     If a Change of Control Offer is made, there can be no assurance that the Issuers will have available funds sufficient to pay the Change of Control Purchase Price for all of the Debentures that might be delivered by holders of Debentures seeking to accept the Change of Control Offer. The Issuers shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuers and purchases all Debentures validly tendered and not withdrawn under such Change of Control Offer.

     The Issuers will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that a Change of Control occurs and the Issuers are required to purchase Debentures as described above.

RANKING

     The Debentures are senior, secured obligations of the Issuers and rank pari passu in right of payment to all existing and future indebtedness of the Issuers, other than indebtedness that by its terms is expressly subordinated in right and priority of payment to the Debentures. The Debentures will be secured to the extent set forth above under "Security". The Issuers have no indebtedness that is expressly subordinate in right and priority of payment to the Debentures. In addition, Charter Holdings is a holding company that conducts substantially all of its business through its subsidiaries. The Debentures, therefore, are effectively subordinated to all liabilities of Charter Holdings's subsidiaries, including the $125.0 million aggregate principal amount of Notes of Charter Southeast. On a pro forma basis, after giving effect to the Pro Forma Adjustments, as of

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

December 31, 1995, Charter Holdings's aggregate consolidated Indebtedness, for purposes of the Indenture, would have been approximately $440.9 million ($365.9 million of which would have been Indebtedness incurred by Charter Holdings' subsidiaries.) The Indenture permits Charter Holdings' subsidiaries to incur additional indebtedness.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Indebtedness. (a) Charter Holdings will not, and will not permit any Restricted Subsidiary, directly or indirectly, to create, incur, assume, issue, guarantee or in any manner become directly or indirectly liable for or with respect to, contingently or otherwise, the payment of (collectively, to "incur") any Indebtedness (including any Acquired Indebtedness) or issue any Disqualified Equity Interests, except for Permitted Indebtedness; provided that
(i) Charter Holdings will be permitted to incur Indebtedness or Disqualified Equity Interests, if after giving pro forma effect to such incurrence (including the application of the net proceeds therefrom), Charter Holdings' ratio of (x) Total Consolidated Indebtedness to (y) four times Consolidated Operating Cash Flow for the latest fiscal quarter for which consolidated financial statements of Charter Holdings are available preceding the date of such incurrence would be less than or equal to 7.50 to 1.0 if the date of such incurrence is on or before June 30, 1997, 7.25 to 1.0 if the date of such incurrence is after June 30, 1997 and on or before December 31, 1998 and 7.0 to 1.0 if the date of such incurrence is on or after January 1, 1999 and (ii) Charter Southeast will be permitted to incur Indebtedness or Disqualified Equity Interests, if after giving pro forma effect to such incurrence (including the application of the net proceeds therefrom), Charter Southeast's ratio of (x) Total Consolidated Indebtedness to
(y) four times Consolidated Operating Cash Flow for the latest fiscal quarter for which consolidated financial statements of Charter Southeast are available preceding the date of such incurrence would be less than or equal to 6.75 to 1.0 if the date of such incurrence is on or before June 30, 1997 and 6.5 to 1.0 if the date of such incurrence is on or after July 1, 1997.

     (b) The foregoing limitations will not apply to the incurrence of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

          (a) Indebtedness under the Senior Notes and Senior Notes Indenture and the Debentures and the Indenture;

          (b) Indebtedness and Disqualified Equity Interests of Charter Holdings and its Restricted Subsidiaries outstanding on the Issue Date;

          (c) Indebtedness of Restricted Subsidiaries under New Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed $310.0 million, which amount shall be reduced by the amount of
     (x) Net Cash Proceeds of Asset Sales applied pursuant to clause (a) of the first sentence of the penultimate paragraph set forth under "Disposition of Proceeds of Asset Sales" covenant to repay Indebtedness outstanding under such New Credit Facilities; and (y) any permanent reduction in the amounts permitted to be borrowed thereunder, whether or not such reduction is in connection with any required repayment; provided that, notwithstanding the foregoing (including such $310.0 million maximum aggregate principal amount and any reduction thereto), a Restricted Subsidiary (other than Charter Southeast and Southeast Capital) will be permitted to incur Indebtedness pursuant to the New Credit Facilities, if after giving pro forma effect to such incurrence (including the application of the net proceeds therefrom), such Restricted Subsidiary's ratio of (x) Total Consolidated Indebtedness to (y) four times Consolidated Operating Cash Flow for the latest fiscal quarter for which consolidated financial statements of such Restricted Subsidiary are available preceding the date of such incurrence would be less than or equal to 5.25 to 1.0;

          (d) Indebtedness of any Permitted Restricted Subsidiary provided that after giving pro forma effect to such incurrence (including the application of the net proceeds therefrom), such Permitted Restricted Subsidiary's ratio of (x) Total Consolidated Indebtedness to (y) four times Consolidated Operating Cash Flow for the latest fiscal quarter for which consolidated financial statements of such Permitted Restricted

     Subsidiary are available preceding the date of such incurrence would be less than or equal to 5.25 to 1.0 and provided further that such Indebtedness shall be unsecured and such Permitted Restricted Subsidiary shall not, directly or indirectly, create or otherwise enter into or cause to become effective any Payment Restriction;

          (e) (x) Indebtedness of any Restricted Subsidiary owed to and held by Charter Holdings or a Wholly Owned Restricted Subsidiary, in each case which is not subordinated in right of payment to any Indebtedness of such Restricted Subsidiary and (y) Indebtedness of Charter Holdings owed to and held by any Wholly Owned Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of the Issuers' obligations under the Indenture and the Debentures (the Indebtedness incurred pursuant to clauses (x) and (y) of this clause (e) being hereinafter referred to as "Intercompany Indebtedness"); provided that an incurrence of Indebtedness shall be deemed to have occurred upon
     (i) any sale or other disposition of any Intercompany Indebtedness referred to in this clause (e) to a Person (other than Charter Holdings or a Wholly Owned Restricted Subsidiary), (ii) any sale or other disposition of Equity Interests of a Wholly Owned Restricted Subsidiary which holds Intercompany Indebtedness such that such Wholly Owned Restricted Subsidiary ceases to be a Wholly Owned Restricted Subsidiary or (iii) designation of a Wholly Owned Restricted Subsidiary which holds Intercompany Indebtedness as an Unrestricted Subsidiary;

          (f) Indebtedness of Charter Holdings or any Restricted Subsidiary under (x) Interest Rate Protection Obligations relating to Indebtedness of Charter Holdings or such Restricted Subsidiary, as the case may be (which Indebtedness (i) bears interest at fluctuating interest rates and (ii) is otherwise permitted to be incurred under this covenant); provided the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate and (y) Currency Agreements relating to Indebtedness of Charter Holdings or a Restricted Subsidiary of Charter Holdings; provided that such Currency Agreements do not increase the Indebtedness of Charter Holdings and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates;

          (g) Purchase Money Indebtedness and Capitalized Lease Obligations of Charter Holdings or any Restricted Subsidiary of Charter Holdings which do not exceed $7.5 million in the aggregate at any one time outstanding;

          (h) Indebtedness of Charter Holdings or any Restricted Subsidiary to the extent representing a replacement, renewal, refinancing or extension (collectively "Refinancing") in whole or in part of outstanding Indebtedness of Charter Holdings or any Restricted Subsidiary incurred pursuant to paragraph (a) or clauses (a) and (b) of paragraph (b) of this covenant, provided that (i) Indebtedness of Charter Holdings may not be Refinanced under this clause (h) with Indebtedness of any Restricted Subsidiary (except to the extent that any such Restricted Subsidiary was, prior to such Refinancing, a guarantor of such Indebtedness), (ii) any such Refinancing Indebtedness (A) to the extent it is pari passu in right of payment to the Debentures shall have a final maturity and weighted average maturity at least as long as such Indebtedness being Refinanced and (B) to the extent it is not pari passu in right of payment to the Debentures shall not require any scheduled payment of principal or mandatory redemption prior to the final maturity of the Debentures and in either case shall not exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration of acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being Refinanced plus the amount of accrued interest thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such Refinancing whether by means of a redemption, tender offer, privately negotiated transaction or defeasance, replacement, renewal, refinancing or extension and the reasonable fees and expenses incurred in connection therewith, and (iii) Subordinated Indebtedness may only be replaced, renewed, refinanced or extended with Subordinated Indebtedness which is subordinated to the Debentures at least to the same extend as the Subordinated Indebtedness being replaced, renewed, refinanced or extended; and

          (i) in addition to the items referred to in clauses (a) through (h) above, Indebtedness of Charter Holdings or any Restricted Subsidiary having an aggregate principal amount not to exceed $7.5 at any time outstanding.

     (c) Charter Holdings will not, directly or indirectly, in any event incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of Charter Holdings unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Debentures to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of Charter Holdings.

     Limitation on Restricted Payments. Charter Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly,

          (i) declare or pay any dividend or any other distribution on any Equity Interests of Charter Holdings or any Restricted Subsidiary (other than dividends or distributions which are paid by any Restricted Subsidiary to Charter Holdings or a Wholly Owned Restricted Subsidiary of Charter Holdings) or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Equity Interests of Charter Holdings or any Restricted Subsidiary (other than dividends or distributions payable solely in Equity Interests (other than Disqualified Equity Interests) of Charter Holdings or in options, warrants or other rights to purchase Equity Interests (other than Disqualified Equity Interests) of Charter Holdings);

          (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Charter Holdings or a Restricted Subsidiary (other than any such Equity Interests owned by Charter Holdings or a Wholly Owned Restricted Subsidiary);

          (iii) purchase, redeem, defease or retire for value prior to the stated maturity thereof any Subordinated Indebtedness (other than any Subordinated Indebtedness held by a Wholly Owned Restricted Subsidiary);

          (iv) make any Investment (other than Permitted Investments) in any Person (other than an Investment by a Restricted Subsidiary in Charter Holdings or an Investment by Charter Holdings or a Restricted Subsidiary in either (x) a Wholly Owned Restricted Subsidiary or (y) a Person that becomes a Wholly Owned Restricted Subsidiary as a result of such Investment); or

          (v) make or pay any payment or fee to any direct or indirect holder of an Equity Interest of Charter Holdings or any Restricted Subsidiary of Charter Holdings (or any Affiliate of such holder) in connection with or relating to any acquisition, merger or similar transaction;

     (such payments or actions which are prohibited by the foregoing clauses
(i), (ii), (iii), (iv) and (v) are collectively referred to as "Restricted Payments"), unless

          (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

          (b) immediately after giving effect to such Restricted Payment, Charter Holdings would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant described above under the caption "Limitation on Indebtedness"; and

          (c) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date does not exceed an amount equal to the sum of (1) the excess of (x) the Cumulative Available Cash Flow of Charter Holdings determined at the time of such Restricted Payment over (y) 150% of an amount equal to the cumulative Consolidated Interest Expense of Charter Holdings plus all cash management fees paid by Charter Holdings and its Restricted Subsidiaries (to the extent not otherwise included in Consolidated Interest Expense), determined, in the case of this clause (1), for the period commencing on April 1, 1996 and ending on the last day of the latest fiscal quarter for which consolidated financial statements of Charter Holdings are available preceding the date of such Restricted Payment plus (2) the aggregate net proceeds, including the fair market value (as determined by an Independent Financial Advisor) of property other than cash which is used in the same line of business as that conducted by Charter Holdings and its Restricted Subsidiaries on the Issue Date, received by Charter Holdings either (x) as capital contributions to Charter Holdings after the Issue Date or (y) from the issue and sale (other than to a Subsidiary of Charter Holdings) of its Equity Interests (other than Disqualified Equity Interests) on or after the Issue Date plus (3) the aggregate net proceeds received by Charter Holdings from the issuance (other than to a Subsidiary of Charter Holdings) on or after the Issue Date of its Equity Interests (other than Disqualified Equity Interests) upon the conversion of, or exchange for, Indebtedness of Charter Holdings plus (4) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the lesser of: (i) the return of capital with respect to such Investment and (ii) the cost of such Investment, in either case, less the cost of the disposition of such Investment.

     The foregoing provisions will not prevent any of the following ("Permitted Payments"), each of which will be given independent effect: (i) the payment of any dividend or distribution on or redemption of Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of formal notice such payment or redemption would comply with the provisions of the Indenture; (ii) so long as no Default shall have occurred and be continuing, the retirement of any Equity Interests of Charter Holdings or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Subsidiary of Charter Holdings) of, Equity Interests of Charter Holdings (other than Disqualified Equity Interests); provided that any such net cash proceeds and the value of any Equity Interests issued in exchange for such retired Equity Interests are excluded from clause
(c)(2) of the preceding paragraph; (iii) so long as no Default shall have occurred and be continuing, the purchase, redemption, retirement or other acquisition of Subordinated Indebtedness made by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary of Charter Holdings) of (x) Equity Interests (other than Disqualified Equity Interests) of Charter Holdings, provided that any such net cash proceeds and the value of any Equity Interests issued in exchange for Subordinated Indebtedness are excluded from clause (c)(2) and (c)(3) of the preceding paragraph or (y) other Subordinated Indebtedness having no stated maturity or amortization requirement for the payment of principal thereof prior to the 180th day after the final stated maturity of the Debentures; (iv) the payment of any dividend or distribution on Equity Interests of Charter Holdings or any Restricted Subsidiary that is a partnership or similar pass-through entity to the extent necessary to permit the direct or indirect beneficial owners of such Equity Interests to pay Federal and state income tax liabilities arising from income of Charter Holdings and attributable to them solely as a result of Charter Holdings (and any intermediate entity through which such holder owns such Equity Interests) being a partnership or similar pass-through entity for Federal income tax purposes, (v) fees paid in connection with any acquisition, merger or similar transaction provided that with respect to any such acquisition, merger or similar transaction such fees do not exceed an amount equal to 1.25% of the transaction value thereof, or (vi) so long as no Default or Event of Default shall have occurred and be continuing after giving effect to such Investment and Charter Holdings could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the first paragraph of the covenant described above under the caption "Limitation on Indebtedness," Investments in Persons other than Wholly Owned Restricted Subsidiaries, provided that (a) such Person is engaged in the same business as that conducted by Charter Holdings and its Restricted Subsidiaries on the Issue Date, (b) such Person's business is managed by Charter or an Affiliate of Charter and (c) the aggregate outstanding amount of such Investments (based upon the amount actually invested) shall not exceed, at any one time, $25,000,000 (it being understood that any Investment made pursuant to this clause (vi) shall not be deemed outstanding to the extent it is repaid), (vii) so long as no Default or Event of Default shall have occurred and be continuing after giving effect to such Investment and Charter Holdings could, on a pro forma basis after giving effect to such Investment, incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the first paragraph of the covenant described under the caption "Limitation on Indebtedness," Investments in Restricted Subsidiaries that are managed by Charter or an Affiliate of Charter and are engaged in the same business as that conducted by Charter Holdings and its

Restricted Subsidiaries on the Issue Date, provided that (a) such Restricted Subsidiary shall not, directly or indirectly, create or otherwise enter into or cause to become effective or allow to continue any Payment Restriction and (b) any Indebtedness incurred by such Restricted Subsidiary shall be unsecured and shall not contain any Payment Restriction (any Restricted Subsidiary referred to in this clause (vii) being herein referred to as a "Permitted Restricted Subsidiary") or (viii) the use of the net proceeds of the Offerings in the manner set forth above under "Use of Proceeds" (including the subsequent application of borrowings pursuant to the New Credit Facilities to the extent so applied in the manner set forth above under "Use of Proceeds").

     Amounts expended pursuant to clauses (i), (iv), (v), (vi) and (vii) (but not clauses (ii), (iii) and (x)) above shall be included in the calculation of the amount, available to be made as Restricted Payments as set forth in clause
(c) above.

     Restrictions on Payment of Management Fees. Charter Holdings will not, and will not permit any Restricted Subsidiary to, pay any management or similar fee to any Person (other than to Charter Holdings or a Wholly Owned Restricted Subsidiary of Charter Holdings), provided, that with respect to any fiscal year or portion thereof (commencing with the fiscal year ending December 31, 1996), an amount equal to 5.0% of Charter Holdings' consolidated revenues for such fiscal year or portion thereof may be deemed to be a management fee (the "Management Fee"), which Management Fee may be paid by Charter Holdings or any Restricted Subsidiary to any Person in accordance with the following provisions:
60.0% of any such Management Fee may be paid in cash, so long as no Default or Event of Default shall exist before and after giving effect to any such payment, and the payment of the remainder of such Management Fee shall be deferred until satisfaction in full of all obligations under the Debentures and the Indenture. This covenant shall not prohibit the accrual of any management fee to the extent such management fee is not paid. Charter Holdings will not, and will not permit any Restricted Subsidiary to, amend the Management Agreements as in existence on the Issue Date or enter into a new management agreement, in either such case to provide for subordination provisions which are less favorable to the holders of the Debentures than those contained in the Management Agreements as in effect on the Issue Date, provided that the Management Agreements may otherwise be amended to the extent not otherwise prohibited by the terms of the Indenture and to the extent that such amendment is not materially adverse to the holders of the Debentures.

     Limitations on Transactions with Affiliates. Charter Holdings will not, and will not permit, cause or suffer any Restricted Subsidiary to, conduct any business or enter into any transaction (or series of related transactions) with or for the benefit of any of their respective Affiliates or any beneficial holder of 10% or more of the Equity Interests of Charter Holdings or any officer, director or employee of Charter Holdings or any of its Subsidiaries (each an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms which are no less favorable to Charter Holdings or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction with an unaffiliated third party and (b) if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate payments or other consideration having a Fair Market Value in excess of $1.0 million, a majority of the disinterested members of the Board of Directors of the General Partner shall have approved such transaction and determined that such transaction complies with the foregoing provisions or Charter Holdings shall have obtained a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction to Charter Holdings or the Restricted Subsidiary, as the case may be, are fair from a financial point of view (an "Independent Fairness Opinion"); provided, that if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate payments or other consideration having a Fair Market Value of $10.0 million or more, Charter Holdings shall be required to obtain an Independent Fairness Opinion.

     Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions between or among Charter Holdings and its Restricted Subsidiaries, (ii) customary directors' fees, indemnification and similar arrangements which are consistent with Charter Holdings' past business practices, (iii) the making of any Permitted Payments described in clauses (i),
(ii), (iv), (v) or (viii) of the last paragraph of "Limitation on Restricted Payments," (iv) the incurrence of Intercompany Indebtedness permitted pursuant to clause (b)(v) under the covenant "Limitation on Indebtedness," (v) loans and advances to officers, directors and employees of Charter Southeast and its Restricted Subsidiaries for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and consistent with past business practices and (vi) management fees paid in an amount not to exceed the amount permitted pursuant to the Management Agreements, as in effect on the Issue Date.

     Limitations on Liens. Charter Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume or suffer to exist any Lien to secure Indebtedness against or upon any of its property or assets, or any proceeds therefrom, other than Permitted Liens, unless contemporaneously therewith effective provision is made to secure the Debentures equally and ratably with such Indebtedness with a Lien on the same assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien.

     Disposition of Proceeds of Asset Sales. Charter Holdings will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (a) Charter Holdings or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and (b) at least 75% of such consideration therefor consists of cash, Cash Equivalents or properties and capital assets (including franchises and licenses required to own or operate such properties and, solely with respect to any transfer of property that constitutes an Investment made in accordance with clause (vi) or (vii) of the penultimate paragraph of "Limitation on Restricted Payments," Equity Interests of any Person engaged in the same business as the business conducted by Charter Holdings and its Restricted Subsidiaries on the Issue Date), or any combination thereof, to be used in the same lines of business being conducted by Charter Holdings or such Restricted Subsidiary on the Issue Date. The amount of any (i) liabilities of Charter Holdings or any Restricted Subsidiary that are actually assumed by the transferee in such Asset Sale and for which Charter Holdings and its Restricted Subsidiaries are fully released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by Charter Holdings or its Restricted Subsidiaries and (ii) notes or other similar obligations received by Charter Holdings or its Restricted Subsidiaries from such transferee that are immediately converted (or are converted within thirty days of the related Asset Sale) by Charter Holdings or its Restricted Subsidiaries into cash shall be deemed to be cash, in an amount equal to the net cash proceeds realized upon such conversion, for purposes of determining the percentage of cash consideration received by Charter Holdings or its Restricted Subsidiaries.

     Charter Holdings or such Restricted Subsidiary, as the case may be, may (a) use such Net Cash Proceeds to repay, and thereby permanently reduce the commitments or amounts available to be reborrowed under the New Credit Facility of such Restricted Subsidiary (subject to the proviso of clause (c) of paragraph
(b) of "Limitation on Indebtedness"), (b) use such Net Cash Proceeds to repay Notes, to the extent required by the Note Indenture and/or (c) apply such Net Cash Proceeds to acquire or construct property or capital assets in lines of business related to the businesses of Charter Holdings and the Restricted Subsidiaries as conducted on the Issue Date. To the extent all or part of such Net Cash Proceeds are not committed to be so applied within 180 days of such Asset Sale and are not actually applied within 270 days of such Asset Sale (or within 360 days of such Asset Sale if the failure to so apply such Net Cash Proceeds within 270 days is due solely to the failure to obtain applicable regulatory approvals and, during such period, Charter Holdings has used its reasonable best efforts to obtain such regulatory approvals), Charter Holdings or any such Restricted Subsidiary shall, within such 180, 270, or 360 day period, as the case may be, make an offer to purchase (an "Asset Sale Offer") from all holders of Debentures up to a maximum principal amount (expressed as a multiple of $1,000) of Debentures equal to such Net Cash Proceeds, at a purchase price equal to 100% of the Accreted Value thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided that Charter Holdings may defer the Asset Sale Offer until there are aggregate unutilized Net Cash Proceeds from such Asset Sales equal to or in excess of $10.0 million, at which time the entire unutilized amount of such Net Cash Proceeds, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph. The Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent an Asset Sale Offer is oversubscribed, Debentures shall be purchased among holders on a proportionate basis (based on the relative aggregate principal amounts validly tendered for purchase by holders thereof). To the extent the Asset Sale Offer is not fully subscribed to by the holders of the Debentures, Charter Holdings may retain and utilize any

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

unutilized portion of the Net Cash Proceeds for any purpose consistent with the other terms of the Indenture and such Net Cash Proceeds shall not be required to be applied to more than one Asset Sale Offer.

     Charter Holdings will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that an Asset Sale occurs and Charter Holdings is required to purchase Debentures as described above.

     Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. Charter Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise enter into or cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distribution on its Equity Interests or any other interest or participation in, or measured by, its profits to the extent owned by Charter Holdings or any Restricted Subsidiary, (b) pay any Indebtedness owed to Charter Holdings or a Restricted Subsidiary, (c) make any Investment in Charter Holdings or any Restricted Subsidiary or (d) transfer any of its properties or assets to Charter Holdings or to any Restricted Subsidiary (any such encumbrance or restriction in the foregoing clauses (a), (b), (c) and (d), a "Payment Restriction"), except for (i) any such encumbrance or restriction existing on the Issue Date, including without limitation pursuant to the Senior Notes, (ii) any such encumbrance or restriction existing under any agreement that refinances or replaces an agreement containing a restriction permitted by clause (i) above, provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the Debentureholders than those under or pursuant to the agreement being replaced or the agreement evidencing the Indebtedness refinanced, and (iii) any such encumbrance or restriction existing under any other agreement, instrument or document hereafter in effect, provided that the terms and conditions of any such encumbrance or restriction are not materially less favorable to the Debentureholders than those contained in the New Credit Facilities as in effect on the Issue Date.

     Designation of Unrestricted Subsidiaries. The Indenture will provide that Charter Holdings may designate any Subsidiary of Charter Holdings as an "Unrestricted Subsidiary" under the Indenture (a "Designation") if:

          (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (b) at the time of and after giving effect to such Designation, Charter Holdings could incur $1.00 of additional Indebtedness under the applicable provisions of the first paragraph of the "Limitation on Indebtedness" covenant described above (other than Permitted Indebtedness); and

          (c) Charter Holdings would be permitted under the Indenture to make an Investment constituting a Restricted Payment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of such Subsidiary on such date.

     In the event of any such Designation, Charter Holdings shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount. The Indenture further provides that (i) neither Charter Holdings nor any Restricted Subsidiary shall at any time (x) provide credit support for, subject any of its property or assets to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary).

     The Indenture further provides that Charter Holdings may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

          (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

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

          (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

     All Designations and Revocations must be evidenced by resolutions of Charter Holdings delivered to the Trustee certifying compliance with the foregoing provisions.

     Limitation on Conduct of Business of Holdings Capital. Holdings Capital will not own any operating assets or other properties or conduct any business other than to serve as an Issuer and an obligor on the Debentures.

     Impairment of Security Interest. The Indenture will provide that Charter Holdings shall not, and shall not permit any of its Subsidiaries to, take or omit to take any action which action or omission would impair the security interest in favor of the Trustee, on behalf of itself and the holders of the Debentures with respect to the collateral required to be pledged under the Indenture, and Charter Holdings shall not create, otherwise incur or suffer to exist, in favor of any Person (other than the Trustee on behalf of itself and the holders of the Debentures) any interest whatsoever in such collateral.

     Limitation on Sale or Issuance of Stock of Subsidiaries. The Indenture provides that Charter Holdings will not sell, and will not permit any Subsidiary to issue or sell, directly or indirectly, less than 100% of the capital stock of a Subsidiary (other than to Charter Holdings or a Wholly Owned Restricted Subsidiary), provided that, Charter Holdings or any Subsidiary of Charter Holdings will be permitted to sell any such capital stock if such sale is declared a Restricted Payment for all purposes of the "Limitation on Restricted Payments" covenant in an amount equal to the Fair Market Value of such capital stock and Charter Holdings or such Subsidiary, as the case may be, is permitted to make such Restricted Payment pursuant to such covenant and any such sale is otherwise effected in compliance with the other terms of the Indenture, including, without limitation, the provisions of the covenant described under "Disposition of Proceeds of Asset Sales," if applicable.

     Provision of Financial Information. So long as any of the Debentures are outstanding, the Issuers will file with the Commission, to the extent then permitted by the Commission, the annual reports, quarterly reports and other documents that the Issuers would have been required to file with the Commission pursuant to Sections 13(a) and 15(d) of the Exchange Act if the Issuers were subject to such Sections, and the Issuers will promptly provide to all holders of the Debentures and file with the Trustee copies of such reports and documents.

     Additional Covenants. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium, if any, and interest; (ii) maintenance of an office or agency in The City of New York; (iii) maintenance of corporate and partnership existence; (iv) payment of taxes and other claims; (v) maintenance of properties; and (vi) maintenance of insurance.

MERGER, SALE OF ASSETS; ETC.

     The Indenture provides that neither of the Issuers may consolidate with or merge with or into any other entity or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (determined, in the case of Charter Holdings, on a consolidated basis for Charter Holdings and its Restricted Subsidiaries) to any entity in a single transaction or series of related transactions, unless: (a) either (i) such Issuer shall be the continuing entity or (ii) the entity (if other than such Issuer) formed by such consolidation or into which such Issuer is merged or the entity that acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the properties and assets of such Issuer shall be, in the case of Holdings Capital, a corporation or, in any other case, a corporation, partnership or trust organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on all the Debentures and the performance and observance of every covenant of the Indenture to be performed or observed on the part of the Issuers; (b) immediately thereafter, no Default or Event of Default shall have occurred and be continuing; (c) immediately after giving effect to any such transaction involving the incurrence by Charter Holdings or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness

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

not previously an obligation of Charter Holdings or any of its Restricted Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), Charter Holdings or such entity could incur, on a pro forma basis after giving effect to such transaction as if it had occurred at the beginning of the latest fiscal quarter for which consolidated financial statements of Charter Holdings are available at least $1.00 of additional Indebtedness under the applicable provisions of the first paragraph of the "Limitation on Indebtedness" covenant described above (other than Permitted Indebtedness); and (d) immediately thereafter, such Issuer or the other surviving entity, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of such Issuer immediately prior to such transaction; provided that the foregoing clauses (c) and (d) shall not apply to any such transaction solely between or among Charter Holdings and its Restricted Subsidiaries or between or among any such Restricted Subsidiaries, and provided further that, notwithstanding the foregoing, in the event of any disposition or sale of properties or assets of Charter Holdings or any Restricted Subsidiary which would otherwise be subject to the terms of this covenant and for which the consideration therefor is cash or Cash Equivalents, the transferee of such assets or properties subject thereto shall not be required to succeed to, and assume, the obligations of the Issuers provided that Charter Holdings or such Restricted Subsidiary, as the case may be, shall, simultaneously therewith, defease, in full, all obligations of the Issuers under the Indenture and the Debentures in accordance with the terms of the Indenture.

     Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of either Issuer in accordance with the immediately preceding paragraph, the successor Person formed by such consolidation or into or with which such Issuer is merged or the successor Person to which such sale, assignment, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer under the Indenture and the Debentures, with the same effect as if such successor had been named as such Issuer in the Indenture and the Debentures. When a successor assumes all the obligations of its predecessor under the Indenture and the Debentures, the predecessor shall be released from those obligations; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal, premium, if any, and interest on the Debentures.

EVENTS OF DEFAULT

     An Event of Default will occur under the Indenture if:

          (i) the Issuers shall fail to pay interest on the Debentures when the same becomes due and payable and such failure shall continue for 30 days;

          (ii) the Issuers shall fail to pay principal of or premium, if any, on the Debentures when and as the same shall become due and payable at maturity, upon acceleration, optional or mandatory redemption, required repurchase, or otherwise;

          (iii) either Issuer shall fail to comply with any of its agreements or covenants in the "Change of Control," "Disposition of Proceeds of Asset Sales" or "Limitation on Mergers, Sales of Assets, etc." covenants described above;

          (iv) either Issuer shall fail to comply with any of its other agreements or covenants in, or provisions of, the Debentures or the Indenture and such failure shall continue for a period of 30 days after written notice is given to the Issuers by the Trustee or by the holders of 25.0% in aggregate principal amount of the Debentures then outstanding;

          (v) an event of default occurs (after giving effect to any applicable grace or cure period) under any mortgage, indenture or other instrument governing any Indebtedness of Charter Holdings or any Restricted Subsidiary, if (x) such event of default results from the failure to pay at final maturity $7.5 million or more in principal amount of such Indebtedness or (y) as a result of such event of default the maturity of $7.5 million or more in principal amount of such Indebtedness has been accelerated prior to its stated maturity;

          (vi) any final judgments aggregating $7.5 million or more shall be rendered against Charter Holdings or a Restricted Subsidiary and shall remain undischarged or unbonded for a period (during which execution shall not be effectively stayed) of 60 days;

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

          (vii) certain events of bankruptcy, insolvency or reorganization with respect to Charter Holdings or any Significant Restricted Subsidiary shall have occurred; or

          (viii) the Indenture ceases to be in full force and effect or ceases to give the Trustee, in any material respect, the Liens, rights, powers and privileges purported to be created thereby.

     If an Event of Default (other than an Event of Default specified in clause
(vii) with respect to either Issuer) occurs and is continuing, the Trustee or the holders of not less than 25.0% in aggregate principal amount of the Debentures then outstanding may, and the Trustee upon the request of the holders of not less than 25.0% in aggregate principal amount of the Debentures then outstanding shall declare the Debentures due and payable, in an amount equal to the Accreted Value of the Debentures, together with accrued and unpaid interest, if any, to the date the Debentures become due and payable, by a notice in writing to the Issuers (and to the Trustee, if given by the holders of the Debentures) and, upon any such declaration such Accreted Value and accrued and unpaid interest shall become due and payable. If an Event of Default specified in clause (vii) above occurs with respect to either Issuer and is continuing, then the Accreted Value of all the Debentures, together with accrued and unpaid interest, if any, to the date the Debentures become due and payable shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Debentures.

     At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the Debentures then outstanding, by written notice to the Issuers and the Trustee, may rescind and annul such declaration and its consequences if (a) the Issuers have paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest, if any, on all Debentures, (iii) the Accreted Value on any Debentures which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Debentures, and (iv) to the extent that payment of such interest is lawful, interest upon any overdue interest at the rate borne by the Debentures; and (b) all Events of Default, other than the non-payment of the Accreted Value of the Debentures which have become due solely by such declaration of acceleration, have been cured or waived.

     The holders of not less than a majority in aggregate principal amount of the Debentures then outstanding may on behalf of the holders of all the Debentures waive any past Defaults under the Indenture, except a Default in the payment of the Accreted Value of, or interest on any Debenture, or with respect to a covenant or provision of the Indenture which, under the Indenture, cannot be modified or amended without the consent of the holder of each Debenture then outstanding.

     The Issuers are also required to notify the Trustee upon becoming aware of the occurrence of any Default.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The Issuers may, at their option and at any time, elect to have the obligations of the Issuers discharged with respect to the outstanding Debentures ("defeasance"). Such defeasance means that the Issuers shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Debentures and to have satisfied all other obligations under the Debentures and the Indenture, except for (i) the rights of holders of the outstanding Debentures to receive, solely from the trust fund described below, payments in respect of the Accreted Value of and interest on such Debentures when such payments are due, (ii) the Issuers' obligations with respect to the Debentures concerning issuing temporary Debentures, registration of Debentures, mutilated, destroyed, lost or stolen Debentures, and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture, and
(iv) the defeasance provisions of the Indenture. In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Debentures. In the event that a covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "-- Events of Default" will no longer constitute Events of Default with respect to the Debentures.

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

     In order to exercise either defeasance or covenant defeasance, (i) the Issuers shall irrevocably deposit with the Trustee, as trust funds in trust, for the benefit of the holders of the Debentures, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the report of a nationally recognized firm of independent public accounts or a nationally recognized investment banking firm, to pay and discharge the Accreted Value of and interest on the outstanding Debentures to redemption or maturity; (ii) the Issuers shall have delivered to the Trustee an opinion of counsel in the United States to the effect that the holders of the outstanding Debentures will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance, as the case may be, and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance, as the case may be, had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clause (vii) under the first paragraph under "-- Events of Default" is concerned, at any time during the period ending on the 91st day after the date of deposit; (iv) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other agreement or instrument to which either of the Issuers is a party or by which it is bound;
(v) the Issuers shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Indebtedness (other than holders of the Debentures) and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vi) the Issuers shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with and that no violations under agreements governing any other outstanding Indebtedness would result therefrom.

SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Debentures, as expressly provided for in the Indenture) as to all outstanding Debentures when (i) either
(a) all the Debentures theretofore authenticated and delivered (except lost, stolen or destroyed Debentures which have been replaced or paid) have been delivered to the Trustee for cancellation or (b) all Debentures not theretofore delivered to the Trustee for cancellation have become due and payable and the Issuers have irrevocably deposited or caused to be deposited with the Trustee an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the Debentures not theretofore delivered to the Trustee for cancellation, for the principal of, premium, if any, and interest to the date of deposit; (ii) the Issuers have paid or caused to be paid all other sums payable under the Indenture by the Issuers; and (iii) each Issuer has delivered to the Trustee an Officers' Certificate and an opinion of counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATIONS AND AMENDMENTS

     Modifications and amendments of the Indenture or the Debentures may be made by the Issuers and the Trustee with the written consent of the holders of not less than a majority in aggregate principal amount at maturity of the outstanding Debentures; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debenture affected thereby: (i) change the stated maturity of the Accreted Value of, or any installment of interest on, any Debenture, or reduce the Accreted Value thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the Accreted Value of any Debenture or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the stated maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) amend, change or modify the provisions relating to the Collateral obligation of the Issuers to make or consummate a Change of Control Offer in the event of a Change of Control or an Asset Sale Offer in respect of any Asset Sale or modify any of the provisions or definitions with respect thereto; (iii) reduce the percentage in principal amount of outstanding Debentures, the consent of whose holders is required for any supplemental indenture or the

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

consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain Defaults thereunder and their consequences provided for in the Indenture; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Debentures required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Debenture affected thereby; (v) except as otherwise permitted under "-- Merger, Sale of Assets, Etc." consent to the assignment or transfer by either of the Issuers of any of its rights and obligations under the Indenture; or (vi) affect the ranking of the Debentures in a manner adverse to the holders of the Debentures.

     The holders of a majority in aggregate principal amount of the Debentures then outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and, upon issuance of the New Debentures or effectiveness of a Shelf Registration Statement, provisions of the Trust Indenture Act incorporated by reference therein, contain limitations on the rights of the Trustee, should it become a creditor of Charter Holdings, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions with Charter Holdings or any Affiliate of Charter Holdings; provided that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act) it must eliminate such conflict or resign.

GOVERNING LAW

     The Indenture and the Debentures are governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the conflicts of law principles thereof.

BOOK-ENTRY; DELIVERY AND FORM

     The Old Debentures were initially issued in the form of one or more Global Debentures (collectively, the "Old Global Debentures"). Except for New Debentures issued to Non-Global Purchasers (as defined below), the New Debentures will initially be issued in the form of one or more Global Debentures (collectively, the "New Global Debentures"). The Old Global Debentures were deposited on the date of closing of the sale of the Old Debentures, and the New Global Debentures will be deposited on the date of closing of the Exchange Offer, with or on behalf of the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "DTC Nominee").

     Debentures that are (i) originally issued to or transferred to "institutional accredited investors" that are not "qualified institutional buyers," as defined in Rule 144A under the Securities Act (the "Non-Global Purchasers") or (ii) issued as described below under "-- Certificated Securities" will be issued in registered form (the "Certificated Securities"). Upon the transfer to a qualified institutional buyer of Certificated Securities initially issued to a Non-Global Purchaser, such Certificated Securities will, unless the Global Debentures have previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Debentures representing the principal amount of Debentures being transferred. "Global Debentures" means the Old Global Debentures or the New Global Debentures as the case may be.

     DTC is (i) a limited purpose trust company organized under the banking laws of the State of New York (and is a "banking organization" within the meaning of such laws), (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the New York Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (the "participants") and to facilitate the clearance

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

and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, commercial banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by each of the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of the DTC only through the DTC's direct or indirect participants.

     Pursuant to procedures established by the Depositary (i) upon deposit of the Global Debentures, the Depositary will credit the accounts of participants in connection with the Debentures with portions of the principal amount of the Global Debentures and (ii) ownership of the Debentures will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's participants), the Depositary's participants and the Depositary's indirect participants.

     So long as DTC's Nominee is the registered owner of the Global Debentures, DTC or DTC's Nominee, as the case may be, is considered the sole owner and holder under the Indenture of the underlying Debentures. Unless DTC notifies the Issuers that it is unwilling or unable to continue serving as depositary for such Debentures, DTC ceases to be a clearing agency registered under the Exchange Act, the Issuers determine to permit the Global Debentures to be exchanged for certificated Debentures or an Event of Default has occurred and is continuing with respect to the Debentures, owners of beneficial interests in the Global Debentures will not be entitled to have the Debentures evidenced by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Debentures in definitive and fully registered form, and will not be considered to be the owners or holders of any Debentures under the Indenture or such Debentures for any purposes. Neither the Issuers nor the Trustee have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Debentures.

     Payments in respect of the principal of, premium, if any, and interest on the Global Debentures are payable by the Trustee to DTC or DTC's Nominee, as the case may be, as the registered holder under the Indenture. Under the terms of the Indenture, the Issuers and the Trustee may treat the Persons in whose names Debentures are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Issuers nor the Trustee has any responsibility or liability for the payment of such amounts to beneficial owners of Debentures (including principal, premium, if any, and interest). The Issuers believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by DTC's direct and indirect participants to the beneficial owners of Debentures are governed by standing instructions and customary practice and are the responsibility of DTC's direct and indirect participants.

CERTIFICATED SECURITIES

     Subject to certain conditions, any Person having a beneficial interest in Global Debentures may, upon request to the Trustee, exchange such beneficial interest for Debentures in the form of Certificated Debentures. Upon any such issuance, the Trustee is required to register such Certificated Debentures in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). All such certificated Old Debentures would be subject to the legend requirements described herein. In addition, if (i) the Issuers notify the Trustee in writing that DTC is no longer willing or able to act as a depositary and the Issuers are unable to locate a qualified successor within 90 days or (ii) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of Debentures in the form of Certificated Debentures under the Indenture, then, upon surrender by DTC's Nominee of its Global Debentures, Debentures in such form will be issued to each Person that DTC's Nominee and DTC identify as being the beneficial owner of the related Debentures.

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

     Neither the Issuers nor the Trustee are liable for any delay by DTC or DTC's Nominee, as the case may be, in identifying the beneficial owners of Debentures and the Issuers and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or DTC's Nominee for all purposes.

     Neither DTC nor DTC's Nominee will consent or vote in any manner with respect to the Debentures. Pursuant to its customary procedures, in the case of any matter as to which the consent or vote of holders of the Debentures is sought, DTC will mail an Omnibus Proxy to the Issuers as soon as practicable after the record date for the determination of holders eligible to consent or vote on the matter to be acted upon. The Omnibus Proxy serves to assign DTC's Nominee's right to consent or vote to the direct participants whose accounts it maintains as of the record date.

     Notices of redemption and repurchase with respect to Debentures held by direct participants in the DTC system will be forwarded to DTC's Nominee. In the case of a partial redemption, DTC's practice is to determine, by lot, the amount of the beneficial interest in the Debentures to be redeemed of each of its direct participants.

     Beneficial owners who elect to participate in a tender offer or purchase of their securities, must provide notice of such election, through its direct or indirect participant in DTC's system, to the appropriate depositary, tender or purchase agent, and effect delivery of their Debentures by causing the direct participant in DTC's system to transfer the indirect participant's interest in the Debentures, as reflected in DTC's records, to such depositary, tender or purchase agent. The requirement for physical delivery of certificates evidencing the Debentures in connection with the aforementioned transactions will be deemed satisfied when the beneficial ownership rights in the Global Debentures are transferred by direct participants on DTC's records.

     The conveyance of all notices and other communications by DTC to its direct participants, among DTC's direct and indirect participants and by DTC's direct and indirect participants to owners of beneficial interests in the Debentures is governed by customary arrangements among them, subject to statutory or regulatory requirements in effect with respect thereto from time to time.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Debentures among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuers nor the Trustee have any responsibility for the performance by DTC or its participants of their respective obligations under the rules and procedures governing their operations.

SAME-DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the Debentures represented by the Global Debentures (including principal, premium, if any, and interest) be made in immediately available funds. With respect to Certificated Debentures, however, the Company makes all payments of principal, premium, if any, and interest, by mailing a check to each Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Debentures represented by the Global Debentures are eligible to trade in the PORTAL Market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Debentures will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in the Certificated Debentures will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Issuers and the Initial Purchasers entered into the Registration Rights Agreement dated as of March 28, 1996. Pursuant to the Registration Rights Agreement, the Issuers agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Debentures. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for

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

Exchange Debentures. If the Issuers do not meet their obligations under the Registration Rights Agreement, they may be required to pay Liquidated Damages to holders of Old Debentures.

     Holders of New Debentures are not entitled to any registration rights with respect to the New Debentures. The Issuers agree for a period of 180 days from the effective date of this Prospectus to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any New Debentures. The Registration Statement of which this Prospectus is a part constitutes the registration statement for the Exchange Offer which is the subject of the Registration Rights Agreement. Upon the closing of the Exchange Offer, subject to certain limited exceptions, Holders of untendered Old Debentures will not retain any rights under the Registration Rights Agreement.

CERTAIN DEFINITIONS

     "Accreted Value" means as of any date prior to March 15, 2001, an amount per $1,000 principal amount at maturity of Debentures that is equal to the sum of (a) the initial offering price of each Debenture and (b) the portion of the excess of the principal amount at maturity of each Debenture over such initial offering price which shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semi-annually on each March 15 and September 15 at the rate of 14% per annum from the Issue Date through the date of determination computed on the basis of a 360-day year of twelve 30-day months; and as of any date on or after March 15, 2001, the Accreted Value of each Debenture shall mean the aggregate principal amount at maturity of such Debenture.

     "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Asset Acquisition from such Person or (b) existing at the time such Person becomes a Restricted Subsidiary.

     "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

     "Asset Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by Charter Holdings or any Restricted Subsidiary in any other Person, or any acquisition or purchase of Equity Interests of any other Person by Charter Holdings or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated, merged with or into Charter Holdings or any Restricted Subsidiary or (ii) any acquisition by Charter Holdings or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or a line of business of such Person or which is otherwise outside of the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease or other disposition to any Person other than Charter Holdings or a Wholly Owned Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Equity Interest of any Restricted Subsidiary, (ii) any material license, franchise or other authorization of Charter Holdings or any Restricted Subsidiary, (iii) any assets of Charter Holdings or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of Charter Holdings or any of its Restricted Subsidiaries or (iv) any other property or asset of Charter Holdings or any Restricted Subsidiary outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any disposition of properties and assets of Charter Holdings that is governed under the covenant described above under the caption "Merger, Sale of Assets, Etc." or resulting from the creation of a Lien not prohibited by the provisions described under "Limitation on Liens" on any assets as a result of a foreclosure (or a secured party taking ownership of such assets in lieu of foreclosure) or an involuntary proceeding in which Charter Southeast is not able, directly or indirectly, to direct the type of proceeds received, (ii) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of Charter Holdings or any Restricted Subsidiary, as the case may be, and (iii) for purposes of the covenant described above under the caption "Disposition of Proceeds of Asset Sales," any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions involving assets with a Fair Market Value not in excess of $100,000.

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

     "Board of Directors" means the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of Charter Holdings or the General Partner.

     "Capitalized Lease Obligation" means, with respect to any Person for any period, an obligation of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of such obligation shall be the capitalized amount shown on the balance sheet of such Person as determined in accordance with GAAP.

     "Cash Equivalents" means (A) any security, maturing not more than six months after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (B) any certificate of deposit, time deposit, money market account or bankers' acceptance, maturing not more than six months after the date of acquisition, issued by any commercial banking institution that is incorporated under the laws of the United States, or any state or commonwealth thereof, and that has combined capital and surplus and undivided profits of not less than $500.0 million, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Rating Group, a division of McGraw-Hill Corporation or any successor rating agency, (C) commercial paper, maturing not more than three months after the date of acquisition, issued by any corporation (other than an Affiliate of Charter Holdings) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Rating Group, a division of McGraw-Hill Corporation, or any successor rating agency and (D) investments in money market funds that are registered under the Investment Company Act of 1940, which have net assets of at least $500.0 million and at least 85% of whose assets consist of investments or other obligations of the type described in clauses (A) through (C).

     "Change of Control" means the occurrence of any of the following events:
(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Equity Interests of Charter Holdings or of the General Partner; (b) any transaction (including a merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Permitted Holders has a sufficient number of its or their nominees elected to the Board of Directors such that such nominees so elected (whether new or continuing directors) shall constitute a majority of the Board of Directors; (c) the sale of all or substantially all of the Equity Interests or assets (which for this purpose, must include the partnership interests in Charter Holdings) of the General Partner or of Charter Holdings to any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Permitted Holders as an entirety or substantially as an entirety in one transaction or a series of related transactions; or (d) the admission of any Person as a general partner of Charter Holdings after which the General Partner does not have the sole power to take all of the actions it is entitled or required to take under the limited partnership agreement of Charter Holdings as in effect on the Issue Date.

     "Consolidated Income Tax Expense" means, with respect to any Person for any period, without duplication, the provision for Federal, state, local and foreign income taxes payable by such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP; provided, that notwithstanding the foregoing, with respect to any Permitted Restricted Subsidiary of such Person the income taxes of such Permitted Restricted Subsidiary shall be included in such Person's Consolidated Income Tax Expense pro rata based on, and only to the extent of, the aggregate Equity Interests of such Permitted Restricted Subsidiary owned by such Person.

     "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount (including without limitation the original issue discount on the Debentures), (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all accrued interest, (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, (iii) all management fees to the extent paid in cash and (iv) dividends and distributions in respect of Preferred Equity Interests actually paid in cash by such Person during such period as determined on a consolidated basis in accordance with GAAP; provided, that notwithstanding the foregoing, with respect to any Permitted Restricted Subsidiary of such Person, the items identified in the foregoing clauses (i) through, and including, (iv) shall only be included in such Person's Consolidated Interest Expense pro rata based on, and only to the extent of, the aggregate Equity Interests of such Permitted Restricted Subsidiary owned by such Person.

     "Consolidated Net Income" means, for any Person, with respect to any period, the net income of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (provided, that notwithstanding the foregoing, with respect to any Permitted Restricted Subsidiary of such Person, the net income of such Permitted Restricted Subsidiary shall be included in such Person's Consolidated Net Income pro rata based on, and only to the extent of, the aggregate Equity Interest of such Permitted Restricted Subsidiary owned by such Person), adjusted, to the extent included in calculating such net income, by excluding, without duplication, (i) all extraordinary gains or losses of such Person and its Restricted Subsidiaries (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such period, (ii) income of such Person and its Restricted Subsidiaries derived from or in respect of all Investments in Persons other than Restricted Subsidiaries of such Person, except to the extent actually received in cash by such Person or any Restricted Subsidiary of such Person, (iii) the portion of net income (or loss) of such Person and its Restricted Subsidiaries allocable to minority interests in unconsolidated Persons for such period, except to the extent actually received in cash by such Person or any Restricted Subsidiary of such Person, (iv) net income (or loss) of any other Person combined with such Person or a Restricted Subsidiary of such Person on a "pooling of interests" basis attributable to any period prior to the date of combination and (v) the portion of net income of any Restricted Subsidiary which is not at the time permitted, directly or indirectly, to be dividended or distributed by such Restricted Subsidiary, whether by operation of the terms of its charter or other organizational document or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, (provided that with respect to any Restricted Subsidiary which is a Permitted Restricted Subsidiary of such Person, with respect to the prior clauses (i) and (v), such adjustments shall be made only to the extent of the aggregate Equity Interests of such Permitted Restricted Subsidiary owned by such Person).

     "Consolidated Net Worth" means with respect to any Person the equity of the holders of Equity Interests of such Person and its Restricted Subsidiaries (excluding any Disqualified Equity Interests), as reflected in a balance sheet of such Person determined on a consolidated basis and in accordance with GAAP.

     "Consolidated Operating Cash Flow" means, for any Person and with respect to any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period increased, to the extent deducted in determining such Consolidated Net Income, by the sum of (i) the Consolidated Income Tax Expense accrued according to GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses); (ii) the Consolidated Interest Expense for such period; (iii) depreciation and amortization and any other non-cash items reducing Consolidated Net Income (other than any non-cash item which requires the accrual of, or a reserve for, such charges for any future period) for such period, including, without limitation, to the extent not previously included therein, amortization of capitalized debt issuance costs for such period and (iv) the aggregate amount of non-cash management fees accrued during such period, all of the foregoing (except to the extent otherwise provided to the contrary herein) determined on a consolidated basis in accordance with GAAP minus non-cash items to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods).

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

     For purposes of the "Limitation on Indebtedness" covenant, "Consolidated Operating Cash Flow" shall be calculated after giving effect on a pro forma basis for the applicable period to, without duplication, any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring Acquired Indebtedness) occurring during the period commencing on the first day of such period to and including the date of the transaction giving rise to the need to make such calculation (the "Reference Period"), as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period.

     "Cumulative Available Cash Flow" means, for any Person, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on April 1, 1996 and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of such Person and its Restricted Subsidiaries is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Charter Holdings or any of its Restricted Subsidiaries against fluctuations in currency values.

     "Default" means any event that is or with the passing of time or giving of notice or both would be an Event of Default.

     "Disqualified Equity Interest" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, or exchangeable into Indebtedness on or prior to the maturity date of the Debentures.

     "Equity Interest" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

     "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction; provided that the Fair Market Value of any such asset or assets shall be determined by the Board of Directors of the General Partner, acting in good faith and shall be evidenced by resolutions of such Board of Directors delivered to the Trustee.

     "GAAP" means generally accepted accounting principles as in effect in the United States on the Issue Date.

     "General Partner" means Charter Communications Holdings Properties, Inc., a Delaware corporation and the general partner of Charter Holdings.

     "guarantee" or "Guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee shall include, without limitation, any agreement to maintain or preserve any other person's financial condition or to cause any other Person to achieve certain levels of operating results.

     "Indebtedness" means, with respect to any Person, without duplication, (i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, debenture or similar instrument or letters of credit or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation relating to the deferred purchase price of property, except trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) any liability of others of the kind described in the preceding clause (i) which the Person has Guaranteed or which is otherwise its legal liability; (iii) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii) or (iii). In addition, Indebtedness shall not include (a) obligations of any Person (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their incurrence unless covered by an overdraft line or (ii) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (b) Indebtedness consisting of stand-by letters of credit to the extent collateralized by cash or Cash Equivalents. For purposes of the covenant described above under the caption "Limitation on Indebtedness," (x) in determining the principal amount of any Indebtedness to be incurred by Charter Holdings or a Restricted Subsidiary or which is outstanding at any date, the principal amount of any Indebtedness which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be the accreted value thereof at the date of determination and (y) any Preferred Equity Interest of a Restricted Subsidiary shall be deemed to be Indebtedness of such Restricted Subsidiary.

     "Independent Financial Advisor" means a nationally recognized investment banking firm, (i) which does not, and whose directors, officers and employees or Affiliates do not have, a direct or indirect financial interest in Charter Holdings and (ii) which, in the judgment of the Board of Directors of the General Partner, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (including, without limitation, by means of any guarantee) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), or any purchase or ownership of any stocks, bonds, notes, debentures or other securities of, any other Person.

     "Lien" means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

     "Management Agreements" means the management agreements (i) among Charter Holdings, Charter Southeast CC-I and CC-II and (ii) between Charter Holdings and Charter Southeast.

     "Net Cash Proceeds" means the aggregate proceeds, if any, in the form of cash or Cash Equivalents received by Charter Holdings or any Restricted Subsidiary in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) or amounts required to be distributed to the holders of any interest in Charter Holdings or any Restricted Subsidiary to permit such holder to pay any taxes resulting from such sale as and when such taxes are required to be paid by applicable laws, (iii) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, (iv) amounts, in good faith, deemed appropriate by the Board of Directors to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale (provided

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

that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve) and (v) with respect to Asset Sales by Subsidiaries, the portion of such cash payments attributable to Persons holding a minority interest in such Subsidiary.

     "New Credit Facility" means any senior secured credit facility of a Restricted Subsidiary, as the same may be amended, modified, replaced, renewed, refunded or refinanced from time to time (including any such amendment, modification, replacement, renewal, refunding or refinancing which increases the aggregate principal amount of Indebtedness which can be borrowed thereunder).

     "Payment Restriction" shall have the meaning set forth under "Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries."

     "Permitted Holders" means (a) the General Partner, for so long as a majority of the Voting Equity Interests of such General Partner are beneficially owned by the Person described in the following clause (b) and (b) Charterhouse.

     "Permitted Investments" means (a) cash and Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) Interest Rate Protection Obligations and Currency Agreements; (d) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under the covenant described above under the caption "Disposition of Proceeds of Asset Sales"; (e) transactions with officers, directors and employees of Charter Holdings or any Restricted Subsidiary entered into in ordinary course of business (including compensation or employee benefit arrangements with any such of director or employee) and consistent with past business practices; and (f) Investments existing as of the date of the Indenture and any amendment, extension, renewal or modification thereof to the extent that any such amendment, extension, renewal or modification does not require Charter Southeast or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith.

     "Permitted Liens" means (a) Liens existing on property of a Person at the time such Person is merged into, acquired by or consolidated with Charter Holdings or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger, acquisition or consolidation and do not secure any property or assets of Charter Holdings or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger, acquisition or consolidation; (b) Liens existing on the Issue Date; (c) Liens securing only the Debentures; (d) Liens in favor of Charter Holdings or any Restricted Subsidiary; (e) Liens securing Indebtedness consisting of Capitalized Lease Obligations, Purchase Money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of Charter Holdings or its Restricted Subsidiaries on the Issue Date, or repairs, additions or improvements to such assets, provided that (w) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness), (x) such Liens do not extend to any other assets of Charter Holdings or its Restricted Subsidiaries (and, in the case of repair, addition or improvement to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (y) the incurrence of such Indebtedness is permitted by the provisions described under "-- Limitation on Indebtedness," and (z) such Liens attach within 30 days of such purchase, construction, installation, repair, addition or improvement; (f) Liens to secure any Refinancings (or successive Refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (a) through (e) so long as such Lien does not extend to any other property (other than improvements thereto) and the Indebtedness so secured is not increased; (g) Liens on assets securing Indebtedness in an aggregate principal amount not to exceed $1,000,000 and (h) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice.

     "Permitted Restricted Subsidiary" shall have the meaning set forth under "Limitation on Restricted Payments."

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Equity Interest", in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

     "Public Equity Offering" means, a public offering by Charter Holdings of some or all of its Equity Interests (other than Disqualified Equity Interests), which provide aggregate net proceeds to the Issuers in excess of $35.0 million.

     "Purchase Money Indebtedness" means Indebtedness of Charter Holdings or its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of any property provided that the aggregate principal amount of such Indebtedness does not exceed 100.0% of such purchase price or cost.

     "Restricted Investment" means any Investment other than a Permitted Investment.

     "Restricted Subsidiary" means any direct or indirect Subsidiary of Charter Holdings that has not been designated by the Board of Directors of Charter Holdings, by a resolution of the Board of Directors of Charter Holdings delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant "Designation of Unrestricted Subsidiaries."

     "Significant Restricted Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries that constitute Restricted Subsidiaries (i) for the most recent fiscal year of Charter Holdings accounted for more than 5.0% of the consolidated revenues of Charter Holdings and its Restricted Subsidiaries, (ii) as of the end of such fiscal year, owned more than 5.0% of the consolidated assets of Charter Holdings and its Restricted Subsidiaries, or (iii) for the most recent fiscal year of Charter Holdings accounted for more than 5.0% of the Consolidated Operating Cash Flow or Consolidated Net Income of Charter Holdings and its Restricted Subsidiaries, all as set forth on the consolidated financial statements of Charter Holdings and its Restricted Subsidiaries for such year prepared in conformity with GAAP.

     "Subordinated Indebtedness" means any Indebtedness of which Charter Holdings is an obligor that by its terms is expressly subordinated in right and priority of payment to the Debentures.

     "Subsidiary" means, with respect to any Person, (i) any corporation of which the outstanding Voting Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (ii) any other Person of which at least a majority of Voting Equity Interests are at the time, directly or indirectly, owned by such Person.

     "Total Consolidated Indebtedness" means, with respect to any Person, as at any date of determination, an amount equal to the aggregate amount of all Indebtedness and Disqualified Equity Interests of such Person and its Restricted Subsidiaries outstanding as of the date of determination; provided, that notwithstanding the foregoing, with respect to any Permitted Restricted Subsidiary of such Person, the aggregate amount of Indebtedness and Disqualified Equity Interests of such Permitted Restricted Subsidiary shall be included in such Person's Total Consolidated Indebtedness pro rata based on, and only to the extent of, the aggregate Equity Interests of such Permitted Restricted Subsidiary owned by such Person.

     "Unrestricted Subsidiary" means any Subsidiary of Charter Holdings designated as such pursuant to and in compliance with the covenant "Designation of Unrestricted Subsidiaries." Any such designation may be revoked by a resolution of the Board of Directors of Charter Holdings delivered to the Trustee, subject to the provisions of the covenant "Designation of Unrestricted Subsidiaries."

     "Voting Equity Interests" means Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such corporation or Person.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary all of the outstanding Voting Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by Charter Holdings or another Wholly Owned Restricted Subsidiary of Charter Holdings.

                       DESCRIPTION OF OTHER INDEBTEDNESS

THE NOTES

     Concurrently with the Offering, Charter Southeast and Southeast Capital (the "Note Issuers") offered and sold the Notes. Interest on the Notes is payable semiannually on March 15 and September 15 of each year, commencing September 15, 1996. The Notes are the joint and several obligations of the Note Issuers, which are the sole obligors with respect to the Notes.

     The Notes are redeemable at the Note Issuers' option, in whole on or after March 15, 2001, at the redemption prices set forth in the Note Indenture, together with accrued and unpaid interest, if any, to the date of redemption, provided that the Notes may be earlier redeemed, in whole but not in part, at any time from January 1, 2000 through and including March 14, 2001, at the Note Issuers' option, at a redemption price equal to the Applicable Premium (as defined in the Note Indenture), together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to March 15, 1999, the Note Issuers may redeem up to 35% of the aggregate principal amount of the Notes originally issued with the net proceeds of one or more Public Equity Offerings (as defined in the Note Indenture) at a price equal to 111.25% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption; provided that not less than $81.3 million aggregate principal amount of Notes is outstanding immediately after giving effect to any such redemption. Upon the occurrence of a Change of Control (as defined in the Note Indenture), the Note Issuers are required to make an offer to purchase all of the Notes at a cash price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.

     In addition, the Note Indenture contains certain covenants, including, but not limited to, covenants with respect to the following matters: (i) limitations on the incurrence of additional Indebtedness and Preferred Equity Interests;
(ii) limitations on Restricted Payments; (iii) limitations on transactions with Affiliates; (iv) application of the proceeds of certain Asset Sales; (v) limitations on the incurrence of Liens to secure Indebtedness; (vi) limitations on the creation of restrictions on the ability of certain subsidiaries to make certain distributions and payments to Charter Southeast; (vii) limitations on the designation of Unrestricted Subsidiaries; and (viii) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of the Note Issuers to another person. These covenants are subject to important exceptions and qualifications. Each of the foregoing capitalized terms has the meaning assigned to it in the Note Indenture.

THE NEW CREDIT FACILITIES

     The principal terms and conditions of the New Credit Facilities are summarized below. The CC-I Bank Group has provided the New CC-I Credit Facility, and the CC-II Bank Group has provided the New CC-II Credit Facility.

     Facilities. The New CC-I Credit Facility consists of a $30.0 million eight-year revolving line of credit and a $75.0 million eight-year term credit facility. The New CC-II Credit Facility consists of a $165.0 million eight-year revolving line of credit and a $40.0 million eight-year term credit facility.

     Interest Rates. Loans under the New Credit Facilities bear interest at a rate per annum, at the borrower's election, based upon certain spreads plus the prime rate of interest, the interest rate on certificates of deposit or LIBOR. Initially, the applicable spreads are 0.75%, 1.875% and 1.75%, respectively, subject to reductions to 0.25%, 1.375% and 1.25%, respectively, based upon the ratio of indebtedness to EBITDA. With respect to the term portion of the New CC-II Credit Facility, the applicable spreads are 1.50%, 2.625% and 2.50%, respectively, based upon the ratio of indebtedness to EBITDA.

     Security. The New CC-I Credit Facility is secured by substantially all of the assets of CC-I, and includes the grant of a lien on all partnership interests in CC-I. The New CC-II Credit Facility is secured by substantially all of the assets of the CC-II Borrowers, and includes the grant of a lien on all partnership interests in the CC-II Borrowers.

     Amortization. Commencing with the quarter ending March 31, 1998, quarterly reductions of the New Credit Facilities will be made on the last day of each March, June, September and December through September 30, 2004.

     Covenants. The New Credit Facilities contain certain affirmative and negative covenants, including, but not limited to (i) maintenance of ratios of total debt to operating cash flow, operating cash flow to fixed charges and operating cash flow to debt service, (ii) restrictions on capital expenditures,
(iii) limitations on additional indebtedness, acquisitions, investments, mergers and sales of assets, creation of liens and encumbrances, guaranties, issuance of equity interests and operating lease payments, (iv) restrictions on payments of management fees and (v) limitations on distributions.

     Events of Default. The New Credit Facilities contain certain events of default substantially similar to events of default contained in the Old Credit Facilities.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     The following is a summary of the Federal income tax consequences relevant to the purchase, ownership and disposition of the Debentures by the holders acquiring Debentures on their original issuance for cash, but does not purport to be a complete discussion of all potential tax effects. The discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, all of which may be repealed, revoked or modified retroactively in a manner that could adversely affect a holder of the Debentures. Certain information, specifically identified below, regarding the material Federal income tax consequences to holders as a result of the original issue discount on the Debentures, expresses the opinion of Paul, Hastings, Janofsky & Walker.


     The summary deals only with Debentures held as capital assets (generally property held for investment and not for sale to customers in the ordinary course of a trade or business) by holders who or which are (i) citizens or residents of the United States, (ii) domestic corporations, partnerships or other entities or (iii) otherwise subject to U.S. Federal income taxation on a net income basis in respect of income and gain from the Debentures. It does not address all aspects of the U.S. Federal income tax consequences of holding Debentures that may be relevant to a holder's particular circumstances or to holders with special situations, such as dealers in securities, financial institutions, life insurance companies, tax-exempt organizations or persons holding Debentures as a position in a "straddle" or "conversion transaction" for tax purposes. The summary does not address tax consequences of holding Debentures under state, local or foreign tax laws.

     No ruling will be sought from the Internal Revenue Service (the "IRS") with respect to any of the issues discussed herein. There can be no assurance that the IRS will not take a different position concerning the matters discussed below and that such position would not be sustained.

     EACH PURCHASER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OF PURCHASING, OWNING AND DISPOSING OF THE DEBENTURES, INCLUDING THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

ISSUER; CLASSIFICATION OF DEBENTURES


     The following discussion is based on the treatment of Charter Holdings (rather than of Holdings Capital) as the issuer of the Debentures. Charter Holdings takes the position for Federal income tax purposes that it is the sole issuer of the Debentures based on Charter Holdings' status as the sole entity with the wherewithal to repay the principal and interest on the Debentures and the sole entity pledging assets for the benefit of the holders as security for the repayment of the Debentures.


ORIGINAL ISSUE DISCOUNT ON THE DEBENTURES


     In the opinion of Paul, Hastings, Janofsky & Walker, the Debentures will be issued with original issue discount ("OID"), and the holders of the Debentures (including cash basis holders) will be required to include such OID in income as interest income on a constant yield to maturity method basis, possibly in advance of the receipt of the cash payments to which such income is attributable and generally in increasing amounts until September 15, 2001.



     In the opinion of Paul, Hastings, Janofsky & Walker, the total amount of OID with respect to a Debenture will be equal to the excess of the "stated redemption price at maturity" of such Debenture over the "issue price" of such Debenture. The "stated redemption price at maturity" of a Debenture will be equal to the sum of all payments (other than payments of Penalty Interest, described below), whether denominated as interest or principal, required to be made on such Debenture other than payments of "qualified stated interest." Because interest is not payable on the Debentures until September 15, 2001, none of the interest payments will be payments of qualified stated interest and all such payments will be included in the stated redemption price at maturity. The "issue price" of a Debenture will be the first price to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters or wholesalers) at which a substantial portion of the Debentures are initially sold.

     In the opinion of Paul, Hastings, Janofsky & Walker, the amount of OID required to be included in a holder's income for any taxable year (regardless of whether the holder uses the cash or accrual method of accounting) is the sum of the daily portions of OID with respect to the Debentures for each day during the taxable year or portion of the taxable year in which the holder holds such Debenture. The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Debenture may be of any length selected by the holder and may vary in length over the term of the Debenture as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Debenture occurs on either the first or final day of an accrual period. The amount of OID allocable to each accrual period will be equal to the product of the adjusted issue price of the Debenture at the beginning of an accrual period and the yield to maturity of such Debenture (determined on the basis of a compounding assumption that reflects the length of the accrual period). The adjusted issue price of a Debenture at the beginning of an accrual period will be equal to its original issue price increased by all previously accrued OID (disregarding any reduction on account of acquisition premium described below) and reduced by the amount of all previous cash payments (other than payments of Penalty Interest, described below) on the Debenture. The yield to maturity is that interest rate, expressed as a constant annual interest rate, that when used in computing the present value of all payments of principal and interest (other than payments of Penalty Interest, described below) to be paid in connection with the Debentures produces an amount equal to the issue price of the Debentures.


     The Debentures may be determined to be subject to the rules under the Code regarding "applicable high yield discount obligations" ("AHYDO") because their yield to maturity exceeds the relevant applicable Federal ("AFR") rate by more than five percentage points. Under Section 163(e) and 163(i) of the Code, a C corporation that is an issuer of debt obligations subject to the AHYDO rules may not deduct any portion of OID on the obligations until such portion is actually paid. A debt obligation is generally subject to the AHYDO rules if (i) its maturity date is more than five years from the date of issue, (ii) its yield to maturity equals or exceeds the sum of the AFR plus five percentage points and
(iii) it has "significant OID." A debt obligation will have significant OID for this purpose if, as of the close of any accrual period ending more than five years after issuance, the total amount of income includable by a holder with respect to the debt instrument exceeds the sum of (i) the total amount of "interest" paid under the obligation before the close of such accrual period and
(ii) the product of the issue price of the debt instrument and its yield to maturity. In addition, if the yield to maturity on an AHYDO obligation exceeds the sum of the AFR plus six percentage points, a portion of the OID, equal to the product of the total OID times the ratio of (a) the excess of the yield to maturity over the sum of the AFR plus six percentage points to (b) the yield to maturity, will not be deductible by the issuer and will be treated for some purposes as dividends to the holders of the obligations (to the extent that such amounts would have been treated as dividends to the holders if they had been distributions with respect to the issuer's stock). Amounts treated as dividends will be nondeductible by the issuer, and may qualify for the dividends received deduction for corporate U.S. Holders, but will be treated as OID and not as dividends for withholding tax purposes. It is unclear whether the AHYDO rules would apply to an issuer that is a partnership, such as Charter Holdings, and whether or how the dividend recharacterization rule would be applied. The Issuers intend to take the position that the Debentures are not subject to the AHYDO rules because for tax purposes the Issuer is a partnership that is not subject to such rules.

     The Issuers will provide certain information to the IRS, and will furnish annually to record holders of the Debentures information with respect to OID accruing during the calendar year. Because this information is based upon the adjusted issue price of the Debenture as if the holder were the original holder of the instrument who purchased it at the original price, holders who purchase the Debentures for an amount other than the original issue price will be required to determine for themselves the amount of OID.

PREMIUM AND MARKET DISCOUNT

     A holder who purchases a Debenture for an amount that is greater than its adjusted issue price as of the purchase date will be considered to have purchased such Debenture at an "acquisition premium." The amount of OID that such holder must include in its gross income with respect to such Debenture for any taxable year is generally reduced by the portion of such acquisition premium properly allocable to such year.

     If a holder purchases, subsequent to its original issuance, a Debenture for an amount that is less than its "revised issue price" as of the purchase date, the amount of the difference generally will be treated as "market discount," unless such difference is less than a specified de minimis amount. The Code provides that the revised issue price of a Debenture equals its issue price plus the amount of OID includable in the income of all holders for periods prior to the purchase date (disregarding any deduction for acquisition premium) reduced by the amount of all prior cash payments (other than payments of Penalty Interest described below) on the Debentures. Subject to a minimis exception, a holder will be required to treat any gain recognized on the sale, exchange, redemption, retirement or other disposition of the Debenture as ordinary income to the extent of the accrued market discount that has not previously been included in income. In addition, the holder may be required to defer, until the maturity date of the Debenture or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Debenture.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Debenture, unless the holder elects to accrue market discount on a constant interest method. A holder of a Debenture may elect to include market discount in income currently as it accrues (under either the ratable or constant interest method). This election to include currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a holder of Debentures makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such instruments, and with respect to the deferral of interest deductions on debt incurred or maintained to purchase or carry such debt instruments, would not apply.

ELECTION TO TREAT ALL INTEREST AS OID

     A holder of a Debenture may elect, subject to certain limitations, to include all interest that accrues on the Debenture in gross income on a constant-yield basis. For purposes of this election, interest includes stated interest, OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.

     In applying the constant-yield method to a Debenture with respect to which this election has been made, the issue price of the Debenture will equal the holder's basis in the Debenture immediately after its acquisition, the issue date of the Debenture will be the date of its acquisition by the holder, and no payments on the Debenture will be treated as payments of qualified stated interest. The election will generally apply only to the Debenture with respect to which it is made and may not be revoked without the consent of the IRS.

     If the election to apply the constant-yield method to all interest on a Debenture is made with respect to a Debenture on which there is market discount, the electing holder will be treated as having made the election described above under "Premium and Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such holder.

EXCHANGE DEBENTURES

     Neither the substitution of Old Debentures for New Debentures pursuant to the Exchange Offer, nor the filing of a registration statement with respect to a resale of the New Debentures should be treated as a sale, exchange, disposition or other taxable event with respect to the holders for Federal income tax purposes. Holders should not recognize any taxable gain or loss or any interest income as a result of substituting Old Debentures for New Debentures pursuant to the Exchange Offer, and a holder should have the same adjusted tax basis and holding period in the New Debentures as it had in the Old Debentures immediately before the substitution. The Issuer is obligated to pay additional interest ("Penalty Interest") to the holder under certain circumstances described in the Registration Rights Agreement. Any such payments should be treated for tax purposes as interest, taxable to holders as such payments become fixed and payable.

SALE, EXCHANGE AND RETIREMENT OF DEBENTURES

     A holder's adjusted tax basis in a Debenture will, in general, equal the holder's cost for the Debenture, increased by any amounts included in income as OID, market discount or de minimis market discount which the holder has previously elected to accrue in gross income on an annual basis and reduced by any amortized premium which the holder has previously elected to offset against interest on the Debentures and any cash payments (other than payments of Penalty Interest) in respect of the Debenture. Upon the sale, exchange, redemption, retirement or other disposition of a Debenture, a holder generally will recognize gain or loss equal to the difference between the amount realized on such sale, exchange, redemption or retirement and the holder's tax basis in the Debenture. Except as described above regarding market discount, gain or loss recognized by a holder on the sale, exchange, redemption or retirement of a Debenture will be capital gain or loss and will be long-term capital gain or loss if the Debenture had been held for more than one year at the time of such disposition.

BACKUP WITHHOLDING

     In general, information reporting requirements will apply to payments of principal, the proceeds of a sale before maturity, and the accrual and payment of OID on a Debenture with respect to non-corporate holders. "Backup withholding" at a rate of 31% will apply to such payments if the holder fails to provide an accurate taxpayer identification number, to report all interest and dividends required to be shown on its Federal income tax returns, or otherwise establish an exemption. Backup withholding tax is not an additional tax and may be credited against a holder's regular U.S. Federal income tax liability.

     THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS DOES NOT CONSIDER THE FACTS AND CIRCUMSTANCES OF ANY PARTICULAR PROSPECTIVE PURCHASER'S SITUATION OR STATUS. THE SUMMARY IS BASED ON THE PROVISIONS OF THE CODE, REGULATIONS, PROPOSED REGULATIONS, RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS. EACH PURCHASER OF DEBENTURES SHOULD CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO HIM, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBENTURES.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Debentures received in exchange for Old Debentures where such Old Debentures were acquired as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period of 180 days after the effective date of this Prospectus, they will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Issuers will not receive any proceeds from any sale of New Debentures by broker-dealers. New Debentures received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Debentures or a combination of such methods of resale, at market prices at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Debentures. Any broker-dealer that resells New Debentures that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Debentures may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Debentures and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the effective date of this Prospectus, the Issuers will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Issuers have agreed, in connection with the Exchange Offer, to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act.

     By acceptance of the Exchange Offer, each broker-dealer that receives New Debentures pursuant to the Exchange Offer hereby agrees to notify the Issuers prior to using the Prospectus in connection with the sale or transfer of New Debentures, and acknowledges and agrees that, upon receipt of notice from the Issuers of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Issuers agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Issuers have amended or supplemented prospectus to such broker-dealer.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Debentures will be passed upon for the Issuers by Paul, Hastings, Janofsky & Walker, New York, New York.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The consolidated balance sheets of Charter Communications Southeast Holdings, L.P. as of December 31, 1995 and 1994 and the related consolidated statements of operations, partners' capital and cash flows for the years ended December 31, 1995 and 1994; the balance sheet of Charter Communications Southeast Holdings Capital Corporation as of March 31, 1996 and the related statement of shareholder's investment for the period from inception to March 31, 1996; the consolidated balance sheet of Charter Communications Southeast, L.P. as of December 31, 1995 and 1994 and the related consolidated statements of operations, partners' capital and cash flows for the years ended December 31, 1995 and 1994; the balance sheet of Charter Communications Southeast Capital Corporation as of March 31, 1996 and the related statement of shareholder's investment for the period from inception to March 31, 1996; the consolidated balance sheet of Charter Communications II, L.P. as of December 31, 1995 and the related consolidated statements of operations, partners' capital and cash flows for the years ended December 31, 1995 and 1994; the balance sheets of Charter Communications, L.P. as of December 31, 1995 and 1994, and the related statements of operations, partners' capital and cash flows for the years ended December 31, 1995 and 1994; the combined balance sheet of The Subscriber/Citation Cable Systems as of December 31, 1993 and the related combined statements of operations, owners' equity and cash flows for the four months ended April 30, 1994 and for the year ended December 31, 1993; the combined balance sheet of The Jefferson/LaGrange Cable Systems as of December 31, 1993 and the related combined statements of operations, owners' deficit and cash flows for the four months ended April 30, 1994 and for the year ended December 31, 1993; the combined balance sheet of Cencom Cable Operating Systems as of December 31, 1994 and the related combined statements of operations, systems' equity and cash flows for the year ended December 31, 1994; the combined balance sheets of Cencom Cable Income Partners, L.P.-Clarksville, Ft. Gordon, Camp LeJeune, Tryon Systems as of December 31, 1995 and 1994 and the related combined statements of operations, systems' equity and cash flows for the years ended December 31, 1995 and 1994; the balance sheet of Cencom Partners, L.P.-Lincolnton System as of December 31, 1995 and the related statements of operations, system's equity and cash flows for the year ended December 31, 1995; the balance sheet of Cencom Cable Income Partners II, L.P.-Anderson County System as of December 31, 1995 and the related statements of operations, system's equity, and cash flows for the year ended December 31, 1995; the balance sheet of Cencom Partners, L.P.-Sanford System as of December 31, 1995 and the related statements of operations, system's equity, and cash flows for the year ended December 31, 1995, and the balance sheet of Charter Communications Southeast Properties, Inc. as of December 31, 1995, included in this Registration Statement and Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto.

     The combined statements of operations, systems' equity and cash flows of Cencom Cable Operating Systems for the year ended December 31, 1993 and the combined statements of operations, systems' equity and cash flows of Cencom Cable Income Partners, L.P.-Clarksville, Ft. Gordon, Camp LeJeune, Tryon Systems for the year ended December 31, 1993, included in this Registration Statement and Prospectus have been audited by KPMG Peat Marwick LLP, independent public accountants, as indicated in their reports with respect thereto.

     The balance sheets of Peachtree Cable TV, Inc. as of December 31, 1994 and 1993 and the related statements of operations, cash flows and stockholders' equity for the four months in the period ended April 30, 1995 and the years ended December 31, 1994 and 1993, included in this Registration Statement and Prospectus have been audited by Holben, Boak, Cooper & Co., independent public accountants, as indicated in their report with respect thereto.

     The balance sheets of the Cable Systems of CableSouth, Inc. as of December 31, 1994 and 1993 and the related statements of operations, systems' equity and cash flows for the three years in the period ended December 31, 1994 and for the five month period ended May 31, 1995, included in this Registration Statement and Prospectus have been audited by Deloitte & Touche LLP, independent public accountants, as indicated in their report with respect thereto.

     The balance sheets of the Georgia Cable Television System (sold by Masada Cable Partners, L.P. to Charter Communications II, L.P.) as of July 31, 1995 and December 31, 1994, and the related statements of operations, changes in system deficiency and cash flows for the seven months in the period ended July 31, 1995 and the years ended December 31, 1994 and 1993; the balance sheets of the Masada Cable Partners II, L.P. as of November 30, 1995 and December 31, 1994, and the related statements of operations, changes in system capital (deficiency) and cash flows for the eleven months ended November 30, 1995 and the years ended December 31, 1994 and 1993, the Alabama Cable Television System to be sold by Masada Cable Partners, L.P. to Charter Communications II, L.P. as of December 31, 1995 and 1994, and the related statements of operations, changes in system capital (deficiency) and cash flows for the year ended December 31, 1995, 1994 and 1993; and the balance sheets of Prime Cable of Hickory, L.P. as of December 31, 1995 and 1994; and the related statements of operations, changes in partners' capital deficiency, and cash flows for the years ended December 31, 1995 and 1994, included in this Registration Statement and Prospectus have been audited by Ernst & Young LLP, independent public accountants, as indicated in their reports with respect thereto.

                                    GLOSSARY

     The following is a description of certain terms used in this Prospectus.

     A LA CARTE -- The purchase of individual basic or expanded basic programming services on a per-channel basis.

     BASIC PENETRATION -- The measurement of the take-up of basic cable service expressed by calculating the number of basic service subscribers outstanding on such date as a percentage of the total number of homes passed in the system.

     BASIC SERVICE -- A package of over-the-air broadcast and satellite-delivered cable television services.

     BASIC SUBSCRIBER -- A subscriber to a cable or other television distribution system who receives the basic level of television service and who is usually charged a flat monthly rate for a number of channels.

     CABLE PLANT -- A network of co-axial and/or fiber optic cables that transmit multiple channels carrying images, sound and data between a central facility and an individual customer's television set. Networks may allow one-way (from a headend to a residence and/or business) or two-way (from a headend to a residence and/or business with a data return path to the headend) transmission.

     CLUSTERING -- A general term used to describe the strategy of operating cable television systems in a specific geographic region, thus allowing for the achievement of economies of scale and operating efficiencies in such areas as system management, marketing and technical functions.

     DIGITAL COMPRESSION -- The conversion of the standard analog video signal into a digital signal, and the compression of that signal so as to facilitate multiple channel transmission through a single channel's bandwidth.

     DIRECT BROADCAST SATELLITE (DBS) -- A service by which packages of television programming are transmitted to individual homes, each serviced by a single satellite dish.

     EBITDA -- Represents income (loss) before interest expense, income taxes, depreciation and amortization, management fees and other income (expense).

     FCC -- Federal Communications Commission.

     HEADEND -- A collection of hardware, typically including satellite receivers, modulators, amplifiers and video cassette playback machines within which signals are processed and then combined for distribution within the cable network.

     HOMES PASSED -- Homes that can be connected to a cable distribution system without further extension of the distribution network.

     MATV -- Master Antenna Television system. A system which uses a master antenna to pick up television signals for distribution over a cable to a small group of subscribers, such as an apartment block or hotel.

     MMDS -- Multichannel Multipoint Distribution Service. A one-way radio transmission of television channels over microwave frequencies from a fixed station transmitting to multiple receiving facilities located at fixed points.

     OVERBUILD -- The construction of a second cable television system in a franchise area in which such a system had previously been constructed.

     PAY-PER-VIEW -- Payment made for individual movies, programs or events as opposed to a monthly subscription for a whole channel or group of channels.

     PREMIUM PENETRATION -- The measurement of the take-up of premium cable service expressed by calculating the number of premium units outstanding on such a date as a percentage of the total number of basic service subscribers.

     PREMIUM SERVICE -- An individual cable programming service available only for additional subscription over and above the basic or expanded basic levels of television service.

     PREMIUM UNITS -- The number of subscriptions to premium services which are paid for on an individual basis.

     SMATV -- Satellite Master Antenna Television system. A video programming delivery system to multiple dwelling units utilizing satellite transmissions.

     VIDEO DIALTONE -- A general term used to describe a video programming delivery system through telephone lines.

                                LIST OF ENTITIES

      The following is a list of entities referred to in this Prospectus.

     CC-I -- Charter Communications, L.P.

     CC-II -- Charter Communications II, L.P.

     CCIP -- Cencom Cable Income Partners, L.P.

     CCIP II -- Cencom Cable Income Partners II, L.P.

     CCP II -- CCP II, Inc.

     CPLP -- Cencom Partners, L.P.

     CHARTER -- Charter Communications, Inc.

     CHARTERCOMM -- CharterComm, Inc.

     CHARTERCOMM II -- CharterComm II, L.L.C.

     CHARTERCOMM HOLDINGS -- CharterComm Holdings, L.P.

     CHARTER HOLDINGS -- Charter Communications Southeast Holdings, L.P.

     CHARTERHOUSE -- Charterhouse Group International, Inc. and its affiliates

     CHARTER SOUTHEAST -- Charter Communications Southeast, L.P.

     HOLDINGS CAPITAL -- Charter Communications Southeast Holdings Capital Corp.

     HOLDINGS PROPERTIES -- Charter Communications Holdings Properties, Inc.

     SOUTHEAST CAPITAL -- Charter Communications Southeast Capital Corp.

     SOUTHEAST PROPERTIES -- Charter Communications Southeast Properties, Inc.

                         INDEX TO FINANCIAL STATEMENTS

CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.:
Report of Independent Public Accountants.............................................  F-5
Consolidated Balance Sheets as of December 31, 1995 and 1994, and March 31, 1996
  (Unaudited)........................................................................  F-6
Consolidated Statements of Operations for the Years Ended December 31, 1995 and 1994,
  and the Three Months Ended March 31, 1996 and 1995 (Unaudited).....................  F-7
Consolidated Statements of Partners' Capital for the Years Ended December 31, 1995
  and 1994, and the Three Months Ended March 31, 1996 (Unaudited)....................  F-8
Consolidated Statements of Cash Flows for the Years Ended December 31, 1995 and 1994,
  and the Three Months Ended March 31, 1996 and 1995(Unaudited)......................  F-9
Notes to Consolidated Financial Statements...........................................  F-11
CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS CAPITAL CORPORATION
Report of Independent Public Accountants.............................................  F-30
Balance Sheet as of March 31, 1996...................................................  F-31
Statements of Shareholder's Investment for the Period from Inception to March 31,
  1996...............................................................................  F-32
Notes to Financial Statement.........................................................  F-33
CHARTER COMMUNICATIONS SOUTHEAST, L.P.:
Report of Independent Public Accountants.............................................  F-34
Consolidated Balance Sheets as of December 31, 1995 and 1994, and March 31, 1996
  (Unaudited)........................................................................  F-35
Consolidated Statements of Operations for the Years Ended December 31, 1995 and 1994,
  and the Three Months Ended March 31, 1996 and 1995 (Unaudited).....................  F-36
Consolidated Statements of Partners' Capital for the Years Ended December 31, 1995
  and 1994, and the Three Months Ended March 31, 1996 (Unaudited)....................  F-37
Consolidated Statements of Cash Flows for the Years Ended December 31, 1995 and 1994,
  and the Three Months Ended March 31, 1996 and 1995 (Unaudited).....................  F-38
Notes to Consolidated Financial Statements...........................................  F-40
CHARTER COMMUNICATIONS SOUTHEAST CAPITAL CORPORATION
Report of Independent Public Accountants.............................................  F-59
Balance Sheet as of March 31, 1996...................................................  F-60
Statements of Shareholder's Investment for the Period from Inception to March 31,
  1996...............................................................................  F-61
Notes to Financial Statement.........................................................  F-62
CHARTER COMMUNICATIONS II, L.P.:
Report of Independent Public Accountants.............................................  F-63
Consolidated Balance Sheet as of December 31, 1995...................................  F-64
Consolidated Statement of Operations for the Year Ended December 31, 1995............  F-65
Consolidated Statement of Partners' Capital for the Year Ended December 31, 1995.....  F-66
Consolidated Statement of Cash Flows for the Year Ended December 31, 1995............  F-67
Notes to Consolidated Financial Statements...........................................  F-68
CHARTER COMMUNICATIONS, L.P.:
Report of Independent Public Accountants.............................................  F-81
Balance Sheets as of December 31, 1995 and 1994......................................  F-82
Statements of Operations for the Years Ended December 31, 1995 and 1994..............  F-83
Statements of Partners' Capital for the Years Ended December 31, 1995 and 1994.......  F-84
Statements of Cash Flows for the Years Ended December 31, 1995 and 1994..............  F-85
Notes to Financial Statements........................................................  F-86

THE SUBSCRIBER/CITATION CABLE SYSTEMS:
Report of Independent Public Accountants.............................................  F-100
Combined Balance Sheet as of December 31, 1993.......................................  F-101
Combined Statements of Operations for the Four Months Ended April 30, 1994 and the
  Year Ended December 31, 1993.......................................................  F-102
Combined Statements of Owners' Equity for the Four Months Ended April 30, 1994 and
  the Year Ended December 31, 1993...................................................  F-103
Combined Statements of Cash Flows for the Four Months Ended April 30, 1994 and the
  Year Ended December 31, 1993.......................................................  F-104
Notes to Combined Financial Statements...............................................  F-105
THE JEFFERSON/LAGRANGE CABLE SYSTEMS:
Report of Independent Public Accountants.............................................  F-110
Combined Balance Sheet as of December 31, 1993.......................................  F-111
Combined Statements of Operations for the Four Months Ended April 30, 1994 and the
  Year Ended December 31, 1993.......................................................  F-112
Combined Statements of Owners' Deficit for the Four Months Ended April 30, 1994 and
  the Year Ended December 31, 1993...................................................  F-113
Combined Statements of Cash Flows for the Four Months Ended April 30, 1994 and the
  Year Ended December 31, 1993.......................................................  F-116
Notes to Combined Financial Statements...............................................  F-117
CENCOM CABLE OPERATING SYSTEMS:
Report of Independent Public Accountants.............................................  F-122
Independent Auditors' Report.........................................................  F-123
Combined Balance Sheet as of December 31, 1994.......................................  F-124
Combined Statements of Operations for the Years Ended December 31, 1994 and 1993.....  F-125
Combined Statements of Systems' Equity for the Years Ended December 31, 1994, and
  1993...............................................................................  F-126
Combined Statements of Cash Flows for the Years Ended December 31, 1994 and 1993.....  F-127
Notes to Combined Financial Statements...............................................  F-128
PEACHTREE CABLE TV, INC.:
Independent Auditors' Report.........................................................  F-134
Balance Sheets as of December 31, 1994 and 1993......................................  F-135
Statements of Operations for the Four Months Ended April 30, 1995 and Years Ended
  December 31, 1994 and 1993.........................................................  F-136
Statements of Cash Flows for the Four Months Ended April 30, 1995 and Years Ended
  December 31, 1994 and 1993.........................................................  F-137
Statement of Stockholders' Equity for the Four Months Ended April 30, 1995 and Years
  Ended December 31, 1994 and 1993...................................................  F-138
Notes to Financial Statements........................................................  F-139
CABLE SYSTEMS OF CABLESOUTH, INC.:
Independent Auditors' Report.........................................................  F-145
Balance Sheets as of December 31, 1994 and 1993......................................  F-146
Statements of Operations for the Years Ended December 31, 1992, 1993 and 1994 and the
  Five-Month Period Ended May 31, 1995...............................................  F-147
Statement of Systems' Equity for the Years Ended December 31, 1992, 1993 and 1994 and
  the Five-Month Period Ended May 31, 1995...........................................  F-148
Statements of Cash Flows for the Years Ended December 31, 1992, 1993 and 1994 and the
  Five-Month Period Ended May 31, 1995...............................................  F-149
Notes to Financial Statements........................................................  F-150
GEORGIA CABLE TELEVISION SYSTEM (SOLD BY MASADA CABLE PARTNERS, L.P. TO CHARTER
  COMMUNICATIONS II, L.P.):
Report of Independent Auditors.......................................................  F-153
Balance Sheets as of July 31, 1995 and December 31, 1994.............................  F-154

Statements of Operations for the Seven Months Ended July 31, 1995 and Years Ended
  December 31, 1994 and 1993.........................................................  F-155
Statements of Changes in System Deficiency for the Seven Months Ended July 31, 1995
  and Years Ended December 31, 1994 and 1993.........................................  F-156
Statements of Cash Flows for the Seven Months Ended July 31, 1995 and Years Ended
  December 31, 1994 and 1993.........................................................  F-157
Notes to Financial Statements........................................................  F-158
MASADA CABLE PARTNERS II, L.P.:
Report of Independent Auditors.......................................................  F-163
Balance Sheets as of November 30, 1995 and December 31, 1994.........................  F-164
Statements of Operations for the Eleven Months Ended November 30, 1995 and Years
  Ended December 31, 1994 and 1993...................................................  F-165
Statements of Changes in System Capital (Deficiency) for the Eleven Months Ended
  November 30, 1995 and Years Ended December 31, 1994 and 1993.......................  F-166
Statements of Cash Flows for the Eleven Months Ended November 30, 1995 and Years
  Ended December 31, 1994 and 1993...................................................  F-167
Notes to Financial Statements........................................................  F-168
CENCOM CABLE INCOME PARTNERS, L.P. -- CLARKSVILLE, FT. GORDON, CAMP LEJEUNE, TRYON
  SYSTEMS:
Report of Independent Public Accountants.............................................  F-172
Independent Auditors' Report.........................................................  F-173
Combined Balance Sheets as of December 31, 1995 and 1994.............................  F-174
Combined Statements of Operations for the Years Ended December 31, 1995, 1994 and
  1993, and the Periods Ended March 29, 1996 and March 31, 1995 (Unaudited)..........  F-175
Combined Statements of Systems' Equity for the Years Ended December 31, 1995, 1994
  and 1993, and the Period Ended March 29, 1996 (Unaudited)..........................  F-176
Combined Statements of Cash Flows for the Years Ended December 31, 1995, 1994 and
  1993, and the Periods Ended March 29, 1996 and March 31, 1995 (Unaudited)..........  F-177
Notes to Combined Financial Statements...............................................  F-178
CENCOM CABLE INCOME PARTNERS II, L.P. -- ANDERSON COUNTY SYSTEM
Report of Independent Public Accountants.............................................  F-186
Balance Sheets as of March 31, 1996 (Unaudited) and December 31, 1995................  F-187
Statements of Operations for the Year Ended December 31, 1995 and the Three Months
  Ended March 31, 1996 and 1995 (Unaudited)..........................................  F-188
Statements of System's Equity for the Year Ended December 31, 1995 and the Three
  Months Ended March 31, 1996 (Unaudited)............................................  F-189
Statements of Cash Flows for the Year Ended December 31, 1995 and the Three Months
  Ended March 31, 1996 and 1995 (Unaudited)..........................................  F-190
Notes to Financial Statements........................................................  F-191
CENCOM PARTNERS, L.P. -- LINCOLNTON SYSTEM
Report of Independent Public Accountants.............................................  F-199
Balance Sheets as of December 31, 1995 and March 31, 1996 (Unaudited)................  F-200
Statements of Operations for the Year Ended December 31, 1995 and the Three Months
  Ended March 31, 1996 and 1995 (Unaudited)..........................................  F-201
Statements of System's Equity for the Year Ended December 31, 1995 and the Three
  Months Ended March 31, 1996 (Unaudited)............................................  F-202
Statements of Cash Flows for the Year Ended December 31, 1995 and the Three Months
  Ended March 31, 1996 and 1995 (Unaudited)..........................................  F-203
Notes to Financial Statements........................................................  F-204

CENCOM PARTNERS, L.P. -- SANFORD SYSTEM
Report of Independent Public Accountants.............................................  F-212
Balance Sheets as of December 31, 1995 and March 31, 1996 (Unaudited)................  F-213
Statements of Operations for the Year Ended December 31, 1995 and the Three Months
  Ended March 31, 1996 and 1995 (Unaudited)..........................................  F-214
Statements of System's Equity for the Year Ended December 31, 1995 and the Three
  Months Ended March 31, 1996 (Unaudited)............................................  F-215
Statements of Cash Flows for the Year Ended December 31, 1995 and the Three Months
  Ended March 31, 1996 and 1995 (Unaudited)..........................................  F-216
Notes to Financial Statements........................................................  F-217
PRIME CABLE OF HICKORY, L.P.
Report of Independent Auditors.......................................................  F-225
Balance Sheets as of December 31, 1995 and 1994......................................  F-226
Statements of Operations for the Years Ended December 31, 1995 and 1994..............  F-227
Statements of Changes In Partners' Capital Deficiency for the Years Ended December
  31, 1995 and 1994..................................................................  F-228
Statements of Cash Flows for the Years Ended December 31, 1995 and 1994..............  F-229
Notes to Financial Statements........................................................  F-230
PRIME CABLE OF HICKORY, L.P.
Balance Sheets as of March 31, 1996 (Unaudited) and December 31, 1995................  F-236
Statement of Operations for the Three Months Ended March 31, 1996 and 1995
  (Unaudited)........................................................................  F-237
Statements of Changes In Partners' Capital Deficiency for the Three Months Ended
  March 31, 1996 (Unaudited) and the Years Ended December 31, 1995 and 1994..........  F-238
Statements of Cash Flows for the Three Months Ended March 31, 1996 and 1995
  (Unaudited)........................................................................  F-239
Notes to Financial Statements........................................................  F-240
ALABAMA CABLE TELEVISION SYSTEM TO BE SOLD BY MASADA CABLE PARTNERS, L.P. TO
  CHARTER COMMUNICATIONS II, L.P.
Report of Independent Auditors.......................................................  F-241
Balance Sheets as of December 31, 1995 and 1994......................................  F-242
Statements of Operations for the Years Ended December 31, 1995, 1994 and 1993........  F-243
Statements of Changes in System Capital (Deficiency) for the Years Ended December 31,
  1995, 1994 and 1993................................................................  F-244
Statements of Cash Flows for the Years Ended December 31, 1995, 1994 and 1993........  F-245
Notes to Financial Statements........................................................  F-246
ALABAMA CABLE TELEVISION SYSTEM TO BE SOLD BY MASADA CABLE PARTNERS, L.P. TO
  CHARTER COMMUNICATIONS II, L.P.
Balance Sheets as of March 31, 1996 and 1995 (Unaudited).............................  F-250
Statements of Operations for the Three Months Ended March 31, 1996 and 1995
  (Unaudited)........................................................................  F-251
Statements of Changes in System's Deficiency for the Periods Ended March 31, 1996 and
  1995 (Unaudited)...................................................................  F-252
Statements of Cash Flows for the Three Months Ended March 31, 1996 and 1995
  (Unaudited)........................................................................  F-253
Notes to Unaudited Financial Statements..............................................  F-254
CHARTER COMMUNICATIONS HOLDINGS PROPERTIES, INC.
Balance Sheet as March 31, 1996 (Unaudited)..........................................  F-257
Notes to Unaudited Balance Sheet.....................................................  F-258
CHARTER COMMUNICATIONS SOUTHEAST PROPERTIES, INC.
Report of Independent Public Accountants.............................................  F-260
Balance Sheets as of December 31, 1995 and March 31, 1996 (Unaudited)................  F-261
Notes to Balance Sheets..............................................................  F-262

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications Southeast Holdings, L.P.:

     We have audited the accompanying consolidated balance sheets of Charter Communications Southeast Holdings, L.P. (a Delaware limited partnership) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, partners' capital and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the reorganization under common control of Charter Communications, L.P. and Charter Communications Southeast, L.P., as described in the Note 1 to the consolidated financial statements.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Charter Communications Southeast Holdings, L.P. and its subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

St. Louis, Missouri,
March 29, 1996

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

                          CONSOLIDATED BALANCE SHEETS

                                                                                                  DECEMBER 31
                                                                                          ---------------------------
                                                                                              1995           1994
                                                                            MARCH 31,     ------------   ------------
                                                                               1996
                                                                           ------------
                                                                           (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................................  $  1,017,764   $  6,547,438   $  1,484,263
  Accounts receivable, net of allowance for doubtful accounts of
    $214,100, $288,128 and $149,204, respectively........................     3,573,476      1,314,179        818,156
  Prepaid expenses and other.............................................       696,058        454,175         76,104
  Receivable from parent and affiliates..................................     3,443,417        796,179             --
                                                                           ------------   ------------   ------------
         Total current assets............................................     8,730,715      9,111,971      2,378,523
                                                                           ------------   ------------   ------------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property, plant and equipment..........................................   133,893,324    107,029,408     31,151,507
  Franchise costs, net of accumulated amortization of $44,215,948,
    $40,899,887 and $12,006,151, respectively............................   396,375,679    303,827,917    136,285,230
                                                                           ------------   ------------   ------------
                                                                            530,269,003    410,857,325    167,436,737
                                                                           ------------   ------------   ------------
RESTRICTED FUNDS HELD IN ESCROW..........................................            --             --        463,414
                                                                           ------------   ------------   ------------
OTHER ASSETS.............................................................    14,385,840      5,592,429      3,074,229
                                                                           ------------   ------------   ------------
                                                                           $553,385,558   $425,561,725   $173,352,903
                                                                           ============   ============   ============
LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Current maturities of long-term debt...................................  $         --   $         --   $  1,168,750
  Note payable -- related party..........................................            --     15,000,000             --
  Accounts payable and accrued expenses..................................    13,255,640     12,330,848      4,207,201
  Subscriber deposits and prepayments....................................       199,354        243,277        102,218
  Net payable to affiliates..............................................       863,689      1,060,451        238,238
                                                                           ------------   ------------   ------------
                                                                             14,318,683     28,634,576      5,716,407
                                                                           ------------   ------------   ------------
DEFERRED MANAGEMENT FEES PAYABLE TO AFFILIATE............................     2,364,825      1,898,004        441,405
                                                                           ------------   ------------   ------------
DEFERRED REVENUE.........................................................     1,176,236      1,114,699             --
                                                                           ------------   ------------   ------------
LONG-TERM DEBT, less current maturities..................................   450,920,811    259,125,000     92,331,250
                                                                           ------------   ------------   ------------
DEFERRED INCOME TAXES....................................................     5,060,117      5,111,308             --
                                                                           ------------   ------------   ------------
REDEEMABLE PREFERRED LIMITED UNITS--0, 393.5 and 143.5 Class A units, and
  0, 100 and 0 Class B units, issued and outstanding, respectively.......            --     53,107,175     15,976,333
                                                                           ------------   ------------   ------------
SPECIAL LIMITED PARTNER UNITS--0, 345.8526 and 345.8526 Class A and 0,
  54.1163 and 54.1163 Class B units, issued and outstanding,
  respectively...........................................................            --     44,972,506     41,921,466
                                                                           ------------   ------------   ------------
PARTNERS' CAPITAL:
  General Partner........................................................       795,449        315,985             --
  Preferred Limited Partners--0, 291.26 and 291.26, Class B units, issued
    and outstanding, respectively........................................            --             --     16,966,042
  Common Limited Partners--1,513.36, 477.19 and 7.9 units, issued and
    outstanding, respectively............................................    78,749,437     31,282,472             --
                                                                           ------------   ------------   ------------
    Total partners' capital..............................................    79,544,886     31,598,457     16,966,042
                                                                           ------------   ------------   ------------
                                                                           $553,385,558   $425,561,725   $173,352,903
                                                                           ============   ============   ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                YEAR ENDED
                                               THREE MONTHS ENDED               DECEMBER 31
                                                    MARCH 31            ---------------------------
                                            -------------------------       1995           1994
                                                             1995       ------------   ------------
                                                          -----------
                                               1996       (UNAUDITED)
                                            -----------
                                            (UNAUDITED)
SERVICE REVENUES:
  Basic service...........................  $17,502,013   $10,630,756   $ 53,237,594   $ 16,314,348
  Premium service.........................    2,993,822     1,859,936      9,635,049      2,786,478
  Other...................................    3,348,339     1,832,770      9,958,270      2,460,290
                                            -----------   -----------   ------------   ------------
                                             23,844,174    14,323,462     72,830,913     21,561,116
                                            -----------   -----------   ------------   ------------
OPERATING EXPENSES:
  Operating costs.........................    9,985,296     5,956,339     31,056,034      9,228,422
  General and administrative..............    1,903,797     1,180,847      6,191,949      1,924,182
  Depreciation and amortization...........   10,923,625     7,885,996     40,147,664     14,319,589
  Management fees -- related party........    1,192,067       715,695      3,642,012      1,078,000
                                            -----------   -----------   ------------   ------------
                                             24,004,785    15,738,877     81,037,659     26,550,193
                                            -----------   -----------   ------------   ------------
          Loss from operations............     (160,611)   (1,415,415)    (8,206,746)    (4,989,077)
                                            -----------   -----------   ------------   ------------
OTHER INCOME (EXPENSE):
  Interest income.........................       46,844        17,596        198,400         34,564
  Interest expense........................   (6,778,524)   (3,712,884)   (18,721,628)    (4,654,539)
  Loss from Hurricane Opal................           --            --       (744,800)            --
  Other...................................      (49,200)        3,583        (40,183)            --
                                            -----------   -----------   ------------   ------------
                                             (6,780,880)   (3,691,705)   (19,308,211)    (4,619,975)
                                            -----------   -----------   ------------   ------------
     Loss before benefit for income taxes
       and extraordinary item.............   (6,941,491)   (5,107,120)   (27,514,957)    (9,609,052)
BENEFIT FOR INCOME TAXES..................       51,191            --      1,888,692             --
                                            -----------   -----------   ------------   ------------
          Loss before extraordinary
            item..........................   (6,890,300)   (5,107,120)   (25,626,265)    (9,609,052)
EXTRAORDINARY ITEM -- Loss on early
  retirement of debt......................           --            --     (1,959,438)            --
                                            -----------   -----------   ------------   ------------
          Net loss........................   (6,890,300)   (5,107,120)   (27,585,703)    (9,609,052)
                                            -----------   -----------   ------------   ------------
REDEMPTION PREFERENCE ALLOCATION:
  Special Limited Partner units...........     (828,616)     (762,760)    (3,051,040)    (1,924,573)
  Redeemable Preferred Limited units......   (1,452,343)   (1,188,994)    (5,539,799)    (1,626,333)
NET LOSS ALLOCATED TO REDEEMABLE PREFERRED
  LIMITED UNITS...........................    4,063,274            --      3,408,957             --
                                            -----------   -----------   ------------   ------------
          Net loss applicable to partners'
            capital account...............  $(5,107,985)  $(7,058,874)  $(32,767,585)  $(13,159,958)
                                            ===========   ===========   ============   ============
NET LOSS ALLOCATION TO PARTNERS' CAPITAL
  ACCOUNTS
  General Partner.........................  $   (51,080)  $   (28,502)  $(12,483,543)  $   (210,000)
  Class B Preferred Limited Partners......           --    (5,475,448)   (16,966,042)   (12,159,958)
  Common Limited Partners.................   (5,056,905)   (1,554,924)    (3,318,000)      (790,000)
                                            -----------   -----------   ------------   ------------
                                            $(5,107,985)  $(7,058,874)  $(32,767,585)  $(13,159,958)
                                            ===========   ===========   ============   ============

 The accompanying notes are an integral part of these consolidated statements.

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994,
                   AND THE THREE MONTHS ENDED MARCH 31, 1996

                                                          CLASS B
                                                         PREFERRED        COMMON
                                             GENERAL      LIMITED        LIMITED
                                             PARTNER      PARTNERS       PARTNERS        TOTAL
                                            ---------   ------------   ------------   ------------
BALANCE, December 31, 1993................  $      --   $         --   $         --   $         --
  Capital contributions...................    210,000     29,126,000        790,000     30,126,000
  Allocation of net loss..................   (210,000)   (12,159,958)      (790,000)   (13,159,958)
                                            ---------   ------------   ------------   ------------
BALANCE, December 31, 1994................         --     16,966,042             --     16,966,042
  Capital contributions...................    474,000             --     46,926,000     47,400,000
  Allocation of net loss..................   (158,015)   (16,966,042)   (15,643,528)   (32,767,585)
                                            ---------   ------------   ------------   ------------
BALANCE, December 31, 1995................    315,985             --     31,282,472     31,598,457
  Return of capital on Special Limited
     partners' buyout (unaudited).........     25,582             --      2,532,591      2,558,173
  Capital contributions (unaudited).......    504,962             --     49,991,279     50,496,241
  Allocation of net loss (unaudited)......    (51,080)            --     (5,056,905)    (5,107,985)
                                            ---------   ------------   ------------   ------------
BALANCE, March 31, 1996 (unaudited).......  $ 795,449   $         --   $ 78,749,437   $ 79,544,886
                                            =========   ============   ============   ============

 The accompanying notes are an integral part of these consolidated statements.

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        YEAR ENDED
                                                    THREE MONTHS ENDED                  DECEMBER 31
                                                         MARCH 31              -----------------------------
                                               -----------------------------       1995            1994
                                                                   1995        -------------   -------------
                                                               -------------
                                                   1996         (UNAUDITED)
                                               -------------
                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...................................  $  (6,890,300)  $  (5,107,120)  $ (27,585,703)  $  (9,609,052)
  Adjustments to reconcile net loss to net
     cash provided by operating activities --
     Extraordinary item -- Loss on early
       retirement of debt....................             --              --       1,959,438              --
     Depreciation and amortization...........     10,923,625       7,885,996      40,147,664      14,319,589
     Amortization of interest rate cap
       agreements............................             --              --         116,992              --
     Forgiveness of note receivable with
       related party.........................        100,000              --              --              --
     Amortization on discount of
       debentures............................        120,750              --              --              --
     Loss from Hurricane Opal................             --              --         744,800              --
     Deferred income taxes...................        (51,191)             --      (1,888,692)             --
     Changes in assets and liabilities, net
       of effects from acquisitions --
       Accounts receivable, net..............       (285,056)        507,327         101,411        (114,188)
       Prepaid expenses and other............       (144,078)       (216,461)         27,795         (76,104)
       Receivable from parent and
          affiliates.........................     (2,647,238)        256,321        (796,179)             --
       Accounts payable and accrued
          expenses...........................       (696,747)        270,173       5,655,755       3,516,308
       Subscriber deposits and prepayments...        (43,923)           (117)         34,632          (2,098)
       Payable to affiliates.................        270,059       1,501,296      (1,577,521)        679,643
       Deferred revenue......................        (33,140)             --       1,114,699              --
                                               -------------   -------------   -------------   -------------
       Net cash provided by operating
          activities.........................        622,761       5,097,415      18,055,091       8,714,098
                                               -------------   -------------   -------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and
     equipment...............................     (5,242,024)     (2,003,063)    (20,010,811)     (4,995,661)
  Proceeds from sale of property, plant and
     equipment...............................             --              --         119,901              --
  Payments for acquisitions, net of cash
     acquired................................   (125,270,673)   (109,056,245)   (251,309,527)   (176,387,357)
  Payments of organizational expenses........        (34,257)             --      (1,386,627)       (827,976)
  Restricted funds held in escrow............             --              --         463,414        (463,414)
  Proceeds from insurance settlement.........             --              --         500,000              --
                                               -------------   -------------   -------------   -------------
       Net cash used in investing
          activities.........................   (130,546,954)   (111,059,308)   (271,623,650)   (182,674,408)
                                               -------------   -------------   -------------   -------------
                                     (Continued on the following page)

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

                                                                                        YEAR ENDED
                                                    THREE MONTHS ENDED                  DECEMBER 31
                                                         MARCH 31                  1995            1994
                                                   1996            1995        -------------   -------------
                                               -------------   -------------
                                                (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term borrowings.......................  $ 200,000,061   $          --   $          --   $          --
  Payment of debt issuance costs.............     (9,037,594)             --      (4,393,266)     (2,036,820)
  Payments for interest rate cap
     agreements..............................             --      (1,221,831)             --        (391,500)
  Borrowings under revolving credit
     agreement...............................      9,775,000      77,300,000     247,425,000      96,500,000
  Payments under revolving credit
     agreement...............................    (18,100,000)             --     (81,800,000)     (3,000,000)
  Proceeds from note payable.................             --              --      15,000,000              --
  Payment of note payable....................    (15,000,000)             --              --              --
  Partners' capital contributions............             --      20,500,000      47,400,000       1,000,000
  Preferred Limited Partners'
     contributions...........................             --      17,000,000      35,000,000      43,476,000
  Issuance of Special Limited Partnership
     units...................................             --              --              --      39,996,893
  Payment of Special Limited Partnership
     units...................................    (43,242,948)             --              --              --
  Issuance of note receivable -- related
     party...................................             --              --              --        (100,000)
                                               -------------   -------------   -------------   -------------
       Net cash provided by financing
          activities.........................    124,394,519     113,578,169     258,631,734     175,444,573
                                               -------------   -------------   -------------   -------------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS................................     (5,529,674)      7,616,276       5,063,175       1,484,263
CASH AND CASH EQUIVALENTS, beginning of
  period.....................................      6,547,438       1,484,263       1,484,263              --
                                               -------------   -------------   -------------   -------------
CASH AND CASH EQUIVALENTS, end of period.....  $   1,017,764   $   9,100,539   $   6,547,438       1,484,263
                                               =============   =============   =============   =============
CASH PAID FOR INTEREST.......................  $   8,033,416   $   2,926,038   $  16,910,470   $   4,058,098
                                               =============   =============   =============   =============
CASH PAID FOR TAXES..........................  $          --   $          --   $          --   $          --
                                               =============   =============   =============   =============

 The accompanying notes are an integral part of these consolidated statements.

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1996, IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization and Basis of Presentation

     Charter Communications Southeast Holdings, L.P. (Southeast Holdings), a Delaware limited partnership, was formed in January 1995. Southeast Holdings will terminate no later than December 31, 2014, as provided in the partnership agreement (the "Partnership Agreement").

     In February 1996, CharterComm, Inc. exercised an option to acquire the balance (60%) of the outstanding shares of CCP One, Inc. (CCP I) (formerly known as LEB Communications, Inc., General Partner of Charter Communications, L.P. (CC-I)), which it did not otherwise own, for a purchase price of $1.1 million. To exercise this option, CharterComm, Inc. borrowed the purchase amount from CC-I. Southeast indirectly assumed the liability for the short-term intercompany note from CharterComm, Inc. In addition, the Partnership forgave approximately $100,000 of debt outstanding under a promissory note (see Note 15) with the original shareholder.

     On March 28, 1996, the net assets of CC-I were transferred from CharterComm, Inc. to Charter Communications Southeast, L.P. (Southeast) in exchange for a 36.3% General Partnership interest in CharterComm Holdings, L.P. (CharterComm Holdings), the Parent of Southeast Holdings. This transfer was accounted for as a reorganization under common control and, accordingly, the consolidated financial statements and notes have been restated to include the results and financial position of CC-I for all periods presented. Thus, the accompanying consolidated financial statements include the accounts of Southeast Holdings and its direct and indirect wholly owned subsidiaries, Charter Communications Southeast Properties, Inc. (Southeast Properties), Charter Communications Southeast Holdings Capital Corporation (Holdings Capital), Charter Communications Southeast Capital Corporation (Southeast Capital), CCP II, Inc. (CCP II), CCP I, Charter Communications II, L.P. (CC-II) and CC-I, collectively referred to as the "Partnership" herein. All significant intercompany balances and transactions have been eliminated in consolidation.

     CC-I commenced operations effective April 1994, through the acquisition of certain cable television systems. CC-II commenced operations effective January 1995 through the acquisition of certain cable television systems.

     As of December 31, 1995, the Partnership provided cable television service to approximately 150 franchises serving approximately 249,000 basic subscribers in Alabama, Georgia, Kentucky, Louisiana, North Carolina and South Carolina.

     The accompanying consolidated balance sheet as of March 31, 1996, and the related statements of operations and cash flows for the three months ended March 31, 1996 and 1995, and the consolidated statement of partners' capital for the three months ended March 31, 1996, and the notes thereto, are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary (consisting only of normal recurring adjustments) for the fair presentation of financial position, results of operations and cash flows. The results of operations for the three months ended March 31, 1996 and 1995, are not necessarily indicative of the results that may be expected for an entire year.

  Cash Equivalents

     Cash equivalents at December 31, 1995 and 1994, consist primarily of repurchase agreements with original maturities of 90 days or less. These investments are carried at cost, which approximates market value. The Partnership is subject to loss for amounts invested in repurchase agreements in the event of non-performance by the financial institution which acts as the counterparty under such agreements; however, such noncompliance is not anticipated.

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

  Property, Plant and Equipment

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement and betterments are capitalized.

     Depreciation is provided using the composite method on a straight-line basis over the estimated useful lives of the related assets as follows:

    Trunk and distribution systems...........................................     10 years
    Subscriber installations.................................................     10 years
    Buildings, headends and leasehold improvements...........................   5-20 years
    Converters...............................................................      5 years
    Vehicles and equipment...................................................   4-10 years
    Office equipment.........................................................   5-10 years

  Franchise Costs

     Costs incurred in obtaining and renewing cable franchises are initially deferred and amortized over the legal lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems represent the excess of the cost of properties acquired over the amounts assigned to the net tangible assets at date of acquisition. Acquired franchise rights are amortized using the straight-line method over a period of up to 15 years.

  Other Assets

     Organizational expenses are being amortized using the straight-line method over five years. Debt issuance costs are being amortized over the term of the debt. The interest rate cap costs are being amortized over the terms of the agreement, approximately three years.

     During 1995, the Partnership adopted Statement of Financial Accounting Standards (SFAS) No. 121 entitled, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." In accordance with SFAS No. 121, the Partnership periodically reviews the carrying value of its long-lived assets, identifiable intangibles and franchise costs in relation to historical financial results, current business conditions and trends (including the impact of existing legislation and regulation) to identify potential situations in which the carrying value of such assets may not be recoverable. If a review indicates that the carrying value of such assets may not be recoverable, the carrying value of such assets in excess of their fair value will be recorded as a reduction of the assets' cost as if a permanent impairment has occurred. The adoption of SFAS No. 121 did not impact the financial statements of the Partnership.

  Revenues

     Cable service revenues are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the average estimated period that customers are expected to remain connected to the cable television system.

     Franchise fees collected from cable subscribers and paid to local franchises are reported as revenues.

  Derivative Financial Instruments

     The Company manages risk arising from fluctuations in interest rates by using interest rate swap and cap agreements, as required by its credit agreements. These agreements are treated as off-balance sheet financial instruments. The interest rate swap and cap agreements are being accounted for as a hedge of the debt

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

obligation, and accordingly, the net settlement amount is recorded as an adjustment to interest expense in the period incurred.

  Income Taxes

     Income taxes are the responsibility of the partners and are not provided for in the accompanying financial statements except for CC-II's indirect wholly owned subsidiary, Peachtree Cable TV, Inc. (Peachtree). Peachtree is a C corporation, and taxes have been provided for in the accompanying financial statements in accordance with that described in SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires accounting for income taxes based on the liability method, and deferred taxes are determined based on the estimated future tax effects of differences between the financial reporting and tax bases of assets and liabilities given the provisions of the enacted tax laws.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. DISTRIBUTIONS AND ALLOCATIONS:

     For financial reporting purposes, redemption preference allocations, profits and losses are allocated in accordance with the liquidation provisions of the applicable partnership agreements.

     Currently, under terms of the Partnership Agreement, allocation of partnership profits of Southeast Holdings for income tax reporting purposes is based upon capital contributions, as set forth in the Partnership Agreement.

     Currently, partnership losses for income tax reporting purposes are allocated as follows for Southeast Holdings: (i) 99% to the Limited Partners and 1% to the General Partner until the capital account of any such partner is reduced to zero; (ii) 100% to the General Partner until the capital account of any such partner is reduced to zero; and (iii) to the Partners in proportion to the positive balances of their capital accounts until such balances are reduced to zero.

     Prior to the reorganization under common control, the Partnership profits of CC-I were allocated for income tax reporting purposes as follows: (i) to partners which deficit capital balances, in proportion to such deficits, until such deficits are reduced to zero; (ii) to the Special Limited Partners, as discussed in Note 5; (iii) to the Class A Preferred Limited Partners until each such Limited Partner's capital account equals its unrecovered capital plus its unrecovered preference amount (preference amount is equal to 17% of the unrecovered capital and preference amount per annum); (iv) to the Class B Preferred Limited Partners until each such Limited Partner's capital account equals its unrecovered capital plus its unrecovered preference amount (preference amount is equal to 19% of the unrecovered capital and preference amount per annum); (v) to the Common Limited Partners and the General Partner until each of such Partner's capital account equals its unrecovered capital; and
(vi) the remaining balance, 79% to the Common Limited Partners and 21% to the General Partner.

     Prior to the reorganization under common control, partnership losses of CC-I were allocated for income tax reporting purposes as follows: (i) to the Class A Preferred Limited Partners until the capital accounts of such partners are reduced to zero; (ii) to the Class B Preferred Limited Partners until the capital accounts of such partners are reduced to zero; (iii) 79% to the Common Limited Partners, and 21% to the General Partner until the capital account of any such partner is reduced to zero; and (iv) to the partners in proportion to the positive balances of their capital accounts until such balances are reduced to zero; provided, however, any item

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

of loss or deduction which would cause or increase a deficit balance in a limited partner's capital account shall be allocated to the General Partner.

     As stated in the Partnership Agreement, the Partnership may make distributions to the partners out of all available funds at such times and in such amounts as the General Partner may determine in its sole discretion.

3. REDEEMABLE PREFERRED LIMITED UNITS (CC-II):

     CC-II may, at its option, redeem all or any portion of the outstanding Preferred Limited Partner units for an amount equal to the Optional Redemption Price, as defined in CC-II's Partnership Agreement, on three separate occasions, on or after January 18, 2000; provided, however, CC-II has funds available to pay in cash the Optional Redemption Price for all the Preferred Limited Partner units to be redeemed. In the case of any redemption of less than all of the then outstanding Preferred Limited Partner units, such redemption shall be made pro rata among all the holders of the Preferred Limited Partner units according to the number of Preferred Limited Partner units held. In addition, CC-II must redeem all of the outstanding Preferred Limited Partner units at the Mandatory Redemption Price, as defined in CC-II's Partnership Agreement, on January 18, 2005.

     The Class A Preferred Limited Partner shall have the right, on three separate occasions, and the Class B Preferred Limited Partner, on one occasion, to require CC-II to purchase all or any portion of their outstanding units. The occasions are as follows:

          1. Five-year put option -- at anytime after January 18, 2000;

        2. Change of control put option -- within 90 days following the occurrence of a change of Control Event, as defined in the Partnership Agreement; and

        3. Default put option -- immediately following and during the continuation of an Event of Default, as defined in the Partnership Agreement.

     The redemption of the above put options is conditioned upon the purchase not causing default under any Senior Securities, as defined in CC-II's Partnership Agreement, which would give the holders thereof the right to accelerate the maturity of any scheduled payments. Based on the redemption clauses, the Class A and B Preferred Limited Partners' preference return has been reflected as an addition to the Redeemable Preferred Limited Partner units, and the decrease has been allocated to the General Partner and Common Limited Partner consistent with the liquidation and distribution provisions in CC-II's Partnership Agreement.

     The balance related to the Preferred Limited Partner units is determined as follows:

        Initial contributions...........................................  $35,000,000
        1995 redemption preference allocation...........................    3,729,149
                                                                          -----------
                  Balance, December 31, 1995............................   38,729,149
        1996 redemption preference allocation (unaudited)...............    1,452,343
                                                                          -----------
                  March 29, 1996 (unaudited)............................  $40,181,492
                                                                          ===========

     On March 28, 1996, in connection with the reorganization under common control, the Preferred Limited Partners of CC-II exchanged their preferred interests in CC-II for preferred and common limited partnership interests in CharterComm Holdings.

4. REDEEMABLE PREFERRED LIMITED UNITS (CC-I):

     CC-I may redeem the Class A Preferred Limited Partner units for an amount equal to the unrecovered capital plus any unrecovered preference amount on or after April 30, 1996; provided, however, that the CC-I

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

shall not redeem any Class A Preferred Limited Partner units prior to the redemption of all the Special Limited Partner units. In addition, the holders of the Class A Preferred Limited Partner units have the right to cause CC-I to purchase all of the units held by such holders at any time after April 30, 1998, subject to certain conditions, including approval by the Special Limited Partner, as stated in CC-I's Partnership Agreement, at a price equal to the unrecovered capital and the unrecovered preference amount.

     The obligation to purchase the Class A Preferred Limited Partner units is conditioned upon the purchase not causing default under any Senior Indebtedness, as defined in CC-I's Partnership Agreement, which would afford the holder thereof the right to accelerate the maturity date of such Senior Indebtedness. Based on these redemption clauses, the Class A Preferred Limited Partners' preference return has been reflected as an addition to the Redeemable Preferred Limited units, and the decrease has been allocated to the General Partner, Class B Preferred Limited Partners and Common Limited Partners consistent with the liquidation and distribution provisions of CC-I's Partnership Agreement.

     The balance related to CC-I Class A Preferred Limited Partner units is determined as follows:

        Initial contributions...........................................  $14,350,000
        1994 redemption preference allocation...........................    1,626,333
                                                                          -----------
                  Balance, December 31, 1994............................   15,976,333
        1995 redemption preference allocation...........................    1,810,650
        Allocation of 1995 net loss.....................................   (3,408,957)
                                                                          -----------
                  Balance, December 31, 1995............................   14,378,026
        1996 redemption preference allocation (unaudited)...............           --
        Allocation of net loss (unaudited)..............................   (4,063,274)
                                                                          -----------
                  Balance, March 28, 1996 (unaudited)...................  $10,314,752
                                                                          ===========

     A portion of the 1995 redemption preference allocation of $905,327 has not been reflected in the balance of CC-I Class A Redeemable Preferred Limited Partner units as of December 31, 1995, since the General Partner, Common Limited Partners and Class B Preferred Limited Partners' capital accounts have been reduced to $-0-. Furthermore, the cumulative redemption preference allocation totaling $9,924,199 has not been reflected within CC-I Class B Preferred Limited Partners' capital accounts since the General Partner and Common Limited Partners' capital accounts have been reduced to $-0-.

     On March 28, 1996, in connection with the reorganization under common control, the Preferred Limited Partners of CC-I exchanged their preferred interests in CC-I for preferred and common limited partnership interests in CharterComm Holdings.

5. SPECIAL LIMITED PARTNER UNITS (CC-I):

     Under the terms of CC-I's Partnership Agreement, partnership profits are allocated to the Special Limited Partners until the allocation profits equal the unrecovered preference amount (preference amounts range from 6% to 17.5% of the unrecovered initial cost of the partnership units and unrecovered preference amounts per annum). When there is no profit to allocate, the preference return is reflected as a decrease in the Partners' Capital.

     In accordance with CC-I's Partnership Agreement, CC-I may redeem the Special Limited Partner units at any time for an amount equal to the unrecovered initial cost of the partnership units plus any unrecovered preference amount with respect to the units. In addition, the Special Limited Partner has the option to cause CC-I to redeem the units any time after April 30, 2001. Based on these redemption clauses, the Special Limited Partner units have been excluded from Partners' Capital and the decrease in Partners' Capital attributed to the Special Limited Partners' preference return has been allocated to the other partners in a

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

manner consistent with the liquidation and distributions provisions of CC-I's Partnership Agreement. In accordance with CC-I's Partnership Agreement, distributions would be allocated to the Special Limited Partner equal to the unrecovered preference allocation and the unrecovered initial cost of the partnership units prior to distributions to any other partnership unit.

     At December 31, 1995, the balance of $44,972,506 related to the Special Limited Partner units consists of $39,996,893 of initial cost of the partnership units and $4,975,613 of preference allocation. For the period from January 1, 1996, to March 28, 1996, the Special Limited Partners earned an additional $828,616 of preference allocation resulting in a balance of $45,801,122, which was paid on March 28, 1996. In accordance with the purchase agreement and through the use of the proceeds of the notes (see Note 12), Southeast paid the Special Limited Partners $43,242,948 as full consideration for their partnership interests. The difference in the payment amount and the March 28, 1996, balance is reflected as a return of capital in the consolidated statement of partners' capital.

6. ACQUISITIONS:

     In April 1994, CC-I, a subsidiary of Southeast, acquired certain assets from Citation Cablevision, Inc., Subscriber Cablevision, Inc., LaGrange Cablevision, Inc., and The Jefferson Trust Partnership (the "McDonald Acquisition") for approximately $176 million which included cable television systems in Alabama, Georgia and Louisiana. To finance the acquisition, CC-I entered into a revolving credit agreement (see Note 12) and issued Special Limited Partner units (see Note 5).

     In January 1995, CC-II completed the acquisition of systems from Crown Media, Inc. (Crown), a subsidiary of Hallmark Cards, Incorporated for an aggregate purchase price of approximately $112.8 million. The acquisition of the Crown systems was part of a series of larger transactions in which Crown sold its cable television systems to a group of investors, including Charter, CC-II, certain affiliates of Charter, and third parties, for a total purchase price of approximately $900.0 million. To finance this acquisition, CC-II entered into a revolving credit agreement (see Note 12). In April 1995, Charter Communications III, L.P. (CC-III), a wholly owned subsidiary of CC-II, acquired the stock of Peachtree, including cable television systems located in Georgia, for an aggregate purchase price of approximately $22.3 million. In connection with the completion of the Peachtree acquisition, the Partnership recorded approximately $7 million of additional franchise costs and deferred income taxes, resulting from differences between the financial reporting and tax bases of certain assets acquired.

     In May 1995, CC-III purchased the CableSouth systems for an aggregate purchase price of approximately $49.2 million.

     In July 1995, CC-II acquired the Masada systems for an aggregate purchase price of approximately $35.2 million.

     In November 1995, CC-II acquired the Masada II systems for an aggregate purchase price of approximately $35.5 million.

     In March 1996, CC-II purchased certain systems from Cencom Cable Income Partners, L.P. (the "CCIP Systems") for an aggregate purchase price of approximately $115.0 million.

     All of the above acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

the date of acquisition. The following shows the purchase price and allocation of purchase price to assets acquired and liabilities assumed:

                                                        MCDONALD          CROWN        PEACHTREE
                                                      ------------     ------------   -----------
Purchase price:
  Cash paid to seller...............................  $134,390,464     $109,639,897   $21,969,670
  Special Limited Partner units issued to seller....    39,996,893               --            --
  Assumed liabilities...............................       500,000          337,725        75,000
  Transaction costs.................................     1,500,000        2,822,449       300,000
                                                      ------------     ------------   -----------
                                                      $176,387,357     $112,800,071   $22,344,670
                                                      ============     ============   ===========
Allocation of purchase price to assets acquired:
  Cash..............................................  $         --     $  3,743,826   $     9,121
  Accounts receivable...............................       703,968          345,444        64,640
  Prepaid expenses and other assets.................            --          150,455       158,293
  Property, plant and equipment.....................    28,187,217       51,836,684     5,293,554
  Franchise costs...................................   148,291,381       62,473,490    24,131,446
  Accounts payable and accrued expenses.............      (690,893)      (5,749,828)     (312,384)
  Subscriber deposits and prepayments...............      (104,316)              --            --
  Deferred income taxes.............................            --               --    (7,000,000)
                                                      ------------     ------------   -----------
                                                      $176,387,357     $112,800,071   $22,344,670
                                                      ============     ============   ===========

                                                                                           CCIP
                                                                                         SYSTEMS
                                             CABLESOUTH      MASADA       MASADA II    ------------
                                             -----------   -----------   -----------   (UNAUDITED)
Purchase price:
  Cash paid to seller......................  $48,475,475   $34,547,135   $34,955,123   $112,021,452
  Assumed liabilities......................      150,000       115,000       125,000             --
  Transaction costs........................      600,000       500,000       450,000      3,000,000
                                             -----------   -----------   -----------   ------------
                                             $49,225,475   $35,162,135   $35,530,123   $115,021,452
                                             ===========   ===========   ===========   ============
Allocation of purchase price to assets
  acquired:
  Cash.....................................  $        --   $        --   $        --   $    296,810
  Accounts receivable......................      134,532        20,264        32,554      1,924,205
  Prepaid expenses and other assets........       38,903        36,733        21,482         97,805
  Property, plant and equipment............    4,575,134     3,530,312     2,541,886     22,040,675
  Franchise costs..........................   44,586,571    31,734,688    33,033,114     92,378,171
  Deferred revenue.........................           --            --            --        (94,677)
  Accounts payable and accrued expenses....     (109,665)     (159,862)      (98,913)    (1,621,537)
                                             -----------   -----------   -----------   ------------
                                             $49,225,475   $35,162,135   $35,530,123   $115,021,452
                                             ===========   ===========   ===========   ============

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

     The following are unaudited pro forma operating results for the above acquisitions as though the acquisitions had been made on January 1 of the respective years in which the purchase occurred.

                                                                      FOR THE YEAR ENDED
                                                                          DECEMBER 31
                                                                  ---------------------------
                                                                      1995           1994
                                                     FOR THE      ------------   ------------
                                                      THREE
                                                   MONTHS ENDED   (UNAUDITED)    (UNAUDITED)
                                                    MARCH 31,
                                                       1996
                                                   ------------
                                                   (UNAUDITED)
    Service revenues.............................  $30,013,372    $ 88,624,206   $ 32,147,894
    Income (Loss) from operations................  $   593,491    $ (7,432,844)  $ (8,815,927)
    Net loss.....................................  $(8,323,339 )  $(29,042,055)  $(16,734,010)

7. PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following:

                                                                         DECEMBER 31
                                                                 ----------------------------
                                                                     1995            1994
                                                 MARCH 31,       ------------     -----------
                                                    1996
                                                ------------
                                                (UNAUDITED)
    Trunk and distribution systems............  $ 87,875,793     $ 76,418,698     $25,198,122
    Subscriber installations..................    26,488,906       17,361,287       3,381,794
    Land, buildings, headends and
      leasehold improvements..................    16,179,370       13,229,975       1,581,982
    Converters................................    11,056,633        6,446,647         911,276
    Vehicles and equipment....................     4,729,040        3,725,059       1,200,000
    Office equipment..........................     3,158,516        2,138,248         909,704
                                                ------------     ------------     -----------
                                                 149,488,258      119,319,914      33,182,878
    Less -- Accumulated depreciation..........   (15,594,934)     (12,290,506)     (2,031,371)
                                                ------------     ------------     -----------
                                                $133,893,324     $107,029,408     $31,151,507
                                                ============     ============     ===========

8. RESTRICTED FUNDS HELD IN ESCROW:

     In connection with the McDonald acquisition discussed in Note 6, CC-I agreed to deposit a portion of the purchase price into an escrow account to be transferred to the sellers upon completion of certain improvements to the cable systems, as documented in the closing agreements. During 1995, the improvements were completed to the cable systems and CC-I transferred the funds.

9. OTHER ASSETS:

     Other assets are detailed as follows:

                                                                           DECEMBER 31
                                                                    -------------------------
                                                                       1995           1994
                                                     MARCH 31,      ----------     ----------
                                                       1996
                                                    -----------
                                                    (UNAUDITED)
    Debt issuance costs, net of accumulated
      amortization of $646,189, $561,661 and
      $157,097....................................  $12,454,969     $3,548,345     $1,879,723
    Organizational expenses, net of accumulated
      amortization of $494,489, $487,144 and
      $67,087.....................................    1,754,371      1,727,459        760,889
    Interest rate cap agreements, net of
      accumulated
      amortization of $215,000, $174,875 and
      $57,883.....................................      176,500        216,625        333,617
    Note receivable -- related party..............           --        100,000        100,000
                                                    -----------     ----------     ----------
                                                    $14,385,840     $5,592,429     $3,074,229
                                                    ===========     ==========     ==========

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

10. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following:

                                                                          DECEMBER 31
                                                                   --------------------------
                                                                      1995            1994
                                                    MARCH 31,      -----------     ----------
                                                      1996
                                                   -----------
                                                   (UNAUDITED)
    Property taxes...............................  $   910,027     $   454,716     $  136,231
    Franchise fees...............................    1,021,347       1,451,629        472,278
    Capital expenditures.........................    1,871,240       2,197,808        533,926
    Accounts payable.............................    1,027,009         318,694        594,951
    Accrued interest.............................    1,031,957       2,407,599        596,441
    Programming expenses.........................    2,505,321       1,953,199        915,996
    Other........................................    4,888,739       3,547,203        957,378
                                                   -----------     -----------     ----------
                                                   $13,255,640     $12,330,848     $4,207,201
                                                   ===========     ===========     ==========

11. NOTE PAYABLE:

     On November 30, 1995, Southeast Holdings entered into a Convertible Senior Note (the "Convertible Senior Note") with Charterhouse Equity Partners II, L.P. (Charterhouse) for $15,000,000. Interest on the Convertible Senior Note is accrued on the unpaid principal amount and payable quarterly in arrears beginning March 31, 1996; the interest rate is the rate publicly announced by Chemical Bank in New York (8.5% at December 31, 1995), as its reference rate plus 3% per annum. During the year ended December 31, 1995, Southeast Holdings incurred costs of $100,000 relating to the Convertible Senior Note. Charterhouse has the option on the maturity date, November 30, 1996, to convert the outstanding balance into Preferred Limited Partnership units (PLP units) in CC-II or exchange the outstanding balance for Common Limited Partnership units in CC-II. Concurrent with any such conversion or exchange, the accrued and unpaid interest with respect to the outstanding amount shall be paid by Southeast Holdings in full. All taxes and expenses incurred by the conversion or exchange will be the responsibility of Southeast Holdings. The Convertible Senior Note agreement contains certain covenants and restrictions on Southeast Holdings' activities which, if violated, would result in a mandatory prepayment by Southeast Holdings.

     In March 1996, the Convertible Senior Note was repaid using a portion of the proceeds from the Notes discussed in Note 12. In addition, the Partnership paid Charterhouse a nonrefundable bridge loan fee of $400,000.

12. LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                                         DECEMBER 31
                                                                 ----------------------------
                                                                     1995            1994
                                                 MARCH 31,       ------------     -----------
                                                    1996
                                                ------------
                                                (UNAUDITED)
    Senior Secured Discount Debentures........  $ 75,120,811     $         --     $        --
    11 1/4% Senior Notes......................   125,000,000               --              --
    Revolving Credit Agreements...............   250,800,000      259,125,000      93,500,000
                                                ------------     ------------     -----------
                                                 450,920,811      259,125,000      93,500,000
    Less -- Current maturities................            --               --       1,168,750
                                                ------------     ------------     -----------
                                                $450,920,811     $259,125,000     $92,331,250
                                                ============     ============     ===========

     On March 28, 1996, Southeast Holdings and Holdings Capital (the "Debenture Issuers") issued $146,820,000 of Senior Secured Discount Debentures (the "Debentures") for proceeds of approximately

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

$75,000,000. The Debentures are secured by all of Southeast Holdings' interest in Southeast. The Debentures are redeemable at the Debenture Issuers' option at amounts decreasing from 107% to 100% of principal, plus accrued and unpaid interest to the redemption date, beginning on March 15, 2001. The Debenture Issuers are required to make an offer to purchase all of the Debentures, at a purchase price equal to 101% of the principal amount, together with accrued and unpaid interest, upon the Change in Control, as defined in the Offering Memorandum. No interest is payable on the Debentures prior to March 15, 2001. Thereafter, interest on the Debentures is payable semiannually in arrears beginning September 15, 2001, until maturity on March 15, 2007. The discount on the Debentures is being accreted using the effective interest method at an interest rate of 14% from the date of issuance to March 15, 2001. The unamortized discount was $71,699,189 at March 31, 1996. Proceeds from the Debentures were used to pay fees and expenses related to the Offering and the balance was contributed to Southeast as equity capital.

     On March 28, 1996, Southeast and Southeast Capital (the "Notes Issuers") issued $125,000,000 aggregate principal amount of 11 1/4% Senior Notes (the "Notes"). The Notes are senior unsecured obligations of the Issuers and rank pari passu in right and priority of payment to all other existing and future indebtedness. The Notes are redeemable at the Notes Issuers' option at amounts decreasing from 105.625% to 100% of principal, plus accrued and unpaid interest to the date of redemption, beginning on March 15, 2001. The Notes Issuers are required to make an offer to purchase all of the Notes, at a purchase price equal to 101% of the principal amount, together with accrued and unpaid interest, upon the Change in Control, as defined in the Offering Memorandum. Interest is payable semiannually on March 15 and September 15 until maturity on March 15, 2006. Proceeds from the Notes together with capital contributions from Southeast Holdings were used to repay the Convertible Senior Note, to pay fees and expenses related to the Offering, and to make capital contributions to CC-I and CC-II.

     The Debentures and Notes require their respective issuers to comply with various financial and nonfinancial covenants and restrictions, including substantial limitations on additional indebtedness, restricted payments, transactions with affiliates, liens, dividends and certain other items.

     During April 1994, CC-I entered into a revolving credit agreement (the "CC-I Credit Agreement") with a consortium of banks for borrowings up to $110,000,000. The unpaid principal balance under the CC-I Credit Agreement converted to a term loan on July 31, 1995. Effective December 31, 1995, the CC-I Credit Agreement was amended to create a revolving credit facility with maximum borrowings of $15,000,000. A portion of the proceeds from the revolving credit facility was used to reduce the principal amount of the term loan outstanding to $90,000,000 (the term loan outstanding was $92,825,000 prior to the amendment), and the remainder will be used for capital expenditures and working capital purposes. Also, the maturity date of the CC-I Credit Agreement was extended to September 30, 2003, due dates on the term loan were extended, and certain financial covenants were modified.

     Principal payments are due in quarterly installments beginning September 30, 1997, and continuing through September 30, 2003. Portions of the debt bear interest, at CC-I's option, at rates based upon the Base Rate, as defined in the CC-I Credit Agreement, LIBOR, or prevailing bid rates of certificates of deposit. The weighted average interest rate was 8.16% and 7.51% at December 31, 1995 and 1994, respectively. The effective weighted average interest rates and weighted average borrowings were 8.72% and 7.42%, and $93,622,917 and $94,125,000 during the years ended December 31, 1995 and 1994, respectively. As this debt instrument bears interest at current market rates, its carrying amount approximates fair market value at December 31, 1995.

     Borrowings under the CC-I Credit Agreement are subject to certain financial and nonfinancial covenants and restrictions, the most restrictive of which requires maintenance of a ratio of debt to annualized operating cash flow, as defined, not to exceed 6.00 to 1 at December 31, 1995. Borrowings under the CC-I Credit Agreement are collateralized by the assets of CC-I. A quarterly commitment fee of 0.5% per annum is payable on the unused revolving credit facility portion of the CC-I Credit Agreement.

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

     Commencing September 30, 1997, and at the end of each calendar quarter thereafter, the CC-I revolving credit facility commitment (available borrowings) shall be reduced on an annual basis as set forth below:

                                                                            PERCENTAGE
                                                                           REDUCTION TO
                                      YEAR                                  COMMITMENT
        -----------------------------------------------------------------  ------------
        1997.............................................................        3.0%
        1998.............................................................        8.0
        1999.............................................................       13.7
        2000.............................................................       17.2
        2001.............................................................       19.0
        2002.............................................................       23.1
        2003.............................................................       16.0
                                                                               -----
                                                                               100.0%
                                                                               =====

     Effective March 28, 1996, the CC-I Credit Agreement was amended to reduce the term loan facility to $75,000,000, to maintain the existing $15,000,000 revolving credit facility and to create a new revolving credit facility, subject to certain terms and conditions, with maximum borrowings of $15,000,000 for permitted acquisitions. Also, the maturity date of the CC-I Credit Agreement was extended to June 30, 2004, and certain financial and nonfinancial covenants were modified.

     As a requirement of the CC-I Credit Agreement, CC-I has secured interest swap and cap agreements with a certain lender bank. The CC-I Credit Agreement requires CC-I to enter into interest hedge agreements for amounts not less than 50% of the outstanding obligations. In addition, the interest hedge agreements must provide interest rate protection for a weighted average period of not less than two years. Under each swap agreement, on a quarterly basis, if the 90 day variable rate exceeds the fixed rates stated below, CC-I will receive payments from the bank to offset the higher interest rates on the notional principal amounts. These payments, if any, will be recorded as reductions of interest expense. The fair value of the interest rate caps or swaps is the estimated amount the Partnership would receive or pay to eliminate the cap or swap agreement at the reporting date, taking into account current interest rates and the credit-worthiness of the counterparties. The following summarizes certain information pertaining to the interest rate protection agreements at December 31, 1995:

                                                               FAIR
                                                              VALUE/
  NOTIONAL                FIXED           CONTRACT          REDEMPTION
   AMOUNT        TYPE     RATE        EXPIRATION DATE         PRICE
- ------------     -----    -----     --------------------    ----------
$ 20,000,000     Swap     6.01 %    June 6, 1996             $ 42,400
  15,000,000     Cap         7 %    July 21, 1997              (3,900)
  15,000,000     Cap         8 %    July 21, 1997                (900)
  15,000,000     Cap         8 %    July 21, 1997               2,000
  25,000,000     Swap     5.73 %    September 18, 1997        205,300
  10,000,000     Cap       8.5 %    November 2, 1997            2,300
  55,000,000     Swap     5.92 %    October 21, 1998*               *
$155,000,000              6.34 %    (weighted average)       $247,200

- ---------------

*These contracts have not been marked to market since their effective dates are after the reporting date.

     In January 1995, CC-II entered into a revolving credit agreement (the "Old Credit Agreement") with a consortium of banks for borrowings up to $80,000,000. During May 1995, CC-II terminated the Old Credit Agreement and entered into a new revolving credit agreement (the "CC-II Credit Agreement") with a

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

consortium of banks for borrowings up to $135,000,000. On July 31, 1995, CC-II and the banks amended the CC-II Credit Agreement to allow for borrowings up to $165,000,000 for the purpose of making certain acquisitions. On November 29, 1995, CC-II and the banks amended the CC-II Credit Agreement again to provide for term loans in the aggregate amount of $40,000,000 and total borrowings of $205,000,000, including a $165,000,000 revolving credit facility. Principal payments are due in quarterly installments beginning March 31, 1998, and continuing through September 30, 2004. Portions of the debt bear interest, at CC-II's option, at rates based upon the Base Rate, as defined in the CC-II Credit Agreement, LIBOR, or prevailing bid rates of certificates of deposit. The weighted average interest rate was 8.16% at December 31, 1995. During 1995, interest rates ranged from 8.125% to 8.875%. The effective weighted average interest rate and weighted average borrowings were 8.46% and approximately $121,092,000, respectively, during 1995. As this debt instrument bears interest at current market rates, its carrying amount approximates fair market value at December 31, 1995.

     Borrowings under the CC-II Credit Agreement are subject to certain financial and nonfinancial covenants and restrictions, the most restrictive of which requires maintenance of a ratio of debt to annualized operating cash flow, as defined, not to exceed 6.5 to 1 at December 31, 1995. Borrowings under the CC-II Credit Agreement are collateralized by the assets of CC-II. A quarterly commitment fee of 0.375% per annum is payable on the unused revolving credit facility portion of the CC-II Credit Agreement.

     Commencing March 31, 1998, and at the end of each calendar quarter thereafter available borrowings shall be reduced on an annual basis as set forth below:

                                                                        PERCENTAGE REDUCTION
                                                                           TO COMMITMENT
                                                                        --------------------
                                                                        REVOLVING
                                                                         CREDIT        TERM
                                   YEAR                                 FACILITY      LOANS
    ------------------------------------------------------------------  ---------     ------
    1998..............................................................      8.00%        .50%
    1999..............................................................      9.20         .50
    2000..............................................................     14.50        1.00
    2001..............................................................     19.00        1.00
    2002..............................................................     23.10        1.00
    2003..............................................................     26.20       15.00
    2004..............................................................        --       81.00
                                                                          ------      ------
                                                                          100.00%     100.00%
                                                                          ======      ======

     Effective March 28, 1996, the CC-II Credit Agreement was amended to extend the maturity date on the revolving credit facility to March 31, 2004, and to modify certain financial and nonfinancial covenants. Also, the amendment specified the use of proceeds from the revolving credit facility to include the CCIP Systems acquisition and for ongoing working capital and capital expenditure needs.

     As a requirement of the CC-II Credit Agreement, CC-II has secured interest rate swap and cap agreements with a certain lender bank. The CC-II Credit Agreement requires CC-II to enter into interest hedge agreements for amounts not less than 50% of the outstanding obligations. In addition, the interest hedge agreements must provide interest rate protection for a weighted average period of not less than 18 months. Under each swap agreement, on a quarterly basis, if the 90 day variable rate exceeds the fixed rate stated below, CC-II will receive payments from the bank to offset the higher interest rate on the notional principal amount. These payments, if any, will be recorded as reductions of interest expense.

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

The following summarizes certain information pertaining to the interest rate protection agreements as of December 31, 1995:

                                                               FAIR
                                                              VALUE/
  NOTIONAL                FIXED           CONTRACT          REDEMPTION
   AMOUNT        TYPE     RATE        EXPIRATION DATE         PRICE
- ------------     -----    -----     --------------------    ----------
$ 40,000,000     Swap     6.01 %    June 12, 1996            $ 87,000
  20,000,000     Cap      8.50 %    March 28, 1998              9,600
  20,000,000     Cap      8.50 %    April 13, 1998              8,900
- ------------
$ 80,000,000
 ===========

     Management believes that the sellers of the interest rate swap and cap agreements will be able to meet their obligations under the agreements. The purpose of the Partnership's involvement in the interest rate swap and cap agreements is to minimize the Partnership's exposure to interest rate fluctuations on its floating rate debt. Management believes that it has no material concentration of credit or market risks with respect to its interest rate protection agreements.

     Future principal payments on the total borrowings under both agreements are as follows at December 31, 1995:

                                     YEAR                               AMOUNT
            -------------------------------------------------------  ------------
            1996...................................................  $         --
            1997...................................................     2,700,000
            1998...................................................     7,400,000
            1999...................................................    12,530,000
            2000...................................................    29,485,000
            Thereafter.............................................   207,010,000
                                                                     ------------
                                                                     $259,125,000
                                                                     ============

13.  DEBT ISSUANCE COSTS:

     CC-II refinanced its debt agreement in May 1995. Accordingly, the debt issuance costs related to the initial debt were written off. The effect of this write-off was a $1,959,438 charge to expense and was recorded as an extraordinary item. Additional debt issuance costs were recorded related to the new debt agreement.

14. NET LOSS FOR INCOME TAX PURPOSES:

     The following reconciliation summarizes the differences between the Partnership's net loss for financial reporting purposes and net loss for federal income tax purposes for the year ended December 31:

                                                                       1995            1994
                                                                   ------------     -----------
Net loss for financial reporting purposes........................  $(24,602,647)    $(9,609,052)
Depreciation differences between financial reporting and tax
  reporting......................................................    (9,804,115)     (1,561,047)
Amortization differences between financial reporting and tax
  reporting......................................................     7,154,093       4,561,627
Differences in expenses recorded for financial reporting and
  reporting for tax purposes.....................................     1,780,599         775,943
Revenue reported for tax reporting deferred for financial
  reporting......................................................     1,114,699              --
Other............................................................        61,576              --
                                                                   -------------    -------------
  Net loss for federal income tax purposes.......................  $(24,295,795)    $(5,832,529)
                                                                   =============    =============

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

     The following summarizes the significant cumulative temporary difference between the Partnership's financial reporting basis and federal income tax reporting basis as of December 31:

                                                                       1995            1994
                                                                   ------------     -----------
Assets:
  Accounts receivable............................................  $    276,201     $        --
  Franchise costs................................................     7,300,502       4,075,685
  Accrued expenses...............................................     2,357,832         772,814
  Deferred revenue...............................................     1,114,699              --
                                                                   -------------    -------------
                                                                   $ 11,049,234     $ 4,848,499
                                                                   =============    =============
Liabilities:
  Property, plant and equipment..................................  $(11,385,768)    $(1,561,047)
  Other assets...................................................       (47,111)        (57,109)
                                                                   -------------    -------------
                                                                   $(11,432,879)    $(1,618,156)
                                                                   =============    =============

     As previously stated, Peachtree is a C corporation. The benefit for income taxes is the result of the change in deferred income taxes for the year ended December 31, 1995. The statutory and effective tax rates approximated 40% for the year ended December 31, 1995.

     As of December 31, 1995, temporary differences and carryforwards that gave rise to deferred income tax assets and liabilities to Peachtree are as follows:

    Deferred income tax assets:
      Accounts receivable...................................................  $     4,771
      Accrued expenses......................................................        7,401
      Tax loss carryforwards................................................      548,100
      Tax credit carryforwards..............................................      361,195
                                                                              -------------
              Total deferred income tax assets..............................      921,467
                                                                              -------------
    Deferred income tax liabilities:
      Property, plant and equipment.........................................   (1,481,396)
      Franchise costs and other assets......................................   (4,551,379)
                                                                              -------------
              Total deferred income tax liabilities.........................   (6,032,775)
                                                                              -------------
              Net deferred income tax liability.............................  $(5,111,308)
                                                                              =============

     At December 31, 1995, Peachtree had a net operating loss carryforward for income tax purposes of approximately $1,370,000 which, if not utilized to reduce taxable income in future periods, expires in the years 2003 through 2006. All net operating losses have been recognized for financial statement purposes as a reduction of deferred income taxes. In addition, Peachtree has an alternative minimum tax credit carryforward of approximately $361,000, which may be carried forward indefinitely.

15. RELATED-PARTY TRANSACTIONS:

     Charter Communications, Inc. (Charter) provides management services to the Partnership under the terms of contracts which provide for fees equal to 5% of the Partnership's gross service revenues. Through December 31, 1998 and 1997, 60% of CC-II's and CC-I's fees shall be paid quarterly with the balance being deferred. Thereafter, the entire fee may be deferred until termination of the partnerships. Expenses recognized under this contract during 1995 and 1994 were $3,642,012 and $1,078,000, respectively. Management fees

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

currently payable of $630,852 and $238,238 are included in net payable to affiliates at December 31, 1995 and 1994, respectively.

     The Partnership entered into a new management agreement with Charter as of March 28, 1996. In addition to the deferral of management fees discussed above, payments due on the Notes and Debentures shall be paid in full before any management fees are paid; provided that there exists no default on subordinated debt.

     The Partnership is insured for medical, dental and workers' compensation claims by Charter. Charter charges the Partnership monthly premiums based on the Partnership's total number of employees, historical claims and medical cost trend rates. Management considers this allocation to be reasonable for the operations of the Partnership. During 1995 and 1994, the Partnership expensed approximately $619,000 and $162,000, respectively, relating to insurance allocations.

     CC-II and other affiliated entities maintain regional offices. The regional offices perform certain operational services on behalf of the Partnership and other affiliated entities. The cost of these services was allocated to the Partnership and affiliated entities based on their number of subscribers. Management considers this allocation to be reasonable for the operations of the Partnership. During 1995 and 1994, the Partnership expensed approximately $1,006,000 and $315,000, respectively, relating to these services.

     The Partnership pays certain acquisition advisory fees to Charter which typically equal approximately 1% of the total purchase price paid for cable television systems acquired. Total acquisition fees paid to Charter in 1995 and 1994 were $450,000 and $1,500,000, respectively. In addition, Charter received $2,900,000 of partnership interests as consideration for certain acquisitions during 1995.

     At December 31, 1995, CC-I had an unsecured receivable included in other assets, of $100,000 from a related party, which bears interest at 6% and matures on July 1, 1997.

     In January 1996, the Partnership entered into a Financial Service Agreement with Charterhouse Group International, Inc. (Charterhouse Group) for consulting and financial services. The Partnership will receive services through December 31, 1996, for a nonrefundable fee of $550,000, which was paid upon the execution and delivery of the Financial Services Agreement.

16. COMMITMENTS AND CONTINGENCIES:

  Leases

     The Partnership leases certain facilities and equipment under noncancelable operating leases. Rent expense incurred under leases during 1995 and 1994 was approximately $324,200 and $19,300, respectively. Approximate future minimum lease payments are as follows:

    1996......................................................................  $306,000
    1997......................................................................   236,000
    1998......................................................................   217,000
    1999......................................................................   132,000
    2000......................................................................    31,000
    Thereafter................................................................   107,000

     The Partnership rents utility poles in its operations. Generally, pole rental agreements are short term, but the Partnership anticipates that such rentals will recur. Rent expense incurred for pole attachments during 1995 and 1994 was approximately $1,213,200 and $430,900, respectively.

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

  Insurance Coverage

     The Partnership currently does not have, and does not in the near term anticipate having, property and casualty insurance on its underground distribution plant. Due to large claims incurred by the property and casualty insurance industry, the pricing of insurance coverage has become inflated to the point where, in the judgment of the Partnership's management, the insurance coverage is cost prohibitive. Management will continue to monitor the insurance markets to attempt to obtain coverage for the Partnership's distribution plant at reasonable rates.

  Litigation

     The Partnership is a party to lawsuits which are generally incidental to its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Partnership's consolidated financial position and results of operations.

17. REGULATION IN THE CABLE TELEVISION INDUSTRY:

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. In addition, recent legislative and regulatory changes and additional regulatory proposals under consideration may materially affect the cable television industry.

  1992 Cable Act and FCC Regulation

     Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which became effective on December 4, 1992. This legislation has caused significant changes to the regulatory environment in which the cable television industry operates. The 1992 Cable Act generally allows for a greater degree of regulation of the cable television industry. Under the 1992 Cable Act's definition of effective competition, nearly all cable systems in the United States are subject to rate regulation of basic cable services.

     The 1992 Cable Act and the Federal Communications Commission's ("FCC") rules implementing the 1992 Cable Act have generally increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local franchise authorities. Management is unable to predict the ultimate effect of the 1992 Cable Act or the ultimate outcome of various FCC rule-making proceedings or the litigation challenging various aspects of the 1992 Cable Act and the FCC's regulations implementing the 1992 Cable Act.

     The 1992 Cable Act and FCC regulations have imposed rate requirements for basic services and equipment, including rate roll-backs. Under the 1992 Cable Act, a local franchising authority in a community not subject to "effective competition" generally is authorized to regulate basic cable rates after certifying to the FCC that, among other things, it will adopt and administer rate regulation consistent with FCC rules, and in a manner that will provide a reasonable opportunity to consider the views of interested parties. The Telecommunications Act of 1996 (the "Telecommunications Act"), passed by Congress on February 1, 1996, and signed into law by the President on February 8, 1996, broadens the definition of "effective competition" to include any franchise area where a local exchange carrier (or its affiliate) provides video programming services to subscribers by any means, other than through Direct Broadcast Satellite. Upon certification, the franchising authority obtains the right to approve the basic rates charged by the cable system operator. In regulating the basic service rates, certified local franchise authorities have the authority to order a rate refund of previously paid rates determined to be in excess of the maximum permitted reasonable rates.

     Rate regulation of the basic service tier remains subject to regulation by local franchising authorities under the Telecommunications Act, except in certain circumstances for "small cable operators." For a defined class of "small cable operators," the Telecommunications Act immediately eliminates regulation of cable

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

programming rates. Rates for basic tier of "small cable operators" are deregulated if the system offered a single tier of services as of December 31, 1994.

     Under the 1992 Cable Act, rates for cable programming services not carried on the basic tier (nonbasic services) could be regulated by the FCC upon the filing of a complaint by franchise authorities or subscribers that indicates the cable operator's rates for these services are unreasonable. Rate complaints have been filed with the FCC with respect to certain of the Partnership's cable programming services; none of such complaints have been resolved by the FCC as of the date of the financial statements. The Telecommunications Act of 1996 eliminates regulation of nonbasic programming as of March 31, 1999. In the interim, rate regulation of the nonbasic programming tier can only be triggered by a franchising authority complaint to the FCC. If the FCC determines that the Partnership's nonbasic programming service tier rates are unreasonable, the FCC has the authority to order the Partnership to reduce nonbasic programming service tier rates and to refund to customers any overcharges occurring from the filing date of the rate complaint with the FCC.

     Under the FCC's initial rate regulations pursuant to the 1992 Cable Act, regulated cable systems were required to apply a benchmark formula to determine their maximum permitted rates. Those systems whose rates were above the benchmark on September 30, 1992, were required to reduce their rates to the benchmark or by 10%, whichever was less. Under revised rate regulations adopted February 1994, regulated cable systems were required to set their rates so that regulated revenues per subscriber did not exceed September 30, 1992, levels, reduced by 17% (taking into account the previous 10% reduction).

     Notwithstanding mandated rate regulations, cable operators currently may adjust their regulated rates to reflect inflation and what the FCC has deemed to be external costs (such as increases in franchise fees).

     In September 1995, the FCC developed an abbreviated cost-of-service form that permits cable operators to recover costs of significant upgrades that provide benefits to subscribers of regulated cable services. Cable operators seeking to raise rates to cover costs of an upgrade would submit only the costs of the upgrade instead of all current costs. In December 1995, the FCC revised its cost-of-service rules. At this time, management is unable to predict the effect of these revised rules on the Partnership's consolidated financial position or results of operations.

     In another action in September 1995, the FCC established a new optional rate adjustment methodology that encourages operators to limit their rate increases to once a year to reflect inflation and changes in external costs and the number of channels. The rules permit cable operators to "project reasonably" changes in their costs for the 12 months following the rate change (in an effort to eliminate delays in recovering costs). The order allows operators to recover increases in additional types of franchise-requirement costs. Permitted pass-through increases include increases in the cost of providing institutional networks, video services, data services to or from governmental and educational institutions, and certain other cost increases. Management is unable to predict the effect of these new rules on the Partnership's business.

     In November 1995, the FCC proposed to provide cable operators with the option of establishing uniform rates for similar service packages offered in multiple franchise areas located in the same region. Under the FCC's current rules, cable operators subject to rate regulation must establish rates on a franchise-specific basis. The proposed rules could lower cable operators' marketing costs and may also allow operators to better respond to competition from alternative providers. Management is unable to predict if these proposed rules will ultimately be promulgated by the FCC, and if they are promulgated, their effect on the Partnership's consolidated financial position and results of operations.

     While management believes that the Partnership has complied in all material respects with the rate provisions of the 1992 Cable Act, in jurisdictions that have not yet chosen to certify, refunds covering a one-year period on basic services may be ordered upon future certification if the Partnership is unable to justify its rates through a benchmark or cost-of-service filing or small system cost-of-service filing pursuant to FCC rules. Management is unable to estimate at this time the amount of refunds, if any, that may be payable by the

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

Partnership in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. Management does not believe that the amount of any such refunds would have a material adverse effect on the consolidated financial position or results of operations of the Partnership.

  "Must Carry" Requirements/"Retransmission Consents"

     Under the 1992 Cable Act, cable television operators are subject to mandatory signal carriage requirements that allow local commercial and noncommercial television broadcast stations to elect to require a cable system to carry the station, subject to certain exceptions, or, in the case of commercial stations, to negotiate for "retransmission consent" to carry the station. In addition, there are requirements for cable systems to obtain retransmission consent for all "distant" commercial television stations, commercial radio stations and certain low power television stations carried by such systems after October 6, 1993. As a result of the mandatory system carriage rules, some of the Partnership's systems have been required to carry television broadcast stations that otherwise would not have been carried, thereby causing displacement of possibly more attractive programming.

  Franchise Matters

     The 1992 Cable Act modified the franchise renewal process to make it easier for a franchising authority to deny renewal. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of the franchise agreement. Although management believes that the Partnership has generally met the terms of its franchise agreements and has provided quality levels of service, and anticipates the Partnership's future franchise renewal prospects generally will be favorable, there can be no assurance that any such franchises will be renewed or, if renewed, that the franchising authorities will not impose more onerous requirements on the Partnership than previously existed.

  Recent Telecommunications Legislation

     The Telecommunications Act alters federal, state, and local laws and regulations pertaining to cable television, telecommunications and other services.

     Under the Telecommunications Act, telephone companies can compete directly with cable operators in the provision of video programming. This new legislation recognizes several multiple entry options for telephone companies to provide competitive video programming.

     The Telecommunications Act eliminates broadcast/cable cross-ownership restrictions, but leaves in place FCC regulations prohibiting local cross-ownership between television stations and cable systems.

     Certain provisions of the Telecommunications Act could materially affect the growth and operation of the cable television industry and the cable services provided by the Partnership. Although the new legislation may substantially lessen regulatory burdens, the cable television industry may be subject to additional competition as a result thereof. There are numerous rule makings to be undertaken by the FCC which will interpret and implement the Telecommunications Act's provisions. In addition, certain provisions of the Telecommunications Act (such as the deregulation of cable programming rates) are not immediately effective. Further, certain of the Telecommunications Act's provisions have been and are likely to be subject to judicial challenges. Management is unable at this time to predict the outcome of such rule makings or litigation or the substantive effect of the new legislation and the rule makings on the consolidated financial position and results of operations of the Partnership.

18. 401(K) PLAN:

     In 1995, the Partnership adopted the Charter Communications, Inc. 401(k) Plan (the "Plan") for the benefit of its employees. All employees who have completed one year of employment are eligible to participate

                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.

in the Plan. The Plan is a tax-qualified retirement savings plan to which employees may elect to make pretax contributions up to the lesser of 10% of their compensation or dollar thresholds established under the Internal Revenue Code. The Partnership contributes an amount equal to 50% of the first 5% contributed by each employee. During 1995 and 1994, the Partnership contributed approximately $87,900 and $5,775, respectively.

19. INSURANCE SETTLEMENT:

     In October 1995, Hurricane Opal caused damage to certain of the Partnership's Alabama and Georgia systems. The Partnership has received a $500,000 insurance advance during 1995. The claim is to be settled in 1996. In addition, the Partnership recorded a $744,800 nonoperating loss for its portion of the insurance deductible.

20. SIGNIFICANT NONCASH TRANSACTIONS:

     The Partnership engaged in the following significant noncash financing transactions:

                                                                        FOR THE YEAR ENDED
                                                                            DECEMBER 31
                                                                      -----------------------
                                                                         1995         1994
                                                         FOR THE      ----------   ----------
                                                          THREE
                                                       MONTHS ENDED
                                                        MARCH 31,
                                                           1996
                                                       ------------
                                                       (UNAUDITED)
    Redemption preference allocation -- Special
      Limited Partner units (CC-I)...................  $   828,616    $3,051,040   $1,924,573
    Redemption preference allocation -- Redeemable
      Preferred Limited units (CC-I).................           --     2,715,977    1,626,333
    Redemption preference allocation -- Redeemable
      Preferred Limited units (CC-II)................    1,452,343     3,729,149           --
    Recording of franchise costs and deferred income
      taxes in connection with the Peachtree
      acquisition (see Note 6).......................           --     7,000,000           --
    Exchange of Redeemable Preferred Limited units
      (CC-I).........................................   10,314,752            --           --
    Exchange of Redeemable Preferred Limited units
      (CC-II)........................................   40,181,492            --           --
    Return of Capital -- Special Limited Partner
      units (CC-I) buyout............................    2,558,173            --           --

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications Southeast Holdings Capital Corporation:

We have audited the accompanying balance sheet of Charter Communications Southeast Holdings Capital Corporation (a Delaware corporation) as of March 31, 1996, and the related statement of shareholder's investment for the period from inception (March 12, 1996) to March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Charter Communications Southeast Holdings Capital Corporation as of March 31, 1996, and the changes in shareholder's investment for the period from inception (March 12, 1996) to March 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

St. Louis, Missouri,
June 17, 1996

                        CHARTER COMMUNICATIONS SOUTHEAST

                          HOLDINGS CAPITAL CORPORATION
                                 BALANCE SHEET


                                                                                     MARCH 31,
                                                                                       1996
                                                                                     ---------
                                            ASSETS
TOTAL ASSETS.......................................................................    $  --
                                                                                     =======
                           LIABILITIES AND SHAREHOLDER'S INVESTMENT
COMMITMENTS AND CONTINGENCIES......................................................
SHAREHOLDER'S INVESTMENT:
     Common stock, $.01 par value, 1,000 shares authorized, 1 share issued and
      outstanding..................................................................    $   1
     Additional paid-in-capital....................................................       99
     Receivable from shareholder...................................................     (100)
                                                                                     ---------
          Total shareholder's investment...........................................    $  --
                                                                                     =======


       The accompanying notes are an integral part of this balance sheet.

                        CHARTER COMMUNICATIONS SOUTHEAST
                          HOLDINGS CAPITAL CORPORATION
                     STATEMENT OF SHAREHOLDER'S INVESTMENT
                FOR THE PERIOD FROM INCEPTION TO MARCH 31, 1996

                                                               ADDITIONAL RECEIVABLE
                                                     COMMON    PAID-IN       FROM
                                                     STOCK     CAPITAL    SHAREHOLDER   TOTAL
                                                    --------   --------   ----------   --------
BALANCE AT INCEPTION...............................  $   --     $   --      $   --      $   --
     Issuance of common stock......................       1         99        (100)         --
                                                    --------   --------   ----------   --------
BALANCE, MARCH 31, 1996............................  $    1     $   99      $ (100)     $   --
                                                    ========   ========   ==========   ========

       The accompanying notes are an integral part of this balance sheet.

                        CHARTER COMMUNICATIONS SOUTHEAST
                          HOLDINGS CAPITAL CORPORATION
                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization

     Charter Communications Southeast Holdings Capital Corporation (Holdings Capital), a Delaware corporation, is a wholly owned subsidiary of Charter Communications Southeast Holdings, L.P. (Southeast Holdings) and was formed solely for the purpose of acting as co-issuer with Southeast Holdings of $147 million of Senior Secured Discount Debentures (the "Debentures"), and has no operations or assets from which it will be able to repay the Debentures. All costs associated with the formation of Holdings Capital have been borne by Southeast Holdings. Southeast Holdings became the sole shareholder of Holdings Capital on March 12, 1996, by purchasing one share of $.01 par value common stock for a purchase price of $100.

     As Holdings Capital had no revenues, expenses or cash transactions for the reporting period, a statement of operations and a statement of cash flows have been excluded from the accompanying financial statements.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

2.  COMMITMENTS:

     Holdings Capital is a co-issuer with Southeast Holdings of the Debentures. The Debentures are recorded, net of the discount of $72 million, in the financial statements of Southeast Holdings and all interest and principal repayments will be made by Southeast Holdings and its operating subsidiaries.

3.  NONCASH FINANCING TRANSACTIONS:

     Issuance of common stock ............................................. $100

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications Southeast, L.P.:

     We have audited the accompanying consolidated balance sheets of Charter Communications Southeast, L.P. (a Delaware limited partnership) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, partners' capital and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the reorganization under common control of Charter Communications Southeast, L.P. and Charter Communications, L.P., as described in the Note 1 to the consolidated financial statements.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Charter Communications Southeast, L.P. and its subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

St. Louis, Missouri,
March 29, 1996

                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.

                          CONSOLIDATED BALANCE SHEETS

                                                                                                  DECEMBER 31
                                                                                          ---------------------------
                                                                                              1995           1994
                                                                            MARCH 31,     ------------   ------------
                                                                               1996
                                                                           ------------
                                                                           (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................................  $    620,469   $  5,197,140   $  1,484,263
  Accounts receivable, net of allowance for doubtful accounts of
    $214,100, $288,128 and $149,204, respectively........................     3,573,476      1,314,179        818,156
  Prepaid expenses and other.............................................       696,058        454,175         76,104
  Receivable from parent and affiliates..................................     3,967,992      2,196,179             --
                                                                           ------------   ------------   ------------
         Total current assets............................................     8,857,995      9,161,673      2,378,523
                                                                           ------------   ------------   ------------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property, plant and equipment..........................................   133,893,324    107,029,408     31,151,507
  Franchise costs, net of accumulated amortization of $44,215,948,
    $40,899,887 and $12,006,151, respectively............................   396,375,679    303,827,917    136,285,230
                                                                           ------------   ------------   ------------
                                                                            530,269,003    410,857,325    167,436,737
                                                                           ------------   ------------   ------------
RESTRICTED FUNDS HELD IN ESCROW..........................................            --             --        463,414
                                                                           ------------   ------------   ------------
OTHER ASSETS.............................................................    11,261,856      5,592,429      3,074,229
                                                                           ------------   ------------   ------------
                                                                           $550,388,854   $425,611,427   $173,352,903
                                                                           ============   ============   ============

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Current maturities of long-term debt...................................  $         --   $         --   $  1,168,750
  Note payable -- related party..........................................            --     15,000,000             --
  Accounts payable and accrued expenses..................................    12,852,375     12,330,848      4,207,201
  Subscriber deposits and prepayments....................................       199,354        243,277        102,218
    Payable to affiliates................................................       863,689      1,060,451        238,238
                                                                           ------------   ------------   ------------
                                                                             13,915,418     28,634,576      5,716,407
                                                                           ------------   ------------   ------------
DEFERRED MANAGEMENT FEES PAYABLE TO AFFILIATE............................     2,364,825      1,898,004        441,405
                                                                           ------------   ------------   ------------
DEFERRED REVENUE.........................................................     1,176,236      1,114,699             --
                                                                           ------------   ------------   ------------
LONG-TERM DEBT, less current maturities..................................   375,800,000    259,125,000     92,331,250
                                                                           ------------   ------------   ------------
DEFERRED INCOME TAXES....................................................     5,060,117      5,111,308             --
                                                                           ------------   ------------   ------------
REDEEMABLE PREFERRED LIMITED UNITS -- 0, 393.5 and 143.5 Class A units
  and 0, 100 and 0 Class B units, issued and outstanding, respectively...            --     53,107,175     15,976,333
                                                                           ------------   ------------   ------------
SPECIAL LIMITED PARTNER UNITS -- 0, 345.8526 and 345.8526 Class A and 0,
  54.1163 and 54.1163 Class B units, issued and outstanding,
  respectively...........................................................            --     44,972,506     41,921,466
                                                                           ------------   ------------   ------------
PARTNERS' CAPITAL:
  General Partner........................................................     1,520,722        316,482             --
  Preferred Limited Partners -- 0, 291.26 and 291.26 Class B units,
    issued and outstanding, respectively.................................            --             --     16,966,042
  Common Limited Partners -- 1,513.36, 477.19 and 7.9 units, issued and
    outstanding, respectively............................................   150,551,536     31,331,677             --
                                                                           ------------   ------------   ------------
         Total partners' capital.........................................   152,072,258     31,648,159     16,966,042
                                                                           ------------   ------------   ------------
                                                                           $550,388,854   $425,611,427   $173,352,903
                                                                           ============   ============   ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                YEAR ENDED
                                               THREE MONTHS ENDED               DECEMBER 31
                                                    MARCH 31            ---------------------------
                                            -------------------------       1995           1994
                                                             1995       ------------   ------------
                                                          -----------
                                               1996       (UNAUDITED)
                                            -----------
                                            (UNAUDITED)
SERVICE REVENUES:
  Basic service...........................  $17,502,013   $10,630,756   $ 53,237,594   $ 16,314,348
  Premium service.........................    2,993,822     1,859,936      9,635,049      2,786,478
  Other...................................    3,348,339     1,832,770      9,958,270      2,460,290
                                            -----------   -----------    -----------    -----------
                                             23,844,174    14,323,462     72,830,913     21,561,116
                                            -----------   -----------    -----------    -----------
OPERATING EXPENSES:
  Operating costs.........................    9,985,296     5,956,339     31,056,034      9,228,422
  General and administrative..............    1,903,797     1,180,847      6,191,949      1,924,182
  Depreciation and amortization...........   10,923,625     7,885,996     40,147,664     14,319,589
  Management fees -- related party........    1,192,067       715,695      3,642,012      1,078,000
                                            -----------   -----------    -----------    -----------
                                             24,004,785    15,738,877     81,037,659     26,550,193
                                            -----------   -----------    -----------    -----------
     Loss from operations.................     (160,611)   (1,415,415)    (8,206,746)    (4,989,077)
                                            -----------   -----------    -----------    -----------
OTHER INCOME (EXPENSE):
  Interest income.........................       28,701        17,596        197,965         34,564
  Interest expense........................   (6,657,774)   (3,712,884)   (18,671,491)    (4,654,539)
  Loss from Hurricane Opal................           --            --       (744,800)            --
  Other...................................      (49,200)        3,583        (40,183)            --
                                            -----------   -----------    -----------    -----------
                                             (6,678,273)   (3,691,705)   (19,258,509)    (4,619,975)
                                            -----------   -----------    -----------    -----------
     Loss before benefit for income taxes
       and extraordinary item.............   (6,838,884)   (5,107,120)   (27,465,255)    (9,609,052)
BENEFIT FOR INCOME TAXES..................       51,191            --      1,888,692             --
                                            -----------   -----------    -----------    -----------
     Loss before extraordinary item.......   (6,787,693)   (5,107,120)   (25,576,563)    (9,609,052)
EXTRAORDINARY ITEM -- Loss on early
  retirement of debt......................           --            --     (1,959,438)            --
                                            -----------   -----------    -----------    -----------
     Net loss.............................   (6,787,693)   (5,107,120)   (27,536,001)    (9,609,052)
                                            -----------   -----------    -----------    -----------
REDEMPTION PREFERENCE ALLOCATION:
     Special Limited Partner units........     (828,616)     (762,760)    (3,051,040)    (1,924,573)
     Redeemable Preferred Limited units...   (1,452,343)   (1,188,994)    (5,539,799)    (1,626,333)
NET LOSS ALLOCATED TO REDEEMABLE PREFERRED
  LIMITED UNITS...........................    4,063,274            --      3,408,957             --
                                            -----------   -----------    -----------    -----------
     Net loss applicable to partners'
       capital accounts...................  $(5,005,378)  $(7,058,874)  $(32,717,883)  $(13,159,958)
                                            ===========   ===========    ===========    ===========
NET LOSS ALLOCATION TO PARTNERS' CAPITAL
  ACCOUNTS:
  General Partner.........................  $   (50,054)  $   (28,502)  $   (157,518)  $   (210,000)
  Class B Preferred Limited Partners......           --    (5,475,448)   (16,966,042)   (12,159,958)
  Common Limited Partners.................   (4,955,324)   (1,554,924)   (15,594,323)      (790,000)
                                            -----------   -----------    -----------    -----------
                                            $(5,005,378)  $(7,058,874)  $(32,717,883)  $(13,159,958)
                                            ===========   ===========    ===========    ===========

 The accompanying notes are an integral part of these consolidated statements.

                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994,
                   AND THE THREE MONTHS ENDED MARCH 31, 1996

                                                       CLASS B
                                                      PREFERRED          COMMON
                                       GENERAL         LIMITED          LIMITED
                                       PARTNER         PARTNERS         PARTNERS          TOTAL
                                      ----------     ------------     ------------     ------------
BALANCE, December 31, 1993..........  $       --     $         --     $         --     $         --
  Capital contributions.............     210,000       29,126,000          790,000       30,126,000
  Allocation of net loss............    (210,000)     (12,159,958)        (790,000)     (13,159,958)
                                      ----------     ------------     ------------     ------------
BALANCE, December 31, 1994..........          --       16,966,042               --       16,966,042
  Capital contributions.............     474,000               --       46,926,000       47,400,000
  Allocation of net loss............    (157,518)     (16,966,042)     (15,594,323)     (32,717,883)
                                      ----------     ------------     ------------     ------------
BALANCE, December 31, 1995..........     316,482               --       31,331,677       31,648,159
  Return of capital on Special
     Limited partners' buyout
     (unaudited)....................      25,582               --        2,532,591        2,558,173
  Capital contributions
     (unaudited)....................   1,228,712               --      121,642,592      122,871,304
  Allocation of net loss
     (unaudited)....................     (50,054)              --       (4,955,324)      (5,005,378)
                                      ----------     ------------     ------------     ------------
BALANCE, March 31, 1996
  (unaudited).......................  $1,520,722     $         --     $150,551,536     $152,072,258
                                      ==========     ============     ============     ============

 The accompanying notes are an integral part of these consolidated statements.

                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        YEAR ENDED
                                                    THREE MONTHS ENDED                  DECEMBER 31
                                                         MARCH 31              -----------------------------
                                               -----------------------------       1995            1994
                                                                   1995        -------------   -------------
                                                               -------------
                                                   1996         (UNAUDITED)
                                               -------------
                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...................................  $  (6,787,693)  $  (5,107,120)  $ (27,536,001)  $  (9,609,052)
  Adjustments to reconcile net loss to net
     cash provided by operating activities
     Extraordinary item -- Loss on early
       retirement of debt....................             --              --       1,959,438              --
     Depreciation and amortization...........     10,923,625       7,885,996      40,147,664      14,319,589
     Amortization of interest rate cap
       agreements............................             --              --         116,992              --
     Forgiveness of note receivable with
       related party.........................        100,000              --              --              --
     Loss from Hurricane Opal................             --              --         744,800              --
     Deferred income taxes...................        (51,191)             --      (1,888,692)             --
     Changes in assets and liabilities, net
       of effects from acquisitions--
       Accounts receivable, net..............       (285,056)        507,327         101,411        (114,188)
       Prepaid expenses and other............       (144,078)       (216,461)         27,795         (76,104)
       Receivable from parent and
          affiliates.........................     (1,771,813)        256,321      (2,196,179)             --
       Accounts payable and accrued
          expenses...........................     (1,100,010)        270,173       5,655,755       3,516,308
       Subscriber deposits and prepayments...        (43,923)           (117)         34,632          (2,098)
       Payable to affiliates.................        270,059       1,501,296      (1,577,521)        679,643
       Deferred revenue......................        (33,140)             --       1,114,699              --
                                               -------------   -------------   -------------   -------------
     Net cash provided by operating
       activities............................      1,076,780       5,097,415      16,704,793       8,714,098
                                               -------------   -------------   -------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and
     equipment...............................     (5,242,024)     (2,003,063)    (20,010,811)     (4,995,661)
  Proceeds from sale of property, plant and
     equipment...............................             --              --         119,901              --
  Payments for acquisitions, net of cash
     acquired................................   (125,270,673)   (109,056,245)   (251,309,527)   (176,387,357)
  Payments of organizational expenses........        (34,257)             --      (1,386,627)       (827,976)
  Restricted funds held in escrow............             --              --         463,414        (463,414)
  Proceeds from insurance settlement.........             --              --         500,000              --
                                               -------------   -------------   -------------   -------------
     Net cash used in investing activities...   (130,546,954)   (111,059,308)   (271,623,650)   (182,674,408)
                                               -------------   -------------   -------------   -------------
                                     (continued on the following page)

                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.

                                                                                        YEAR ENDED
                                                    THREE MONTHS ENDED                  DECEMBER 31
                                                         MARCH 31                  1995            1994
                                                   1996            1995        -------------   -------------
                                               -------------   -------------
                                                (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term debt borrowings..................    125,000,000              --              --              --
  Payment of debt issuance costs.............     (5,913,610)     (1,221,831)     (4,393,266)     (2,036,820)
  Payments for interest rate cap
     agreements..............................             --              --              --        (391,500)
  Borrowings under revolving credit
     agreement...............................      9,775,000      77,300,000     247,425,000      96,500,000
  Payments under revolving credit
     agreement...............................    (18,100,000)             --     (81,800,000)     (3,000,000)
  Proceeds from note payable.................             --              --      15,000,000              --
  Payment of note payable....................    (15,000,000)             --              --              --
  Partners' capital contributions............     72,375,061      20,500,000      47,400,000       1,000,000
  Preferred Limited Partners'
     contributions...........................             --      17,000,000      35,000,000      43,476,000
  Issuance of Special Limited Partner
     units...................................             --              --              --      39,996,893
  Payment of Special Limited Partner units...    (43,242,948)             --              --              --
  Issuance of note receivable -- related
     party...................................             --              --              --        (100,000)
                                               -------------   -------------   -------------   -------------
     Net cash provided by financing
       activities............................    124,893,503     113,578,169     258,631,734     175,444,573
                                               -------------   -------------   -------------   -------------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS................................     (4,576,671)      7,616,276       3,712,877       1,484,263
CASH AND CASH EQUIVALENTS, beginning of
  period.....................................      5,197,140       1,484,263       1,484,263              --
                                               -------------   -------------   -------------   -------------
CASH AND CASH EQUIVALENTS, end of period.....  $     620,469   $   9,100,539   $   5,197,140   $   1,484,263
                                               =============   =============   =============   =============
CASH PAID FOR INTEREST.......................  $   8,033,416   $   2,926,038   $  16,860,333   $   4,058,098
                                               =============   =============   =============   =============
CASH PAID FOR TAXES..........................  $          --   $          --   $          --   $          --
                                               =============   =============   =============   =============

 The accompanying notes are an integral part of these consolidated statements.

                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1996, IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization and Basis of Presentation

     Charter Communications Southeast, L.P. (Southeast), a Delaware limited partnership, wholly owned by Charter Communications Southeast Holdings, L.P. (Southeast Holdings), was formed effective January 1995 through the assignment of the general and limited partnership interests and operations of Charter Communications II, L.P. (CC-II) from Southeast Holdings. Southeast will terminate no later than December 31, 2014, as provided in the partnership agreement (the "Partnership Agreement").

     In February 1996, CharterComm, Inc. exercised an option to acquire the balance (60%) of the outstanding shares of CCP One, Inc. (CCP I) (formerly known as LEB Communications, Inc., General Partner of Charter Communications, L.P. (CC-I)), which it did not otherwise own, for a purchase price of $1.1 million. To exercise this option, CharterComm, Inc. borrowed the purchase amount from CC-I. Southeast indirectly assumed the liability for the short-term intercompany note from CharterComm, Inc. In addition, the Partnership forgave approximately $100,000 of debt outstanding under a promissory note (see Note 15) with the original shareholder.

     On March 28, 1996, the net assets of CC-I were transferred from CharterComm, Inc. to Southeast in exchange for a 36.3% General Partnership interest in CharterComm Holdings, L.P. (CharterComm Holdings), the Parent of Southeast Holdings. This transfer was accounted for as a reorganization under common control and accordingly, the consolidated financial statements and notes have been restated to include the results and financial position of CC-I for all periods presented. Thus, the accompanying consolidated financial statements include the accounts of Southeast and its direct and indirect wholly owned subsidiaries, Charter Communications Southeast Capital Corporation (Southeast Capital), CCP II, Inc. (CCP II), CCP I, CC-II and CC-I, collectively referred to as the "Partnership" herein. All significant intercompany balances and transactions have been eliminated in consolidation.

     CC-I commenced operations effective April 1994, through the acquisition of certain cable television systems. CC-II commenced operations effective January 1995 through the acquisition of certain cable television systems.

     As of December 31, 1995, the Partnership provided cable television service to approximately 150 franchises serving approximately 249,000 basic subscribers in Alabama, Georgia, Kentucky, Louisiana, North Carolina and South Carolina.

     The accompanying consolidated balance sheet as of March 31, 1996, and the related statements of operations and cash flows for the three months ended March 31, 1996 and 1995, and the consolidated statement of partners' capital for the three months ended March 31, 1996, and the notes thereto, are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary (consisting only of normal recurring adjustments) for the fair presentation of financial position, results of operations and cash flows. The results of operations for the three months ended March 31, 1996 and 1995, are not necessarily indicative of the results that may be expected for an entire year.

  Cash Equivalents

     Cash equivalents at December 31, 1995 and 1994, consist primarily of repurchase agreements with original maturities of 90 days or less. These investments are carried at cost, which approximates market value. The Partnership is subject to loss for amounts invested in repurchase agreements in the event of nonperformance by the financial institution which acts as the counterparty under such agreements; however, such noncompliance is not anticipated.

                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.

  Property, Plant and Equipment

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement costs and betterments are capitalized.

     Depreciation is provided using the composite method on a straight-line basis over the estimated useful lives of the related assets as follows:

    Trunk and distribution systems..........................................     10 years
    Subscriber installations................................................     10 years
    Buildings, headends and leasehold improvements..........................   5-20 years
    Converters..............................................................      5 years
    Vehicles and equipment..................................................   4-10 years
    Office equipment........................................................   5-10 years

  Franchise Costs

     Costs incurred in obtaining and renewing cable franchises are initially deferred and amortized over the legal lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems represent the excess of the cost of properties acquired over the amounts assigned to the net tangible assets at date of acquisition. Acquired franchise rights are amortized using the straight-line method over a period of up to 15 years.

  Other Assets

     Organizational expenses are being amortized using the straight-line method over five years. Debt issuance costs are being amortized over the term of the debt. The interest rate cap costs are being amortized over the terms of the agreements, approximately three years.

     During 1995, the Partnership adopted Statement of Financial Accounting Standards (SFAS) No. 121 entitled, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." In accordance with SFAS No. 121, the Partnership periodically reviews the carrying value of its long-lived assets, identifiable intangibles and franchise costs in relation to historical financial results, current business conditions and trends (including the impact of existing legislation and regulation) to identify potential situations in which the carrying value of such assets may not be recoverable. If a review indicates that the carrying value of such assets may not be recoverable, the carrying value of such assets in excess of their fair value will be recorded as a reduction of the assets' cost as if a permanent impairment has occurred. The adoption of SFAS No. 121 did not impact the financial statements of the Partnership.

  Revenues

     Cable service revenues are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the average estimated period that customers are expected to remain connected to the cable television system.

     Franchise fees collected from cable subscribers and paid to local franchises are reported as revenues.

                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.

  Derivative Financial Instruments

     The Company manages risk arising from fluctuations in interest rates by using interest rate swap and cap agreements, as required by its credit agreements. These agreements are treated as off-balance sheet financial instruments. The interest rate swap and cap agreements are being accounted for as a hedge of the debt obligation, and accordingly, the net settlement amount is recorded as an adjustment to interest expense in the period incurred.

  Income Taxes

     Income taxes are the responsibility of the partners and are not provided for in the accompanying consolidated financial statements except for CC-II's indirect wholly owned subsidiary, Peachtree Cable TV, Inc. (Peachtree). Peachtree is a C corporation, and taxes have been provided for in the accompanying financial statements in accordance with that described in SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires accounting for income taxes based on the liability method, and deferred taxes are determined based on the estimated future tax effects of differences between the financial reporting and tax bases of assets and liabilities given the provisions of the enacted tax laws.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. DISTRIBUTIONS AND ALLOCATIONS:

     For financial reporting purposes, redemption preference allocations, profits and losses are allocated in accordance with the liquidation provisions of the applicable partnership agreements.

     Currently, under terms of the Partnership Agreement, allocation of partnership profits for income tax reporting purposes is as follows for
Southeast: (i) to partners with deficit capital account balances, in proportion to such deficits, until such deficits are reduced to zero; (ii) 99% to the Limited Partners and 1% to the General Partner.

     Currently, Partnership losses for income tax reporting purposes are allocated as follows for Southeast: (i) 99% to the Limited Partners and 1% to the General Partner until the Capital Account of any such Partner is reduced to zero and (ii) to the General Partner and the Limited Partners in proportion to the positive balances of their capital accounts until such balances are reduced to zero.

     Prior to the reorganization under common control, partnership profits of CC-I were allocated for income tax reporting purposes as follows: (i) to partners with deficit capital balances, in proportion to such deficits, until such deficits are reduced to zero; (ii) to the Special Limited Partners, as discussed in Note 5; (iii) to the Class A Preferred Limited Partners until each such Limited Partner's capital account equals its unrecovered capital plus its unrecovered preference amount (preference amount is equal to 17% of the unrecovered capital and preference amount per annum); (iv) to the Class B Preferred Limited Partners until each such Limited Partner's capital accounts equals its unrecovered capital plus its unrecovered preference amount (preference amount is equal to 19% of the unrecovered capital and preference amount per annum); (v) to the Common Limited Partners and the General Partner until each of such Partner's capital account equals its unrecovered capital; and
(vi) the remaining balance, 79% to the Common Limited Partners and 21% to the General Partner.

                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.

     Prior to the reorganization under common control, partnership losses of CC-I were allocated for income tax reporting purposes as follows: (i) to the Class A Preferred Limited Partners until the capital accounts of such partners are reduced to zero; (ii) to the Class B Preferred Limited Partners until the capital accounts of such partners are reduced to zero; (iii) 79% to the Common Limited Partners, and 21% to the General Partner until the capital account of any such partner is reduced to zero; and (iv) to the partners in proportion to the positive balances of their capital accounts until such balances are reduced to zero; provided, however, any item of loss or deduction which would cause or increase a deficit balance in a limited partner's capital account shall be allocated to the General Partner.

     As stated in the Partnership Agreement, the Partnership may make distributions to the partners out of all available funds at such times and in such amounts as the General Partner may determine in its sole discretion.

3.  REDEEMABLE PREFERRED LIMITED UNITS (CC-II):

     CC-II may, at its option, redeem all or any portion of the outstanding Preferred Limited Partner units for an amount equal to the Optional Redemption Price, as defined in CC-II's Partnership Agreement, on three separate occasions, on or after January 18, 2000; provided, however, CC-II has funds available to pay in cash the Optional Redemption Price for all the Preferred Limited Partner units to be redeemed. In the case of any redemption of less than all of the then outstanding Preferred Limited Partner units, such redemption shall be made pro rata among all the holders of the Preferred Limited Partner units according to the number of Preferred Limited Partner units held. In addition, CC-II must redeem all of the outstanding Preferred Limited Partner units at the Mandatory Redemption Price, as defined in CC-II's Partnership Agreement, on January 18, 2005.

     The Class A Preferred Limited Partner shall have the right, on three separate occasions, and the Class B Preferred Limited Partner, on one occasion, to require CC-II to purchase all or any portion of their outstanding units. The occasions are as follows:

        1. Five-year put option -- at anytime after January 18, 2000;

        2. Change of control put option -- within 90 days following the occurrence of a change of Control Event, as defined in the Partnership Agreement; and

          3. Default put option -- immediately following and during the continuation of an Event of Default, as defined in the Partnership Agreement.

     The redemption of the above put options is conditioned upon the purchase not causing default under any Senior Securities, as defined in CC-II's Partnership Agreement, which would give the holders thereof the right to accelerate the maturity of any scheduled payments. Based on the redemption clauses, the Class A and B Preferred Limited Partners' preference return has been reflected as an addition to the Redeemable Preferred Limited Partner units, and the decrease has been allocated to the General Partner and Common Limited Partner consistent with the liquidation and distribution provisions in CC-II's Partnership Agreement.

     The balance related to the Preferred Limited Partner units is determined as follows:

        Initial contributions...........................................  $35,000,000
        1995 redemption preference allocation...........................    3,729,149
                                                                          -----------
          Balance, December 31, 1995....................................   38,729,149
        1996 redemption preference allocation (unaudited)...............    1,452,343
                                                                          -----------
          March 28, 1996 (unaudited)....................................  $40,181,492
                                                                          ===========

                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.

     On March 28, 1996, in connection with the reorganization under common control, the Preferred Limited Partners of CC-II exchanged their preferred interests in CC-II for preferred and common limited partnership interests in CharterComm Holdings.

4. REDEEMABLE PREFERRED LIMITED UNITS (CC-I):

     CC-I may redeem the Class A Preferred Limited Partner units for an amount equal to the unrecovered capital plus any unrecovered preference amount on or after April 30, 1996; provided, however, that CC-I shall not redeem any Class A Preferred Limited Partner units prior to the redemption of all the Special Limited Partner units. In addition, the holders of the Class A Preferred Limited Partner units have the right to cause CC-I to purchase all of the units held by such holders at any time after April 30, 1998, subject to certain conditions, including approval by the Special Limited Partner, as stated in CC-I's Partnership Agreement, at a price equal to the unrecovered capital and the unrecovered preference amount.

     The obligation to purchase the Class A Preferred Limited Partner units is conditioned upon the purchase not causing default under any Senior Indebtedness, as defined in CC-I's Partnership Agreement, which would afford the holder thereof the right to accelerate the maturity date of such Senior Indebtedness. Based on these redemption clauses, the Class A Preferred Limited Partners' preference return has been reflected as an addition to the Redeemable Preferred Limited units, and the decrease has been allocated to the General Partner, Class B Preferred Limited Partners and Common Limited Partners consistent with the liquidation and distribution provisions of CC-I's Partnership Agreement.

     The balance related to CC-I Class A Preferred Limited Partner units is determined as follows:

    Initial contributions...................................................  $14,350,000
    1994 redemption preference allocation...................................    1,626,333
                                                                              -----------
      Balance, December 31, 1994............................................   15,976,333
    1995 redemption preference allocation...................................    1,810,650
    Allocation of 1995 net loss.............................................   (3,408,957)
                                                                              -----------
      Balance, December 31, 1995............................................   14,378,026
    1996 redemption preference allocation (unaudited).......................           --
    Allocation of net loss (unaudited)......................................   (4,063,274)
                                                                              -----------
      Balance, March 28, 1996 (unaudited)...................................  $10,314,752
                                                                              ===========

     A portion of the 1995 redemption preference allocation of $905,327 has not been reflected in the balance of CC-I Class A Redeemable Preferred Limited Partner units as of December 31, 1995, since the General Partner, Common Limited Partners and Class B Preferred Limited Partners' capital accounts have been reduced to $-0-. Furthermore, the cumulative redemption preference allocation totaling $9,924,199 has not been reflected within CC-I Class B Preferred Limited Partners' capital accounts since the General Partner and Common Limited Partners' capital accounts have been reduced to $-0-.

     On March 28, 1996, in connection with the reorganization under common control, the Preferred Limited Partners of CC-I exchanged their preferred interests in CC-I for preferred and common limited partnership interests in CharterComm Holdings.

5. SPECIAL LIMITED PARTNER UNITS (CC-I):

     Under the terms of CC-I's Partnership Agreement, partnership profits are allocated to the Special Limited Partners until the allocation profits equal the unrecovered preference amount (preference amounts range from 6% to 17.5% of the unrecovered initial cost of the partnership units and unrecovered preference

                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.

amounts per annum). When there is no profit to allocate, the preference return is reflected as a decrease in the Partners' Capital.

     In accordance with CC-I's Partnership Agreement, CC-I may redeem the Special Limited Partner units at any time for an amount equal to the unrecovered initial cost of the partnership units plus any unrecovered preference amount with respect to the units. In addition, the Special Limited Partner has the option to cause CC-I to redeem the units any time after April 30, 2001. Based on these redemption clauses, the Special Limited Partner units have been excluded from Partners' Capital and the decrease in Partners' Capital attributed to the Special Limited Partners' preference return has been allocated to the other partners in a manner consistent with the liquidation and distributions provisions of CC-I's Partnership Agreement. In accordance with CC-I's Partnership Agreement, distributions would be allocated to the Special Limited Partner equal to the unrecovered preference allocation and the unrecovered initial cost of the partnership units prior to distributions to any other partnership unit.

     At December 31, 1995, the balance of $44,972,506 related to the Special Limited Partner units consists of $39,996,893 of initial cost of the partnership units and $4,975,613 of preference allocation. For the period from January 1, 1996, to March 28, 1996, the Special Limited Partners earned an additional $828,616 of preference allocation resulting in a balance of $45,801,122, which was paid on March 28, 1996. In accordance with the purchase agreement and through the use of the proceeds of the Notes (see Note 12), Southeast paid the Special Limited Partners $43,242,948 as full consideration for their partnership interests. The difference in the payment amount and the March 28, 1996, balance is reflected as a return of capital in the consolidated statements of partners' capital.

6. ACQUISITIONS:

     In April 1994, CC-I acquired certain assets from Citation Cablevision, Inc., Subscriber Cablevision, Inc., LaGrange Cablevision, Inc., and The Jefferson Trust Partnership (the "McDonald Acquisition") for approximately $176 million which included cable television systems in Alabama, Georgia and Louisiana. To finance the acquisition, CC-I entered into a revolving credit agreement (see Note 12) and issued Special Limited Partner units (see Note 5).

     In January 1995, CC-II completed the acquisition of systems from Crown Media, Inc. (Crown), a subsidiary of Hallmark Cards, Incorporated for an aggregate purchase price of approximately $112.8 million. The acquisition of the Crown systems was part of a series of larger transactions in which Crown sold its cable television systems to a group of investors, including Charter, CC-II, certain affiliates of Charter, and third parties, for a total purchase price of approximately $900 million. To finance this acquisition, CC-II entered into a revolving credit agreement (see Note 12).

     In April 1995, Charter Communications III, L.P. (CC-III), a wholly owned subsidiary of CC-II, acquired the stock of Peachtree, including cable television systems located in Georgia, for an aggregate purchase price of approximately $22.3 million. In connection with the completion of the Peachtree acquisition, the Partnership recorded approximately $7 million of additional franchise costs and deferred income taxes, resulting from differences between the financial reporting and tax bases of certain assets acquired.

     In May 1995, CC-III purchased the CableSouth systems for an aggregate purchase price of approximately $49.2 million.

     In July 1995, CC-II acquired the Masada systems for an aggregate purchase price of approximately $35.2 million.

     In November 1995, CC-II acquired the Masada II systems for an aggregate purchase price of approximately $35.5 million.

                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.

     In March 1996, CC-II purchased certain systems from Cencom Cable Income Partners, L.P. (the "CCIP Systems") for an aggregate purchase price of approximately $115.0 million.

     All of the above acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the date of acquisition. The following shows the purchase price and allocation of purchase price to assets acquired and liabilities assumed:

                                                      MCDONALD          CROWN          PEACHTREE
                                                    ------------     ------------     -----------
Purchase price:
  Cash paid to seller.............................  $134,390,464     $109,639,897     $21,969,670
  Special Limited Partner units issued............    39,996,893               --              --
  Assumed liabilities.............................       500,000          337,725          75,000
  Transaction costs...............................     1,500,000        2,822,449         300,000
                                                    ------------     ------------     -----------
                                                    $176,387,357     $112,800,071     $22,344,670
                                                    ============     ============     ===========
Allocation of purchase price to assets acquired:
  Cash............................................  $         --     $  3,743,826     $     9,121
  Accounts receivable.............................       703,968          345,444          64,640
  Prepaid expenses and other assets...............            --          150,455         158,293
  Property, plant and equipment...................    28,187,217       51,836,684       5,293,554
  Franchise costs.................................   148,291,381       62,473,490      24,131,446
  Accounts payable and accrued expenses...........      (690,893)      (5,749,828)       (312,384)
  Subscriber deposits and prepayments.............      (104,316)              --              --
  Deferred income taxes...........................            --               --      (7,000,000)
                                                    ------------     ------------     -----------
                                                    $176,387,357     $112,800,071     $22,344,670
                                                    ============     ============     ===========

                                                                                           CCIP
                                                                                         SYSTEMS
                                       CABLESOUTH        MASADA         MASADA II      ------------
                                       -----------     -----------     -----------     (UNAUDITED)
Purchase price:
  Cash paid to seller................  $48,475,475     $34,547,135     $34,955,123     $112,021,452
  Assumed liabilities................      150,000         115,000         125,000               --
  Transaction costs..................      600,000         500,000         450,000        3,000,000
                                       -----------     -----------     -----------     ------------
                                       $49,225,475     $35,162,135     $35,530,123     $115,021,452
                                       ===========     ===========     ===========     ============
Allocation of purchase price to
  assets acquired:
  Cash...............................  $        --     $        --     $        --     $    296,810
  Accounts receivable................      134,532          20,264          32,554        1,924,205
  Prepaid expenses and other
     assets..........................       38,903          36,733          21,482           97,805
  Property, plant and equipment......    4,575,134       3,530,312       2,541,886       22,040,675
  Franchise costs....................   44,586,571      31,734,688      33,033,114       92,378,171
  Deferred revenue...................           --              --              --          (94,677)
  Accounts payable and accrued
     expenses........................     (109,665)       (159,862)        (98,913)      (1,621,537)
                                       -----------     -----------     -----------     ------------
                                       $49,225,475     $35,162,135     $35,530,123     $115,021,452
                                       ===========     ===========     ===========     ============

                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.

     The following are unaudited pro forma operating results for the above acquisitions as though the acquisitions had been made on January 1 of the respective year in which the purchase occurred.

                                                                     FOR THE YEARS ENDED
                                                                         DECEMBER 31
                                                                -----------------------------
                                                                    1995             1994
                                                 FOR THE        ------------     ------------
                                                  THREE
                                               MONTHS ENDED     (UNAUDITED)      (UNAUDITED)
                                                MARCH 31,
                                                   1996
                                               ------------
                                               (UNAUDITED)
    Service revenues.........................  $30,013,372      $ 88,624,206     $ 32,147,894
    Income (loss) from operations............  $   593,491      $ (7,432,844)    $ (8,815,927)
    Net loss.................................  $(8,220,732 )    $(28,992,353)    $(16,734,010)

7.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following:

                                                                         DECEMBER 31
                                                                 ----------------------------
                                                                     1995            1994
                                                 MARCH 31,       ------------     -----------
                                                    1996
                                                ------------
                                                (UNAUDITED)
    Trunk and distribution systems............  $ 87,875,793     $ 76,418,698     $25,198,122
    Subscriber installations..................    26,488,906       17,361,287       3,381,794
    Land, buildings, headends and leasehold
      improvements............................    16,179,370       13,229,975       1,581,982
    Converters................................    11,056,633        6,446,647         911,276
    Vehicles and equipment....................     4,729,040        3,725,059       1,200,000
    Office equipment..........................     3,158,516        2,138,248         909,704
                                                ------------     ------------     -----------
                                                 149,488,258      119,319,914      33,182,878
    Less -- Accumulated depreciation..........   (15,594,934)     (12,290,506)     (2,031,371)
                                                ------------     ------------     -----------
                                                $133,893,324     $107,029,408     $31,151,507
                                                ============     ============     ===========

8.  RESTRICTED FUNDS HELD IN ESCROW:

     In connection with the McDonald acquisition discussed in Note 6, CC-I agreed to deposit a portion of the purchase price into an escrow account to be transferred to the sellers upon completion of certain improvements to the cable systems, as documented in the closing agreements. During 1995, the improvements were completed to the cable systems and CC-I transferred the funds.

9.  OTHER ASSETS:

     Other assets are detailed as follows:

                                                                           DECEMBER 31
                                                                    -------------------------
                                                                       1995           1994
                                                     MARCH 31,      ----------     ----------
                                                       1996
                                                    -----------
                                                    (UNAUDITED)
    Debt issuance costs, net of accumulated
      amortization of $646,189, $561,661
      and $157,097................................  $ 9,330,985     $3,548,345     $1,879,723
    Organizational expenses, net of accumulated
      amortization of $494,489, $487,144 and
      $67,087.....................................    1,754,371      1,727,459        760,889
    Interest rate cap agreements, net of
      accumulated amortization of $215,000,
      $174,875 and $57,883........................      176,500        216,625        333,617
    Note receivable -- related party..............           --        100,000        100,000
                                                    -----------     ----------     ----------
                                                    $11,261,856     $5,592,429     $3,074,229
                                                    ===========     ==========     ==========

                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.

10.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following:

                                                                          DECEMBER 31
                                                                   --------------------------
                                                                      1995            1994
                                                    MARCH 31,      -----------     ----------
                                                      1996
                                                   -----------
                                                   (UNAUDITED)
    Property taxes...............................  $   910,027     $   454,716     $  136,231
    Franchise fees...............................    1,021,347       1,451,629        472,278
    Capital expenditures.........................    1,871,240       2,197,808        533,926
    Accounts payable.............................      623,746         318,694        594,951
    Accrued interest.............................    1,031,957       2,407,599        596,441
    Programming expenses.........................    2,505,321       1,953,199        915,996
    Other........................................    4,888,737       3,547,203        957,378
                                                   -----------     -----------     ----------
                                                   $12,852,375     $12,330,848     $4,207,201
                                                   ===========     ===========     ==========

11.  NOTE PAYABLE:

     On November 30, 1995, Southeast Holdings entered into a Convertible Senior Note (the "Convertible Senior Note") with Charterhouse Equity Partners II, L.P. (Charterhouse) for $15,000,000. This note payable was assumed by the Partnership in 1995. Interest on the Convertible Senior Note is accrued on the unpaid principal amount and payable quarterly in arrears beginning March 31, 1996; the interest rate is the rate publicly announced by Chemical Bank in New York (8.5% at December 31, 1995), as its reference rate plus 3% per annum. During the year ended December 31, 1995, the Partnership incurred costs of $100,000 relating to the Convertible Senior Note. Charterhouse has the option on the maturity date, November 30, 1996, to convert the outstanding balance into Preferred Limited Partnership units in CC-II or exchange the outstanding balance for Common Limited Partnership units in CC-II. Concurrent with any such conversion or exchange, the accrued and unpaid interest in respect to the outstanding amount shall be paid by the Partnership in full. All taxes and expenses incurred by the conversion or exchange will be the responsibility of the Partnership. The Convertible Senior Note agreement contains certain covenants and restrictions on the Partnership's activities which if violated would result in a mandatory prepayment by the Partnership.

     In March 1996, the Convertible Senior Note was repaid using a portion of the proceeds from the Notes discussed in Note 12. In addition, the Partnership paid Charterhouse a nonrefundable bridge loan fee of $400,000.

12.  LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                                         DECEMBER 31
                                                                 ----------------------------
                                                                     1995            1994
                                                 MARCH 31,       ------------     -----------
                                                    1996
                                                ------------
                                                (UNAUDITED)
    11 1/4% Senior Notes......................  $125,000,000     $         --     $        --
    Revolving Credit Agreements...............   250,800,000      259,125,000      93,500,000
                                                ------------     ------------     -----------
                                                 375,800,000      259,125,000      93,500,000
    Less -- Current maturities................            --               --       1,168,750
                                                ------------     ------------     -----------
                                                $375,800,000     $259,125,000     $92,331,250
                                                ============     ============     ===========

     On March 28, 1996, Southeast and Southeast Capital (the "Issuers") issued $125,000,000 aggregate principal amount of 11 1/4% Senior Notes (the "Notes"). The Notes are senior unsecured obligations of the

                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.

Issuers and rank pari passu in right and priority of payment to all other existing and future indebtedness. The Notes are redeemable at the Issuers' option at amounts decreasing from 105.625% to 100% of principal, plus accrued and unpaid interest to the date of redemption, beginning on March 15, 2001. The Issuers are required to make an offer to purchase all of the Notes, at a purchase price equal to 101% of the principal amount, together with accrued and unpaid interest, upon the Change in Control, as defined in the Offering Memorandum. Interest is payable semiannually on March 15 and September 15 until maturity on March 15, 2006. Proceeds from the Notes together with capital contributions from Southeast Holdings were used to repay the Convertible Senior Note, to pay fees and expenses related to the Offering, and to make capital contributions to CC-I and CC-II. The Notes require the Issuers to comply with various financial and nonfinancial covenants and restrictions, including substantial limitations on additional indebtedness, restricted payments, transactions with affiliates, liens, dividends and certain other items.

     On March 28, 1996, Southeast Holdings and Holdings Capital (the "Debenture Issuers") issued $146,820,000 of Senior Secured Discount Debentures (the "Debentures") for proceeds of approximately $75,000,000. The Debentures are secured by all of Southeast Holdings' interest in Southeast. The Debentures are redeemable at the Debenture Issuers' option at amounts decreasing from 107% to 100% of principal, plus accrued and unpaid interest to the redemption date, beginning on March 15, 2001. The Debenture Issuers are required to make an offer to purchase all of the Debentures, at a purchase price equal to 101% of the principal amount, together with accrued and unpaid interest, upon the Change in Control, as defined in the Offering Memorandum. No interest is payable on the Debentures prior to March 15, 2001. Thereafter, interest on the Debentures is payable semiannually in arrears beginning September 15, 2001, until maturity on March 15, 2007. The discount on the Debentures is being accreted using the effective interest method at an interest rate of 14% from the date of issuance to March 15, 2001. The unamortized discount was $71,699,189 at March 31, 1996. Proceeds from the Debentures were used to pay fees and expenses related to the Offering and the balance was contributed to the Partnership as equity capital.

     During April 1994, CC-I entered into a revolving credit agreement (the "CC-I Credit Agreement") with a consortium of banks for borrowings up to $110,000,000. The unpaid principal balance under the CC-I Credit Agreement converted to a term loan on July 31, 1995. Effective December 31, 1995, the CC-I Credit Agreement was amended to create a revolving credit facility with maximum borrowings of $15,000,000. A portion of the proceeds from the revolving credit facility was used to reduce the principal amount of the term loan outstanding to $90,000,000 (the term loan outstanding was $92,825,000 prior to the amendment), and the remainder will be used for capital expenditures and working capital purposes. Also, the maturity date of the CC-I Credit Agreement was extended to September 30, 2003, due dates on the term loan were extended, and certain financial covenants were modified.

     Principal payments are due in quarterly installments beginning September 30, 1997, and continuing through September 30, 2003. Portions of the debt bear interest, at CC-I's option, at rates based upon the Base Rate, as defined in the CC-I Credit Agreement, LIBOR, or prevailing bid rates of certificates of deposit. The weighted average interest rate was 8.16% and 7.51% at December 31, 1995 and 1994, respectively. The effective weighted average interest rates and weighted average borrowings were 8.72% and 7.42%, and $93,622,917 and $94,125,000 during the years ended December 31, 1995 and 1994, respectively. As this debt instrument bears interest at current market rates, its carrying amount approximates fair market value at December 31, 1995.

     Borrowings under the CC-I Credit Agreement are subject to certain financial and nonfinancial covenants and restrictions, the most restrictive of which requires maintenance of a ratio of debt to annualized operating cash flow, as defined, not to exceed 6.00 to 1 at December 31, 1995. Borrowings under the CC-I Credit Agreement are collateralized by the assets of CC-I. A quarterly commitment fee of 0.5% per annum is payable

                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.

on the unused revolving credit facility portion of the CC-I Credit Agreement. Commencing September 30, 1997, and at the end of each calendar quarter thereafter, the CC-I revolving credit facility commitment (available borrowings) shall be reduced on an annual basis as set forth below:

                                                                       PERCENTAGE
                                                                       REDUCTION
                                                                           TO
                                     YEAR                              COMMITMENT
            -------------------------------------------------------    ----------
            1997...................................................         3.0%
            1998...................................................         8.0
            1999...................................................        13.7
            2000...................................................        17.2
            2001...................................................        19.0
            2002...................................................        23.1
            2003...................................................        16.0
                                                                          -----
                                                                          100.0%
                                                                          =====

     Effective March 28, 1996, the CC-I Credit Agreement was amended to reduce the term loan facility to $75,000,000, to maintain the existing $15,000,000 revolving credit facility and to create a new revolving credit facility, subject to certain terms and conditions, with maximum borrowings of $15,000,000 for permitted acquisitions. Also, the maturity date of the CC-I Credit Agreement was extended to June 30, 2004, and certain financial and nonfinancial covenants were modified.

     As a requirement of the CC-I Credit Agreement, CC-I has secured interest swap and cap agreements with a certain lender bank. The CC-I Credit Agreement requires CC-I to enter into interest hedge agreements for amounts not less than 50% of the outstanding obligations. In addition, the interest hedge agreements must provide interest rate protection for a weighted average period of not less than two years. Under each swap agreement, on a quarterly basis, if the 90 day variable rate exceeds the fixed rates stated below, CC-I will receive payments from the bank to offset the higher interest rates on the notional principal amounts. These payments, if any, will be recorded as reductions of interest expense. The fair value of the interest rate caps or swaps is the estimated amount the Partnership would receive or pay to eliminate the cap or swap agreement at the reporting date, taking into account current interest rates and the credit-worthiness of the counterparties. The following summarizes certain information pertaining to the interest rate protection agreements at December 31, 1995:

                                                             FAIR
                                        CONTRACT            VALUE/
 NOTIONAL                FIXED         EXPIRATION         REDEMPTION
  AMOUNT        TYPE     RATE             DATE              PRICE
- -----------     -----    -----     ------------------     ----------
$20,000,000     Swap     6.01 %          June 6, 1996      $ 42,400
  15,000,000     Cap        7 %         July 21, 1997        (3,900)
  15,000,000     Cap        8 %         July 21, 1997          (900)
  15,000,000     Cap        8 %         July 21, 1997         2,000
  25,000,000    Swap     5.73 %    September 18, 1997       205,300
  10,000,000     Cap      8.5 %      November 2, 1997         2,300
  55,000,000    Swap     5.92 %      October 21, 1998             *
- -----------                                               ----------
$155,000,000             6.34 %     (weighted average)     $247,200
                                                           ========
- -----------
- -----------

- ---------------

(*) These contracts have not been marked to market since their effective dates are after the reporting date.

     In January 1995, CC-II entered into a revolving credit agreement (the "Old Credit Agreement") with a consortium of banks for borrowings up to $80,000,000. During May 1995, CC-II terminated the Old Credit Agreement and entered into a new revolving credit agreement (the "CC-II Credit Agreement") with a

                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.

consortium of banks for borrowings up to $135,000,000. On July 31, 1995, CC-II and the banks amended the CC-II Credit Agreement to allow for borrowings up to $165,000,000 for the purpose of making certain acquisitions. On November 29, 1995, CC-II and the banks amended the CC-II Credit Agreement again to provide for term loans in the aggregate amount of $40,000,000 and total borrowings of $205,000,000, including a $165,000,000 revolving credit facility. Principal payments are due in quarterly installments beginning March 31, 1998, and continuing through September 30, 2004. Portions of the debt bear interest, at CC-II's option, at rates based upon the Base Rate, as defined in the CC-II Credit Agreement, LIBOR, or prevailing bid rates of certificates of deposit. The weighted average interest rate was 8.16% at December 31, 1995. During 1995, interest rates ranged from 8.125% to 8.875%. The effective weighted average interest rate and weighted average borrowings were 8.46% and approximately $121,092,000, respectively, during 1995. As this debt instrument bears interest at current market rates, its carrying amount approximates fair market value at December 31, 1995.

     Borrowings under the CC-II Credit Agreement are subject to certain financial and nonfinancial covenants and restrictions, the most restrictive of which requires maintenance of a ratio of debt to annualized operating cash flow, as defined, not to exceed 6.5 to 1 at December 31, 1995. Borrowings under the CC-II Credit Agreement are collateralized by the assets of CC-II. A quarterly commitment fee of 0.375% per annum is payable on the unused revolving credit facility portion of the CC-II Credit Agreement.

     Commencing March 31, 1998, and at the end of each calendar quarter thereafter, available borrowings shall be reduced on an annual basis as set forth below:

                                                                   PERCENTAGE REDUCTION
                                                                       TO COMMITMENT
                                                                 -------------------------
                                                                    REVOLVING
                                                                     CREDIT          TERM
                                 YEAR                               FACILITY         LOAN
        -------------------------------------------------------  ---------------     -----
        1998...................................................         8.0%            .5%
        1999...................................................         9.2%            .5%
        2000...................................................        14.5%           1.0%
        2001...................................................        19.0%           1.0%
        2002...................................................        23.1%           1.0%
        2003...................................................        26.2%          15.0%
        2004...................................................          --           81.0%
                                                                      -----          -----
                                                                      100.0%         100.0%
                                                                      =====          =====

     Effective March 28, 1996, the CC-II Credit Agreement was amended to extend the maturity date on the revolving credit facility to March 31, 2004, and to modify certain financial and nonfinancial covenants. Also, the amendment specified the use of proceeds from the revolving credit facility to include the CCIP Systems acquisition and for ongoing working capital and capital expenditure needs.

     As a requirement of the CC-II Credit Agreement, CC-II has secured interest rate swap and cap agreements with a certain lender bank. The Credit Agreement requires CC-II to enter into interest hedge agreements for amounts not less than 50% of the outstanding obligations. In addition, the interest hedge agreements must provide interest rate protection for a weighted average period of not less than 18 months. Under each swap agreement, on a quarterly basis, if the 90 day variable rate exceeds the fixed rate stated below, CC-II will receive payments from the bank to offset the higher interest rate on the notional principal

                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.

amount. These payments, if any, will be recorded as reductions of interest expense. The following summarizes certain information pertaining to the interest rate protection agreements as of December 31, 1995:

                                                              FAIR
                                           CONTRACT          VALUE/
 NOTIONAL                  FIXED          EXPIRATION       REDEMPTION
  AMOUNT        TYPE        RATE             DATE            VALUE
- -----------     -----    ----------     --------------     ----------
$40,000,000     Swap        6.01%       June 12, 1996       $ 87,000
 20,000,000     Cap         8.50%       March 28, 1998         9,600
 20,000,000     Cap         8.50%       April 13, 1998         8,900
- -----------
$80,000,000
 ==========

     Management believes that the sellers of the interest rate swap and cap agreements will be able to meet their obligations under the agreements. The purpose of the Partnership's involvement in the interest rate swap and cap agreements is to minimize the Partnership's exposure to interest rate fluctuations on its floating rate debt. Management believes that it has no material concentration of credit or market risks with respect to its interest rate protection agreements.

     Future principal payments on the total borrowings under both agreements are as follows at December 31, 1995:

                                     YEAR                               AMOUNT
            -------------------------------------------------------  ------------
            1996...................................................  $         --
            1997...................................................     2,700,000
            1998...................................................     7,400,000
            1999...................................................    12,530,000
            2000...................................................    29,485,000
            Thereafter.............................................   207,010,000
                                                                     ------------
                                                                     $259,125,000
                                                                     ============

13. DEBT ISSUANCE COSTS:

     CC-II refinanced its debt agreement in May 1995. Accordingly, the debt issuance costs related to the initial debt were written off. The effect of this write-off was a $1,959,438 charge to expense and was recorded as an extraordinary item. Additional debt issuance costs were recorded related to the new debt agreement.

14. NET LOSS FOR INCOME TAX PURPOSES:

     The following reconciliation summarizes the differences between the Partnership's net loss for financial reporting purposes and net loss for federal income tax purposes for the year ended December 31:

                                                                       1995            1994
                                                                   ------------     -----------
Net loss for financial reporting purposes........................  $(24,552,945)    $(9,609,052)
Depreciation differences between financial reporting and tax
  reporting......................................................    (9,804,115)     (1,561,047)
Amortization differences between financial reporting and tax
  reporting......................................................     7,154,093       4,561,627
Differences in expenses recorded for financial reporting and
  reporting for tax purposes.....................................     1,780,599         775,943
Revenue reported for tax reporting deferred for financial
  reporting......................................................     1,114,699              --
Other............................................................        61,576              --
                                                                   ------------     -----------
  Net loss for federal income tax purposes.......................  $(24,246,093)    $(5,832,529)
                                                                   ============     ===========

                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.

     The following summarizes the significant cumulative temporary difference between the Partnership's financial reporting basis and federal income tax reporting basis as of December 31:

                                                                       1995            1994
                                                                   ------------     -----------
Assets:
  Accounts receivable............................................  $    276,201     $        --
  Franchise costs................................................    11,493,158       4,075,685
  Accrued expenses...............................................     2,357,832         772,814
  Deferred revenue...............................................     1,114,699              --
                                                                   ------------     -----------
                                                                   $ 15,241,890     $ 4,848,499
                                                                   ============     ===========
Liabilities:
  Property, plant and equipment..................................  $(11,385,768)    $(1,561,047)
  Franchise costs................................................    (4,192,656)             --
  Other assets...................................................       (47,111)        (57,109)
                                                                   ------------     -----------
                                                                   $(15,625,535)    $(1,618,156)
                                                                   ============     ===========

     As previously stated, Peachtree is a C corporation. The benefit for income taxes is the result of the change in deferred income taxes for the year ended December 31, 1995. The statutory and effective tax rates approximated 40% for the year ended December 31, 1995. As of December 31, 1995, temporary differences and carryforwards that gave rise to deferred income tax assets and liabilities pertaining to Peachtree are as follows:

    Deferred income tax assets:
      Accounts receivable...................................................  $     4,771
      Accrued expenses......................................................        7,401
      Tax loss carryforwards................................................      548,100
      Tax credit carryforwards..............................................      361,195
                                                                              -----------
              Total deferred income tax assets..............................      921,467
                                                                              -----------
    Deferred income tax liabilities:
      Property, plant and equipment.........................................   (1,481,396)
      Franchise costs and other assets......................................   (4,551,379)
                                                                              -----------
              Total deferred income tax liabilities.........................   (6,032,775)
                                                                              -----------
              Net deferred income tax liability.............................  $(5,111,308)
                                                                              ===========

     At December 31, 1995, Peachtree had a net operating loss carryforward for income tax purposes of approximately $1,370,000 which, if not utilized to reduce taxable income in future periods, expires in the years 2003 through 2006. All net operating losses have been recognized for financial statement purposes as a reduction of deferred income taxes. In addition, Peachtree has an alternative minimum tax credit carryforward of approximately $361,000, which may be carried forward indefinitely.

15. RELATED-PARTY TRANSACTIONS:

     Charter Communications, Inc. (Charter) provides management services to the Partnership under the terms of contracts which provide for fees equal to 5% of the Partnership's gross service revenues. Through December 31, 1998 and 1997, 60% of CC-II's and CC-I's fees shall be paid quarterly with the balance being deferred. Thereafter, the entire fee may be deferred until termination of the partnerships. Expenses recognized under this contract during 1995 and 1994 were $3,642,012 and $1,078,000, respectively. Management fees

                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.

currently payable of $630,852 and $238,238 are included in net receivable from parent and affiliates at December 31, 1995 and 1994, respectively.

     The Partnership is insured for medical, dental and workers' compensation claims by Charter. Charter charges the Partnership monthly premiums based on the Partnership's total number of employees, historical claims and medical cost trend rates. Management considers this allocation to be reasonable for the operations of the Partnership. During 1995 and 1994, the Partnership expensed approximately $619,000 and $162,000, respectively, relating to insurance allocations.

     CC-I, CC-II and other affiliated entities maintain regional offices. The regional offices perform certain operational services on behalf of the Partnership and other affiliated entities. The cost of these services was allocated to the Partnership and affiliated entities based on their number of subscribers. Management considers this allocation to be reasonable for the operations of the Partnership. During 1995, the Partnership expensed approximately $1,006,000 and $315,000, respectively, relating to these services.

     The Partnership pays certain acquisition advisory fees to Charter, which typically equal approximately 1% of the total purchase price paid for cable television systems acquired. Total acquisition fees paid to Charter in 1995 and 1994 were $450,000 and $1,500,000, respectively. In addition, Charter received $2,900,000 of partnership interests as consideration for certain acquisitions during 1995. The Partnership has a $1,400,000 receivable from Southeast Holdings. In addition, CC-I has an unsecured note receivable of $100,000 from a related party, which bears interest at 6% and matures on July 1, 1997.

     In January 1996, the Partnership entered into a Financial Services Agreement with Charterhouse Group International, Inc. (Charterhouse Group) for consulting and financial services. The Partnership will receive services through December 31, 1996, for a nonrefundable fee of $550,000, which was paid upon the execution and delivery of the Financial Services Agreement.

16. COMMITMENTS AND CONTINGENCIES:

  Leases

     The Partnership leases certain facilities and equipment under noncancelable operating leases. Rent expense incurred under leases during 1995 and 1994 was approximately $324,200 and $19,300, respectively. Approximate future minimum lease payments are as follows:

    1996......................................................................  $306,000
    1997......................................................................   236,000
    1998......................................................................   217,000
    1999......................................................................   132,000
    2000......................................................................    31,000
    Thereafter................................................................   107,000

     The Partnership rents utility poles in its operations. Generally, pole rental agreements are short term, but the Partnership anticipates that such rentals will recur. Rent expense incurred for pole attachments during 1995 and 1994 was approximately $1,213,200 and $430,900, respectively.

  Insurance Coverage

     The Partnership currently does not have, and does not in the near term anticipate having, property and casualty insurance on its underground distribution plant. Due to large claims incurred by the property and casualty insurance industry, the pricing of insurance coverage has become inflated to the point where, in the judgment of the Partnership's management, the insurance coverage is cost prohibitive. Management will continue to monitor the insurance markets to attempt to obtain coverage for the Partnership distribution plant at reasonable rates.

                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.

  Litigation

     The Partnership is a party to lawsuits which are generally incidental to its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Partnership's consolidated financial position and results of operations.

17. REGULATION IN THE CABLE TELEVISION INDUSTRY:

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. In addition, recent legislative and regulatory changes and additional regulatory proposals under consideration may materially affect the cable television industry.

  1992 Cable Act and FCC Regulation

     Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which became effective on December 4, 1992. This legislation has caused significant changes to the regulatory environment in which the cable television industry operates. The 1992 Cable Act generally allows for a greater degree of regulation of the cable television industry. Under the 1992 Cable Act's definition of effective competition, nearly all cable systems in the United States are subject to rate regulation of basic cable services.

     The 1992 Cable Act and the Federal Communications Commission's ("FCC") rules implementing the 1992 Cable Act have generally increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local franchise authorities. Management is unable to predict the ultimate effect of the 1992 Cable Act or the ultimate outcome of various FCC rule-making proceedings or the litigation challenging various aspects of the 1992 Cable Act and the FCC's regulations implementing the 1992 Cable Act.

     The 1992 Cable Act and FCC regulations have imposed rate requirements for basic services and equipment, including rate roll-backs. Under the 1992 Cable Act, a local franchising authority in a community not subject to "effective competition" generally is authorized to regulate basic cable rates after certifying to the FCC that, among other things, it will adopt and administer rate regulation consistent with FCC rules, and in a manner that will provide a reasonable opportunity to consider the views of interested parties. The Telecommunications Act of 1996 (the "Telecommunications Act"), passed by Congress on February 1, 1996, and signed into law by the President on February 8, 1996, broadens the definition of "effective competition" to include any franchise area where a local exchange carrier (or its affiliate) provides video programming services to subscribers by any means, other than through Direct Broadcast Satellite. Upon certification, the franchising authority obtains the right to approve the basic rates charged by the cable system operator. In regulating the basic service rates, certified local franchise authorities have the authority to order a rate refund of previously paid rates determined to be in excess of the maximum permitted reasonable rates.

     Rate regulation of the basic service tier remains subject to regulation by local franchising authorities under the Telecommunications Act, except in certain circumstances for "small cable operators." For a defined class of "small cable operators," the Telecommunications Act immediately eliminates regulation of cable programming rates. Rates for basic tier of "small cable operators" are deregulated if the system offered a single tier of services as of December 31, 1994.

     Under the 1992 Cable Act, rates for cable programming services not carried on the basic tier (nonbasic services) could be regulated by the FCC upon the filing of a complaint by franchise authorities or subscribers that indicates the cable operator's rates for these services are unreasonable. Rate complaints have been filed with the FCC with respect to certain of the Partnership's cable programming services; none of such complaints have been resolved by the FCC as of the date of the financial statements. The Telecommunications Act of 1996 eliminates regulation of nonbasic programming as of March 31, 1999. In the interim, rate

                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.

regulation of the nonbasic programming tier can only be triggered by a franchising authority complaint to the FCC. If the FCC determines that the Partnership's nonbasic programming service tier rates are unreasonable, the FCC has the authority to order the Partnership to reduce nonbasic programming service tier rates and to refund to customers any overcharges occurring from the filing date of the rate complaint with the FCC.

     Under the FCC's initial rate regulations pursuant to the 1992 Cable Act, regulated cable systems were required to apply a benchmark formula to determine their maximum permitted rates. Those systems whose rates were above the benchmark on September 30, 1992, were required to reduce their rates to the benchmark or by 10%, whichever was less. Under revised rate regulations adopted February 1994, regulated cable systems were required to set their rates so that regulated revenues per subscriber did not exceed September 30, 1992, levels, reduced by 17% (taking into account the previous 10% reduction).

     Notwithstanding mandated rate regulations, cable operators currently may adjust their regulated rates to reflect inflation and what the FCC has deemed to be external costs (such as increases in franchise fees).

     In September 1995, the FCC developed an abbreviated cost-of-service form that permits cable operators to recover costs of significant upgrades that provide benefits to subscribers of regulated cable services. Cable operators seeking to raise rates to cover costs of an upgrade would submit only the costs of the upgrade instead of all current costs. In December 1995, the FCC revised its cost-of-service rules. At this time, management is unable to predict the effect of these revised rules on the Partnership's consolidated financial position or results of operations.

     In another action in September 1995, the FCC established a new optional rate adjustment methodology that encourages operators to limit their rate increases to once a year to reflect inflation and changes in external costs and the number of channels. The rules permit cable operators to "project reasonably" changes in their costs for the 12 months following the rate change (in an effort to eliminate delays in recovering costs). The order allows operators to recover increases in additional types of franchise-requirement costs. Permitted pass-through increases include increases in the cost of providing institutional networks, video services, data services to or from governmental and educational institutions, and certain other cost increases. The management is unable to predict the effect of these new rules on the Partnership's business.

     In November 1995, the FCC proposed to provide cable operators with the option of establishing uniform rates for similar service packages offered in multiple franchise areas located in the same region. Under the FCC's current rules, cable operators subject to rate regulation must establish rates on a franchise-specific basis. The proposed rules could lower cable operators' marketing costs and may also allow operators to better respond to competition from alternative providers. Management is unable to predict if these proposed rules will ultimately be promulgated by the FCC, and if they are promulgated, their effect on the Partnership's consolidated financial position and results of operations.

     While management believes that the Partnership has complied in all material respects with the rate provisions of the 1992 Cable Act, in jurisdictions that have not yet chosen to certify, refunds covering a one-year period on basic services may be ordered upon future certification if the Partnership is unable to justify its rates through a benchmark or cost-of-service filing or small system cost-of-service filing pursuant to FCC rules. Management is unable to estimate at this time the amount of refunds, if any, that may be payable by the Partnership in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. Management does not believe that the amount of any such refunds would have a material adverse effect on the consolidated financial position or results of operations of the Partnership.

  "Must Carry" Requirements/"Retransmission Consents"

     Under the 1992 Cable Act, cable television operators are subject to mandatory signal carriage requirements that allow local commercial and noncommercial television broadcast stations to elect to require a cable system to carry the station, subject to certain exceptions, or, in the case of commercial stations, to

                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.

negotiate for "retransmission consent" to carry the station. In addition, there are requirements for cable systems to obtain retransmission consent for all "distant" commercial television stations, commercial radio stations and certain low power television stations carried by such systems after October 6, 1993. As a result of the mandatory system carriage rules, some of the Partnership's systems have been required to carry television broadcast stations that otherwise would not have been carried, thereby causing displacement of possibly more attractive programming.

  Franchise Matters

     The 1992 Cable Act modified the franchise renewal process to make it easier for a franchising authority to deny renewal. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of the franchise agreement. Although management believes that the Partnership has generally met the terms of its franchise agreements and has provided quality levels of service, and anticipates the Partnership's future franchise renewal prospects generally will be favorable, there can be no assurance that any such franchises will be renewed or, if renewed, that the franchising authorities will not impose more onerous requirements on the Partnership than previously existed.

  Recent Telecommunications Legislation

     The Telecommunications Act alters federal, state, and local laws and regulations pertaining to cable television, telecommunications and other services.

     Under the Telecommunications Act, telephone companies can compete directly with cable operators in the provision of video programming. This new legislation recognizes several multiple entry options for telephone companies to provide competitive video programming.

     The Telecommunications Act eliminates broadcast/cable cross-ownership restrictions, but leaves in place FCC regulations prohibiting local cross-ownership between television stations and cable systems.

     Certain provisions of the Telecommunications Act could materially affect the growth and operation of the cable television industry and the cable services provided by the Partnership. Although the new legislation may substantially lessen regulatory burdens, the cable television industry may be subject to additional competition as a result thereof. There are numerous rule makings to be undertaken by the FCC which will interpret and implement the Telecommunications Act's provisions. In addition, certain provisions of the Telecommunications Act (such as the deregulation of cable programming rates) are not immediately effective. Further, certain of the Telecommunications Act's provisions have been and are likely to be subject to judicial challenges. Management is unable at this time to predict the outcome of such rule makings or litigation or the substantive effect of the new legislation and the rule makings on the consolidated financial position and results of operations of the Partnership.

18. 401(K) PLAN:

     In 1994, the Partnership adopted the Charter Communications, Inc. 401(k) Plan (the "Plan") for the benefit of its employees. All employees who have completed one year of employment are eligible to participate in the Plan. The Plan is a tax-qualified retirement savings plan to which employees may elect to make pretax contributions up to the lesser of 10% of their compensation or dollar thresholds established under the Internal Revenue Code. The Partnership contributes an amount equal to 50% of the first 5% contributed by each employee. During 1995 and 1994, the Partnership contributed approximately $87,900 and $5,775, respectively.

19. INSURANCE SETTLEMENT:

     In October 1995, Hurricane Opal caused damage to certain of the Partnership's Alabama and Georgia systems. The Partnership received a $500,000 insurance advance during 1995. The claim is to be settled in

                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.

1996. In addition, the Partnership recorded a $744,800 nonoperating loss for its portion of the insurance deductible.

20. SIGNIFICANT NONCASH TRANSACTIONS:

     The Partnership engaged in the following significant noncash financing transactions:

                                                     FOR THE
                                                      THREE            FOR THE YEAR ENDED
                                                   MONTHS ENDED            DECEMBER 31
                                                    MARCH 31,       -------------------------
                                                       1996            1995           1994
                                                   ------------     ----------     ----------
                                                   (UNAUDITED)
    Redemption preference allocation -- Special
      Limited Partner units (CC-I)...............  $   828,616       3,051,040     $1,924,573
    Redemption preference
      allocation -- Redeemable Preferred Limited
      units (CC-I)...............................           --       2,715,977      1,626,333
    Redemption preference
      allocation -- Redeemable Preferred Limited
      units (CC-II)..............................    1,452,343       3,729,149             --
    Recording of franchise costs and deferred
      income taxes in connection with the
      Peachtree acquisition (see Note 6).........           --       7,000,000             --
    Exchange of Redeemable Preferred Limited
      units (CC-I)...............................   10,314,752              --             --
    Exchange of Redeemable Preferred Limited
      units (CC-II)..............................   40,181,492              --             --
    Return of Capital -- Special Limited Partner
      units (CC-I) buyout........................    2,558,173              --             --

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications Southeast Capital Corporation:

We have audited the accompanying balance sheet of Charter Communications Southeast Capital Corporation (a Delaware corporation) as of March 31, 1996, and the related statement of shareholder's investment for the period from inception (March 12, 1996) to March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Charter Communications Southeast Capital Corporation as of March 31, 1996, and the changes in shareholder's investment for the period from inception (March 12, 1996) to March 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

St. Louis, Missouri,
June 17, 1996

              CHARTER COMMUNICATIONS SOUTHEAST CAPITAL CORPORATION
                                 BALANCE SHEET

                                                                                     MARCH 31,
                                                                                       1996
                                                                                     ---------
                                            ASSETS
TOTAL ASSETS.......................................................................    $  --
                                                                                     =======
                           LIABILITIES AND SHAREHOLDER'S INVESTMENT
COMMITMENTS AND CONTINGENCIES......................................................
SHAREHOLDER'S INVESTMENT:
     Common stock, $.01 par value, 100 shares authorized, 1 share issued and
      outstanding..................................................................    $   1
     Additional paid-in-capital....................................................       99
     Receivable from shareholder...................................................     (100)
                                                                                     ---------
          Total shareholder's investment...........................................    $  --
                                                                                     =======

       The accompanying notes are an integral part of this balance sheet.

              CHARTER COMMUNICATIONS SOUTHEAST CAPITAL CORPORATION

                     STATEMENT OF SHAREHOLDER'S INVESTMENT
                FOR THE PERIOD FROM INCEPTION TO MARCH 31, 1996

                                                                ADDITIONAL     RECEIVABLE
                                                     COMMON      PAID-IN          FROM
                                                     STOCK       CAPITAL       SHAREHOLDER     TOTAL
                                                     ------     ----------     -----------     -----
BALANCE AT INCEPTION..............................   $  --        $   --          $  --        $  --
     Issuance of common stock.....................       1            99           (100)          --
                                                     ------     ----------     -----------     -----
BALANCE AT MARCH 31, 1996.........................   $   1        $   99          $(100)       $  --
                                                     ======      =======       =========       =====

         The accompanying notes are an integral part of this statement.

              CHARTER COMMUNICATIONS SOUTHEAST CAPITAL CORPORATION
                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization

     Charter Communications Southeast Capital Corporation (Southeast Capital), a Delaware corporation, is a wholly owned subsidiary of Charter Communications Southeast, L.P. (Southeast) and was formed solely for the purpose of acting as co-issuer with Southeast of $125,000,000 of Senior Unsecured Notes (the "Notes") and has no operations or assets from which it will be able to repay the Notes. All costs associated with the formation of Southeast Capital have been borne by Southeast. Southeast became the sole shareholder of Southeast Capital on March 12, 1996, by purchasing one share of $.01 par value common stock for a purchase price of $100.

     As Holdings Capital had no revenues, expenses and cash transactions for the reporting period, a statement of operations and a statement of cash flows have been excluded from the accompanying financial statements.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

2.  COMMITMENTS:

     Southeast Capital is a co-issuer with Southeast of the Notes. The Notes are included in the financial statements of Southeast and all interest and principal repayments will be made by Southeast and its operating subsidiaries.

3.  NONCASH FINANCING TRANSACTIONS:

     Issuance of common stock.............................................  $100

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications II, L.P.:

     We have audited the accompanying consolidated balance sheet of Charter Communications II, L.P. (a Delaware limited partnership) as of December 31, 1995, and the related consolidated statements of operations, partners' capital and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Charter Communications II, L.P. as of December 31, 1995, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                               ARTHUR ANDERSEN LLP

St. Louis, Missouri,
February 23, 1996

                        CHARTER COMMUNICATIONS II, L.P.

                CONSOLIDATED BALANCE SHEET -- DECEMBER 31, 1995

                                     ASSETS

                                                                                     1995
                                                                                 ------------
CURRENT ASSETS:
  Cash and cash equivalents....................................................  $  4,445,994
  Accounts receivable, net of allowance for doubtful accounts of $173,488......       753,134
  Prepaid expenses and other...................................................       425,753
  Receivables from parent and affiliates.......................................     1,096,371
                                                                                  -----------
          Total current assets.................................................     6,721,252
                                                                                  -----------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property, plant and equipment................................................    70,231,308
  Franchise costs, net of accumulated amortization of $11,749,623..............   184,686,800
                                                                                  -----------
                                                                                  254,918,108
                                                                                  -----------
OTHER ASSETS...................................................................     2,725,558
                                                                                  -----------
                                                                                 $264,364,918
                                                                                  ===========
     LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Accounts payable and accrued expenses........................................  $  7,159,574
  Subscriber deposits and prepayments..........................................        98,135
  Payables to affiliates.......................................................       474,908
                                                                                  -----------
                                                                                    7,732,617
                                                                                  -----------
DEFERRED MANAGEMENT FEES PAYABLE TO AFFILIATE..................................       765,118
                                                                                  -----------
DEFERRED REVENUE...............................................................       434,817
                                                                                  -----------
LONG-TERM DEBT.................................................................   166,300,000
                                                                                  -----------
DEFERRED INCOME TAXES..........................................................     5,111,308
                                                                                  -----------
REDEEMABLE PREFERRED LIMITED UNITS, 250 Class A and 100 Class B units, issued
  and outstanding..............................................................    38,729,149
                                                                                  -----------
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL:
  General Partner..............................................................       713,210
  Common Limited Partners, 599.41 units, issued and outstanding................    44,578,699
                                                                                  -----------
          Total partners' capital..............................................    45,291,909
                                                                                  -----------
                                                                                 $264,364,918
                                                                                  ===========

The accompanying notes are an integral part of this consolidated balance sheet.

                        CHARTER COMMUNICATIONS II, L.P.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                                     1995
                                                                                 ------------
SERVICE REVENUES:
  Basic service................................................................  $ 27,726,525
  Premium service..............................................................     5,454,514
  Other........................................................................     5,075,878
                                                                                  -----------
                                                                                   38,256,917
                                                                                  -----------
EXPENSES:
  Operating costs..............................................................    16,129,801
  General and administrative...................................................     3,064,069
  Depreciation and amortization................................................    18,734,594
  Management fees -- related party.............................................     1,912,846
                                                                                  -----------
                                                                                   39,841,310
                                                                                  -----------
          Loss from operations.................................................    (1,584,393)
                                                                                  -----------
OTHER INCOME (EXPENSE):
  Interest income..............................................................       123,282
  Interest expense.............................................................   (10,244,658)
  Loss from Hurricane Opal.....................................................      (102,427)
                                                                                  -----------
                                                                                  (10,223,803)
                                                                                  -----------
     Loss before benefit for income taxes and extraordinary item...............   (11,808,196)
BENEFIT FOR INCOME TAXES.......................................................     1,888,692
                                                                                  -----------
          Loss before extraordinary item.......................................    (9,919,504)
EXTRAORDINARY ITEM -- Loss on early retirement of debt.........................    (1,959,438)
                                                                                  -----------
          Net loss.............................................................   (11,878,942)
          Redemption preference allocation -- Redeemable Preferred Limited
          units................................................................    (3,729,149)
                                                                                  -----------
               Net loss applicable to partners' capital accounts...............  $(15,608,091)
                                                                                  ===========
NET LOSS ALLOCATION TO PARTNERS' CAPITAL ACCOUNTS:
  General Partner..............................................................  $   (245,790)
  Common Limited Partners......................................................   (15,362,301)
                                                                                  -----------
                                                                                 $(15,608,091)
                                                                                  ===========
NET LOSS PER AVERAGE COMMON LIMITED PARTNER UNITS OUTSTANDING..................  $    (40,892)
                                                                                  ===========

  The accompanying notes are an integral part of this consolidated statement.

                        CHARTER COMMUNICATIONS II, L.P.

                  CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                      COMMON
                                                      GENERAL        LIMITED
                                                      PARTNER        PARTNERS          TOTAL
                                                     ---------     ------------     ------------
BALANCE, BEGINNING OF YEAR.........................  $      --     $         --     $         --
Contributions......................................    959,000       59,941,000       60,900,000
Allocation of net loss.............................   (245,790)     (15,362,301)     (15,608,091)
                                                     ----------      ----------      -----------
BALANCE, DECEMBER 31, 1995.........................  $ 713,210     $ 44,578,699     $ 45,291,909
                                                     ==========      ==========      ===========

  The accompanying notes are an integral part of this consolidated statement.

                        CHARTER COMMUNICATIONS II, L.P.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                                    1995
                                                                                -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss....................................................................  $ (11,878,942)
  Adjustments to reconcile net loss to net cash provided by operating activities-
     Extraordinary item- Loss on early retirement of debt.....................      1,959,438
     Depreciation and amortization............................................     18,734,594
     Loss from Hurricane Opal.................................................        102,427
     Deferred income taxes....................................................     (1,888,692)
     Changes in assets and liabilities, net of effects from acquisitions-
       Accounts receivable, net...............................................       (155,700)
       Prepaid expenses and other.............................................        (19,887)
       Accounts payable and accrued expenses..................................      4,691,682
       Subscriber deposits and prepayments....................................         (8,292)
       Receivables from parent and affiliates.................................     (1,096,371)
       Payables to affiliates.................................................     (2,616,307)
       Deferred revenue.......................................................        434,817
                                                                                  -----------
          Net cash provided by operating activities...........................      8,258,767
                                                                                  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment..................................     (9,248,545)
  Payment for Crown Media, Inc. acquisition, net of cash acquired.............   (109,056,245)
  Payment for Peachtree Cable TV, Inc. acquisition, net of cash acquired......    (22,335,549)
  Payment for CableSouth, Inc. acquisition....................................    (49,225,475)
  Payment for Masada Cable Partners, L.P. acquisition.........................    (35,162,135)
  Payment for Masada Cable Partners II, L.P. acquisition......................    (35,530,123)
  Payments of organizational expenses.........................................     (1,386,627)
                                                                                  -----------
          Net cash used in investing activities...............................   (261,944,699)
                                                                                  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of debt issuance costs.............................................     (4,068,074)
  Borrowings under revolving credit agreement.................................    243,100,000
  Payments under revolving credit agreement...................................    (76,800,000)
  Preferred Limited Partners' contributions...................................     35,000,000
  Common Limited Partners' contributions......................................     59,941,000
  General Partner's contributions.............................................        959,000
                                                                                  -----------
          Net cash provided by financing activities...........................    258,131,926
                                                                                  -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS.....................................      4,445,994
CASH AND CASH EQUIVALENTS, beginning of year..................................             --
                                                                                  -----------
CASH AND CASH EQUIVALENTS, end of year........................................  $   4,445,994
                                                                                  ===========
CASH PAID FOR INTEREST........................................................  $   8,986,247
                                                                                  ===========
CASH PAID FOR TAXES...........................................................  $          --
                                                                                  ===========

  The accompanying notes are an integral part of this consolidated statement.

                        CHARTER COMMUNICATIONS II, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization and Basis of Presentation

     Charter Communications II, L.P. (CC-II), a Delaware limited partnership, was formed on June 28, 1994, for the purpose of acquiring and operating existing cable television systems. At December 31, 1994, CC-II had a $100 receivable from both the General Partner and the initial limited partner for the initial capital contributions required to form the partnership. These receivables were recorded as a reduction to the Partners' capital accounts. CC-II will terminate no later than December 31, 2014, as provided in the partnership agreement (the "Agreement"). The General Partner is Charter Communications Properties II, Inc. (CCPII), an affiliate of Charter Communications, Inc. (Charter).

     CC-II commenced operations effective January 1, 1995, through the acquisition of cable television systems in Kentucky, North Carolina, South Carolina and Tennessee from Crown Media, Inc. (Crown). CC-II owns 100% of the partnership interest in Charter Communications III, L.P. (CC-III), which commenced operations in April 1995, through the stock acquisition of Peachtree Cable TV, Inc. (Peachtree), which has cable television systems in Georgia. In May 1995, CC-III acquired cable television systems in Alabama from CableSouth, Inc. (CableSouth). In July and November 1995, CC-II acquired cable television systems in Georgia and South Carolina from Masada Cable Partners, L.P. (Masada) and Masada Cable Partners II, L.P. (Masada II), respectively.

     The consolidated financial statements include the accounts of CC-II, its wholly owned subsidiary CCP-III, Inc. (CCP-III), formerly doing business as BellWest Communications, Inc., CC-III and its wholly owned subsidiary Peachtree. CC-II, CCP-III, CC-III and Peachtree are collectively referred to as "the Partnership" herein. All significant intercompany balances and transactions have been eliminated in consolidation.

     As of December 31, 1995, the Partnership provided cable television service to approximately 80 franchises serving approximately 147,730 basic subscribers in Alabama, Georgia, Kentucky, North Carolina and South Carolina.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents

     Cash equivalents at December 31, 1995, consist primarily of repurchase agreements with original maturities of 90 days or less. These investments are carried at cost, which approximates market value. The Partnership is subject to loss for amounts invested in repurchase agreements in the event of nonperformance of the financial institution which acts as the counterparty under such agreements; however, such noncompliance is not anticipated.

  Property, Plant and Equipment

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement and betterments are capitalized.

                        CHARTER COMMUNICATIONS II, L.P.

     Depreciation is provided using the composite method on a straight-line basis over the estimated useful lives of the assets as follows:

    Trunk and distribution systems...........................................     10 years
    Subscriber installations.................................................     10 years
    Buildings, headends and leasehold improvements...........................   5-20 years
    Converters...............................................................      5 years
    Vehicles and equipment...................................................   4-10 years
    Office equipment.........................................................   5-10 years

  Franchise Costs

     Costs incurred in obtaining and renewing cable franchises are initially deferred and amortized over the legal lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems represent the excess of the cost of properties acquired over the amounts assigned to the net tangible assets at date of acquisition. Acquired franchise rights are amortized using the straight-line method over a period up to 15 years.

  Other Assets

     Organizational expenses are being amortized using the straight-line method over five years. Debt issuance costs are being amortized over the term of the debt.

     During 1995, the Partnership adopted Statement of Financial Accounting Standards (SFAS) No. 121 entitled, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." In accordance with SFAS No. 121, the Partnership periodically reviews the carrying value of its long-lived assets, identifiable intangibles and franchise costs in relation to historical financial results, current business conditions and trends (including the impact of existing legislation and regulation) to identify potential situations in which the carrying value of such assets may not be recoverable. If a review indicates that the carrying value of such assets may not be recoverable, the carrying value of such assets in excess of their fair value will be recorded as a reduction of the assets' cost as if a permanent impairment has occurred. The adoption of SFAS No. 121 did not impact the consolidated financial statements of the Partnership.

  Revenues

     Cable service revenues are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the average estimated period that customers are expected to remain connected to the cable television system.

     Franchise fees collected from cable subscribers and paid to local franchises are reported as revenues.

  Derivative Financial Instruments

     The Company manages risk arising from fluctuations in interest rates by using interest rate swap and cap agreements, as required by its credit agreement. These agreements are treated as off-balance sheet financial instruments. The interest rate swap and cap agreements are being accounted for as a hedge of the debt obligation, and accordingly, the net settlement amount is recorded as an adjustment to interest expense in the period incurred.

                        CHARTER COMMUNICATIONS II, L.P.

  Income Taxes

     Income taxes are the responsibility of the partners and are not provided for in the accompanying consolidated financial statements except for Peachtree. Peachtree is a C corporation, and taxes have been provided for in the accompanying financial statements in accordance with that described in SFAS No. 109 entitled, "Accounting for Income Taxes." SFAS No. 109 requires accounting for income taxes based on the liability method, and deferred taxes are determined based on the estimated future tax effects of differences between the financial reporting and tax bases of assets and liabilities given the provisions of the enacted tax laws.

  Net Loss Per Average Common Limited Partner Units Outstanding

     The net loss per average Common Limited Partner units outstanding is based upon the weighted average number of Common Limited Partner units outstanding during the year after allocating the net loss in accordance with that prescribed in Notes 2 and 3. The weighted average number of Common Limited Partner units was 375.68 for the year ended December 31, 1995.

2. DISTRIBUTIONS AND ALLOCATIONS:

     Under terms of the Agreement, allocation of partnership profits for income tax reporting purposes is as follows: (i) to partners with deficit capital account balances, in proportion to such deficits, until such deficits are reduced to zero; (ii) to the Preferred Limited Partners until each such Preferred Limited Partner's capital account equals its unrecovered capital plus its unrecovered preference amount (preference amount is equal to 15% of the unrecovered capital and the unrecovered preference amount per annum compounded semiannually on each June 30 and December 31); (iii) to the Common Limited Partners and the General Partner until each of such partner's capital account equals its unrecovered capital; and (iv) the remaining balance to the Preferred Limited Partners in respect of Preferred Limited Partner units with respect to which the Contingent Distribution Right, as defined in the Agreement, has not been converted, in an amount equal to 11% of the amount to be allocated, multiplied by the Proration Factor, as defined, and, of the remaining amount, 99% to the Common Limited Partners and 1% to the General Partner.

     Partnership losses for income tax reporting purposes are allocated as follows: (i) 1% to the Preferred Limited Partners, 98% to the Common Limited Partners and 1% to the General Partner until the capital accounts of any such partner is reduced to zero; (ii) 99% to the Common Limited Partners and 1% to the General Partner until the capital account of any such partner is reduced to zero; and (iii) to the General Partner and the Common Limited Partners in proportion to the positive balances of their capital accounts until such balances are reduced to zero; provided, however, any item of loss or deduction which would cause or increase a deficit balance in a limited partner's capital account shall be allocated to the General Partner.

     As stated in the Agreement, the Partnership may make distributions to the partners out of all available funds at such times and in such amounts as the General Partner may determine in its sole discretion.

     For financial reporting purposes, redemption preference allocations, profits and losses are allocated in accordance with the liquidation provisions of the Agreement.

3. REDEEMABLE PREFERRED LIMITED UNITS:

     The Partnership may, at its option, redeem all or any portion of the outstanding Preferred Limited Partner units for an amount equal to the Optional Redemption Price, as defined in the Agreement, on three separate occasions, on or after January 18, 2000; provided, however, the Partnership has funds available to pay in cash the Optional Redemption Price for all the Preferred Limited Partner units to be redeemed. In the case of any redemption of less than all of the then outstanding Preferred Limited Partner units, such redemption shall be made pro rata among all the holders of the Preferred Limited Partner units according to the number

                        CHARTER COMMUNICATIONS II, L.P.

of Preferred Limited Partner units held. In addition, the Partnership must redeem all of the outstanding Preferred Limited Partner units at the Mandatory Redemption Price, as defined in the Agreement, on January 18, 2005.

     The Class A Preferred Limited Partner shall have the right, on three separate occasions, and the Class B Preferred Limited Partner, on one occasion, to require the Partnership to purchase all or any portion of their outstanding units. The occasions are as follows:

          1. Five-year put option -- at anytime after January 18, 2000;

          2. Change of control put option -- within 90 days following the occurrence of a change of Control Event, as defined in the Agreement; and

          3. Default put option -- immediately following and during the continuation of an Event of Default, as defined in the Agreement.

     The redemption of the above put options is conditioned upon the purchase not causing default under any Senior Securities, as defined in the Agreement, which would give the holders thereof the right to accelerate the maturity of any scheduled payments. Based on the redemption clauses, the Class A and B Preferred Limited Partners' preference return has been reflected as an addition to the Redeemable Preferred Limited units, and the decrease has been allocated to the General Partner and Common Limited Partner consistent with the liquidation and distribution provisions in the Agreement.

     At December 31, 1995, the balance related to the Preferred Limited Partner units is determined as follows:

    Initial contributions...................................................  $35,000,000
    1995 redemption preference allocation...................................    3,729,149
                                                                              -----------
                                                                              $38,729,149
                                                                              ===========

     For purposes of the consolidated statement of cash flows, the above redemption preference allocation is considered a noncash financing transaction.

4. ACQUISITIONS:

     In January 1995, CC-II completed the acquisition of systems from Crown, a subsidiary of Hallmark Cards, Incorporated for an aggregate purchase price of approximately $112.8 million. The acquisition of the Crown systems was part of a series of larger transactions in which Crown sold its cable television systems to a group of investors, including Charter, CC-II, certain affiliates of Charter, and third parties, for a total purchase price of approximately $900.0 million. To finance this acquisition, the Partnership entered into a revolving credit agreement (see Note 8).

     In April 1995, CC-III acquired the stock of Peachtree, including cable television systems located in Georgia, for an aggregate purchase price of approximately $22.3 million. In connection with the completion of the Peachtree acquisition, the Partnership recorded approximately $7,000,000 of additional franchise costs and deferred income taxes, resulting from differences between the financial reporting and tax bases of certain assets acquired. For purposes of the consolidated statement of cash flows, the recording of this activity was considered a noncash transaction.

     In May 1995, CC-III purchased the CableSouth systems for an aggregate purchase price of approximately $49.2 million.

     In July 1995, CC-II acquired the Masada systems for an aggregate purchase price of approximately $35.2 million.

                        CHARTER COMMUNICATIONS II, L.P.

     In November 1995, CC-II acquired the Masada II systems for an aggregate purchase price of approximately $35.5 million.

     All of the above acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the date of acquisition. The following shows the purchase price and allocation of purchase price to assets acquired and liabilities assumed:

                                    CROWN        PEACHTREE    CABLESOUTH      MASADA       MASADA II
                                 ------------   -----------   -----------   -----------   -----------
Purchase price:
  Cash paid to seller..........  $109,639,897   $21,969,670   $48,475,475   $34,547,135   $34,955,123
  Assumed liabilities..........       337,725        75,000       150,000       115,000       125,000
  Transaction costs............     2,822,449       300,000       600,000       500,000       450,000
                                 ------------   -----------   -----------   -----------   -----------
                                 $112,800,071   $22,344,670   $49,225,475   $35,162,135   $35,530,123
                                 ============   ===========   ===========   ===========   ===========
Allocation of purchase price to
  assets acquired:
  Cash.........................  $  3,743,826   $     9,121   $        --   $        --   $        --
  Accounts receivable..........       345,444        64,640       134,532        20,264        32,554
  Prepaid expenses and other
     assets....................       150,455       158,293        38,903        36,733        21,482
  Property, plant and
     equipment.................    51,836,684     5,293,554     4,575,134     3,530,312     2,541,886
  Franchise costs..............    62,473,490    17,131,446    44,586,571    31,734,688    33,033,114
  Accounts payable and accrued
     expenses..................    (5,749,828)     (312,384)     (109,665)     (159,862)      (98,913)
                                 ------------   -----------   -----------   -----------   -----------
                                 $112,800,071   $22,344,670   $49,225,475   $35,162,135   $35,530,123
                                 ============   ===========   ===========   ===========   ===========

     The following are unaudited pro forma operating results for the above acquisitions as though the acquisitions had been made on January 1, 1995.

                                                                          FOR THE YEAR ENDED
                                                                          DECEMBER 31, 1995
                                                                          ------------------
                                                                             (UNAUDITED)
    Service revenues....................................................     $ 54,050,210
    Loss from operations................................................     $   (810,491)
    Net loss............................................................     $(13,335,294)
    Net loss per average Common Limited Partner units outstanding.......     $    (34,937)

5. PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following at December 31, 1995:

    Trunk and distribution systems..........................................  $47,180,834
    Subscriber installations................................................   11,636,137
    Land, buildings, headends and leasehold improvements....................   11,047,526
    Converters..............................................................    4,033,023
    Vehicles and equipment..................................................    1,706,496
    Office equipment........................................................    1,067,750
                                                                              -------------
                                                                               76,671,766
    Less- Accumulated depreciation..........................................   (6,440,458)
                                                                              -------------
                                                                              $70,231,308
                                                                              =============

                        CHARTER COMMUNICATIONS II, L.P.

6. OTHER ASSETS:

     Other assets are detailed as follows at December 31, 1995:

    Debt issuance costs, net of accumulated amortization of $164,599.........  $1,583,395
    Organizational expenses, net of accumulated amortization of $244,464.....   1,142,163
                                                                               ------------
                                                                               $2,725,558
                                                                               ============

7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31, 1995:

    Accounts payable.........................................................  $  276,194
    Franchise fees...........................................................     814,014
    Capital expenditures.....................................................   1,026,199
    Programming expenses.....................................................   1,116,178
    Accrued interest.........................................................   1,258,411
    Other....................................................................   2,668,578
                                                                               ----------
                                                                               $7,159,574
                                                                               ==========

8. LONG-TERM DEBT:

     In January 1995, the Partnership entered into a revolving credit agreement (the "Old Credit Agreement") with a consortium of banks for borrowings up to $80,000,000. During May 1995, the Partnership terminated the Old Credit Agreement and entered into a new revolving credit agreement (the "Credit Agreement") with a consortium of banks for borrowings up to $135,000,000. On July 31, 1995, the Partnership and the banks amended the Credit Agreement to allow for borrowings up to $165,000,000 for the purpose of making certain acquisitions. On November 29, 1995, the Partnership and the banks amended the Credit Agreement again to provide for term loans in the aggregate amount of $40,000,000 and total borrowings of $205,000,000, including a $165,000,000 revolving credit facility. Principal payments are due in quarterly installments beginning March 31, 1998, and continuing through September 30, 2004. Portions of the debt bear interest, at the Partnership's option, at rates based upon the Base Rate, as defined in the Credit Agreement, LIBOR, or prevailing bid rates of certificates of deposit. The weighted average interest rate was 8.16% at December 31, 1995. During 1995, interest rates ranged from 8.125% to 8.875%. The effective weighted average interest rate and weighted average borrowings were 8.46% and approximately $121,092,000, respectively, during 1995. As this debt instrument bears interest at current market rates, its carrying amount approximates fair market value at December 31, 1995.

     Borrowings under the Credit Agreement are subject to certain financial and nonfinancial covenants and restrictions, the most restrictive of which requires maintenance of a ratio of debt to annualized operating cash flow, as defined, not to exceed 6.5 to 1 at December 31, 1995. Borrowings under the Credit Agreement are collateralized by the assets of the Partnership. A quarterly commitment fee of 0.375% per annum is payable on the unused revolving credit facility portion of the Credit Agreement.

                        CHARTER COMMUNICATIONS II, L.P.

     Commencing March 31, 1998, and at the end of each calendar quarter thereafter, the revolving credit facility commitment (available borrowings) shall be reduced on an annual basis as set forth below:

                                                                              AMOUNT OF
                                     YEAR                                     REDUCTION
    -----------------------------------------------------------------------  ------------
    1998...................................................................  $ 13,200,000
    1999...................................................................    15,180,000
    2000...................................................................    23,925,000
    2001...................................................................    31,350,000
    2002...................................................................    38,115,000
    2003...................................................................    43,230,000
                                                                             ------------
                                                                             $165,000,000
                                                                             ============

     Future principal payments on the Credit Agreement at December 31, 1995, are as follows:

                                     YEAR                                       AMOUNT
    -----------------------------------------------------------------------  ------------
    1996...................................................................  $         --
    1997...................................................................            --
    1998...................................................................       200,000
    1999...................................................................       200,000
    2000...................................................................    14,005,000
    Thereafter.............................................................   151,895,000
                                                                             ------------
                                                                             $166,300,000
                                                                             ============

     As a requirement of the Credit Agreement, the Partnership has secured interest rate swap and cap agreements with a certain lender bank. The Credit Agreement requires the Partnership to enter into interest hedge agreements for amounts not less than 50% of the outstanding obligations. In addition, the interest hedge agreements must provide interest rate protection for a weighted average period of not less than 18 months. Under the swap agreement, on a quarterly basis, if the 90 day variable rate exceeds the fixed rate stated below, the Partnership will receive payments from the bank to offset the higher interest rate on the notional principal amount. These payments, if any, will be recorded as reductions of interest expense. The following summarizes certain information pertaining to the interest rate protection agreements as of December 31, 1995:

 NOTIONAL                FIXED        CONTRACT           FAIR VALUE/
  AMOUNT        TYPE     RATE      EXPIRATION DATE     REDEMPTION PRICE
- -----------     ----     -----     ---------------     ----------------
$40,000,000     Swap     6.01 %    June 12, 1996           $ 87,000
 20,000,000     Cap      8.50 %    March 28, 1998             9,600
 20,000,000     Cap      8.50 %    April 13, 1998             8,900
- -----------                                            ----------------
$80,000,000                                                $105,500
 ==========                                            =============

     The fair value of the interest rate caps or swaps is the estimated amount the Partnership would receive or pay to eliminate the cap or swap agreement at the reporting date, taking into account current interest rates and the credit-worthiness of the counterparties.

     Management believes that the seller of the interest rate swap and cap agreements will be able to meet its obligations under the agreements. The purpose of the Partnership's involvement in the interest rate swap and cap agreements is to minimize the Partnership's exposure to interest rate fluctuations on its floating rate debt. Management believes that it has no material concentration of credit or market risks with respect to its interest rate protection agreements.

                        CHARTER COMMUNICATIONS II, L.P.

9. DEBT ISSUANCE COSTS:

     The Partnership refinanced its debt agreement in May 1995. Accordingly, the debt issuance costs related to the initial debt were written off. The effect of this write-off was a $1,959,438 charge to expense and was recorded as an extraordinary item. Additional debt issuance costs were recorded related to the new debt agreement.

10. NET LOSS FOR INCOME TAX PURPOSES:

     The following reconciliation summarizes the differences between CC-II and CC-III's combined net loss for financial reporting purposes and net loss for federal income tax purposes for the year ended December 31, 1995:

    Net loss for financial reporting purposes..............................  $ (8,895,886)
    Depreciation differences between financial reporting and tax
      reporting............................................................    (3,793,373)
    Amortization differences between financial reporting and tax
      reporting............................................................      (143,058)
    Differences in expenses recorded for financial reporting and reported
      for tax purposes.....................................................     1,320,502
    Revenue reported for tax reporting deferred for financial reporting....       434,817
    Other..................................................................        61,576
                                                                             ------------
              Net loss for federal income tax purposes.....................  $(11,015,422)
                                                                             ============

     The following summarizes the significant cumulative temporary differences between CC-II and CC-III's financial reporting basis and federal income tax reporting basis as of December 31, 1995:

    Assets:
      Accounts receivable...................................................  $   161,561
      Accrued expenses......................................................    1,158,941
      Deferred revenue......................................................      434,817
                                                                              -----------
                                                                              $ 1,755,319
                                                                              ===========
    Liabilities:
      Property, plant and equipment.........................................  $(3,793,373)
      Franchise costs.......................................................   (4,192,656)
                                                                              -----------
                                                                              $(7,986,029)
                                                                              ===========

     As previously stated, Peachtree is a C corporation. The benefit for income taxes is the result of the change in deferred income taxes for the year ended December 31, 1995. The statutory and effective tax rates approximated 40%.

                        CHARTER COMMUNICATIONS II, L.P.

     As of December 31, 1995, temporary differences and carryforwards that gave rise to deferred income tax assets and liabilities pertaining to Peachtree are as follows:

    Deferred income tax assets:
      Accounts receivable...................................................  $     4,771
      Accrued expenses......................................................        7,401
      Tax loss carryforwards................................................      548,100
      Tax credit carryforwards..............................................      361,195
                                                                              -----------
              Total deferred income tax assets..............................      921,467
                                                                              -----------
    Deferred income tax liabilities:
      Property, plant and equipment.........................................   (1,481,396)
      Franchise costs and other assets......................................   (4,551,379)
                                                                              -----------
              Total deferred income tax liabilities.........................   (6,032,775)
                                                                              -----------
              Net deferred income tax liability.............................  $(5,111,308)
                                                                              ===========

     At December 31, 1995, Peachtree had a net operating loss carryforward for income tax purposes of approximately $1,370,000 which, if not utilized to reduce taxable income in future periods, expires in the years 2003 through 2006. All net operating losses have been recognized for financial statement purposes as a reduction of deferred income taxes. In addition, Peachtree has an alternative minimum tax credit carryforward of approximately $361,000, which may be carried forward indefinitely.

11. RELATED-PARTY TRANSACTIONS:

     Charter provides management services to the Partnership under the terms of a contract which provides for fees equal to 5% of the Partnership's gross operating revenues. Through December 31, 1998, 60% of such fees shall be paid quarterly with the balance being deferred. Thereafter, the entire fee may be deferred until termination of the Partnership. Expenses recognized under this contract during 1995 were $1,912,846. Management fees currently payable of $362,963 are included in net receivable from affiliates at December 31, 1995.

     The Partnership is insured for medical, dental and workers' compensation claims by Charter. Charter charges the Partnership monthly premiums based on the Partnership's total number of employees, historical claims and medical cost trend rates. Management considers this allocation to be reasonable for the operation of the Partnership. During 1995, the Partnership expensed approximately $319,000 relating to insurance allocations.

     CC-II and other affiliated entities maintain regional offices. The regional offices perform certain operational services on behalf of the Partnership and other affiliated entities. The cost of these services was allocated to the Partnership and affiliated entities based on their number of subscribers. Management considers this allocation to be reasonable for the operation of the Partnership. During 1995, the Partnership expensed approximately $603,000 relating to these services.

     The Partnership has an agreement with Charter to pay an acquisition fee equal to approximately 1% of the purchase price paid for cable television systems acquired. Total acquisition fees paid to Charter in 1995 were $450,000. In addition, Charter received $2,900,000 of partnership interests as consideration for certain acquisitions during 1995.

                        CHARTER COMMUNICATIONS II, L.P.

12. COMMITMENTS AND CONTINGENCIES:

  Leases

     The Partnership leases certain facilities and equipment under noncancelable operating leases. Rent expense incurred under leases during 1995 was approximately $216,200. Future minimum lease payments are as follows:

    1996......................................................................  $260,141
    1997......................................................................   217,712
    1998......................................................................   206,962
    1999......................................................................   127,905
    2000......................................................................    31,343
    Thereafter................................................................   106,538

     The Partnership rents utility poles in its operations. Generally, pole rental agreements are short term, but the Partnership anticipates that such rentals will recur. Rent expense incurred for pole attachments during 1995 was approximately $460,200.

  Insurance Coverage

     The Partnership currently does not have, and does not in the near term anticipate having, property and casualty insurance on its underground distribution plant. Due to large claims incurred by the property and casualty insurance industry, the pricing of insurance coverage has become inflated to the point where, in the judgment of the Partnership's management, the insurance coverage is cost prohibitive. Management will continue to monitor the insurance markets to attempt to obtain coverage for the Partnership's distribution plant at reasonable rates.

  Litigation

     The Partnership is a party to lawsuits which are generally incidental to its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Partnership's consolidated financial position and results of operations.

13. REGULATION IN THE CABLE TELEVISION INDUSTRY:

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. In addition, recent legislative and regulatory changes and additional regulatory proposals under consideration may materially affect the cable television industry.

  1992 Cable Act and FCC Regulation

     Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which became effective on December 4, 1992. This legislation has caused significant changes to the regulatory environment in which the cable television industry operates. The 1992 Cable Act generally allows for a greater degree of regulation of the cable television industry. Under the 1992 Cable Act's definition of effective competition, nearly all cable systems in the United States are subject to rate regulation of basic cable services.

     The 1992 Cable Act and the Federal Communications Commission's ("FCC") rules implementing the 1992 Cable Act have generally increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local franchise authorities. Management is unable to predict the ultimate effect of the 1992 Cable Act or the ultimate outcome of various

                        CHARTER COMMUNICATIONS II, L.P.

FCC rule-making proceedings or the litigation challenging various aspects of the 1992 Cable Act and the FCC's regulations implementing the 1992 Cable Act.

     The 1992 Cable Act and FCC regulations have imposed rate requirements for basic services and equipment, including rate roll-backs. Under the 1992 Cable Act, a local franchising authority in a community not subject to "effective competition" generally is authorized to regulate basic cable rates after certifying to the FCC that, among other things, it will adopt and administer rate regulation consistent with FCC rules, and in a manner that will provide a reasonable opportunity to consider the views of interested parties. The Telecommunications Act of 1996, passed by Congress on February 1, 1996, and signed into law by the President on February 8, 1996, broadens the definition of "effective competition" to include any franchise area where a local exchange carrier (or its affiliate) provides video programming services to subscribers by any means, other than through Direct Broadcast Satellite. Upon certification, the franchising authority obtains the right to approve the basic rates charged by the cable system operator. In regulating the basic service rates, certified local franchise authorities have the authority to order a rate refund of previously paid rates determined to be in excess of the maximum permitted reasonable rates.

     Rate regulation of the basic service tier remains subject to regulation by local franchising authorities under the Telecommunications Act of 1996, except in certain circumstances for small cable operators. For a defined class of "small cable operators," the Telecommunications Act of 1996 immediately eliminates regulation of cable programming rates. Rates for basic tier of small cable operators are deregulated if the system offered a single tier of services as of December 31, 1994.

     Under the 1992 Cable Act, rates for cable programming services not carried on the basic tier (nonbasic services) could be regulated by the FCC upon the filing of a complaint by franchise authorities or subscribers that indicates the cable operator's rates for these services are unreasonable. Rate complaints have been filed with the FCC with respect to certain of the Partnership's cable programming services; none of such complaints have been resolved by the FCC as of the date of the consolidated financial statements. The Telecommunications Act of 1996 eliminates regulation of nonbasic programming as of March 31, 1999. In the interim, rate regulation of the nonbasic programming tier can only be triggered by a franchising authority complaint to the FCC. If the FCC determines that the Partnership's nonbasic programming service tier rates are unreasonable, the FCC has the authority to order the Partnership to reduce nonbasic programming service tier rates and to refund to customers any overcharges occurring from the filing date of the rate complaint with the FCC.

     Under the FCC's initial rate regulations pursuant to the 1992 Cable Act, regulated cable systems were required to apply a benchmark formula to determine their maximum permitted rates. Those systems whose rates were above the benchmark on September 30, 1992, were required to reduce their rates to the benchmark or by 10%, whichever was less. Under revised rate regulations adopted February 1994, regulated cable systems were required to set their rates so that regulated revenues per subscriber did not exceed September 30, 1992, levels, reduced by 17% (taking into account the previous 10% reduction).

     Notwithstanding mandated rate regulations, cable operators currently may adjust their regulated rates to reflect inflation and what the FCC has deemed to be external costs (such as increases in franchise fees).

     In September 1995, the FCC developed an abbreviated cost-of-service form that permits cable operators to recover costs of significant upgrades that provide benefits to subscribers of regulated cable services. Cable operators seeking to raise rates to cover costs of an upgrade would submit only the costs of the upgrade instead of all current costs. In December 1995, the FCC revised its cost-of-service rules. At this time, management is unable to predict the effect of these revised rules on the Partnership's consolidated financial position or results of operations.

     In another action in September 1995, the FCC established a new optional rate adjustment methodology that encourages operators to limit their rate increases to once a year to reflect inflation and changes in external

                        CHARTER COMMUNICATIONS II, L.P.

costs and the number of channels. The rules permit cable operators to "project reasonably" changes in their costs for the 12 months following the rate change (in an effort to eliminate delays in recovering costs). The order allows operators to recover increases in additional types of franchise-requirement costs. Permitted pass-through increases include increases in the cost of providing institutional networks, video services, data services to or from governmental and educational institutions, and certain other cost increases. Management is unable to predict the effect of these new rules on the Partnership's business.

     In November 1995, the FCC proposed to provide cable operators with the option of establishing uniform rates for similar service packages offered in multiple franchise areas located in the same region. Under the FCC's current rules, cable operators subject to rate regulation must establish rates on a franchise-specific basis. The proposed rules could lower cable operators' marketing costs and may also allow operators to better respond to competition from alternative providers. Management is unable to predict if these proposed rules will ultimately be promulgated by the FCC, and if they are promulgated, their effect on the Partnership's consolidated financial position and results of operations.

     While management believes that the Partnership has complied in all material respects with the rate provisions of the 1992 Cable Act, in jurisdictions that have not yet chosen to certify, refunds covering a one-year period on basic services may be ordered upon future certification if the Partnership is unable to justify its rates through a benchmark or cost-of-service filing or small system cost-of-service filing pursuant to FCC rules. Management is unable to estimate at this time the amount of refunds, if any, that may be payable by the Partnership in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. Management does not believe that the amount of any such refunds would have a material adverse effect on the consolidated financial position or results of operations of the Partnership.

  "Must Carry" Requirements/"Retransmission Consents"

     Under the 1992 Cable Act, cable television operators are subject to mandatory signal carriage requirements that allow local commercial and noncommercial television broadcast stations to elect to require a cable system to carry the station, subject to certain exceptions, or, in the case of commercial stations, to negotiate for "retransmission consent" to carry the station. In addition, there are requirements for cable systems to obtain retransmission consent for all "distant" commercial television stations, commercial radio stations and certain low power television stations carried by such systems after October 6, 1993. As a result of the mandatory system carriage rules, some of the Partnership's systems have been required to carry television broadcast stations that otherwise would not have been carried, thereby causing displacement of possibly more attractive programming.

  Franchise Matters

     The 1992 Cable Act modified the franchise renewal process to make it easier for a franchising authority to deny renewal. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of the franchise agreement. Although management believes that the Partnership has generally met the terms of its franchise agreements and has provided quality levels of service, and anticipates the Partnership's future franchise renewal prospects generally will be favorable, there can be no assurance that any such franchises will be renewed or, if renewed, that the franchising authority will not impose more onerous requirements on the Partnership than previously existed.

  Recent Telecommunications Legislation

     The Telecommunications Act of 1996 alters federal, state, and local laws and regulations pertaining to cable television, telecommunications and other services.

                        CHARTER COMMUNICATIONS II, L.P.

     Under the Telecommunications Act of 1996, telephone companies can compete directly with cable operators in the provision of video programming. This new legislation recognizes several multiple entry options for telephone companies to provide competitive video programming.

     The Telecommunications Act of 1996 eliminates broadcast/cable cross-ownership restrictions, but leaves in place FCC regulations prohibiting local cross-ownership between television stations and cable systems.

     Certain provisions of the Telecommunications Act of 1996 could materially affect the growth and operation of the cable television industry and the cable services provided by the Partnership. Although the new legislation may substantially lessen regulatory burdens, the cable television industry may be subject to additional competition as a result thereof. There are numerous rule makings to be undertaken by the FCC which will interpret and implement the Telecommunications Act's provisions. In addition, certain provisions of the Telecommunications Act of 1996 (such as the deregulation of cable programming rates) are not immediately effective. Further, certain of the Telecommunications Act's provisions have been and are likely to be subject to judicial challenges. Management is unable at this time to predict the outcome of such rule makings or litigation or the substantive effect of the new legislation and the rule makings on the consolidated financial position and results of operations of the Partnership.

14. 401(K) PLAN:

     In 1995, the Partnership adopted the Charter Communications, Inc. 401(k) Plan (the "Plan") for the benefit of its employees. All employees who have completed one year of employment are eligible to participate in the Plan. The Plan is a tax-qualified retirement savings plan to which employees may elect to make pretax contributions up to the lesser of 10% of their compensation or dollar thresholds established under the Internal Revenue Code. The Partnership contributes an amount equal to 50% of the first 5% contributed by each employee. During 1995, the Partnership matched contributions of approximately $42,800.

15. INSURANCE SETTLEMENT:

     In October 1995, Hurricane Opal caused damage to certain of the Partnership's Alabama and Georgia systems. The Partnership has recorded a receivable from affiliate in the amount of $75,000 relating to an insurance advance. The claim is to be settled in 1996. In addition, the Partnership recorded a $102,427 nonoperating loss for its portion of the insurance deductible.

16. SUBSEQUENT EVENTS:

     Charter Communications Southeast, L.P. (Southeast), parent of the Partnership, and Charter Communications Southeast Holdings, L.P. (Holdings), parent of Southeast, are expected to issue approximately $125 million in Senior Notes and $75 million in Senior Discount Debentures (collectively referred to as the "Offerings") of which approximately $115.6 million will be capital contributed to the Partnership. This capital contribution will be used to repay outstanding borrowings under the Credit Agreement.

     In contemplation of and subject to the completion of the Offerings, a Co-Sale Agreement, Subscription Agreement and Contribution Agreement have been entered into by certain parties, whereby the Redeemable Preferred Limited Partners of CC-II will receive Redeemable Preferred Limited Partner and Common Limited Partner units in CharterComm Holdings, L.P., the parent of Holdings. Upon consummation of this transaction, all of CC-II's partnership interests will be indirectly and directly held by Southeast.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications, L.P.:

     We have audited the accompanying balance sheets of Charter Communications, L.P. (a Delaware limited partnership) as of December 31, 1995 and 1994, and the related statements of operations, partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Charter Communications, L.P. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                               ARTHUR ANDERSEN LLP

St. Louis, Missouri,
February 23, 1996

                          CHARTER COMMUNICATIONS, L.P.

                  BALANCE SHEETS -- DECEMBER 31, 1995 AND 1994

                       ASSETS

                                                                      1995             1994
                                                                  ------------     ------------
CURRENT ASSETS:
  Cash and cash equivalents.....................................  $    751,146     $  1,484,263
  Accounts receivable, net of allowance for doubtful accounts of
     $114,640 and $149,202, respectively........................       561,045          818,156
  Prepaid expenses and other....................................        28,422           76,104
                                                                  ------------     ------------
          Total current assets..................................     1,340,613        2,378,523
                                                                  ------------     ------------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property, plant and equipment.................................    36,798,100       31,151,507
  Franchise costs, net of accumulated amortization of
     $29,150,264 and $12,006,151, respectively..................   119,141,117      136,285,230
                                                                  ------------     ------------
                                                                   155,939,217      167,436,737
                                                                  ------------     ------------
RESTRICTED FUNDS HELD IN ESCROW.................................            --          463,414
                                                                  ------------     ------------
OTHER ASSETS....................................................     2,541,679        3,074,229
                                                                  ------------     ------------
                                                                  $159,821,509     $173,352,903
                                                                   ===========      ===========
LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Current maturities of long-term debt..........................  $         --     $  1,168,750
  Accounts payable and accrued expenses.........................     5,027,524        4,207,201
  Subscriber deposits and prepayments...........................       145,142          102,218
  Payables to affiliates........................................       660,543          238,238
                                                                  ------------     ------------
          Total current liabilities.............................     5,833,209        5,716,407
                                                                  ------------     ------------
DEFERRED REVENUE................................................       679,882               --
                                                                  ------------     ------------
DEFERRED MANAGEMENT FEES PAYABLE TO AFFILIATE...................     1,132,886          441,405
                                                                  ------------     ------------
LONG-TERM DEBT, less current maturities.........................    92,825,000       92,331,250
                                                                  ------------     ------------
SPECIAL LIMITED PARTNER UNITS, 345.8526 Class A and 54.1163
  Class B units, issued and outstanding.........................    44,972,506       41,921,466
                                                                  ------------     ------------
REDEEMABLE PREFERRED LIMITED UNITS, 143.5 Class A units, issued
  and outstanding...............................................    14,378,026       15,976,333
                                                                  ------------     ------------
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL:
  General Partner...............................................            --               --
  Preferred Limited Partners, 291.26 Class B units, issued and
     outstanding................................................            --       16,966,042
  Common Limited Partners, 7.9 units, issued and outstanding....            --               --
                                                                  ------------     ------------
          Total partners' capital...............................            --       16,966,042
                                                                  ------------     ------------
                                                                  $159,821,509     $173,352,903
                                                                   ===========      ===========

      The accompanying notes are an integral part of these balance sheets.

                          CHARTER COMMUNICATIONS, L.P.

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                      1995             1994
                                                                  ------------     ------------
SERVICE REVENUES:
  Basic service.................................................  $ 25,511,069     $ 16,314,348
  Premium service...............................................     4,180,535        2,786,478
  Other.........................................................     4,882,392        2,460,290
                                                                  ------------     ------------
                                                                    34,573,996       21,561,116
                                                                  ------------     ------------
OPERATING EXPENSES:
  Operating costs...............................................    14,926,233        9,228,422
  General and administrative....................................     3,127,880        1,924,182
  Depreciation and amortization.................................    21,413,070       14,319,589
  Management fees -- related party..............................     1,729,166        1,078,000
                                                                  ------------     ------------
                                                                    41,196,349       26,550,193
                                                                  ------------     ------------
          Loss from operations..................................    (6,622,353)      (4,989,077)
                                                                  ------------     ------------
OTHER INCOME (EXPENSE):
  Interest income...............................................        74,683           34,564
  Interest expense..............................................    (8,283,083)      (4,654,539)
  Loss from Hurricane Opal......................................      (642,373)              --
  Other.........................................................       (40,183)              --
                                                                  ------------     ------------
                                                                    (8,890,956)      (4,619,975)
                                                                  ------------     ------------
          Net loss..............................................   (15,513,309)      (9,609,052)
          Redemption preference allocation -- Special Limited
            Partner units.......................................    (3,051,040)      (1,924,573)
          Redemption preference allocation -- Redeemable
            Preferred Limited units.............................    (1,810,650)      (1,626,333)
          Net loss allocated to Redeemable Preferred Limited
            units...............................................     3,408,957               --
                                                                  ------------     ------------
               Net loss applicable to Partners' Capital
                 accounts.......................................  $(16,966,042)    $(13,159,958)
                                                                   ===========      ===========
NET LOSS ALLOCATION TO PARTNERS' CAPITAL ACCOUNTS:
  General Partner...............................................  $         --     $   (210,000)
  Class B Preferred Limited Partners............................   (16,966,042)     (12,159,958)
  Common Limited Partners.......................................            --         (790,000)
                                                                  ------------     ------------
                                                                  $(16,966,042)    $(13,159,958)
                                                                   ===========      ===========
NET LOSS PER AVERAGE COMMON LIMITED PARTNER UNITS OUTSTANDING...  $         --     $   (100,000)
                                                                   ===========      ===========

        The accompanying notes are an integral part of these statements.

                          CHARTER COMMUNICATIONS, L.P.

                        STATEMENTS OF PARTNERS' CAPITAL
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                         CLASS B
                                                        PREFERRED        COMMON
                                          GENERAL        LIMITED         LIMITED
                                          PARTNER        PARTNERS       PARTNERS         TOTAL
                                         ---------     ------------     ---------     ------------
BALANCE, December 31, 1993.............  $      --     $         --     $      --     $         --
  Contributions........................    210,000       29,126,000       790,000       30,126,000
  Allocation of net loss...............   (210,000)     (12,159,958)     (790,000)     (13,159,958)
                                         ---------     ------------     ---------     ------------
BALANCE, December 31, 1994.............         --       16,966,042            --       16,966,042
  Allocation of net loss...............         --      (16,966,042)           --      (16,966,042)
                                         ---------     ------------     ---------     ------------
BALANCE, December 31, 1995.............  $      --     $         --     $      --     $         --
                                         =========     ============     =========     ============

        The accompanying notes are an integral part of these statements.

                          CHARTER COMMUNICATIONS, L.P.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                     1995             1994
                                                                 ------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.....................................................  $(15,513,309)    $  (9,609,052)
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
     Depreciation and amortization.............................    21,413,070        14,319,589
     Amortization of interest rate cap agreements..............       116,992                --
     Loss from Hurricane Opal..................................       642,373                --
     Change in assets and liabilities, net of effects from
       acquisition --
       Accounts receivable, net................................       257,111          (114,188)
       Prepaid expenses and other..............................        47,682           (76,104)
       Accounts payable and accrued expenses...................       820,323         3,516,308
       Subscriber deposits and prepayments.....................        42,924            (2,098)
       Payables to affiliates..................................     1,113,786           679,643
       Deferred revenue........................................       679,882                --
                                                                 ------------     -------------
          Net cash provided by operating activities............     9,620,834         8,714,098
                                                                 ------------     -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment...................   (10,762,266)       (4,995,661)
  Proceeds from sale of property, plant and equipment..........       119,901                --
  Payment for acquisition, net of cash acquired................            --      (176,387,357)
  Payments of organizational expenses..........................            --          (827,976)
  Restricted funds held in escrow..............................       463,414          (463,414)
  Proceeds from insurance settlement...........................       500,000                --
                                                                 ------------     -------------
          Net cash used in investing activities................    (9,678,951)     (182,674,408)
                                                                 ------------     -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under revolving credit agreement..................     4,325,000        96,500,000
  Payments under revolving credit agreement....................    (5,000,000)       (3,000,000)
  Payments of debt issuance costs..............................            --        (2,036,820)
  Payments for interest rate cap agreements....................            --          (391,500)
  Preferred Limited Partners' contributions....................            --        43,476,000
  Common Limited Partners' contributions.......................            --           790,000
  General Partner's contribution...............................            --           210,000
  Issuance of Special Limited Partnership units................            --        39,996,893
  Issuance of note receivable -- related party.................            --          (100,000)
                                                                 ------------     -------------
          Net cash (used in) provided by financing
            activities.........................................      (675,000)      175,444,573
                                                                 ------------     -------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS...........      (733,117)        1,484,263
CASH AND CASH EQUIVALENTS, beginning of year...................     1,484,263                --
                                                                 ------------     -------------
CASH AND CASH EQUIVALENTS, end of year.........................  $    751,146     $   1,484,263
                                                                 ============     =============
CASH PAID FOR INTEREST.........................................  $  7,874,086     $   4,058,098
                                                                 ============     =============

        The accompanying notes are an integral part of these statements.

                          CHARTER COMMUNICATIONS, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization and Basis of Presentation

     Charter Communications, L.P. (the "Partnership"), a Delaware limited partnership, was formed on November 19, 1993, for the purpose of acquiring and operating existing cable television systems. At December 31, 1993, the Partnership had a $100 receivable from both the General Partner and the initial Preferred Limited Partner for the initial capital contributions required to form the Partnership. These receivables were recorded as a reduction to the Partners' capital accounts. The Partnership commenced operations effective April 1994, through the acquisition of certain cable television systems. The Partnership will terminate no later than June 30, 2010, as provided in the partnership agreement (the "Agreement"). LEB Communications, Inc. (LEB), the General Partner, holds a 21% common interest in the Partnership. CharterComm, Inc. (CharterComm) holds the remaining 79% common interest in the Partnership and owns 40% of LEB. Charter Communications, Inc. (Charter) indirectly owns approximately a 6% common interest of the Partnership.

     As of December 31, 1995, the Partnership provided cable television service to approximately 70 franchises serving approximately 101,400 basic subscribers in Alabama, Georgia and Louisiana.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents

     Cash equivalents at December 31, 1995 and 1994, consist primarily of repurchase agreements with original maturities of 90 days or less. These investments are carried at cost, which approximates market value. The Partnership is subject to loss for amounts invested in repurchase agreements in the event of nonperformance of the financial institution which acts as the counterparty under such agreements; however, such noncompliance is not anticipated.

  Property, Plant and Equipment

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a residence are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement and betterments are capitalized.

     Depreciation is provided using the composite method on a straight-line basis over the estimated useful lives of the related property and equipment as follows:

        Buildings and headends...........................................  9-20 years
        Trunk and distribution systems...................................    10 years
        Subscriber installations.........................................    10 years
        Converters.......................................................     5 years
        Vehicles and equipment...........................................   4-8 years
        Office equipment.................................................  5-10 years

                          CHARTER COMMUNICATIONS, L.P.

  Intangible Assets

     Franchise costs are being amortized using the straight-line method over the term of the individual franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Organizational expenses are being amortized by the straight-line method over five years. Debt issuance costs are being amortized over the term of the debt. The interest rate cap costs are being amortized over the terms of the agreements, approximately three years.

     During 1995, the Partnership adopted Statement of Financial Accounting Standards (SFAS) No. 121 entitled, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." In accordance with SFAS No. 121, the Partnership periodically reviews the carrying value of its long-lived assets, identifiable intangibles and franchise costs in relation to historical financial results, current business conditions and trends (including the impact of existing legislation and regulation) to identify potential situations in which the carrying value of such assets may not be recoverable. If a review indicates that the carrying value of such assets may not be recoverable, the carrying value of such assets in excess of their fair value will be recorded as a reduction of the assets' cost as if a permanent impairment has occurred. The adoption of SFAS No. 121 did not impact the financial statements of the Partnership.

  Revenue Recognition

     Cable service revenues are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the average estimated period that customers are expected to remain connected to the cable television system.

     Franchise fees collected from cable subscribers and paid to local franchises are reported as revenues.

  Derivative Financial Instruments

     The Company manages risk arising from fluctuations in interest rates by using interest rate swap and cap agreements, as required by its credit agreement. Certain of these agreements are treated as off-balance sheet financial instruments. The interest rate swap and cap agreements are being accounted for as a hedge of the debt obligation, and accordingly, the net settlement amount is recorded as an adjustment to interest expense in the period incurred.

  Income Taxes

     Income taxes are the responsibility of the partners and as such are not provided in the accompanying financial statements.

  Net Loss Per Average Common Limited Partner Units Outstanding

     The net loss per average common limited partner units outstanding is based upon the weighted average number of common limited partner units outstanding during the respective years after allocating the net loss in accordance with that prescribed in Notes 2, 3 and 4. The weighted average number of common limited partner units was 7.9 for the years ended December 31, 1995 and 1994.

  Reclassifications

     Certain amounts in the 1994 financial statements and footnotes have been reclassified for consistency of presentation with no effects on previously reported net loss.

                          CHARTER COMMUNICATIONS, L.P.

2. ALLOCATIONS AND DISTRIBUTIONS:

     Under terms of the Agreement, allocation of Partnership profits for income tax reporting purposes is as follows: (i) to partners with deficit capital balances, in proportion to such deficits, until such deficits are reduced to zero; (ii) to the Special Limited Partners, as discussed in Note 3; (iii) to the Class A Preferred Limited Partners until each such Limited Partner's capital account equals its unrecovered capital plus its unrecovered preference amount (preference amount is equal to 17% of the unrecovered capital and preference amount per annum); (iv) to the Class B Preferred Limited Partners until each such Limited Partner's capital account equals its unrecovered capital plus its unrecovered preference amount (preference amount is equal to 19% of the unrecovered capital and preference amount per annum); (v) to the Common Limited Partners and the General Partner until each of such Partner's capital account equals its unrecovered capital; and (vi) the remaining balance, 79% to the Common Limited Partners and 21% to the General Partner.

     Partnership losses for income tax reporting purposes are allocated as follows: (i) to the Class A Preferred Limited Partners until the capital accounts of such partners are reduced to zero; (ii) to the Class B Preferred Limited Partners until the capital accounts of such partners are reduced to zero; (iii) 79% to the Common Limited Partners, and 21% to the General Partner until the capital account of any such partner is reduced to zero; and (iv) to the partners in proportion to the positive balances of their capital accounts until such balances are reduced to zero; provided, however, any item of loss or deduction which would cause or increase a deficit balance in a limited partner's capital account shall be allocated to the General Partner.

     As stated in the Agreement, the Partnership may make distributions to the partners out of all available funds at such times and in such amounts as the General Partner may determine in its sole discretion.

     For financial reporting purposes, redemption preference allocations, profits and losses are allocated in accordance with the liquidation provisions of the Agreement.

3. SPECIAL LIMITED PARTNER UNITS:

     Under the terms of the Agreement, Partnership profits are allocated to the Special Limited Partners until the allocated profits equal the unrecovered preference amount (preference amounts range from 6% to 17.5% of the unrecovered initial cost of the partnership units and unrecovered preference amounts per annum). When there is no profit to allocate, the preference return is reflected as a decrease in the Partners' Capital. At December 31, 1995, the balance of $44,972,506 related to the Special Limited Partnership units consists of $39,996,893 of initial cost of the partnership units and $4,975,613 of preference allocation.

     In accordance with the Agreement, the Partnership may redeem the Special Limited Partnership units at any time for an amount equal to the unrecovered initial cost of the partnership units plus any unrecovered preference amount with respect to the units. In addition, the Special Limited Partner has the option to cause the Partnership to redeem the units any time after April 30, 2001. Based on these redemption clauses, the Special Limited Partnership units have been excluded from Partners' Capital and the decrease in Partners' Capital attributed to the Special Limited Partners' preference return has been allocated to the other partners in a manner consistent with the liquidation and distributions provisions of the Agreement. In accordance with the Agreement, distributions would be allocated to the Special Limited Partner equal to the unrecovered preference allocation and the unrecovered initial cost of the partnership units prior to distributions to any other partnership unit.

4. PREFERRED LIMITED PARTNER UNITS:

     The Partnership may redeem the Class A Preferred Limited Partnership units for an amount equal to the unrecovered capital plus any unrecovered preference amount on or after April 30, 1996; provided, however, that the Partnership shall not redeem any Class A Preferred Limited Partnership units prior to the redemption of all the Special Limited Partnership units. In addition, the holders of the Class A Preferred Limited

                          CHARTER COMMUNICATIONS, L.P.

Partnership units have the right to cause the Partnership to purchase all of the units held by such holders at any time after April 30, 1998, subject to certain conditions, including approval by the Special Limited Partner, as stated in the agreement, at a price equal to the unrecovered capital and the unrecovered preference amount.

     The obligation to purchase the Class A Preferred Limited Partnership units is conditioned upon the purchase not causing default under any Senior Indebtedness, as defined in the Agreement, which would afford the holder thereof the right to accelerate the maturity date of such Senior Indebtedness. Based on these redemption clauses, the Class A Preferred Limited Partners' preference return has been reflected as an addition to the Redeemable Preferred Limited units, and the decrease has been allocated to the General Partner, Class B Preferred Limited Partners and Common Limited Partners consistent with the liquidation and distribution provisions of the Agreement.

     At December 31, 1995, the balance related to Class A Redeemable Preferred Limited Partner units is determined as follows:

    Initial contributions...................................................  $14,350,000
    1994 redemption preference allocation...................................    1,626,333
                                                                              ------------
              Balance, December 31, 1994....................................   15,976,333
    1995 redemption preference allocation...................................    1,810,650
    Allocation of 1995 net loss.............................................   (3,408,957)
                                                                              ------------
              Balance, December 31, 1995....................................  $14,378,026
                                                                              ============

     A portion of the 1995 redemption preference allocation of $905,327 has not been reflected in the balance of the Class A Redeemable Preferred Limited Partner units as of December 31, 1995, since the General Partner, Common Limited Partners and Class B Preferred Limited Partners' capital accounts have been reduced to $-0-. Furthermore, the cumulative redemption preference allocation totaling $9,924,199 has not been reflected within the Class B Preferred Limited Partners' capital accounts since the General Partner and Common Limited Partners' capital accounts have been reduced to $-0-.

5. ACQUISITION:

     Effective April 30, 1994, the Partnership acquired certain assets from Citation Cablevision, Inc., Subscriber Cablevision, Inc., LaGrange Cablevision, Inc., and The Jefferson Trust Partnership (collectively, "the Sellers") for approximately $176 million which included cable television systems in Georgia, Alabama and Louisiana.

     To finance the acquisition, the Partnership entered into a revolving credit agreement (see Note 10) and issued Special Limited Partnership units.

     The acquisition was accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the date of acquisition.

                          CHARTER COMMUNICATIONS, L.P.

The following shows the purchase price and the allocation of the purchase price to assets acquired and liabilities assumed:

    Purchase price:
      Cash paid to the Sellers.............................................  $134,390,464
      Special Limited Partner units issued to the Sellers..................    39,996,893
      Assumed liabilities..................................................       500,000
      Transaction costs....................................................     1,500,000
                                                                             ------------
                                                                             $176,387,357
                                                                             ============
    Amounts allocated to:
      Accounts receivable..................................................  $    703,968
      Property, plant and equipment........................................    28,187,217
      Franchise costs......................................................   148,291,381
      Subscriber deposits and prepayments..................................      (104,316)
      Accounts payable and accrued expenses................................      (690,893)
                                                                             ------------
              Purchase price...............................................  $176,387,357
                                                                             ============

     The following are unaudited pro forma operating results for the above acquisition as though the acquisition had been made on January 1, 1994.

                                                                      FOR THE YEAR ENDED
                                                                      DECEMBER 31, 1994
                                                                      ------------------
                                                                         (UNAUDITED)
        Service revenues............................................     $ 32,147,894
        Loss from operations........................................     $ (8,815,927)
        Net loss....................................................     $(16,734,010)
        Net loss per average Common Limited Partner units
          outstanding...............................................     $   (100,000)

6. PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following at December 31:

                                                                   1995            1994
                                                                -----------     -----------
    Trunk and distribution systems............................  $29,237,864     $25,198,122
    Subscriber installations..................................    5,725,150       3,381,794
    Land, buildings and headends..............................    2,182,449       1,581,982
    Converters................................................    2,413,624         911,276
    Vehicles and equipment....................................    2,018,563       1,200,000
    Office equipment..........................................    1,070,498         909,704
                                                                -----------     -----------
                                                                 42,648,148      33,182,878
    Less -- Accumulated depreciation..........................   (5,850,048)     (2,031,371)
                                                                -----------     -----------
                                                                $36,798,100     $31,151,507
                                                                ===========     ===========

7. RESTRICTED FUNDS HELD IN ESCROW:

     In connection with the acquisition discussed in Note 5, the Partnership agreed to deposit a portion of the purchase price into an escrow account to be transferred to the Sellers upon completion of certain

                          CHARTER COMMUNICATIONS, L.P.

improvements to the cable systems, as documented in the closing agreements. During 1995, the Sellers completed improvements to the cable systems and the Partnership transferred the funds to the Sellers.

8. OTHER ASSETS:

     Other assets are detailed as follows at December 31:

                                                                     1995           1994
                                                                  ----------     ----------
    Debt issuance costs, net of accumulated amortization of
      $397,062 and $157,097.....................................  $1,639,758     $1,879,723
    Organizational expenses, net of accumulated amortization of
      $242,680 and $67,087......................................     585,296        760,889
    Interest rate cap agreements, net of accumulated
      amortization of $174,875 and $57,883......................     216,625        333,617
    Note receivable -- related party............................     100,000        100,000
                                                                  ----------     ----------
                                                                  $2,541,679     $3,074,229
                                                                  ==========     ==========

9. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31:

                                                                     1995           1994
                                                                  ----------     ----------
    Accounts payable............................................  $   42,500     $  594,951
    Accrued interest............................................   1,005,438        596,441
    Capital expenditures........................................   1,171,609        533,926
    Franchise fees..............................................     637,615        472,278
    Programming expenses........................................     837,021        915,996
    Copyright fees..............................................     250,177        236,947
    Other.......................................................   1,083,164        856,662
                                                                  ----------     ----------
                                                                  $5,027,524     $4,207,201
                                                                  ==========     ==========

10. LONG-TERM DEBT:

     During April 1994, the Partnership entered into a revolving credit agreement (the "Credit Agreement") with a consortium of banks for borrowings up to $110,000,000. The unpaid principal balance under the Credit Agreement converted to a term loan on July 31, 1995. Effective December 31, 1995, the Credit Agreement was amended to create a revolving credit facility with maximum borrowings of $15,000,000. A portion of the proceeds from the revolving credit facility were used to reduce the principal amount of the term loan outstanding to $90,000,000 (the term loan outstanding was $92,825,000 prior to the amendment), and the remainder will be used for capital expenditures and working capital purposes. Also, the maturity date of the Credit Agreement was extended to September 30, 2003, due dates on the term loan were extended, and certain financial covenants were modified.

     Principal payments are due in quarterly installments beginning September 30, 1997, and continuing through September 30, 2003. Portions of the debt bear interest, at the Partnership's option, at rates based upon the Base Rate, as defined in the Credit Agreement, LIBOR, or prevailing bid rates of certificates of deposit. The weighted average interest rate was 8.16% and 7.51% at December 31, 1995 and 1994, respectively. The effective weighted average interest rates and weighted average borrowings were 8.72% and 7.42%, and $93,622,917 and $94,125,000 during the years ended December 31, 1995 and 1994, respectively. As this debt

                          CHARTER COMMUNICATIONS, L.P.

instrument bears interest at current market rates, its carrying amount approximates fair market value at December 31, 1995.

     Borrowings under the Credit Agreement are subject to certain financial and nonfinancial covenants and restrictions, the most restrictive of which requires maintenance of a ratio of debt to annualized operating cash flow, as defined, not to exceed 6.00 to 1 at December 31, 1995. Borrowings under the Credit Agreement are collateralized by the assets of the Partnership. A quarterly commitment fee of 0.5% per annum is payable on the unused revolving credit facility of the Credit Agreement.

     Commencing September 30, 1997, and at the end of each calendar quarter thereafter, the revolving credit facility commitment (available borrowings) shall be reduced on an annual basis as set forth below:

                                                                           PERCENTAGE
                                                                            REDUCTION
YEAR                                                                      TO COMMITMENT
- ----                                                                      -------------
1997   .................................................................        3.0%
1998   .................................................................        8.0
1999   .................................................................       13.7
2000   .................................................................       17.2
2001   .................................................................       19.0
2002   .................................................................       23.1
2003   .................................................................       16.0
                                                                              -----
                                                                              100.0%
                                                                              =====

     Future principal payments on the Credit Agreement are as follows at December 31, 1995:

YEAR                                                                         AMOUNT
- ----                                                                       -----------
1996   ..................................................................  $        --
1997   ..................................................................    2,700,000
1998   ..................................................................    7,200,000
1999   ..................................................................   12,330,000
2000   ..................................................................   15,480,000
Thereafter...............................................................   55,115,000
                                                                           -----------
                                                                           $92,825,000
                                                                           ===========

     As a requirement of the Credit Agreement, the Partnership has secured interest rate swap and cap agreements with a certain lender bank. The Credit Agreement requires the Partnership to enter into interest hedge agreements for amounts not less than 50% of the outstanding obligations. In addition, the interest hedge agreements must provide interest rate protection for a weighted average period of not less than two years. Under the swap agreements, on a quarterly basis, if the 90 day variable rate exceeds the fixed rates stated below, the Partnership will receive payments from the bank to offset the higher interest rates on the notional

                          CHARTER COMMUNICATIONS, L.P.

principal amounts. These payments, if any, will be recorded as reductions of interest expense. The following summarizes certain information pertaining to the interest rate protection agreements at December 31, 1995:

                                         CONTRACT
  NOTIONAL                FIXED         EXPIRATION           FAIR VALUE/
   AMOUNT        TYPE     RATE             DATE            REDEMPTION PRICE
- ------------     ----     -----     ------------------     ----------------
$ 20,000,000     Swap     6.01 %    June 6, 1996                $42,400
  15,000,000     Cap         7 %    July 21, 1997                (3,900)
  15,000,000     Cap         8 %    July 21, 1997                  (900)
  15,000,000     Cap         8 %    July 21, 1997                 2,000
  25,000,000     Swap     5.73 %    September 18, 1997          205,300
  10,000,000     Cap       8.5 %    November 2, 1997              2,300
  55,000,000     Swap     5.92 %    October 21, 1998                  *
- ------------
$155,000,000              6.34 %    (weighted average )        $247,200
============

- ---------------
* These contracts have not been marked to market since their effective dates are after the reporting date.

     The fair value of the interest rate caps or swaps is the estimated amount the Partnership would receive or pay to eliminate the cap or swap agreement at the reporting date, taking into account current interest rates and the credit-worthiness of the counterparties.

     Management believes that the seller of the swap and cap agreements will be able to meet its obligations under the agreements. The purpose of the Partnership's involvement in interest rate swap and cap agreements is to minimize the Partnership's exposure to interest rate fluctuations on its floating rate debt. Management believes that it has no material concentration of credit or market risks with respect to these interest rate protection agreements.

11. RELATED-PARTY TRANSACTIONS:

     Charter provides management services to the Partnership under the terms of a contract which provides for fees equal to 5% of the Partnership's gross operating revenue. Through December 31, 1997, 60% of such fees shall be paid quarterly with the balance being deferred. Thereafter, the entire fee may be deferred until termination of the Partnership. Expenses recognized by the Partnership under this contract during 1995 and 1994 were $1,729,166 and $1,078,000, respectively. Management fees currently payable of $267,889 and $238,238 are included in net payable to affiliates at December 31, 1995 and 1994, respectively.

     The Partnership is insured for medical, dental and workers' compensation claims by Charter. Charter charges the Partnership monthly premiums based on the Partnership's total number of employees, historical claims and medical cost trend rates. Management considers this allocation to be reasonable for the operations of the Partnership. During 1995 and 1994, the Partnership expensed approximately $300,000 and $162,000, respectively, relating to insurance allocations.

     During 1995 and 1994, the Partnership maintained a regional office. The regional office performed certain operational services on behalf of the Partnership and other affiliated entities. The cost of the services was allocated to the Partnership and other affiliated entities based on their number of subscribers. In August 1995, the Partnership's regional operations were transferred to an affiliated entity, thereafter, the Partnership received expense allocations from this affiliated entity based on its number of subscribers. Management considers this allocation to be reasonable for the operations of the Partnership. During 1995 and 1994, the Partnership expensed approximately $403,000 and $315,000, respectively, relating to regional operations.

     The Partnership has an agreement with Charter to pay an acquisition fee equal to approximately 1% of the purchase price paid for cable television systems acquired. Total acquisition fees paid to Charter in 1994 were $1,500,000.

                          CHARTER COMMUNICATIONS, L.P.

     The Partnership has an unsecured note receivable of $100,000 from a related party. The note bears interest at 6%. The interest and principal amounts are due on July 1, 1997.

12. COMMITMENTS AND CONTINGENCIES:

  Leases

     The Partnership leases certain facilities and equipment under noncancelable operating leases. Rent expense incurred under these leases during 1995 and 1994 was approximately $108,000 and $19,300, respectively.

     Future minimum lease payments are as follows:

    1996.......................................................................  $45,900
    1997.......................................................................   18,700
    1998.......................................................................    9,800
    1999.......................................................................    4,100
    2000 and thereafter........................................................       --

     The Partnership rents utility poles in its operations. Generally, pole rental agreements are short term, but the Partnership anticipates that such rentals will recur. Rent expense for pole attachments during 1995 and 1994 was approximately $753,000 and $430,900, respectively.

  Insurance Coverage

     The Partnership currently does not have and does not in the near term anticipate having property and casualty insurance on its underground distribution plant. Due to large claims incurred by the property and casualty insurance industry, the pricing of insurance coverage has become inflated to the point where, in the judgment of the Partnership's management, the price is cost prohibitive. Management will continue to monitor the insurance markets to attempt to obtain coverage for the Partnership's distribution plant at reasonable rates.

  Litigation

     The Partnership is a party to lawsuits which are generally incidental to its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Partnership's financial position and results of operations.

13. REGULATION IN THE CABLE TELEVISION INDUSTRY:

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. In addition, recent legislative and regulatory changes and additional regulatory proposals under consideration may materially affect the cable television industry.

  1992 Cable Act and FCC Regulation

     Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which became effective on December 4, 1992. This legislation has caused significant changes to the regulatory environment in which the cable television industry operates. The 1992 Cable Act generally allows for a greater degree of regulation of the cable television industry. Under the 1992 Cable Act's definition of effective competition, nearly all cable systems in the United States are subject to rate regulation of basic cable services.

                          CHARTER COMMUNICATIONS, L.P.

     The 1992 Cable Act and the Federal Communications Commission's ("FCC") rules implementing the 1992 Cable Act have generally increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local franchise authorities. Management is unable to predict the ultimate effect of the 1992 Cable Act or the ultimate outcome of various FCC rule-making proceedings or the litigation challenging various aspects of the 1992 Cable Act and the FCC's regulations implementing the 1992 Cable Act.

     The 1992 Cable Act and FCC regulations have imposed rate requirements for basic services and equipment, including rate roll-backs. Under the 1992 Cable Act, a local franchising authority in a community not subject to "effective competition" generally is authorized to regulate basic cable rates after certifying to the FCC that, among other things, it will adopt and administer rate regulation consistent with FCC rules, and in a manner that will provide a reasonable opportunity to consider the views of interested parties. The Telecommunications Act of 1996, passed by Congress on February 1, 1996, and signed into law by the President on February 8, 1996, broadens the definition of "effective competition" to include any franchise area where a local exchange carrier (or its affiliate) provides video programming services to subscribers by any means, other than through Direct Broadcast Satellite. Upon certification, the franchising authority obtains the right to approve the basic rates charged by the cable system operator. In regulating the basic service rates, certified local franchise authorities have the authority to order a rate refund of previously paid rates determined to be in excess of the maximum permitted reasonable rates. During the years ended December 31, 1995 and 1994, the Partnership paid cumulative rate refunds of $0 and $20,000, respectively, to subscribers as a result of rate orders issued by certain franchise authorities.

     Rate regulation of the basic service tier remains subject to regulation by local franchising authorities under the Telecommunications Act of 1996, except in certain circumstances for small cable operators. For a defined class of "small cable operators," the Telecommunications Act of 1996 immediately eliminates regulation of cable programming rates. Rates for basic tier of small cable operators are deregulated if the system offered a single tier of services as of December 31, 1994.

     Under the 1992 Cable Act, rates for cable programming services not carried on the basic tier (nonbasic services) could be regulated by the FCC upon the filing of a complaint by franchise authorities or subscribers that indicates the cable operator's rates for these services are unreasonable. Rate complaints have been filed with the FCC with respect to certain of the Partnership's cable programming services; none of such complaints have been resolved by the FCC as of the date of the financial statements. The Telecommunications Act of 1996 eliminates regulation of nonbasic programming as of March 31, 1999. In the interim, rate regulation of the nonbasic programming tier can only be triggered by a franchising authority complaint to the FCC. If the FCC determines that the Partnership's nonbasic programming service tier rates are unreasonable, the FCC has the authority to order the Partnership to reduce nonbasic programming service tier rates and to refund to customers any overcharges occurring from the filing date of the rate complaint with the FCC.

     Under the FCC's initial rate regulations pursuant to the 1992 Cable Act, regulated cable systems were required to apply a benchmark formula to determine their maximum permitted rates. Those systems whose rates were above the benchmark on September 30, 1992, were required to reduce their rates to the benchmark or by 10%, whichever was less. Under revised rate regulations adopted February 1994, regulated cable systems were required to set their rates so that regulated revenues per subscriber did not exceed September 30, 1992, levels, reduced by 17% (taking into account the previous 10% reduction).

     Notwithstanding mandated rate regulations, cable operators currently may adjust their regulated rates to reflect inflation and what the FCC has deemed to be external costs (such as increases in franchise fees).

     In September 1995, the FCC developed an abbreviated cost-of-service form that permits cable operators to recover costs of significant upgrades that provide benefits to subscribers of regulated cable services. Cable operators seeking to raise rates to cover costs of an upgrade would submit only the costs of the upgrade instead

                          CHARTER COMMUNICATIONS, L.P.

of all current costs. In December 1995, the FCC revised its cost-of-service rules. At this time, management is unable to predict the effect of these revised rules on the Partnership's financial position or results of operations.

     In another action in September 1995, the FCC established a new optional rate adjustment methodology that encourages operators to limit their rate increases to once a year to reflect inflation and changes in external costs and the number of channels. The rules permit cable operators to "project reasonably" changes in their costs for the 12 months following the rate change (in an effort to eliminate delays in recovering costs). The order allows operators to recover increases in additional types of franchise-requirement costs. Permitted pass-through increases include increases in the cost of providing institutional networks, video services, data services to or from governmental and educational institutions, and certain other cost increases. Management is unable to predict the effect of these new rules on the Partnership's business.

     In November 1995, the FCC proposed to provide cable operators with the option of establishing uniform rates for similar service packages offered in multiple franchise areas located in the same region. Under the FCC's current rules, cable operators subject to rate regulation must establish rates on a franchise-specific basis. The proposed rules could lower cable operators' marketing costs and may also allow operators to better respond to competition from alternative providers. Management is unable to predict if these proposed rules will ultimately be promulgated by the FCC, and if they are promulgated, their effect on the Partnership's financial position and results of operations.

     While management believes that the Partnership has complied in all material respects with the rate provisions of the 1992 Cable Act, in jurisdictions that have not yet chosen to certify, refunds covering a one-year period on basic services may be ordered upon future certification if the Partnership is unable to justify its rates through a benchmark or cost-of-service filing or small system cost-of-service filing pursuant to FCC rules. Management is unable to estimate at this time the amount of refunds, if any, that may be payable by the Partnership in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. Management does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Partnership.

  "Must Carry" Requirements/"Retransmission Consents"

     Under the 1992 Cable Act, cable television operators are subject to mandatory signal carriage requirements that allow local commercial and noncommercial television broadcast stations to elect to require a cable system to carry the station, subject to certain exceptions, or, in the case of commercial stations, to negotiate for "retransmission consent" to carry the station. In addition, there are requirements for cable systems to obtain retransmission consent for all "distant" commercial television stations, commercial radio stations and certain low power television stations carried by such systems after October 6, 1993. As a result of the mandatory system carriage rules, some of the Partnership's systems have been required to carry television broadcast stations that otherwise would not have been carried, thereby causing displacement of possibly more attractive programming.

  Franchise Matters

     The 1992 Cable Act modified the franchise renewal process to make it easier for a franchising authority to deny renewal. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of the franchise agreement. Although management believes that the Partnership has generally met the terms of its franchise agreements and has provided quality levels of service, and anticipates the Partnership's future franchise renewal prospects generally will be favorable, there can be no assurance that any such franchises will be renewed or, if renewed, that the franchising authority will not impose more onerous requirements on the Partnership than previously existed.

                          CHARTER COMMUNICATIONS, L.P.

  Recent Telecommunications Legislation

     The Telecommunications Act of 1996 alters federal, state, and local laws and regulations pertaining to cable television, telecommunications and other services.

     Under the Telecommunications Act of 1996, telephone companies can compete directly with cable operators in the provision of video programming. This new legislation recognizes several multiple entry options for telephone companies to provide competitive video programming.

     The Telecommunications Act of 1996 eliminates broadcast/cable cross-ownership restrictions, but leaves in place FCC regulations prohibiting local cross-ownership between television stations and cable systems.

     Certain provisions of the Telecommunications Act of 1996 could materially affect the growth and operation of the cable television industry and the cable services provided by the Partnership. Although the new legislation may substantially lessen regulatory burdens, the cable television industry may be subject to additional competition as a result thereof. There are numerous rule makings to be undertaken by the FCC which will interpret and implement the Telecommunications Act's provisions. In addition, certain provisions of the Telecommunications Act of 1996 (such as the deregulation of cable programming rates) are not immediately effective. Further, certain of the Telecommunications Act's provisions have been and are likely to be subject to judicial challenges. Management is unable at this time to predict the outcome of such rule makings or litigation or the substantive effect of the new legislation and the rule makings on the financial position and results of operations of the Partnership.

14. 401(K) PLAN:

     In 1994, the Partnership adopted the Charter Communications, Inc. 401(k) Plan (the "Plan") for the benefit of its employees. All employees who have completed one year of employment are eligible to participate in the Plan. The Plan is a tax-qualified retirement savings plan to which employees may elect to make pretax contributions up to the lesser of 10% of their compensation or dollar thresholds established under the Internal Revenue Code. The Partnership contributes an amount equal to 50% of the first 5% contributed by each employee. During 1995 and 1994, the Partnership contributed approximately $45,100 and $5,775, respectively.

15. NET LOSS FOR INCOME TAX PURPOSES:

     The following reconciliation summarizes the differences between the Partnership's net loss for financial reporting purposes and net loss for federal income tax purposes for the year ended December 31:

                                                                   1995            1994
                                                               ------------     -----------
    Net loss for financial reporting purposes................  $(15,513,309)    $(9,609,052)
    Depreciation differences between financial reporting and
      tax reporting..........................................    (6,010,742)     (1,561,047)
    Amortization differences between financial reporting and
      tax reporting..........................................     7,297,151       4,561,627
    Differences in expenses recorded for financial reporting
      and reported for tax purposes..........................       460,097         775,943
    Revenue reported for tax reporting deferred for financial
      reporting..............................................       679,882              --
                                                               -------------    -------------
    Net loss for federal income tax purposes.................  $(13,086,921)    $(5,832,529)
                                                               =============    =============

                          CHARTER COMMUNICATIONS, L.P.

     The following summarizes the significant cumulative temporary differences between the Partnership's financial reporting basis and federal income tax reporting basis as of December 31:

                                                                   1995            1994
                                                                -----------     -----------
    Assets:
      Accounts receivable.....................................  $   114,640     $        --
      Franchise costs.........................................   11,493,158       4,075,685
      Accrued expenses........................................    1,198,891         772,814
      Deferred revenue........................................      679,882              --
                                                                ------------    ------------
                                                                $13,486,571     $ 4,848,499
                                                                ============    ============
    Liabilities:
      Property, plant and equipment...........................  $(7,592,395)    $(1,561,047)
      Other assets............................................      (47,111)        (57,109)
                                                                ------------    ------------
                                                                $(7,639,506)    $(1,618,156)
                                                                ============    ============

16. INSURANCE SETTLEMENT:

     In October 1995, Hurricane Opal caused damage to certain of the Partnership's Alabama and Georgia systems. The Partnership received a $500,000 insurance advance during 1995 and expects settlement in 1996. In addition, the Partnership recorded a $642,373 nonoperating loss for its portion of the insurance deductible.

17. SIGNIFICANT NONCASH TRANSACTIONS:

     The Partnership engaged in the following significant noncash financing transactions regarding the redemption preference allocations pertaining to the Special Limited Partner and Redeemable Preferred Limited units:

                                                                     1995           1994
                                                                  ----------     ----------
    Redemption preference allocation -- Special Limited Partner
      units.....................................................  $3,051,040     $1,924,573
    Redemption preference allocation -- Redeemable Preferred
      Limited units.............................................   2,715,977      1,626,333
                                                                  ----------     ----------
                                                                  $5,767,017     $3,550,906
                                                                  ==========     ==========

18. SUBSEQUENT EVENTS:

     Charter Communications Southeast Holdings, L.P. (Holdings) and Charter Communications Southeast, L.P. (Southeast), affiliated entities, are expected to issue approximately $125 million in Senior Notes and $75 million in Senior Discount Debentures (collectively referred to as the "Offerings") of which approximately $60.8 million will be capital contributed to the Partnership. This capital contribution will be applied to repay outstanding borrowings of approximately $17.5 million under the Credit Agreement and the remainder will be used to redeem the outstanding Special Limited Partner units. The Partnership and the holders of the Special Limited Partner units have reached an agreement whereby the Special Limited Partner units may be redeemed at predetermined prices. Accordingly, if the Special Limited Partner units are redeemed by March 31, 1996, the redemption price will be $2.5 million less than the carrying value as of the redemption date.

     In contemplation of and subject to the completion of the Offerings, a Co-Sale Agreement, Subscription Agreement and Contribution Agreement have been entered into by certain parties, whereby the Preferred Limited Partners will receive Preferred Limited Partner and Common Limited Partner units in CharterComm Holdings, L.P., the parent of Holdings. Upon consummation of this transaction, all of the Partnership's interests will be indirectly and directly held by Southeast. Holdings is the parent of Southeast.

                          CHARTER COMMUNICATIONS, L.P.

     CharterComm expects to exercise an option to acquire the balance (60%) of the outstanding shares of LEB, which it did not otherwise own, for a purchase price of $1.1 million. To exercise this option, CharterComm will borrow the purchase amount from the Partnership. At the closing of the Offerings, Southeast will indirectly assume the liability for the short-term intercompany note from CharterComm and will repay it in full with a portion of the proceeds from the Offerings.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications, L.P.:

     We have audited the accompanying combined balance sheet of The Subscriber/Citation Cable Systems (as defined in Note 1) as of December 31, 1993, and the related combined statements of operations, owners' equity and cash flows for the four months ended April 30, 1994, and for the year ended December 31, 1993. These combined financial statements are the responsibility of the System's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Subscriber/Citation Cable Systems as of December 31, 1993, and the results of their operations and their cash flows for the four months ended April 30, 1994, and for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

                                               ARTHUR ANDERSEN LLP

St. Louis, Missouri,
September 22, 1995

                     THE SUBSCRIBER/CITATION CABLE SYSTEMS

                  COMBINED BALANCE SHEET -- DECEMBER 31, 1993

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.....................................................  $    73,278
  Due from management companies.................................................    3,727,548
  Accounts receivable, net of allowance for doubtful accounts of $66,443........      271,798
  Prepaid expenses and other....................................................       62,099
  Receivables from owners.......................................................    1,314,088
  Receivables from Affiliates...................................................    1,570,975
                                                                                  -----------
          Total current assets..................................................    7,019,786
                                                                                  -----------
PROPERTY AND EQUIPMENT..........................................................   14,219,956
FRANCHISE COSTS, net of accumulated amortization of $95,418.....................       78,435
                                                                                  -----------
                                                                                  $21,318,177
                                                                                  ===========
                               LIABILITIES AND OWNERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt..........................................  $ 8,500,000
  Payable to stockholder........................................................    5,477,054
  Accounts payable and accrued expenses.........................................    2,592,472
                                                                                  -----------
          Total current liabilities.............................................   16,569,526
                                                                                  -----------
COMMITMENTS AND CONTINGENCIES
OWNERS' EQUITY:
  Stockholder's equity --
     Common stock, $1 par value, 1,000 shares authorized, issued and
      outstanding...............................................................        1,000
     Additional paid-in capital.................................................      348,648
     Retained earnings..........................................................    3,432,273
                                                                                  -----------
          Total stockholder's equity............................................    3,781,921
                                                                                  -----------
  Partners' capital.............................................................      507,000
  Accumulated earnings..........................................................      459,730
                                                                                  -----------
          Total partners' equity................................................      966,730
                                                                                  -----------
          Total owners' equity..................................................    4,748,651
                                                                                  -----------
                                                                                  $21,318,177
                                                                                  ===========

       The accompanying notes are an integral part of this balance sheet.

                     THE SUBSCRIBER/CITATION CABLE SYSTEMS

                       COMBINED STATEMENTS OF OPERATIONS

                                                                     FOUR MONTHS
                                                                        ENDED         YEAR ENDED
                                                                      APRIL 30,      DECEMBER 31,
                                                                        1994             1993
                                                                     -----------     ------------
SERVICE REVENUES...................................................  $5,341,142      $ 13,951,490
                                                                     ----------      ------------
OPERATING EXPENSES:
  Operating, general and administrative............................   3,029,754         6,681,199
  Depreciation and amortization....................................   1,410,813         3,766,595
  Management fees -- related party.................................     173,703           449,373
                                                                     ----------      ------------
                                                                      4,614,270        10,897,167
                                                                     ----------      ------------
          Income from operations...................................     726,872         3,054,323
                                                                     ----------      ------------
OTHER INCOME (EXPENSE):
  Interest expense.................................................    (292,489 )        (690,524)
  Interest income..................................................      81,232           201,223
  Gain (loss) on disposal of property and equipment................    (266,854 )              --
                                                                     ----------      ------------
                                                                       (478,111 )        (489,301)
                                                                     ----------      ------------
          Income before provision for taxes........................     248,761         2,565,022
PROVISION FOR STATE INCOME TAXES...................................      12,100           126,403
                                                                     ----------      ------------
          Net income...............................................  $  236,661      $  2,438,619
                                                                     ==========      ============

        The accompanying notes are an integral part of these statements.

                     THE SUBSCRIBER/CITATION CABLE SYSTEMS

                     COMBINED STATEMENTS OF OWNERS' EQUITY

                                                           ADDITIONAL                        TOTAL
                                                COMMON      PAID-IN        RETAINED      STOCKHOLDER'S
                                                STOCK       CAPITAL        EARNINGS         EQUITY
                                                ------     ----------     ----------     -------------
BALANCE, December 31, 1992....................  $1,000      $ 348,648     $1,211,309      $ 1,560,957
  Net income..................................     --              --      2,220,964        2,220,964
                                                ------       --------     ----------       ----------
BALANCE, December 31, 1993....................  1,000         348,648      3,432,273        3,781,921
  Net income..................................     --              --        168,066          168,066
                                                ------       --------     ----------       ----------
BALANCE, April 30, 1994.......................  $1,000      $ 348,648     $3,600,339      $ 3,949,987
                                                ======       ========     ==========       ==========

                                                                             TOTAL          TOTAL
                                             PARTNERS     ACCUMULATED     PARTNERSHIP      OWNERS'
                                             CAPITAL       EARNINGS         CAPITAL         EQUITY
                                             --------     -----------     -----------     ----------
BALANCE, December 31, 1992.................  $507,000      $ 242,075      $   749,075     $2,310,032
  Net income...............................        --        217,655          217,655      2,438,619
                                             --------       --------       ----------     ----------
BALANCE, December 31, 1993.................   507,000        459,730          966,730      4,748,651
  Net income...............................        --         68,595           68,595        236,661
                                             --------       --------       ----------     ----------
BALANCE, April 30, 1994....................  $507,000      $ 528,325      $ 1,035,325     $4,985,312
                                             ========       ========       ==========     ==========

        The accompanying notes are an integral part of these statements.

                     THE SUBSCRIBER/CITATION CABLE SYSTEMS

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                    FOUR MONTHS
                                                                       ENDED         YEAR ENDED
                                                                     APRIL 30,      DECEMBER 31,
                                                                       1994             1993
                                                                    -----------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................................  $   236,661     $  2,438,619
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
     Depreciation and amortization................................    1,410,813        3,766,595
     Interest income on receivables from affiliates...............      (71,512)         (99,901)
     Interest income on receivables from owners...................       (4,367)         (13,845)
     Interest expense on payable to stockholder...................      132,028          253,699
     Interest income on due from management companies.............           --          (81,788)
     Loss (gain) on disposal of property and equipment............      266,854               --
     Change in assets and liabilities --
       Accounts receivable........................................       47,521          (49,470)
       Prepaid expenses and other.................................      (54,513)         (12,237)
       Accounts payable and accrued expenses......................     (519,685)       1,415,376
                                                                    -----------      -----------
          Net cash provided by operating activities...............    1,443,800        7,617,048
                                                                    -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.............................   (2,193,110)      (7,366,373)
  Net advances to management companies............................           --       (1,221,690)
  Collections from affiliates.....................................    1,328,140          129,214
                                                                    -----------      -----------
          Net cash used in investing activities...................     (864,970)      (8,458,849)
                                                                    -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from note payable to stockholder.......................           --        1,175,000
  Payments to affiliates..........................................     (547,254)         (43,451)
  Proceeds from management companies..............................           --         (289,732)
                                                                    -----------      -----------
          Net cash (used in) provided by financing activities.....     (547,254)         841,817
                                                                    -----------      -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS.........................       31,576               16
CASH AND CASH EQUIVALENTS, beginning of period....................       73,278           73,262
                                                                    -----------      -----------
CASH AND CASH EQUIVALENTS, end of period..........................  $   104,854     $     73,278
                                                                    ===========      ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for interest........................  $   108,287     $    436,825
                                                                    ===========      ===========
  Cash paid during the period for taxes...........................  $    81,100     $     49,853
                                                                    ===========      ===========

        The accompanying notes are an integral part of these statements.

                     THE SUBSCRIBER/CITATION CABLE SYSTEMS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization and Basis of Presentation

     The accompanying combined financial statements include the accounts of certain cable television systems (collectively referred to as the "Systems" herein) acquired from Subscriber Cablevision, Ltd. (Subscriber) and Citation Cablevision, Inc. (Citation) by Charter Communications, L.P. (CCLP) pursuant to a purchase agreement effective April 30, 1994. The Systems provide cable television service to approximately 36 franchises serving approximately 49,000 subscribers in Alabama, Georgia, Louisiana and Mississippi. Prior to the acquisition by CCLP, Subscriber and Citation were operated under common control.

     Citation was formed on March 31, 1992, as a Delaware corporation, pursuant to an Agreement and Plan of Corporate Separation and Reorganization entered into by the shareholders of Chattahoochee Cablevision, Inc. (Chattahoochee). Under the plan, the assets and liabilities of Chattahoochee were split into two new companies, Citation and LaGrange Cablevision, Inc. (LaGrange). The assets and liabilities of the Alexander City, Newnan, Ozark and Washington systems, and 50% of the Parish system were transferred to Citation and the assets and liabilities of the LaGrange, Thomaston and Guntersville systems, and 50% of the Parish system were transferred to LaGrange. These transfers of net assets to Citation and LaGrange totaled $349,645 and $1,940,812, respectively.

     Subscriber was formed on August 15, 1991, as a limited partnership in the state of Alabama. Subscriber purchased a portion of the assets of an existing cable television system.

  Cash Equivalents

     The Systems consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Revenues

     Cable service revenues are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the average estimated period that customers are expected to remain connected to the cable television system.

     Franchise fees collected from cable subscribers and paid to local franchises are reported as revenues.

  Property and Equipment

     Property and equipment are recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting and reconnecting a residence are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement and betterments are capitalized. Depreciation is calculated using the accelerated methods over the estimated useful lives of five to seven years.

     Leasehold improvements are amortized using the straight-line method over their useful life or lease term, whichever is shorter.

  Franchise Costs

     Costs incurred in obtaining and renewing cable franchises are initially deferred and amortized over the legal lives of the franchises. Franchise rights acquired through the purchase of cable systems are stated at

                     THE SUBSCRIBER/CITATION CABLE SYSTEMS
estimated fair value at the date of acquisition and amortized using the straight-line method over the remaining term of the individual franchises acquired.

  Income Taxes

     Income or losses of Subscriber and Citation, a partnership and an S corporation, respectively, are included on the individual Federal income tax returns of the partners and stockholder, and as such no Federal income taxes are provided for in the accompanying combined financial statements. Citation is taxed as a C corporation in certain states, resulting in a provision for state income taxes. Deferred tax assets and liabilities are not material.

     Effective January 1, 1993, the Systems adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." SFAS No. 109 required a change from the deferred method as prescribed by APB Opinion 11 to the asset and liability method of accounting for income taxes. The cumulative effect of the change was not material.

2. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following at December 31, 1993:

    Trunk and distribution systems and subscriber installations............  $ 41,070,029
    Converters.............................................................        10,287
    Land, buildings and headends...........................................        23,408
    Vehicles and equipment.................................................       288,120
    Office equipment.......................................................       649,321
    Construction in progress...............................................       448,971
                                                                             ------------
                                                                               42,490,136
    Less -- Accumulated depreciation.......................................   (28,270,180)
                                                                             ------------
                                                                             $ 14,219,956
                                                                             ============

3. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31, 1993:

    Accounts payable.........................................................  $1,114,201
    Programming expense......................................................     636,875
    Accrued income taxes.....................................................     150,014
    Franchise fee expense....................................................     346,361
    Other....................................................................     345,021
                                                                               ----------
                                                                               $2,592,472
                                                                               ==========

4. LONG-TERM DEBT:

     Long-term debt represents the outstanding borrowings of the Parish system under a loan agreement with AmSouth Bank, N.A. (the Bank). Interest is paid at the end of either 30, 60 or 90-day periods and is based on the London Interbank Offered Rate (LIBOR) as determined by the Bank. The note agreement is collateralized by all assets now owned or acquired, including franchising and licensing agreements of the Parish division. As the note bears interest at current market rates, the carrying amount approximates fair value at December 31, 1993.

                     THE SUBSCRIBER/CITATION CABLE SYSTEMS

     The note was paid off on May 2, 1994, and accordingly has been classified as current in the accompanying combined balance sheet. The note contained covenants which, among other restrictions, require the Parish System to maintain certain ratios, keep capital expenditures under a specific maximum.

5. RELATED-PARTY TRANSACTIONS:

     McDonald Investment Company (MIC) and McDonald Management, Inc. (MMI) provide management advisory and accounting services to the Systems for a standard management fee equal to 5%. Management believes the terms of the contract are at least as favorable to the Systems as those it could negotiate with unrelated parties. MIC is owned by the Company's stockholder and MMI is owned by the stockholder of LaGrange. MIC and MMI maintain central operating cash accounts on behalf of the Systems and other affiliated companies. The Company's allocated portion of these accounts is included on the balance sheet with the "due from management company." MIC allocates interest income or expense to the accounts based on their monthly balances. Management considers this allocation to be reasonable for the operation of the Systems. Other amounts payable to or receivable from the management companies are also included in the "due from management company" account.

     The balance of the Systems' advances to the McDonald Group, Inc. at December 31, 1993, is shown on the balance sheet as "Receivables from Affiliates." Interest income is recorded monthly at prime on the receivables from affiliates. Interest income on these receivables for the four months ended December 31, 1994, and the years ended December 31, 1993, were $71,512 and $99,901, respectively.

     The Systems have payables to the stockholders in the amount of $5,477,054 at December 31, 1993. The payables bear interest at prime, which was 6% at December 31, 1993, and are payable on demand. Interest expense on the payable for the four months ended December 31, 1994, and the year ended December 31, 1993, were $132,028 and $253,699, respectively. The receivables from the owners relating to Subscriber earn interest at prime. The receivables from the owner relating to Citation earn no interest. Interest income on the receivables to owners for the four months ended December 31, 1994, and the year ended December 31, 1993, were $4,367 and $13,845, respectively.

6. COMMITMENTS AND CONTINGENCIES:

     The Systems lease certain facilities and equipment under noncancelable operating leases on a month to month basis. Rent expense incurred under the leases is not significant.

     Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which became effective on December 4, 1992. This legislation has caused significant changes to the regulatory environment in which the cable television industry operates. The 1992 Cable Act generally allows for a greater degree of regulation of the cable television industry. Under the 1992 Cable Act's definition of effective competition, nearly all cable systems in the United States are subject to rate regulation of basic cable services. In addition, the 1992 Cable Act allows the Federal Communications Commission (FCC) to regulate rates for nonbasic service tiers other than premium services in response to complaints filed by franchising authorities and/or cable subscribers. In April 1993, the FCC adopted regulations governing rates for basic and nonbasic services. The FCC's rules became effective on September 1, 1993. In compliance with these rules, the Systems reduced rates charged for certain regulated services effective September 1, 1993.

     On February 22, 1994, the FCC adopted several additional rate orders including an order which revised its earlier-announced regulatory scheme with respect to rates. The FCC's new regulations will generally require rate reductions, absent a successful cost-of-service showing, of 17% of September 30, 1992, rates, adjusted for inflation, channel modifications, equipment costs, and increases in programming costs. However, the FCC held rate reductions in abeyance in certain systems. The new regulations became effective on

                     THE SUBSCRIBER/CITATION CABLE SYSTEMS

May 15, 1994, but operators could elect to defer rate reductions to July 14, 1994, so long as they made no changes in their rates and did not restructure service offerings between May 15 and July 14.

     On February 22, 1994, the FCC also adopted interim cost-of-service regulations. Rate reductions will not be required where it is successfully demonstrated that rates for basic and other regulated programming services are justified and reasonable using cost-of-service standards. The FCC established an interim industry-wide 11.25% permitted rate of return, and requested comments on whether this standard and other interim cost-of-service standards should be made permanent.

     The Systems' management believes that it has generally complied with all provisions of the 1992 Cable Act, including its cable programming service rate setting provisions. However, as a result of the aforementioned rate calculation process, the systems are charging cable programming service rates which are in excess of the related benchmark rates and, accordingly, may be subject to challenge by regulatory authorities. The amount of refunds, if any, which could be payable by the Systems in the event that these Systems' cable programming service rates are successfully challenged by regulatory authorities is not currently estimable.

     On June 15, 1995, the United States Senate approved comprehensive telecommunications legislation to amend the Communications Act of 1934. This bill lifts the telephone-cable cross-ownership ban, but requires regional Bell operating companies (RBOCs) which seek to provide video programming to subscribers in their service areas to do so via a separate affiliate. However, local telephone companies and their affiliates may only purchase up to a 10% financial interest in any cable operator which provides cable service within the local telephone company's telephone service area. Correspondingly, cable operators and their affiliates may only purchase up to a 10% financial interest in any local telephone company which provides telephone service within the cable operator's franchise area.

     The bill also prohibits local telephone companies and cable operators whose telephone service areas and cable franchise areas, respectively, are in the same market, from entering into any joint venture or partnership to provide video programming directly to subscribers in the "shared" area.

     The bill also seeks to substantially amend the 1992 Cable Act's rate regulation provisions. Pursuant to the bill, when a cable operator becomes subject to "effective competition" by virtue of the commencement by an unaffiliated telephone company to provide video dialtone or cable services with programming comparable to that provided by the cable operator in the cable operator's franchise area, the basic tier rates of the cable operator will cease to be regulated. The bill would also limit the FCC's review of expanded tier rates to circumstances where such rates of an operator exceed the national average rate for comparable cable programming services provided by cable systems (other than small cable systems), determined on a per-channel basis.

     The United States House of Representatives bill (the "House Bill"), approved on August 4, 1995, would remove rate regulation of expanded tier rates and equipment rental rates (except for equipment for basic-only subscribers) if a telephone company competes with an operator by providing video dialtone or cable service to subscribers within an operator's franchise area, or a certain amount of time has passed since video platform rules have become effective. Rates for basic service would continue to be regulated under the House Bill. Small cable systems would have all price controls removed, including regulation of basic rates. In addition, 3% of a cable company's subscribers would have to complain before the FCC would begin a review of the company's expanded rate charges.

     The House Bill would permit telephone companies to provide video programming to subscribers within their telephone service areas through separate affiliates. Telephone companies would be prohibited from buying out cable systems within their telephone service areas (with some limited exceptions). The FCC could grant waivers of this general prohibition upon a showing of undue economic distress by the owner of the cable system. The House Bill would also require that certain provisions of the Cable Communications Policy Act of 1984 (the "Cable Act") and the 1992 Cable Act continue to apply, including program access and consumer

                     THE SUBSCRIBER/CITATION CABLE SYSTEMS
protection provisions. Telephone companies providing video programming (through the required affiliate), would be exempt from being subject to a franchise, but the affiliate would be required to pay a fee equivalent to a franchising fee to the local franchising authority.

     Although new legislation may substantially lessen regulatory burdens, there can be no assurance that Congress will enact definitive legislation, and, if it does enact such legislation, it is unknown when such legislation will become effective. Furthermore, the Systems' management cannot be certain of the effects, if any that such legislation will have upon the Systems' results of operation or financial condition.

7. SUBSEQUENT EVENT:

     On April 30, 1994, Charter Communications, L.P. purchased substantially all of the operating assets of the Systems for approximately $91,000,000. The impact of the sale is not reflected in the accompanying combined financial statements.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications, L.P.:

     We have audited the accompanying combined balance sheet of The Jefferson/LaGrange Cable Systems (as defined in Note 1) as of December 31, 1993, and the related combined statements of operations, owners' deficit and cash flows for the four months ended April 30, 1994, and for the year ended December 31, 1993. These combined financial statements are the responsibility of the Systems' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Jefferson/LaGrange Cable Systems as of December 31, 1993, and the results of their operations and their cash flows for the four months ended April 30, 1994, and for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

                                               ARTHUR ANDERSEN LLP

St. Louis, Missouri,
September 22, 1995

                      THE JEFFERSON/LAGRANGE CABLE SYSTEMS

                             COMBINED BALANCE SHEET
                               DECEMBER 31, 1993

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents....................................................  $    281,186
  Accounts receivable, net of allowance for doubtful accounts of $82,232.......       204,984
  Prepaid expenses and other...................................................        65,902
  Receivables from Affiliates..................................................       184,687
                                                                                 ------------
          Total current assets.................................................       736,759
PROPERTY AND EQUIPMENT.........................................................    10,977,885
FRANCHISE COSTS, net of accumulated amortization of $1,992,531.................     4,140,328
OTHER ASSETS...................................................................       115,412
                                                                                 ------------
                                                                                 $ 15,970,384
                                                                                 ============
                               LIABILITIES AND OWNERS' DEFICIT
CURRENT LIABILITIES:
  Current maturities of long-term debt.........................................  $ 38,446,700
  Accounts payable and accrued expenses........................................     3,371,523
  Due to management company....................................................       772,841
                                                                                 ------------
          Total current liabilities............................................    42,591,064
                                                                                 ------------
COMMITMENTS AND CONTINGENCIES
OWNERS' DEFICIT:
  Partners' deficit --
     Partners' capital.........................................................     1,172,600
     Accumulated deficit.......................................................    (5,477,472)
                                                                                 ------------
          Total partners' deficit..............................................    (4,304,872)
                                                                                 ------------
  Stockholder's deficit --
     Common stock, $1 par value, 1,000 shares authorized, issued and
      outstanding..............................................................         1,000
     Additional paid-in capital................................................     1,939,812
     Retained earnings.........................................................     4,333,896
     Receivables from stockholder..............................................   (28,590,516)
                                                                                 ------------
          Total stockholder's deficit..........................................   (22,315,808)
                                                                                 ------------
          Total owners' deficit................................................   (26,620,680)
                                                                                 ------------
                                                                                 $ 15,970,384
                                                                                 ============

       The accompanying notes are an integral part of this balance sheet.

                      THE JEFFERSON/LAGRANGE CABLE SYSTEMS

                       COMBINED STATEMENTS OF OPERATIONS

                                                                     FOUR MONTHS
                                                                        ENDED
                                                                      APRIL 30,      DECEMBER 31,
                                                                        1994             1993
                                                                     -----------     ------------
SERVICE REVENUES...................................................  $5,245,636      $ 14,536,387
                                                                     ----------       -----------
OPERATING EXPENSES:
  Operating, general and administrative............................   3,153,763         7,300,223
  Depreciation and amortization....................................   1,065,419         3,084,499
  Management fees -- related party.................................      99,138           311,044
                                                                     ----------       -----------
                                                                      4,318,320        10,695,766
                                                                     ----------       -----------
          Income from operations...................................     927,316         3,840,621
                                                                     ----------       -----------
OTHER INCOME (EXPENSE):
  Interest expense.................................................    (927,678 )      (2,358,748)
  Interest income..................................................      87,578           591,977
  Other, net.......................................................          --             2,350
                                                                     ----------       -----------
                                                                       (840,100 )      (1,764,421)
                                                                     ----------       -----------
          Income before provision for taxes........................      87,216         2,076,200
PROVISION FOR STATE INCOME TAXES...................................      50,000           161,500
                                                                     ----------       -----------
          Net income...............................................  $   37,216      $  1,914,700
                                                                     ==========       ===========

        The accompanying notes are an integral part of these statements.

                      THE JEFFERSON/LAGRANGE CABLE SYSTEMS

                     COMBINED STATEMENTS OF OWNERS' DEFICIT

                                                                                         TOTAL
                                                       PARTNERS'      ACCUMULATED      PARTNERS'
                                                        CAPITAL         DEFICIT         DEFICIT
                                                       ----------     -----------     -----------
BALANCE, December 31, 1992...........................  $1,172,600     $(5,010,878)    $(3,838,278)
  Net advances to stockholder........................          --              --              --
  Net income (loss)..................................          --        (466,594)       (466,594)
                                                       ----------      ----------     -----------
BALANCE, December 31, 1993...........................   1,172,600      (5,477,472)     (4,304,872)
  Net advances to stockholder........................          --              --              --
  Net income (loss)..................................          --        (144,920)       (144,920)
                                                       ----------      ----------     -----------
BALANCE, April 30, 1994..............................  $1,172,600     $(5,622,392)    $(4,449,792)
                                                       ==========      ==========     ===========

                         (Continued on following page)

                      THE JEFFERSON/LAGRANGE CABLE SYSTEMS

                     COMBINED STATEMENTS OF OWNERS' DEFICIT
                                  (CONTINUED)

                                               ADDITIONAL                RECEIVABLES        TOTAL
                                      COMMON    PAID-IN      RETAINED        FROM       STOCKHOLDER'S
                                      STOCK     CAPITAL      EARNINGS    STOCKHOLDER       DEFICIT
                                      ------   ----------   ----------   ------------   -------------
BALANCE, December 31, 1992..........  $1,000   $1,939,812   $1,952,602   $(15,355,230)  $ (11,461,816)
  Net advances to stockholder.......     --            --           --    (13,235,286)    (13,235,286)
  Net income........................     --            --    2,381,294             --       2,381,294
                                      ------   ----------   ----------   ------------    ------------
BALANCE, December 31, 1993..........  1,000     1,939,812    4,333,896    (28,590,516)    (22,315,808)
  Net advances to stockholder.......     --            --           --        (45,540)        (45,540)
  Net income........................     --            --      182,136             --         182,136
                                      ------   ----------   ----------   ------------    ------------
BALANCE, April 30, 1994.............  $1,000   $1,939,812   $4,516,032   $(28,636,056)  $ (22,179,212)
                                      ======   ==========   ==========   ============    ============

                         (Continued on following page)

                      THE JEFFERSON/LAGRANGE CABLE SYSTEMS

                     COMBINED STATEMENTS OF OWNERS' DEFICIT
                                  (CONTINUED)

                                                       TOTAL            TOTAL            TOTAL
                                                     PARTNERS'      STOCKHOLDER'S       OWNERS'
                                                      DEFICIT          DEFICIT          DEFICIT
                                                    -----------     -------------     ------------
BALANCE, December 31, 1992........................  $(3,838,278)    $ (11,461,816)    $(15,300,094)
  Net advances to stockholder.....................           --       (13,235,286)     (13,235,286)
  Net income (loss)...............................     (466,594)        2,381,294        1,914,700
                                                    -----------       -----------     ------------
BALANCE, December 31, 1993........................   (4,304,872)      (22,315,808)     (26,620,680)
  Net advances to stockholder.....................           --           (45,540)         (45,540)
  Net income (loss)...............................     (144,920)          182,136           37,216
                                                    -----------       -----------     ------------
BALANCE, April 30, 1994...........................  $(4,449,792)    $ (22,179,212)    $(26,629,004)
                                                    ===========       ===========     ============

        The accompanying notes are an integral part of these statements.

                      THE JEFFERSON/LAGRANGE CABLE SYSTEMS

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                    FOUR MONTHS
                                                                       ENDED
                                                                     APRIL 30,      DECEMBER 31,
                                                                       1994             1993
                                                                    -----------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................................  $   37,216      $  1,914,700
  Adjustments to reconcile net income to net cash provided by operating activities --
     Depreciation and amortization................................   1,065,419         3,084,499
     Interest income (expense) on receivables from affiliates.....      76,762           (75,634)
     Gain on sale of property and equipment.......................          --            (2,350)
     Changes in assets and liabilities --
       Accounts receivable........................................       5,373            11,905
       Prepaid expenses and other.................................     (83,978 )         (22,046)
       Accounts payable and accrued expenses......................     284,302         1,236,321
                                                                    ----------      ------------
          Net cash provided by operating activities...............   1,385,094         6,147,395
                                                                    ----------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.............................  (3,182,757 )      (6,210,248)
  Proceeds from the sale of property and equipment................          --             2,950
                                                                    ----------      ------------
          Net cash used in investing activities...................  (3,182,757 )      (6,207,298)
                                                                    ----------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  (Decrease) increase in due to management company................    (723,550 )       1,963,999
  Proceeds from notes payable.....................................   2,610,000        12,390,000
  Payments of notes payable.......................................    (212,500 )        (912,050)
  Net advances to stockholder.....................................     (45,540 )     (13,235,286)
  Net payments from (advances to) affiliates......................      22,753            43,618
                                                                    ----------      ------------
          Net cash provided by (used in) financing activities.....   1,651,163           250,281
                                                                    ----------      ------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS..............    (146,500 )         190,378
CASH AND CASH EQUIVALENTS, beginning of period....................     281,186            90,808
                                                                    ----------      ------------
CASH AND CASH EQUIVALENTS, end of period..........................  $  134,686      $    281,186
                                                                    ==========      ============
CASH PAID FOR INTEREST............................................  $  514,986      $  1,851,522
                                                                    ==========      ============
CASH PAID FOR TAXES...............................................  $       --      $         --
                                                                    ==========      ============

        The accompanying notes are an integral part of these statements.

                      THE JEFFERSON/LAGRANGE CABLE SYSTEMS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization and Basis of Presentation

     The accompanying combined financial statements include the accounts of certain cable television systems (collectively referred to as the "Systems" herein) acquired from the Jefferson Trust Partnership (Jefferson) and LaGrange Cablevision, Inc. (LaGrange) by Charter Communications, L.P. (CCLP) pursuant to a purchase agreement effective April 30, 1994. The Systems provide cable television service to approximately 34 franchises serving approximately 48,000 basic subscribers in Alabama, Georgia and Louisiana. Prior to the acquisition by CCLP, Jefferson and LaGrange were operated under common control.

     LaGrange was formed on March 31, 1992, as a Delaware corporation pursuant to an Agreement and Plan of Corporate Separation and Reorganization entered into by the stockholders of Chattahoochee Cablevision, Inc. (Chattahoochee). Under the plan, the assets and liabilities of Chattahoochee were split into two new companies, LaGrange and Citation Cablevision, Inc. (Citation). The assets and liabilities of the Alexander City, Newnan, Ozark and Washington divisions, and 50% of the Parish division were transferred to Citation and the assets and liabilities of the LaGrange, Thomaston and Guntersville divisions, and 50% of the Parish division were transferred to LaGrange. These transfers of net assets to Citation and LaGrange totaled $349,645 and $1,940,812, respectively.

     Jefferson was formed on June 1, 1989, as a general partnership in the State of Alabama. Jefferson purchased the assets of two existing cable television systems in Georgia.

  Cash Equivalents

     The Systems consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Revenues

     Cable service revenues are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the average estimated period that customers are expected to remain connected to the cable television system.

     Franchise fees collected from cable subscribers and paid to local franchises are reported as revenues.

  Property and Equipment

     Property and equipment are recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting and reconnecting a residence are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement and betterments are capitalized. Depreciation is calculated using accelerated methods over the estimated useful lives of five to seven years.

  Other Assets

     Costs incurred in obtaining and renewing cable franchises are initially deferred and amortized over the legal lives of the franchises. Franchise rights acquired through the purchase of cable systems are stated at estimated fair value at the date of acquisition and amortized using the straight-line method over the remaining term of the individual franchises acquired. Loan costs are amortized to expense over the term of the related debt using the straight-line method, which does not materially differ from the effective interest method.

                      THE JEFFERSON/LAGRANGE CABLE SYSTEMS

Noncompete agreements are amortized on a straight-line basis over a 60 month period based on the life of the agreement. Organization costs, consisting primarily of legal and tax fees, are capitalized and amortized to expense on a straight-line basis over a 60 month period.

  Income Taxes

     Income or losses of Jefferson and LaGrange, a partnership and a S corporation, respectively, are included on the individual Federal income tax returns of the partners and stockholder, and as such no Federal income taxes are provided for in the accompanying combined financial statements. LaGrange is taxed as a C corporation in certain states, resulting in a provision for state income taxes.

     Effective January 1, 1993, the Systems adopted Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes." SFAS No. 109 required a change from the deferred method as prescribed by APB Opinion 11 to the asset and liability method of accounting for income taxes. The cumulative effect of the change was not material.

     The Systems have a deferred tax asset of approximately $100,000 at December 31, 1993, resulting from not recognizing interest income from certain related party receivables for book purposes. The Systems have offset the benefit of the deferred tax asset with a valuation allowance as realization is not assured. The effective tax rate for the four months ended April 30, 1994, and the year ended December 31, 1993, was increased as a result of recording the valuation allowance discussed above.

2. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following at December 31, 1993:

    Trunk and distribution systems and subscriber installations............  $ 40,700,948
    Construction in progress...............................................     4,181,413
    Land, buildings and headends...........................................       173,491
    Vehicles and equipment.................................................       607,203
    Office equipment.......................................................       720,833
                                                                             ------------
                                                                               46,383,888
    Less -- Accumulated depreciation.......................................   (35,406,003)
                                                                             ------------
                                                                             $ 10,977,885
                                                                             ============

3. OTHER ASSETS:

     Other assets consist of the following at December 31, 1993:

    Loan costs, net of accumulated amortization of $23,568....................  $ 45,221
    Noncompete costs, net of accumulated amortization of $1,235,000...........    65,000
    Organization costs, net of accumulated amortization of $98,638............     5,191
                                                                                --------
                                                                                $115,412
                                                                                ========

                      THE JEFFERSON/LAGRANGE CABLE SYSTEMS

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31, 1993:

    Accounts payable.........................................................  $1,372,940
    Income taxes.............................................................     310,500
    Interest.................................................................     137,796
    Copyright fees...........................................................     411,895
    Programming expenses.....................................................     534,018
    Franchise fees...........................................................     360,014
    Other....................................................................     244,360
                                                                               ----------
                                                                               $3,371,523
                                                                               ==========

5. LONG-TERM DEBT:

     Long-term debt consists of the following at December 31, 1993:

    Installment note payable to bank, principal due in quarterly payments through 2000, interest payable at the end of 30, 60 or 90 day periods based on LIBOR (5.0% at December 31, 1993), secured by all owned assets of LaGrange including franchising and licensing agreements.....  $22,509,200
    Note payable to bank, principal due in quarterly payments through 1999, interest payable at the end of 30, 60 or 90 day periods based on prime
      (6.0% at December 31, 1993), secured by all owned assets, including
      franchising and licensing agreements, of the Parish division..........    8,500,000
    Installment note payable to bank, principal and interest due in quarterly payments through 1999, interest based on prime (6.0% at
      December 31, 1993) plus an additional percentage of interest as set forth in the loan agreement, secured by all owned assets of Jefferson
      including franchise and licensing agreements..........................    7,437,500
                                                                              -----------
                                                                               38,446,700
    Less -- Current maturities..............................................   38,446,700
                                                                              -----------
                                                                              $        --
                                                                              ===========

     The notes payable contained covenants which, among other restrictions, required the Systems to maintain certain ratios, keep the number of subscribers above a specified minimum, keep capital expenditures under a specified maximum and prohibited the issuance of additional debt. The notes payable were all paid in full on May 2, 1994, and accordingly have been classified as current in the accompanying combined balance sheet.

     As these debt instruments bear interest at current market rates, their carrying amounts approximate fair market value at December 31, 1993.

6. RELATED-PARTY TRANSACTIONS:

     McDonald Management, Inc. (MMI), an affiliated management company, provides management advisory and accounting services to the Systems. Management believes the terms of the contract are at least as favorable to the Systems as those it could negotiate with unrelated parties. MMI maintains central operating cash accounts on behalf of the Systems and other affiliated companies. The Systems' allocated portion of these accounts is reflected on the balance sheet as "Due to management company."

     Jefferson has loans in the amount of $391,440 at December 31, 1993, from beneficiaries of the trusts which form the Partnership. The loans accrue interest at prime which was 6% at December 31, 1993, and are payable on demand. Jefferson recorded interest expense on these loans in the amounts of $7,478 and $28,546 during the four months of 1994, and during 1993, respectively.

                      THE JEFFERSON/LAGRANGE CABLE SYSTEMS

     LaGrange has receivables from the stockholder of $28,590,516 at December 31, 1993. The receivables bear interest at prime, which was 6% at December 31, 1993. Interest income on these receivables has not been recorded in the accompanying statements of operations during the four months of 1994 and during 1993, of approximately $740,000 and $960,000, respectively.

7. COMMITMENTS AND CONTINGENCIES:

     The Systems lease certain facilities and equipment under noncancelable operating leases on a month to month basis. Rent expense incurred under leases during the four months in 1994 and during 1993 was approximately $10,750 and $36,300, respectively.

     Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which became effective on December 4, 1992. This legislation has caused significant changes to the regulatory environment in which the cable television industry operates. The 1992 Cable Act generally allows for a greater degree of regulation of the cable television industry. Under the 1992 Cable Act's definition of effective competition, nearly all cable systems in the United States are subject to rate regulation of basic cable services. In addition, the 1992 Cable Act allows the Federal Communications Commission (FCC) to regulate rates for nonbasic service tiers other than premium services in response to complaints filed by franchising authorities and/or cable subscribers. In April 1993, the FCC adopted regulations governing rates for basic and nonbasic services. The FCC's rules became effective on September 1, 1993. In compliance with these rules, the Systems reduced rates charged for certain regulated services effective September 1, 1993.

     On February 22, 1994, the FCC adopted several additional rate orders including an order which revised its earlier-announced regulatory scheme with respect to rates. The FCC's new regulations will generally require rate reductions, absent a successful cost-of-service showing, of 17% of September 30, 1992, rates, adjusted for inflation, channel modifications, equipment costs, and increases in programming costs. However, the FCC held rate reductions in abeyance in certain systems. The new regulations became effective on May 15, 1994, but operators could elect to defer rate reductions to July 14, 1994, so long as they made no changes in their rates and did not restructure service offerings between May 15 and July 14.

     On February 22, 1994, the FCC also adopted interim cost-of-service regulations. Rate reductions will not be required where it is successfully demonstrated that rates for basic and other regulated programming services are justified and reasonable using cost-of-service standards. The FCC established an interim industry-wide 11.25% permitted rate of return, and requested comments on whether this standard and other interim cost-of-service standards should be made permanent.

     The Systems' management believes that it has generally complied with all provisions of the 1992 Cable Act, including its cable programming service rate setting provisions. However, as a result of the aforementioned rate calculation process, the systems are charging cable programming service rates which are in excess of the related benchmark rates and, accordingly, may be subject to challenge by regulatory authorities. The amount of refunds, if any, which could be payable by the Systems in the event that these Systems' cable programming service rates are successfully challenged by regulatory authorities is not currently estimable.

     On June 15, 1995, the United States Senate approved comprehensive telecommunications legislation to amend the Communications Act of 1934. This bill lifts the telephone-cable cross-ownership ban, but requires regional Bell operating companies (RBOCs) which seek to provide video programming to subscribers in their service areas to do so via a separate affiliate. However, local telephone companies and their affiliates may only purchase up to a 10% financial interest in any cable operator which provides cable service within the local telephone company's telephone service area. Correspondingly, cable operators and their affiliates may only purchase up to a 10% financial interest in any local telephone company which provides telephone service within the cable operator's franchise area.

                      THE JEFFERSON/LAGRANGE CABLE SYSTEMS

     The bill also prohibits local telephone companies and cable operators whose telephone service areas and cable franchise areas, respectively, are in the same market, from entering into any joint venture or partnership to provide video programming directly to subscribers in the "shared" area.

     The bill also seeks to substantially amend the 1992 Cable Act's rate regulation provisions. Pursuant to the bill, when a cable operator becomes subject to "effective competition" by virtue of the commencement by an unaffiliated telephone company to provide video dialtone or cable services with programming comparable to that provided by the cable operator in the cable operator's franchise area, the basic tier rates of the cable operator will cease to be regulated. The bill would also limit the FCC's review of expanded tier rates to circumstances where such rates of an operator exceed the national average rate for comparable cable programming services provided by cable systems (other than small cable systems), determined on a per-channel basis.

     The United States House of Representatives bill (the "House Bill"), approved on August 4, 1995, would remove rate regulation of expanded tier rates and equipment rental rates (except for equipment for basic-only subscribers) if a telephone company competes with an operator by providing video dialtone or cable service to subscribers within an operator's franchise area, or a certain amount of time has passed since video platform rules have become effective. Rates for basic service would continue to be regulated under the House Bill. Small cable systems would have all price controls removed, including regulation of basic rates. In addition, 3% of a cable company's subscribers would have to complain before the FCC would begin a review of the company's expanded rate charges.

     The House bill would permit telephone companies to provide video programming to subscribers within their telephone service areas through separate affiliates. Telephone companies would be prohibited from buying out cable systems within their telephone service areas (with some limited exceptions). The FCC could grant waivers of this general prohibition upon a showing of undue economic distress by the owner of the cable system. The House bill would also require that certain provisions of the Cable Communications Policy Act of 1984 (the "Cable Act") and the 1992 Cable Act continue to apply, including program access and consumer protection provisions. Telephone companies providing video programming (through the required affiliate), would be exempt from being subject to a franchise, but the affiliate would be required to pay a fee equivalent to a franchising fee to the local franchising authority.

     Although new legislation may substantially lessen regulatory burdens, there can be no assurance that Congress will enact definitive legislation, and, if it does enact such legislation, it is unknown when such legislation will become effective. Furthermore, the Systems' management cannot be certain of the effects, if any, that such legislation will have upon the Systems' results of operation or financial condition.

8. SUBSEQUENT EVENT:

     On April 30, 1994, Charter Communications, L.P. purchased substantially all of the operating assets of the Systems for approximately $85,000,000. The impact of the sale is not reflected in the accompanying combined financial statements.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications II, L.P.:

     We have audited the accompanying combined balance sheet of Cencom Cable Operating Systems (as defined in Note 1) as of December 31, 1994, and the related combined statements of operations, Systems' equity and cash flows for the year then ended. These combined financial statements are the responsibility of the Systems' management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cencom Cable Operating Systems as of December 31, 1994, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

St. Louis, Missouri,
June 23, 1995

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Crown Media, Inc.

     We have audited the accompanying combined statements of operations, systems' equity and cash flows of Cencom Cable Operating Systems for the year ended December 31, 1993. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of Cencom Cable Operating Systems for the year ended December 31, 1993 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Dallas, Texas
August 9, 1995

                         CENCOM CABLE OPERATING SYSTEMS

                  COMBINED BALANCE SHEET -- DECEMBER 31, 1994

                                     ASSETS

                                                                                     1994
                                                                                  -----------
CURRENT ASSETS:
  Cash..........................................................................  $        --
  Accounts receivable, net of allowance for doubtful accounts of $49,610........      321,863
  Prepaid expenses and other....................................................      129,920
          Total current assets..................................................      451,783
PROPERTY AND EQUIPMENT..........................................................   51,931,626
FRANCHISE COSTS, net of accumulated amortization of $18,593,598.................   31,475,275
OTHER ASSETS....................................................................    9,532,015
                                                                                  $93,390,699
                               LIABILITIES AND SYSTEMS' EQUITY
CURRENT LIABILITIES -- Accounts payable and accrued expenses....................  $ 2,221,764
COMMITMENTS AND CONTINGENCIES
SYSTEMS' EQUITY.................................................................   91,168,935
                                                                                  $93,390,699

       The accompanying notes are an integral part of this balance sheet.

                         CENCOM CABLE OPERATING SYSTEMS

                       COMBINED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                                       1994            1993
                                                                    -----------     -----------
SERVICE REVENUES..................................................  $23,045,375     $21,503,173
                                                                    -----------     -----------
OPERATING EXPENSES:
  Operating, general and administrative...........................   11,474,664       9,531,729
  Depreciation and amortization...................................   12,849,394      13,215,191
  Management fees -- related party................................      938,554         913,118
                                                                    -----------     -----------
                                                                     25,262,612      23,660,038
                                                                    -----------     -----------
          Loss from operations....................................   (2,217,237)     (2,156,865)
                                                                    -----------     -----------
OTHER INCOME (EXPENSE):
  Intercompany interest expense...................................   (3,957,519)     (3,225,334)
  Other, net......................................................       15,225         (60,347)
                                                                    -----------     -----------
                                                                     (3,942,294)     (3,285,681)
                                                                    -----------     -----------
          Net loss................................................  $(6,159,531)    $(5,442,546)
                                                                    ===========     ===========

        The accompanying notes are an integral part of these statements.

                         CENCOM CABLE OPERATING SYSTEMS

                     COMBINED STATEMENTS OF SYSTEMS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                     CAPITAL        ACCUMULATED        SYSTEMS'
                                                   CONTRIBUTIONS       LOSSES           EQUITY
                                                   ------------     ------------     ------------
SYSTEMS' EQUITY AT DECEMBER 31, 1992.............  $111,892,959     $(11,641,003)    $100,251,956
  Net activity with Parent.......................     1,914,170               --        1,914,170
  Net loss.......................................            --       (5,442,546)      (5,442,546)
                                                   ------------     ------------     ------------
SYSTEMS' EQUITY AT DECEMBER 31, 1993.............   113,807,129      (17,083,549)      96,723,580
  Net activity with Parent.......................       604,886               --          604,886
  Net loss.......................................            --       (6,159,531)      (6,159,531)
                                                   ------------     ------------     ------------
SYSTEMS' EQUITY AT DECEMBER 31, 1994.............  $114,412,015     $(23,243,080)    $ 91,168,935
                                                   ============     ============     ============

        The accompanying notes are an integral part of these statements.

                         CENCOM CABLE OPERATING SYSTEMS

                       COMBINED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                                       1994            1993
                                                                    -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................................  $(6,159,531)    $(5,442,546)
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
     Depreciation and amortization................................   12,849,394      13,215,191
     Loss on retirements of property and equipment................           --          29,568
     Changes in assets and liabilities --
       Accounts receivable, net...................................       64,215          29,301
       Prepaid expenses and other.................................        4,530          12,804
       Accounts payable and accrued expenses......................      655,356             551
                                                                    -----------     -----------
          Net cash provided by operating activities...............    7,413,964       7,844,869
                                                                    -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.............................   (8,018,850)     (9,759,039)
                                                                    -----------     -----------
          Net cash used in investing activities...................   (8,018,850)     (9,759,039)
                                                                    -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in capital accounts with Parent......................      604,886       1,914,170
                                                                    -----------     -----------
          Net cash provided by financing activities...............      604,886       1,914,170
                                                                    -----------     -----------
CASH, beginning and end of year...................................  $        --     $        --
                                                                    ===========     ===========

        The accompanying notes are an integral part of these statements.

                         CENCOM CABLE OPERATING SYSTEMS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization

     The accompanying combined financial statements include the historical accounts of certain cable television systems (collectively referred to as the "Systems" herein) acquired from Crown Media, Inc. (the "Parent" or "Crown"), an indirect wholly owned subsidiary of Hallmark Cards, Inc. (Hallmark), by Charter Communications II, L.P. (CC-II), pursuant to a purchase agreement between Crown, CC-II, affiliated entities of CC-II, and other unaffiliated third parties. Effective January 1, 1995, CC-II acquired the Systems concurrent with the aforementioned agreement from Cencom Cable Entertainment, Inc. (CCE), a wholly owned subsidiary of Crown. The Systems, consisting of the Erwin System of North Carolina, the Kentucky System, the North Carolina System and the South Carolina System, were owned by CCE. All significant intersystem balances and transactions have been eliminated from the combined financial statements.

     As of December 31, 1994, the Systems provided cable television service to approximately 44 franchises serving approximately 63,000 basic subscribers in Kentucky, North Carolina and South Carolina.

  Basis of Accounting

     The financial information as of December 31, 1994, and for each of the years in the two-year period ended December 31, 1994, presented herein reflects the financial position and results of operations of the Systems and is not necessarily indicative of the financial position or results of operations had the Systems operated as a separate, stand-alone entity during the reporting period. The results of operations for such period do not necessarily reflect any trends or future results for the Systems as an independent entity.

  Revenues

     Cable service revenues are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the average estimated period that customers are expected to remain connected to the cable television system.

     Franchise fees collected from cable subscribers and paid to local franchises are reported as revenues.

  Property and Equipment

     Property and equipment are recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement and betterments are capitalized. Depreciation is provided using the composite method on a straight-line basis over the estimated useful lives of the assets as follows:

    Trunk and distribution systems...........................................     15 years
    Subscriber installations.................................................     10 years
    Converters...............................................................      5 years
    Buildings and headends...................................................   5-20 years
    Vehicles and equipment...................................................    4-8 years
    Office equipment.........................................................   5-10 years

     Leasehold improvements are amortized using the straight-line method over their useful lives or lease terms, whichever is shorter.

                         CENCOM CABLE OPERATING SYSTEMS

  Other Assets

     Costs incurred in obtaining and renewing cable franchises are initially deferred and amortized over the legal lives of the franchises. Franchise rights acquired through the purchase of cable systems are stated at estimated fair value at the date of acquisition and amortized using the straight-line method over the remaining term of the individual franchises acquired. Goodwill is amortized using the straight-line method over 15 years. Noncompete agreements are amortized on a straight-line basis over the original terms of the agreement.

     The Systems' management continually evaluates the recoverability of carrying amounts and estimated recovery periods of long-term and intangible assets. Such evaluation is based on management's estimates of current liquidation values of the cable systems on a combined, undiscounted basis using a cash flow multiple approach. Based on this valuation, the Systems' management believes that no impairment of the carrying amount of intangible assets exists at December 31, 1994, and no adjustment of estimated recovery periods is warranted.

  Intercompany Interest Expense

     Interest expense allocated to the Systems has been determined by applying the ratio of System subscribers to total CCE subscribers at the date of CCE's acquisition by Crown to total CCE interest expense for the respective years. CCE makes disbursements on behalf of the Systems for interest expense. Management considers this allocation method to be reasonable for the operations of the Systems. CCE debt balances totaled $261,130,000 at December 31, 1994. The borrowings pertaining to the Systems are reflected within Systems' Equity. The weighted average interest rate on these CCE borrowings was 5.25% and 4.3% during the years ended December 31, 1994 and 1993, respectively. The interest rate at December 31, 1994, is 6.0%.

  Income Taxes

     Income taxes are the responsibility of the Parent and as such are not provided for in the accompanying financial statements. The Systems are part of the Crown consolidated group which files consolidated federal income tax returns with Hallmark. Crown accounts for income taxes under the asset and liability method as prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Consolidated tax balances of Crown are not allocated to individual systems or subsidiaries comprising the Crown consolidated group. On a separate, stand-alone basis, the Systems would not have recognized any income tax benefit of operating losses as the Systems have generated operating losses for income tax purposes since their inception and are expected to generate such losses for the foreseeable future.

  Cash Management and Systems' Equity Account

     The cash management function for the Systems is performed by the Parent. Excess cash funds are transferred to the Parent using the Systems' equity account. In addition, the Parent makes disbursements on behalf of the Systems for certain items such as payroll, payroll taxes, employee benefits and other costs, and incurs debt borrowings for the Systems. Such amounts are transferred to the Systems through the Systems' equity account and are recognized in the appropriate expense categories in the accompanying combined statements of operations.

                         CENCOM CABLE OPERATING SYSTEMS

2. PREPAID EXPENSES AND OTHER:

     Prepaid expenses and other consists of the following at December 31:

                                                                                  1994
                                                                                --------
    Prepaid programming.......................................................  $ 54,460
    Inventories...............................................................    35,423
    Other prepaid expenses....................................................    40,037
                                                                                --------
                                                                                $129,920
                                                                                ========

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following at December 31:

                                                                                 1994
                                                                             ------------
    Trunk and distribution systems.........................................  $ 48,063,451
    Subscriber installations...............................................    10,089,934
    Converters.............................................................     4,538,230
    Land, buildings and headends...........................................     5,210,830
    Vehicles and equipment.................................................     2,103,787
    Office equipment.......................................................       843,695
                                                                             ------------
                                                                               70,849,927
    Less -- Accumulated depreciation.......................................   (18,918,301)
                                                                             ------------
                                                                             $ 51,931,626
                                                                             ============

4. OTHER ASSETS:

     Other assets consist of the following at December 31:

                                                                                  1994
                                                                               ----------
    Goodwill, net of accumulated amortization of $2,364,156..................  $9,056,015
    Noncompete agreement, net of accumulated amortization of $544,000........     476,000
                                                                               ----------
                                                                               $9,532,015
                                                                               ==========

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31:

                                                                                  1994
                                                                               ----------
    Accounts payable.........................................................  $  153,993
    Capital expenditures.....................................................     130,365
    Franchise fees...........................................................     283,946
    Property taxes...........................................................     447,087
    Accrued compensation.....................................................     246,447
    Litigation settlement....................................................     250,000
    Other....................................................................     709,926
                                                                               ----------
                                                                               $2,221,764
                                                                               ==========

                         CENCOM CABLE OPERATING SYSTEMS

6. SYSTEMS' EQUITY:

     Systems' equity consists of the following at December 31:

                                                                                 1994
                                                                             ------------
    Capital contributions..................................................  $114,412,015
    Accumulated losses.....................................................   (23,243,080)
                                                                             ------------
                                                                             $ 91,168,935
                                                                             ============

7. RELATED-PARTY TRANSACTIONS:

     Crown Cable Associates, Inc. (CCA) a former wholly owned subsidiary of Crown, managed the Systems' cable television operations for a standard management fee equal to 5% in 1994 and 1993 of the Systems' gross operating revenue excluding franchise fees. CCA provided management services including, but not limited to, accounting, legal, marketing and negotiation of programming contracts. For the years ended December 31, 1994 and 1993, the Systems expensed $938,554 and $913,118, respectively, related to this arrangement. Management believes these charges are indicative of the expense which would have been incurred as a stand-alone entity.

8. COMMITMENTS AND CONTINGENCIES:

     The Systems lease certain facilities and equipment under noncancelable operating leases. Rent expense incurred under leases during 1994 and 1993 was approximately $142,100 and $150,620, respectively. Future minimum lease payments are as follows:

    1995.......................................................................  $90,191
    1996.......................................................................   68,414
    1997.......................................................................   58,672
    1998.......................................................................   55,600
    1999.......................................................................   41,435
    2000 and thereafter........................................................   10,917

     The Systems rent utility poles in their operations. Generally, pole rental agreements are short term, but the Systems anticipate that such rentals will recur. Rent expense incurred for pole attachments during 1994 and 1993 was approximately $278,000 and $233,500, respectively.

     The Systems currently do not have and do not in the near term anticipate having property and casualty insurance on their underground distribution plant. Due to large claims over the past several years incurred by the property and casualty insurance industry, the pricing of insurance coverage has become inflated to the point where, in the judgment of the Systems' management, the insurance coverage is cost prohibitive. Management will continue to monitor the insurance markets to attempt to obtain coverage for the Systems' distribution plant at reasonable rates.

     Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which became effective on December 4, 1992. This legislation has caused significant changes to the regulatory environment in which the cable television industry operates. The 1992 Cable Act generally allows for a greater degree of regulation of the cable television industry. Under the 1992 Cable Act's definition of effective competition, nearly all cable systems in the United States are subject to rate regulation of basic cable services. In addition, the 1992 Cable Act allows the Federal Communications Commission (FCC) to regulate rates for nonbasic service tiers other than premium services in response to complaints filed by franchising authorities and/or cable subscribers. In April 1993, the FCC adopted regulations governing rates

                         CENCOM CABLE OPERATING SYSTEMS
for basic and nonbasic services. The FCC's rules became effective on September 1, 1993. In compliance with these rules, the Systems reduced rates charged for certain regulated services effective September 1, 1993.

     On February 22, 1994, the FCC adopted several additional rate orders including an order which revised its earlier-announced regulatory scheme with respect to rates. The FCC's new regulations will generally require rate reductions, absent a successful cost-of-service showing, of 17% of September 30, 1992, rates, adjusted for inflation, channel modifications, equipment costs, and increases in programming costs. However, the FCC held rate reductions in abeyance in certain systems. The new regulations became effective on May 15, 1994, but operators could elect to defer rate reductions to July 14, 1994, so long as they made no changes in their rates and did not restructure service offerings between May 15 and July 14.

     On February 22, 1994, the FCC also adopted interim cost-of-service regulations. Rate reductions will not be required where it is successfully demonstrated that rates for basic and other regulated programming services are justified and reasonable using cost-of-service standards. The FCC established an interim industry-wide 11.25% permitted rate of return, and requested comments on whether this standard and other interim cost-of-service standards should be made permanent.

     The Systems' management believes that it has generally complied with all provisions of the 1992 Cable Act, including its cable programming service rate setting provisions. However, as a result of the aforementioned rate calculation process, the Systems are charging cable programming service rates which are in excess of the related benchmark rates and, accordingly, may be subject to challenge by regulatory authorities. The amount of refunds, if any, which could be payable by the Systems in the event that these Systems' cable programming service rates are successfully challenged by regulatory authorities is not currently estimable.

     On June 15, 1995, the United States Senate approved comprehensive telecommunications legislation to amend the Communications Act of 1934. This bill lifts the telephone-cable cross-ownership ban, but requires regional Bell operating companies (RBOCs) which seek to provide video programming to subscribers in their service areas to do so via a separate affiliate. However, local telephone companies and their affiliates may only purchase up to a 10% financial interest in any cable operator which provides cable service within the local telephone company's telephone service area. Correspondingly, cable operators and their affiliates may only purchase up to a 10% financial interest in any local telephone company which provides telephone service within the cable operator's franchise area.

     The bill also prohibits local telephone companies and cable operators whose telephone service areas and cable franchise areas, respectively, are in the same market, from entering into any joint venture or partnership to provide video programming directly to subscribers in the "shared" area.

     The bill also seeks to substantially amend the 1992 Cable Act's rate regulation provisions. Pursuant to the bill, when a cable operator becomes subject to "effective competition" by virtue of the commencement by an unaffiliated telephone company to provide video dialtone or cable services with programming comparable to that provided by the cable operator in the cable operator's franchise area, the basic tier rates of the cable operator will cease to be regulated. The bill would also limit the FCC's review of expanded tier rates to circumstances where such rates of an operator exceed the national average rate for comparable cable programming services provided by cable systems (other than small cable systems), determined on a per-channel basis.

     The United States House of Representatives bill (the "House Bill"), approved on August 4, 1995, would remove rate regulation of expanded tier rates and equipment rental rates (except for equipment for basic-only subscribers) if a telephone company competes with an operator by providing video dialtone or cable service to subscribers within an operator's franchise area, or if a certain amount of time has passed since video platform rules have become effective. Rates for basic service would continue to be regulated under the House Bill. Small cable systems would have all price controls removed, including regulation of basic rates. In addition, 3%

                         CENCOM CABLE OPERATING SYSTEMS
of a cable company's subscribers would have to complain before the FCC would begin a review of the company's expanded rate charges.

     The House Bill would permit telephone companies to provide video programming to subscribers within their telephone service areas through separate affiliates. Telephone companies would be prohibited from buying out cable systems within their telephone service areas (with some limited exceptions). The FCC could grant waivers of this general prohibition upon a showing of undue economic distress by the owner of the cable system. The House Bill would also require that certain provisions of the Cable Communications Policy Act of 1984 (the "Cable Act") and the 1992 Cable Act continue to apply, including program access and consumer protection provisions. Telephone companies providing video programming (through the required affiliate), would be exempt from being subject to a franchise, but the affiliate would be required to pay a fee equivalent to a franchising fee to the local franchising authority.

     Although new legislation may substantially lessen regulatory burdens, there can be no assurance that Congress will enact definitive legislation, and if it does enact such legislation, it is unknown when such legislation will become effective. Furthermore, the Systems' management cannot be certain of the effects, if any, that such legislation will have upon the Systems' results of operations or financial condition.

9. SUBSEQUENT EVENT:

     Effective January 1, 1995, Charter Communications, Inc., CC-II, affiliated entities, and other third parties purchased all of the outstanding shares of the Parent and subsidiaries (including the stock of CCE) for approximately $900,000,000 subject to certain closing adjustments. Approximately $110,000,000 was the portion of the purchase price related to the acquisition of the Systems.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Peachtree Cable TV, Inc. (Nevada Corporation)

     We have audited the accompanying balance sheets of Peachtree Cable TV, Inc. as of December 31, 1994 and 1993 and the related statements of operations, cash flows and stockholders' equity for the four months ended April 30, 1995 and the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peachtree Cable TV, Inc. as of December 31, 1994 and 1993 and the results of its operations and its cash flows for the four months ended April 30, 1995 and the years ended December 31, 1994 and 1993 in conformity with generally accepted accounting principles.

                                          HOLBEN, BOAK, COOPER & CO.

Denver, Colorado
March 14, 1996

                            PEACHTREE CABLE TV, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1993

                                                                         1994           1993
                                                                      ----------     ----------
                                            ASSETS
Cash................................................................  $  181,266     $      436
Trade and other receivables.........................................     179,672        103,392
Less allowance for doubtful receivables.............................      14,480         14,306
                                                                      ----------     ----------
                                                                         165,192         89,086
                                                                      ----------     ----------
Deposits and prepaid expenses.......................................      31,978         26,264
Property and equipment, at cost:
  Distribution systems..............................................   7,019,219      6,974,248
  Support equipment.................................................     345,995        307,590
                                                                      ----------     ----------
                                                                       7,365,214      7,281,838
  Less accumulated depreciation.....................................   1,927,599      1,626,273
                                                                      ----------     ----------
                                                                       5,437,615      5,655,565
                                                                      ----------     ----------
Franchise costs.....................................................   5,505,744      5,505,744
  Less accumulated amortization.....................................   2,584,111      2,235,478
                                                                      ----------     ----------
                                                                       2,921,633      3,270,266
                                                                      ----------     ----------
Other assets........................................................       3,835             --
                                                                      ----------     ----------
                                                                      $8,741,519     $9,041,617
                                                                      ==========     ==========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Revolving credit agreement (Note 2).................................  $4,850,000     $6,000,000
Amounts due to subsidiaries of TCI (Note 3).........................     284,067        345,832
Accounts payable and accrued expenses...............................     143,078        200,015
Subscriber advance payments.........................................      22,750         16,704
Deferred income taxes (Note 4)......................................   1,328,172        965,362
                                                                      ----------     ----------
       Total liabilities............................................   6,628,067      7,527,913
                                                                      ----------     ----------
Commitments and contingencies (Note 6)
Stockholders' equity (Note 5):
  Common stock:
     Class A voting shares, $1 par value, 40,000 shares authorized,
      6,343 shares issued and outstanding...........................       6,343          6,343
     Class B limited voting shares, $1 par value, 20,000 shares
      authorized, 3,207 shares issued and outstanding...............       3,207          3,207
  Retained earnings.................................................   2,103,902      1,504,154
                                                                      ----------     ----------
       Total stockholders' equity...................................   2,113,452      1,513,704
                                                                      ----------     ----------
                                                                      $8,741,519     $9,041,617
                                                                      ==========     ==========

                See accompanying notes to financial statements.

                            PEACHTREE CABLE TV, INC.

                            STATEMENTS OF OPERATIONS
                    FOR THE FOUR MONTHS ENDED APRIL 30, 1995
                   AND YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                            1995           1994           1993
                                                         ----------     ----------     ----------
Cable television revenue...............................  $1,577,785     $4,541,347     $4,432,724
Operating costs and expenses:
  Operating (Note 3)...................................     484,254      1,171,278      1,119,247
  Selling, general and administrative..................     450,333      1,065,865        950,586
  Management fees (Note 3).............................      26,127         76,859         80,629
  Depreciation.........................................     207,782        599,049        577,568
  Amortization.........................................     116,958        348,836        348,655
                                                         ----------     ----------     ----------
                                                          1,285,454      3,261,887      3,076,685
                                                         ----------     ----------     ----------
     Operating income..................................     292,331      1,279,460      1,356,039
Other income (expense):
  Interest expense.....................................    (112,292)      (278,098)      (254,154)
  Interest income......................................       6,288         10,543          9,878
  Other income.........................................          --         20,546             --
                                                         ----------     ----------     ----------
                                                           (106,004)      (247,009)      (244,276)
                                                         ----------     ----------     ----------
     Earnings before income taxes......................     186,327      1,032,451      1,111,763
Income tax (benefit) expense (Note 4)..................     (20,244)       432,703        479,830
                                                         ----------     ----------     ----------
     Net earnings......................................  $  206,571     $  599,748     $  631,933
                                                         ==========     ==========     ==========
Earnings per common share (Note 1).....................  $    21.63     $    62.80     $    64.64
                                                         ==========     ==========     ==========
Weighted average number shares outstanding (Note 1)....       9,550          9,550          9,776
                                                         ==========     ==========     ==========

                See accompanying notes to financial statements.

                            PEACHTREE CABLE TV, INC.

                            STATEMENTS OF CASH FLOWS
                    FOR THE FOUR MONTHS ENDED APRIL 30, 1995
                   AND YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                         1995            1994            1993
                                                      -----------     -----------     -----------
Cash flows from operating activities:
  Cash received from customers......................  $ 1,639,428     $ 4,465,748     $ 4,427,609
  Cash paid to suppliers, including payments to
     subsidiaries of TCI............................   (1,138,596)     (2,312,429)     (2,191,886)
  Interest paid.....................................     (112,292)       (282,145)       (262,383)
  Interest received.................................        6,288          10,543           9,878
  Income taxes paid.................................       (1,000)       (165,750)       (290,750)
                                                      -----------     -----------     -----------
     Net cash provided by operating activities......      393,828       1,715,967       1,692,468
                                                      -----------     -----------     -----------
Cash flows from investing activities:
  Capital expended for property and equipment.......      (66,119)       (423,993)       (402,025)
  Proceeds from sales of assets.....................          146          42,893           2,606
                                                      -----------     -----------     -----------
     Net cash (used in) investing activities........      (65,973)       (381,100)       (399,419)
                                                      -----------     -----------     -----------
Cash flows from financing activities:
  Purchase of Class A common stock..................           --              --        (482,926)
  Borrowings under revolving credit agreement.......           --              --         300,000
  Repayments under revolving credit agreement.......     (500,000)     (1,150,000)     (1,250,000)
  Capital expended for debt restructuring...........           --          (4,037)             --
                                                      -----------     -----------     -----------
     Net cash (used in) financing activities........     (500,000)     (1,154,037)     (1,432,926)
                                                      -----------     -----------     -----------
     Net increase (decrease) in cash................     (172,145)        180,830        (139,877)
Cash at beginning of period.........................      181,266             436         140,313
                                                      -----------     -----------     -----------
          Cash at end of period.....................  $     9,121     $   181,266     $       436
                                                      ===========     ===========     ===========
Reconciliation of net earnings to net cash provided
  by operating activities:
  Net earnings......................................  $   206,571     $   599,748     $   631,933
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Depreciation...................................      207,782         599,049         577,568
     Amortization...................................      116,958         348,836         348,655
     Deferred income tax expense....................       23,658         362,810         198,810
     Changes in operating assets and liabilities:
       Change in receivables........................       82,818         (76,106)         (1,820)
       Change in deposits and prepaid expenses......       30,323          (5,714)           (137)
       Change in subscriber advance payments........      (21,175)          6,046          (3,296)
       Change in accrued interest expense...........           --          (4,047)         (8,229)
       Change in accrued liabilities................           --         (20,546)             --
       Change in accounts payable and accrued
          expenses, and amounts due to subsidiaries
          of TCI....................................     (253,107)        (94,109)        (51,016)
                                                      -----------     -----------     -----------
          Net cash provided by operating
            activities..............................  $   393,828     $ 1,715,967     $ 1,692,468
                                                      ===========     ===========     ===========

                See accompanying notes to financial statements.

                            PEACHTREE CABLE TV, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                    FOR THE FOUR MONTHS ENDED APRIL 30, 1995
                   AND YEARS ENDED DECEMBER 31, 1994 AND 1993

                                    COMMON STOCK              TOTAL
                                       CLASS A               CLASS B
                                  -----------------     -----------------      RETAINED      STOCKHOLDERS'
                                  SHARES     AMOUNT     SHARES     AMOUNT      EARNINGS         EQUITY
                                  ------     ------     ------     ------     ----------     ------------
Balance at December 31, 1992....  6,794      $6,794     3,207      $3,207     $1,354,696      $ 1,364,697
  Net earnings..................     --          --        --          --        631,933          631,933
  Purchase of Class A common
     stock (Note 5).............   (451 )      (451)       --          --       (482,475)        (482,926)
                                  -----      ------     -----      ------     ----------       ----------
Balance at December 31, 1993....  6,343       6,343     3,207       3,207      1,504,154        1,513,704
  Net earnings..................     --          --        --          --        599,748          599,748
                                  -----      ------     -----      ------     ----------       ----------
Balance at December 31, 1994....  6,343       6,343     3,207       3,207      2,103,902        2,113,452
  Net earnings..................     --          --        --          --        206,571          206,571
                                  -----      ------     -----      ------     ----------       ----------
Balance at April 30, 1995.......  6,343      $6,343     3,207      $3,207     $2,310,473      $ 2,320,023
                                  =====      ======     =====      ======     ==========       ==========

                See accompanying notes to financial statements.

                            PEACHTREE CABLE TV, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Peachtree Cable TV, Inc., ("Peachtree" or the "Company") was organized to acquire and develop cable television systems. Peachtree is owned by certain officers and other employees of Tele-Communications, Inc. ("TCI"). The Company owns cable systems in Carrolton and Dublin, Georgia, with approximately 4,500 and 7,500 subscribers, respectively.

  Property and Equipment

     Property and equipment is stated at cost which includes acquisition costs allocated to tangible assets of cable television systems acquired. Construction costs of cable television systems, including interest during construction and applicable overhead, are capitalized. Interest capitalized is not material.

     Depreciation is computed on a straight-line basis using estimated useful lives of 5 to 15 years for distribution systems and to 5 to 10 years for support equipment.

     Repairs and maintenance are charged to operations, and renewals and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of property, the original cost and cost for removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains or losses will only be recognized in connection with the sale of properties in their entirety.

  Franchise Costs

     Costs incurred in obtaining and renewing cable franchises are initially deferred and amortized over the legal lives of the franchises. Franchise rights acquired through the purchase of cable systems are stated at the difference between the cost of acquiring cable television systems and amounts assigned to their tangible assets. These amounts are amortized on a straight-line basis over the lives (15 to 17 1/2 years) of the respective franchises.

     The Company's management continually evaluates the recoverability of carrying amounts and estimated recovery periods of franchise costs. Such evaluation is based on management's estimates of current liquidation values of the cable systems. Based on this valuation, management believes that no impairment of the carrying amount of intangible assets exists at April 30, 1995, and no adjustment of estimated recovery periods is warranted.

  Income Taxes

     Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which was adopted by Peachtree on January 1, 1991, requires use of the "asset and liability" method of accounting for income taxes. Under such method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The primary causes of these differences are excess depreciation and amortization for income tax purposes.

  Revenues

     Cable service revenues are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling and installation costs incurred. The remainder, if any, is deferred and amortized to income over the average estimated period that customers are expected to remain connected to the cable television system.

     Franchise fees collected from cable subscribers and paid to local franchises are reported as revenues.

                            PEACHTREE CABLE TV, INC.

  Cash and Cash Equivalents

     Cash and cash equivalents presented in the statements of cash flows consist of demand deposits in banks.

  Concentration of Credit Risk

     SFAS No. 105, "Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk", requires disclosure of significant concentrations of credit risk regardless of the degree of such risk. The Company's cable systems are located in Carrolton, Georgia, near Atlanta, and Dublin, Georgia, near the center of the State. Both cities are in rural areas. The Company's customers are principally residential homeowners and renters. As of April 30, 1995, the Company's cash consisted of demand deposits maintained at a financial institution. The amounts due from accounts receivable derive from the Company's customer's base, which has wide economic dispersion. The Company does not believe significant credit risk exists at April 30, 1995 due to the dispersion of the customer base. The Company's cash and receivables are subject to minimal risk.

  Earnings per share

     The calculation of earnings per share is based on the weighted average number of common shares outstanding. Since each Class B share is convertible without cost and at the sole discretion of the holder, all Class B shares have been treated as fully converted into Class A share for each period presented.

NOTE 2 -- REVOLVING CREDIT AGREEMENT

     The revolving credit agreement, as amended (the "Credit Agreement"), which provided for borrowings of up to $6,800,000 at April 30, 1995 has mandatory quarterly reductions of the amount available for borrowing thereunder commencing in March 1996. The Credit Agreement provides for interest at varying rates based upon optional measures which approximate the prime rate (8.5% at April 30, 1995). The Credit Agreement also contains restrictive covenants regarding additional indebtedness, guarantees, liens, investments, dispositions and dividend payments, and requires the maintenance of certain ratios of cash flow to debt service and cash flow to senior debt, as defined. As security for this indebtedness, the shareholders of Peachtree have pledged all of their common stock.

     For the four months ending April 30, 1995 and the years ended December 31, 1994 and 1993, the weighted average interest rate was approximately 6.9% and the amount borrowed averaged $5,757,000.

     The total amount was repaid on May 5, 1995.

NOTE 3 -- TRANSACTIONS WITH TCI

     Peachtree purchases, at TCI's cost, various pay television and other programming through a certain subsidiary of TCI. Charges for such programming were $280,176, $760,787 and $713,487 for the four months ending April 30, 1995 and the years ended December 31, 1994 and 1993, respectively.

     Peachtree has a management agreement with another subsidiary of TCI whereby the subsidiary's management is providing administrative services and has assumed managerial responsibility for cable television system operations and construction. Pursuant to this management agreement, Peachtree makes reimbursement for all operating costs and expenses incurred on its behalf and pays a monthly management fee calculated on a per-subscriber basis. Also, Peachtree pays an additional management fee in an amount equal to 1% of the charges for programming (as described in the preceding paragraph).

                            PEACHTREE CABLE TV, INC.

NOTE 4 -- INCOME TAXES

     Income tax expense for the four months ending April 30, 1995 and the years ended December 31, 1994 and 1993 consisted of:

                                                           1995         1994         1993
                                                         --------     --------     --------
    Deferred Federal tax expense.......................  $ 23,658     $319,610     $141,253
    Deferred State tax expense.........................        --       43,200       57,557
                                                         --------     --------     --------
                                                           23,658      362,810      198,810
                                                         --------     --------     --------
    Current Federal tax expense (benefit)..............   (43,902)      69,143      280,270
    Current State tax expense..........................        --          750          750
                                                         --------     --------     --------
                                                          (43,902)      69,893      281,020
                                                         --------     --------     --------
                                                         $(20,244)    $432,703     $479,830
                                                         ========     ========     ========

     Significant components of deferred tax assets and liabilities, based on the tax effects of temporary differences between book and tax amounts are as follows:

                                                                   1994            1993
                                                                -----------     -----------
    Deferred tax assets:
      Net operating loss carryforwards........................  $   283,956     $   486,179
      Investment tax credit carryforwards.....................           --          28,468
      Alternative minimum tax credit carryforwards............      349,971         285,807
      Other...................................................        5,633           5,565
                                                                -----------     -----------
                                                                    639,560         806,019
    Deferred tax (liabilities):
      Accelerated depreciation................................   (1,385,392)     (1,266,107)
      Franchise costs.........................................     (582,340)       (505,274)
                                                                -----------     -----------
                                                                 (1,967,732)     (1,771,381)
                                                                -----------     -----------
    Net deferred tax (liabilities)............................  $(1,328,172)    $  (965,362)
                                                                ===========     ===========

     At December 31, 1994, Peachtree had a net operating loss carryforward for income tax purposes of approximately $729,000 which, if not utilized to reduce taxable income in future periods, expires in the years 2003 through 2005. All net operating losses have been recognized for financial statement purposes as a reduction of deferred income taxes. To the extent the net operating loss carryforward is utilized for income tax purposes, deferred tax credits will be restored at the then current tax rates.

     At December 31, 1994, Peachtree had no available regular investment tax credits. All such investment tax credits have been recognized for financial statement purposes as a reduction of deferred income taxes.

     Reconciliations of the differences between income taxes computed at Federal statutory tax rates and the provisions for income taxes are as follows:

                                                           1995         1994         1993
                                                         --------     --------     --------
    Income taxes computed at the Federal statutory
      rate.............................................  $ 65,214     $361,358     $388,855
    State provisions, net of Federal benefits..........        --      115,211       43,385
    Effect of rate change..............................        --           --       30,114
    Other items, net...................................   (85,458)     (43,866)      17,476
                                                         --------     ---------    ---------
    Provision (benefit) for income taxes...............  $(20,244)    $432,703     $479,830
                                                         ========     =========    =========

                            PEACHTREE CABLE TV, INC.

NOTE 5 -- STOCKHOLDERS' EQUITY

     The stockholders of Peachtree have entered into a stockholders' agreement which provides, among other things, for rights of first refusal in the event any stockholder wishes to dispose of shares and for the conversion of shares of Class B into shares of Class A common stock, under certain circumstances, without cost and at the sole discretion of the Class B shareholder.

     On June 30, 1993, Peachtree purchased and redeemed 451 Class A common shares for a purchase price of $482,926 pursuant to the stockholders' agreement. As a result of this transaction, Class A common stock was reduced by $451, and retained earnings was charged $482,475.

NOTE 6 -- COMMITMENTS AND CONTINGENCIES

     The Company leases certain facilities and equipment under noncancelable operating leases. Future minimum lease payments are as follows:

            1995......................................................  $ 29,097
            1996......................................................    55,585
            1997......................................................    48,385
            1998......................................................    48,385
            1999 and thereafter.......................................  $118,922

     Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which became effective on December 4, 1992. This legislation has caused significant changes to the regulatory environment in which the cable television industry operates. The 1992 Cable Act generally allows for a greater degree of regulation of the cable television industry. Under the 1992 Cable Act's definition of effective competition, nearly all cable systems in the United States are subject to rate regulation of basic services.

     The 1992 Cable Act and the Federal Communications Commission's ("FCC") rules implementing the 1992 Cable Act have generally increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local franchise authorities. Management is unable to predict the ultimate effect of the 1992 Cable Act or the ultimate outcome of various FCC rulemaking proceedings or the litigation challenging various aspects of the 1992 Cable Act and the FCC's regulations implementing the 1992 Cable Act.

     The 1992 Cable Act and FCC regulations have imposed rate requirements for basic services and equipment. Under the 1992 Cable Act, a local franchising authority in a community not subject to "effective competition" generally is authorized to regulate basic cable rates after certifying to the FCC that, among other things, it will adopt and administer rate regulation consistent with FCC rules, and in a manner that will provide a reasonable opportunity to consider the views of interested parties. The Telecommunications Act of 1996, passed by Congress on February 1, 1996, and signed into law by the President on February 8, 1996, broadens the definition of "effective competition" to include any franchise area where a local exchange carrier (or its affiliate) provides video programming services to subscribers by any means, other than through direct broadcast satellite. In regulating the basic service rates, certified local franchise authorities have the authority to order a rate refund of previously paid rates determined to be in excess of the maximum permitted reasonable rates.

     Rate regulation of the basic service tier remains subject to regulation by local franchising authorities under the Telecommunications Act of 1996, except in certain circumstances for small cable operators. For a defined class of "small cable operators", the Telecommunications Act of 1996 immediately eliminates regulation of cable programming rates. Rates for basic tier of small cable operators are deregulated if the system offered a single tier of services as of December 31, 1994.

                            PEACHTREE CABLE TV, INC.

     Under the 1992 Cable Act, rates for cable programming services not carried on the basic tier (non-basic services) could be regulated by the FCC upon the filing of a complaint by franchise authorities or subscribers that indicates the cable operator's rates for these services are unreasonable. The Telecommunications Act of 1996 eliminates regulation of non-basic programming as of March 31, 1999. In the interim, rate regulation of the non-basic programming tier can only be triggered by a franchising authority complaint to the FCC. If the FCC determines that the cable operator's non-basic programming service tier rates are unreasonable, the FCC has the authority to order the operator to reduce non-basic programming service tier rates and to refund to customers any overcharges occurring from the filing date of the rate complaint with the FCC.

     Notwithstanding mandated rate regulations, cable operators currently may adjust their regulated rates to reflect inflation and what the FCC has deemed to be external costs (such as increases in franchise fees).

     In September 1995, the FCC developed an abbreviated cost-of-service form that permits cable operators to recover costs of significant upgrades that provide benefits to subscribers of regulated cable services. Cable operators seeking to raise rates to cover costs of an upgrade would submit only the costs of the upgrade instead of all current costs. In December 1995, the FCC revised its cost-of-service rules. At this time, the Company is unable to predict the effect of these revised rules on the Company's financial position or results of operations.

     In another action in September 1995, the FCC established a new optional rate adjustment methodology that encourages operators to limit their rate increases to once a year to reflect inflation and changes in external costs and the number of channels. The rules permit cable operators to "project reasonable" changes in their costs for the 12 months following the rate change (in an effort to eliminate delays in recovering costs). The order allows operators to recover increases in additional types of franchise-requirement costs. Permitted pass-through increases include increases in the cost of providing institutional networks, video services, data services to or from governmental and educational institutions, and certain other cost increases. The Company is unable to predict the effect of these new rules on the Company's business.

     In November 1995, the FCC proposed to provide cable operators with the option of establishing uniform rates for similar service packages offered in multiple franchise areas located in the same region. Under the FCC's current rules, cable operators subject to rate regulation must establish rates on a franchise-specific basis. The proposed rules could lower cable operator's marketing costs and may also allow operators to better respond to competition from alternative providers. The Company is unable to predict if these proposed rules will ultimately be promulgated by the FCC, and if they are promulgated, their effect of the Company's financial position and results of operations.

     Under the 1992 Cable Act, cable television operators are subject to mandatory signal carriage requirements that allow local commercial and non-commercial television broadcast stations to elect to require a cable system to carry the station, subject to certain exceptions, or, in the case of commercial stations, to negotiate for "retransmission consent" to carry the station. In addition, there are requirements for cable systems to obtain retransmission consent for all "distant" commercial television stations, commercial radio stations and certain low power television stations carried by such systems after October 6, 1993.

     The 1992 Cable Act modified the franchise renewal process to make it easier for a franchising authority to deny renewal. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of the franchise agreement. Although management believes that the Company has generally met the terms of its franchise agreements and has provided quality levels of service, and anticipates the Partnership's future franchise renewal prospects generally will be favorable, there can be no assurance that any such franchises will be renewed or, if renewed, that the franchising authority will not impose more onerous requirements on the Company than previously existed.

     The Telecommunications act of 1996 alters Federal, state and local laws and regulations pertaining to cable television, telecommunications, and other services.

                            PEACHTREE CABLE TV, INC.

     Under the Telecommunications Act of 1996, telephone companies can compete directly with cable operators providing video programming. This new legislation recognizes several multiple entry options for telephone companies to provide competitive video programming.

     The Telecommunications Act of 1996 eliminates broadcast/cable cross-ownership restrictions, but leaves in place FCC regulations prohibiting local cross-ownership between television stations and cable systems.

     Certain provisions of the Telecommunications Act of 1996 could materially affect the growth and operation of the cable television industry and the cable services provided by the Company. Although the new legislation may substantially lessen regulatory burdens, the cable television industry may be subject to additional competition as a result thereof. There are numerous rulemakings to be undertaken by the FCC which will interpret and implement the Telecommunications Act's provisions. In addition, certain provisions of the Telecommunications Act of 1996 (such as the deregulation of cable programming rates) are not immediately effective. Further, certain of the Telecommunications Act's provisions have been and are likely to be subject to judicial challenges. The Company is unable at this time to predict the outcome of such rulemakings or litigation or the substantive effect of the new legislation and the rulemakings on the financial position and results of operations of the Company.

NOTE 7 -- SUBSEQUENT EVENTS

     On January 10, 1995, the Shareholders of the Company had executed a Stock Purchase Agreement (Agreement), which authorized the sale of all issued and outstanding shares of common stock of Peachtree Cable TV, Inc. to Charter Communications III, L.P., an unrelated party. The sale was consummated on May 5, 1995 at a sales price of $22,050,000.

                          INDEPENDENT AUDITORS' REPORT

CableSouth, Inc.:

     We have audited the accompanying balance sheets of the Cable Systems of CableSouth, Inc. as of December 31, 1993 and 1994, and the related statements of operations, systems' equity, and cash flows for each of the three years in the period ended December 31, 1994 and for the five-month period ended May 31, 1995. These financial statements are the responsibility of CableSouth, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by CableSouth, Inc.'s management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Cable Systems of CableSouth, Inc. at December 31, 1993 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 and for the five-month period ended May 31, 1995 in conformity with generally accepted accounting principles.

     As discussed in Note 6, CableSouth, Inc. sold all of its operating assets of the Cable Systems effective May 31, 1995.

DELOITTE & TOUCHE LLP
Birmingham, Alabama
March 5, 1996

                       CABLE SYSTEMS OF CABLESOUTH, INC.

                                 BALANCE SHEETS

                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1993           1994
                                                                      ----------     ----------
ASSETS
Current Assets:
  Cash and cash equivalents.........................................  $  585,362     $  734,117
  Accounts receivable:
     Subscriber.....................................................      77,329        102,193
     Other..........................................................      44,329         42,671
  Prepaid expenses..................................................      97,824        158,632
  Inventory.........................................................      90,143         57,987
                                                                      ----------     ----------
          Total current assets......................................     894,987      1,095,600
                                                                      ----------     ----------
Property, Plant and Equipment, Net (Note 2).........................   6,752,932      5,127,427
                                                                      ----------     ----------
Other Assets:
  Intangible assets, net of accumulated amortization (Note 3).......   1,012,505        884,369
  Deposits and other................................................      12,505         13,462
                                                                      ----------     ----------
          Total other assets........................................   1,025,010        897,831
                                                                      ----------     ----------
Total (Note 6)......................................................  $8,672,929     $7,120,858
                                                                      ==========     ==========
LIABILITIES AND SYSTEMS' EQUITY
Current Liabilities:
  Accounts payable..................................................  $  365,869     $  401,769
  Accrued expenses..................................................     311,403        254,926
  Other liabilities.................................................      87,240         67,522
                                                                      ----------     ----------
  Total current liabilities.........................................     764,512        724,217
Deferred Compensation (Note 4)......................................   3,343,348      2,126,628
                                                                      ----------     ----------
          Total liabilities.........................................   4,107,860      2,850,845
Commitments and Contingencies (Note 5)
Systems' Equity.....................................................   4,565,069      4,270,013
                                                                      ----------     ----------
Total...............................................................  $8,672,929     $7,120,858
                                                                      ==========     ==========

                       See notes to financial statements.

                       CABLE SYSTEMS OF CABLESOUTH, INC.

                            STATEMENTS OF OPERATIONS
         FOR THE YEARS ENDED DECEMBER 31, 1992, 1993, 1994 AND FOR THE
                      FIVE-MONTH PERIOD ENDED MAY 31, 1995

                                                        DECEMBER 31,                      FIVE-MONTH
                                         -------------------------------------------     PERIOD ENDED
                                            1992            1993            1994         MAY 31, 1995
                                         ----------     ------------     -----------     ------------
Revenues...............................  $8,883,589     $ 10,048,530     $10,565,050      $4,457,334
Operating Expenses:
  Service costs........................     867,780          924,375         988,607         429,121
  Programming costs....................   1,874,554        2,093,305       2,345,648       1,031,415
  Selling, general and
     administrative....................   2,186,145        2,398,628       2,454,369         957,066
  Depreciation and amortization (Notes
     2 and 3)..........................   3,462,019        3,249,328       2,913,558         905,058
  Deferred compensation provision
     (benefit).........................     934,265          576,652        (980,721)        485,972
                                         ----------      -----------     -----------      ----------
Operating Income (Loss)................    (441,174)         806,242       2,843,589         648,702
Other Expense, Net.....................    (120,421)         (24,000)       (148,129)        (25,103)
                                         ----------      -----------     -----------      ----------
Net Income (Loss)......................  $ (561,595)    $    782,242     $ 2,695,460      $  623,599
                                         ==========      ===========     ===========      ==========

                       See notes to financial statements.

                       CABLE SYSTEMS OF CABLESOUTH, INC.

                          STATEMENT OF SYSTEMS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1992, 1993, 1994 AND
                  FOR THE FIVE-MONTH PERIOD ENDED MAY 31, 1995

        Systems' Equity, January 1, 1992................................  $ 9,872,703
          Net loss......................................................     (561,595)
          Net activity with corporate home office.......................   (2,711,801)
                                                                          -----------
        Systems' Equity, December 31, 1992..............................    6,599,307
          Net income....................................................      782,242
          Net activity with corporate home office.......................   (2,816,480)
                                                                          -----------
        Systems' Equity, December 31, 1993..............................    4,565,069
          Net income....................................................    2,695,460
          Net activity with corporate home office.......................   (2,990,516)
                                                                          -----------
        Systems' Equity, December 31, 1994..............................    4,270,013
          Net income....................................................      623,599
          Net activity with corporate home office.......................   (1,987,865)
                                                                          -----------
        Systems' Equity, May 31, 1995...................................  $ 2,905,747
                                                                           ==========

                       See notes to financial statements.

                       CABLE SYSTEMS OF CABLESOUTH, INC.

                            STATEMENTS OF CASH FLOWS
           FOR THE YEARS ENDED DECEMBER 31, 1992, 1993, 1994 AND FOR
                    THE FIVE-MONTH PERIOD ENDED MAY 31, 1995

                                                       DECEMBER 31,                      FIVE-MONTH
                                        -------------------------------------------     PERIOD ENDED
                                           1992            1993            1994         MAY 31, 1995
                                        -----------     -----------     -----------     ------------
Operating Activities:
  Net income (loss)...................  $  (561,595)    $   782,242     $ 2,695,460     $    623,599
  Adjustments to reconcile net income
     (loss) to net cash provided by
     operating activities:
     Depreciation and amortization....    3,462,019       3,249,328       2,913,558          905,058
     Deferred
       compensation -- provision
       (benefit)......................      934,265         576,652        (980,721)         485,972
     Gain on sale of property and
       equipment......................       (5,011)         (5,954)         (4,340)
     Changes in assets and liabilities
       provided (used) cash:
       Accounts receivable............       79,896         (60,165)        (24,864)         (69,910)
       Other current assets...........       59,834         (98,652)        (27,951)         144,623
       Accounts payable...............      (70,032)        115,955          35,900          252,923
       Other current liabilities......     (184,551)        (90,379)        (76,195)          52,872
       Deferred compensation
          (advances)..................                     (236,000)       (236,000)
                                        -----------     -----------     -----------      -----------
       Net cash provided by operating
          activities..................    3,714,825       4,233,027       4,294,847        2,395,137
                                        -----------     -----------     -----------      -----------
Investing Activities:
  Expenditures for property, plant and
     equipment........................   (1,766,664)     (1,372,902)     (1,159,916)        (259,764)
  Proceeds from sale of property and
     equipment........................        8,000          30,620           4,340
                                        -----------     -----------     -----------      -----------
       Net cash used in investing
          activities..................   (1,758,664)     (1,342,282)     (1,155,576)        (259,764)
                                        -----------     -----------     -----------      -----------
Financing Activities --
  Net activity with corporate home
  office..............................   (2,711,801)     (2,816,480)     (2,990,516)      (1,987,865)
                                        -----------     -----------     -----------      -----------
Net Increase (Decrease) in Cash and
  Cash Equivalents....................     (755,640)         74,265         148,755          147,508
Cash and Cash Equivalents, Beginning
  of Period...........................    1,266,737         511,097         585,362          734,117
                                        -----------     -----------     -----------      -----------
Cash and Cash Equivalents, End of
  Period..............................  $   511,097     $   585,362     $   734,117     $    881,625
                                        ===========     ===========     ===========      ===========

                       See notes to financial statements.

                       CABLE SYSTEMS OF CABLESOUTH, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND BASIS OF PRESENTATION -- CableSouth, Inc. (the ("Company") operated a cable television systems business (the "Cable Systems") in the state of Alabama until May 31, 1995 when all of its Cable Systems operating assets were sold (see Note 6). The Company's consolidated entities, BayCom Partners, L.P. and CableSouth Management, L.P., which operate in the radio and television listings industries, respectively, and the Company's investment in TV Data Technologies, L.P., are not included in the accompanying financial statements.

     The financial information as of December 31, 1993 and 1994 and for each of the three years in the period ended December 31, 1994 and for the five-month period ended May 31, 1995 presented herein reflects the financial position and results of operations of the Cable Systems and is not necessarily indicative of the financial position or results of operations had the Cable Systems operated as a separate, stand-alone entity during the reporting periods. The results of operations for such periods do not necessarily reflect any trends or future prospects for the Cable Systems as an independent entity.

     ACCOUNTING ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS -- Cash and cash equivalents include cash on hand, cash on deposit and highly liquid investments with a maturity of three months or less at purchase date.

     ACCOUNTS RECEIVABLE -- Annually management of the Cable Systems assess the need for an allowance for doubtful accounts. In the opinion of the Cable Systems' management, no allowance is deemed necessary.

     PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are stated at cost. The cost of cable television systems constructed by the Cable Systems includes applicable labor and overhead. Depreciation is calculated on either the straight-line or double declining-balance methods over the estimated useful lives of the related assets. Leasehold improvements are amortized on the straight-line method over the shorter of the lease term or the estimated useful life of the asset. When assets are retired or disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. Initial subscriber installment costs, including material, labor and overhead costs of the drops, are capitalized and depreciated over a period consistent with cable system installations. The costs of subsequent disconnecting and reconnecting are charged to expense.

     INTANGIBLE ASSETS -- Intangible assets are stated at cost less accumulated amortization and are amortized on a straight-line basis over the estimated useful life of the asset. The Cable Systems' management annually assesses the recoverability of its intangible assets based on judgments as to future cash flows from operations.

     INCOME TAXES -- The Company has elected S corporation status under the Internal Revenue Code and taxable income of the Company is includable in the income tax returns of the stockholders. Accordingly, no provision is made for income taxes for Cable Systems operations in the accompanying financial statements.

     REVENUE RECOGNITION -- Service revenues are recognized when the related services are provided.

                       CABLE SYSTEMS OF CABLESOUTH, INC.

2.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at December 31, consist of the following, and are being depreciated over the indicated periods:

                                                   1993            1994
                                                -----------     -----------
    Headend building and equipment............  $ 2,297,574     $ 2,310,870       7 - 25 years
    Trunk and distribution systems............   16,530,864      17,188,373            7 years
    Drops and taps............................    3,530,805       3,906,079            7 years
    Other equipment...........................    1,885,245       1,956,050        5 - 7 years
    Vehicles..................................      668,088         677,127        3 - 5 years
    Office furniture and fixtures.............      676,609         697,020            7 years
    Leasehold improvements....................       58,017          58,017      Term of lease
    Land......................................       21,085          21,085                 --
                                                -----------     -----------
              Total...........................   25,668,287      26,814,621
    Less accumulated depreciation and
      amortization............................   18,915,355      21,687,194
                                                -----------     -----------
              Total...........................  $ 6,752,932     $ 5,127,427
                                                ===========     ===========

Depreciation and amortization expense of property, plant and equipment was $3,147,639 in 1992, $3,088,984 in 1993, $2,785,421 in 1994 and $856,001 for the
five-month period ended May 31, 1995.

3.  INTANGIBLE ASSETS

     Intangible assets at December 31, consist of the following, and are being amortized over the indicated periods:

                                                     1993           1994
                                                  ----------     ----------
    Franchise costs.............................  $1,006,743     $1,006,743      10 - 15 years
    Noncompete agreements.......................   1,115,304      1,115,304            5 years
    Excess of cost over net assets of minority
      interest acquired.........................     509,629        509,629           40 years
    Excess of cost over net assets acquired.....      79,975         79,975           15 years
    Trade name..................................      19,195         19,195            5 years
                                                  ----------     ----------
              Total.............................   2,730,846      2,730,846
    Less accumulated amortization...............   1,718,341      1,846,477
                                                  ----------     ----------
              Total.............................  $1,012,505     $  884,369
                                                  ==========     ==========

Amortization expense related to intangible assets was $314,380 in 1992, $160,344 in 1993, $128,137 in 1994 and $49,057 for the five-month period ended May 31, 1995.

4.  DEFERRED COMPENSATION

     The Company has an employment agreement with an officer of the Company providing for deferred compensation based on the increase or decrease in estimated net worth of the Company, as defined in the agreement. The accompanying financial statements include a deferred compensation liability computed only on the increase or decrease in estimated net worth of the Company that is attributable to Cable Systems. At December 31, 1993 and 1994, the deferred compensation liability under this agreement that is attributable to Cable Systems was $1,609,688 and $654,186, respectively. Subsequent to May 31, 1995, advances were paid

                       CABLE SYSTEMS OF CABLESOUTH, INC.

to the officer which eliminated the deferred compensation liability of $737,466 attributable to the Cable Systems at May 31, 1995.

     The Company had employment agreements with two other officers of the Company providing for deferred compensation based upon the increase or decrease in the estimated net worth of the Cable Systems as defined in their agreements. At December 31, 1993 and 1994, the deferred compensation under these agreements was $1,733,660 and $1,472,442, respectively. The outstanding deferred compensation liability of $1,875,134 at May 31, 1995 was paid to the officers subsequent to the sale of the Cable Systems (see Note 6).

5.  COMMITMENTS AND CONTINGENCIES

     There are sundry claims and suits pending against the Company in the ordinary course of business. In the opinion of the Cable Systems' management, any ultimate liability in these matters will have no material adverse effect on the operations or financial position of the Cable Systems.

     On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 ("1992 Cable Act"), which substantially amended the provisions of the Cable Communications Policy Act of 1984 and greatly expands federal and local regulation of the cable television industry. Among other matters, the 1992 Cable Act provides for the regulation of rates charged for basic and cable programming services (other than per-event and per-channel services), allows broadcast television stations to choose either "must carry" rights or retransmission consent rights, regulates the sale of cable programming and implements other operational requirements.

     Various provisions of the 1992 Cable Act have been implemented by the FCC through rulemaking proceedings. The FCC mandated a basic and cable programming rate freeze, which became effective in April 1993 and was extended to May 15, 1994.

     In April 1993, the FCC adopted rate regulations which utilized a benchmark price cap system for determining the reasonableness of existing basic and cable programming service rates. The Cable Systems implemented the FCC requirements, which became effective on September 1, 1993, in a manner that management believes is in substantial compliance with the regulations promulgated by the FCC.

     On February 22, 1994, the FCC significantly modified the regulations implemented in September 1993. Among other things, the FCC ordered a further reduction of up to 7% in basic and cable programming rates in effect on September 30, 1992, if those rates exceed revised per-channel benchmarks established by the FCC. These new rules, which became effective July 14, 1994, result in an overall reduction of up to 17% in basic and cable programming rates in effect on September 30, 1992, before inflation and other allowable adjustments.

     On November 10, 1994, the FCC announced implementation of new rules which prescribe the manner in which operators may charge subscribers for new services, and indicated that a la carte services offered in a package will now be subject to rate regulation. Management of the Cable Systems believes that the 1992 Cable Act, as amended, and other related FCC regulations will not have a materially adverse effect on the Cable SystemsI revenues or its financial position.

6.  SALE OF THE CABLE SYSTEMS

     Effective May 31, 1995, the Company completed an Asset Purchase Agreement with Charter Communications III, L.P. to sell all of its operating assets of the Cable Systems. The sales price of $48,500,000, was a cash transaction.

                                   * * * * *

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
  Charter Communications II, L.P.

     We have audited the accompanying balance sheets of the Georgia Cable Television System (sold by Masada Cable Partners, L.P. to Charter Communications II, L.P.), as of July 31, 1995 and December 31, 1994, and the related statements of operations, changes in system deficiency and cash flows for the seven months ended July 31, 1995 and the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the System's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 1, the System was a part of Masada Cable Partners, L.P. until July 31, 1995 and, as such, had no separate legal status or existence. Transactions with Masada Cable Partners, L.P. are described in Notes 2, 4 and 5.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Georgia Cable Television System (sold by Masada Cable Partners, L.P. to Charter Communications II, L.P.) at July 31, 1995 and December 31, 1994, and the results of its operations and its cash flows for the seven months ended July 31, 1995 and the years ended December 31, 1994 and 1993, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Birmingham, Alabama,
March 8, 1996

                        GEORGIA CABLE TELEVISION SYSTEM
    (SOLD BY MASADA CABLE PARTNERS, L.P. TO CHARTER COMMUNICATIONS II, L.P.)

                                 BALANCE SHEETS

                                                                                     DECEMBER
                                                                     JULY 31,           31,
                                                                       1995            1994
                                                                    -----------     -----------
                                            ASSETS
Current assets:
  Cash and cash equivalents.......................................  $    96,849     $    99,661
  Accounts receivable (net of an allowance of $26,000 in 1995)....       30,316          29,651
  Prepaid expenses and other......................................       40,240          19,773
                                                                    -----------     -----------
     Total current assets.........................................      167,405         149,085
Net property and equipment (Note 3)...............................    4,295,895       5,671,487
Deferred charges:
  Franchise costs.................................................    4,718,377       4,718,377
  Acquisition costs...............................................      504,579         475,819
  Goodwill........................................................      981,705         981,705
  Other deferred charges..........................................      336,449         336,448
                                                                    -----------     -----------
                                                                      6,541,110       6,512,349
  Accumulated amortization........................................   (4,293,409)     (3,934,218)
                                                                    -----------     -----------
Net deferred charges..............................................    2,247,701       2,578,131
                                                                    -----------     -----------
                                                                    $ 6,711,001     $ 8,398,703
                                                                     ==========      ==========
                               LIABILITIES AND SYSTEM DEFICIENCY
Current liabilities:
  Accounts payable................................................  $    35,056     $    48,331
  Subscriber deposits and advance payments........................       68,889          73,615
  Accrued interest................................................      138,163          72,600
  Accrued franchise fee...........................................       78,563         134,313
  Accrued programming fee.........................................      136,030          88,124
  Accrued pole rent...............................................       25,353          37,942
  Other accrued liabilities.......................................      114,604          49,124
                                                                    -----------     -----------
     Total current liabilities....................................      596,658         504,049
Notes payable allocated to the System (Note 4)....................   12,673,546      14,983,262
                                                                    -----------     -----------
          Total liabilities.......................................   13,270,204      15,487,311
Contingencies (Note 6)
System capital (deficiency).......................................   (6,559,203)     (7,088,608)
                                                                    -----------     -----------
                                                                    $ 6,711,001     $ 8,398,703
                                                                     ==========      ==========

                            See accompanying notes.

                        GEORGIA CABLE TELEVISION SYSTEM
    (SOLD BY MASADA CABLE PARTNERS, L.P. TO CHARTER COMMUNICATIONS II, L.P.)

                            STATEMENTS OF OPERATIONS

                                                       SEVEN MONTHS
                                                      ENDED JULY 31,      YEARS ENDED DECEMBER 31,
                                                           1995             1994            1993
                                                      --------------     -----------     -----------
Subscriber service revenue..........................   $   3,457,665     $ 5,807,796     $ 5,687,344
Operating expenses:
  Operating costs...................................       1,615,144       2,566,756       2,750,690
  Selling, general and administrative...............         320,611         501,892         609,682
  Depreciation......................................       1,641,993       2,977,823       2,872,267
  Amortization......................................         359,191         617,307         620,742
                                                         -----------     -----------     -----------
          Total operating expenses..................       3,936,939       6,663,778       6,853,381
                                                         -----------     -----------     -----------
Loss from operations................................        (479,274)       (855,982)     (1,166,037)
Other income (expense):
  Interest and fees.................................        (754,549)     (1,191,386)     (1,122,391)
  Other, net (Note 5)...............................        (154,599)       (259,130)       (229,830)
                                                         -----------     -----------     -----------
          Total other income (expense)..............        (909,148)     (1,450,516)     (1,352,221)
                                                         -----------     -----------     -----------
Net loss............................................   $  (1,388,422)    $(2,306,498)    $(2,518,258)
                                                         ===========     ===========     ===========

                            See accompanying notes.

                        GEORGIA CABLE TELEVISION SYSTEM
    (SOLD BY MASADA CABLE PARTNERS, L.P. TO CHARTER COMMUNICATIONS II, L.P.)

                   STATEMENTS OF CHANGES IN SYSTEM DEFICIENCY

                                                                                    SYSTEM
                                                                                  DEFICIENCY
                                                                                  -----------
Balance, December 31, 1992......................................................  $(3,481,132)
  Net loss......................................................................   (2,518,258)
  Net change in current accounts with partnership...............................      704,467
                                                                                  -----------
Balance, December 31, 1993......................................................   (5,294,923)
  Net loss......................................................................   (2,306,498)
  Net change in current accounts with partnership...............................      512,813
                                                                                  -----------
Balance, December 31, 1994......................................................   (7,088,608)
  Net loss......................................................................   (1,388,422)
  Net change in current accounts with partnership...............................    1,917,827
                                                                                  -----------
Balance, July 31, 1995..........................................................  $(6,559,203)
                                                                                  ===========

                            See accompanying notes.

                        GEORGIA CABLE TELEVISION SYSTEM
    (SOLD BY MASADA CABLE PARTNERS, L.P. TO CHARTER COMMUNICATIONS II, L.P.)

                            STATEMENTS OF CASH FLOWS

                                                      SEVEN MONTHS         YEAR ENDED DECEMBER 31,
                                                     ENDED JULY 31,      ---------------------------
                                                          1995              1994            1993
                                                     ---------------     -----------     -----------
OPERATING ACTIVITIES
Net loss...........................................    $(1,388,422)      $(2,306,498)    $(2,518,258)
Net change in current accounts with partnership....      1,917,827           512,813         704,467
Adjustments to reconcile net loss to net cash
  provided by operating activities:
  Depreciation and amortization....................      2,001,184         3,595,130       3,493,009
  Gain on sale of fixed assets.....................         (2,115)           (1,900)             --
  Bad debt expense.................................         26,000                --              --
  Changes in operating assets and liabilities:
     Accounts receivable...........................        (26,665)           34,368           5,544
     Prepaid expenses and other....................        (20,467)           30,052         (22,338)
     Accounts payable..............................        (13,275)            6,213          (8,201)
     Deposits and advances.........................         (4,726)          (11,027)         (8,809)
     Accrued interest..............................         65,563          (145,681)        (65,700)
     Other accrued liabilities.....................         45,047            52,181         (78,564)
                                                       -----------       -----------     -----------
          Net cash provided by operating
            activities.............................      2,599,951         1,765,651       1,501,150
INVESTING ACTIVITIES
Purchase of property and equipment.................       (266,401)         (521,376)     (1,153,174)
Proceeds from sale of fixed assets.................          2,115             2,474             255
Additions to deferred charges......................        (28,761)          (15,609)         (7,686)
                                                       -----------       -----------     -----------
Net cash used in investing activities..............       (293,047)         (534,511)     (1,160,605)
FINANCING ACTIVITIES
Payments on notes payable..........................     (2,309,716)       (1,195,702)       (351,836)
                                                       -----------       -----------     -----------
Net cash used in financing activities..............     (2,309,716)       (1,195,702)       (351,836)
                                                       -----------       -----------     -----------
Increase (decrease) in cash and cash equivalents...         (2,812)           35,438         (11,291)
Cash and cash equivalents at beginning of year.....         99,661            64,223          75,514
                                                       -----------       -----------     -----------
Cash and cash equivalents at end of year...........    $    96,849       $    99,661     $    64,223
                                                       ===========       ===========     ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid for interest and fees..................    $   688,986       $ 1,337,067     $ 1,188,091
                                                       ===========       ===========     ===========

                            See accompanying notes.

                        GEORGIA CABLE TELEVISION SYSTEM
    (SOLD BY MASADA CABLE PARTNERS, L.P. TO CHARTER COMMUNICATIONS II, L.P.)

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying financial statements include the accounts of the Georgia Cable Television System (System) sold by Masada Cable Partners, L.P. (Masada) to Charter Communications II, L.P. (Charter) pursuant to the sale agreement dated March 27, 1995 between Masada and Charter. The System has no separate legal status or existence. These financial statements are presented as if the System had existed as an entity separate from Masada during the periods presented, and includes the historical assets, liabilities, sales and expenses that are directly related to the System's operations. These financial statements include certain Masada partnership asset, liability and expense allocations, primarily a portion of Masada's acquisition costs and debt and interest related thereto.

     Masada, a Delaware limited partnership, was organized on April 10, 1988 to acquire, construct and operate cable television systems. The managing general partner is Masada Cable Management, Inc. and the co-general partner is BHI Associates III, L.P. (Bariston).

     The sale agreement between Masada and Charter generally includes assets to be purchased by Charter as all tangible property and equipment used in the operation of the System, cable design and engineering records, marketing materials, any rights or permits such as franchises, leases, etc., all real property owned or leased and comprising the System, accounts receivable pertaining to the System and all prepaid items relating to the System. Assets not to be purchased include cash on hand, insurance policies and rights thereunder, bonds or other surety instruments, rights under the master programming contracts utilized by Masada with respect to the System, any refundable taxes for periods prior to the closing date, any right to the names "Masada" or "Premiere" or any derivatives related thereto and the books and records of Masada, except items previously specifically described.

     The financial information presented herein reflects the financial position and results of operations of the System and is not necessarily indicative of the financial position or results of operations had the System operated as a separate, stand-alone entity during the reporting periods. The results of operations for such periods do not necessarily reflect any trends or future prospects for the System as an independent entity.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Recognition of Revenue

     Subscriber service revenue is recognized in the month the cable service is provided.

  Property and Equipment

     Property and equipment is stated at cost. Depreciation is calculated on the straight-line basis using the following useful lives:

    Buildings and improvements...............................................   31.5 years
    Cable distribution systems...............................................      7 years
    Computer equipment.......................................................      5 years
    Transportation equipment.................................................      5 years

                        GEORGIA CABLE TELEVISION SYSTEM
    (SOLD BY MASADA CABLE PARTNERS, L.P. TO CHARTER COMMUNICATIONS II, L.P.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Deferred Charges

     Deferred charges are recorded at cost. Amortization is provided on a straight-line basis using the following lives:

    Franchise costs..............................................                   10 years
    Debt issuance costs..........................................   Term of the related debt
    Acquisition costs............................................                    7 years
    Organization costs...........................................                    5 years
    Goodwill and other...........................................                   20 years

  Pending Accounting Pronouncement

     In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Statement 121 is effective for financial statements for periods beginning on or after December 15, 1995 although earlier adoption is permitted. Based on present circumstances, including the terms of the agreement for the sale of the system's assets, no adjustment to the recorded amounts for system net property and equipment, franchise costs or goodwill would have been necessary had Statement 121 been adopted as of December 31, 1994.

  Cash and Cash Equivalents

     The System considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

  Income Taxes

     The accompanying financial statements do not include a provision for income taxes because the taxable income or loss of the System is included in the tax returns of the partners.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                JULY 31,       DECEMBER 31
                                                                  1995             1994
                                                              ------------     ------------
    Property and equipment:
      Land..................................................  $    116,083     $    116,083
      Buildings and improvements............................       137,673          137,673
      Cable distribution systems............................    21,070,720       20,822,743
      Other equipment.......................................       379,039          381,927
                                                              ------------     ------------
                                                                21,703,515       21,458,426
      Accumulated depreciation..............................   (17,407,620)     (15,786,939)
                                                              ------------     ------------
    Net property and equipment..............................  $  4,295,895     $  5,671,487
                                                              ============     ============

                        GEORGIA CABLE TELEVISION SYSTEM
    (SOLD BY MASADA CABLE PARTNERS, L.P. TO CHARTER COMMUNICATIONS II, L.P.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  NOTES PAYABLE ALLOCATED TO THE SYSTEM

     For purposes of the financial statements presented herein, the System has been allocated a portion of the term loan and subordinated note payable by Masada and associated interest and fees. This allocation was determined by applying the ratio of total System assets to total Masada assets at July 31, 1995. The calculation resulted in 27.7 percent of the debt and related interest expense being allocated to the Georgia Cable System. In the opinion of management, this method of allocation is reasonable. Since such debt does not represent a liability of the System, but rather an allocation of Masada long term debt, and there are neither repayment terms nor a formal agreement between the System and Masada, such debt has been classified as noncurrent.

     Notes payable allocated to the System consisted of the following:

                                                             JULY 31,       DECEMBER 31,
                                                               1995             1994
                                                            -----------     -------------
        Revolving credit and term loan....................  $11,842,546      $ 14,029,562
        Subordinated notes payable........................      831,000           953,700
                                                            -----------       -----------
                                                            $12,673,546      $ 14,983,262
                                                            ===========       ===========

     The terms and conditions of Masada's total term loan and subordinated debt which has been allocated to the System, as described above, are summarized below.

  Revolving Credit and Term Loan

     Masada had a revolving credit and term loan agreement (Term Loan Agreement) with three financial institutions which provided for aggregate borrowings of up to $53,000,000 on a revolving basis through March 31, 1993. At that time the then outstanding loan balance of $50,150,000 converted to a term loan note, scheduled to be paid in twenty-five quarterly installments in amounts varying from 2.25% to 7.67% of the original principal balance beginning September 30, 1993. Based on amounts outstanding at December 31, 1994 the schedule of total debt maturities on the Term Loan Agreement, which includes amounts allocated to the System, is as follows:

                                                                        AMOUNT
                                                                      -----------
            1995....................................................  $ 5,516,500
            1996....................................................    7,021,000
            1997....................................................    9,027,000
            1998....................................................   11,033,000
            1999....................................................   11,534,500
                                                                      -----------
                                                                      $44,132,000
                                                                      ===========

     Under the terms of the Term Loan Agreement, Masada has the option to have interest computed using a LIBOR rate and/or a variable rate. With the variable selection, the Term Loan Agreement provides for interest to be paid at least quarterly at the prime rate plus .75%. The variable rate was in effect at July 31, 1995 for all of the principal amount outstanding and was 9.5%.

     Borrowings under the Term Loan Agreement are secured by senior liens, in favor of the lender, on substantially all transferable assets of Masada. Under the terms of the agreement, Masada pays an annual administration fee of $25,000.

     Under the provisions of the agreement, Masada is required to maintain certain levels of annualized net operating income, as defined, as compared to total debt (total leverage), senior debt (senior leverage) and net

                        GEORGIA CABLE TELEVISION SYSTEM
    (SOLD BY MASADA CABLE PARTNERS, L.P. TO CHARTER COMMUNICATIONS II, L.P.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

cash flow, as defined, as compared to debt service (debt service coverage) and certain ratios of cable subscribers to total debt. Masada is also required to limit capital expenditures, management and investment banking fees and distributions to the partners to amounts specified in the agreement.

  Subordinated Notes Payable

     In connection with the execution of the Term Loan Agreement, Masada borrowed $3,000,000 on July 11, 1991 under a subordinated note agreement with an unaffiliated party which is due December 31, 1999. Under the provisions of this subordinated agreement, interest accrues at 25% per annum with interest payments which began on October 31, 1993 under one of three options given to the Partnership, the minimum being the payment of 10% interest quarterly with the remaining 15% being converted to additional principal. Masada also has the option to pay interest currently as it becomes due.

     Borrowings under the subordinated note agreement are secured by subordinate liens, in favor of the lender, on substantially all transferable assets of Masada.

     Proceeds from the sale of the System have been used to pay the subordinated notes in order to obtain release of the liens on assets subject to the sale.

     Masada is also required to maintain certain ratios of annualized net operating income (as defined) to total debt and to limit capital expenditures, additional indebtedness, management and investment banking fees and distributions to partners to amounts specified in the agreements.

5.  RELATED PARTY TRANSACTIONS

     Masada Cable Management, Inc. provides management services to Masada for a fee of 5% of total revenues. Management fee expense incurred by the System was approximately $176,400, $296,400, and $291,500 in 1995, 1994 and 1993,
respectively, and is included in other expenses in the accompanying statements of operations. Accrued management fees were approximately $1,400 and $4,600 at July 31, 1995 and December 31, 1994, respectively, and are included in other accrued liabilities in the accompanying balance sheets.

     Bariston Associates, Inc. an affiliate of Bariston, provides ongoing investment banking services to Masada. Fees incurred by the System for these investment banking services amounted to approximately $40,800, $67,600, and $63,500 in 1995, 1994, and 1993, respectively, and are included in other expenses in the accompanying statements of operations.

6.  CONTINGENCIES

     Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the 1992 Cable Act), which became effective on December 4, 1992. This legislation caused significant changes to the regulatory environment in which the cable television industry operates. The 1992 Cable Act generally allows for a greater degree of regulation of the cable television industry. Under the 1992 Cable Act's definition of effective competition, nearly all cable systems in the United States are subject to rate regulation of basic cable services. In addition, the 1992 Cable Act allows the Federal Communications Commission (FCC) to regulate rates for nonbasic service tiers other than premium services in response to complaints filed by franchising authorities and/or cable subscribers. In April 1993, the FCC adopted regulations governing rates for basic and nonbasic services. The FCC's rules became effective on September 1, 1993.

     On February 22, 1994, the FCC adopted several additional rate orders including an order which revised its earlier announced regulatory scheme with respect to rates. The FCC's new regulations will generally require rate reductions, absent a successful cost-of-service showing of 17% of September 30, 1992 rates,

                        GEORGIA CABLE TELEVISION SYSTEM
    (SOLD BY MASADA CABLE PARTNERS, L.P. TO CHARTER COMMUNICATIONS II, L.P.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

adjusted for inflation, channel modifications, equipment costs and increases in programming costs. However, the FCC held rate reductions in abeyance in certain systems. The new regulations became effective on May 15, 1994, but operators could elect to defer rate reductions to July 14, 1994, so long as they made no changes in their rates and did not restructure service offerings between May 15 and July 14, 1994.

     On February 22, 1994, the FCC also adopted interim cost-of-service regulations. Rate reductions will not be required where it is successfully demonstrated that rates for basic and other regulated programming services are justified and reasonable using cost-of-service standards. The FCC established an interim industry-wide 11.25% permitted rate of return, and requested comments on whether this standard and other interim cost-of-service standards should be made permanent.

     Management believes that it has generally complied with all provisions of the 1992 Cable Act, including its cable programming service rate-setting provisions.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
  Charter Communications II, L.P.

     We have audited the accompanying balance sheets of Masada Cable Partners II, L.P. as of November 30, 1995 and December 31, 1994 and the related statements of operations, changes in system capital (deficiency) and cash flows for the eleven months ended November 30, 1995 and the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Masada Cable Partners II, L.P. at November 30, 1995 and December 31, 1994 and the results of its operations and its cash flows for the eleven months ended November 30, 1995 and the years ended December 31, 1994 and 1993, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Birmingham, Alabama,
March 8, 1996

                         MASADA CABLE PARTNERS II, L.P.
                   (SOLD TO CHARTER COMMUNICATIONS II, L.P.)

                                 BALANCE SHEETS

                                                                  NOVEMBER 30,     DECEMBER 31,
                                                                      1995             1994
                                                                  ------------     ------------
                                            ASSETS
Current assets:
  Cash and cash equivalents.....................................  $  1,351,159     $    616,196
  Accounts receivable...........................................        57,117           42,661
  Prepaid expenses and other....................................        26,303           32,303
                                                                  ------------     ------------
     Total current assets.......................................     1,434,579          691,160
Net property and equipment (Note 3).............................     3,789,466        6,010,617
Deferred charges:
  Franchise costs...............................................    14,900,737       14,900,737
  Acquisition costs.............................................       881,411          816,070
  Non-compete agreement.........................................     1,498,500        1,498,500
  Goodwill......................................................     8,048,603        8,048,603
  Other deferred charges........................................       544,269          544,269
                                                                  ------------     ------------
                                                                    25,873,520       25,808,179
  Accumulated amortization......................................   (14,928,970)     (12,965,104)
                                                                  ------------     ------------
Net deferred charges............................................    10,944,550       12,843,075
                                                                  ------------     ------------
                                                                  $ 16,168,595     $ 19,544,852
                                                                  ============     ============
                          LIABILITIES AND SYSTEM CAPITAL (DEFICIENCY)
Current liabilities:
  Accounts payable..............................................  $     33,289     $     35,704
  Subscriber deposits and advance payments......................            --           22,565
  Accrued interest..............................................       284,948            9,285
  Other accrued liabilities.....................................     2,125,965        1,546,291
  Note payable in default (Note 4)..............................    18,135,313       18,827,500
                                                                  ------------     ------------
     Total current liabilities..................................    20,579,515       20,441,345
Contingencies (Note 6)
System capital (deficiency).....................................    (4,410,920)        (896,493)
                                                                  ------------     ------------
                                                                  $ 16,168,595     $ 19,544,852
                                                                  ============     ============

                            See accompanying notes.

                         MASADA CABLE PARTNERS II, L.P.
                   (SOLD TO CHARTER COMMUNICATIONS II, L.P.)

                            STATEMENTS OF OPERATIONS

                                                      ELEVEN MONTHS
                                                          ENDED          YEARS ENDED DECEMBER 31,
                                                      NOVEMBER 30,      ---------------------------
                                                          1995             1994            1993
                                                      -------------     -----------     -----------
Subscriber service revenue..........................   $ 6,069,189      $ 6,472,490     $ 6,586,699
Operating expenses:
  Operating costs...................................     2,830,341        2,821,627       2,705,770
  Selling, general and administrative...............       415,563          494,814         607,924
  Depreciation......................................     2,447,397        2,650,006       2,624,183
  Amortization......................................     1,963,866        2,216,675       2,366,752
                                                       -----------      -----------     -----------
     Total operating expenses.......................     7,657,167        8,183,122       8,304,629
                                                       -----------      -----------     -----------
Loss from operations................................    (1,587,978)      (1,710,632)     (1,717,930)
Other income (expense):
  Interest and fees.................................    (1,571,213)      (1,549,429)     (1,504,203)
  Other, net (Note 5)...............................      (355,236)        (302,910)       (352,695)
                                                       -----------      -----------     -----------
Total other income (expense)........................    (1,926,449)      (1,852,339)     (1,856,898)
                                                       -----------      -----------     -----------
Net loss............................................   $(3,514,427)     $(3,562,971)    $(3,574,828)
                                                       ===========      ===========     ===========

                            See accompanying notes.

                         MASADA CABLE PARTNERS II, L.P.
                   (SOLD TO CHARTER COMMUNICATIONS II, L.P.)

              STATEMENTS OF CHANGES IN SYSTEM CAPITAL (DEFICIENCY)

                                                                                    SYSTEM
                                                                                    CAPITAL
                                                                                  (DEFICIENCY)
                                                                                  -----------
Balance, December 31, 1992......................................................  $ 6,241,306
Net loss........................................................................   (3,574,828)
                                                                                  -----------
Balance, December 31, 1993......................................................    2,666,478
Net loss........................................................................   (3,562,971)
                                                                                  -----------
Balance, December 31, 1994......................................................     (896,493)
Net Loss........................................................................   (3,514,427)
                                                                                  -----------
Balance, November 30, 1995......................................................  $(4,410,920)
                                                                                  ===========

                            See accompanying notes.

                         MASADA CABLE PARTNERS II, L.P.
                   (SOLD TO CHARTER COMMUNICATIONS II, L.P.)

                            STATEMENTS OF CASH FLOWS

                                                        ELEVEN
                                                        MONTHS
                                                         ENDED
                                                       NOVEMBER        YEARS ENDED DECEMBER 31,
                                                          30,         ---------------------------
                                                         1995            1994            1993
                                                      -----------     -----------     -----------
OPERATING ACTIVITIES
Net loss............................................  $(3,514,427)    $(3,562,971)    $(3,574,828)
Adjustments to reconcile net loss to net cash
  provided by operating activities:
  Depreciation and amortization.....................    4,411,263       4,866,681       4,990,935
  Gain on sale of fixed assets......................      (26,353)           (625)             --
  Changes in operating assets and liabilities:
     Accounts receivable............................      (14,456)         48,686          33,241
     Prepaid expenses and other.....................        6,000          10,321         (20,919)
     Accounts payable...............................       (2,415)         (2,482)        (23,217)
     Deposits and advances..........................      (22,565)        (12,346)         (7,305)
     Accrued interest...............................      275,663           5,538          (1,623)
     Other accrued liabilities......................      579,674         562,098         477,621
                                                       ----------      ----------      ----------
Net cash provided by operating activities...........    1,692,384       1,914,900       1,873,905
INVESTING ACTIVITIES
Purchases of property and equipment.................     (226,246)       (261,530)       (307,096)
Proceeds from sale of fixed assets..................       26,353           2,375              --
Additions to deferred charges.......................      (65,341)        (16,969)        (10,093)
                                                       ----------      ----------      ----------
Net cash used in investing activities...............     (265,234)       (276,124)       (317,189)
FINANCING ACTIVITIES
Payments on note payable............................     (692,187)     (2,215,000)     (1,107,500)
                                                       ----------      ----------      ----------
Net cash used in financing activities...............     (692,187)     (2,215,000)     (1,107,500)
                                                       ----------      ----------      ----------
Increase (decrease) in cash and cash equivalents....      734,963        (576,224)        449,216
Cash and cash equivalents at beginning of year......      616,196       1,192,420         743,204
                                                       ----------      ----------      ----------
Cash and cash equivalents at end of year............  $ 1,351,159     $   616,196     $ 1,192,420
                                                       ==========      ==========      ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
     Cash paid for interest and fees................  $ 1,571,213     $ 1,543,891     $ 1,505,826
                                                       ==========      ==========      ==========

                            See accompanying notes.

                         MASADA CABLE PARTNERS II, L.P.
                   (SOLD TO CHARTER COMMUNICATIONS II, L.P.)

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION

     The accompanying financial statements of Masada Cable Partners II, L.P. (Masada II) comprise the accounts of the South Carolina Cable Television System (System) sold by Masada II to Charter Communications II, L.P. (Charter) pursuant to the sale agreement dated May 30, 1995 between Masada and Charter. Masada II, a Delaware limited partnership, was organized on March 27, 1989 to acquire, construct and operate cable television systems. The managing general partner is Masada Cable Management II, Inc. and the co-general partner is BHI Associates V,
L. P. (Bariston).

     The sale agreement between Masada II and Charter was consummated on November 30, 1995 and generally included assets to be purchased as all tangible property and equipment used in the operation of the System, cable design and engineering records, marketing materials, any rights or permits such as franchises, leases, etc., all real property owned or leased and comprising the System, accounts receivable pertaining to the System and all prepaid items relating to the System. Assets not to be purchased included cash on hand, insurance policies and rights thereunder, bonds or other surety instruments, rights under the master programming contracts utilized by Masada II with respect to the System, any refundable taxes for periods prior to the closing date, any right to the names "Masada" or "Premiere" or any derivatives related thereto and the books and records of Masada II, except items previously specifically described.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Recognition of Revenue

     Subscriber service revenues are recognized in the month the cable service is provided.

  Property and Equipment

     Property and equipment is stated at cost. Depreciation is calculated on the straight-line basis using the following useful lives:

    Buildings and improvements...............................................   31.5 years
    Cable distribution systems...............................................      7 years
    Computer equipment.......................................................      5 years
    Transportation equipment.................................................      5 years

DEFERRED CHARGES

     Deferred charges are recorded at cost. Amortization is provided on a straight-line basis using the following lives:

    Franchise costs..............................................                   10 years
    Debt issuance costs..........................................   Term of the related debt
    Acquisition costs............................................                    7 years
    Organization costs...........................................                    5 years
    Non-compete agreement........................................                    5 years
    Goodwill and other...........................................                   20 years

PENDING ACCOUNTING PRONOUNCEMENT

     In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the

                         MASADA CABLE PARTNERS II, L.P.
                   (SOLD TO CHARTER COMMUNICATIONS II, L.P.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Statement 121 is effective for financial statements for periods beginning on or after December 15, 1995 although earlier adoption is permitted. Based on present circumstances, including the terms of the agreement for the sale of the system's assets, no adjustment to the recorded amounts for system net property and equipment, franchise costs or goodwill would have been necessary had Statement 121 been adopted as of December 31, 1994.

  Cash and Cash Equivalents

     The System considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

  Income Taxes

     The accompanying financial statements do not include a provision for income taxes because the taxable income or loss of the System is included in the tax returns of the partners.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31:

                                                              NOVEMBER 30,     DECEMBER 31,
                                                                  1995             1994
                                                              ------------     ------------
    Property and equipment:
      Land..................................................  $     51,277     $     51,277
      Buildings and improvements............................        16,800           16,800
      Cable distribution systems............................    18,442,748       18,239,090
      Other equipment.......................................       367,902          371,667
                                                              ------------     ------------
                                                                18,878,727       18,678,834
      Accumulated depreciation..............................   (15,089,261)     (12,668,217)
                                                              ------------     ------------
    Net property and equipment..............................  $  3,789,466     $  6,010,617
                                                              ============     ============

4.  NOTE PAYABLE IN DEFAULT

     Masada II had a revolving credit and term loan agreement with two financial institutions providing for aggregate borrowings up to $30,000,000. Borrowings under the agreement were permitted on a revolving basis until December 31, 1992, at which time the then outstanding balance of the loan converted to a term loan note, payable in 28 quarterly installments beginning March 31, 1993. As of November 30, 1995, $18,135,313 was outstanding under this agreement.

                         MASADA CABLE PARTNERS II, L.P.
                   (SOLD TO CHARTER COMMUNICATIONS II, L.P.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The schedule of debt maturities under the agreement is as follows:

                                                                        AMOUNT
                                                                      -----------
            1995....................................................  $ 2,076,563
            1996....................................................    3,322,500
            1997....................................................    3,876,250
            1998....................................................    4,430,000
            1999....................................................    4,430,000
                                                                      -----------
                                                                      $18,135,313
                                                                      ===========

     Interest on the outstanding balance of the loan is payable quarterly, based upon the prime lending rate plus a variable margin ranging from .5% to 2%. The variable margin is determined quarterly based upon the ratio of senior debt to the System's annualized net operating income, as defined. Under the terms of the agreement, Masada II pays an annual administrative fee of $10,000.

     Borrowings under the term loan agreement are secured by substantially all transferable assets of Masada II.

     The agreement contains covenants which require Masada II to maintain certain levels of net operating income, as defined, as compared to senior debt (leverage) and basic subscriber equivalents (debt to BSE) and certain ratios of net cash flows, as defined, to senior debt service (debt service coverage), as defined. The agreement also places limitations on capital expenditures, operating leases, management and investment banking fees and distributions to partners.

     As of December 31, 1994, Masada II was in violation of two of these provisions -- debt service coverage and debt to BSE, and the lenders have the right to accelerate the loan. Management has not received a waiver for non-compliance of these restrictive covenants and projects that operating results for the year ending December 31, 1995 will not be sufficient to cure the nonmonetary defaults.

     It is management's intention to utilize the proceeds from the sale of the System to pay all principal and interest on the term loan.

5.  RELATED PARTY TRANSACTIONS

     Masada Cable Management, Inc. provides management services to Masada II for a fee of 5% of total revenues. Management fee expense incurred by the System was approximately $315,000, $335,000 and $339,000 in 1995, 1994 and 1993,
respectively, and is included in other expenses in the accompanying statements of operations. Accrued management fees were approximately $1,074,000 and $760,000 at November 30, 1995 and December 31, 1994, respectively, and are included in other accrued liabilities in the accompanying balance sheets.

     Bariston Associates, Inc. an affiliate of Bariston, provides ongoing investment banking services to Masada II. Fees incurred by the System for these investment banking services amounted to approximately $168,000, $179,000 and $177,000 in 1995, 1994 and 1993, respectively, and are included in other expenses in the accompanying statements of operations. Accrued fees to Bariston were approximately $567,000 and $399,000 at November 30, 1995 and December 31, 1994, respectively, and are included in other accrued liabilities in the accompanying balance sheets.

                         MASADA CABLE PARTNERS II, L.P.
                   (SOLD TO CHARTER COMMUNICATIONS II, L.P.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6.  CONTINGENCIES

     Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the 1992 Cable Act), which became effective on December 4, 1992. This legislation caused significant changes to the regulatory environment in which the cable television industry operates. The 1992 Cable Act generally allows for a greater degree of regulation of the cable television industry. Under the 1992 Cable Act's definition of effective competition, nearly all cable systems in the United States are subject to rate regulation of basic cable services. In addition, the 1992 Cable Act allows the Federal Communications Commission (FCC) to regulate rates for nonbasic service tiers other than premium services in response to complaints filed by franchising authorities and/or cable subscribers. In April 1993, the FCC adopted regulations governing rates for basic and nonbasic services. The FCC's rules became effective on September 1, 1993.

     On February 22, 1994, the FCC adopted several additional rate orders including an order which revised its earlier announced regulatory scheme with respect to rates. The FCC's new regulations will generally require rate reductions, absent a successful cost-of-service showing of 17% of September 30, 1992 rates, adjusted for inflation, channel modifications, equipment costs and increases in programming costs. However, the FCC held rate reductions in abeyance in certain systems. The new regulations became effective on May 15, 1994, but operators could elect to defer rate reductions to July 14, 1994, so long as they made no changes in their rates and did not restructure service offerings between May 15 and July 14, 1994.

     On February 22, 1994, the FCC also adopted interim cost-of-service regulations. Rate reductions will not be required where it is successfully demonstrated that rates for basic and other regulated programming services are justified and reasonable using cost-of-service standards. The FCC established an interim industry-wide 11.25% permitted rate of return, and requested comments on whether this standard and other interim cost-of-service standards should be made permanent.

     Management believes that it has generally complied with all provisions of the 1992 Cable Act, including its cable programming service rate-setting provisions.

7.  CONCENTRATION OF CREDIT RISK

     The System operates a cable television distribution system located in South Carolina. The System grants credit to customers for relatively short periods of time before discontinuing cable service to those customers whose accounts are delinquent, substantially all of whom are local residents.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cencom Cable Income Partners, L.P.:

     We have audited the accompanying combined balance sheets of Cencom Cable Income Partners, L.P. -- Clarksville, Ft. Gordon, Camp LeJeune, Tryon Systems (as defined in Note 1) as of December 31, 1995 and 1994, and the related combined statements of operations, Systems' equity and cash flows for the years then ended. These combined financial statements are the responsibility of the Systems' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cencom Cable Income Partners, L.P. -- Clarksville, Ft. Gordon, Camp LeJeune, Tryon Systems as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP
St. Louis, Missouri,
February 21, 1996

                          INDEPENDENT AUDITORS' REPORT

The Partners
Cencom Cable Income Partners, L.P.:

     We have audited the accompanying combined statements of operations, systems' equity and cash flows for Cencom Cable Income Partners, L.P. -- Clarksville, Ft. Gordon, Camp LeJeune, Tryon Systems for the year ended December 31, 1993. These combined financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of Cencom Cable Income Partners, L.P. -- Clarksville, Ft. Gordon, Camp LeJeune, Tryon Systems for the year ended December 31, 1993 in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Dallas, Texas
September 15, 1995

                     CENCOM CABLE INCOME PARTNERS, L.P. --

              CLARKSVILLE, FT. GORDON, CAMP LEJEUNE, TRYON SYSTEMS

                            COMBINED BALANCE SHEETS

                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1995            1994
                                                                    -----------     -----------
                                          A S S E T S
CURRENT ASSETS:
  Cash............................................................  $        --     $        --
  Accounts receivable, net of allowance for doubtful accounts
     of $41,066 and $32,690, respectively.........................      386,651         418,197
  Prepaid expenses and other......................................      134,691         196,156
                                                                    -----------     -----------
          Total current assets....................................      521,342         614,353
PROPERTY, PLANT AND EQUIPMENT.....................................   22,391,436      21,595,627
FRANCHISE COSTS, net of accumulated amortization
  of $33,583,860 and $32,528,791, respectively....................    1,026,095       2,081,164
                                                                    -----------     -----------
                                                                    $23,938,873     $24,291,144
                                                                     ==========      ==========
                                LIABILITIES AND SYSTEMS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses...........................  $ 1,396,066     $ 1,279,866
  Subscriber deposits and prepayments.............................      112,815         188,746
                                                                    -----------     -----------
          Total current liabilities...............................    1,508,881       1,468,612
                                                                    -----------     -----------
DEFERRED REVENUE..................................................       97,066              --
COMMITMENTS AND CONTINGENCIES
SYSTEMS' EQUITY...................................................   22,332,926      22,822,532
                                                                    -----------     -----------
                                                                    $23,938,873     $24,291,144
                                                                     ==========      ==========

 The accompanying notes are an integral part of these combined balance sheets.

                     CENCOM CABLE INCOME PARTNERS, L.P. --
              CLARKSVILLE, FT. GORDON, CAMP LEJEUNE, TRYON SYSTEMS

                       COMBINED STATEMENTS OF OPERATIONS

                                                                        YEAR ENDED DECEMBER 31,
                                                                ---------------------------------------
                                                                   1995          1994          1993
                                          PERIOD ENDED          -----------   -----------   -----------
                                    -------------------------
                                     MARCH 29,     MARCH 31,
                                       1996          1995
                                    -----------   -----------
                                    (UNAUDITED)   (UNAUDITED)
SERVICE REVENUES..................  $ 6,169,198   $ 5,513,862   $23,192,025   $20,940,855   $19,861,289
                                     ----------    ----------   -----------   -----------   -----------
OPERATING EXPENSES:
  Operating, general and
     administrative...............    3,007,268     2,695,353    10,763,522     9,776,992     8,658,609
  Depreciation and amortization...    1,390,500     1,576,393     5,561,686     5,806,512     7,124,499
  Management fee -- related
     party........................      308,435       275,692     1,159,705     1,047,047       993,064
                                     ----------    ----------   -----------   -----------   -----------
                                      4,706,203     4,547,438    17,484,913    16,630,551    16,776,172
                                     ----------    ----------   -----------   -----------   -----------
          Income from
            operations............    1,462,995       966,424     5,707,112     4,310,304     3,085,117
                                     ----------    ----------   -----------   -----------   -----------
OTHER INCOME (EXPENSE):
  Interest expense................     (619,552)     (645,882)   (2,593,521)   (1,844,111)   (1,556,225)
  Interest income.................       15,887        13,751        86,920        33,874        28,476
  Other, net......................      (10,841)           --            --            --            --
                                     ----------    ----------   -----------   -----------   -----------
                                       (614,506)     (632,131)   (2,506,601)   (1,810,237)   (1,527,749)
                                     ----------    ----------   -----------   -----------   -----------
          Net income..............  $   848,489   $   334,293   $ 3,200,511   $ 2,500,067   $ 1,557,368
                                     ==========    ==========   ===========   ===========   ===========

   The accompanying notes are an integral part of these combined statements.

                     CENCOM CABLE INCOME PARTNERS, L.P. --
              CLARKSVILLE, FT. GORDON, CAMP LEJEUNE, TRYON SYSTEMS

                     COMBINED STATEMENTS OF SYSTEMS' EQUITY

                                                         CAPITAL        ACCUMULATED      SYSTEMS'
                                                      CONTRIBUTIONS      EARNINGS         EQUITY
                                                      -------------     -----------     -----------
BALANCE, December 31, 1992..........................   $  7,840,096     $18,688,722     $26,528,818
  Net activity with Parent..........................     (4,373,727)             --      (4,373,727)
  Net income........................................             --       1,557,368       1,557,368
                                                        -----------     -----------     -----------
BALANCE, December 31, 1993..........................      3,466,369      20,246,090      23,712,459
  Net activity with Parent..........................     (3,389,994)             --      (3,389,994)
  Net income........................................             --       2,500,067       2,500,067
                                                        -----------     -----------     -----------
BALANCE, December 31, 1994..........................         76,375      22,746,157      22,822,532
  Net activity with Parent..........................     (3,690,117)             --      (3,690,117)
  Net income........................................             --       3,200,511       3,200,511
                                                        -----------     -----------     -----------
BALANCE, December 31, 1995..........................     (3,613,742)     25,946,668      22,332,926
  Net activity with Parent (unaudited)..............     (1,031,279)             --      (1,031,279)
  Net income (unaudited)............................             --         848,489         848,489
                                                        -----------     -----------     -----------
BALANCE, March 29, 1996 (unaudited).................   $ (4,645,021)    $26,795,157     $22,150,136
                                                        ===========     ===========     ===========

   The accompanying notes are an integral part of these combined statements.

                     CENCOM CABLE INCOME PARTNERS, L.P. --
              CLARKSVILLE, FT. GORDON, CAMP LEJEUNE, TRYON SYSTEMS

                       COMBINED STATEMENTS OF CASH FLOWS

                                                  PERIOD ENDED                  YEAR ENDED DECEMBER 31,
                                            -------------------------   ---------------------------------------
                                                           MARCH 31,       1995          1994          1993
                                                             1995       -----------   -----------   -----------
                                                          -----------
                                             MARCH 29,    (UNAUDITED)
                                               1996
                                            -----------
                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..............................  $   848,489   $   334,293   $ 3,200,511   $ 2,500,067   $ 1,557,368
  Adjustments to reconcile net income to
    net cash provided by operating
    activities --
    Depreciation and amortization.........    1,390,500     1,576,393     5,561,686     5,806,512     7,124,499
    Changes in assets and liabilities --
      Accounts receivable, net............      (53,932)       32,688        31,546       (21,674)     (195,859)
      Prepaid expenses and other..........       36,886        34,759        61,465       (32,908)      (13,370)
      Accounts payable and accrued
         expenses.........................     (320,637)      257,381       116,200        75,272        66,944
      Subscriber deposits and
         prepayments......................      (19,055)        2,707       (75,931)           71        11,826
      Deferred revenue....................       (2,389)           --        97,066            --            --
                                            -----------   -----------   -----------   -----------   -----------
         Net cash provided by operating
           activities.....................    1,879,862     2,238,221     8,992,543     8,327,340     8,551,408
                                            -----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and
    equipment.............................     (835,684)   (1,078,192)   (5,217,158)   (4,823,009)   (4,076,204)
  Other...................................      (12,899)      (29,515)      (85,268)     (114,337)     (101,477)
                                            -----------   -----------   -----------   -----------   -----------
         Net cash used in investing
           activities.....................     (848,583)   (1,107,707)   (5,302,426)   (4,937,346)   (4,177,681)
                                            -----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in capital account with
    parent................................   (1,031,279)   (1,130,514)   (3,690,117)   (3,389,994)   (4,373,727)
                                            -----------   -----------   -----------   -----------   -----------
         Net cash used in financing
           activities.....................   (1,031,279)   (1,130,514)   (3,690,117)   (3,389,994)   (4,373,727)
                                            -----------   -----------   -----------   -----------   -----------
CASH, beginning and end of period.........  $        --   $        --   $        --   $        --   $        --
                                            ===========   ===========   ===========   ===========   ===========

   The accompanying notes are an integral part of these combined statements.

                     CENCOM CABLE INCOME PARTNERS, L.P. --
              CLARKSVILLE, FT. GORDON, CAMP LEJEUNE, TRYON SYSTEMS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization and Basis of Presentation

     The combined financial statements include the accounts of certain cable television systems which are owned and operated by Cencom Cable Income Partners, L.P. (CCIP). Cencom Properties, Inc. is the General Partner (as referred to herein) of CCIP. These combined financial statements include the historical assets, liabilities and operations of cable television systems including the Clarksville Systems, providing service to communities in and around Clarksville and Ashland City, Tennessee, and Hopkinsville, Kentucky, the Tryon System located in North Carolina, the Ft. Gordon Army Base System located in Georgia and the Camp LeJeune Marine Base System located in North Carolina which are collectively referred to herein as the "Systems."

     All intersystem balances and transactions have been eliminated for presentation in the combined financial statements.


     On March 29, 1996, CCIP consummated the sale of the Systems to Charter Communications II, L.P. (CC-II), an affiliated entity of CCIP for an aggregate purchase price of approximately $115.0 million, including related acquisition fees and expenses (the "Sale Transaction"). The purchase price for the Systems was determined in the context of two independent appraisals of all of CCIP's cable television assets conducted in accordance with the terms of the limited partnership agreement of CCIP. The Sale Transaction was approved by a majority of CCIP's Limited Partners following the distribution of a Disclosure Statement dated October 3, 1995, as supplemented on November 1, 1995, and on December 18, 1995.



     In connection with the Sale Transaction, a class action lawsuit was filed in November 1995, on behalf of CCIP's Limited Partners which sought among other things, to permanently enjoin the sale of all of CCIP's systems. On February 15, 1996, all of the plaintiffs claims for injunctive relief were dismissed (including that which sought to prevent consummation of the sale of the Systems); the plaintiff's claims for monetary damages remain pending. Each of the defendants to such action believes the remaining claims to be without merit and is contesting the claims vigorously.


     As of December 31, 1995, the Systems passed approximately 73,000 homes and serviced approximately 53,000 basic subscribers in approximately 16 franchise areas. The Systems comprise approximately 48% of the total CCIP subscribers at December 31, 1995.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The accompanying combined statements of operations and cash flows for the periods ended March 29, 1996, and March 31, 1995, and the related combined statements of Systems' equity for the period ended March 29, 1996, are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited combined financial statements and include all adjustments necessary (consisting only of normal recurring adjustments) for the fair presentation of results of operations and cash flows. The results of operations for the periods ended March 29, 1996, and March 31, 1995, are not necessarily indicative of the results that may be expected for an entire year.

  Revenues

     Cable service revenues are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the average estimated period that customers are expected to remain connected to the cable television system.

                     CENCOM CABLE INCOME PARTNERS, L.P. --
              CLARKSVILLE, FT. GORDON, CAMP LEJEUNE, TRYON SYSTEMS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Franchise fees collected from cable subscribers and paid to local franchises are reported as revenues.

  Property, Plant and Equipment

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement costs and betterments are capitalized.

     Depreciation is provided using the composite method on a straight-line basis over the estimated useful lives of the assets as follows:

        Trunk and distribution systems...................................     10 years
        Subscriber installations.........................................     10 years
        Converters.......................................................    3-5 years
        Buildings and headends...........................................   9-20 years
        Vehicles and equipment...........................................    4-8 years
        Office equipment.................................................   5-10 years

  Franchise Costs

     Franchise costs are being amortized using the straight-line method over the term of the individual franchises.

     During 1995, the Systems adopted Statement of Financial Accounting Standards (SFAS) No. 121, entitled "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." In accordance with SFAS No. 121, the Systems' management periodically reviews the carrying value of its long-lived assets, identifiable intangibles and franchise costs in relation to historical financial results, current business conditions and trends (including the impact of existing legislation and regulation) to identify potential situations in which the carrying value of such assets may not be recoverable. If a review indicates that the carrying value of such assets may not be recoverable, the carrying value of such assets in excess of their fair value will be recorded as a reduction of the asset's cost as if a permanent impairment has occurred. The adoption of SFAS No. 121 did not impact the financial statements of the Systems.

  General and Administrative Expenses

     Included in general and administrative expenses is the allocation of certain expenses incurred by the holding company of CCIP on behalf of the Systems. These expenses were allocated to the Systems based on the ratio of total Systems' subscribers to total CCIP subscribers. Management consider this allocation method to be reasonable for the operations of the Systems. Expense allocated to Systems totaled $166,830, $259,950 and $201,829 during 1995, 1994 and 1993, respectively.

  Intercompany Interest Expense

     Interest expense allocated to the Systems has been determined by applying the ratio of total Systems' subscribers to total CCIP subscribers at each year-end to total CCIP interest expense for the respective years. Management considers this allocation method to be reasonable for the operations of the Systems. CCIP makes disbursements on behalf of the Systems for interest expense. CCIP maintains a loan agreement with a bank for borrowings up to $80,000,000, secured by all of CCIP's assets, including the Systems' assets. At December 31, 1995 and 1994, CCIP had borrowings of $76,500,000 and $72,300,000, respectively, related to this debt agreement. The weighted average borrowings for CCIP for 1995 and 1994 were $73,993,000 and $66,358,000, respectively. The borrowings pertaining to the Systems are reflected within Systems' Equity. At December 31, 1995 and 1994, the interest rate was 6.9375% and ranged from 7.375% to 9.5%, respectively.

                     CENCOM CABLE INCOME PARTNERS, L.P. --
              CLARKSVILLE, FT. GORDON, CAMP LEJEUNE, TRYON SYSTEMS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

The weighted average interest rates of CCIP for 1995, 1994 and 1993 were 7.30%, 5.73% and 4.60%, respectively.

     In November 1990, CCIP issued $30,000,000 of 9.64% Deferred Interest Senior Notes, which were collateralized by a first lien on all of CCIP's assets (other than real property), including the Systems' assets, and the General Partner's interest in CCIP. These notes were retired on May 10, 1993, at their accreted value of $37,760,962 with funds from the bank loan agreement. Interest expense related to these notes has been allocated to the Systems in the manner described in the preceding paragraph.

  Income Taxes

     Income taxes are the responsibility of the partners of CCIP and as such are not provided for in the accompanying combined financial statements.

  Cash Management and Systems' Equity Account

     The cash management function for the Systems is performed by the holding company of CCIP. Excess cash funds are transferred to the holding company of CCIP using the Systems' equity account. In addition, the holding company of CCIP makes disbursements on behalf of the Systems for certain items such as payroll, payroll taxes, employee benefits and other costs, and incurs debt borrowings for the Systems. Such amounts are transferred to the Systems through the Systems' equity account and are recognized in the appropriate expense categories in the accompanying combined statements of operations.

2.  PREPAID EXPENSES AND OTHER:

     Prepaid expenses and other consists of the following at December 31:

                                                                   1995         1994
                                                                 --------     --------
        Prepaid insurance......................................  $  2,148     $ 68,368
        Prepaid programming....................................    51,069       57,364
        Other prepaid expenses and current assets..............    81,474       70,424
                                                                 --------     --------
                                                                 $134,691     $196,156
                                                                 ========     ========

3.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following at December 31:

                                                              1995             1994
                                                          ------------     ------------
        Trunk and distribution systems..................  $ 24,606,590     $ 22,230,669
        Subscriber installations........................    10,648,609        9,377,158
        Converters......................................     8,146,995        7,002,873
        Land, buildings and headends....................     3,069,627        2,777,722
        Vehicles and equipment..........................     1,980,713        1,878,495
        Office equipment................................     1,378,581        1,347,041
                                                          ------------     ------------
                                                            49,831,115       44,613,958
        Less- Accumulated depreciation..................   (27,439,679)     (23,018,331)
                                                          ------------     ------------
                                                          $ 22,391,436     $ 21,595,627
                                                          ============     ============

                     CENCOM CABLE INCOME PARTNERS, L.P. --
              CLARKSVILLE, FT. GORDON, CAMP LEJEUNE, TRYON SYSTEMS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31:

                                                                 1995           1994
                                                              ----------     ----------
        Accrued franchise fees..............................  $  275,905     $  255,550
        Accounts payable....................................      93,446        173,601
        Accrued salary, commission and benefits.............     152,201        169,447
        Accrued property tax................................     317,050        255,163
        Accrued pole rental.................................      94,584             --
        Other...............................................     462,880        426,105
                                                              ----------     ----------
                                                              $1,396,066     $1,279,866
                                                              ==========     ==========

5.  SYSTEMS' EQUITY:

     Systems' equity consists of the following at December 31:

                                                               1995            1994
                                                            -----------     -----------
        Capital contributions.............................  $(3,613,742)    $    76,375
        Accumulated earnings..............................   25,946,668      22,746,157
                                                            -----------     -----------
                                                            $22,332,926     $22,822,532
                                                            ===========     ===========

     As of December 31, 1995 and 1994, CCIP had recorded in its capital accounts an accumulated deficit of approximately $32,900,000 and $25,200,000, respectively, represented by earnings net of partner distributions.

6.  RELATED-PARTY TRANSACTIONS:

     During 1994, Cencom Cable Associates, Inc., a former affiliated entity, assigned management services under contract with CCIP to the General Partner. The management service contract provides for the payment of fees equal to 5% of the Systems' gross service revenues. Expenses recognized by the Systems under this contract were $1,159,705, $1,047,047 and $993,064 during 1995, 1994 and
1993, respectively. Management believes these charges are indicative of the expense which would have been incurred as a stand-alone entity.

7.  COMMITMENTS AND CONTINGENCIES:

  Leases

     The Systems lease certain facilities and equipment under noncancelable operating leases. Rent expense incurred under leases during 1995, 1994 and 1993 was $109,411, $93,496 and $90,388, respectively. Future minimum lease payments are as follows:

        1996..............................................................  $108,411
        1997..............................................................    91,411
        1998..............................................................    88,837
        1999..............................................................    61,475
        2000..............................................................    25,150
        Thereafter........................................................   108,900

     The Systems rent utility poles in its operations. Generally, pole rental agreements are short term, but the Systems' management anticipates that such rentals will recur. Rent expense incurred for pole attachments during 1995, 1994 and 1993 was approximately $378,000, $379,000 and $373,000, respectively.

                     CENCOM CABLE INCOME PARTNERS, L.P. --
              CLARKSVILLE, FT. GORDON, CAMP LEJEUNE, TRYON SYSTEMS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  Insurance Coverage

     The Systems currently do not have and do not in the near term anticipate having property and casualty insurance on its underground distribution plant. Due to large claims incurred by the property and casualty insurance industry, the pricing of insurance coverage has become inflated to the point where, in the judgment of the Systems' management, the insurance coverage is cost prohibitive. Management will continue to monitor the insurance markets to attempt to obtain coverage for the Systems' distribution plant at reasonable rates.

  Litigation

     The Systems are a party to lawsuits which are generally incidental to its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Systems' combined financial position and results of operations.

  Reliance Upon U.S. Military

     In addition, the Department of Defense has announced numerous military base closings and reductions to be effective currently and in the near future. According to published reports available to management, none of the bases served by the Systems have been listed for closing or reduction. There is no assurance, however, that additional reductions will not negatively impact future operating results of the Systems.

8.  REGULATION IN THE CABLE INDUSTRY:

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. In addition, recent legislative and regulatory changes and additional regulatory proposals under consideration may materially affect the cable television industry.

  1992 Cable Act and FCC Regulation

     Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which became effective on December 4, 1992. This legislation has caused significant changes to the regulatory environment in which the cable television industry operates. The 1992 Cable Act generally allows for a greater degree of regulation of the cable television industry. Under the 1992 Cable Act's definition of effective competition, nearly all cable systems in the United States are subject to rate regulation of basic cable services.

     The 1992 Cable Act and the Federal Communications Commission's (FCC) rules implementing the 1992 Cable Act have generally increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local franchise authorities. Management is unable to predict the ultimate effect of the 1992 Cable Act or the ultimate outcome of various FCC rule-making proceedings or the litigation challenging various aspects of the 1992 Cable Act and the FCC's regulations implementing the 1992 Cable Act.

     The 1992 Cable Act and FCC regulations have imposed rate requirements for basic services and equipment, including rate roll-backs. Under the 1992 Cable Act, a local franchising authority in a community not subject to "effective competition" generally is authorized to regulate basic cable rates after certifying to the FCC that, among other things, it will adopt and administer rate regulation consistent with FCC rules, and in a manner that will provide a reasonable opportunity to consider the views of interested parties. The Telecommunications Act (the "Telecommunications Act"), passed by Congress on February 1, 1996, and signed into law by the President on February 8, 1996, broadens the definition of "effective competition" to include any franchise area where a local exchange carrier (or its affiliate) provides video programming services to subscribers by any means, other than through Direct Broadcast Satellite. Upon certification, the franchising

                     CENCOM CABLE INCOME PARTNERS, L.P. --
              CLARKSVILLE, FT. GORDON, CAMP LEJEUNE, TRYON SYSTEMS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

authority obtains the right to approve the basic rates charged by the cable system operator. In regulating the basic service rates, certified local franchise authorities have the authority to order a rate refund of previously paid rates determined to be in excess of the maximum permitted reasonable rates.

     Rate regulation of the basic service tier remains subject to regulation by local franchising authorities under the Telecommunications Act, except in certain circumstances for "small cable operators." For a defined class of "small cable operators," the Telecommunications Act immediately eliminates regulation of cable programming rates. Rates for basic tier of "small cable operators" are deregulated if the system offered a single tier of services as of December 31, 1994.

     Under the 1992 Cable Act, rates for cable programming services not carried on the basic tier (non-basic services) could be regulated by the FCC upon the filing of a complaint by franchise authorities or subscribers that indicates the cable operator's rates for these services are unreasonable. Rate complaints have been filed with the FCC with respect to certain of the Partnership's cable programming services; none of such complaints have been resolved by the FCC as of the date of the financial statements. The Telecommunications Act eliminates regulation of non-basic programming as of March 31, 1999. In the interim, rate regulation of the non-basic programming tier can only be triggered by a franchising authority complaint to the FCC. If the FCC determines that the Systems' non-basic programming service tier rates are unreasonable, the FCC has the authority to order the Systems to reduce non-basic programming service tier rates and to refund to customers any overcharges occurring from the filing date of the rate complaint with the FCC.

     Under the FCC's initial rate regulations pursuant to the 1992 Cable Act, regulated cable systems were required to apply a benchmark formula to determine their maximum permitted rates. Those systems whose rates were above the benchmark on September 30, 1992, were required to reduce their rates to the benchmark or by 10%, whichever was less. Under revised rate regulations adopted February 1994, regulated cable systems were required to set their rates so that regulated revenues per subscriber did not exceed September 30, 1992, levels, reduced by 17% (taking into account the previous 10% reduction).

     Notwithstanding mandated rate regulations, cable operators currently may adjust their regulated rates to reflect inflation and what the FCC has deemed to be external costs (such as increases in franchise fees).

     In September 1995, the FCC developed an abbreviated cost-of-service form that permits cable operators to recover costs of significant upgrades that provide benefits to subscribers of regulated cable services. Cable operators seeking to raise rates to cover costs of an upgrade would submit only the costs of the upgrade instead of all current costs. In December 1995, the FCC revised its cost-of-service rules. At this time, the Systems' management is unable to predict the effect of these revised rules on the Systems' combined financial position or results of operations.

     In another action in September 1995, the FCC established a new optional rate adjustment methodology that encourages operators to limit their rate increases to once a year to reflect inflation and changes in external costs and the number of channels. The rules permit cable operators to "project reasonably" changes in their costs for the 12 months following the rate change (in an effort to eliminate delays in recovering costs). The order allows operators to recover increases in additional types of franchise-requirement costs. Permitted pass-through increases include increases in the cost of providing institutional networks, video services, data services to or from governmental and educational institutions, and certain other cost increases. The Systems' management is unable to predict the effect of these new rules on the Systems' business.

     In November 1995, the FCC proposed to provide cable operators with the option of establishing uniform rates for similar service packages offered in multiple franchise areas located in the same region. Under the FCC's current rules, cable operators subject to rate regulation must establish rates on a franchise-specific basis. The proposed rules could lower cable operator's marketing costs and may also allow operators to better respond to competition from alternative providers. The Systems' management is unable to predict if these

                     CENCOM CABLE INCOME PARTNERS, L.P. --
              CLARKSVILLE, FT. GORDON, CAMP LEJEUNE, TRYON SYSTEMS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

proposed rules will ultimately be promulgated by the FCC, and if they are promulgated, their effect on the Systems' combined financial position and results of operations.

     While management believes that the Systems have complied in all material respects with the rate provisions of the 1992 Cable Act, in jurisdictions that have not yet chosen to certify, refunds covering a one-year period on basic services may be ordered upon future certification if the Systems are unable to justify its rates through a benchmark or cost-of-service filing or small system cost-of-service filing pursuant to FCC rules. Management is unable to estimate at this time the amount of refunds, if any, that may be payable by the Systems in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. Management does not believe that the amount of any such refunds would have a material adverse effect on the combined financial position or results of operations of the Systems.

  "Must Carry" Requirements/"Retransmission Consents"

     Under the 1992 Cable Act, cable television operators are subject to mandatory signal carriage requirements that allow local commercial and noncommercial television broadcast stations to elect to require a cable system to carry the station, subject to certain exceptions, or, in the case of commercial stations, to negotiate for "retransmission consent" to carry the station. In addition, there are requirements for cable systems to obtain retransmission consent for all "distant" commercial television stations, commercial radio stations and certain low power television stations carried by such system after October 6, 1993. As a result of the mandatory system carriage rules, some of the Systems have been required to carry television broadcast stations that otherwise would not have been carried, thereby causing displacement of possibly more attractive programming.

  Franchise Matters

     The 1992 Cable Act modified the franchise renewal process to make it easier for a franchising authority to deny renewal. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of the franchise agreement. Although management believes that the Partnership has generally met the terms of its franchise agreements and has provided quality levels of service, and anticipates the Systems' future franchise renewal prospects generally will be favorable, there can be no assurance that any such franchises will be renewed or, if renewed, that the franchising authorities will not impose more onerous requirements on the Partnership than previously existed.

  Recent Telecommunications Legislation

     The Telecommunications Act alters federal, state, and local laws and regulations pertaining to cable television, telecommunications and other services.

     Under the Telecommunications Act, telephone companies can compete directly with cable operators in the provision of video programming. This new legislation recognizes several multiple entry options for telephone companies to provide competitive video programming.

     The Telecommunications Act eliminates broadcast/cable cross-ownership restrictions, but leaves in place FCC regulations prohibiting local cross-ownership between television stations and cable systems. Certain provisions of the Telecommunications Act could materially affect the growth and operation of the cable television industry and the cable services provided by the Systems. Although the new legislation may substantially lessen regulatory burdens, the cable television industry may be subject to additional competition as a result thereof. There are numerous rule makings to be undertaken by the FCC which will interpret and implement the Telecommunications Act's provisions. In addition, certain provisions of the Telecommunications Act (such as the deregulation of cable programming rates) are not immediately effective. Further,

                     CENCOM CABLE INCOME PARTNERS, L.P. --
              CLARKSVILLE, FT. GORDON, CAMP LEJEUNE, TRYON SYSTEMS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

certain of the Telecommunications Act's provisions have been and are likely to be subject to judicial challenges. The Systems are unable at this time to predict the outcome of such rule-makings or litigation or the substantive effect of the new legislation and the rule-makings on the combined financial position and results of operations of the Systems.

9.  NET INCOME FOR INCOME TAX PURPOSES:

     The following summarizes the differences between CCIP's net income for financial reporting and federal income tax purposes for the years ended December 31:

                                                          1995          1994          1993
                                                       ----------    ----------    ----------
    Net income for financial reporting purposes......  $3,453,270    $3,811,203    $3,367,720
    Depreciation differences between financial
      reporting and tax reporting....................   1,804,940      (301,487)       79,190
    Amortization differences between financial
      reporting and tax reporting....................      57,969        80,844       609,197
    Differences in expenses recorded for financial
      reporting and reported for tax purposes........     844,798        85,052       (16,286)
    Revenue reported for tax reporting deferred for
      financial reporting............................     187,957            --            --
    Other............................................      31,496         7,768            --
                                                       ----------    ----------    ----------
    Net income for federal income tax purposes.......  $6,380,430    $3,683,380    $4,039,821
                                                       ==========    ==========    ==========

     The following summarizes the significant cumulative temporary differences between CCIP's financial reporting basis and federal income tax reporting basis as of December 31:

                                                                  1995             1994
                                                              ------------     ------------
    Assets:
      Accounts receivable...................................  $     95,346     $     87,228
      Franchise costs.......................................    37,384,139       37,326,170
      Accrued expenses......................................     2,520,653        1,667,737
      Deferred revenue......................................       187,957               --
                                                              ------------     ------------
                                                              $ 40,188,095     $ 39,081,135
                                                              ============     ============
    Liabilities -- Property, plant and equipment............  $(19,682,850)    $(21,816,974)
                                                              ============     ============

     As discussed in Note 1, the Systems comprise approximately 48% of CCIP's total basic subscribers.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cencom Cable Income Partners II, L.P.:

     We have audited the accompanying balance sheet of Cencom Cable Income Partners II, L.P. -- Anderson County System (as defined in Note 1) as of December 31, 1995, and the related statements of operations, System's equity and cash flows for the year then ended. These financial statements are the responsibility of the System's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cencom Cable Income Partners II, L.P. -- Anderson County System as of December 31, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

St. Louis, Missouri,
February 21, 1996

                    CENCOM CABLE INCOME PARTNERS II, L.P. --
                             ANDERSON COUNTY SYSTEM

                                 BALANCE SHEETS

                                                                                    DECEMBER 31,
                                                                                        1995
                                                                     MARCH 31,      ------------
                                                                       1996
                                                                    -----------
                                                                    (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
  Cash............................................................  $        --     $         --
  Accounts receivable, net of allowance for doubtful accounts of
     $6,776 and $15,368, respectively.............................      117,924          123,399
  Prepaid expenses and other......................................       69,718           32,337
                                                                    -----------      -----------
          Total current assets....................................      187,642          155,736
                                                                    -----------      -----------
PROPERTY, PLANT AND EQUIPMENT.....................................   14,845,960       15,326,732
FRANCHISE COSTS, net of accumulated amortization of
  $9,316,917 and $9,266,250, respectively.........................      538,833          589,500
                                                                    -----------      -----------
                                                                    $15,572,435     $ 16,071,968
                                                                    ===========      ===========
                                LIABILITIES AND SYSTEM'S EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses...........................  $   403,937     $    755,819
  Subscriber deposits and prepayments.............................        2,325            2,400
                                                                    -----------      -----------
          Total current liabilities...............................      406,262          758,219
                                                                    -----------      -----------
COMMITMENTS AND CONTINGENCIES
SYSTEM'S EQUITY...................................................   15,166,173       15,313,749
                                                                    -----------      -----------
                                                                    $15,572,435     $ 16,071,968
                                                                    ===========      ===========

      The accompanying notes are an integral part of these balance sheets.

                    CENCOM CABLE INCOME PARTNERS II, L.P. --
                             ANDERSON COUNTY SYSTEM

                            STATEMENTS OF OPERATIONS

                                                                                       YEAR ENDED
                                                                                      DECEMBER 31,
                                                                                          1995
                                                           THREE MONTHS ENDED         ------------
                                                                MARCH 31,
                                                        -------------------------
                                                           1996           1995
                                                        ----------     ----------
                                                        (UNAUDITED)    (UNAUDITED)
SERVICE REVENUES......................................  $2,008,959     $1,862,514     $  7,771,085
                                                        ----------     ----------       ----------
OPERATING EXPENSES:
  Operating, general and administrative...............   1,068,830      1,015,057        4,129,365
  Depreciation and amortization.......................     864,354      1,135,761        3,832,591
  Management fee -- related party.....................     100,410         93,124          388,553
                                                        ----------     ----------       ----------
                                                         2,033,594      2,243,942        8,350,509
                                                        ----------     ----------       ----------
          Loss from operations........................     (24,635)      (381,428)        (579,424)
                                                        ----------     ----------       ----------
OTHER INCOME (EXPENSE):
  Interest expense....................................    (316,537)      (412,604)      (1,551,310)
  Interest income.....................................       3,323         10,133           53,226
                                                        ----------     ----------       ----------
                                                          (313,214)      (402,471)      (1,498,084)
                                                        ----------     ----------       ----------
          Net loss....................................  $ (337,849)    $ (783,899)    $ (2,077,508)
                                                        ==========     ==========       ==========

        The accompanying notes are an integral part of these statements.

                    CENCOM CABLE INCOME PARTNERS II, L.P. --
                             ANDERSON COUNTY SYSTEM

                         STATEMENTS OF SYSTEM'S EQUITY

                                                                                   SYSTEM'S
                                                                                    EQUITY
                                                                                  -----------
BALANCE, December 31, 1994......................................................  $17,312,705
  Net activity with Parent......................................................       78,552
  Net loss......................................................................   (2,077,508)
                                                                                  -----------
BALANCE, December 31, 1995......................................................   15,313,749
  Net activity with Parent (unaudited)..........................................      190,273
  Net loss (unaudited)..........................................................     (337,849)
                                                                                  -----------
BALANCE, March 31, 1996 (unaudited).............................................  $15,166,173
                                                                                  ===========

        The accompanying notes are an integral part of these statements.

                    CENCOM CABLE INCOME PARTNERS II, L.P. --
                             ANDERSON COUNTY SYSTEM

                            STATEMENTS OF CASH FLOWS

                                                            THREE MONTHS ENDED           YEAR ENDED
                                                                 MARCH 31,              DECEMBER 31,
                                                        ---------------------------         1995
                                                                           1995         ------------
                                                                        -----------
                                                           1996         (UNAUDITED)
                                                        -----------
                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................................   $(337,849)     $  (783,899)    $ (2,077,508)
  Adjustments to reconcile net loss to net cash
     provided by operating activities --
  Depreciation and amortization.......................     864,354        1,135,761        3,832,591
     Changes in assets and liabilities --
       Accounts receivable, net.......................       5,475            2,530           (7,979)
       Prepaid expenses and other.....................     (37,381)         (16,881)         (48,167)
       Accounts payable and accrued expenses..........    (351,882)          21,981          109,544
       Subscriber deposits and prepayments............         (75)             (25)            (122)
                                                         ---------       ----------      -----------
          Net cash provided by operating activities...     142,642          359,467        1,808,359
                                                         ---------       ----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment..........    (324,331)        (373,797)      (1,861,230)
  Other...............................................      (8,584)         (24,257)         (25,681)
                                                         ---------       ----------      -----------
          Net cash used in investing activities.......    (332,915)        (398,054)      (1,886,911)
                                                         ---------       ----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in capital account with Parent...........     190,273           38,587           78,552
                                                         ---------       ----------      -----------
     Net cash provided by financing activities........     190,273           38,587           78,552
                                                         ---------       ----------      -----------
CASH, beginning and end of period.....................   $      --      $        --     $         --
                                                         =========       ==========      ===========

        The accompanying notes are an integral part of these statements.

                    CENCOM CABLE INCOME PARTNERS II, L.P. --
                             ANDERSON COUNTY SYSTEM

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization and Basis of Presentation

     The financial statements include the accounts of the Anderson County cable television system which is owned and operated by Cencom Cable Income Partners II, L.P. (CCIP II). Cencom Properties II, Inc. (Cencom Properties II) is the General Partner of CCIP II. These financial statements include the historical assets, liabilities and operations of the Anderson County cable television system, which provides service to communities in and around Anderson County, South Carolina, and is referred to herein as the System.

     Pursuant to the terms of the CCIP II Partnership Agreement, CCIP II's term expired on December 31, 1995. Accordingly, Cencom Properties II began dissolution during 1995 and has accepted bids for sale of certain CCIP II assets, including those of the System. The highest bid for the System's assets was submitted by Charter Communications II, L.P., an affiliate of Cencom Properties II, for $36,700,000, subject to certain working capital adjustments. In accordance with the terms of the CCIP II Partnership Agreement, the sale of assets to an affiliate of Cencom Properties II must be approved by a majority of outstanding Limited Partner interests and is subject to an appraisal process, which requires that two independent appraisers jointly determine the appraised value. Cencom Properties II has retained two independent appraisers to satisfy this requirement and is preparing a disclosure statement for distribution to the Limited Partners which will describe the various transactions and request consent for the proposed sale. An asset purchase agreement will be signed subsequent to Limited Partners' approval. The acquisition of the System is expected to be consummated in 1997.

     All intersystem balances and transactions have been eliminated for presentation in the combined financial statements.

     As of December 31, 1995, the System passed approximately 28,200 homes and serviced approximately 20,200 basic subscribers in approximately 11 franchise areas. The System comprises approximately 45% of the total CCIP II subscribers at December 31, 1995.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The accompanying balance sheet as of March 31, 1996, the related statements of operations and cash flows for the three months ended March 31, 1996 and 1995, and the related statement of System's equity for the three months ended March 31, 1996, are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments necessary (consisting only of normal recurring adjustments) for the fair presentation of financial position, results of operations and cash flows. The results of operations for the three months ended March 31, 1996 and 1995, are not necessarily indicative of the results that may be expected for an entire year.

  Property, Plant and Equipment

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement costs and betterments are capitalized.

                    CENCOM CABLE INCOME PARTNERS II, L.P. --
                             ANDERSON COUNTY SYSTEM

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Depreciation is provided using the composite method on a straight-line basis over the estimated useful lives of assets as follows:

        Trunk and distribution systems..................................     10 years
        Subscriber installations........................................     10 years
        Converters......................................................    3-5 years
        Buildings and headends..........................................   9-20 years
        Vehicles and equipment..........................................    4-8 years
        Office equipment................................................   5-10 years

  Franchise Costs

     Franchise costs are being amortized using the straight-line method over the term of the individual franchises.

     During 1995, the System's management adopted Statement of Financial Accounting Standards (SFAS) No. 121 entitled, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." In accordance with SFAS No. 121, the System's management periodically reviews the carrying value of its long-lived assets, identifiable intangibles and franchise costs in relation to historical financial results, current business conditions and trends (including the impact of existing legislation and regulation) to identify potential situations in which the carrying value of such assets may not be recoverable. If a review indicates that the carrying value of such assets may not be recoverable, the carrying value of such assets in excess of their fair value will be recorded as a reduction of the assets' cost as if a permanent impairment has occurred. The adoption of SFAS No. 121 did not impact the financial statements of the System.

  Service Revenues

     Cable service revenues are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the average estimated period that customers are expected to remain connected to the cable television system.

     Franchise fees collected from cable subscribers and paid to local franchises are reported as revenues.

  Operating, General and Administrative Expenses

     Included in operating, general and administrative expenses is the allocation of certain expenses incurred by the holding company of CCIP II on behalf of the System. These expenses were allocated to the System based on the ratio of total System's subscribers to total CCIP II subscribers. Management considers this allocation method to be reasonable for the operations of the System. Expense allocated to the System totaled $101,012 during 1995.

  Intercompany Interest Expense

     Interest expense allocated to the System has been determined by applying the ratio of total System's subscribers to total CCIP II subscribers at year-end to total CCIP II interest expense for the year. Management considers this allocation method to be reasonable for the operations of the System. CCIP II makes disbursements on behalf of the System for interest expense. CCIP II maintains a loan agreement with a consortium of banks for borrowings up to $65,000,000, secured by all of CCIP II's assets, including the System's assets. At December 31, 1995, CCIP II had borrowings of $50,000,000 related to this debt agreement. The weighted average borrowings for CCIP II during 1995 was $43,163,000. The borrowings

                    CENCOM CABLE INCOME PARTNERS II, L.P. --
                             ANDERSON COUNTY SYSTEM

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

pertaining to the System are reflected within System's Equity. At December 31, 1995, the interest rate was 7.38% and 9.0% for LIBOR and prime, respectively, and during 1995, interest rates ranged from 6.38% to 7.38% and 8.5% to 9% for LIBOR and prime, respectively. The weighted average interest rate of CCIP II for 1995 was 7.99%.

  Income Taxes

     Income taxes are the responsibility of the partners of CCIP II and as such are not provided for in the accompanying financial statements.

  Cash Management and System's Equity Account

     The cash management function for the System is performed by the holding company of CCIP II. Excess cash funds are transferred to the holding company of CCIP II using the System's equity account. In addition, the holding company of CCIP II makes disbursements on behalf of the System for certain items such as payroll, payroll taxes, employee benefits and other costs and incurs debt borrowings for the System. Such amounts are transferred to the System through the System's equity account and are recognized in the appropriate expense categories in the accompanying statement of operations.

2.  PREPAID EXPENSES AND OTHER:

     Prepaid expenses and other consist of the following:

                                                                 MARCH 31,        DECEMBER 31,
                                                                   1996               1995
                                                                -----------       ------------
                                                                (UNAUDITED)
    Prepaid programming.......................................    $34,075           $ 21,568
    Prepaid pole rental.......................................     28,579                 --
    Other prepaid expenses and current assets.................      7,064             10,769
                                                                  -------            -------
                                                                  $69,718           $ 32,337
                                                                  =======            =======

3.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following:

                                                                               DECEMBER 31,
                                                                                   1995
                                                               MARCH 31,       ------------
                                                                  1996
                                                              ------------
                                                              (UNAUDITED)
    Trunk and distribution systems..........................  $ 22,261,953     $ 22,195,466
    Subscriber installations................................     4,944,445        4,855,121
    Converters..............................................     1,634,672        1,485,483
    Land, buildings and headends............................     2,164,947        2,150,225
    Vehicles and equipment..................................       717,329          432,593
    Office equipment........................................       182,795          462,923
                                                              ------------     ------------
                                                                31,906,141       31,581,811
    Less -- Accumulated depreciation........................   (17,060,181)     (16,255,079)
                                                              ------------     ------------
                                                              $ 14,845,960     $ 15,326,732
                                                              ============     ============

                    CENCOM CABLE INCOME PARTNERS II, L.P. --
                             ANDERSON COUNTY SYSTEM

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following:

                                                                                  DECEMBER 31,
                                                                                      1995
                                                                   MARCH 31,      ------------
                                                                     1996
                                                                  -----------
                                                                  (UNAUDITED)
    Accounts payable............................................   $  13,034        $ 36,530
    Accrued salaries and related benefits.......................      27,130          89,462
    Accrued franchise fees......................................      78,881         156,595
    Accrued property tax........................................     152,848         357,158
    Other.......................................................     132,044         116,074
                                                                    --------        --------
                                                                   $ 403,937        $755,819
                                                                    ========        ========

5.  SYSTEM'S EQUITY:

     As of December 31, 1995, CCIP II had recorded in its capital account an accumulated deficit of approximately $20,381,000, represented by earnings net of partner distributions.

6.  RELATED-PARTY TRANSACTIONS:

     During 1994, Cencom Cable Associates, Inc., a former affiliated entity, assigned management services under contract with CCIP II to Cencom Properties
II. The management service contract provides for the payment of fees equal to 5% of the System's gross service revenues. Expenses recognized by the System under this contract were $388,553 during 1995. Management believes these charges are indicative of the expense which would have been incurred as a stand-alone entity.

7.  COMMITMENT AND CONTINGENCIES:

  Leases

     The System leases certain facilities and equipment under noncancelable operating leases. Rent expense incurred under leases during 1995 was approximately $9,000. Approximate future minimum lease payments are as follows:

        1996................................................................  $1,400
        1997 and thereafter.................................................      --

     The System rents utility poles in its operations. Generally, pole rental agreements are short term, but the System's management anticipates that such rentals will continue to recur. Rent expense incurred for pole attachments during 1995 was approximately $112,000.

  Insurance Coverage

     The System currently does not have and does not in the near term anticipate having property and casualty insurance on its underground distribution plant. Due to large claims incurred by the property and casualty insurance industry, the pricing of insurance coverage has become inflated to the point where, in the judgment of the System's management, the insurance coverage is cost prohibitive. Management believes its experience and policy with such insurance coverage is consistent with general industry practices. Management will continue to monitor the insurance markets to attempt to obtain coverage for the System's distribution plant at reasonable rates.

                    CENCOM CABLE INCOME PARTNERS II, L.P. --
                             ANDERSON COUNTY SYSTEM

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Litigation

     The System is a party to lawsuits which are generally incidental to its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the System's financial position and results of operations.

8.  REGULATION IN THE CABLE INDUSTRY:

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. In addition, recent legislative and regulatory changes and additional regulatory proposals under consideration may materially affect the cable television industry.

  1992 Cable Act and FCC Regulation

     Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which became effective on December 4, 1992. This legislation has caused significant changes to the regulatory environment in which the cable television industry operates. The 1992 Cable Act generally allows for a greater degree of regulation of the cable television industry. Under the 1992 Cable Act's definition of effective competition, nearly all cable systems in the United States are subject to rate regulation of basic cable services.

     The 1992 Cable Act and the Federal Communications Commission's (FCC) rules implementing the 1992 Cable Act have generally increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local franchise authorities. Management is unable to predict the ultimate effect of the 1992 Cable Act or the ultimate outcome of various FCC rule-making proceedings or the litigation challenging various aspects of the 1992 Cable Act and the FCC's regulations implementing the 1992 Cable Act.

     The 1992 Cable Act and FCC regulations have imposed rate requirements for basic services and equipment, including rate roll-backs. Under the 1992 Cable Act, a local franchising authority in a community not subject to "effective competition" generally is authorized to regulate basic cable rates after certifying to the FCC that, among other things, it will adopt and administer rate regulation consistent with FCC rules, and in a manner that will provide a reasonable opportunity to consider the views of interested parties. The Telecommunications Act of 1996 (the "Telecommunications Act"), passed by Congress on February 1, 1996, and signed into law by the President on February 8, 1996, broadens the definition of "effective competition" to include any franchise area where a local exchange carrier (or its affiliate) provides video programming services to subscribers by any means, other than through Direct Broadcast Satellite. Upon certification, the franchising authority obtains the right to approve the basic rates charged by the cable system operator. In regulating the basic service rates, certified local franchise authorities have the authority to order a rate refund of previously paid rates determined to be in excess of the maximum permitted reasonable rates.

     Rate regulation of the basic service tier remains subject to regulation by local franchising authorities under the Telecommunications Act, except in certain circumstances for "small cable operators." For a defined class of "small cable operators," the Telecommunications Act immediately eliminates regulation of cable programming rates. Rates for basic tier of "small cable operators" are deregulated if the system offered a single tier of services as of December 31, 1994.

     Under the 1992 Cable Act, rates for cable programming services not carried on the basic tier (non-basic services) could be regulated by the FCC upon the filing of a complaint by franchise authorities or subscribers that indicates the cable operator's rates for these services are unreasonable. Rate complaints have been filed with the FCC with respect to certain of the System's cable programming services; none of such complaints have been resolved by the FCC as of the date of the financial statements. The Telecommunications Act

                    CENCOM CABLE INCOME PARTNERS II, L.P. --
                             ANDERSON COUNTY SYSTEM

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

eliminates regulation of non-basic programming as of March 31, 1999. In the interim, rate regulation of the non-basic programming tier can only be triggered by a franchising authority complaint to the FCC. If the FCC determines that the System's non-basic programming service tier rates are unreasonable, the FCC has the authority to order the System to reduce non-basic programming service tier rates and to refund to customers any overcharges occurring from the filing date of the rate complaint with the FCC.

     Under the FCC's initial rate regulations pursuant to the 1992 Cable Act, regulated cable systems were required to apply a benchmark formula to determine their maximum permitted rates. Those systems whose rates were above the benchmark on September 30, 1992, were required to reduce their rates to the benchmark or by 10%, whichever was less. Under revised rate regulations adopted February 1994, regulated cable systems were required to set their rates so that regulated revenues per subscriber did not exceed September 30, 1992, levels, reduced by 17% (taking into account the previous 10% reduction).

     Notwithstanding mandated rate regulations, cable operators currently may adjust their regulated rates to reflect inflation and what the FCC has deemed to be external costs (such as increases in franchise fees).

     In September 1995, the FCC developed an abbreviated cost-of-service form that permits cable operators to recover costs of significant upgrades that provide benefits to subscribers of regulated cable services. Cable operators seeking to raise rates to cover costs of an upgrade would submit only the costs of the upgrade instead of all current costs. In December 1995, the FCC revised its cost-of-service rules. At this time, the System's management is unable to predict the effect of these revised rules on the System's financial position or results of operations.

     In another action in September 1995, the FCC established a new optional rate adjustment methodology that encourages operators to limit their rate increases to once a year to reflect inflation and changes in external costs and the number of channels. The rules permit cable operators to "project reasonably" changes in their costs for the 12 months following the rate change (in an effort to eliminate delays in recovering costs). The order allows operators to recover increases in additional types of franchise-requirement costs. Permitted pass-through increases include increases in the cost of providing institutional networks, video services, data services to or from governmental and educational institutions, and certain other cost increases. The System's management is unable to predict the effect of these new rules on the System's business.

     In November 1995, the FCC proposed to provide cable operators with the option of establishing uniform rates for similar service packages offered in multiple franchise areas located in the same region. Under the FCC's current rules, cable operators subject to rate regulation must establish rates on a franchise-specific basis. The proposed rules could lower cable operators' marketing costs and may also allow operators to better respond to competition from alternative providers. The System's management is unable to predict if these proposed rules will ultimately be promulgated by the FCC, and if they are promulgated, their effect on the System's financial position and results of operations.

     While management believes that the System has complied in all material respects with the rate provisions of the 1992 Cable Act, in jurisdictions that have not yet chosen to certify, refunds covering a one-year period on basic services may be ordered upon future certification if the System is unable to justify its rates through a benchmark or cost-of-service filing or small system cost-of-service filing pursuant to FCC rules. Management is unable to estimate at this time the amount of refunds, if any, that may be payable by the System in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. Management does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the System.

                    CENCOM CABLE INCOME PARTNERS II, L.P. --
                             ANDERSON COUNTY SYSTEM

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  "Must Carry" Requirements/"Retransmission Consents"

     Under the 1992 Cable Act, cable television operators are subject to mandatory signal carriage requirements that allow local commercial and non-commercial television broadcast stations to elect to require a cable system to carry the station, subject to certain exceptions, or, in the case of commercial stations, to negotiate for "retransmission consent" to carry the station. In addition, there are requirements for cable systems to obtain retransmission consent for all "distant" commercial television stations, commercial radio stations and certain low power television stations carried by such system after October 6, 1993. As a result of the mandatory system carriage rules, the System has been required to carry television broadcast stations that otherwise would not have been carried, thereby causing displacement of possibly more attractive programming.

  Franchise Matters

     The 1992 Cable Act modified the franchise renewal process to make it easier for a franchising authority to deny renewal. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of the franchise agreement. Although management believes that the System has generally met the terms of its franchise agreements and has provided quality levels of service, and anticipates the System's future franchise renewal prospects generally will be favorable, there can be no assurance that any such franchises will be renewed or, if renewed, that the franchising authorities will not impose more onerous requirements on the System than previously existed.

  Recent Telecommunications Legislation

     The Telecommunications Act alters federal, state and local laws and regulations pertaining to cable television, telecommunications and other services. Under the Telecommunications Act, telephone companies can compete directly with cable operators in the provision of video programming. This new legislation recognizes several multiple entry options for telephone companies to provide competitive video programming.

     The Telecommunications Act eliminates broadcast/cable cross-ownership restrictions, but leaves in place FCC regulations prohibiting local cross-ownership between television stations and cable systems.

     Certain provisions of the Telecommunications Act could materially affect the growth and operation of the cable television industry and the cable services provided by the System. Although the new legislation may substantially lessen regulatory burdens, the cable television industry may be subject to additional competition as a result thereof. There are numerous rule makings to be undertaken by the FCC which will interpret and implement the Telecommunications Act's provisions. In addition, certain provisions of the Telecommunications Act (such as the deregulation of cable programming rates) are not immediately effective. Further, certain of the Telecommunications Act's provisions have been and are likely to be subject to judicial challenges. The System's management is unable at this time to predict the outcome of such rule-makings or litigation or the substantive effect of the new legislation and the rule-makings on the financial position and results of operations of the System.

                    CENCOM CABLE INCOME PARTNERS II, L.P. --
                             ANDERSON COUNTY SYSTEM

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

9.  NET LOSS FOR INCOME TAX PURPOSES:

     The following reconciliation summarizes the differences between CCIP II's net loss for financial reporting purposes and net loss for federal income tax purposes for the year ended December 31, 1995:

    Net loss for financial reporting purposes..............................  $ (2,292,563)
    Depreciation differences between financial reporting and tax
      reporting............................................................       751,650
    Equity in loss of unconsolidated Limited Partnership differences
      between financial reporting and tax reporting........................    (3,417,920)
    Differences in expenses recorded for financial reporting and for tax
      purposes.............................................................      (364,558)
    Revenue reported for tax reporting and deferred for financial
      reporting............................................................        27,904
    Other..................................................................        45,361
                                                                              -----------
              Net loss for federal income tax purposes.....................  $ (5,250,126)
                                                                              ===========
              Net loss per Limited Partnership unit for federal income tax
                purposes...................................................  $     (57.17)
                                                                              ===========

     The following summarizes the significant temporary differences between CCIP II's financial reporting basis and federal income tax reporting basis as of December 31, 1995:

    Assets:
      Accounts receivable..................................................  $     31,463
      Accrued expenses.....................................................       657,002
      Deferred revenue.....................................................        27,904
                                                                             ------------
                                                                             $    716,369
                                                                              ===========
    Liabilities:
      Property, plant and equipment........................................  $(13,979,613)
      Investment in unconsolidated Limited Partnership.....................    (8,864,469)
                                                                             ------------
                                                                             $(22,844,082)
                                                                              ===========

     As discussed in Note 1, the System comprises approximately 45% of CCIP II's total basic subscribers.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cencom Partners, L.P.:

     We have audited the accompanying balance sheet of Cencom Partners, L.P. -- Lincolnton System (as defined in Note 1) as of December 31, 1995, and the related statements of operations, System's equity and cash flows for the year then ended. These financial statements are the responsibility of the System's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cencom Partners, L.P. -- Lincolnton System as of December 31, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

St. Louis, Missouri,
March 29, 1996

                            CENCOM PARTNERS, L.P. -
                               LINCOLNTON SYSTEM
                                 BALANCE SHEETS

                                                                                    DECEMBER 31,
                                                                                        1995
                                                                       MARCH 31,    ------------
                                                                         1996
                                                                      -----------
                                                                      (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash..............................................................  $        --   $         --
  Accounts receivable, net of allowance for doubtful accounts of
     $5,008 and $5,298, respectively................................       67,329         49,874
  Prepaid expenses and other........................................       20,868         22,111
                                                                      -----------    -----------
     Total current assets...........................................       88,197         71,985
PROPERTY, PLANT AND EQUIPMENT.......................................    8,518,965      8,757,955
FRANCHISE COSTS, net of accumulated amortization of $8,292,088 and
  $8,020,648, respectively..........................................    4,117,691      4,389,131
SUBSCRIBER LISTS, net of accumulated amortization of $4,171,130 and
  $3,844,673, respectively..........................................      684,675      1,011,132
                                                                      -----------    -----------
                                                                      $13,409,528   $ 14,230,203
                                                                      ===========    ===========
     LIABILITIES AND SYSTEM'S EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.............................  $   168,872   $    295,245
  Subscriber deposits and prepayments...............................       23,961         27,241
                                                                      -----------    -----------
     Total current liabilities......................................      192,833        322,486
                                                                      -----------    -----------
DEFERRED REVENUE....................................................       27,890         28,687
SYSTEM'S EQUITY.....................................................   13,188,805     13,879,030
                                                                      -----------    -----------
                                                                      $13,409,528   $ 14,230,203
                                                                      ===========    ===========

      The accompanying notes are an integral part of these balance sheets.

                            CENCOM PARTNERS, L.P. -
                               LINCOLNTON SYSTEM
                            STATEMENTS OF OPERATIONS

                                                                                      YEAR ENDED
                                                              THREE MONTHS ENDED       DECEMBER
                                                                   MARCH 31,              31,
                                                            -----------------------      1995
                                                                            1995      -----------
                                                                         ----------
                                                               1996      (UNAUDITED)
                                                            ----------
                                                            (UNAUDITED)
SERVICE REVENUES..........................................  $1,357,224   $1,288,192   $ 5,222,042
                                                            ----------   ----------   -----------
OPERATING EXPENSES:
  Operating, general and administrative...................     679,294      625,162     2,623,219
  Depreciation and amortization...........................   1,037,980    1,160,168     4,187,826
  Management fee -- related party.........................      67,861       64,410       261,103
                                                            ----------   ----------   -----------
                                                             1,785,135    1,849,740     7,072,148
                                                            ----------   ----------   -----------
     Loss from operations.................................    (427,911)    (561,548)   (1,850,106)
                                                            ----------   ----------   -----------
OTHER INCOME (EXPENSE):
  Interest expense........................................    (270,904)    (301,552)   (1,137,975)
  Interest income.........................................       1,846          687        11,788
  Other...................................................      (4,643)          --            --
                                                            ----------   ----------   -----------
                                                              (273,701)    (300,865)   (1,126,187)
                                                            ----------   ----------   -----------
     Net loss.............................................  $ (701,612)  $ (862,413)  $(2,976,293)
                                                            ==========   ==========   ===========

        The accompanying notes are an integral part of these statements.

                            CENCOM PARTNERS, L.P. -
                               LINCOLNTON SYSTEM
                         STATEMENTS OF SYSTEM'S EQUITY

                                                                                   SYSTEM'S
                                                                                    EQUITY
                                                                                  -----------
BALANCE, December 31, 1994......................................................  $17,147,315
  Net activity with Parent......................................................     (291,992)
  Net loss......................................................................   (2,976,293)
                                                                                  -----------
BALANCE, December 31, 1995......................................................   13,879,030
  Net activity with Parent (unaudited)..........................................       11,387
  Net loss (unaudited)..........................................................     (701,612)
                                                                                  -----------
BALANCE, March 31, 1996 (unaudited).............................................  $13,188,805
                                                                                  ===========

        The accompanying notes are an integral part of these statements.

                            CENCOM PARTNERS, L.P. -
                               LINCOLNTON SYSTEM
                            STATEMENTS OF CASH FLOWS

                                                                                      YEAR ENDED
                                                              THREE MONTHS ENDED       DECEMBER
                                                                   MARCH 31               31,
                                                            -----------------------      1995
                                                                            1995      -----------
                                                                         ----------
                                                               1996      (UNAUDITED)
                                                            ----------
                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss................................................  $ (701,612)  $ (862,413)  $(2,976,293)
  Adjustments to reconcile net loss to net cash provided
     by operating activities --
     Depreciation and amortization........................   1,037,980    1,160,168     4,187,826
     Changes in assets and liabilities --
       Accounts receivable, net...........................     (17,455)     (18,758)        4,309
       Prepaid expenses and other.........................       1,243       (9,095)        1,266
       Accounts payable and accrued expenses..............    (126,373)    (102,871)      (35,011)
       Subscriber deposits and prepayments................      (3,280)        (535)       (3,095)
       Deferred revenue...................................        (797)          --        28,687
                                                            ----------   ----------   -----------
          Net cash provided by operating activities.......     189,706      166,496     1,207,689
                                                            ----------   ----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment..............    (198,168)    (121,971)     (770,897)
  Other...................................................      (2,925)     (83,061)     (144,800)
                                                            ----------   ----------   -----------
          Net cash used in investing activities...........    (201,093)    (205,032)     (915,697)
                                                            ----------   ----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in capital account with Parent...............      11,387       38,536      (291,992)
                                                            ----------   ----------   -----------
          Net cash provided by (used in) financing
            activities....................................      11,387       38,536      (291,992)
                                                            ----------   ----------   -----------
CASH, beginning and end of period.........................  $       --   $       --   $        --
                                                            ==========   ==========   ===========

        The accompanying notes are an integral part of these statements.

                            CENCOM PARTNERS, L.P. -
                               LINCOLNTON SYSTEM
                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization and Basis of Presentation

     The financial statements include the accounts of the Lincolnton cable television system which is owned and operated by Cencom Partners, L.P. (CPLP). Cencom Partners, Inc. (Cencom Partners) is the General Partner of CPLP. These financial statements include the historical assets, liabilities and operations of the Lincolnton cable television system, which provides service to communities in and around Lincolnton, North Carolina, and is referred to herein as the "System." Cencom Partners is an indirect wholly owned subsidiary of Charter Communications, Inc. (Charter). Cencom Cable Income Partners II, L.P. (CCIP II), an affiliate, owns 84.03% of the Limited Partner units of CPLP.

     Subsequent to year-end, CPLP entered into an Asset Purchase Agreement to sell the assets of the System to Charter Communications, L.P. (an affiliated entity) for a purchase price of $27,500,000, subject to certain working capital adjustments. The closing date shall be on August 30, 1996, or on any such date mutually agreed upon by the parties. The asset sale is being effected to satisfy the requirements by CPLP's senior bank lenders that the credit facility be repaid in accordance with its terms. CPLP's asset disposition was also commenced to facilitate the liquidation of CCIP II which requires the liquidation of all of CCIP II's assets, including its entire ownership interest in CPLP.

     All intersystem balances and transactions have been eliminated for presentation in the financial statements.

     As of December 31, 1995, the System passed approximately 28,500 homes and serviced approximately 14,500 basic subscribers in approximately seven franchise areas. The System comprises approximately 40% of the total CPLP basic subscribers at December 31, 1995.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The accompanying balance sheet as of March 31, 1996, the related statements of operations and cash flows for the three months ended March 31, 1996 and 1995, and the related statement of System's equity for the three months ended March 31, 1996, are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments necessary (consisting only of normal recurring adjustments) for the fair presentation of financial position, results of operations and cash flows. The results of operations for the three months ended March 31, 1996 and 1995, are not necessarily indicative of the results that may be expected for an entire year.

  Property, Plant and Equipment

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement costs and betterments are capitalized.

                            CENCOM PARTNERS, L.P. -
                               LINCOLNTON SYSTEM
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Depreciation is provided using the composite method on a straight-line basis over the estimated useful lives of the related assets as follows:

        Trunk and distribution systems..................................     10 years
        Subscriber installations........................................     10 years
        Converters......................................................    3-5 years
        Buildings and headends..........................................   9-20 years
        Vehicles and equipment..........................................    4-8 years
        Office equipment................................................   5-10 years

  Franchise Costs and Subscriber Lists

     Franchise costs are being amortized using the straight-line method over the term of the individual franchises. Subscriber lists are being amortized using the straight-line method over seven years. The non-compete agreement was being amortized using the straight-line method over the term of the covenant which was five years. The non-compete agreement was fully amortized as of December 31, 1995.

     During 1995, the System's management adopted Statement of Financial Accounting Standards (SFAS) No. 121 entitled, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." In accordance with SFAS No. 121, the System's management periodically reviews the carrying value of its long-lived assets, identifiable intangibles and franchise costs in relation to historical financial results, current business conditions and trends (including the impact of existing legislation and regulation) to identify potential situations in which the carrying value of such assets may not be recoverable. If a review indicates that the carrying value of such assets may not be recoverable, the carrying value of such assets in excess of their fair value will be recorded as a reduction of the assets' cost as if a permanent impairment has occurred. The adoption of SFAS No. 121 did not impact the financial statements of the System.

  Service Revenues

     Cable service revenues are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the average estimated period that customers are expected to remain connected to the cable television system.

     Franchise fees collected from cable subscribers and paid to local franchises are reported as revenues.

  Operating, General and Administrative Expenses

     Included in operating, general and administrative expenses is the allocation of certain expenses incurred by the holding company of CPLP on behalf of the System. These expenses were allocated to the System based on the ratio of total System's basic subscribers to total CPLP basic subscribers. Management considers this allocation method to be reasonable for the operations of the System. Expenses allocated to the System totaled $55,461 during 1995.

  Intercompany Interest Expense

     Interest expense allocated to the System has been determined by applying the ratio of total System's basic subscribers to total CPLP basic subscribers at year-end to total CPLP interest expense for the year. Management considers this allocation method to be reasonable for the operations of the System. CPLP makes disbursements on behalf of the System for interest expense. CPLP maintains a revolving credit agreement

                            CENCOM PARTNERS, L.P. -
                               LINCOLNTON SYSTEM
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

with a consortium of banks for borrowings up to $48,000,000, secured by all of CPLP's assets, including the System's assets. At December 31, 1995, CPLP had borrowings of $34,957,500 related to this credit agreement. The weighted average borrowings for CPLP during 1995 were $36,439,000. The borrowings pertaining to the System are reflected within System's Equity. At December 31, 1995, the interest rate was 7.375% and ranged from 7.375% to 8.175% during 1995. The weighted average interest rate of CPLP for 1995 was 7.81%.

  Income Taxes

     Income taxes are the responsibility of the partners of CPLP and as such are not provided for in the accompanying financial statements.

  Cash Management and System's Equity Account

     The cash management function for the System is performed by the holding company of CPLP. Excess cash funds are transferred to the holding company of CPLP using the System's equity account. In addition, the holding company of CPLP makes disbursements on behalf of the System for certain items such as payroll, payroll taxes, employee benefits and other costs and incurs debt borrowings for the System. Such amounts are transferred to the System through the System's equity account and are recognized in the appropriate expense categories in the accompanying statement of operations.

2.  PREPAID EXPENSES AND OTHER:

     Prepaid expenses and other consist of the following:

                                                                 MARCH 31,        DECEMBER 31,
                                                                   1996               1995
                                                                -----------       ------------
                                                                (UNAUDITED)
    Prepaid programming.......................................    $20,495           $ 11,640
    Other prepaid expenses and current assets.................        373             10,471
                                                                -----------       -------- ----
                                                                  $20,868           $ 22,111
                                                                ===========       ============

3.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following:

                                                               MARCH 31,        DECEMBER 31,
                                                                 1996               1995
                                                              -----------       ------------
                                                              (UNAUDITED)
    Trunk and distribution systems..........................  $11,436,457       $ 11,375,882
    Subscriber installations................................    3,381,397          3,332,794
    Converters..............................................    1,180,214          1,095,257
    Land, buildings and headends............................      599,412            596,426
    Vehicles and equipment..................................      379,917            378,781
    Office equipment........................................      114,612            114,701
                                                              -----------       ------------
                                                               17,092,009         16,893,841
    Less- Accumulated depreciation..........................   (8,573,044)        (8,135,886)
                                                              -----------       ------------
                                                              $ 8,518,965       $  8,757,955
                                                              ===========       ============

                            CENCOM PARTNERS, L.P. -
                               LINCOLNTON SYSTEM
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following:

                                                                 MARCH 31,        DECEMBER 31,
                                                                   1996               1995
                                                                -----------       ------------
                                                                (UNAUDITED)
    Accounts payable..........................................   $   4,646          $ 28,420
    Accrued salaries and related benefits.....................      26,734            19,151
    Accrued property tax......................................      49,617            39,567
    Accrued franchise fees....................................      25,274            94,661
    Accrued billing expense...................................      17,393            15,295
    Other.....................................................      45,208            98,151
                                                                  --------          --------
                                                                 $ 168,872          $295,245
                                                                  ========          ========

5.  SYSTEM'S EQUITY:

     As of December 31, 1995, CPLP had recorded in its capital account an accumulated deficit of approximately $11,114,000, represented by earnings net of partner distributions.

6.  RELATED-PARTY TRANSACTIONS:

     During 1994, Cencom Cable Associates, Inc., the parent of Cencom Holdings, assigned management services under contract with the System to Cencom Partners. The management service contract provides for the payment of fees equal to 5% of the System's gross service revenues. CPLP has been allowed to defer all such fees through December 31, 1995. Expenses recognized by the System under this contract during 1995 were $261,103. Management believes these charges are indicative of the expense which would have been incurred as a stand-alone entity.

7.  COMMITMENTS AND CONTINGENCIES:

  Leases

     The System leases certain facilities and equipment under noncancelable operating leases. Rent expense incurred under leases during 1995 was approximately $15,000. Approximate future minimum lease payments are as follows:

1996           $12,000
1997            12,000
1998             1,500
1999             1,500
2000             1,500
Thereafter       3,000

     The System rents utility poles in its operations. Generally, pole rental agreements are short term, but the System's management anticipates that such rentals will continue to recur. Rent expense incurred for pole attachments during 1995 was approximately $80,000.

                            CENCOM PARTNERS, L.P. -
                               LINCOLNTON SYSTEM
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Insurance Coverage

     The System currently does not have and does not in the near term anticipate having property and casualty insurance on its underground distribution plant. Due to large claims incurred by the property and casualty insurance industry, the pricing of insurance coverage has become inflated to the point where, in the judgment of the System's management, the insurance coverage is cost prohibitive. Management believes its experience and policy with such insurance coverage is consistent with general industry practices. Management will continue to monitor the insurance markets to attempt to obtain coverage for the System's distribution plant at reasonable rates.

  Litigation

     The System is a party to lawsuits which are generally incidental to its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the System's financial position and results of operations.

8.  REGULATION IN THE CABLE INDUSTRY:

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. In addition, recent legislative and regulatory changes and additional regulatory proposals under consideration may materially affect the cable television industry.

  1992 Cable Act and FCC Regulation

     Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which became effective on December 4, 1992. This legislation has caused significant changes to the regulatory environment in which the cable television industry operates. The 1992 Cable Act generally allows for a greater degree of regulation of the cable television industry. Under the 1992 Cable Act's definition of effective competition, nearly all cable systems in the United States are subject to rate regulation of basic cable services.

     The 1992 Cable Act and the Federal Communications Commission's (FCC) rules implementing the 1992 Cable Act have generally increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local franchise authorities. Management is unable to predict the ultimate effect of the 1992 Cable Act or the ultimate outcome of various FCC rule-making proceedings or the litigation challenging various aspects of the 1992 Cable Act and the FCC's regulations implementing the 1992 Cable Act.

     The 1992 Cable Act and FCC regulations have imposed rate requirements for basic services and equipment, including rate roll-backs. Under the 1992 Cable Act, a local franchising authority in a community not subject to "effective competition" generally is authorized to regulate basic cable rates after certifying to the FCC that, among other things, it will adopt and administer rate regulation consistent with FCC rules, and in a manner that will provide a reasonable opportunity to consider the views of interested parties. The Telecommunications Act of 1996 (the "Telecommunications Act"), passed by Congress on February 1, 1996, and signed into law by the President on February 8, 1996, broadens the definition of "effective competition" to include any franchise area where a local exchange carrier (or its affiliate) provides video programming services to subscribers by any means, other than through Direct Broadcast Satellite. Upon certification, the franchising authority obtains the right to approve the basic rates charged by the cable system operator. In regulating the basic service rates, certified local franchise authorities have the authority to order a rate refund of previously paid rates determined to be in excess of the maximum permitted reasonable rates.

                            CENCOM PARTNERS, L.P. -
                               LINCOLNTON SYSTEM
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Rate regulation of the basic service tier remains subject to regulation by local franchising authorities under the Telecommunications Act, except in certain circumstances for "small cable operators." For a defined class of "small cable operators," the Telecommunications Act immediately eliminates regulation of cable programming rates. Rates for basic tier of "small cable operators" are deregulated if the system offered a single tier of services as of December 31, 1994.

     Under the 1992 Cable Act, rates for cable programming services not carried on the basic tier (non-basic services) could be regulated by the FCC upon the filing of a complaint by franchise authorities or subscribers that indicates the cable operator's rates for these services are unreasonable. Rate complaints have been filed with the FCC with respect to certain of the System's cable programming services; none of such complaints have been resolved by the FCC as of the date of the financial statements. The Telecommunications Act eliminates regulation of non-basic programming as of March 31, 1999. In the interim, rate regulation of the non-basic programming tier can only be triggered by a franchising authority complaint to the FCC. If the FCC determines that the System's non-basic programming service tier rates are unreasonable, the FCC has the authority to order the System to reduce non-basic programming service tier rates and to refund to customers any overcharges occurring from the filing date of the rate complaint with the FCC.

     Under the FCC's initial rate regulations pursuant to the 1992 Cable Act, regulated cable systems were required to apply a benchmark formula to determine their maximum permitted rates. Those systems whose rates were above the benchmark on September 30, 1992, were required to reduce their rates to the benchmark or by 10%, whichever was less. Under revised rate regulations adopted February 1994, regulated cable systems were required to set their rates so that regulated revenues per subscriber did not exceed September 30, 1992, levels, reduced by 17% (taking into account the previous 10% reduction).

     Notwithstanding mandated rate regulations, cable operators currently may adjust their regulated rates to reflect inflation and what the FCC has deemed to be external costs (such as increases in franchise fees).

     In September 1995, the FCC developed an abbreviated cost-of-service form that permits cable operators to recover costs of significant upgrades that provide benefits to subscribers of regulated cable services. Cable operators seeking to raise rates to cover costs of an upgrade would submit only the costs of the upgrade instead of all current costs. In December 1995, the FCC revised its cost-of-service rules. At this time, the System's management is unable to predict the effect of these revised rules on the System's financial position or results of operations.

     In another action in September 1995, the FCC established a new optional rate adjustment methodology that encourages operators to limit their rate increases to once a year to reflect inflation and changes in external costs and the number of channels. The rules permit cable operators to "project reasonably" changes in their costs for the 12 months following the rate change (in an effort to eliminate delays in recovering costs). The order allows operators to recover increases in additional types of franchise-requirement costs. Permitted pass-through increases include increases in the cost of providing institutional networks, video services, data services to or from governmental and educational institutions, and certain other cost increases. The System's management is unable to predict the effect of these new rules on the System's business.

     In November 1995, the FCC proposed to provide cable operators with the option of establishing uniform rates for similar service packages offered in multiple franchise areas located in the same region. Under the FCC's current rules, cable operators subject to rate regulation must establish rates on a franchise-specific basis. The proposed rules could lower cable operator's marketing costs and may also allow operators to better response to competition from alternative providers. The System's management is unable to predict if these proposed rules will ultimately be promulgated by the FCC, and if they are promulgated, their effect on the System's financial position and results of operations.

                            CENCOM PARTNERS, L.P. -
                               LINCOLNTON SYSTEM
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     While management believes that the System has complied in all material respects with the rate provisions of the 1992 Cable Act, in jurisdictions that have not yet chosen to certify, refunds covering a one-year period on basic services may be ordered upon future certification if the System is unable to justify its rates through a benchmark or cost-of-service filing or small system cost-of-service filing pursuant to FCC rules. Management is unable to estimate at this time the amount of refunds, if any, that may be payable by the System in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. Management does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the System.

  "Must Carry" Requirements/"Retransmission Consents"

     Under the 1992 Cable Act, cable television operators are subject to mandatory signal carriage requirements that allow local commercial and noncommercial television broadcast stations to elect to require a cable system to carry the station, subject to certain exceptions, or, in the case of commercial stations, to negotiate for "retransmission consent" to carry the station. In addition, there are requirements for cable systems to obtain retransmission consent for all "distant" commercial television stations, commercial radio stations and certain low power television stations carried by such systems after October 6, 1993. As a result of the mandatory system carriage rules, the System may be required to carry television broadcast stations that otherwise would not have been carried, thereby causing displacement of possibly more attractive programming.

  Franchise Matters

     The 1992 Cable Act modified the franchise renewal process to make it easier for a franchising authority to deny renewal. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of the franchise agreement. Although management believes that the System has generally met the terms of its franchise agreements and has provided quality levels of service, and anticipates the System's future franchise renewal prospects generally will be favorable, there can be no assurance that any such franchises will be renewed or, if renewed, that the franchising authorities will not impose more onerous requirements on the System than previously existed.

  Recent Telecommunications Legislation

     The Telecommunications Act alters federal, state and local laws and regulations pertaining to cable television, telecommunications and other services.

     Under the Telecommunications Act, telephone companies can compete directly with cable operators in the provision of video programming. This new legislation recognizes several multiple entry options for telephone companies to provide competitive video programming.

     The Telecommunications Act eliminates broadcast/cable cross-ownership restrictions, but leaves in place FCC regulations prohibiting local cross-ownership between television stations and cable systems.

     Certain provisions of the Telecommunications Act could materially affect the growth and operation of the cable television industry and the cable services provided by the System. Although the new legislation may substantially lessen regulatory burdens, the cable television industry may be subject to additional competition as a result thereof. There are numerous rule makings to be undertaken by the FCC which will interpret and implement the Telecommunications Act's provisions. In addition, certain provisions of the Telecommunications Act (such as the deregulation of cable programming rates) are not immediately effective. Further, certain of the Telecommunications Act's provisions have been and are likely to be subject to judicial

                            CENCOM PARTNERS, L.P. -
                               LINCOLNTON SYSTEM
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

challenges. The System's management is unable at this time to predict the outcome of such rule-makings or litigation or the substantive effect of the new legislation and the rule-makings on the financial position and results of operations of the System.

9.  NET LOSS FOR INCOME TAX PURPOSES:

     The following reconciliation summarizes the differences between CPLP's net loss for financial reporting and federal income tax purposes for the year ended December 31, 1995:

          Net loss for financial reporting purposes...................  $(5,835,749)
          Depreciation differences between financial reporting
            and tax reporting.........................................     (299,122)
          Amortization differences between financial reporting
            and tax reporting.........................................    1,857,724
          Differences in expenses recorded for financial reporting
            and tax reporting.........................................        7,973
          Revenue reported for tax reporting and deferred for
            financial reporting.......................................      196,640
          Other.......................................................        5,034
                                                                        -----------
            Net loss for federal income tax purposes..................  $(4,067,500)
                                                                        ===========

     The following summarizes the significant temporary differences between CPLP's financial reporting basis and federal income tax reporting basis as of December 31, 1995:

          Assets:
            Accounts receivable.......................................  $    21,651
            Franchise costs and other assets..........................   10,437,405
            Accrued expenses..........................................      419,932
            Deferred revenue..........................................      196,640
                                                                        -----------
                                                                        $11,075,628
                                                                        ===========
          Liabilities- Property, plant and equipment..................  $(9,748,924)
                                                                        ===========

     As discussed in Note 1, the System comprises approximately 40% of CPLP's total basic subscribers.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cencom Partners, L.P.:

     We have audited the accompanying balance sheet of Cencom Partners, L.P. -- Sanford System (as defined in Note 1) as of December 31, 1995, and the related statements of operations, System's equity and cash flows for the year then ended. These financial statements are the responsibility of the System's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cencom Partners, L.P. -- Sanford System as of December 31, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

St. Louis, Missouri,
March 29, 1996

                            CENCOM PARTNERS, L.P. -

                                 SANFORD SYSTEM

                                 BALANCE SHEETS

                                                                                     DECEMBER 31,
                                                                                         1995
                                                                      MARCH 31,      ------------
                                                                        1996
                                                                     -----------
                                                                     (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash.............................................................  $        --      $       --
  Accounts receivable, net of allowance for doubtful accounts of
     $7,892 and $11,821, respectively..............................       54,709          56,288
  Prepaid expenses and other.......................................       30,282          23,041
                                                                      ----------      ----------
          Total current assets.....................................       84,991          79,329
PROPERTY, PLANT AND EQUIPMENT......................................    5,714,109       5,864,762
FRANCHISE COSTS, net of accumulated amortization of $7,382,624 and
  $7,043,059, respectively.........................................    1,180,055       1,519,620
SUBSCRIBER LISTS, net of accumulated amortization of $2,761,673 and
  $2,607,860, respectively.........................................      589,179         742,992
                                                                      ----------      ----------
                                                                     $ 7,568,334      $8,206,703
                                                                      ==========      ==========
LIABILITIES AND SYSTEM'S EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses............................  $   165,633      $  431,713
  Subscriber deposits and prepayments..............................       23,840          24,080
                                                                      ----------      ----------
          Total current liabilities................................      189,473         455,793
                                                                      ----------      ----------
DEFERRED REVENUE...................................................       95,689          98,423
COMMITMENTS AND CONTINGENCIES
SYSTEM'S EQUITY....................................................    7,283,172       7,652,487
                                                                      ----------      ----------
                                                                     $ 7,568,334      $8,206,703
                                                                      ==========      ==========

      The accompanying notes are an integral part of these balance sheets.

                            CENCOM PARTNERS, L.P. -

                                 SANFORD SYSTEM

                            STATEMENTS OF OPERATIONS

                                                               THREE MONTHS ENDED        YEAR ENDED
                                                                    MARCH 31            DECEMBER 31,
                                                            -------------------------       1995
                                                                             1995       ------------
                                                                          -----------
                                                               1996       (UNAUDITED)
                                                            -----------
                                                            (UNAUDITED)
SERVICE REVENUES..........................................  $ 1,167,613   $ 1,090,874   $  4,522,708
                                                             ----------    ----------    -----------
OPERATING EXPENSES:
  Operating, general and administrative...................      564,506       520,216      2,350,396
  Depreciation and amortization...........................      771,018       805,364      2,992,737
  Management fee -- related party.........................       58,381        54,544        226,136
                                                             ----------    ----------    -----------
                                                              1,393,905     1,380,124      5,569,269
                                                             ----------    ----------    -----------
          Loss from operations............................     (226,292)     (289,250)    (1,046,561)
                                                             ----------    ----------    -----------
INTEREST INCOME (EXPENSE):
  Interest expense........................................     (237,041)     (263,858)      (995,728)
  Interest income.........................................        1,614           601          7,907
                                                             ----------    ----------    -----------
                                                               (235,427)     (263,257)      (987,821)
                                                             ----------    ----------    -----------
          Net loss........................................  $  (461,719)  $  (552,507)  $ (2,034,382)
                                                             ==========    ==========    ===========

        The accompanying notes are an integral part of these statements.

                            CENCOM PARTNERS, L.P. -

                                 SANFORD SYSTEM

                         STATEMENTS OF SYSTEM'S EQUITY

                                                                           SYSTEM'S
                                                                            EQUITY
                                                                          -----------
        BALANCE, December 31, 1994......................................  $ 9,834,930
          Net activity with Parent......................................     (148,061)
          Net loss......................................................   (2,034,382)
                                                                          -----------
        BALANCE, December 31, 1995......................................    7,652,487
          Net activity with Parent (unaudited)..........................       92,404
          Net loss (unaudited)..........................................     (461,719)
                                                                          -----------
        BALANCE, March 31, 1996 (unaudited).............................  $ 7,283,172
                                                                          ===========

        The accompanying notes are an integral part of these statements.

                            CENCOM PARTNERS, L.P. -

                                 SANFORD SYSTEM

                            STATEMENTS OF CASH FLOWS

                                                               THREE MONTHS ENDED        YEAR ENDED
                                                                    MARCH 31            DECEMBER 31,
                                                            -------------------------       1995
                                                                             1995       ------------
                                                                          -----------
                                                               1996       (UNAUDITED)
                                                            -----------
                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss................................................   $(461,719)    $(552,507)   $ (2,034,382)
  Adjustments to reconcile net loss to net cash provided
     by operating activities--
     Depreciation and amortization........................     771,018       805,364       2,992,737
     Changes in assets and liabilities--
       Accounts receivable, net...........................       1,579        48,698          60,951
       Prepaid expenses and other.........................      (7,241)      (21,459)         (1,051)
       Accounts payable and accrued expenses..............    (266,080)       42,717         102,278
       Subscriber deposits and prepayments................        (240)         (840)         (2,780)
       Deferred revenue...................................      (2,734)           --          98,423
                                                                                                   -
                                                             ---------     ---------
          Net cash provided by operating activities.......      34,583       321,973       1,216,176
                                                                                                   -
                                                             ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment..............    (124,427)     (293,075)       (941,415)
  Other...................................................      (2,560)      (72,677)       (126,700)
                                                                                                   -
                                                             ---------     ---------
          Net cash used in investing activities...........    (126,987)     (365,752)     (1,068,115)
                                                                                                   -
                                                             ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in capital account with Parent...............      92,404        43,779        (148,061)
                                                                                                   -
                                                             ---------     ---------
          Net cash provided by (used in) financing
            activities....................................      92,404        43,779        (148,061)
                                                                                                   -
                                                             ---------     ---------
CASH, beginning and end of period.........................   $      --     $      --    $         --
                                                             =========     =========               =

        The accompanying notes are an integral part of these statements.

                            CENCOM PARTNERS, L.P. -

                                 SANFORD SYSTEM

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization and Basis of Presentation

     The financial statements include the accounts of the Sanford cable television system which is owned and operated by Cencom Partners, L.P. (CPLP). Cencom Partners, Inc. (Cencom Partners) is the General Partner of CPLP. These financial statements include the historical assets, liabilities and operations of the Sanford cable television systems, which provides service to communities in and around Sanford, North Carolina, and is referred to herein as the "System." Cencom Partners is an indirect wholly owned subsidiary of Charter Communications, Inc. (Charter). Cencom Cable Income Partners II, L.P. (CCIP II), an affiliate, owns 84.03% of the Limited Partner units of CPLP.

     Subsequent to year-end, CPLP entered into an Asset Purchase Agreement to sell the assets of the System to Charter Communications L.P. (an affiliated entity) for a purchase price of $20,750,000, subject to certain working capital adjustments. The closing date shall be on August 30, 1996, or on any such date mutually agreed upon by the parties. The asset sale is being effected to satisfy the requirements by CPLP's senior bank lenders that the credit facility be repaid in accordance with its terms. CPLP's asset disposition was also commenced to facilitate the liquidation of CCIP II which requires the liquidation of all of CCIP II's assets, including its entire ownership interest in CPLP.

     All intersystem balances and transactions have been eliminated for presentation in the financial statements.

     As of December 31, 1995, the System passed approximately 21,500 homes and serviced approximately 13,500 basic subscribers in approximately eight franchise areas. The System comprises approximately 35% of the total CPLP subscribers at December 31, 1995.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The accompanying balance sheet as of March 31, 1996, the related statements of operations and cash flows for the three months ended March 31, 1996 and 1995, and the related statement of System's equity for the three months ended March 31, 1996, are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments necessary (consisting only of normal recurring adjustments) for the fair presentation of financial position, results of operations and cash flows. The results of operations for the three months ended March 31, 1996 and 1995, are not necessarily indicative of the results that may be expected for an entire year.

  Property, Plant and Equipment

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement costs and betterments are capitalized.

                            CENCOM PARTNERS, L.P. -

                                 SANFORD SYSTEM

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Depreciation is provided using the composite method on a straight-line basis over the estimated useful lives of the related assets as follows:

        Trunk and distribution systems..................................     10 years
        Subscriber installations........................................     10 years
        Converters......................................................    3-5 years
        Buildings and headends..........................................   9-20 years
        Vehicles and equipment..........................................    4-8 years
        Office equipment................................................   5-10 years

  Franchise Costs and Subscriber Lists

     Franchise costs are being amortized using the straight-line method over the term of the individual franchises. Subscriber lists are being amortized using the straight-line method over seven years. The non-compete agreement was being amortized using the straight-line method over the term of the covenant which was five years. The non-compete agreement was fully amortized as of December 31, 1995.

     During 1995, the System's management adopted Statement of Financial Accounting Standards (SFAS) No. 121 entitled, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." In accordance with SFAS No. 121, the System's management periodically reviews the carrying value of its long-lived assets, identifiable intangibles and franchise costs in relation to historical financial results, current business conditions and trends (including the impact of existing legislation and regulation) to identify potential situations in which the carrying value of such assets may not be recoverable. If a review indicates that the carrying value of such assets may not be recoverable, the carrying value of such assets in excess of their fair value will be recorded as a reduction of the assets' cost as if a permanent impairment has occurred. The adoption of SFAS No. 121 did not impact the financial statements of the System.

  Service Revenues

     Cable service revenues are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the average estimated period that customers are expected to remain connected to the cable television system.

     Franchise fees collected from cable subscribers and paid to local franchises are reported as revenues.

  Operating, General and Administrative Expenses

     Included in operating, general and administrative expenses is the allocation of certain expenses incurred by the holding company of CPLP on behalf of the System. These expenses were allocated to the System based on the ratio of total System's subscribers to total CPLP subscribers. Management considers this allocation method to be reasonable for the operations of the System. Expenses allocated to the System totaled $39,789 during 1995.

  Intercompany Interest Expense

     Interest expense allocated to the System has been determined by applying the ratio of total System's subscribers to total CPLP subscribers at year-end to total CPLP interest expense for the year. Management considers this allocation method to be reasonable for the operations of the System. CPLP makes disbursements on behalf of the System for interest expense. CPLP maintains a revolving credit agreement with a

                            CENCOM PARTNERS, L.P. -

                                 SANFORD SYSTEM

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

consortium of banks for borrowings up to $48,000,000, secured by all of CPLP's assets, including the System's assets. At December 31, 1995, CPLP had borrowings of $34,957,500 related to this credit agreement. The weighted average borrowings for CPLP during 1995 were $36,439,000. The borrowings pertaining to the System are reflected within System's Equity. At December 31, 1995, the interest rate was 7.375% and ranged from 7.375% to 8.175% during 1995. The weighted average interest rate of CPLP for 1995 was 7.81%.

  Income Taxes

     Income taxes are the responsibility of the partners of CPLP and as such are not provided for in the accompanying financial statements.

  Cash Management and System's Equity Account

     The cash management function for the System is performed by the holding company of CPLP. Excess cash funds are transferred to the holding company of CPLP using the System's equity account. In addition, the holding company of CPLP makes disbursements on behalf of the System for certain items such as payroll, payroll taxes, employee benefits and other costs and incurs debt borrowings for the System. Such amounts are transferred to the System through the System's equity account and are recognized in the appropriate expense categories in the accompanying statement of operations.

2.  PREPAID EXPENSES AND OTHER:

     Prepaid expenses and other consist of the following:

                                                                                  DECEMBER 31,
                                                                                      1995
                                                                   MARCH 31,      ------------
                                                                     1996
                                                                  -----------
                                                                  (UNAUDITED)
    Prepaid insurance...........................................    $   255         $  1,309
    Prepaid programming.........................................     18,914           11,105
    Other prepaid expenses and current assets...................     11,113           10,627
                                                                    -------          -------
                                                                    $30,282         $ 23,041
                                                                    =======          =======

3.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following:

                                                                                DECEMBER 31,
                                                                                    1995
                                                                 MARCH 31,      ------------
                                                                   1996
                                                                -----------
                                                                (UNAUDITED)
    Trunk and distribution systems............................  $ 6,367,013     $  6,364,826
    Subscriber installations..................................    2,420,302        2,375,039
    Converters................................................      988,091          914,523
    Land, buildings and headends..............................      754,971          751,562
    Vehicles and equipment....................................      252,391          244,568
    Office equipment..........................................      123,199          131,022
                                                                -----------      -----------
                                                                 10,905,967       10,781,540
    Less -- Accumulated depreciation..........................   (5,191,858)      (4,916,778)
                                                                -----------      -----------
                                                                $ 5,714,109     $  5,864,762
                                                                ===========      ===========

                            CENCOM PARTNERS, L.P. -

                                 SANFORD SYSTEM

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following:

                                                                                  DECEMBER 31,
                                                                                      1995
                                                                   MARCH 31,      ------------
                                                                     1996
                                                                  -----------
                                                                  (UNAUDITED)
    Accrued property tax........................................   $  14,066        $ 33,567
    Accrued pole rental.........................................      26,815          66,228
    Accrued franchise fees......................................      30,408         111,012
    Other.......................................................      94,344         220,906
                                                                    --------        --------
                                                                   $ 165,633        $431,713
                                                                    ========        ========

5.  SYSTEM'S EQUITY:

     As of December 31, 1995, CPLP had recorded in its capital account an accumulated deficit of approximately $11,114,000, represented by earnings net of partner distributions.

6.  RELATED-PARTY TRANSACTIONS:

     During 1994, Cencom Cable Associates, Inc., the parent of Cencom Holdings, assigned management services under contract with the System to Cencom Partners. The management service contract provides for the payment of fees equal to 5% of the System's gross service revenues. CPLP has been allowed to defer all such fees through December 31, 1995. Expenses recognized by the System under this contract during 1995 were $226,136. Management believes these charges are indicative of the expense which would have been incurred as a stand-alone entity.

7.  COMMITMENTS AND CONTINGENCIES:

  Leases

     The System leases certain facilities and equipment under noncancelable operating leases. Rent expense incurred under leases during 1995 was approximately $45,700. Approximate future minimum lease payments are as follows:

        1996...............................................................  $45,000
        1997...............................................................   17,600
        1998...............................................................   17,400
        1999...............................................................   17,400
        2000...............................................................   15,900
        Thereafter.........................................................   14,400

     The System rents utility poles in its operations. Generally, pole rental agreements are short term, but the System's management anticipates that such rentals will continue to recur. Rent expense incurred for pole attachments during 1995 was approximately $56,000.

  Insurance Coverage

     The System currently does not have and does not in the near term anticipate having property and casualty insurance on its underground distribution plant. Due to large claims incurred by the property and casualty insurance industry, the pricing of insurance coverage has become inflated to the point where, in the judgment of the System's management, the insurance coverage is cost prohibitive. Management believes its experience

                            CENCOM PARTNERS, L.P. -

                                 SANFORD SYSTEM

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

and policy with such insurance coverage is consistent with general industry practices. Management will continue to monitor the insurance markets to attempt to obtain coverage for the System's distribution plant at reasonable rates.

  Litigation

     The System is a party to lawsuits which are generally incidental to its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the System's financial position and results of operations.

8.  REGULATION IN THE CABLE INDUSTRY:

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. In addition, recent legislative and regulatory changes and additional regulatory proposals under consideration may materially affect the cable television industry.

  1992 Cable Act and FCC Regulation

     Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which became effective on December 4, 1992. This legislation has caused significant changes to the regulatory environment in which the cable television industry operates. The 1992 Cable Act generally allows for a greater degree of regulation of the cable television industry. Under the 1992 Cable Act's definition of effective competition, nearly all cable systems in the United States are subject to rate regulation of basic cable services.

     The 1992 Cable Act and the Federal Communications Commission's (FCC) rules implementing the 1992 Cable Act have generally increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local franchise authorities. Management is unable to predict the ultimate effect of the 1992 Cable Act or the ultimate outcome of various FCC rule-making proceedings or the litigation challenging various aspects of the 1992 Cable Act and the FCC's regulations implementing the 1992 Cable Act.

     The 1992 Cable Act and FCC regulations have imposed rate requirements for basic services and equipment, including rate roll-backs. Under the 1992 Cable Act, a local franchising authority in a community not subject to "effective competition" generally is authorized to regulate basic cable rates after certifying to the FCC that, among other things, it will adopt and administer rate regulation consistent with FCC rules, and in a manner that will provide a reasonable opportunity to consider the views of interested parties. The Telecommunications Act of 1996 (the "Telecommunications Act"), passed by Congress on February 1, 1996, and signed into law by the President on February 8, 1996, broadens the definition of "effective competition" to include any franchise area where a local exchange carrier (or its affiliate) provides video programming services to subscribers by any means, other than through Direct Broadcast Satellite. Upon certification, the franchising authority obtains the right to approve the basic rates charged by the cable system operator. In regulating the basic service rates, certified local franchise authorities have the authority to order a rate refund of previously paid rates determined to be in excess of the maximum permitted reasonable rates.

     Rate regulation of the basic service tier remains subject to regulation by local franchising authorities under the Telecommunications Act, except in certain circumstances for "small cable operators." For a defined class of "small cable operators," the Telecommunications Act immediately eliminates regulation of cable programming rates. Rates for basic tier of "small cable operators" are deregulated if the system offered a single tier of services as of December 31, 1994.

                            CENCOM PARTNERS, L.P. -

                                 SANFORD SYSTEM

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Under the 1992 Cable Act, rates for cable programming services not carried on the basic tier (non-basic services) could be regulated by the FCC upon the filing of a complaint by franchise authorities or subscribers that indicates the cable operator's rates for these services are unreasonable. Rate complaints have been filed with the FCC with respect to certain of the System's cable programming services; none of such complaints have been resolved by the FCC as of the date of the financial statements. The Telecommunications Act eliminates regulation of non-basic programming as of March 31, 1999. In the interim, rate regulation of the non-basic programming tier can only be triggered by a franchising authority complaint to the FCC. If the FCC determines that the System's non-basic programming service tier rates are unreasonable, the FCC has the authority to order the System to reduce non-basic programming service tier rates and to refund to customers any overcharges occurring from the filing date of the rate complaint with the FCC.

     Under the FCC's initial rate regulations pursuant to the 1992 Cable Act, regulated cable systems were required to apply a benchmark formula to determine their maximum permitted rates. Those systems whose rates were above the benchmark on September 30, 1992, were required to reduce their rates to the benchmark or by 10%, whichever was less. Under revised rate regulations adopted February 1994, regulated cable systems were required to set their rates so that regulated revenues per subscriber did not exceed September 30, 1992, levels, reduced by 17% (taking into account the previous 10% reduction).

     Notwithstanding mandated rate regulations, cable operators currently may adjust their regulated rates to reflect inflation and what the FCC has deemed to be external costs (such as increases in franchise fees).

     In September 1995, the FCC developed an abbreviated cost-of-service form that permits cable operators to recover costs of significant upgrades that provide benefits to subscribers of regulated cable services. Cable operators seeking to raise rates to cover costs of an upgrade would submit only the costs of the upgrade instead of all current costs. In December 1995, the FCC revised its cost-of-service rules. At this time, the System's management is unable to predict the effect of these revised rules on the System's financial position or results of operations.

     In another action in September 1995, the FCC established a new optional rate adjustment methodology that encourages operators to limit their rate increases to once a year to reflect inflation and changes in external costs and the number of channels. The rules permit cable operators to "project reasonably" changes in their costs for the 12 months following the rate change (in an effort to eliminate delays in recovering costs). The order allows operators to recover increases in additional types of franchise-requirement costs. Permitted pass-through increases include increases in the cost of providing institutional networks, video services, data services to or from governmental and educational institutions, and certain other cost increases. The System's management is unable to predict the effect of these new rules on the System's business.

     In November 1995, the FCC proposed to provide cable operators with the option of establishing uniform rates for similar service packages offered in multiple franchise areas located in the same region. Under the FCC's current rules, cable operators subject to rate regulation must establish rates on a franchise-specific basis. The proposed rules could lower cable operator's marketing costs and may also allow operators to better respond to competition from alternative providers. The System's management is unable to predict if these proposed rules will ultimately be promulgated by the FCC, and if they are promulgated, their effect on the System's financial position and results of operations.

     While management believes that the System has complied in all material respects with the rate provisions of the 1992 Cable Act, in jurisdictions that have not yet chosen to certify, refunds covering a one-year period on basic services may be ordered upon future certification if the System is unable to justify its rates through a benchmark or cost-of-service filing or small system cost-of-service filing pursuant to FCC rules. Management is unable to estimate at this time the amount of refunds, if any, that may be payable by the System in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by

                            CENCOM PARTNERS, L.P. -

                                 SANFORD SYSTEM

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

the FCC. Management does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the System.

  "Must Carry" Requirements/"Retransmission Consents"

     Under the 1992 Cable Act, cable television operators are subject to mandatory signal carriage requirements that allow local commercial and noncommercial television broadcast stations to elect to require a cable system to carry the station, subject to certain exceptions, or, in the case of commercial stations, to negotiate for "retransmission consent" to carry the station. In addition, there are requirements for cable systems to obtain retransmission consent for all "distant" commercial television stations, commercial radio stations and certain low power television stations carried by such systems after October 6, 1993. As a result of the mandatory system carriage rules, the System may be required to carry television broadcast stations that otherwise would not have been carried, thereby causing displacement of possibly more attractive programming.

  Franchise Matters

     The 1992 Cable Act modified the franchise renewal process to make it easier for a franchising authority to deny renewal. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of the franchise agreement. Although management believes that the System has generally met the terms of its franchise agreements and has provided quality levels of service, and anticipates the System's future franchise renewal prospects generally will be favorable, there can be no assurance that any such franchises will be renewed or, if renewed, that the franchising authority will not impose more onerous requirements on the System than previously existed.

  Recent Telecommunications Legislation

     The Telecommunications Act alters federal, state and local laws and regulations pertaining to cable television, telecommunications and other services.

     Under the Telecommunications Act, telephone companies can compete directly with cable operators in the provision of video programming. This new legislation recognizes several multiple entry options for telephone companies to provide competitive video programming.

     The Telecommunications Act eliminates broadcast/cable cross-ownership restrictions, but leaves in place FCC regulations prohibiting local cross-ownership between television stations and cable systems.

     Certain provisions of the Telecommunications Act could materially affect the growth and operation of the cable television industry and the cable services provided by the System. Although the new legislation may substantially lessen regulatory burdens, the cable television industry may be subject to additional competition as a result thereof. There are numerous rule-makings to be undertaken by the FCC which will interpret and implement the Telecommunications Act's provisions. In addition, certain provisions of the Telecommunications Act (such as the deregulation of cable programming rates) are not immediately effective. Further, certain of the Telecommunications Act's provisions have been and are likely to be subject to judicial challenges. The System's management is unable at this time to predict the outcome of such rule-makings or litigation or the substantive effect of the new legislation and the rule-makings on the financial position and results of operations of the System.

                            CENCOM PARTNERS, L.P. -

                                 SANFORD SYSTEM

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

9.  NET LOSS FOR INCOME TAX PURPOSES:

     The following reconciliation summarizes the differences between CPLP's net loss for financial reporting and federal income tax purposes for the year ended December 31, 1995:

        Net loss for financial reporting purposes.......................  $(5,835,749)
        Depreciation differences between financial reporting and tax
          reporting.....................................................     (299,122)
        Amortization differences between financial reporting and tax
          reporting.....................................................    1,857,724
        Differences in expenses recorded for financial reporting and tax
          reporting.....................................................        7,973
        Revenue reported for tax reporting and deferred for financial
          reporting.....................................................      196,640
        Other...........................................................        5,034
                                                                          -----------
                  Net loss for federal income tax purposes..............  $(4,067,500)
                                                                          ===========

     The following summarizes the significant temporary differences between CPLP's financial reporting basis and federal income tax reporting basis as of December 31, 1995:

        Assets:
          Accounts receivable...........................................  $    21,651
          Franchise costs and other assets..............................   10,437,405
          Accrued expenses..............................................      419,932
          Deferred revenue..............................................      196,640
                                                                          -----------
                                                                          $11,075,628
                                                                          ===========
        Liabilities -- Property, plant and equipment....................  $(9,748,924)
                                                                          ===========

     As discussed in Note 1, the System comprises approximately 35% of CPLP's total basic subscribers.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners
Prime Cable of Hickory, L.P.

     We have audited the balance sheets of Prime Cable of Hickory, L.P. as of December 31, 1995 and 1994 and the related statements of operations, changes in partners' capital deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the 1995 and 1994 financial statements referred to above present fairly, in all material respects, the financial position of Prime Cable of Hickory, L.P. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Austin, Texas
March 4, 1996

                          PRIME CABLE OF HICKORY, L.P.

                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994
                             (THOUSANDS OF DOLLARS)

                                                                            1995        1994
                                                                           -------     -------
ASSETS (NOTE 5)
Cash and cash equivalents................................................  $ 1,613     $   788
Accounts receivable, trade, net of allowance for doubtful accounts of $58
  in 1995 and $30 in 1994................................................      368         328
Prepaid expenses.........................................................       18          18
Inventories..............................................................      457          19
Property, plant and equipment, at cost:
  Cable television distribution systems..................................   24,612      23,215
  Transportation equipment...............................................      471         432
  Furniture and fixtures.................................................      623         439
  Buildings and land.....................................................      772         734
                                                                           -------     -------
                                                                            26,478      24,820
  Less accumulated depreciation..........................................  (18,329)    (15,963)
                                                                           -------     -------
     Net property, plant and equipment...................................    8,149       8,857
Intangible assets, net (Note 4)..........................................    1,748       3,546
Deferred debt issuance costs, net........................................    1,149         657
Other assets.............................................................       12           6
                                                                           -------     -------
       Total assets......................................................  $13,514     $14,219
                                                                           =======     =======
LIABILITIES AND PARTNERS' CAPITAL DEFICIENCY
Accounts payable.........................................................  $   277     $   213
Accounts payable, affiliates.............................................       84          57
Accrued interest.........................................................      666         627
Other accrued expenses...................................................    1,538       1,347
Subscriber deposits and unearned income..................................      292         271
Bank debt (Note 5).......................................................   33,884      33,200
Subordinated debt (Note 6)...............................................    4,458       3,803
                                                                           -------     -------
       Total liabilities.................................................   41,199      39,518
                                                                           -------     -------
Commitments and Contingencies (Note 7)
Partners' capital deficiency (Notes 6 and 7):
  General partner (3,200 units outstanding)..............................    1,455       1,455
  Limited partners (4,179 units outstanding).............................    3,547       3,547
  Limited partners' purchase warrants....................................    1,187       1,187
Accumulated deficit......................................................  (33,874)    (31,488)
                                                                           -------     -------
       Total partners' capital deficiency................................  (27,685)    (25,299)
                                                                           -------     -------
       Total liabilities and partners' capital deficiency................  $13,514     $14,219
                                                                           =======     =======

    The accompanying notes are an integral part of the financial statements.

                          PRIME CABLE OF HICKORY, L.P.

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
                             (THOUSANDS OF DOLLARS)

                                                                           1995         1994
                                                                         --------     --------
Revenues...............................................................  $ 12,715     $ 11,628
Operating expenses:
  Cable television system expenses.....................................     6,468        5,570
  Management fees and expenses and
     programming discount adjustments (Note 7).........................     1,070          979
  Depreciation and amortization........................................     4,154        4,142
                                                                         --------     --------
Income from operations.................................................     1,023          937
Interest income........................................................        44           24
Interest expense.......................................................    (3,453)      (2,764)
Gain on disposal of fixed assets.......................................                      1
                                                                         --------     --------
Net loss...............................................................  $ (2,386)    $ (1,802)
                                                                         ========     ========

    The accompanying notes are an integral part of the financial statements.

                          PRIME CABLE OF HICKORY, L.P.

             STATEMENTS OF CHANGES IN PARTNERS' CAPITAL DEFICIENCY
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
                             (THOUSANDS OF DOLLARS)

                                                                             LIMITED
                                                                             PARTNERS'
                                                   GENERAL      LIMITED      PURCHASE
                                                   PARTNER      PARTNERS     WARRANTS      TOTAL
                                                   --------     --------     --------     --------
Balances, December 31, 1993......................  $ (8,902)    $(15,782)     $1,187      $(23,497)
  Net loss for the year ended December 31,
     1994........................................      (553)      (1,249)                   (1,802)
                                                   --------     --------     --------     --------
Balances, December 31, 1994......................    (9,455)     (17,031)      1,187       (25,299)
  Net loss for the year ended December 31,
     1995........................................      (774)      (1,612)                   (2,386)
                                                   --------     --------     --------     --------
Balances, December 31, 1995......................  $(10,229)    $(18,643)     $1,187      $(27,685)
                                                   ========     ========     ========     ========

    The accompanying notes are an integral part of the financial statements.

                          PRIME CABLE OF HICKORY, L.P.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
                             (THOUSANDS OF DOLLARS)

                                                                           1995         1994
                                                                          -------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..............................................................  $(2,386)    $ (1,802)
  Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization.........................................    4,154        4,142
  Amortization of deferred debt issuance costs and discount.............      188           69
  Increase in deferred interest on subordinated debt....................      280          238
  Gain on disposal of fixed assets......................................                    (1)
                                                                           ------       ------
                                                                            2,236        2,646
  Net (increase) decrease in accounts receivable, prepaid expenses and
     other assets.......................................................      (46)        (121)
  Net increase in accounts payable, accounts payable-affiliates, accrued interest and expenses, and subscriber deposits and unearned
     income.............................................................      717          934
                                                                           ------       ------
  Net cash provided by operating activities.............................    2,907        3,459
                                                                           ------       ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment and inventories............   (2,096)      (2,247)
  Proceeds from sale of assets..........................................       10            2
                                                                           ------       ------
  Net cash used in investing activities.................................   (2,086)      (2,245)
                                                                           ------       ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from bank debt borrowings....................................    1,265       34,131
  Repayment of bank debt................................................     (581)     (28,638)
  Repayment of subordinated debt........................................                (6,000)
  Increase in deferred debt issuance costs..............................     (680)        (709)
                                                                           ------       ------
  Net cash provided by (used in) financing activities...................        4       (1,216)
                                                                           ------       ------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS:.....................................................      825           (2)
  Cash and cash equivalents, beginning of year..........................      788          790
                                                                           ------       ------
  Cash and cash equivalents, end of year................................  $ 1,613     $    788
                                                                           ======       ======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash interest paid....................................................  $ 2,945     $  2,122
                                                                           ======       ======
  Programming discount notes issued.....................................  $   374     $    340
                                                                           ======       ======

    The accompanying notes are an integral part of the financial statements.

                          PRIME CABLE OF HICKORY, L.P.
                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION

     Prime Cable of Hickory, L.P. (the "Partnership"), a Delaware limited partnership, was formed on November 21, 1986 to acquire and operate the cable television system in the Hickory, North Carolina area. On December 18, 1986 the Partnership was capitalized with a contribution of $1,500,000 from the general partner Prime Venture I, Inc. ("Prime Venture"), contributions totaling $3,463,000 from the limited partners and $1,187,000 from the sale of limited partnership purchase warrants. On March 12, 1987, Prime Venture converted 100 general partnership units to limited partnership units and subsequently sold them for a price equal to the per unit contribution of the original limited partners.

     Losses of the Partnership are first allocated proportionately based on the partners' capital accounts until all capital accounts are reduced to zero. Second, losses are allocated to those partners that have made loans to the Partnership until each such partner has a negative capital account equal to the outstanding principal of the loans. Thereafter, losses are allocated based on the number of units of partnership interest held.

     Partnership profits are first allocated proportionately to those partners with negative capital accounts until all accounts are zero. Second, profits are allocated to those partners whose capital account is less than that partner's contributions reduced by distributions of the Partnership ("Adjusted Capital Contribution") until all partners have capital accounts that are equal to the partner's Adjusted Capital Contribution. For purposes of these allocations, the limited partnership purchase warrants will have a stated capital account of $280,000 upon exercise. Thereafter, profits are allocated based on the number of units of partnership interest held.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Inventories

     Inventories are carried at the lower of cost (weighted average unit cost) or market.

  Property, Plant and Equipment

     Depreciation is computed by the straight-line method over the estimated useful lives of the assets. The composite method and a ten-year life are used for cable television distribution systems. Under the composite method, proceeds from the retirement of cable television distribution system assets are credited to the allowance for depreciation. Gains or losses on disposition of property, plant and equipment (other than cable television distribution systems) are credited or charged to income. The Partnership charges maintenance and repairs to expense as incurred. Expenditures for major renewals and betterments are capitalized.

  Intangible Assets

     Excess cost over net assets acquired arising from the acquisition of the cable television systems is being amortized over ten years. Franchise costs are being amortized over the lives of the franchises, an average of ten years. It is the Partnership's policy to value intangible assets at the lower of unamortized cost or fair value. Management reviews the valuation and amortization of intangible assets on a periodic basis, taking into consideration any events or circumstances which might result in diminished fair value.

  Deferred Debt Issuance Costs

     Debt issuance costs are deferred and amortized over the term of the related debt using a method that approximates the interest method.

  Advertising Expense

     The Partnership expenses advertising costs as incurred. Advertising expenses, net of reimbursements, were approximately $155,000 and $102,000, for 1995 and 1994, respectively.

                          PRIME CABLE OF HICKORY, L.P.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

  Income Taxes

     The Partnership as an entity pays no income taxes, although it is required to file federal and state income tax returns for informational purposes only. All income or loss "flows through" to the individual partners as specified in the partnership agreement.

  Statement of Cash Flows

     For purposes of the Statement of Cash Flows, the Partnership considers highly liquid investments with a maturity of three months or less, when acquired, to be cash equivalents.

  Concentrations of Credit Risk

     Financial instruments which potentially subject the Partnership to concentrations of credit risk are primarily cash, temporary investments, and accounts receivable. The Partnership invests excess cash in high quality short-term liquid money instruments issued by highly-rated financial institutions. At December 31, 1995, substantially all of the Partnership's cash balances were invested in short-term liquid money instruments. Though limited to one geographical area, the concentration of credit risk with respect to receivables is minimized due to the large number of customers, individually small balances, short payment terms, and required deposits.

  Reclassifications

     Certain amounts from prior years have been reclassified for comparative purposes.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  ACQUISITION OF CABLE TELEVISION SYSTEMS

     The cable television system in the Hickory, North Carolina area was acquired on December 18, 1986 for $31,171,000, including acquisition expenses, pursuant to an agreement entered into by Prime Venture and subsequently assigned to the Partnership. On September 9, 1987, the cable television system in the Maiden, North Carolina area was acquired by the Partnership for $2,932,000, including acquisition expenses. Both acquisitions were accounted for as purchase transactions with the acquisition cost allocated to the tangible and identifiable intangible assets of the systems based upon current values. The allocations resulted in an excess of cost over assets acquired of $1,905,000.

                          PRIME CABLE OF HICKORY, L.P.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

4.  INTANGIBLE ASSETS

     Intangible assets consisted of the following (thousands of dollars):

                                                                        DECEMBER 31,
                                                                   -----------------------
                                                                     1995           1994
                                                                   --------       --------
    Franchise costs..............................................  $ 16,010       $ 16,010
    Excess of acquisition costs over net assets acquired.........     1,905          1,905
                                                                   --------       --------
                                                                     17,915         17,915
    Less accumulated amortization................................   (16,167)       (14,369)
                                                                   --------       --------
    Intangible assets, net.......................................  $  1,748       $  3,546
                                                                   ========       ========

5.  BANK DEBT

     Bank debt consisted of the following (thousands of dollars):

                                                                        DECEMBER 31,
                                                                   -----------------------
                                                                     1995           1994
                                                                   --------       --------
    Bank credit agreement
      Revolving loan.............................................  $ 25,900       $ 25,200
      Term loan..................................................     7,984          8,000
                                                                   --------       --------
                                                                   $ 33,884       $ 33,200
                                                                   ========       ========

     On July 1, 1994, the Partnership entered into a loan agreement which provides for total borrowings of $32,000,000 under a revolving loan commitment and $8,000,000 under a term loan commitment. Proceeds from the bank loan agreement were used to pay in full the previous credit agreements. The loans bear interest, payable quarterly, at the bank prime rate plus 1.375% for revolving loan advances and 2.0% for term loan advances. At the Partnership's option, all or a specified portion of the indebtedness may be fixed for a period ranging from one month to one year at the Eurodollar rate (adjusted for reserve requirements) plus 2.375% for revolving loan advances and plus 3% for term loan advances. The interest rates are subject to reduction by up to 1.25% if certain financial tests are met. Based on the financial results for the quarter ended December 31, 1995, the interest rates for the term and revolving loans were reduced by .25%, for the succeeding quarter. At December 31, 1995, the rates of interest, including adjustments, were fixed under three-month Eurodollar contracts at 8.7% and 8.1% for the term and revolving loans, respectively.

     Line of credit fees equal to .5% per annum on the unborrowed balance of the revolving loan commitment and an agents fee of $25,000 per annum are payable quarterly.

     Bank fees and legal fees totaling $709,000 were paid in connection with the initial funding of the loan agreement. An additional facility fee of $680,000 was paid on March 31, 1995. Fees paid will be amortized to interest expense over the life of the loan agreement.

     While the Partnership may elect to reduce amounts due and available under the loan agreement through prepayments of not less than $200,000, a mandatory prepayment is required each May for the prior year ended December 31, if the Partnership's Operating Cash Flow (defined as net income before extraordinary items and gains and losses on asset sales, plus interest expense, bank fees, income taxes, depreciation, amortization, management fees and expenses and other non-cash expenses) exceeds payments made for management fees and expenses, capital expenditures, capital lease obligations, required debt service and bank fees, taxes, and permitted investments and expenditures. The Partnership is required to make a prepayment in the amount of 75% of such excess. No prepayment is required in 1996. Additionally, a mandatory prepayment may be required in the event of asset sales (other than dispositions of obsolete inventory and equipment in the

                          PRIME CABLE OF HICKORY, L.P.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

ordinary course of business) or private or public debt or equity offerings. All such prepayments permanently reduce the amounts due and available under the revolving and term loans on a pro-rata basis.

     Beginning March 31, 1997, the $32,000,000 revolving loan commitment, as adjusted for the 1995 mandatory prepayment, is reduced at the end of each calendar quarter as follows:

                             QUARTERLY REDUCTION OF
                           REVOLVING LOAN COMMITMENT

            1997.....................................................  $  399,183
            1998.....................................................  $  598,774
            1999.....................................................  $  798,365
            2000.....................................................  $1,397,139
            2001.....................................................  $1,995,913
            2002.....................................................  $5,588,555

     The revolving loan facility matures June 30, 2002.

     Advances under the term loan agreement are due in full on June 30, 2002. The loans are collateralized by essentially all the assets of the Partnership. In addition, Prime II Management, L.P. ("PMLP") has pledged future proceeds under the management agreement to the bank as additional collateral (Note 7). The bank cannot exercise its rights under the assignment except in the event of a default.

     The terms of the bank loan agreement restrict certain activities of the Partnership, the most significant of which include limitations on additional indebtedness, investments and distributions. In addition, certain financial ratios must be maintained.

6.  SUBORDINATED DEBT

     Subordinated debt consisted of the following (thousands of dollars):

                                                                       DECEMBER 31,
                                                                     -----------------
                                                                      1995       1994
                                                                     ------     ------
        5% Capital Note............................................  $1,513     $1,460
        Discount Savings Note (Note 7).............................   2,945      2,343
                                                                     ------     ------
                                                                     $4,458     $3,803
                                                                     ======     ======

     In connection with the acquisition of the cable television system, the Partnership issued an unsecured 5% Capital Note for $1,037,000 (the "Note"). The
Note is due December 31, 1998 and interest accrues at 5% per annum (360 day basis). The Note is convertible at any time into 1,221 limited partnership units. Upon the sale of substantially all of the assets of the Partnership or the sale by the partners of substantially all of their aggregate interest in the Partnership, the Note is due in full.

     The Note is subordinate to the bank loan agreement. No payments of principal or interest due under the Note may be made until the bank loan agreement is paid in full. The balance of the Note at December 31, 1995 and 1994 included accrued interest of $476,000 and $423,000, respectively.

7.  COMMITMENTS AND CONTINGENCIES

  Management Agreement

     The Partnership is a party to a management agreement with PMLP, an affiliate of the general partner. Under the terms of the management agreement, PMLP manages all aspects of daily operation of the Partnership's cable television systems. In consideration for its services to the Partnership, PMLP receives fees

                          PRIME CABLE OF HICKORY, L.P.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

equal to 5% of gross revenues, as well as reimbursement of certain expenses incurred by PMLP attributable to services provided to the Partnership.

     In connection with the agreement, the Partnership incurred $669,000 and $619,000 in management fees and reimbursable expenses for the years ended December 31, 1995 and 1994, respectively.

  Programming Discount Agreement

     Under the terms of an agreement between the Partnership and an affiliate of one of the limited partners, the Partnership is included under such affiliate's contracts with programming service suppliers, thus allowing the Partnership to obtain programming at more favorable rates. The difference between those rates and the rates otherwise available to the Partnership (the "Programming Discount Adjustments") accrue to the benefit of the limited partner's affiliate. Programming Discount Adjustments expensed during the years ended December 31, 1995 and 1994 totaled $401,000 and $360,000, respectively, with the corresponding liability included in "other accrued expenses" on the balance sheet.

     A promissory note (the "Discount Savings Note"), for the calendar year total of the Programming Discount Adjustments, plus accrued interest, is issued by March 30 of the following year. The note is subordinate to the bank loan agreement. The Programming Discount Adjustments and Discount Savings Note accrue interest at 11% per annum. The Programming Discount Adjustments, the Discount Savings Note and interest earned on both are due in full upon the sale of substantially all the assets of the Partnership, the dissolution or liquidation of the Partnership, a merger of the Partnership with or into any other person, or the payment in full of the debt outstanding under the bank loan agreement.

     At December 31, 1995, Discount Savings Notes in the aggregate principal amount of $2,068,000 were outstanding with deferred interest of $877,000. At December 31, 1994, Discount Savings Notes in the principal amount of $1,693,000 were outstanding with deferred interest of $650,000.

  Redemption of Equity Securities

     Under the terms of an agreement among the partners and the holder of the 5% Capital Note, after November 21, 1992 any one of the original limited partners, or the holder of the 5% Capital Note, or a holder of securities equal to or convertible or exercisable into 1,000 limited partnership units may request the Partnership to redeem all or any portion of the requesting party's ownership interest at the appraised market value. The Partnership must notify all other holders of equity securities of the request and redeem any of those securities as requested. No requests for redemption have been received as of December 31, 1995.

  Leases

     The Partnership, as an integral part of its cable operations, has entered into short-term operating lease contracts for pole use. Approximate annual minimum aggregate rentals under such leases amount to $224,000 at December 31, 1995. Rent expense for the years ended December 31, 1995 and 1994 was $196,000 and $172,000, respectively.

  Employee Benefit Plan

     The Partnership participates with other affiliated entities in a defined contribution pension plan covering substantially all full-time employees who have completed one year of service. The plan is subject to the provisions of Internal Revenue Code Sec. 401(k). Partnership contributions are determined as a percent of each participating employee's contribution and are at the discretion of the plan's sponsor, PMLP. Partnership contributions totaled $17,000 and $16,000 for fiscal years 1995 and 1994, respectively.

                          PRIME CABLE OF HICKORY, L.P.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

  Cable Service Rate Regulation

     On April 1, 1993, the Federal Communications Commission ("FCC") adopted rules governing rates charged by cable operators for the basic service tier of channels, the installation, lease and maintenance of equipment (such as converter boxes and remote control units) used by subscribers to receive this tier, and for cable programming services other than programming offered on a per-channel or per-program basis (the "regulated services"). To comply with the regulations, the Partnership implemented various subscriber service and rate changes effective September 1, 1993. These changes resulted in a reduction of total monthly revenue of approximately 4%.

     On March 30, 1994, the FCC released revisions to its April 1, 1993 rate regulations. The revisions required cable operators to implement additional rate rollbacks using complex benchmark calculations, or alternatively, to justify higher rates based on a cost-of-service showing. The Partnership elected to file cost-of-service showings with local franchising authorities and the FCC where required. Management of the Partnership believes that rates in effect at March 1994 were supportable under the cost-of-service rules, and therefore, no rate rollbacks were implemented in connection with these 1994 FCC revisions. Subsequent rate adjustments have been made utilizing cost-of-service methodology with adjustments as provided by FCC rules.

     The regulated services rates charged by the Partnership may be reviewed by local franchising authorities (for basic service) or the FCC (for cable programming service). Refund liability for basic service rates is limited to a one-year period. As of December 31, 1995, three local franchising authorities which have jurisdiction over certain partnership operations have elected to regulate rates, and all three have approved the Partnership's basic service rates in connection with the cost-of-service showings filed by the Partnership in August 1994. Therefore, there are no potential refund liabilities for basic service at this time. Refund liability for cable programming service rates may be calculated from the date a complaint alleging an unreasonable rate for cable programming service is filed with the FCC until the rate reduction is implemented. A complaint by a subscriber has been filed with and accepted by the FCC in one franchise area. However, the Partnership's filing made in response to that complaint related to the period prior to July 15, 1994 has been approved by the FCC; therefore, any potential liability for cable programming service refunds would be limited to the period subsequent to July 15, 1994 for this area.

     Management of the Partnership believes that it has complied in all material respects with the provisions of the FCC rules and regulations and that the Partnership is, therefore, not liable for any refunds. Accordingly, no provision has been made in the financial statements for any potential refunds. The FCC rules and regulations are, however, subject to judgmental interpretations, and the impact of potential rate changes or refunds ordered by the FCC could cause the Partnership to make refunds and/or to be in default on certain debt covenants.

     In February 1996, a telecommunications bill was signed into federal law which significantly impacts the cable industry. Most notably, the bill allows cable system operators to provide telephony services, allows telephone companies to offer video services, and it provides for deregulation of cable programming service rates by 1999. The impact of the bill cannot be determined at this time, but it is not expected to have a significant adverse impact on the financial position or results of operations of the Partnership.

                          PRIME CABLE OF HICKORY, L.P.

                                 BALANCE SHEETS
                      MARCH 31, 1996 AND DECEMBER 31, 1995
                             (THOUSANDS OF DOLLARS)

                                                                                     DECEMBER 31,
                                                                                         1995
                                                                         MARCH 31,   ------------
                                                                           1996
                                                                         ---------
                                                                         (UNAUDITED)
ASSETS
Cash and cash equivalents..............................................  $   1,436     $  1,613
Accounts receivable, trade, net of allowance for doubtful accounts
  of $67 in 1996 and $58 in 1995.......................................        347          368
Prepaid expenses.......................................................         73           18
Inventories............................................................        450          457
Property, plant and equipment, at cost:
  Cable television distribution systems................................     25,158       24,612
  Transportation equipment.............................................        493          471
  Furniture and fixtures...............................................        656          623
  Buildings and land...................................................        783          772
                                                                         ---------   ------------
                                                                            27,090       26,478
  Less accumulated depreciation........................................    (18,899)     (18,329)
                                                                         ---------   ------------
     Net property, plant and equipment.................................      8,191        8,149
Intangible assets, net of accumulated amortization of $16,616 in 1996
  and $16,167 in 1995..................................................      1,299        1,748
Deferred debt issuance costs, net......................................      1,095        1,149
Other assets...........................................................          9           12
                                                                         ---------   ------------
     Total assets......................................................  $  12,900     $ 13,514
                                                                          ========   ==========
     LIABILITIES AND PARTNERS' CAPITAL DEFICIENCY
Accounts payable.......................................................  $     344     $    277
Accounts payable, affiliates...........................................         83           84
Accrued interest.......................................................        617          666
Other accrued expenses.................................................      1,009        1,538
Subscriber deposits and unearned income................................        315          292
Bank debt..............................................................     33,884       33,884
Subordinated debt......................................................      4,954        4,458
                                                                         ---------   ------------
     Total liabilities.................................................     41,206       41,199
                                                                         ---------   ------------
Commitments and Contingencies
Partners' capital deficiency:
  General partner (3,200 units outstanding)............................      1,455        1,455
  Limited partners (4,179 units outstanding)...........................      3,547        3,547
  Limited partners' purchase warrants..................................      1,187        1,187
Accumulated deficit....................................................    (34,495)     (33,874)
                                                                         ---------   ------------
     Total partners' capital deficiency................................    (28,306)     (27,685)
                                                                         ---------   ------------
     Total liabilities and partners' capital deficiency................  $  12,900     $ 13,514
                                                                          ========   ==========

    The accompanying notes are an integral part of the financial statements.

                          PRIME CABLE OF HICKORY, L.P.

                            STATEMENT OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                             (THOUSANDS OF DOLLARS)

                                                                           1996          1995
                                                                         ---------   ------------
                                                                               (UNAUDITED)
Revenues...............................................................   $ 3,324      $  3,013
Operating expenses:
  Cable television system expenses.....................................     1,832         1,513
  Management fees and expenses and programming discount adjustments....       282           249
  Depreciation and amortization........................................     1,019         1,020
                                                                           ------        ------
Income from operations.................................................       191           231
Interest income........................................................        16             6
Interest expense.......................................................      (828)         (819)
                                                                           ------        ------
     Net loss..........................................................   $  (621)     $   (582)
                                                                           ======        ======

    The accompanying notes are an integral part of the financial statements.

                          PRIME CABLE OF HICKORY, L.P.

             STATEMENTS OF CHANGES IN PARTNERS' CAPITAL DEFICIENCY
FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND THE YEARS ENDED DECEMBER 31, 1995
                                    AND 1994
                             (THOUSANDS OF DOLLARS)

                                                                             LIMITED
                                                                             PARTNERS'
                                                   GENERAL      LIMITED      PURCHASE
                                                   PARTNER      PARTHERS     WARRANTS      TOTAL
                                                   --------     --------     --------     --------
Balances, December 31, 1993......................  $ (8,902)    $(15,782)     $1,187      $(23,497)
  Net loss for the year ended
     December 31, 1994...........................      (553)      (1,249)                   (1,802)
                                                   --------     --------      ------      --------
Balances, December 31, 1994......................    (9,455)     (17,031)      1,187       (25,299)
  Net loss for the year ended
     December 31, 1995...........................      (774)      (1,612)                   (2,386)
                                                   --------     --------      ------      --------
Balances, December 31, 1995......................   (10,229)     (18,643)      1,187       (27,685)
Net loss for the quarter ended
  March 31, 1996 (unaudited).....................       (60)        (561)                     (621)
                                                   --------     --------      ------      --------
Balances, March 31, 1996 (unaudited).............  $(10,289)    $(19,204)     $1,187      $(28,306)
                                                   ========     ========      ======      ========

    The accompanying notes are an integral part of the financial statements.

                          PRIME CABLE OF HICKORY L.P.

                            STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                             (THOUSANDS OF DOLLARS)

                                                                               THREE MONTHS
                                                                              ENDED MARCH 31,
                                                                             -----------------
                                                                              1996       1995
                                                                             ------     ------
                                                                             (UNAUDITED)
Cash flow from operating activities:
  Net loss.................................................................  $ (621)    $ (582)
  Adjustments to reconcile net loss to net cash provided by operating activities:
     Depreciation and amortization.........................................   1,019      1,020
     Amortization of deferred debt issuance costs and discount.............      54         26
     Increase in deferred interest on subordinated debt....................      80         70
                                                                             ------     ------
                                                                                532        534
  Net (increase) decrease in accounts receivable, prepaid expenses and
     other assets..........................................................     (31)        64
  Net (decrease) increase in accounts payable, accounts payable-affiliates, accrued interest and expenses, and subscriber deposits and unearned
     income................................................................     (73)       231
                                                                             ------     ------
  Net cash provided by operating activities................................     428        829
                                                                             ------     ------
Cash flow from investing activities:
  Purchases of property, plant and equipment and inventories...............    (605)      (467)
                                                                             ------     ------
  Net cash used in investing activities....................................    (605)      (467)
                                                                             ------     ------
Cash flows from financing activities:
  Proceeds from bank debt borrowings.......................................                500
  Repayment of bank debt...................................................               (500)
  Increase in deferred debt issuance costs.................................               (680)
                                                                             ------     ------
  Net cash (used in) provided by financing activities......................       0       (680)
                                                                             ------     ------
Net (decrease) increase in cash and cash equivalents:......................    (177)      (318)
  Cash and cash equivalents, beginning of period...........................   1,613        788
                                                                             ------     ------
  Cash and cash equivalents, end of period.................................  $1,436     $  470
                                                                             ======     ======
Supplemental cash flow information:
  Cash interest paid.......................................................  $  726     $  706
                                                                             ======     ======
  Programming discount notes issued........................................  $  416     $  374
                                                                             ======     ======

    The accompanying notes are an integral part of the financial statements.

                          PRIME CABLE OF HICKORY, L.P.
                         NOTES TO FINANCIAL STATEMENTS


1.  BASIS OF PRESENTATION



     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management of the Partnership, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-months period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the financial statements and footnotes thereto included in the Partnerships' audited financial statements for the year ended December 31, 1995.



     As of March 31, 1996, there have been no significant changes to those notes, except for the following:



2.  SUBSEQUENT EVENTS


     In May 1996, the Partnership entered into a letter of intent with Charter Communications, Inc. for the sale of substantially all the Partnership assets. A definitive agreement is expected to be signed in the near future, with the sale anticipated to occur in late 1996 or early 1997. The financial statements do not include any adjustments that might result from the outcome of this sale.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Charter Communications II, L.P.

     We have audited the accompanying balance sheets of the Alabama Cable Television System to be sold by Masada Cable Partners, L.P. to Charter Communications II, L.P., as of December 31, 1995 and 1994 and the related statements of operations, changes in system capital (deficiency) and cash flows for the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the System's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 1, the System was a part of Masada Cable Partners, L.P. as of December 31, 1995 and, as such, had no separate legal status or existence. Transactions with Masada Cable Partners, L.P. are described in Notes 2, 4 and 5.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Alabama Cable Television System to be sold by Masada Cable Partners, L.P. to Charter Communications II, L.P. at December 31, 1995 and 1994, and the results of its operations and its cash flows for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP


Birmingham, Alabama,

March 15, 1996

           ALABAMA CABLE TELEVISION SYSTEM TO BE SOLD BY MASADA CABLE
               PARTNERS, L.P. TO CHARTER COMMUNICATIONS II, L.P.

                                 BALANCE SHEETS

                                                                            DECEMBER 31
                                                                    ---------------------------
                                                                       1995            1994
                                                                    -----------     -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................................  $    25,142     $    18,523
  Accounts receivable.............................................       32,344           7,043
  Prepaid expenses and other......................................       24,082          26,341
                                                                    -----------     -----------
          Total current assets....................................       81,568          51,907
Net property and equipment (Note 3)...............................    2,210,856       3,856,649
DEFERRED CHARGES:
  Franchise costs.................................................    1,718,973       1,718,973
  Acquisition costs...............................................           --          95,715
  Goodwill........................................................       93,650          93,650
  Other deferred charges..........................................      267,500         267,500
                                                                    -----------     -----------
                                                                      2,080,123       2,175,838
  Accumulated amortization........................................   (1,483,409)     (1,269,461)
                                                                    -----------     -----------
Net deferred charges..............................................      596,714         906,377
                                                                    -----------     -----------
                                                                    $ 2,889,138     $ 4,814,933
                                                                    ===========     ===========
LIABILITIES AND SYSTEM DEFICIENCY
CURRENT LIABILITIES:
  Accounts payable................................................  $    67,848     $    37,524
  Subscriber deposits and advance payments........................       26,278          26,447
  Accrued interest................................................       79,480          35,991
  Accrued franchise fee...........................................       31,956          39,956
  Accrued programming fee.........................................       86,052          68,418
  Accrued pole rent...............................................       35,608          29,458
  Other accrued liabilities.......................................       80,115          50,575
                                                                    -----------     -----------
          Total current liabilities...............................      407,337         288,369
Notes payable allocated to the System (Note 4)....................    4,890,000       7,428,003
                                                                    -----------     -----------
Total liabilities.................................................    5,297,337       7,716,372
Contingencies (Note 6)
System capital (deficiency).......................................   (2,408,199)     (2,901,439)
                                                                    -----------     -----------
                                                                    $ 2,889,138     $ 4,814,933
                                                                     ==========      ==========

                            See accompanying notes.

           ALABAMA CABLE TELEVISION SYSTEM TO BE SOLD BY MASADA CABLE
               PARTNERS, L.P. TO CHARTER COMMUNICATIONS II, L.P.

                            STATEMENTS OF OPERATIONS

                                                                 YEARS ENDED DECEMBER 31
                                                        -----------------------------------------
                                                           1995           1994            1993
                                                        ----------     -----------     ----------
Subscriber service revenue............................  $4,714,553     $ 4,572,941     $4,588,831
OPERATING EXPENSES:
  Operating costs.....................................   2,036,943       1,901,208      1,868,394
  Selling, general and administrative.................     281,079         308,340        308,165
  Depreciation........................................   1,954,743       2,465,685      2,432,460
  Amortization........................................     199,545         213,349        215,341
                                                        ----------     -----------     ----------
          Total operating expenses....................   4,472,310       4,888,582      4,824,360
                                                        ----------     -----------     ----------
Income (loss) from operations.........................     242,243        (315,641)      (235,529)
OTHER INCOME (EXPENSE):
  Interest and fees...................................    (662,369)       (563,730)      (537,158)
  Other, net (Note 5).................................    (299,573)       (168,417)      (152,504)
                                                        ----------     -----------     ----------
Total other income (expense)..........................    (961,942)       (732,147)      (689,662)
                                                        ----------     -----------     ----------
Net loss..............................................  $ (719,699)    $(1,047,788)    $ (925,191)
                                                        ==========     ===========     ==========

                            See accompanying notes.

           ALABAMA CABLE TELEVISION SYSTEM TO BE SOLD BY MASADA CABLE
               PARTNERS, L.P. TO CHARTER COMMUNICATIONS II, L.P.

              STATEMENTS OF CHANGES IN SYSTEM CAPITAL (DEFICIENCY)

                                                                                 SYSTEM CAPITAL
                                                                                  (DEFICIENCY)
                                                                                 --------------
BALANCE, December 31, 1992.....................................................   $    823,223
  Net loss.....................................................................       (925,191)
  Net change in current accounts with partnership..............................     (1,186,287)
                                                                                  ------------
BALANCE, December 31, 1993.....................................................     (1,288,255)
  Net loss.....................................................................     (1,047,788)
  Net change in current accounts with partnership..............................       (565,396)
                                                                                  ------------
BALANCE, December 31, 1994.....................................................     (2,901,439)
  Net loss.....................................................................       (719,699)
  Net change in current accounts with partnership..............................      1,212,939
                                                                                  ------------
BALANCE, December 31, 1995.....................................................   $ (2,408,199)
                                                                                  ============

                            See accompanying notes.

           ALABAMA CABLE TELEVISION SYSTEM TO BE SOLD BY MASADA CABLE
               PARTNERS, L.P. TO CHARTER COMMUNICATIONS II, L.P.

                            STATEMENTS OF CASH FLOWS

                                                                YEARS ENDED DECEMBER 31
                                                      -------------------------------------------
                                                         1995            1994            1993
                                                      -----------     -----------     -----------
OPERATING ACTIVITIES
Net loss............................................  $  (719,699)    $(1,047,788)    $  (925,191)
Net change in current accounts with partnership.....    1,212,939        (565,396)     (1,186,287)
Adjustments to reconcile net loss to net cash
  provided by operating activities:
  Depreciation and amortization.....................    2,154,288       2,679,034       2,647,801
  Gain on sale of fixed assets......................         (775)             --          (5,195)
  Changes in operating assets and liabilities:
  Accounts receivable...............................      (25,301)         12,764          49,839
  Prepaid expenses and other........................        2,259          19,422         (18,174)
  Accounts payable..................................       30,324          (2,469)          1,152
  Deposits and advances.............................         (169)         (7,009)         (7,224)
  Accrued interest..................................       43,489         (73,733)        (33,026)
  Other accrued liabilities.........................       45,324           7,961         (71,909)
                                                      -----------     -----------     -----------
Net cash provided by operating activities...........    2,742,679       1,022,786         451,786
INVESTING ACTIVITIES
Purchase of property and equipment..................     (308,950)       (311,417)       (271,102)
Proceeds from sale of fixed assets..................          775              --           8,319
Additions to deferred charges.......................           --          (7,785)         (6,581)
Disposals of deferred charges.......................      110,118              --              --
                                                      -----------     -----------     -----------
Net cash used in investing activities...............     (198,057)       (319,202)       (269,364)
FINANCING ACTIVITIES
Payments on notes payable...........................   (2,538,003)       (704,738)       (176,859)
                                                      -----------     -----------     -----------
Net cash used in financing activities...............   (2,538,003)       (704,738)       (176,859)
                                                      -----------     -----------     -----------
Increase (decrease) in cash and cash equivalents....        6,619          (1,154)          5,563
Cash and cash equivalents at beginning of year......       18,523          19,676          14,113
                                                      -----------     -----------     -----------
Cash and cash equivalents at end of year............  $    25,142     $    18,523     $    19,676
                                                      ===========     ===========     ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid for interest and fees...................  $   665,618     $   664,367     $   597,222
                                                      ===========     ===========     ===========

                            See accompanying notes.

           ALABAMA CABLE TELEVISION SYSTEM TO BE SOLD BY MASADA CABLE
               PARTNERS, L.P. TO CHARTER COMMUNICATIONS II, L.P.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994

1. ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying financial statements include the accounts of the Alabama Cable Television System (System) to be sold by Masada Cable Partners, L.P. (Masada) to Charter Communications II, L.P. (Charter) pursuant to a sale agreement between Masada and Charter. The System has no separate legal status or existence. These financial statements are presented as if the System had existed as an entity separate from Masada during the periods presented, and includes the historical assets, liabilities, sales and expenses that are directly related to the System's operations. These financial statements include certain Masada partnership asset, liability and expense allocations, primarily a portion of Masada's acquisition costs and debt and interest related thereto.

     Masada, a Delaware limited partnership, was organized on April 10, 1988 to acquire, construct and operate cable television systems. The managing general partner is Masada Cable Management, Inc. and the co-general partner is BHI Associates III, L.P. (Bariston).

     The financial information presented herein reflects the financial position and results of operations of the System and is not necessarily indicative of the financial position or results of operations had the System operated as a separate, stand-alone entity during the reporting periods. The results of operations for such periods do not necessarily reflect any trends or future prospects for the System as an independent entity.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Recognition of Revenue

     Subscriber service revenue is recognized in the month the cable service is provided.

  Property and Equipment

     Property and equipment is stated at cost. Depreciation is calculated on the straight-line basis using the following useful lives:

    Buildings and improvements...............................................   31.5 years
    Cable distribution systems...............................................      7 years
    Computer equipment.......................................................      5 years
    Transportation equipment.................................................      5 years

  Deferred Charges

     Deferred charges are recorded at cost. Amortization is provided on a straight-line basis using the following lives:

    Franchise costs.........................................................       10 years
    Debt issuance costs.....................................................    Term of the
                                                                               related debt
    Acquisition costs.......................................................        7 years
    Organization costs......................................................        5 years
    Goodwill and other......................................................       20 years

           ALABAMA CABLE TELEVISION SYSTEM TO BE SOLD BY MASADA CABLE
               PARTNERS, L.P. TO CHARTER COMMUNICATIONS II, L.P.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Pending Accounting Pronouncement

     In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Statement 121 is effective for financial statements for periods beginning on or after December 15, 1995 although earlier adoption is permitted. Based on present circumstances, no adjustment to the recorded amounts for System net property and equipment, franchise costs or goodwill would have been necessary had Statement 121 been adopted as of December 31, 1995.

  Cash and Cash Equivalents

     The System considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

  Income Taxes

     The accompanying financial statements do not include a provision for income taxes because the taxable income or loss of the System is included in the tax returns of the partners.

  Management Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates and assumptions. Actual results could differ from these estimates.

3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                       DECEMBER 31
                                                              -----------------------------
                                                                  1995             1994
                                                              ------------     ------------
    Property and equipment:
      Land..................................................  $     10,000     $     10,000
      Buildings and improvements............................       123,900          123,900
      Cable distribution systems............................    17,348,991       17,129,035
      Other equipment.......................................       268,874          229,796
                                                              ------------     ------------
                                                                17,751,765       17,492,731
      Accumulated depreciation..............................   (15,540,909)     (13,636,082)
                                                              ------------     ------------
    Net property and equipment..............................  $  2,210,856     $  3,856,649
                                                              ============     ============

4. NOTES PAYABLE ALLOCATED TO THE SYSTEM

     For purposes of the financial statements presented herein, the System has been allocated a portion of the term loan and subordinated note payable by Masada and associated interest and fees. This allocation was determined by applying the ratio of total System assets to total Masada assets at December 31, 1995 and 1994. The calculation resulted in 19.56% and 15.76% of the debt and related interest expense being allocated to the Alabama Cable System at December 31, 1995 and 1994, respectively. In the opinion of management, this method of allocation is reasonable. Since such debt does not represent a liability of the System, but rather an

           ALABAMA CABLE TELEVISION SYSTEM TO BE SOLD BY MASADA CABLE
               PARTNERS, L.P. TO CHARTER COMMUNICATIONS II, L.P.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

allocation of Masada long term debt, and there are neither repayment terms nor a formal agreement between the System and Masada, such debt has been classified as noncurrent. Management believes the market value of its notes payable approximates the carrying value in the accompanying balance sheets due to the variable rate of interest on the notes payable.

     Notes payable allocated to the System consisted of the following:

                                                                         DECEMBER 31
                                                                  -------------------------
                                                                     1995           1994
                                                                  ----------     ----------
    Revolving credit and term loan..............................  $4,890,000     $6,955,203
    Subordinated notes payable..................................          --        472,800
                                                                  ----------     ----------
                                                                  $4,890,000     $7,428,003
                                                                  ==========     ==========

     The terms and conditions of Masada's total term loan and subordinated debt which has been allocated to the System, as described above, are summarized below.

  Revolving Credit and Term Loan

     Masada had a revolving credit and term loan agreement (Term Loan Agreement) with three financial institutions which provided for aggregate borrowings of up to $53,000,000 on a revolving basis through March 31, 1993. At that time the then outstanding loan balance of $50,150,000 converted to a term loan note, scheduled to be paid in twenty-five quarterly installments in amounts varying from 2.25% to 7.67% of the original principal balance beginning September 30, 1993.

     Concurrent with the sale of the Georgia Cable Television System by Masada in July 1995, the purchaser remitted directly to Canadian Imperial Bank of Commerce $17,752,875 towards the principal resulting in a new principal balance of $25,000,000. On the same day, the existing term loan was replaced with a new facility, secured by substantially all remaining transferable assets of Masada as noted below. Interest on the loan is payable quarterly and the entire principal balance is due on January 31, 1997.

     Under the terms of the Term Loan Agreement, Masada has the option to have interest computed using a LIBOR rate and/or a variable rate. With the LIBOR selection, the Term Loan Agreement provides for interest to be paid quarterly at a rate based on LIBOR plus a variable margin ranging from 3.00% to 3.50%. The LIBOR rate was in effect at December 31, 1995 for all of the principal amount outstanding and was 5.9375%.

     Borrowings under the Term Loan Agreement are secured by senior liens, in favor of the lender, on substantially all transferable assets of Masada. Under the terms of the agreement, Masada pays a one time fee of 1% of the outstanding balance of the term loans one year after the effective date of the new loan.

     Under the provisions of the agreement, Masada is required to maintain certain levels of annualized net operating income, as defined, as compared to total debt (total leverage), senior debt (senior leverage) and net cash flow, as defined, as compared to debt service (debt service coverage) and certain ratios of cable subscribers to total debt. Masada is also required to limit capital expenditures, management and investment banking fees and distributions to the partners to amounts specified in the agreement.

  Subordinated Notes Payable

     In connection with the execution of the Term Loan Agreement, Masada borrowed $3,000,000 on July 11, 1991 under a subordinated note agreement with an unaffiliated party which is due December 31, 1999. Under the provisions of this subordinated agreement, interest accrues at 25% per annum with interest payments which began on October 31, 1993 under one of three options given to the Partnership, the minimum being the

           ALABAMA CABLE TELEVISION SYSTEM TO BE SOLD BY MASADA CABLE
               PARTNERS, L.P. TO CHARTER COMMUNICATIONS II, L.P.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

payment of 10% interest quarterly with the remaining 15% being converted to additional principal. Masada also has the option to pay interest currently as it becomes due.

     Borrowings under the subordinated note agreement are secured by subordinate liens, in favor of the lender, on substantially all transferable assets of Masada.

     Proceeds from the sale of the Georgia Cable Television System by Masada in July 1995 have been used to pay the subordinated notes in order to obtain release of the liens on assets subject to the sale.

     Masada is also required to maintain certain ratios of annualized net operating income (as defined) to total debt and to limit capital expenditures, additional indebtedness, management and investment banking fees and distributions to partners to amounts specified in the agreements.

5. RELATED PARTY TRANSACTIONS

     Masada Cable Management, Inc. provides management services to Masada for a fee of 5% of total revenues. Management fee expense incurred by the System was approximately $245,100, $236,600, and $238,000 in 1995, 1994 and 1993,
respectively, and is included in other expenses in the accompanying statements of operations. Accrued management fees were approximately $7,800 and $3,600 at December 31, 1995 and 1994, respectively, and are included in other accrued liabilities in the accompanying balance sheets.

     Bariston Associates, Inc. an affiliate of Bariston, provides ongoing investment banking services to Masada. Fees incurred by the System for these investment banking services amounted to approximately $52,500, $51,400, and $52,300 in 1995, 1994, and 1993, respectively, and are included in other expenses in the accompanying statements of operations.

6. CONTINGENCIES

     Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the 1992 Cable Act), which became effective on December 4, 1992. This legislation caused significant changes to the regulatory environment in which the cable television industry operates. The 1992 Cable Act generally allows for a greater degree of regulation of the cable television industry. Under the 1992 Cable Act's definition of effective competition, nearly all cable systems in the United States are subject to rate regulation of basic cable services. In addition, the 1992 Cable Act allows the Federal Communications Commission (FCC) to regulate rates for nonbasic service tiers other than premium services in response to complaints filed by franchising authorities and/or cable subscribers. In April 1993, the FCC adopted regulations governing rates for basic and nonbasic services. The FCC's rules became effective on September 1, 1993.

     On February 22, 1994, the FCC adopted several additional rate orders including an order which revised its earlier announced regulatory scheme with respect to rates. The FCC's new regulations will generally require rate reductions, absent a successful cost-of-service showing of 17% of September 30, 1992 rates, adjusted for inflation, channel modifications, equipment costs and increases in programming costs. However, the FCC held rate reductions in abeyance in certain systems. The new regulations became effective on May 15, 1994, but operators could elect to defer rate reductions to July 14, 1994, so long as they made no changes in their rates and did not restructure service offerings between May 15 and July 14, 1994.

     On February 22, 1994, the FCC also adopted interim cost-of-service regulations. Rate reductions will not be required where it is successfully demonstrated that rates for basic and other regulated programming services are justified and reasonable using cost-of-service standards. The FCC established an interim industry-wide 11.25% permitted rate of return, and requested comments on whether this standard and other interim cost-of-service standards should be made permanent.

     Management believes that it has generally complied with all provisions of the 1992 Cable Act, including its cable programming service rate-setting provisions.

           ALABAMA CABLE TELEVISION SYSTEM TO BE SOLD BY MASADA CABLE
               PARTNERS, L.P. TO CHARTER COMMUNICATIONS II, L.P.

                                 BALANCE SHEET
                                  (UNAUDITED)

                                                                             MARCH 31
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................................  $     6,556     $     9,152
  Accounts receivable.............................................        9,768              --
  Prepaid expenses and other......................................       54,316         115,632
                                                                    -------------   -------------
          Total current assets....................................       70,640         124,784
Net property and equipment (Note 4)...............................    1,899,945       3,308,310
DEFERRED CHARGES:
  Franchise costs.................................................    1,718,974       1,718,974
  Acquisition costs...............................................       10,659          89,102
  Goodwill........................................................       93,650          93,650
  Other deferred charges..........................................      223,862         267,498
                                                                    -------------   -------------
                                                                      2,047,145       2,169,224
  Accumulated amortization........................................   (1,536,749)     (1,322,425)
                                                                    -------------   -------------
Net deferred charges..............................................      510,396         846,799
                                                                    -------------   -------------
                                                                    $ 2,480,981     $ 4,279,893
                                                                    =============   =============
LIABILITIES AND SYSTEM DEFICIENCY
CURRENT LIABILITIES:
  Accounts payable................................................  $    67,048     $   116,188
  Subscriber deposits and advance payments........................       26,342          28,579
  Accrued interest................................................       50,240          48,457
  Accrued franchise fee...........................................        8,084           8,760
  Accrued programming fee.........................................       82,728          70,969
  Accrued pole rent...............................................       15,336          21,093
  Other accrued liabilities.......................................       96,882          69,923
                                                                    -------------   -------------
          Total current liabilities...............................      346,660         363,969
Notes payable allocated to the System (Note 5)....................    3,514,075       6,776,001
                                                                    -------------   -------------
          Total liabilities.......................................    3,860,735       7,139,970
System capital (deficiency).......................................   (1,379,754)     (2,860,077)
                                                                    -------------   -------------
                                                                    $ 2,480,981     $ 4,279,893
                                                                    =============   =============

                            See accompanying notes.

           ALABAMA CABLE TELEVISION SYSTEM TO BE SOLD BY MASADA CABLE
               PARTNERS, L.P. TO CHARTER COMMUNICATIONS II, L.P.

                            STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                                         THREE MONTHS ENDED
                                                                      -------------------------
                                                                         1996           1995
                                                                      ----------     ----------
Subscriber service revenue..........................................  $1,230,254     $1,170,429
OPERATING EXPENSES:
  Operating costs...................................................     612,045        524,228
  Selling, general and administrative...............................      13,763         27,477
  Depreciation......................................................     349,299        619,461
  Amortization......................................................      53,340         53,943
                                                                      -----------    -----------
          Total operating expenses..................................   1,028,447      1,225,109
                                                                      -----------    -----------
Income from operations..............................................     201,807        (54,680)
Other income (expense):
  Interest and fees.................................................    (138,864)      (169,876)
  Other, net........................................................      21,149        (38,866)
                                                                      -----------    -----------
          Total other income (expense)..............................    (117,715)      (208,742)
                                                                      -----------    -----------
Net income..........................................................  $   84,092     $ (263,422)
                                                                      ===========    ===========

           ALABAMA CABLE TELEVISION SYSTEM TO BE SOLD BY MASADA CABLE
               PARTNERS, L.P. TO CHARTER COMMUNICATIONS II, L.P.

                   STATEMENT OF CHANGES IN SYSTEM DEFICIENCY
                                  (UNAUDITED)

                                                                                    SYSTEM
                                                                                  DEFICIENCY
                                                                                  -----------
BALANCE, DECEMBER 31, 1994......................................................  $(2,901,439)
  Net income....................................................................     (263,422)
  Net change in current accounts with partnership...............................      304,784
                                                                                  -----------
BALANCE, MARCH 31, 1995.........................................................   (2,860,077)
BALANCE, DECEMBER 31, 1995......................................................   (2,408,199)
  Net income....................................................................       84,092
  Net change in current accounts with partnership...............................      944,353
                                                                                  -----------
BALANCE, MARCH 31, 1996.........................................................  $(1,379,754)
                                                                                  ===========

                            See accompanying notes.

           ALABAMA CABLE TELEVISION SYSTEM TO BE SOLD BY MASADA CABLE
               PARTNERS, L.P. TO CHARTER COMMUNICATIONS II, L.P.

                            STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                                     THREE MONTHS ENDED MARCH
                                                                                31
                                                                     -------------------------
                                                                        1996           1995
                                                                     -----------     ---------
OPERATING ACTIVITIES
Net income.........................................................  $    84,092     $(263,422)
Net change in current accounts with partnership....................      944,353       304,784
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES:
  Depreciation and amortization....................................      402,639       673,404
  Gain on sale of fixed assets.....................................       (1,069)         (575)
  CHANGES IN OPERATING ASSETS AND LIABILITIES:
     Accounts receivable...........................................       22,576         7,043
     Prepaid expenses and other....................................      (30,234)      (89,291)
     Accounts payable..............................................         (800)       78,664
     Deposits and advances.........................................           64         2,132
     Accrued interest..............................................      (29,240)       12,466
     Other accrued liabilities.....................................      (30,702)      (17,661)
                                                                     -----------     ---------
Net cash provided by operating activities..........................    1,361,679       707,544
INVESTING ACTIVITIES
Purchase of property and equipment.................................      (60,066)     (139,340)
Proceeds from sale of fixed assets.................................       22,748        68,793
Additions to deferred charges......................................           --            --
Disposals of deferred charges......................................       32,978         5,635
                                                                     -----------     ---------
Net cash used in investing activities..............................       (4,340)      (64,912)
FINANCING ACTIVITIES
Payments on notes payable..........................................   (1,375,925)     (652,002)
                                                                     -----------     ---------
Net cash used in financing activities..............................   (1,375,925)     (652,002)
                                                                     -----------     ---------
Decrease in cash and cash equivalents..............................      (18,586)       (9,370)
Cash and cash equivalents at beginning of period...................       25,142        18,522
                                                                     -----------     ---------
Cash and cash equivalents at end of period.........................  $     6,556     $   9,152
                                                                     ===========     =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest and fees....................................  $   107,117     $ 157,410
                                                                     ===========     =========

                            See accompanying notes.

           ALABAMA CABLE TELEVISION SYSTEM TO BE SOLD BY MASADA CABLE
               PARTNERS, L.P. TO CHARTER COMMUNICATIONS II, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

                            MARCH 31, 1996 AND 1995

1. ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying financial statements include the accounts of the Alabama Cable Television System (System) to be sold by Masada Cable Partners, L.P. (Masada) to Charter Communications II, L.P. (Charter) pursuant to a potential sale agreement between Masada and Charter. At March 31, 1996 and 1995, the System has no separate legal status or existence. Masada, a Delaware limited partnership, was organized on April 10, 1988 to acquire, construct and operate cable television systems. The managing general partner is Masada Cable Management, Inc. and the co-general partner is BHI Associates III, L.P. (Bariston).

2. BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for unaudited interim financial information. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.


     In the opinion of management, these statements have been prepared on the same basis as the audited year-end financial statements and include all adjustments necessary (consisting only of normal recurring adjustments) for the fair presentation of financial position, results of operations and cash flows. The results of operations for the three months ended March 31, 1996 and 1995, are not necessarily indicative of the results that may be expected for an entire year.


     The accompanying financial statements include the accounts of the System as described above. These statements are presented as if the System had existed as an entity separate from Masada during the periods presented, and includes the historical assets, liabilities, sales and expenses that are directly related to the System's operations. These financial statements include certain Masada partnership asset, liability and expense allocations, primarily a portion of Masada's acquisition costs and debt and interest related thereto.

     The financial information presented herein reflects the financial position and results of operations of the System and is not necessarily indicative of the financial position or results of operations had the System operated as a separate, stand-alone entity during the reporting period. The results of operations for such period does not necessarily reflect any trends or future prospects for the System as an independent entity.

3. RESPONSIBILITY FOR INTERIM FINANCIAL STATEMENTS

     The financial statements as of March 31, 1996 and 1995, are unaudited; however, in the opinion of management, such statements include all adjustments necessary for a fair presentation of the results for the periods presented. Interim results are not necessarily indicative of results for a full year.

           ALABAMA CABLE TELEVISION SYSTEM TO BE SOLD BY MASADA CABLE
               PARTNERS, L.P. TO CHARTER COMMUNICATIONS II, L.P.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

4. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                        MARCH 31
                                                              -----------------------------
                                                                  1996             1995
                                                              ------------     ------------
    Property and equipment:
      Land..................................................  $     10,000     $     10,000
      Buildings and improvements............................       123,900          123,900
      Cable distribution systems............................    17,399,588       17,184,513
      Other equipment.......................................       256,748          216,274
                                                              ------------     ------------
                                                                17,790,236       17,534,687
      Accumulated depreciation..............................   (15,890,291)     (14,226,377)
                                                              ------------     ------------
    Net property and equipment..............................  $  1,899,945     $  3,308,310
                                                              ============     ============

5. NOTES PAYABLE ALLOCATED TO THE SYSTEM

     For purposes of the financial statements presented herein, the System has been allocated a portion of the term loan and subordinated note payable by Masada and associated interest and fees. This allocation was determined by applying the ratio of total System assets to total Masada assets, excluding cash on hand. The calculation resulted in 14.1% and 14.8% of the debt and related interest expense being allocated to the Alabama Cable System at March 31, 1996 and 1995 respectively. In the opinion of management, this method of allocation is reasonable. Since such debt does not represent a liability of the System, but rather an allocation of Masada long term debt, and there are neither repayment terms nor a formal agreement between the System and Masada, such debt has been classified as noncurrent. Management believes the market value of its notes payable approximates the carrying value in the accompanying balance sheet due to the variable rate of interest on the notes payable.

     Notes payable allocated to the System consisted of the following:

                                                                          MARCH 31
                                                                  -------------------------
                                                                     1996           1995
                                                                  ----------     ----------
    Revolving credit and term loan..............................  $3,514,075     $6,331,701
    Subordinated notes payable..................................          --        444,300
                                                                  ----------     ----------
                                                                  $3,514,075     $6,776,001
                                                                  ==========     ==========

     The terms and conditions of Masada's total term loan and subordinated debt which has been allocated to the System, as described above, are summarized below.

  Revolving Credit and Term Loan

     Masada had a revolving credit and term loan agreement (Term Loan Agreement) with three financial institutions which provided for aggregate borrowings of up to $53,000,000 on a revolving basis through March 31, 1993. At that time the then outstanding loan balance of $50,150,000 converted to a term loan note, scheduled to be paid in twenty-five quarterly installments in amounts varying from 2.25% to 7.67% of the original principal balance beginning September 30, 1993.

     Concurrent with the sale of the Georgia Cable Television System by Masada in July 1995, the purchaser remitted directly to Canadian Imperial Bank of Commerce $17,752,875 towards the principal resulting in a

           ALABAMA CABLE TELEVISION SYSTEM TO BE SOLD BY MASADA CABLE
               PARTNERS, L.P. TO CHARTER COMMUNICATIONS II, L.P.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

new principal balance of $25,000,000. On the same day, the existing term loan was replaced with a new facility, secured by substantially all remaining transferable assets of Masada as noted below. Interest on the loan is payable quarterly and the entire principal balance is due on January 31, 1997.

     Under the terms of the Term Loan Agreement, Masada has the option to have interest computed using a LIBOR rate and/or a variable rate. With the LIBOR selection, the Term Loan Agreement provides for interest to be paid quarterly at a rate based on LIBOR plus a variable margin ranging from 3.00% to 3.50%. The LIBOR rate was in effect at March 31, 1996 and 1995 for all of the principal amount outstanding and was 8.4375% and 8.1875% respectively.

     Borrowings under the Term Loan Agreement are secured by senior liens, in favor of the lender, on substantially all transferable assets of Masada. Under the terms of the agreement, Masada pays a one time fee of 1% of the outstanding balance of the term loans one year after the effective date of the new loan.

     Under the provisions of the agreement, Masada is required to maintain certain levels of annualized net operating income, as defined, as compared to total debt (total leverage), senior debt (senior leverage) and net cash flow, as defined, as compared to debt service (debt service coverage) and certain ratios of cable subscribers to total debt. Masada is also required to limit capital expenditures, management and investment banking fees and distributions to the partners to amounts specified in the agreement.

  Subordinated Notes Payable

     In connection with the execution of the Term Loan Agreement, Masada borrowed $3,000,000 on July 11, 1991 under a subordinated note agreement with an unaffiliated party which is due December 31, 1999. Under the provisions of this subordinated agreement, interest accrues at 25% per annum with interest payments which began on October 31, 1993 under one of three options given to Masada, the minimum being the payment of 10% interest quarterly with the remaining 15% being converted to additional principal. Masada also has the option to pay interest currently as it becomes due.

     Borrowings under the subordinated note agreement are secured by subordinate liens, in favor of the lender, on substantially all transferable assets of Masada.

     Proceeds from the sale of the Georgia Cable Television System by Masada in July 1995 have been used to pay the subordinated notes in order to obtain release of the liens on assets subject to the sale.

     Masada is also required to maintain certain ratios of annualized net operating income (as defined) to total debt and to limit capital expenditures, additional indebtedness, management and investment banking fees and distributions to partners to amounts specified in the agreements.

                CHARTER COMMUNICATIONS HOLDINGS PROPERTIES, INC.
                                 BALANCE SHEET

                                                                                   MARCH 31,
                                                                                      1996
                                                                                 --------------
                                                                                  (UNAUDITED)
                                            ASSETS
INVESTMENT IN UNCONSOLIDATED LIMITED PARTNERSHIP...............................     $795,449
                                                                                 --------------
                                                                                    $795,449
                                                                                 ===========
                           LIABILITIES AND SHAREHOLDER'S INVESTMENT
COMMITMENTS AND CONTINGENCIES..................................................
SHAREHOLDER'S INVESTMENT:
     Common stock, $.01 par value, 1,000 shares authorized, 1 share issued and
      outstanding..............................................................     $      1
     Additional paid-in-capital................................................      944,542
     Accumulated deficit.......................................................     (148,994)
     Receivable from shareholder...............................................         (100)
                                                                                 --------------
          Total shareholder's investment.......................................     $795,449
                                                                                 ===========

       The accompanying notes are an integral part of this balance sheet.

                CHARTER COMMUNICATIONS HOLDINGS PROPERTIES, INC.

                             NOTES TO BALANCE SHEET
                                  (UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization and Basis of Presentation

     Charter Communications Holdings Properties, Inc. (Holdings Properties), a Delaware corporation, is a wholly owned subsidiary of CharterComm Holdings, L.P. (CharterComm Holdings) and was formed for the purpose of acting as the 1% General Partner in Charter Communications Southeast Holdings, L.P. (Southeast Holdings). Holdings Properties acquired its 1% interest through a contribution agreement with CharterComm Holdings. CharterComm Holdings became the sole shareholder of Holdings Properties by acquiring one share of common stock on March 28, 1996, and holds a 99% limited partnership interest in Southeast Holdings. Holdings Properties has no operations.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

     The accompanying consolidated balance sheet as of March 31, 1996, and the notes thereto, are unaudited. In the opinion of management, this statement has been prepared in conformity with generally accepted accounting principles and includes all adjustments necessary (consisting only of normal recurring adjustments) for the fair presentation of financial position.

2.  INVESTMENT IN UNCONSOLIDATED LIMITED PARTNERSHIP:

     Holdings Properties records its general partnership investment in Southeast Holdings on the equity method. Under this method, investments are originally recorded at cost and are subsequently adjusted to recognize Holdings Properties' share of Southeast Holding's net earnings or losses as they occur, to record preference allocations (as discussed in Note 3) and to record distributions when received.

     Summary unaudited financial information of Southeast Holdings as of March 31, 1996, and for the three months then ended, which is not consolidated with the operation results of Holdings Properties, is as follows:

                                                                       (UNAUDITED)
                                                                       -----------
          Current assets.............................................  $ 8,730,715
          Noncurrent assets-primarily investment in cable television properties...............................................  544,654,843
                                                                       -----------
                    Total assets.....................................  $553,385,558
                                                                       ===========

                                                                       (UNAUDITED)
                                                                       -----------
          Current liabilities........................................  $14,318,683
          Long-term debt.............................................  450,920,811
          Other long-term liabilities................................    8,591,178
          Partners' capital..........................................   79,554,886
                                                                       -----------
                    Total liabilities and partners' capital..........  $553,385,558
                                                                       ===========
          Service revenues...........................................  $23,844,174
                                                                       ===========
          Loss from operations.......................................  $  (160,611)
                                                                       ===========
          Net loss...................................................  $(6,890,300)
                                                                       ===========

                CHARTER COMMUNICATIONS HOLDINGS PROPERTIES, INC.

                                  (UNAUDITED)

3.  REDEMPTION PREFERENCE ALLOCATION:

     During 1995 and a portion of 1996, Southeast Holdings had outstanding Redeemable Preferred Limited units which, based on their redemption clauses, were entitled to a preference return. As a result, Holdings Properties has been allocated a portion of the total redemption preference allocation in the amount of $60,101 as of March 31, 1996, which has been reflected as a reduction to additional paid-in capital.

4.  CONTINGENCY:

     As the General Partner of Southeast Holdings, Holdings Properties remains contingently liable for any liabilities incurred by Southeast Holdings in excess of its assets.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications Southeast Properties, Inc.:

We have audited the accompanying balance sheet of Charter Communications Southeast Properties, Inc. as of December 31, 1995. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above present fairly, in all material respects, the financial position of Charter Communications Southeast Properties, Inc. as of December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

St. Louis, Missouri,
June 17, 1996

               CHARTER COMMUNICATIONS SOUTHEAST PROPERTIES, INC.

                                 BALANCE SHEETS

                                                                    MARCH 31,    DECEMBER 31,
                                                                      1996           1995
                                                                    ---------    ------------
                                                                    (UNAUDITED)
                                   ASSETS
INVESTMENT IN UNCONSOLIDATED LIMITED PARTNERSHIP..................  $1,520,722     $316,482
                                                                    ---------    ------------
                                                                    $1,520,722     $316,482
                                                                    =========    ============
                  LIABILITIES AND SHAREHOLDER'S INVESTMENT
COMMITMENTS AND CONTINGENCIES.....................................
SHAREHOLDER'S INVESTMENT:
     Common stock, $.01 par value, 1,000 shares authorized, 1
      share issued and outstanding................................  $       1      $      1
     Additional paid-in-capital...................................  1,668,292       436,808
     Accumulated deficit..........................................   (147,471)     (120,227)
     Receivable from shareholder..................................       (100)         (100)
                                                                    ---------    ------------
          Total shareholder's investment..........................  $1,520,722     $316,482
                                                                    =========    ============

       The accompanying notes are an integral part of this balance sheet.

               CHARTER COMMUNICATIONS SOUTHEAST PROPERTIES, INC.

                             NOTES TO BALANCE SHEET

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization and Basis of Presentation

     Charter Communications Southeast Properties, Inc. (Southeast Properties), a Delaware corporation, is a wholly owned subsidiary of Charter Communications Southeast Holdings, L.P. (Southeast Holdings) and was formed for the purpose of acting as the 1% General Partner in Charter Communications Southeast, L.P. (Southeast). Southeast Properties acquired its 1% interest through a contribution agreement between Southeast Properties and Southeast Holdings. Southeast Holdings became the sole shareholder of Southeast Properties by acquiring one share of common stock on December 29, 1995, and also holds a 99% limited partnership interest in Southeast. Southeast Properties has no operations.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

     The accompanying balance sheet as of March 31, 1996, and the notes thereto, are unaudited. In the opinion of management, this statement has been prepared on the same basis as the audited financial statements and includes all adjustments necessary (consisting only of normal recurring adjustments) for the fair presentation of financial position.

2.  INVESTMENT IN UNCONSOLIDATED LIMITED PARTNERSHIP:

     Southeast Properties records its general partnership investment in Southeast on the equity method. Under this method, investments are originally recorded at cost and are subsequently adjusted to recognize Southeast Properties' share of Southeast's net earnings or losses as they occur, to record preference allocations (as discussed in Note 3) and to record distributions when received.

     Summary financial information of Southeast as of March 31, 1996, and for the three months then ended and as of December 31, 1995, and for the year ended December 31, 1995, which is not consolidated with the operating results of Southeast Properties, is as follows:

                                                                             DECEMBER 31, 1995
                                                                             -----------------
                                                          MARCH 31, 1996
                                                          --------------
                                                           (UNAUDITED)
                                                          --------------
Current assets..........................................   $  8,857,995        $   9,161,673
Noncurrent assets-primarily investment in cable
  television properties.................................    541,530,859          416,449,754
                                                          --------------     -----------------
          Total assets..................................   $550,388,854        $ 425,611,427
                                                          ==============     =================
Current liabilities.....................................   $ 13,915,418        $  28,634,576
Long-term debt, less current maturities.................    375,800,000          259,125,000
Other long-term liabilities -- primarily Redeemable
  Preferred Limited and Special Limited Partner units...      8,601,178          106,203,692
Partners' capital.......................................    152,072,258           31,648,159
                                                          --------------     -----------------
          Total liabilities and partners' capital.......   $550,388,854        $ 425,611,427
                                                          ==============     =================
Service revenues........................................   $ 23,844,174        $  72,830,913
                                                          ==============     =================
Loss from operations....................................   $   (160,611)       $  (8,206,746)
                                                          ==============     =================
Net loss................................................   $ (6,787,693)       $ (27,536,001)
                                                          ==============     =================

               CHARTER COMMUNICATIONS SOUTHEAST PROPERTIES, INC.

3.  REDEMPTION PREFERENCE ALLOCATION:

     During 1995 and a portion of 1996, Southeast had outstanding Redeemable Preferred Limited units which, based on their redemption clauses, were entitled to a preference return. As a result, Southeast Properties has been allocated a portion of the total redemption preference allocations in the amounts of $60,101 and $37,291 as of March 31, 1996, and December 31, 1995, respectively, which have been reflected as a reduction to additional paid-in capital.

4.  CONTINGENCY:

     As the General Partner of Southeast, Southeast Properties remains contingently liable for any liabilities incurred by Southeast in excess of its assets.

- ------------------------------------------------------
- ------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE ISSUERS SINCE THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS


                                       PAGE
                                       -----
Prospectus Summary...................      4
Risk Factors.........................     16
The Exchange Offer...................     26
The Company..........................     32
Use of Proceeds......................     34
Capitalization.......................     35
Selected Historical and Pro Forma
  Combined Financial Data............     36
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................     42
Unaudited Pro Forma Financial
  Statements.........................     50
Business.............................     58
Management...........................     77
Certain Relationships and Related
  Transactions.......................     80
Principal Security Holders...........     83
The Partnership Agreements...........     84
Description of the Debentures........     89
Description of Other Indebtedness....    114
Certain Federal Income Tax
  Consequences.......................    116
Plan of Distribution.................    120
Legal Matters........................    120
Independent Certified Public
  Accountants........................    121
Glossary.............................    123
Index to Financial Statements........    F-1


- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------

                                  $146,820,000

                                      LOGO

                                    CHARTER
                            COMMUNICATIONS SOUTHEAST
                                 HOLDINGS, L.P.

                                    CHARTER
                            COMMUNICATIONS SOUTHEAST
                          HOLDINGS CAPITAL CORPORATION

                        SERIES B SENIOR SECURED DISCOUNT
                              DEBENTURES DUE 2007
                             ---------------------
                                   PROSPECTUS
                             ---------------------


                                 JULY   , 1996

- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. Southeast Capital's Certificate of Incorporation provides that Southeast Capital shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

     Southeast Capital's Certificate of Incorporation also provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of his fiduciary duty as director, except for liability (i) of any breach of the director's duty of loyalty to Southeast Capital or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction in which the director derived an improper personal benefit.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

EXHIBIT
  NO.                                          DESCRIPTION
- --------    ----------------------------------------------------------------------------------
   1.1      Purchase Agreement dated March 28, 1996, between the Issuers and the Initial
            Purchasers named therein.
   3.1      Certificate of Limited Partnership of Charter Holdings.
   3.2      Amended and Restated Agreement of Limited Partnership of Charter Holdings.
   3.3      Certificate of Incorporation of Holdings Capital.


   3.4      By-laws of Holdings Capital.
   4.1      Indenture dated March 15, 1996 among the Issuers and Boatmen's Trust Company, as
            Trustee.
   4.2      Registration Rights Agreement dated March 28, 1996, between the Issuers and the
            Initial Purchasers.
   4.3      Purchase Agreement dated March 28, 1996, between the Issuers and the Initial
            Purchasers named therein (included in Exhibit 1.1).
   4.4      Form of Old Debenture (included in Exhibit 4.1).
   4.5      Form of New Debenture (included in Exhibit 4.1).
   5.1      Opinion of Paul, Hastings, Janofsky & Walker, including consent.
  *8.1      Tax opinion of Paul, Hastings, Janofsky & Walker.
  10.1      Amended and Restated Loan Agreement dated as of March 28, 1996, among Charter
            Communications, L.P., the Banks, Toronto Dominion (Texas), Inc., PNC Bank,
            National Association and Credit Lyonnais Cayman Island Branch, as Co-Agents,
            Toronto Dominion (Texas), Inc., as Agent, and Toronto Dominion (Texas), Inc., as
            Administrative Agent.

EXHIBIT
  NO.                                          DESCRIPTION
- --------    ----------------------------------------------------------------------------------
  10.2      Amended and Restated Revolving Credit Agreement dated as of March 28, 1996, among
            Charter Communications II, L.P., Charter Communications III, L.P., Peachtree Cable
            TV, Inc., the Banks, Credit Lyonnais New York Branch and Toronto Dominion (Texas),
            Inc., as Arranging Agents, NationsBank of Texas, N.A. and CIBC Inc., as Managing
            Agents, Toronto Dominion (Texas), Inc., as Administrative Agent and Credit
            Lyonnais New York Branch, as Documentation Agent.
  10.3      Management Agreement dated March 28, 1996, between Charter Holdings and Charter.
  10.4      Management Agreement dated March 28, 1996, between Charter Southeast and Charter
            Holdings.
  10.5      Management Agreement dated March 28, 1996, between Charter Southeast and CC-I.
  10.6      Management Agreement dated March 28, 1996, between Charter Southeast and CC-II.
  10.7      Management Agreement dated March 28, 1996, between CC-II and CCIP.
  10.8      Management Agreement dated March 28, 1996, between Charter Southeast and CCIP.
  10.9      Management Agreement dated March 28, 1996, between Charter Southeast and CCIP.
  10.10     Asset Purchase Agreement dated as of July 1, 1995, among CCIP, Charter
            Communications Properties, Inc., CC-II and CC-I.
  10.11     Certificate of Limited Partnership of CC-I.
  10.12     Amended and Restated Agreement of Limited Partnership of CC-I dated March 28,
            1996.
  10.13     Certificate of Limited Partnership of CC-II.
  10.14     Amended and Restated Agreement of Limited Partnership of CC-II dated March 28,
            1996.
  10.15     Certificate of Limited Partnership of CC-III.
  10.16     Amended and Restated Agreement of Limited Partnership of CC-III dated March 28,
            1996.
  10.17     Articles of Organization of Peachtree.
  10.18     By-laws of Peachtree.
 *12.1      Ratio of Earnings to Fixed Charges Calculation -- McDonald Systems (Predecessor)
 *12.2      Ratio of Earnings to Fixed Charges Calculation -- Charter Communications Southeast
            Holdings, L.P.
  21.1      List of Subsidiaries of Registrants.
 *23.1      Consent of Arthur Andersen LLP.
 *23.2      Consent of Holben, Boak, Cooper & Co.
 *23.3      Consent of KPMG Peat Marwick LLP.
 *23.4      Consent of Deloitte & Touche LLP.
 *23.5      Consent of Ernst & Young LLP.
 *23.6      Consent of Ernst & Young LLP.
  25.1      Statement of Eligibility of Boatmen's Trust Company, as Trustee, on Form T-1.
 *99.1      Form of Letter of Transmittal.


- ---------------
* Filed herewith.

     (b) Financial Statement Schedules.

          Reports of Independent Certified Public Accountants incorporated by reference herein.

ITEM 22.  UNDERTAKINGS

     The Issuers hereby undertake with respect to the securities offered by them:

          1. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted as to directors, officers and controlling persons of Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          2. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          3. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          4. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 24th day of July, 1996.


                                        CHARTER COMMUNICATIONS
                                        SOUTHEAST HOLDINGS, L.P.

                                        By: CHARTER COMMUNICATIONS HOLDINGS
                                           PROPERTIES, INC.,
                                           its General Partner

                                        By: /s/  JERALD L. KENT

                                           -------------------------------------
                                        Name: Jerald L. Kent
                                        Title: President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


                SIGNATURE                                  TITLE                       DATE
- ------------------------------------------  ------------------------------------  --------------
           /s/  JERALD L. KENT              President, Chief Financial Officer     July 24, 1996
- ------------------------------------------    (Principal Financial Officer) and
              Jerald L. Kent                  Director of Holdings Capital and
                                              Holdings Properties
          /s/  BARRY L. BABCOCK             Chairman and Director of Holdings      July 24, 1996
- ------------------------------------------    Capital and Holdings Properties
             Barry L. Babcock
           /s/  HOWARD L. WOOD              Chairman of the Management Committee   July 24, 1996
- ------------------------------------------    and Director of Holdings Capital
              Howard L. Wood                  and Holdings Properties
          /s/  THOMAS C. DIRCKS             Director of Holdings Properties        July 24, 1996
- ------------------------------------------
             Thomas C. Dircks
         /s/  DONALD J. VOLLMAYER           Controller of Holdings Capital and     July 24, 1996
- ------------------------------------------    Holdings Properties
           Donald J. Vollmayer

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 24th day of July, 1996.


                                          CHARTER COMMUNICATIONS SOUTHEAST
                                          HOLDINGS CAPITAL CORPORATION

                                          By: /s/  JERALD L. KENT

                                          --------------------------------------
                                          Name: Jerald L. Kent
                                          Title: President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


                SIGNATURE                                  TITLE                      DATE
- ------------------------------------------  -----------------------------------  --------------
           /s/  JERALD L. KENT              President, Chief Financial Officer    July 24, 1996
- ------------------------------------------    (Principal Financial Officer) and
              Jerald L. Kent                  Director of Holdings Capital and
                                              Holdings Properties
          /s/  BARRY L. BABCOCK             Chairman and Director of Holdings     July 24, 1996
- ------------------------------------------    Capital and Holdings Properties
             Barry L. Babcock
           /s/  HOWARD L. WOOD              Chairman of the Management            July 24, 1996
- ------------------------------------------    Committee and Director of
              Howard L. Wood                  Holdings Capital and Holdings
                                              Properties
          /s/  THOMAS C. DIRCKS             Director of Holdings Properties       July 24, 1996
- ------------------------------------------
             Thomas C. Dircks
         /s/  DONALD J. VOLLMAYER           Controller of Holdings Capital and    July 24, 1996
- ------------------------------------------    Holdings Properties
           Donald J. Vollmayer

                                 EXHIBIT INDEX



                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
  NO.                                     DESCRIPTION                                    PAGES
- --------    ------------------------------------------------------------------------  ------------
   1.1      Purchase Agreement dated March 28, 1996, between the Issuers and the
            Initial Purchasers named therein. ......................................
   3.1      Certificate of Limited Partnership of Charter Holdings. ................
   3.2      Amended and Restated Agreement of Limited Partnership of Charter
            Holdings. ..............................................................
   3.3      Certificate of Incorporation of Holdings Capital. ......................
   3.4      By-laws of Holdings Capital. ...........................................
   4.1      Indenture dated March 15, 1996 among the Issuers and Boatmen's Trust
            Company, as Trustee. ...................................................
   4.2      Registration Rights Agreement dated March 28, 1996, between the Issuers and the Initial Purchasers. ............................................
   4.3      Purchase Agreement dated March 28, 1996, between the Issuers and the
            Initial Purchasers named therein (included in Exhibit 1.1). ............
   4.4      Form of Old Debenture (included in Exhibit 4.1). .......................
   4.5      Form of New Debenture (included in Exhibit 4.1). .......................
   5.1      Opinion of Paul, Hastings, Janofsky & Walker, including consent. .......
  *8.1      Tax opinion of Paul, Hastings, Janofsky & Walker. ......................
  10.1      Amended and Restated Loan Agreement dated as of March 28, 1996, among
            Charter Communications, L.P., the Banks, Toronto Dominion (Texas), Inc.,
            PNC Bank, National Association and Credit Lyonnais Cayman Island Branch,
            as Co-Agents, Toronto Dominion (Texas), Inc., as Agent, and Toronto
            Dominion (Texas), Inc., as Administrative Agent. .......................
  10.2      Amended and Restated Revolving Credit Agreement dated as of March 28,
            1996, among Charter Communications II, L.P., Charter Communications III,
            L.P., Peachtree Cable TV, Inc., the Banks, Credit Lyonnais New York
            Branch and Toronto Dominion (Texas), Inc., as Arranging Agents,
            NationsBank of Texas, N.A. and CIBC Inc., as Managing Agents, Toronto
            Dominion (Texas), Inc., as Administrative Agent and Credit Lyonnais New
            York Branch, as Documentation Agent. ...................................
  10.3      Management Agreement dated March 28, 1996, between Charter Holdings and
            Charter. ...............................................................
  10.4      Management Agreement dated March 28, 1996, between Charter Southeast and
            Charter Holdings. ......................................................
  10.5      Management Agreement dated March 28, 1996, between Charter Southeast and
            CC-I. ..................................................................
  10.6      Management Agreement dated March 28, 1996, between Charter Southeast and
            CC-II. .................................................................
  10.7      Management Agreement dated March 28, 1996, between CC-II and CCIP. .....
  10.8      Management Agreement dated March 28, 1996, between Charter Southeast and
            CCIP. ..................................................................
  10.9      Management Agreement dated March 28, 1996, between Charter Southeast and
            CCIP. ..................................................................
  10.10     Asset Purchase Agreement dated as of July 1, 1995, among CCIP, Charter
            Communications Properties, Inc., CC-II and CC-I. .......................
  10.11     Certificate of Limited Partnership of CC-I. ............................
  10.12     Amended and Restated Agreement of Limited Partnership of CC-I dated
            March 28, 1996. ........................................................
  10.13     Certificate of Limited Partnership of CC-II. ...........................
  10.14     Amended and Restated Agreement of Limited Partnership of CC-II dated
            March 28, 1996. ........................................................
  10.15     Certificate of Limited Partnership of CC-III. ..........................

                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
  NO.                                     DESCRIPTION                                    PAGES
- --------    ------------------------------------------------------------------------  ------------
  10.16     Amended and Restated Agreement of Limited Partnership of CC-III dated
            March 28, 1996. ........................................................
  10.17     Articles of Organization of Peachtree. .................................
  10.18     By-laws of Peachtree. ..................................................
 *12.1      Ratio of Earnings to Fixed Charges Calculation -- McDonald Systems
            (Predecessor). .........................................................
 *12.2      Ratio of Earnings to Fixed Charges Calculation -- Charter Communications
            Southeast Holdings, L.P. ...............................................
  21.1      List of Subsidiaries of Registrants. ...................................
 *23.1      Consent of Arthur Andersen LLP. ........................................
 *23.2      Consent of Holben, Boak, Cooper & Co. ..................................
 *23.3      Consent of KPMG Peat Marwick LLP. ......................................
 *23.4      Consent of Deloitte & Touche LLP. ......................................
 *23.5      Consent of Ernst & Young LLP. ..........................................
 *23.6      Consent of Ernst & Young LLP. ..........................................
  25.1      Statement of Eligibility of Boatmen's Trust Company, as Trustee, on
            Form T-1. ..............................................................
 *99.1      Form of Letter of Transmittal. .........................................


- ---------------

* Filed herewith.